As filed with the Securities and Exchange Commission on July 31, 2026
File No. 000-

U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 10

GENERAL FORM FOR REGISTRATION OF SECURITIES
PURSUANT TO SECTION 12(b) OR 12(g)
OF THE SECURITIES EXCHANGE ACT OF 1934

G-INFRA LP
(Exact name of registrant as specified in charter)

Delaware	33-2821255
(State or other jurisdiction of incorporation or registration)	(I.R.S. Employer Identification No.)

200 West Street New York, NY	10282
(Address of principal executive offices)	(Zip Code)
312-655-4702
(Registrant’s telephone number, including area code)

with copies to:

Rajib Chanda Simpson Thacher & Bartlett LLP 900 G Street, N.W. Washington, DC 20001	Benjamin Wells Rony L. Rothken Mark Brod Simpson Thacher & Bartlett LLP 425 Lexington Avenue New York, NY 10017	Arthur Flynn Simpson Thacher & Bartlett LLP One Market Plaza Spear Tower, Suite 3800 San Francisco, CA 94105
Securities to be registered pursuant to Section 12(b) of the Act:
None
Securities to be registered pursuant to Section 12(g) of the Act:
Common Class Limited Partnership Units
(Title of class)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer”, “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☐
		Emerging growth company	☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

EXPLANATORY NOTE
G-INFRA LP is filing this registration statement on Form 10 (the “Registration Statement”) with the Securities and Exchange Commission (the “SEC”) under the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”), to provide current public information to the investment community in anticipation of being required to register under Section 12(g) of the Exchange Act in the future and to comply with applicable requirements thereunder.
In this Registration Statement, except where the context suggests otherwise:
•the term “Aggregators” refers to one or more aggregator vehicles that may be formed to hold the investments of the Partnership and/or any related investment vehicles, including any successor vehicles or other vehicles used to aggregate the holdings of the Partnership;
•the term “AM Private” refers to Goldman Sachs Asset Management Private, a strategy group within Goldman Sachs Asset Management, L.P.;
•the term “Amended Partnership Agreement” refers to that certain Second Amended and Restated Limited Partnership Agreement of the Partnership that is expected to be entered into prior to the effectiveness of this Registration Statement;
•the term “Business Day” shall mean any day on which commercial banks are open for business in New York, New York;
•the term “Class” refers to one or more classes of Units (each, a “Class”), including the Common Class and the Select Class;
•the term “Common Class” refers to the class of Units designated as the Common Class authorized by the Partnership;
•the term “Common Class Series” shall mean, individually or collectively, as the context may require, the following Series of the Common Class: Series I0 Units (“Series I0 Units”), Series R1 Units (“Series R1 Units”), Series RSD0 Units (“Series RSD0 Units”), Series 1869 Units (“Series 1869 Units”) and Series N Units (“Series N Units”);
•the term “G-INFRA” refers to the infrastructure investment program formed by the Partnership, the Feeder Funds and G-INFRA Lux;
•the term “Feeder Funds” refers to any feeder funds of the Partnership;
•the term “General Partner” refers to G-Infra GP Advisors LLC, a Delaware limited liability company, our general partner;
•the term “Goldman Sachs” refers to, collectively, the GS Group together with GS&Co, GSAM and their respective subsidiaries and affiliates (other than any affiliated portfolio companies or portfolio assets) and successors;
•the term “G-INFRA Lux” refers to G-Infra (Lux), a sub-fund of Goldman Sachs Alternatives SICAV;
•the term “GS Group” refers to The Goldman Sachs Group, Inc.
•the term “GS&Co” refers to Goldman Sachs & Co. LLC, a New York limited liability company;
•the term “GSAM” refers to Goldman Sachs Asset Management, L.P., a Delaware limited partnership;
•the term “Initial Closing” refers to the initial acceptance of third-party investors and beginning of investment operations, which occurred on April 1, 2025 (the “Initial Closing Date”);
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•the term “Intermediate Entity” refers to entities used to acquire, hold or dispose of any investment asset or otherwise facilitate the Partnership’s investment activities;
•the term “Investment Manager” refers to GSAM, our investment manager, in its capacity as investment manager of the Partnership;
•the term “NAV” refers to, as the context requires, the net asset value; and with respect to the Partnership, any reference to “NAV” shall, for the avoidance of doubt, refer to the Transactional NAV (as defined below) of the Partnership, unless indicated otherwise;
•the terms “Partnership,” “we,” “us,” and “our,” refer to G-INFRA LP, a Delaware limited partnership;
•the term “Partnership Agreement” refers to the Amended and Restated Limited Partnership Agreement of the Partnership (as amended, restated, waived or otherwise modified from time to time, including the Amended Partnership Agreement);
•the term “Redemption Date” shall mean the last Business Day of each calendar quarter or such other dates as the General Partner may determine in its discretion, as delegated to the Investment Manager;
•the term “Select Class” refers to the class of Units designated as the Select Class authorized by the Partnership;
•the term “Select Class Series” shall mean, individually or collectively, as the context may require, the following Series of the Select Class: Series A Units (“Series A Units”), Series C Units (“Series C Units”) and Series NV Units (“Series NV Units”);
•the term “Series” refers to one or more series of Classes (each or collectively, as the context requires), including each Common Class Series and each Select Class Series;
•the term “Subscription Agreement” refers to a subscription agreement executed by each prospective investor which shall also bind the prospective limited partner, as applicable, to the Partnership Agreement;
•the term “Subscription Date” refers to the last Business Day of each calendar month or such other dates as the General Partner may determine in its discretion, as delegated to the Investment Manager;
•the term “Units” refers to the units of limited partnership interests in the Partnership;
•the term “Unitholders” refers to holders of our Units; and
•the term “XIG” refers to Goldman Sachs External Investing Group, a strategy group within Goldman Sachs Asset Management, L.P.
Prior to effectiveness of this Registration Statement, the Partnership expects to (A) enter into the Amended Partnership Agreement, (B) redesignate the Classes of Units then in existence immediately before the effectiveness of the Amended Partnership Agreement into the corresponding Series of the Common Class or Select Class, as applicable, and (C) create the new Series N Units and the new Series NV Units.
The Partnership is an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) and the Partnership will take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act of 1933, as amended (the “1933 Act”).
This Registration Statement does not constitute an offer of the Partnership, any Feeder Fund, G-INFRA Lux or any Other Investment Vehicle (as defined below) and an offering may only be made pursuant to the Partnership’s private placement memorandum (the “Memorandum”). Once this Registration Statement has been deemed effective, we will be subject to the requirements of Section 13(a) of the Exchange Act, including the rules and regulations promulgated thereunder, which will require us, among other things, to file annual reports on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K, and we will be required to comply with all other obligations of the Exchange Act applicable to issuers filing registration statements pursuant to Section 12(g) of the Exchange

Act. Additionally, we will be subject to the proxy rules in Section 14 of the Exchange Act and the Partnership, directors, executive officers and principal unitholders will be subject to the reporting requirements of Sections 13 and 16 of the Exchange Act.

FORWARD-LOOKING STATEMENTS; RISK FACTOR SUMMARY
This Registration Statement may contain forward-looking statements, which involve certain known and unknown risks and uncertainties. Forward-looking statements predict or describe our future operations, business plans, business and investment strategies and portfolio management and the performance of our investments. These forward-looking statements are generally identified by their use of such terms and phrases as “intend,” “goal,” “estimate,” “expect,” “project,” “projections,” “plans,” “seeks,” “anticipates,” “will,” “should,” “could,” “may,” “designed to,” “foreseeable future,” “believe,” “scheduled” and similar expressions. Our actual results or outcomes may differ materially from those anticipated. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date the statement was made. Potential investors should not rely on these statements as if they were fact. We assume no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.
References herein to “expertise” or any party being an “expert” are based solely on the belief of Goldman Sachs, are intended only to indicate proficiency as compared to an average person and in no way limit any exculpation provisions or alter any standard of care applicable to Goldman Sachs. Additionally, any awards, honors, or other references or rankings referred to herein with respect to Goldman Sachs or any investment professional are provided solely for informational purposes and are not intended to be, nor should they be construed or relied upon as, any indication of future performance or other future activity. Any such awards, honors, or other references or rankings may have been based on subjective criteria and may have been based on a limited universe of participants, and there are other awards, honors or other references or rankings given to others and not received by Goldman Sachs and/or any investment professional of Goldman Sachs.
Our actual results may differ significantly from any results expressed or implied by these forward-looking statements. A summary of the principal risk factors that make investing in our securities risky and might cause our actual results to differ is set forth below. The following is only a summary of the principal risks that may materially adversely affect our business, financial condition, results of operations and cash flows. This summary should be read in conjunction with the more complete discussion of the risk factors we face, which are set forth in the section entitled “Item 1A. Risk Factors” in this Registration Statement.
•The Partnership has a limited operating history and there is no assurance that the Partnership will achieve its investment objective.
•An investment in the Partnership guarantees no certainty of return. Goldman Sachs cannot provide any assurance whatsoever that it will be able to choose, make and realize investments in any particular company or portfolio of companies. There can be no assurance that the Partnership will be able to generate returns for its investors or that the returns will be commensurate with the risks of investing in the type of companies and transactions described herein.
•There is no current public trading market for the Units, and Goldman Sachs does not expect that such a market will ever develop. Therefore, the redemption of Units by the Partnership will likely be the only way to dispose of Units. In accordance with the Partnership Agreement and as further described in “Item 1(c). Description of Business—Redemption Plan” below, we have implemented a Unit redemption plan (the “Redemption Plan”) pursuant to which the Partnership may redeem Units in each quarter in an amount up to 5% of the aggregate NAV of the Partnership (measured using the NAV of the Partnership as of the immediately preceding Redemption Date (the “Redemption Cap”)) subject to certain conditions, but there is no guarantee that the Partnership will be able to make such redemptions. This means that an investment in our Units will be more illiquid than other investment products or portfolios. Pursuant to the Redemption Plan, the General Partner may, in its sole discretion and in accordance with the Partnership Agreement, cause the Partnership to redeem Units in an amount that exceeds the 5% quarterly Redemption Cap in any calendar quarter. In addition and subject to limited exceptions, (i) any redemption requests by a Unitholder for Units that have not been held by such Unitholder for at least two (2) years will be subject to an early exit fee equal to 5% of the NAV of the Units being redeemed (the “Early Exit Fee”) and (ii) a redemption request may not be submitted by a Unitholder in respect of its Series RSD0 Units or Series NV Units if the Redemption Date would be earlier than twenty-four (24) months after the date that such Units were issued

(“Series RSD Lock-Up Period” and “Series NV Lock-Up Period”, respectively). For the avoidance of doubt, the Series RSD Lock-Up Period and the Series NV Lock-Up Period shall not be construed to limit the ability of Units of any other Class or Series to submit redemption requests in accordance with the Partnership Agreement. Furthermore, the Redemption Plan is at the sole discretion of the General Partner (as delegated to the Investment Manager), and the Partnership may choose to redeem fewer Units than have been requested in any particular quarter to be redeemed under its Redemption Plan, or none at all, in the General Partner’s discretion (as delegated to the Investment Manager) at any time.
•Most of the Partnership’s Investments (as defined below) will be highly illiquid, and there can be no assurance that the Partnership will be able to realize a return on any Investment at any given time.
•An investment in our Units is not suitable for you if you need ready access to the money you invest.
•The calculation of the Partnership’s Transactional NAV for purposes of subscriptions, redemption proceeds and other purposes described herein shall generally be made in accordance with the methodology set forth in the Valuation Policy (as defined below) and as described in “Item 1(c). Description of Business—Valuation—Net Asset Value Calculation and Valuation Day” below, which may differ in certain respects from the methodology required pursuant to U.S. GAAP (as defined below). The Partnership’s accounting standards may not correspond to the accounting standards of other underlying entities, resulting in different financial information appearing on their respective financial statements. The subscription and redemption price for Units will be based on the Partnership’s Transactional NAV and is not based on any public trading market. While there will be independent valuations of the Partnership’s Investments from time to time, the valuation of private equity investments is inherently subjective, and the Partnership’s Transactional NAV may not accurately reflect the actual price at which Investments could be liquidated on any given day.
•The acquisition of Investments may be financed in part by borrowing, which increases our exposure to loss. The use of leverage involves a high degree of financial risk and will increase the exposure of the Investments to adverse economic factors.
•The private equity industry generally, and the Partnership’s investment activities in particular, are affected by general economic and market conditions, as well as a number of other economic factors that are likewise outside of Goldman Sachs’ control, such as interest rates, availability and spreads of credit, credit defaults, inflation rates, economic uncertainty, changes in tax, currency control and other applicable laws and regulations (including laws and rates relating to the taxation of the investments), trade barriers, general economic and market conditions and activity (such as consumer spending patterns), technological developments and national and international political, environmental and socioeconomic circumstances (including wars, terrorist acts or security operations) and foreign ownership restrictions. The activity of identifying, buying and selling private equity investments is highly competitive, involves a high degree of uncertainty and is subject in some cases to the prevailing capital market, regulatory or political environment.
•Except as provided in “Item 1(c). Description of Business—Partnership Board of Directors” below, Unitholders will not be entitled to nominate or vote in the election of the Directors of the Partnership Board (each as defined below). Further, Unitholders will not be able to bring matters before meetings of Unitholders or nominate directors at such meeting, nor are they generally able to submit Unitholder proposals under Rule 14a-8 of the Exchange Act. Overall responsibility for the Partnership’s oversight rests with the General Partner, subject to certain oversight rights held by the Partnership’s board of directors (the “Partnership Board of Directors” or “Partnership Board”), which will be appointed by the General Partner.
•The General Partner is managed by the General Partner’s board of directors (the “GP Board of Directors” or “GP Board”, and together with the Partnership Board, each or collectively, as the context requires, the “Board of Directors” or the “Board”, and each director who serves on a Board, a “Director”), which is comprised of Directors all of whom are unaffiliated with the Investment Manager or any of its affiliates. It is expected that Unitholders of the Common Class Series Units will be offered the opportunity to vote on the appointment of the GP Board in connection with the Partnership’s registration hereunder and will be
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entitled to vote in the ratification and re-election of the GP Board and the Partnership Board following the Partnership’s registration, as more fully described in “Item 1(c). Description of Business—Partnership Board of Directors” below.
•The Partnership’s Investments may be concentrated at any time in a limited number of industries, geographies or investments, and, as a consequence, may be more substantially affected by the unfavorable performance of even a single Investment as compared to a more diversified portfolio. In any event, diversification is not a guarantee of either a return or protection against loss in declining markets. There is no assurance that the Partnership will perform well or even return capital; if certain Investments perform unfavorably, the Partnership would need at least one or a few of its Investments to perform very well in order to achieve above-average returns. There is no assurance that this will be the case.
Such forward-looking statements are subject to various risks and uncertainties. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. We believe these factors include but are not limited to those described herein in “Item 1A. Risk Factors” in this Registration Statement, as such factors may be updated from time to time in our periodic filings with the SEC, which are accessible on the SEC’s website at www.sec.gov. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this Registration Statement and in our other periodic filings. The forward-looking statements speak only as of the date of this Registration Statement, and we undertake no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise.

Item 1. BUSINESS
(a)General Development of Business
On April 1, 2025, the Partnership held its first closing for third-party investors and sold Units of the Partnership as part of a continuous private offering (the “Private Offering”). The Partnership expects to continue to conduct the Private Offering of its Units in reliance on exemptions from the registration requirements of the 1933 Act to investors that are both (i) accredited investors (as defined in Regulation D under the 1933 Act) and (ii) qualified purchasers (as defined in the Investment Company Act of 1940, as amended (the “Investment Company Act”) and the rules thereunder). The Partnership is structured as a perpetual-life fund, with monthly, fully funded subscriptions and quarterly redemptions subject to a 5% Redemption Cap (see “Item 1(c). Description of Business—Redemption Plan” for additional information regarding the Redemption Cap and our Redemption Plan), which we believe enables investors to better manage exposure to the infrastructure asset class.
(b)[Reserved]
(c)Description of Business
The Partnership – G-INFRA LP
The Partnership, a limited partnership, was formed on December 10, 2024, under the laws of the State of Delaware. We are a private investment fund exempt from registration pursuant to Section 3(c)(7) of the Investment Company Act.
On April 1, 2025, the Partnership held its first closing as part of its Private Offering and has accepted subscriptions for Units as of the first calendar day of each subsequent month. From April 1, 2025 through March 31, 2026, the Partnership has sold Units of the Partnership for aggregate consideration of approximately $228 million. The Partnership expects to continue to hold monthly closings as part of its Private Offering. As of March 31, 2026, the Partnership’s Investments had an aggregate fair value of approximately $228 million1. See “Item 2. Financial Information—Management’s Discussion and Analysis of Financial Condition and Results of Operations” below for additional information on the Partnership’s investment portfolio as of March 31, 2026. See also “—Investment Strategies” below for information regarding the Partnership’s process for identifying, evaluating and monitoring investments.
In addition to the Partnership, Goldman Sachs expects to form one or more other collective investment vehicles or other arrangements for certain other investors to invest in the Partnership. In particular, Goldman Sachs may form or offer one or more Feeder Funds for certain investors with particular tax characteristics, such as U.S. tax-exempt investors and non-U.S. investors.
The Partnership may invest (either directly or indirectly through one or more Intermediate Entities) all or any portion of its assets through one or more Aggregators that may be formed to hold the investments of the Partnership and/or any Other Investment Vehicles, as determined by the General Partner.
Goldman Sachs may also form one or more Other Investment Vehicles to invest alongside the Partnership.
Goldman Sachs
As of March 31, 2026, GSAM and its advisory affiliates acted as investment adviser in respect of approximately $3.65 trillion in assets (including seed capital and assets under supervision). GSAM offers a full range of equity, fixed income and money market mutual funds, private investment funds and separately managed accounts, and currently serves a wide range of clients including private and public pension funds, endowments, foundations, banks, insurance companies, corporations, private investors and family groups. GSAM has broad experience investing client assets across global markets. Subject to internal information barriers and related limitations, the Fund’s investment team has access to the research and perspectives of other GSAM personnel with specialized
1 Inclusive of subscriptions for Series G Units by Goldman Sachs for aggregate consideration of approximately $49 million. Such Series G Units have since been redeemed.

expertise in non-U.S. investments. Many of these individuals are based in the firm’s offices outside of the U.S. and thus have local knowledge of markets and industries.2
Goldman Sachs is one of the world’s largest and most experienced investors in alternatives, with 40 years of global experience and $646 billion (as of March 31, 2026) in assets managed or supervised in a discretionary or non-discretionary basis across private equity, growth, credit, infrastructure, real estate, secondaries and liquid alternatives.
Goldman Sachs’ long history of investing its capital in a variety of businesses and transactions began in 1983, when Goldman Sachs started to invest in select long-term private equity investments. Many of the early investments proved successful and in 1986 Goldman Sachs established investment partnerships that allowed its clients to participate alongside Goldman Sachs. In 1991, Goldman Sachs formalized its private equity fund business through the creation of a distinct business unit with a mandate to manage its private equity investments.
Goldman Sachs Alternatives is advantaged by an expansive sourcing network of global relationships with leading CEOs, investors and entrepreneurs, and further empowered by the comprehensive industry, regional, and capital markets expertise gained by sitting within one of the world’s largest financial institutions. Together, we build enduring businesses, accelerating their growth into this decade and beyond.
G-INFRA Structure

Goldman Sachs Asset Management, L.P. (DE)
G-Infra GP Advisors LLC (DE)
Investment Manager
General Partner
Investors
G-INFRA LP (DE)
Intermediate Entities
Investments
Key
The Partnership
General Partner; Investment Manager
Investments
Intermediate Entities

Note: For illustrative purposes only. The above structure chart is a simplified version of our structure, does not purport to be complete and does not include all legal entities in the structure. Intermediate Entity legal names have not been listed.
2 Assets under supervision includes assets under management and other client assets for which Goldman Sachs does not have full discretion.

Investment Objective
G-INFRA’s investment objective is to seek to generate long-term capital appreciation (or otherwise realize long-term compounded returns) through the creation of a diversified global portfolio of infrastructure investments (such investments referred to herein collectively as the “Investments” and each, as an “Investment”), including exposure to direct infrastructure investments and infrastructure secondaries. The Partnership will also maintain a sleeve of liquidity assets to manage the Partnership’s cash, liquidity and redemptions before investing subscriptions into Investments. Investments are generally expected to give G-INFRA equity exposure to the applicable portfolio company or asset (a “Portfolio Asset”, and, collectively, the “Portfolio Assets”), although the exact form of exposure will vary, and is expected to include (i) investments in equity, equity-related and similar securities or other instruments (including preferred equity, debt or other securities or instruments with equity-like returns or any equity component (including shareholder loans)) and (ii) the provision of liquidity, capital or partnering solutions to investors and managers in the private markets and by pursuing other investment opportunities identified for the VIP Funds (as defined below).
Investment Strategies
The Partnership generally seeks to meet its investment objective through the following strategies (each, a “Strategy” and together, the “Strategies”) (not all of which will be applicable to every Investment):
1.AM Private – Direct Infrastructure Investments
The Partnership primarily seeks to make Investments in directly originated equity, equity-related and similar securities or instruments, including debt or other securities or instruments with equity-like returns or an equity component (including shareholder loans), and may also invest in mezzanine securities, subordinated and convertible debt, certain other debt securities and other securities or instruments (including options and derivatives) (each, a “Direct Infrastructure Investment” and collectively, the “Direct Infrastructure Investments”). The Direct Infrastructure Investments are managed by AM Private. The Partnership seeks to invest in Direct Infrastructure Investments in the following four infrastructure sub-sectors; provided that these sub-sectors in which the Partnership invests could change over time, including as a response to changes in the market for infrastructure investments or other factors:
•transportation and logistics infrastructure, including roads, bridges, tunnels, airports, ports, railways, aircraft, buses, containers, urban rail, ferries, parking, as well as other transport-related facilities and equipment;
•energy transition infrastructure, including renewable and natural gas power generation as well as electric vehicle, hydrogen, renewable fuels, carbon dioxide or natural gas capture, storage, transportation, fueling and export assets
•digital infrastructure, including data centers, fiber networks, wireless assets and their related ecosystem; and
•circular economy & other infrastructure, including education facilities, utilities (including the operations of utilities), the operations of industries and logistics value chains, waste management and recycling solutions, and infrastructure that enables other key public and private sector activities.
2.Vintage Infrastructure Investments
The Partnership seeks to invest, directly or indirectly, in infrastructure-oriented Traditional Secondaries Investments and Non-Traditional Secondaries Investments, including Continuation Vehicles, Preferred Equity and Other Non-Traditional Secondaries, which are managed by XIG (such investments, the “Vintage Infrastructure Investments”).
•Traditional Secondaries. Investments that involve the purchase of a limited partnership (or similar) interest in one or multiple private equity or other private asset funds. Purchases of interests in private asset funds may be made through transactions with individual investors in such funds, through tender offers or through transactions with the sponsors of the underlying fund(s). In these transactions, the secondary investor generally “steps into the shoes” of the seller and assumes the associated rights and obligations of the original investor in the fund(s). While most Traditional Secondaries involve the acquisition of mature limited partnership interests, the Partnership will also make new commitments to private funds on a primary basis where the Investment Manager determines it is appropriate, including for strategic reasons to facilitate future secondary investments or as part of a broader transaction.
•Non-Traditional Secondaries are divided into three categories:
◦Continuation Vehicles. Investments in “Continuation Vehicles” involve the sale of assets from fund vehicles managed by the manager of a private fund (an “Underlying Manager”) to new vehicles managed by the same Underlying Manager. In these transactions, the Partnership will typically work with the Underlying Manager to facilitate a strategic change in an existing fund structure or to provide liquidity to existing investors, with the Partnership acquiring interests in the new vehicles. Such a Continuation Vehicle may acquire either a single underlying asset or several such assets, depending on the transaction. Forming a continuation vehicle typically allows interested investors to receive liquidity, while allowing the Underlying Manager to continue to manage the underlying assets and potentially, depending on the transaction, raise additional capital that can be used by portfolio companies to pursue strategic initiatives to drive growth. These types of transactions may also offer the opportunity to realign incentives for active investment managers via exposure in a new fund or a continuation vehicle.
◦Preferred Equity. Investments in “Preferred Equity” involve providing Underlying Managers, investors in partnerships, limited liability companies, corporations and other privately-traded or publicly-traded pooled investment vehicles (each, an “Underlying Fund” and together, the “Underlying Funds”), funds or assets with liquidity in exchange for a preference on future cash flows, in addition to the possibility for upside participation once a preferred return is met. Terms in a Preferred Equity transaction can take many forms but typically these transactions do not require the payment of cash interest, contain limited covenants and have no fixed maturity date. These terms generally provide the Underlying Manager with more flexibility as compared to structures involving traditional lenders. Underlying Managers are able to use the liquidity for a variety of purposes, including, but not limited to, providing additional follow-on capital for portfolio assets, delivering a dividend recapitalization to investors or financing additional commitments. The Partnership may also make similar investments that are structured as debt, typically with some form of equity participation.
◦Other Non-Traditional Secondaries. Investments in “Other Non-Traditional Secondaries” involve private funds liquidity solutions outside of the structures described above. This category is broad and types of transactions may include acquiring one or more direct assets, properties or company interests and spinning an investment manager out of a sponsoring institution to manage those assets, or other non-traditional secondary deals, that may require creative investment solutions for private infrastructure and other assets or instruments. Other Non-Traditional Secondaries may also include (but are not limited to) the acquisition of hedge fund side pockets, minority interests in the management companies of alternative asset managers as well as general partner (or similar) entities formed in connection with such investments, single property, company or asset investments and co-investments (in the Investment Manager’s discretion).
The Investment Manager will determine in its discretion whether a prospective Vintage Infrastructure Investment is “infrastructure-oriented.” In some cases, a potential Vintage Infrastructure Investment may involve both infrastructure and non-infrastructure assets. The Investment Manager will generally consider a potential Vintage Infrastructure Investment as a whole to be “infrastructure-oriented” if the Investment Manager classifies a majority of the Underlying Funds or portfolio assets, as applicable, as infrastructure (based on net asset values, as determined by the Investment Manager in its sole discretion).

3.Liquidity Assets
The Partnership may also hold cash, cash equivalents, short term liquid instruments (such as money market instruments) and other tradeable securities or debt instruments (including syndicated bank loans, public fixed income securities and exchange-traded funds) (the “Liquidity Assets”) for liquidity management purposes.
In addition, in the Investment Manager’s discretion, the Partnership may invest (i) Liquidity Assets in one or more money market funds or similar investment vehicles advised or managed by Goldman Sachs and (ii) in one or more Direct Infrastructure Investments or Vintage Infrastructure Investments by making an investment in one or more commingled, blind-pool investment funds managed by Goldman Sachs; provided that, with respect to clause (ii) above, unless the investment is part of a Traditional Secondary, Preferred Equity or Other Non-Traditional Secondary Investment or is part of a portfolio transaction (including those involving any Continuation Vehicles or investments in other investment funds managed by Goldman Sachs), the Partnership does not bear management fees or carried interest payable to Goldman Sachs in excess of what it would have borne had the Partnership invested directly in the applicable Direct Infrastructure Investments or Vintage Infrastructure Investments. The Investment Manager has discretion to manage the Partnership’s Investments in accordance with any of the above Strategies and may from time to time, remove existing investment strategies currently contemplated above or add new investment strategies (including strategies offered by Goldman Sachs to certain third-party clients), provided that such investment strategies comply with the investment objective of the Partnership. The Investment Manager has formed an allocation working group which is responsible for monitoring and modifying the Strategies Target Allocation (as defined below) and making other investment allocation decisions.
Portfolio Allocation Targets
Following the Ramp-Up Period, we expect that the assets of the Partnership will be allocated, as applicable, amongst the Strategies as follows, in each case, at the Investment Manager’s discretion and subject to availability of investable capital and capacity for the Partnership’s participation in the applicable Investments (the “Strategies Target Allocation”). The Strategies Target Allocation is not binding on the Partnership and is subject to change.
•Up to 40% – 60% of the Partnership’s assets to Direct Infrastructure Investments;
•Up to 30% – 50% of the Partnership’s assets to Vintage Infrastructure Investments; and
•Approximately 10% – 20% of the Partnership’s assets in Liquidity Assets.
The Strategies Target Allocations will not apply during a ramp-up period of up to four years after the Initial Closing Date (the “Ramp-Up Period”). The Partnership’s direct or indirect Investments at any given time may exceed and/or otherwise vary from the Strategies Target Allocations set out above (including but not limited to during the Ramp-Up Period). These targets are applied at the time of investment; later percentage changes caused by a change in the value of the Partnership’s assets, including as a result in the change in the value of the Partnership’s Investments or due to the issuance and/or redemption of Units, will not require the Partnership to dispose of, or acquire, an Investment.
In addition to the approximately 10% - 20% of the Partnership’s assets being allocated to Liquidity Assets for liquidity management purposes, Investments which have been allocated to Direct Infrastructure Investments or Vintage Infrastructure Investments may temporarily be invested in money market instruments pending investment in such Direct Infrastructure Investments or Vintage Infrastructure Investments.
Investments can be held directly or indirectly through a holding structure consisting of an aggregator vehicle, itself holding interest in one or several holding entities, directly or indirectly holding interest in the final investments of the Partnership.
The Investment Manager, in its sole discretion, will determine if the underlying assets in a potential Investment will be characterized as a single Portfolio Asset or multiple Portfolio Assets (depending on the terms and characteristics of such entities and/or assets).

The above Strategies Target Allocations are provided by way of guidance and are not intended to be binding upon the Investment Manager. The Investment Manager shall be permitted to deviate from the Strategies Target Allocations where it considers such deviation to be in the best interests of the Partnership when taking into account certain factors, including (but not limited to) prevailing market conditions. The actual allocation of Investments between the Strategies will be disclosed to the Unitholders on an annual basis as part of the periodic reporting.
Investment Limitations
With respect to the Direct Infrastructure Investments, the Partnership shall not (i) invest more than 20% of the NAV of the Partnership in any one Direct Infrastructure Investment; (ii) invest more than 20% of the NAV of the Partnership in Non-OECD Direct Infrastructure Investments; or (iii) invest in any business that the Investment Manager considers is primarily engaged in or generates significant revenues from (a) deep sea drilling, (b) transport of crude oil (by waterborne vessel) or uranium, (c) coal-fired power generation, (d) mountaintop removal mining, (e) illegal logging, (f) the conversion and/or degradation of critical natural habitats, (g) illegal labor or human trafficking, (h) pornography or (i) civilian firearms. Any reference in this Registration Statement to “NAV” shall, for the avoidance of doubt, refer to the Transactional NAV of the Partnership, unless indicated otherwise.
A “Non-OECD Direct Infrastructure Investment” shall mean a Direct Infrastructure Investment in an entity that is domiciled in, and all or substantially all of the operations of which are (as determined by the Investment Manager) in, one or more countries not included in the Organisation for Economic Cooperation and Development as this may exist from time to time (“OECD”).
With respect to Liquidity Assets, the Partnership shall not invest more than 10% of the NAV of the Partnership in any single Investment in Liquidity Assets.
The above restrictions with respect to the Direct Infrastructure Investments and the Liquidity Assets (the “Investment Restrictions”) shall be measured (i) on the fourth anniversary of the Initial Closing, such date being the end of the Ramp-Up Period, and (ii) thereafter, on the date of the relevant investment, and the Investment Restrictions shall be measured based upon the cost of each investment and the most recently available NAV of the Partnership at such measurement date.
If any of the Investment Restrictions listed above is exceeded for reasons other than the direct action of the Investment Manager or other reasons within the control of the Investment Manager (including, for example, a change in valuation of an Investment, redemptions of Units or a change in an Investment’s business, which would not be considered within the control of the Investment Manager), the Investment Manager may within an appropriate period of time and having due regard to the best interest of the Unitholders, take necessary and reasonable measures to rectify the situation.
In addition, certain investment opportunities will be subject to certain restrictions with respect to (i) any investments in any portfolio companies that are predominantly engaged in financial activities and (ii) investments in other portfolio companies, if determined by the Investment Manager in its discretion, necessary or advisable for legal, regulatory or similar reasons (all such investments described in (i) or (ii) of the foregoing, a “FIG and Other Regulated Investment”). In connection with any FIG and Other Regulated Investment, the Investment Manager will determine, under circumstances it deems appropriate in its discretion in accordance with applicable law and regulation, whether any entities controlled by Goldman Sachs that are participating in the transaction (a) will (subject to other legal, tax and regulatory considerations) comprise not more than 4.9% of any such FIG and Other Regulated Investment or (b) will instead participate in such transaction by holding non-voting interests in the relevant FIG and Other Regulated Investment. In the event that the investment by Goldman Sachs controlled entities in any FIG and Other Regulated Investment is, in the Investment Manager’s discretion, limited in accordance with the foregoing clause (a), the Investment Manager expects that the reduction will be applied on a pro rata basis between such Goldman Sachs controlled entities. As a result of such reduction (if any), the Unitholders could have a greater share in any such portfolio companies than other Goldman Sachs controlled entities and would be expected to experience different (and potentially less favorable) performance.

Goldman Sachs Alternatives: A Leading Multi-Asset Private Investing Platform
Goldman Sachs has established the following families of funds alongside which the Partnership will invest. In the future, the Partnership may invest in new private assets strategies not currently described herein.
Infrastructure at Goldman Sachs Alternatives
Infrastructure at Goldman Sachs Alternatives is a comprehensive solutions provider across the private infrastructure landscape, with over $27 billion invested throughout our nearly twenty-year (20-year) track record. Goldman Sachs’ solutions span infrastructure equity and infrastructure debt, including a mid-market, value-add direct infrastructure strategy, an infrastructure secondaries franchise, as well as a European infrastructure credit business.
Direct Infrastructure Investments
The Partnership may participate in investment opportunities alongside certain Other Investment Vehicles managed by AM Private that are focused on Direct Infrastructure Investments (the “Infrastructure Partners Funds”). The Partnership seeks to offer access to the best of Goldman Sachs’ infrastructure franchise – including exposure to its flagship direct mid-market, value-add infrastructure franchise. The direct infrastructure investment team within Goldman Sachs Alternatives is comprised of investment professionals who are dedicated to investing and managing Goldman Sachs’ flagship closed-ended mid-market, value-add infrastructure funds. With a nearly 20-year track record, the direct infrastructure program has invested more than $16 billion since 2006.
XIG Platform
XIG provides investors with investment and advisory solutions across multiple investment strategies, including private equity, private credit, real assets, hedge funds, fixed income and public equity. XIG manages globally diversified programs, targeted sector-specific strategies, customized portfolios, and a range of advisory services. Clients of XIG access opportunities through new fund commitments, fund-of-fund investments, strategic partnerships, secondary market investments, co-investments and seed-capital investments. XIG started investing in private market strategies in 1996 and has, as of April 30, 2026, raised over $190 billion of committed capital across a range of private market strategies, including private equity, private credit, real estate and other private real asset opportunities. XIG has developed a reputation for sourcing a wide array of funds, performing extensive due diligence on these funds, and building well-constructed, risk-managed portfolios for its institutional and high net worth clients. Over the past 29 years, XIG has evaluated over 8,000 primary private market funds, over $2.6 trillion of secondary market investment opportunities and on an annual basis, evaluates more than 300 co-investment opportunities.
Vintage Platform Infrastructure Investments
The Partnership generally expects to participate in infrastructure secondaries opportunities alongside certain funds managed by XIG which are focused on Vintage Infrastructure Investments (the “VIP Funds”). The XIG Vintage Team has a 27-year track record as an investor in the secondary market, with over $95 billion invested and more than 830 traditional secondary transactions, which involve secondary purchases of interests in private funds, and non-traditional secondary transactions, which involve more bespoke private funds liquidity and capital solutions executed as of March 2026.
Allocation Working Group
The Investment Manager has formed an allocation working group which is responsible for monitoring and modifying the Strategies Target Allocation and making other investment allocation decisions. The Investment Manager, including through an allocation working group, shall be responsible for reviewing and approving Investments in coordination with the relevant IC (as defined below), monitoring and harvesting Investments and making related investment management decisions; making investment allocation decisions; and making certain other material decisions on behalf of the Partnership pursuant to the delegation of such powers under the Investment Management Agreement.

G-INFRA Portfolio Strategy and Risk Management
The Partnership’s investment strategy and approach are built upon the investment experience of Goldman Sachs Alternatives. Our strategy seeks to capitalize on this longstanding investment history, our deep industry relationships and knowledge, and the resources and global network of Goldman Sachs. Across our infrastructure platform, we have significant experience and robust processes across deal sourcing, diligence, and execution for infrastructure investments, having invested over $27 billion in infrastructure opportunities since 2006.
Broadly, across direct and secondaries investments, we employ a multi-layered sourcing effort based on our view of attractive sectors and current and prospective market opportunities. We pursue regular dialogue with the most important companies and other market participants in key industry areas. We also employ the overlapping networks of relationships – including companies, industry executives, current and former policymakers, co-investors and partners, consultants, and financial, legal and other advisors – developed over time by the infrastructure team, as well as Goldman Sachs Alternatives, and the broader Goldman Sachs franchise, including, in many cases, clients of the Firm. Utilizing the market presence of the broader Goldman Sachs franchise is a core component of our strategy.
Our investment process is structured around approvals from these dedicated committees, each of which are composed of senior professionals with deep investing experience. Transactions are reviewed by the respective investment committee, often multiple times, including approval requests for incurring material due diligence expenses, ongoing briefings on due diligence efforts and findings, and final approval of transaction valuation and structuring. In our investments, we seek to perform multi-faceted due diligence, utilizing our own resources and those of our network of advisors, industry executives and consultants.
As it pertains to the allocation of Direct Infrastructure Investments, once an investment is pursued and approved by the underlying infrastructure investment committee, the investment is expected to be allocated between the Partnership, G-INFRA Lux and the Infrastructure Partners Funds. The manner in which Direct Infrastructure Investment opportunities are allocated among the Partnership, G-INFRA Lux and the participating Infrastructure Partners Funds is described in “—Allocation of Investment Opportunities” below.
With respect to the allocation of Vintage Infrastructure Investments, the Partnership is generally expected to participate in infrastructure secondaries opportunities alongside the VIP Funds on a pro rata basis based on their respective investable capital with respect to the relevant type of investment opportunity for the relevant period (including later investments allocated in the applicable period). The manner in which Vintage Infrastructure Investment opportunities are allocated among the Partnership, G-INFRA Lux and the participating VIP Funds is described in “—Allocation of Investment Opportunities” below.
A key aspect of Goldman Sachs Alternatives’ strategy is ongoing risk management, which we believe allows our teams to be intimately familiar with the operations of its investments and to manage risk. To seek to ensure that Goldman Sachs Alternatives is kept updated on current events at portfolio companies, general partners, and other stakeholders, members of investment teams maintain ongoing discussions with relevant individuals and, where relevant, may be active participants on portfolio company boards. As a supplement to the efforts mentioned above and as an integral part of transaction structuring and risk management, Goldman Sachs Alternatives utilizes dedicated Goldman Sachs Alternatives and broader Goldman Sachs resources across a number of other functional areas. These include:
•In-house legal, tax and insurance departments, which typically coordinate with and assist the relevant external advisors;
•Compliance, who oversee compliance with applicable regulatory requirements and Goldman Sachs’ policies;
•Goldman Sachs’ “Business Intelligence Group” that coordinates review of management backgrounds and other areas of potential regulatory, environmental/social, compliance or similar risk;
•Controllers, who review all investment valuations and prepare financial reports, capital calls and distributions;

•Government Affairs and Media Relations offices;
•Rating agency specialists in the Credit Department;
•The Physical Commodity Review Committee, a Firmwide committee that reviews and approves commodities related investments, with a focus on Environmental, Health and Safety issues; and
•Firmwide Investment Policy Committee, Information Technology, Human Capital Management (Personnel), GS International Advisors, Vendor Management and the Office of Global Security.
Partnership Board of Directors
Overall responsibility for the Partnership’s oversight rests with the General Partner, subject to certain oversight rights expected to be held by the Partnership Board of Directors. The General Partner is managed by the GP Board of Directors, which is comprised of Directors, all of whom are unaffiliated with the Investment Manager or any of its affiliates.
The General Partner is expected to have the authority to select the members of the Partnership Board of Directors, a majority of which are expected to consist of Directors who will be independent of Goldman Sachs and the Partnership under the tests set out in Rule 303A.02 of the New York Stock Exchange Listed Company Manual or other policy as determined by the General Partner (each such independent director, an “Independent Director”); provided that, if an Independent Director departs the Partnership Board by reason of death, disqualification, removal or resignation or ceases to be a Partnership Independent Director for any reason, it is expected that the requirement for one-half of the Partnership Board to be comprised of Partnership Independent Directors will be temporarily suspended for a period not to exceed 180 days.
The Partnership Board of Directors is expected to be comprised of five Directors, three of whom will be Independent Directors. The General Partner may appoint additional Directors to either Board from time to time. Each Partnership Director shall serve a term of three years, which is renewable by the General Partner in its sole discretion. The General Partner shall have the right to change or replace any Partnership Board Independent Director for “Cause” (as defined in the Partnership Agreement) and any Partnership Board Director who is not an Independent Director with or without Cause.
The role of the Partnership Board of Directors is expected to be limited to the oversight of the preparation of the Partnership’s Exchange Act reports, audit matters, conflicts of interest and any other matters delegated to it by the General Partner or the Investment Manager. Specifically, the Partnership Independent Directors are expected to review and approve or disapprove (A) any actual conflicts of interest in any transaction or relationship between the Partnership, on the one hand, and the General Partner and/or the Investment Manager or its Affiliates, on the other hand, that the General Partner or the Investment Manager determines to present to the Partnership Board, and (B) any matter (x) for which approval is required under the U.S. Investment Advisers Act of 1940, as amended (the “Advisers Act”), including Sections 205(a) and 206(3) thereof, (y) as provided for under the Partnership Agreement or (z) as deemed appropriate by the General Partner or the Investment Manager.
The General Partner or the Investment Manager may, but is not required to, obtain approval of the Partnership Board Independent Directors for (i) the suspension of (x) the calculation of the NAV of the Units, (y) the Partnership’s offering of Units or (z) the Redemption Plan, (ii) any material modification to (x) the Partnership’s valuation policies and (y) the Redemption Plan and (iii) such other matters as the General Partner or the Investment Manager determine are appropriate to present to the Partnership Board Independent Directors. For purposes of this Registration Statement, references to the General Partner in respect of the foregoing decisions shall, in each instance and as applicable, be construed as being subject to the General Partner’s ability to obtain the approval of the Partnership Board Independent Directors with respect to such decisions. If such Partnership Board approval is sought, the General Partner is expected to present to the Partnership Board the basis for any such proposed suspension or modification and notify the Partnership Board Independent Directors of any change in the independent valuation advisor.

See “Item 5. Directors and Executive Officers—Biographical Information” for further information regarding the members of the Board. See also “Item 1A. Risk Factors— General Risks Relating to an Investment in the Partnership—General Partner” below for further discussion of the General Partner, the GP Board and the Partnership Board.
The Partnership is expected to have an audit committee (“Audit Committee”), which is comprised solely of Partnership Board Independent Directors. The Audit Committee will be responsible for, among other matters, approving the Partnership’s auditor and reviewing the Partnership’s financial statements.
Every Unitholder of the Common Class Series Units newly admitted to the Partnership at any Subscription Date shall, by execution of its Subscription Agreement, be treated as casting a vote to ratify and re-elect each of the then-sitting Directors of the Partnership Board and the GP Board unless such Unitholder has notified the Partnership by written notice in the Subscription Agreement or delivery concurrently therewith (a “Director Disapproval Notice”) that it is withholding or withdrawing its vote to approve and elect one or more of the Directors. In the event that a majority in interest of the Unitholders of the Common Class Series Units deliver Director Disapproval Notices in respect of one or more Director(s), such Director(s) will cease to serve on the applicable Board, and the remaining Director(s) of the applicable Board shall appoint a replacement Director to serve on the applicable Board in place of such vacancy. Neither the Board nor the General Partner shall be required to seek approval of the Unitholders regarding the appointment of any replacement Director(s).
Investment Management Agreement
The description below of the Investment Management Agreement is only a summary and is not necessarily complete. The description set forth below is qualified in its entirety by reference to the Investment Management Agreement which will be attached as an exhibit to this Registration Statement.
As further described in the Investment Management Agreement, the General Partner has delegated to the Investment Manager the authority to make certain decisions and undertake certain actions, in each case, on behalf of the Partnership, including the authority to make investment, disposition and certain other management decisions (including the authority to approve all investments and/or all dispositions made by the Partnership and to create or provide reserves) and certain tax-related determinations for the Partnership. In addition, the General Partner is required to consult with, or obtain the prior consent of, the Investment Manager with respect to certain matters as further described in the Investment Management Agreement. The General Partner may consult with the Investment Manager regarding determinations by the General Partner with respect to votes or consents cast by the Partnership.
For purposes of this Registration Statement, references to the General Partner in respect of its powers, responsibilities, determinations, actions and inaction shall, in each instance and as applicable, be construed as being subject to and qualified in its entirety by the delegation, consultation and consent rights of the Investment Manager described in this section and as more fully set forth in the Investment Management Agreement.
Delegation to the Investment Manager
The General Partner has delegated to the Investment Manager certain authority for an in the name of the Partnership as more fully described in the Investment Management Agreement, including the following rights and responsibilities:
•directing the formulation of investment policies and strategies for the Partnership;
•pursuing and investigating potential Portfolio Assets, including their products, services, markets, management, financial situation, competitive position, market ranking and prospects for future performance and analyzing other Investments, including Direct Infrastructure Investments and Vintage Infrastructure Investments;
•structuring of acquisitions of Investments, including through the Aggregator and other Intermediate Entities;

•making investments and purchasing, selling, converting or otherwise redeeming, liquidating, dealing in or disposing of, any Investments, security or other property for the Partnership, including providing or arranging for financing for investments in Portfolio Assets;
•supervising the preparation and review of all documents required in connection with the acquisition, disposition or financing of each Investment;
•identifying bank and institutional sources of financing, arrangement of appropriate introductions and marketing of financing proposals;
•monitoring and evaluating Investments and the performance of Portfolio Assets and, where appropriate, providing advice to the management of the Portfolio Assets at the policy level during the life of an Investment;
•arranging and coordinating the services of other professionals and consultants, including Goldman Sachs;
•making decisions with respect to allocation of investment and co-investment opportunities and making determinations regarding expenses, including the allocation of expenses among the Partnership and other vehicles managed by the Investment Manager and its affiliates;
•making determinations regarding subscriptions, transfers, redemptions (including, without limitation, the acceptance of Redemption Requests, waiver of the Early Exit Fee and any other determinations or waivers in connection therewith), distributions (including relating to the amount and timing of distributions and the DRIP, whether to make cash or in-kind distributions and distributions of carried interest) and valuations;
•making any regulatory filings on behalf of the Partnership and undertaking any restructuring or reorganization of the Partnership that the Investment Manager determines is necessary or advisable to comply with applicable laws or regulations;
•exercising all rights of the Partnership with respect to its interest in any Investment and performing any and all acts on behalf of the Partnership (including any such actions with respect to certain tax matters) that it is legally permitted to do;
•consult with and provide advice to the General Partner concerning the presentation of matters to any Specified Person as described in the Partnership Agreement; and
•providing the Partnership with such other services as the General Partner may, from time to time, appoint the Investment Manager to be responsible for and perform, including but not limited to investment management, portfolio management and administrative services consistent with the terms of the Investment Management Agreement.
Determinations Requiring Consultation with the Investment Manager
In addition, the General Partner shall consult with the Investment Manager when making certain determinations as more fully described in the Investment Management Agreement, including with regard to the following actions:
• entering into, making and performing financings activities, undertakings and transactions; and electing to raise additional capital from Unitholders or new subscribers;
•setting terms for new Classes and Series of Units and amending or varying terms of existing Classes and Series of Units;
•adjusting Units issued to a Unitholder to correct subscription-processing errors or NAV miscalculations;
•adjusting to Class Accounts, Series Accounts, sub-accounts and Unitholder accounts for exchanges, conversions, fee/expense allocations, taxes or other disproportionately borne items;

•advancing Carried Interest distributions to cover Carry Recipients’ tax obligations, and establishing reserves for accrued expenses, liabilities and contingencies;
•suspending NAV determinations, Unit offerings, distributions or redemptions, and related issuance or redemption decisions during a suspension; and determining whether a mandatory redemption is subject to the Redemption Cap or Early Exit Fee;
•taking actions necessary to comply with applicable sanctions; and
•dissolving the Partnership.
Determinations Requiring the Investment Manager’s Consent
As more fully described in the Investment Management Agreement, the General Partner shall not take the following actions without the prior consent of the Investment Manager: (i) amend the Partnership Agreement, (ii) make any amendment to certain third-party beneficial provisions in the Partnership; (iii) make determinations regarding whether to make in-kind distributions; (iv) liquidate, dissolve or wind up or make any filing relating to the bankruptcy of the Partnership; (v) effectuate any merger, sale or recapitalization, or other alternative exit strategy (including, among others, a U.S. or non-U.S. public offering or 144A offering) of the Partnership; (vi) commence or settle any material litigation, arbitration, administrative proceeding or similar proceeding relating to the Partnership; (vii) make any determinations regarding subscriptions, including any limitations thereof; and (viii) delegate any and all of its investment, advisory or other rights, powers and functions to a Person other than an Affiliate of Goldman Sachs.
The Investment Manager’s services under the Investment Management Agreement are not exclusive, and it is free to furnish similar services to other entities, and it intends to do so, so long as its services to us are not impaired. For the avoidance of doubt, the Investment Manager will be permitted to engage one or more affiliates to serve as a sub-manager and to utilize, for the benefit of the Partnership, information it receives from affiliates regarding potential and existing investments of the Partnership. For the avoidance of doubt, the management, policies and operations of the Partnership shall be the ultimate responsibility of the General Partner acting pursuant to and in accordance with the Partnership Agreement. See “—Partnership Agreement” below for further information. Additionally, the General Partner and the Investment Manager may amend, modify or supplement the Investment Management Agreement and waive any provision thereof and only intends to give notice to Unitholders (through its public filings or otherwise) to the extent that such amendment, modification or supplement is viewed by the General Partner in its discretion, as a whole together with all such amendments, modifications or supplements, as having a material adverse effect in the aggregate on the Unitholders of the Partnership.
Compensation of the Investment Manager and Its Affiliates
Management Fee
In consideration for its services, the Investment Manager is entitled to payment of a management fee (the “Management Fee”) with respect to each Series, payable by the Partnership directly or indirectly through an Intermediate Entity, based on NAV of the Units attributable to each such Series, as set out below.
Common Class Series Units

Series	Management Fee
R1	1.25% of the NAV per annum
I0	1.25% of the NAV per annum
RSD0	1.25%* of the NAV per annum
1869	0.625% of the NAV per annum
N	Not applicable
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*During the Series RSD Lock-Up Period, Series RSD0 Units are subject to a 50% discount to the Management Fee rate and a 50% discount to the Carried Interest (as defined below).

Select Class Series Units

Series	Management Fee
A, C	Not applicable
NV	1.25%* of the NAV per annum
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*During the Series NV Lock-Up Period, Series NV Units are subject to a 50% discount to the Management Fee rate and a 50% discount to the Carried Interest.
The Management Fee will be calculated and accrued on a monthly basis in advance (as of the beginning of the first Business Day of each month) and shall be paid quarterly in arrears. The monthly Management Fee for a Series shall be equal to one-twelfth (1/12) of the applicable per annum Management Fee rate for such Series of the NAV of the relevant Series as of the beginning of the first Business Day of each month (using the NAV used to calculate the purchase price per Unit as of the immediately preceding Valuation Day (i.e., after giving effect to any subscriptions, distributions and redemptions as of such Valuation Day)). It is expected that the Investment Manager may elect to receive the Management Fee in cash, Series C Units and/or shares, units or interests (as applicable) of any intermediate entity through which the Partnership indirectly invests in an Investment, or any combination of the foregoing. If the Management Fee is paid in Series C Units, such Series C Units may be redeemed by the Partnership at NAV per Unit at the Investment Manager’s request pursuant to a separate redemption arrangement and will not be subject to any redemption limitations (including the Redemption Cap), restrictions (including the Early Exit Fee) or notice requirements.
Certain fees paid to Goldman Sachs in respect to certain Investments, as described in the Partnership Agreement, will reduce the Management Fee dollar-for-dollar; provided that, the Management Fee shall at no time be less than zero.
The Investment Manager may in its sole discretion elect to waive all or any portion of the Management Fee attributable to it with respect to one or more Series.
Fee Offset
Offset Fees will reduce the Management Fee dollar-for-dollar in accordance with the Partnership Agreement; provided that, the Management Fee shall at no time be less than zero. “Offset Fees” include:
(i)any sponsor fees / transaction fees, commitment fees, break-up fees, monitoring fees (including accelerated monitoring fees) paid to AM Private and fees (other than equity, including stock and options) paid to AM Private employees (but excluding consultants, whether Value Accelerator Members, members of the Consulting Groups, Industry Advisors or other third parties) who serve on boards of directors of portfolio companies; and/or
(ii)any directors’ fees, managers’ fees, consulting fees, commitment fees, break-up fees and fees payable to Portfolio Asset advisory board members or investment committee members, in each case to the extent relating directly to Vintage Infrastructure Investments or commitments (in each case whether paid in cash or in securities, but net of unreimbursed expenses associated with the generation of such fees) received by XIG or any Goldman Sachs employee in such employee’s capacity as an XIG employee (but, in each case, excluding consultants, whether Value Accelerator Members, members of the Consulting Groups, Industry Advisors or other third parties), in each case of clauses (i) and (ii) excluding any amount of such fees which represent VAT.3 The aggregate reduction amount with respect to Offset Fees related to a particular investment will be allocated pro rata among the Partnership and any Other Investment Vehicles participating in such investment based on their respective participation in the investment.
3 In certain cases, monitoring fees may be accelerated in connection with the sale or initial public offering of the underlying Portfolio Asset. In such a case, AM Private and/or XIG, as applicable may receive a payment equal to all or some portion of future annual monitoring fees, and 100% of a Series’ allocable portion (other than the allocable portion of Series that are not charged Management Fees) of accelerated monitoring fees will be credited against future Management Fees payable in respect of such Series to the Investment Manager.

Each Series’ pro rata share of the offsets described above will be calculated based on the NAV of such Series relative to the NAV of the Partnership at the time the applicable fees are paid, and the offsets attributable to Series that are not charged Management Fees, will not be shared with Series that are charged Management Fees and, for the avoidance of doubt, will be for the benefit of Goldman Sachs. If the offset amount in respect of a Series exceeds the amount of such Series’ Management Fee obligation for any month, the excess amount will be carried forward and applied against such Series’ Management Fee for succeeding months.
The Partnership, any subsidiaries thereof and/or one or more of its Portfolio Assets may engage Goldman Sachs to perform investment banking, restructuring, financing, mergers and acquisitions, underwriting, placement, asset management, financial advisory, brokerage services and other services. However, the investment banking, restructuring, financing, mergers and acquisitions, underwriting, placement, asset management, financial advisory and brokerage fees, and other fees paid by the Partnership, any subsidiaries thereof or Portfolio Assets, whether paid to Goldman Sachs or otherwise, will not be shared with the Partnership and will not be credited against future Management Fees payable by or on behalf of the Unitholders to the Investment Manager.
Carried Interest
Goldman Sachs, and/or such other persons or entities as the Investment Manager may designate (each or collectively, as the context may require, “Recipient”), is entitled to receive carried interest (“Carried Interest”) from the Partnership with respect to Series I0, Series R1, Series RSD0, Series 1869 Units and Series NV Units (collectively, the “Carry Units”) equal to 12.5% of the Total Return (as defined below), subject to a 5% annual Hurdle Amount (as defined below) and a High Water Mark (as defined below). Series 1869 are subject to a 50% discount to the Carried Interest rate. During the Series RSD Lock-Up Period and the Series NV Lock-Up Period, the RSD0 Units and the Series NV Units, as applicable, are subject to a 50% discount to the Carried Interest rate. The Carried Interest shall be accrued monthly and allocated to the Recipients as of the last Business Day of each calendar year or upon any redemption of Units (with respect to such redeemed Units). The Recipient may elect to receive the Carried Interest in cash, Units of the Partnership and/or shares, interests or units (as applicable) of Intermediate Entities or other subsidiaries of the Partnership, or by other means. If the Carried Interest is paid in Units, such Units may be redeemed at the Recipient’s request and will not be subject to the Redemption Cap (nor taken into account for the purpose of calculating the 5% quarterly Redemption Cap) or the Early Exit Fee. The Recipient may in its sole discretion elect to waive all or any portion of the Carried Interest attributable to it with respect to one or more Series.
Specifically, the Recipient will be allocated Carried Interest in an amount equal to:
•First, if the Total Return for the applicable period exceeds the sum of (A) the Hurdle Amount for such period and (B) the High Water Mark (any such excess, “Excess Profits”), 100% of such Excess Profits until the total amount allocated to the Recipient equals 12.5% of the sum of (x) the Hurdle Amount for such period and (y) any amount allocated to the Recipients pursuant to this clause; and
•Second, to the extent there are remaining Excess Profits, 12.5% of such remaining Excess Profits shall be allocated to the Recipient.
For the avoidance of doubt and notwithstanding anything to the contrary herein, (I) the Carried Interest shall be calculated separately with respect to each Series of Units taking into account only the Units in the relevant Series (and all references in this Registration Statement to the Carried Interest and the terms used for purposes of calculating the Carried Interest shall be interpreted accordingly), and (II) a Recipient shall not be entitled to the Carried Interest with respect to the Series A Units, Series C Units, Series N Units or any other Series of Units that is not subject to the Carried Interest. The General Partner shall be permitted to make adjustments to distributions, allocations and other fundings, payments or calculations in order to give effect to the foregoing.
The Recipient is also entitled to receive Carried Interest with respect to all Units that are redeemed in connection with redemptions of Units in an amount calculated as described above with the relevant period being the portion of the period for which such Unit was outstanding, and proceeds for any such Unit redemptions will be reduced by the amount of any such Carried Interest.

“Total Return” for any annual or other relevant period shall equal the sum of:
(i)(i) all distributions accrued or paid (without duplication) in respect of the relevant Series since the beginning of such period; plus
(ii)the amount of any change in the Partnership’s Transactional NAV attributable to the relevant Series since the beginning of such period (subject to adjustment pursuant to the Partnership Agreement), before giving effect to any Carried Interest accruals and after giving effect to the Management Fees and applicable Organizational Expenses (as defined below) and Operating Expenses (as defined below) of the Partnership; provided that the calculation of Total Returns will be made at the level of each Series and will (a) exclude the impact of any Servicing Fees paid during the applicable period, (b) treat any withholding tax on distributions paid by or received by the Partnership as distributions made by the Partnership and (c) exclude all taxes (whether paid, payable, accrued or otherwise (taking into account applicable accounting standards and/or such other considerations as the Investment Manager determines to be relevant) in the relevant calendar year) of the Partnership and/or any intermediate entity through which the Partnership indirectly invests in an Investment, each as determined in good faith by the Investment Manager.
“Hurdle Amount” for any annual or other relevant period means an amount that results in a 5% annualized internal rate of return on the NAV of the relevant Series calculated using the “XIRR” function in Microsoft Excel or an equivalent function in another software package that considers the effective accounting date of all activity included in the calculation (subject to adjustment pursuant to the Partnership Agreement) and taking into account the timing and amount of all distributions accrued or paid (without duplication) in respect of such Series since the beginning of such period. For the avoidance of doubt, the calculation of the Hurdle Amount for any period will exclude any Units redeemed during the applicable period (which Units will be subject to Carried Interest upon redemption as described above). The Hurdle Amount is not cumulative and will reset each year.
“High Water Mark” shall mean, with respect to a Series, an amount initially equal to zero and cumulatively increased by the absolute value of any negative annual Total Returns of such Series and decreased by any positive annual Total Returns of such Series (subject to adjustment pursuant to the Partnership Agreement); provided that the High Water Mark shall at no time be less than zero; provided, further, that the calculation of the High Water Mark will exclude the Total Returns related to any Units redeemed during the applicable period, which Units will be subject to the Carried Interest upon such redemption.
For any annual or other relevant period, the Total Returns, Hurdle Amount and High Water Mark will be appropriately adjusted for any subscriptions, redemptions and distributions during, or in respect of, such period. For the avoidance of doubt, Carried Interest accruals will be included in the NAV per Unit at which subscriptions and redemptions are effected.
Servicing Fee
Goldman Sachs is acting as global distributor for the Partnership in connection with the offering of interests in the Partnership (the “Distributor”). The Distributor, from time to time in its sole discretion, may enter into sub-distribution arrangements with affiliates and unaffiliated third parties, and/or the Partnership may engage one or more affiliated or unaffiliated successors or additional distributors, in each case including, without limitation, banks, investment advisers, registered broker-dealers, trust companies and others, who may or may not be affiliated with Goldman Sachs, on such terms as the Distributor may determine (any such person, a “Sub-Distributor”). The Distributor (or any Sub-Distributor, as agreed between the Distributor and Sub-Distributor and/or between the Sub-Distributor and the Partnership) shall be entitled to a servicing fee (the “Servicing Fee”) of 0.85% on Series R1 Units, calculated, accrued and paid in the same manner and frequency as the Management Fee. The Servicing Fee in respect of any relevant Series is in addition to, and will not reduce, the Management Fee. For purposes of calculating the Carried Interest, the Total Returns of each Series shall be calculated gross of any Servicing Fees applicable to such Series.

Transfer Agent Fee
Goldman Sachs will provide certain transfer agency services to the Partnership (in such capacity, the Transfer Agent) on a non-exclusive basis, including, but not limited to, services relating to tracking of subscriptions, redemptions and transfers, in each case, at the Partnership level (the “Services”). In connection with the provision of such Services, the Transfer Agent will charge a Transfer Agent Fee equal to 0.05% per annum of the NAV of the Partnership or such other amount as may be agreed between the Partnership and the Transfer Agent (as approved by a Specified Person) (together with any fees of and out-of-pocket expenses incurred by the Transfer Agent (including any fees and expenses of third-party agent(s) engaged by the Transfer Agent to assist in providing Transfer Agent services for the Partnership. The Partnership will indemnify and hold harmless the Transfer Agent and its affiliates in connection with the performance of the Services. For the avoidance of doubt, (i) the terms regarding the indemnification of the Transfer Agent may differ from those applied to the Investment Manager and (ii) the actual amounts of any fees or expenses incurred by the Transfer Agent depend on the aggregate NAV of the Partnership and therefore cannot be determined at this time.
Other Fees and Expenses
Administration Fee
The Partnership will pay State Street Bank and Trust Company with respect to the Partnership and Liquidity Assets and Ernst & Young LLP with respect to Direct Infrastructure Investments and Vintage Infrastructure Investments (together, and/or any additional or replacement administrators appointed by the Partnership, the “Administrators”), an administration fee (the “Administration Fee”).
Organizational and Offering Expenses
The Partnership will pay or bear all payments, fees, costs, expenses and other liabilities or obligations incurred in connection with (i) the organization of the Partnership and the offer and sale of Units, (ii) the organization of one or more feeder vehicles of the Partnership (including, for the avoidance of doubt, any Feeder Funds) and the offer and sale of interests therein, (iii) printing in connection with the offer and sale of Units, (iv) regulatory filings and other related regulatory expenses in connection with the offer and sale of Units, (v) marketing Units (including costs incurred in registration for marketing and/or offering in, or otherwise complying with the local laws of, any jurisdiction), (vi) travel related to the marketing, offering and sale of Units, (vii) the Partnership’s organizational documents and offering materials, (viii) the organizational documents and offering materials of one or more feeder vehicles of the Partnership (including, for the avoidance of doubt, any Feeder Funds) (ix) distribution agreements or placement agreements with respect to Units in the Partnership or units or interests in the feeder vehicles that invest in the Partnership (including, for the avoidance of doubt, any Feeder Funds) (including the reimbursement of out-of-pocket expenses of any Distributor or placement agent), (x) side letters and other agreements entered into with any Unitholder, (xi) the review and processing of Subscription Agreements and related documentation, (xii) webcasts, any electronic subscription platform, video conferencing, automation or artificial intelligence software or similar technology services utilized in connection with marketing Units, and (xiii) the expenses of any entity established to hold the equity and/or voting interests of the General Partner incurred prior to or in connection with the Initial Closing, (xii) any expenses relating to organizational documents of the General Partner or any entity established to hold the equity and/or voting interests of the General Partner incurred prior to or in connection with the Initial Closing and (xiii) the drafting, negotiation, execution, and delivery of the documents referred to in clauses (i) to (xii) as well as any modification to or amendment or supplement of such documents, any distribution of such documentation to the prospective Unitholders in the Partnership (as well as such prospective Unitholders’ attorneys and other advisors), and other related expenses (including expenses incurred in connection with the organization of the General Partner) (in each case to the extent incurred through or in connection with the Initial Closing, “Organizational Expenses”).
The Investment Manager has agreed to advance all of the Organizational Expenses. The Partnership will pay or reimburse the Investment Manager for the Partnership’s Organizational Expenses within two (2) years following the Initial Closing, and such Organizational Expenses shall be amortized over sixty (60) months following the Initial Closing (unless otherwise determined by the General Partner).

In addition, the Partnership and any Feeder Funds as a general matter, collectively will bear any direct or indirect “Operating Expenses” incurred by the Partnership, any Feeder Funds, the General Partner and/or the Investment Manager on their behalf, as allocated by the General Partner (and delegated to the Investment Manager) in its good faith discretion (subject to the paragraph below), including:
(i)the expenses of any entity established to hold the equity and/or voting interests of the General Partner incurred following the Initial Closing;
(ii)any expenses relating to organizational documents of the General Partner or any entity established to hold the equity and/or voting interests of the General Partner incurred following the Initial Closing;
(iii)any expenses relating to the maintenance of registered offices of the General Partner or any entity established to hold the equity and/or voting interests of the General Partner;
(iv)the funding of the General Partner’s capital commitments to any subsidiary vehicle, any alternative investment vehicle or any similar entity of the Partnership (together with any income tax obligations arising from that funding);
(v)costs of any committee or GP Board or Partnership Board meetings or actions, director, manager, trustee or other fees (including all costs of any director and trustee liability or other insurance);
(vi)tax obligations associated with allocations of income in respect of the General Partner’s investments in the Partnership (or any subsidiary vehicle or alternative investment vehicle or similar entity of the Partnership);
(vii)fees of professionals or other third-party service providers (including, tax advisors and accountants and, if applicable, advisors or consultants engaged to advise the General Partner in connection with any matters requiring the consent of the Partnership in its capacity as an investor of the Underlying Funds where the Investment Manager determines that it is unable to exercise the Partnership’s vote or advise the Partnership with respect to the exercise of the Partnership’s vote);
(viii)accounting expenses incurred by the General Partner in preparing its books and records;
(ix)costs associated with any amendment of the constituent documents or a restructuring of the General Partner or any other entity following the Initial Closing;
(x)third-party investment-related expenses charged to the Partnership, including (A) expenses relating to valuing investments (whether or not completed), (B) expenses relating to identifying, evaluating, researching, investigating, registering, structuring, monitoring, hedging, managing, servicing, harvesting, selling or purchasing investments (whether or not completed) and (C) fees and expenses associated with any organizational and operating expenses of vehicles formed by the Investment Manager or its affiliates in connection with any co-investment opportunity;
(xi)third-party fees, costs and expenses related to obtaining, implementing (including initial onboarding), and maintaining (including licensing and subscription fees and expenses) any credit facility, portfolio, valuation (including fees and expenses of any third parties that may be engaged to provide valuation services), or other data monitoring and/or reporting software for the Partnership (such as, for example, iLevel);
(xii)third-party debt-related expenses of the Partnership, including expenses related to raising leverage, refinancing, and servicing debt and the cost of compliance with lender requests;
(xiii)third-party expenses relating to hedging strategies of the Partnership;
(xiv)third-party legal, tax, administration and accounting expenses charged to the Partnership, including expenses for preparation of annual audited financial statements, tax return preparation, insurance, routine tax and legal advice (including tax preparation fees and expenses as well as other expenses related to reporting and filings done by external tax professionals or for outside consultants engaged to assist Goldman Sachs personnel with regard to such functions);

(xv)third-party fees and expenses charged to the Partnership of consultants or advisors (including the Audit Committee, Value Accelerator Members, Industry Advisors and members of the Consulting Groups) engaged to provide consulting or advisory services to the Investment Manager, the Partnership and/or portfolio companies;
(xvi)third-party legal costs and expenses associated with indemnity, litigation, claims, arbitration, mediation, settlements, government investigations or other disputes in connection with the business of the Partnership, if any (and the amount of any judgment or settlement paid in connection therewith) or the enforcement of the Partnership’s rights against any person or entity;
(xvii)third-party insurance premiums charged to the Partnership (which insurance premiums may cover numerous investment vehicles and advisory accounts managed or advised by the Investment Manager, in which case such investment vehicles and advisory accounts will be allocated a share of the premiums);
(xviii)third-party expenses related to compliance by the Partnership with any applicable law, rule or directive or any other regulatory requirement and related to compliance with the foregoing requirements by the Investment Manager or its affiliates to the extent such compliance relates to the Partnership’s activities, including, without limitation, costs and expenses and fees incurred in connection with establishing, implementing, monitoring and/or measuring the impact of any Environmental, Social and Governance (“ESG”) policies and programs with respect to the Partnership or its investments or prospective investments, including without limitation all fees, costs, and expenses incurred in connection with reporting on such ESG policies and programs or otherwise evaluating the Partnership or its investments’ or prospective investments’ achievement of any ESG objectives, any expenses relating to the regulatory and other filings made on an initial or ongoing basis;
(xix)any costs and expenses relating to the appointment of the Distributor or any Sub-Distributor;
(xx)any Transfer Agent Fees;
(xxi)any costs, expenses and fees of any third-party Administrators appointed by the Partnership (“Administrator Fees”);
(xxii)third-party costs and expenses incurred by the General Partner in connection with the operation of the Partnership and the General Partner, including fees payable to the Directors and costs and expenses charged to or incurred by the Partnership in connection with or incidental to the operation of the Advisory Committee (including costs and expenses related to independent counsel and other advisors to the Advisory Committee);
(xxiii)any costs incurred by the Investment Manager, an Affiliate thereof or any other person entrusted with such tasks for their role in liaising and communicating with distributors and end investors;
(xxiv)expenses, if any, charged to the Partnership in connection with or incidental to any annual meetings or calls of the Partnership, in each case, whether held at Goldman Sachs’ offices or elsewhere (in each case, which meetings may or may not include actual and prospective Unitholders of the Partnership and/or of Other Investment Vehicles and other third-party attendees);
(xxv)costs, expenses and fees incurred by the Partnership in connection with the activities, meetings, conferences, symposia or other gatherings related to the Partnership, its portfolio investments or sector opportunities, as determined by the Investment Manager, including of representatives of current and prospective Investments (whether or not the associated investment opportunity is consummated by the Partnership and/or by one or more other investment vehicles formed, managed or sponsored by Goldman Sachs, including Other Investment Vehicles) of the Partnership and Other Investment Vehicles, as well as of Consulting Groups, Value Accelerator Members and/or Industry Advisors (including, without limitation, travel and activities such as pipeline vetting, strategic planning for the Partnership and administrative matters (e.g., meetings with the Investment Manager or portfolio companies), in each case, whether held at Goldman Sachs’ offices or elsewhere (in each case, which meetings may or may not include actual and prospective Unitholders of the Partnership and/or of Other Investment Vehicles and other third-party attendees));
(xxvi)costs, expenses and fees relating to transfers and redemptions of Units (although, as determined by the Investment Manager, the Partnership may require the transferor of Units to pay the expenses relating to the transfer); and printing, mailing and similar expenses;
(xxvii)debt-related expenses, including expenses related to raising leverage, refinancing, and servicing debt and the cost of compliance with lender requests (including travel expenses relating to the foregoing);
(xxviii)all fees and expenses in respect of any reporting or filing obligations to any government or regulatory body with competent authority and any legal and accounting expenses attributable to the Partnership;
(xxix)brokers’ fees and commissions;
(xxx)costs and expenses incurred as a result of any reorganization or restructuring (or the dissolution, winding up, or termination of) the Partnership;
(xxxi)all costs and expenses incurred in connection with any restructuring of the General Partner;
(xxxii)all expenses incurred in connection with the formation and operation of subsidiary vehicles, including any expenses similar to those that, if incurred by the Partnership, would be operating expenses;
(xxxiii)fees and expenses payable by the Partnership to Underlying Managers;
(xxxiv)costs and expenses and fees incurred by the Partnership in connection with the activities and meetings of the Consulting Groups;
(xxxv)costs and charges for equipment or services used in communicating information regarding the Partnership’s transactions between the Investment Manager and other agents;
(xxxvi)to the extent not already included as “Operating Expenses” pursuant to the preceding clauses, all other organizational- and offering-related payments, fees, costs, expenses and other liabilities or obligations incurred following the Initial Closing;
(xxxvii)any fees, costs and expenses charged by Broad Street Luxembourg in connection with its provision of corporate or administrative services to the Partnership and/or any of its subsidiaries; and
(xxxviii)any other costs, fees and expenses, as reasonably determined by the Investment Manager in good faith, that may be authorized by the Memorandum and the Partnership Agreement or as may be necessary or appropriate in managing the businesses of the Partnership (including in connection with the Partnership’s registration under the Exchange Act, if applicable).
Notwithstanding the foregoing, such Operating Expenses (i) may be allocated on a non-pro rata basis among Classes, Series and/or Unitholders (e.g., expenses or liabilities incurred in respect of one or more particular Classes, Series and/or Unitholders), (ii) if allocable to the Partnership as well as one or more Other Investment Vehicles, will generally be allocated among the Partnership, on the one hand, and one or more Other Investment Vehicles, on the other hand, in a manner that the Investment Manager deems to be fair and equitable, which may or may not be pro rata or on a different basis or (iii) may be borne by the Partnership on behalf of Other Investment Vehicles, if such allocation is deemed appropriate by the Investment Manager.
In addition, from time to time, for legal, tax or other structuring purposes, the Partnership may establish subsidiaries (based in the United States or abroad) through which Investments will be acquired and held. In such event, one or several service providers, including affiliates of Goldman Sachs, may be engaged to provide corporate services to the Partnership and such other entities and subsidiaries. Fees and expenses of any such service provider shall be covered as part of Operating Expenses.

Specifically with regard to Luxembourg subsidiaries of the Partnership, Broad Street Luxembourg S.à r.l. (“Broad Street Luxembourg”), an affiliate of Goldman Sachs, may be engaged to provide corporate services to the Partnership and such other entities and subsidiaries, although another person or entity (including a person or entity that is not affiliated with Goldman Sachs) may be engaged for such purposes. The services Broad Street Luxembourg would provide, if engaged, would include corporate secretarial services (e.g., preparation of board resolutions, annual and extraordinary meetings of equity holders, minutes and filings with chamber of commerce). The fees that Broad Street Luxembourg would receive if engaged are expected to be approximately €35,000 to €45,000 per year (depending on complexity) for each entity, plus reimbursement for certain expenses incurred on behalf of the Luxembourg subsidiary entities for which it acts as service provider. In addition, the agreements between Broad Street Luxembourg and such Luxembourg subsidiary entity would also generally provide for indemnification of Broad Street Luxembourg in connection with its role as service provider. The fees, expenses and any indemnification payments payable to Broad Street Luxembourg thereunder would be borne by the Luxembourg subsidiary entities (and indirectly borne by the Partnership and the Unitholders). The types of services provided by Broad Street Luxembourg are also provided by other service providers that are not affiliated with Goldman Sachs and, from time to time, such other service providers may provide services at a lower cost and/or could provide services at the same or a higher level. While these other service providers could be utilized in connection with any Luxembourg subsidiary entities that are formed in connection with the operation of the Partnership, it is expected that Broad Street Luxembourg will be retained to provide such services to any Luxembourg-domiciled entity that is a subsidiary of the Partnership. Fees and expenses of any such service provider shall be covered as part of Operating Expenses.
The amounts described above have not been negotiated on an arm’s-length basis and may be more or less than the amount a third party might charge for similar services.
Certain expenses, including certain expenses of the Investment Manager such as research (to the extent permitted by applicable law or regulation) and litigation expenses, are allocated among the Partnership and other funds and accounts based on an allocation methodology determined by the Investment Manager, which may or may not be on a pro rata basis.
With respect to Vintage Infrastructure Investments, Unitholders will indirectly bear a proportionate share of the organizational, offering and ongoing operating expenses, fees and other compensation and expenses of the Underlying Funds, which expenses, fees and other compensation may be significant. Since the Unitholders have exposure to the Underlying Funds indirectly through the Partnership, Unitholders will bear organizational, offering and operating fees and expenses (as applicable) at both the level of the Partnership and the Underlying Funds and as a result will be subject to higher fees and expenses than if they invested in the Underlying Funds directly.
All Organizational Expenses and Operating Expenses will be paid out of Subscription Amounts, borrowings, proceeds or other immediately available funds of the Partnership, as determined by the Investment Manager to be available for such purpose; provided that the Investment Manager may advance funds or arrange for one of its affiliates to advance funds to the Partnership for the payment of Organizational Expenses and Operating Expenses, and the Investment Manager or such affiliate will be entitled to the reimbursement, without interest, of any funds so advanced. In addition, Goldman Sachs will be entitled to reimbursement, without interest, for its reasonable out-of-pocket expenses, if any, in connection with its services and participation on the Advisory Committee.
Without limiting the generality of the proviso in the immediately preceding paragraph, the Investment Manager has agreed to bear (without reimbursement) Eligible Operating Expenses (as defined below) incurred through December 31, 2026 to the extent such Eligible Operating Expenses exceed 0.60% per annum of the NAV of the Partnership (which shall be determined on a pro rata basis on each month-end of each annual period) (the “Expense Threshold”); provided that the Expense Threshold shall be adjusted on a pro rata basis according to the actual number of days between the Initial Closing and December 31, 2026.
“Eligible Operating Expenses” shall mean all Operating Expenses other than any costs and expenses described in clauses (x)(B), (x)(C), (xii), (xiii), (xx), (xxiii), (xxvi), (xxvii), (xxix), (xxxiii) and (xxxviii) of the definition of “Operating Expenses” above and any costs and expenses of Underlying Funds borne by the investors in such Underlying Funds.

All fees referenced above are exclusive of any applicable tax unless otherwise stated.
Partnership Agreement
The description below of the Partnership Agreement is only a summary and is not necessarily complete. The description set forth below is qualified in its entirety by reference to the Amended Partnership Agreement to be attached as an exhibit to this Registration Statement prior to its effectiveness.
The Partnership was formed on December 10, 2024. G-Infra GP Advisors LLC, a Delaware limited liability company, is the Partnership’s general partner. Overall responsibility for oversight of the Partnership rests with the General Partner, which is managed by the GP Board of Directors whose rights include certain oversight rights with respect to certain situations involving conflicts of interest. The role of the Partnership’s Board is expected to be limited to the oversight of the preparation of the Partnership’s Exchange Act reports, audit matters, conflicts of interest and any other matters delegated to it by the General Partner. Without limitation, and subject to the terms of the Partnership Agreement, the General Partner is responsible for and authorized with the following, without approval of any Unitholder or other person:
•the management and operation of the Partnership;
•any and all of the objectives and purposes of the Partnership;
•to perform all acts and enter into and perform all contracts, other documents and tasks as it may deem necessary or advisable for the Partnership;
•selecting, approving, making and managing Investments generally, including in or alongside any Other Investment Vehicle;
•making all decisions concerning the investigation, evaluation, selection, monitoring, acquisition, holding and disposition of Investments; and
•directing the formulation of investment policies and strategies for the Partnership.
Notwithstanding the above, to the extent the Partnership materially departs from its core investment strategy, investment process and investment techniques, the Partnership will disclose any such material changes in its reports under the Exchange Act.
In addition, among other things, the Partnership Agreement provides for (i) certain transactions requiring approval of the Specified Persons (as defined in the Partnership Agreement), (ii) a leverage limit of 50% of the gross asset value of the Partnership (the “Leverage Limit”), except for certain exceptions described therein, (iii) indemnification and exculpation provisions, (iv) the types of fees and expenses chargeable to the Partnership, and (v) the Partnership’s ability to establish a Redemption Plan.
Additionally, under the Partnership Agreement, the General Partner is expected to have the right to change or replace any Partnership Board Independent Director for Cause and any Partnership Director that is not a Partnership Independent Director with or without Cause and take other actions without any consent or approval of Unitholders, including certain amendments to our Partnership Agreement and effecting significant corporate transactions. It is expected that Unitholders of the Common Class Series Units will be offered the opportunity to vote on the appointment of the GP Board in connection with the Partnership’s registration hereunder and will be entitled to vote in the ratification and re-election of the GP Board and the Partnership Board following the Partnership’s registration, as more fully described in “Item 1(c)—Partnership Board of Directors” above. See “—General Potential Conflicts of Interest” below and “Item 1A. Risk Factors—Potential Conflicts of Interest.”
Competition with Other Parties
G-INFRA will be competing for investment opportunities with other parties. It is possible that competition for appropriate investment opportunities may also increase. Such competition may reduce the number of opportunities available and/or adversely affect the terms upon which the Investments can be made by G-INFRA, including by requiring G-INFRA to assume a greater degree of risk than would otherwise be the case in the absence of such competition by, e.g., agreeing to more limited covenants, undertakings and/or warranties from sellers in respect of proposed Investments to be made by G-INFRA. Such competition may therefore reduce investment returns and contractual protections afforded to G-INFRA when acquiring Investments. There can be no certainty that Goldman Sachs will identify a sufficient number of attractive investment opportunities for G-INFRA. There may also be increased competition for service providers necessary to implement the investment objectives of G-INFRA. As a result, G-INFRA may experience difficulty in asset creation, asset expansion and other portfolio construction and development activities. To the extent that G-INFRA encounters significant competition in connection with any aspects of acquiring, constructing, operating and/or disposing of its Investments, returns to investors may decrease. See “—General Potential Conflicts of Interest” below and “Item 1A. Risk Factors—Potential Conflicts of Interest.”
General Potential Conflicts of Interest
Prospective investors should be aware that there will be occasions when Goldman Sachs may encounter potential conflicts of interest in connection with G-INFRA. In such cases, the Investment Manager determines, in its good faith judgment, whether an actual conflict of interest exists, and if so, the Investment Manager may take such actions as may be necessary or appropriate to prevent, resolve, reduce or mitigate the conflict.
In particular, except as otherwise expressly indicated, nothing contained herein will restrict the activities and operations of any Other Investment Vehicle or other Account (as defined below) or their respective affiliates (the “Interested Parties”). There may arise future instances where the interests of G-INFRA conflict with the interests of the Interested Parties and Goldman Sachs investment professionals which should be carefully evaluated before subscribing to Units. The Interested Parties and Goldman Sachs investment professionals have conflicts of interest, or conflicting loyalties, as a result of their numerous activities and relationships, some of which, but not all of such actual, apparent and potential conflicts of interest are discussed below. Goldman Sachs and Goldman Sachs investment professionals may in the future engage in further activities, transactions or relationships that may result in additional conflicts of interest not addressed below. In addition, there can be no assurances that Goldman Sachs will prevent, resolve, reduce or mitigate all conflicts of interest which may arise in a manner that is favorable to G-INFRA.
Goldman Sachs has set out policies for the purpose of identifying potential conflicts of interest and setting out procedures for preventing, managing and monitoring conflicts of interest. Goldman Sachs’ conflicts of interest policies are designed to ensure that business activities involving a conflict which may harm the interests of G-INFRA or its investors are carried out with an appropriate level of independence and that conflicts are prevented, resolved, reduced or mitigated fairly. Notwithstanding its due care and efforts, there is a risk relating to the organizational or administrative arrangements made by Goldman Sachs for the management of conflicts of interest. See “Item 1A. Risk Factors—Potential Conflicts of Interest.”
Investment Warehousing; Seed Capital
Goldman Sachs has warehoused, and expects to continue warehousing, one or more investments for the Partnership (each, a “GS Warehoused Investment”) and Goldman Sachs may cause the Partnership to enter into one or more agreements with third-party financing providers (each, a “Third-Party Financing Provider”) whereby the Partnership agrees, subject to certain conditions, to purchase certain assets from the Third-Party Financing Provider (each, a “Third-Party Warehoused Investment”), in each case, in accordance with and subject to applicable laws and regulations. In addition, Goldman Sachs previously provided seed capital by making a capital commitment to one or more special purpose vehicles, which were wholly-owned by Goldman Sachs and formed to hold one or more Vintage Infrastructure Investments (together with any GS Warehoused Investment, a “GS Investment”). In connection with each GS Warehoused Investment, Goldman Sachs shall receive input from Independent Valuation Advisors (as defined below) prior to requesting the approval of a Specified Person with respect to such transaction; provided that in the event a GS Warehoused Investment is transferred to the Partnership within ninety (90) days of the date such GS Warehoused Investment was originally acquired by Goldman Sachs, such GS Warehoused Investment shall not require an independent valuation and shall instead be transferred at cost, except that Goldman Sachs shall be permitted to seek an independent valuation of such GS Warehoused Investment, in its sole discretion, and effect such transfer (solely to the extent that consent is obtained from a Specified Person or as otherwise disclosed to the Unitholders in writing (a “Warehouse Disclosure”)) at fair value rather than cost.
Subject to obtaining the Partnership’s consent where and as described below, at any time Goldman Sachs in its discretion may convey such GS Warehoused Investments to the Partnership upon which the Partnership would be expected to pay an amount equal to the lesser of (A) the initial acquisition cost of such GS Warehoused Investments (including related expenses (including transaction expenses and expenses of conveyance), the “Base GS Warehoused Investment Amount”), plus simple interest at a rate of 5% per annum of such Base GS Investment Amount, annualized from the time such GS Investment was acquired by Goldman Sachs and (B) the fair value of such GS Investment.
For the avoidance of doubt, (i) with respect to any transfer of a GS Investment, the fair value of the GS Investment will be determined by the Investment Manager in accordance with the Valuation Policy and applicable law, with the assistance of one or several independent valuer(s), where Goldman Sachs deems it required or appropriate, and the initial acquisition cost will include related expenses (including transaction expenses and expenses of conveyance) and (ii) the pricing methodologies described above are subject to change from time to time and may be determined at the time of any transfer of a GS Investment (excluding, for the avoidance of doubt, any transfers effectuated in connection with the Initial Closing), in each case with the approval of a Specified Person. As discussed in further detail below, to the extent such a transfer constitutes a principal transaction (within the meaning of Section 206(3) of the Advisers Act), or the Partnership’s consent is otherwise required, the Partnership’s consent will be obtained through either: (x) in the case of transactions disclosed to prospective Unitholders prior to the Initial Closing, consent of Unitholders participating in such Closing, which consent will be deemed given by such Unitholders if their subscriptions are accepted or (y) disclosure of the terms of such transaction to, and receipt of consent from, a Specified Person.
Goldman Sachs previously made capital commitments to one or more special purpose vehicles wholly-owned by Goldman Sachs formed to hold one or more Vintage Infrastructure Investments and conveyed such Investments to the Partnership with the Partnership’s consent and at a price equal to the lesser of (A) the contributed capital to such special purpose vehicle(s) or the initial acquisition cost of such Investment(s), as applicable (net of amounts received by Goldman Sachs with respect to the applicable Investment(s) (including distributions from such investments)), including related expenses (including transaction expenses and expenses of conveyance), plus simple interest at a rate of 5% per annum of such contributed capital or initial acquisition cost, as applicable (annualized from the time capital was deployed in respect of such Investment) and (B) the fair value of such Investment.
In circumstances where Subscription Amounts are used to purchase GS Warehoused Investments and/or Third-Party Warehoused Investments, such Subscription Amounts will be unavailable for, and the Partnership may be unable to participate in, other new investment opportunities that might otherwise be available to the Partnership.
See “Item 1A. Risk Factors—Risks—Investment Risks—Risks Relating to Warehousing of Investments; Seed Capital” for further information.
Allocation of Investment Opportunities
Infrastructure Partners Funds
AM Private manages the Infrastructure Partners Funds that are focused on directly originated Direct Infrastructure Investments, which may have substantially similar investment objectives and strategies to the Partnership. A Direct Infrastructure Investment available to, and evaluated as being within the investment objective of, an Infrastructure Partners Fund, the Partnership and G-INFRA Lux may, in Goldman Sachs’ discretion, taking into account the various factors and subject to all the considerations described in “—General Factors Applicable to Allocations” below and any other factors that Goldman Sachs determines from time to time in its sole discretion to be relevant, be made available to (a) the Partnership and G-INFRA Lux, (b) certain (but not all) of the Infrastructure

Partners Funds, (c) any applicable Multi-Strategy Annual Fund4, and/or (d) other Multi-Strategy Investment Vehicles5 (as defined below), Regulated Funds6 or Open-Ended Funds that may invest alongside such Infrastructure Partners Funds as outlined below.
Investment alongside Infrastructure Partners IV Partnerships
If the Investment Manager determined in its discretion to make available for consideration by the Partnership an investment opportunity that was a Direct Infrastructure Investment in which the Infrastructure Partners IV Partnerships7 had invested or intended to invest, the Partnership and G-INFRA Lux were offered the opportunity to participate in such Direct Infrastructure Investment alongside the Infrastructure Partners IV Partnerships pro rata (based on their respective subscriptions and/or capital commitments, as applicable), assuming for such purposes that the net subscriptions to the Partnership and G-INFRA Lux are equal to $300 million. Prior to the Initial Closing, the Infrastructure Partners IV Partnerships transferred to the Goldman Sachs balance sheet the Partnership’s and G-INFRA Lux’s allocable share (based on assumed aggregate subscriptions of $300 million) of existing Direct Infrastructure Investments held by the Infrastructure Partners IV Partnerships and in respect of which the Partnership and G-INFRA Lux participated alongside the Infrastructure Partners IV Partnerships.
Investment alongside Future Infrastructure Partners Funds
In connection with any successor fund to the Infrastructure Partners IV Partnerships (each, a “Future Infrastructure Partners Fund”), Goldman Sachs will implement an allocation policy to determine how any Direct Infrastructure Investment available to, and evaluated as being within the investment objective of, such Future Infrastructure Partners Fund and the Partnership and G-INFRA Lux shall, taking into account the various factors and subject to all the considerations described in “—General Factors Applicable to Allocations” below and any other factors that Goldman Sachs determines from time to time in its sole discretion to be relevant, be allocated between such Future Infrastructure Partners Fund, on the one hand, and the Partnership, on the other hand. It is intended that each such allocation policy will, for the duration of the investment period of the relevant Future Infrastructure Partners Fund, provide that each investment opportunity will be allocated between the Partnership, on the one hand and such Future Infrastructure Partners Fund, on the other hand, in such manner and in accordance with such allocation methodology as determined by Goldman Sachs on an equitable basis. It is generally expected that the allocation of any such investment opportunity between the Partnership, G-INFRA Lux and any Future Infrastructure Partners Funds will be made on a pro rata basis (based on available capital) subject to the minimum size of the investment opportunity and/or legal, tax, regulatory or other similar considerations. However, Unitholders should be aware that such allocation methodology may not be determined based on the pro rata availability of capital between the Partnership, G-INFRA Lux and the relevant Future Infrastructure Partners Fund, including due to the fact that a Future Infrastructure Partners Fund could have priority rights with respect to certain types of investment opportunities. In addition, to the extent it is not practicable for these funds to participate in the relevant investment due to, among other factors, the limited size of the applicable investment opportunity and/or legal, tax, regulatory or other similar considerations, it is expected that certain of the Future Infrastructure Partners Funds will have priority with respect to any such investment opportunity. For purposes of this subsection, a “Future Infrastructure Partners
4 AM Private (i) expects to form one or more investment vehicles each calendar year (and formed the first iteration of such funds in 2021) and (ii) expects to offer interests in one or more multi-strategy funds that qualify and have been authorised as European long-term investment funds pursuant to Regulation (EU) 2015/760 of the European Parliament and of the Council of 29 April 2015 on European long-term investment funds as amended from time to time (each such fund, an “ELTIF”) primarily intended for certain European investors (and in 2023 formed its first Private Markets ELTIF, a sub-fund of Goldman Sachs Alternatives SICAV) (together with any successor funds, the “Private Markets ELTIF”), in each case with investment objectives expected to focus principally on participating in investments made during such calendar year by certain Other Investment Vehicles sponsored or managed by AM Private (including, for the avoidance of doubt, the Partnership and the Infrastructure Partners Funds) (clauses (i) and (ii), collectively with their predecessor vehicles and their successor vehicles, the “Multi-Strategy Annual Funds”).
5 The Investment Manager has entered into, and intends to enter into, special arrangements with investors that, as part of a multi-strategy or multi-asset class investment program established for one or more single investors and/or structured as a commingled investment vehicle for multiple investors or otherwise (including open-ended investment vehicles), commit capital to a range of the platform of products of the Investment Manager and/or its affiliates (together with the Multi-Strategy Annual Funds, the “Multi-Strategy Investment Vehicles”).
6 Goldman Sachs may establish open-ended investment vehicles (the “Open-Ended Funds”) and one or more regulated open-ended and/or closed-ended vehicles, including funds that (x) qualify and have been authorized as an ELTIF and/or (y) are governed by Part II of the Luxembourg Law of 17 December 2010 on undertakings for collective investment, as amended (each, a “UCI Part II Fund”) (ELTIFs and UCI Part II Funds, collectively with any successor funds, the “Regulated Funds”)
7 The “Infrastructure Partners IV Partnerships” refers to a certain Infrastructure Partners Funds investment program.

Fund” shall include any investment vehicle sponsored by Goldman Sachs that intends to invest programmatically alongside such Future Infrastructure Partners Fund.
Investment alongside prior Infrastructure Partners Funds
The Partnership may also participate in investment opportunities alongside any predecessor fund to the Infrastructure Partners IV Partnerships (each, a “Prior Infrastructure Partners Fund”) in the event the investment manager of such Prior Infrastructure Partners Fund determines that such Prior Infrastructure Partners Fund shall not or cannot participate in the entire investment opportunity and where the Investment Manager determines in its discretion that it is appropriate to do so. Such investment opportunities may include follow-on opportunities alongside a Prior Infrastructure Partners Fund or in lieu of such Prior Infrastructure Partners Fund. Prior to the Initial Closing, the Goldman Sachs balance sheet participated in a Direct Infrastructure Investment alongside a Prior Infrastructure Partners Fund on behalf of G-INFRA and is currently warehousing the Partnership’s allocable share of such existing Direct Infrastructure Investment for the Partnership.
Investment alongside Other Investment Vehicles
The Partnership may also participate in investment opportunities that are Direct Infrastructure Investments alongside any Other Investment Vehicle, the Goldman Sachs balance sheet or any applicable employee fund where the Investment Manager determines in its discretion that such investment opportunity is within the Partnership’s Direct Infrastructure Investments strategy and that it is appropriate to do so.
VIP Funds
A Vintage Infrastructure Investment available to, and evaluated as being within the investment objective of, a VIP Fund, the Partnership and G-INFRA Lux may, in Goldman Sachs’ discretion, taking into account the various factors described in “Item 1A. Risk Factors—Potential Conflicts of Interest” below and any other factors that Goldman Sachs determines from time to time in its sole discretion to be relevant, be made available to (a) the Partnership and G-INFRA Lux, (b) certain (but not all) of the VIP Funds, and/or (c) any applicable Multi-Strategy Investment Vehicles or Other Investment Vehicles (including Regulated Funds or Open-Ended Funds) that may invest alongside the VIP Funds, as outlined below. There can, however, be no assurance that any Vintage Infrastructure Investment opportunities will be made available to the Partnership for investment, and investment opportunities appropriate for the Partnership may be allocated, in whole or in part, to Goldman Sachs or Other Investment Vehicles.
Investment alongside Vintage Infrastructure Partners I
With respect to investments by Vintage Infrastructure Partners I,8 until the date that 70% of the aggregate committed capital of Vintage Infrastructure Partners I had been invested, committed or reserved for investment, expenses, liabilities or other obligations (the “VIP I 70% Threshold”), the Partnership could participate in investment opportunities alongside Vintage Infrastructure Partners I in the event the investment manager of Vintage Infrastructure Partners I determined that it was in the best interests of Vintage Infrastructure Partners I (including, due to diversification, portfolio management, leverage management, investment profile, risk tolerance or other exposure guidelines or limitations or cash flow considerations), not to participate in the full amount of such investment and where GSAM determined in its discretion to allocate a portion of the investment to the Partnership. For the avoidance of doubt, GSAM could allocate or not allocate any such opportunities to the Partnership during such period. As of the date of this Registration Statement, the VIP I 70% Threshold has been achieved. Following the date on which the VIP I 70% Threshold had been achieved, Goldman Sachs determined how to allocate investment opportunities among the Partnership, Vintage Infrastructure Partners I and Other Investment Vehicles based on GSAM’s investment allocation policy as in effect from time to time. Further details of GSAM’s current allocation policy are set out immediately below. Such investment opportunities may have included, but shall not be limited to, follow-on opportunities alongside Vintage Infrastructure Partners I or in lieu of Vintage Infrastructure Partners I.
8 “Vintage Infrastructure Partners I” refers to a certain Vintage Infrastructure Fund investment program.

Investment alongside Future Vintage Infrastructure Partners Funds
In connection with any successor funds to the Vintage Infrastructure Partners I (each, a “Future Vintage Infrastructure Partners Fund”), Goldman Sachs will determine how to allocate investment opportunities among the Partnership, the Future Vintage Infrastructure Partners Funds and Other Investment Vehicles based on the investment allocation policy of GSAM as in effect from time to time. In applying the investment allocation policy, GSAM may take into account one or more factors. Please see “Item 1A. Risk Factors—Potential Conflicts of Interest—Other Activities of Goldman Sachs and Effect on Investment Decisions, Sale of Units and Allocation of Investment Opportunities and Expenses” and “—Allocation of Investment Opportunities Among Accounts.” Under GSAM’s current allocation policy, subject to those factors and the terms of the Other Investment Vehicles, where an investment opportunity is suitable for the Partnership, Future Vintage Infrastructure Partners Funds and/or Other Investment Vehicles, but none of the foregoing has a right to be allocated the opportunity ahead of the other accounts, the investment opportunity would generally be allocated among such accounts based on their investable capital with respect to the relevant opportunity for the relevant period (including later investments made during the applicable period). For this purpose, investable capital is generally calculated for a limited period (typically a calendar year) at the beginning of each period and then revised when GSAM deems appropriate. In the case of the Partnership, investable capital with respect to Vintage Infrastructure Investments will be determined by the Investment Manager periodically based on subscriptions, repurchases and other sources of and uses of funds by the Partnership. Such allocations also take into account that one or more of the Partnership, the Future Vintage Infrastructure Partners Funds and Other Investment Vehicles may not participate in full or in part with respect to an investment opportunity as a result of investment restrictions, diversification guidelines, portfolio construction or other reasons. For example, certain Other Investment Vehicles have restrictions on participating in certain types of investments, including where an investment is prohibited by the investment policy of such Other Investment Vehicle, or otherwise falls outside the investment parameters (e.g., not meeting certain environmental, social and governance criteria) of such Other Investment Vehicle. Some Other Investment Vehicles may also require that the underlying investors consent to each investment. The Investment Manager may also set certain investment guidelines with respect to investments for the Partnership, for example to manage the exposure of the Partnership to certain types of investments. In addition, the structure of a proposed investment, any relevant legal requirement (e.g., ERISA constraints) and tax and other considerations could affect the allocation of a particular investment. In addition, notwithstanding the foregoing, Goldman Sachs may increase an Other Investment Vehicle’s allocation to one or more portfolio investments if GSAM determines the change is necessary or advisable to permit the Other Investment Vehicle to deploy all of its remaining investable capital for an investment period prior to the end of that investment period.
Other Investment Vehicles
Goldman Sachs has established, sponsored and/or managed (through AM Private, XIG or a different group within Goldman Sachs) certain other investment vehicles and/or advised accounts having similar or different investment objectives and strategies to the Partnership (all such vehicles and accounts, excluding the Partnership but including the Infrastructure Partners Funds, the VIP Funds, G-INFRA Lux, the Multi-Strategy Investment Vehicles, Goldman Sachs balance sheet and any applicable employee funds as well as other vehicles and accounts formed in the future, the “Other Investment Vehicles”). The Other Investment Vehicles include entities, accounts and/or other investment vehicles with investment objectives and strategies that are similar to those of the Partnership. These Other Investment Vehicles and Goldman Sachs (on behalf of itself) will from time to time select from the same pool of potential investments as the Partnership.
The Partnership may also participate in an investment opportunity that is a Vintage Infrastructure Investment alongside any Other Investment Vehicle where the Investment Manager determines in its discretion that such investment opportunity is within the Partnership’s Vintage Infrastructure Investment strategy and that it is appropriate to do so.
G-INFRA Lux
Goldman Sachs has established G-INFRA Lux with investment objectives substantially similar to those of the Partnership. It is expected that G-INFRA Lux and the Partnership will generally participate in investment opportunities on a side-by-side basis, with such investment opportunities allocated among G-INFRA Lux and the Partnership subject to the diversification requirements of G-INFRA Lux and the Partnership as well as the other factors outlined below which Goldman Sachs may in its discretion consider when determining such allocation. G-INFRA Lux and the Partnership are not considered parallel funds and the investment objectives of G-INFRA Lux and the Partnership may deviate over time. Prior to the Initial Closing, (i) the Infrastructure Partners IV Partnerships transferred to the Goldman Sachs balance sheet the Partnership’s and G-INFRA Lux’s allocable share of existing Direct Infrastructure Investments in respect of which the Partnership and G-INFRA Lux will participate alongside the Infrastructure Partners IV Partnerships and (ii) the Goldman Sachs balance sheet participated in a Direct Infrastructure Investment alongside a Prior Infrastructure Partners Fund on behalf of G-INFRA and is currently warehousing the Partnership’s allocable share of such existing Direct Infrastructure Investment for the Partnership. G-INFRA Lux is expected to be allocated a higher proportion of such warehoused Direct Infrastructure Investments than will be allocated to the Partnership and no adjustment of such allocation between the Partnership and G-INFRA Lux is expected to be made in the event that the relative sizes of the Partnership and G-INFRA Lux change over time as a result of subscriptions and/or redemptions.
General Factors Applicable to Allocations
For the avoidance of doubt, the allocations described above in this section “—Allocation of Investment Opportunities” (A) remain subject to the Investment Manager’s allocation policies and procedures, which may be updated by the Investment Manager from time to time in its discretion, (B) do not apply to any investment that is an “additional investment” in a company in which any Other Investment Vehicle sponsored or managed by AM Private has an existing interest and (C) will be modified as necessary to account for any investments allocated to any Other Investment Vehicles as described herein (including any such investments that are warehoused for such vehicles prior to their initial third-party closings).
When determining whether all or any portion of such available investment opportunity is appropriate for the Partnership, the Investment Manager in its discretion may consider such factors as it determines to be reasonable, including (without limitation): (i) investment horizons and terms, investment objectives, guidelines and restrictions (including legal and regulatory considerations), (ii) tax sensitivity, (iii) different levels of investment for different strategies, (iv) relevant contractual provisions, (v) availability of other investment opportunities, (vi) targeted rates of return, (vii) diversification requirements, (viii) available capital, (ix) size of the investment opportunity, (x) expected duration and anticipated magnitude of the overall investment program, (xi) expected future capacity, portfolio composition, (xii) source of the investment opportunity, (xiii) whether the investment represents an “add-on” opportunity, (xiv) anticipated cash flows, (xv) anticipated redemptions and other liquidity considerations of the Partnership, and other factors deemed relevant by the Investment Manager and that may change from time to time.
The Investment Manager may determine in its discretion that certain Direct Infrastructure Investments or certain Vintage Infrastructure Investments are not appropriate for, and should not be allocated to, the Partnership, or the Partnership should not take its full potential allocation of the Direct Infrastructure Investment or the Vintage Infrastructure Investment as determined in accordance with the foregoing, based on such factors that are deemed relevant by the Investment Manager in its discretion, including for legal, tax, regulatory, structuring or other relevant considerations. Such unallocated portions of such opportunities shall be allocated as Goldman Sachs determines in its sole discretion, which may include directly or indirectly, to some or all of the Other Investment Vehicles, third parties and/or such other parties as are selected by Goldman Sachs in its sole discretion. Such allocation may be based on commitments, arrangements or agreements between Goldman Sachs and such investors and Other Investment Vehicles or may be based on other considerations.
Allocation of such opportunities requires Goldman Sachs to make subjective judgments, which involve inherent conflicts and the risk that assumptions regarding investment opportunities will not ultimately prove correct. See “Item 1A. Risk Factors—Potential Conflicts of Interest” for further discussion of investment allocations.

Other Investment Vehicles Will be Given Priority Over the Partnership With Respect to Certain Investments
Pursuant to the Investment Manager’s investment allocation policy, certain Other Investment Vehicles that have an investment strategy focused on either particular types of investments or on investments in a particular sector or industry will generally be given priority with respect to investment opportunities of the relevant type or in the relevant sector or industry. This includes Other Investment Vehicles that are formed in the future. Once the Investment Manager, on behalf of such Other Investment Vehicles, has determined the amount that those Other Investment Vehicles will invest in a transaction, any excess capacity is allocated in the Investment Manager’s discretion. The recipients of such excess capacity will vary and in respect of a transaction could include the Partnership, but also could be limited to other accounts or persons with whom Goldman Sachs has a relationship (including offering the opportunity as a co-investment to investors that do not have any contractual right to invest). As a result of the foregoing, the Partnership may not have access to certain types of investments or may have more limited access than would otherwise be the case. In this regard, prospective Unitholders should note that Goldman Sachs has established certain private funds managed by the Investment Manager that focus primarily on making secondary investments in funds and providing other liquidity solutions relating to private funds which focus on particular sectors of the private funds market or on particular types of secondary investments other than infrastructure investments (such private funds, “Other Sector Specific Vintage Funds”). Such Other Sector Specific Vintage Funds will generally be given priority over the Partnership with respect to investments of the relevant type. Accordingly, the Partnership is not expected to participate in investments alongside the Other Sector Specific Vintage Funds except to the extent there is excess capacity in one or more such investments. The Other Sector Specific Vintage Funds with priority over the Partnership include (i) funds that focus on real estate-related secondary investments and (ii) funds that focus on credit-related secondary investments and portfolio finance investments (to the extent such portfolio finance investments are not primarily related to infrastructure, as determined by Goldman Sachs). Additional Other Sector Specific Vintage Funds may be formed in the future and given priority over the Partnership with respect to a particular sector, industry or type of investment. The Investment Manager will determine whether an investment falls within the strategy of an Other Sector Specific Vintage Fund, in its discretion, generally by evaluating the transaction as a whole. By way of further example, the Investment Manager manages Other Investment Vehicles that have investment strategies focused on making co-investments and making investments in management companies of alternative asset managers. To the extent that such types of investment opportunities are presented, the Investment Manager will generally allocate such opportunities to the applicable Other Investment Vehicle(s) focused on such opportunities (or their successor funds and potentially related accounts as co-investment opportunities, including co-investors that do not have any contractual rights to co-invest) before allocating them to other accounts, including the Partnership.
Leverage
The Partnership may generally borrow for any general corporate purposes, including, without limitation, investments, transaction expenses and working capital purposes, bridging of subscriptions and redemptions, currency hedging, distributions and running expenses, subject to a requirement that indebtedness directly incurred by the Partnership not exceed the Leverage Limit; provided that (a) the Partnership will not be in violation of the foregoing as a result of any fluctuations in the Partnership’s gross asset value whether as a result of any distributions, redemptions, disposition of assets, fluctuations in the value of Investments or otherwise, (b) no remedial action will be required if the Leverage Limit is exceeded for any reason other than the incurrence of an increase in indebtedness (including the exercise of rights attached to an Investment) and (c) the Partnership may incur additional indebtedness for borrowed money that causes the indebtedness directly incurred by the Partnership to exceed the Leverage Limit to the extent the Investment Manager expects at the time of each such incurrence that such indebtedness shall be reduced to less than or equal to the Leverage Limit within nine (9) months from the date the Leverage Limit was initially exceeded.
For purposes of calculating compliance with the foregoing:
(i)Indebtedness only includes loans for borrowed money and does not include deferred purchase price obligations relating to property or services, obligations to make investments (including, for the avoidance of doubt, obligations and commitments to fund loans), equity commitments (whether or not such equity commitments are for the specific purpose of repayment of obligations or otherwise), pledges of or grants of security interests in collateral, other forms of credit support, derivative transactions (including obligations in connection with hedging transactions) or any other hedging activities or contingent reimbursement obligations for letters of credit that have not yet been honored (or any credit support provided by the Partnership, including in support of any of the foregoing obligations incurred by subsidiaries or investment vehicles of the Partnership) or any guarantees or credit support of the foregoing.
(ii)Only recourse indebtedness of, or guarantees by, the Partnership are considered indebtedness of the Partnership. Indebtedness of the Partnership does not include (A) indebtedness of subsidiary vehicles or other subsidiaries or investment vehicles of the Partnership (or any Other Investment Vehicle) except to the extent that the Partnership is liable for such indebtedness directly or as a guarantor with respect to a specific guarantee of indebtedness or (B) indebtedness incurred by the Partnership on a non-recourse basis. In particular, and without limiting the foregoing, in seeking to achieve its investment objectives, the Partnership is expected to obtain financing at the level of the relevant Direct Infrastructure Investment to fund the acquisition of such Investment. The recourse for the repayment of any such financing shall be limited to the relevant Direct Infrastructure Investment and there shall be no recourse to the Partnership or other Investments or assets of the Partnership.
(iii)To the extent the Partnership, on the one hand, and G-INFRA Lux or other parties, on the other hand, are liable for the same indebtedness (including liability as a guarantor), the applicable indebtedness will be allocated among such entities for purposes of the foregoing limitation (and any similar limits in the governing documents of the other entities) in the Investment Manager’s discretion. For example, if the Partnership and G-INFRA Lux co-guarantee a credit facility, the amount owing under such credit facility will be allocated by the Investment Manager between the Partnership and G-INFRA Lux.
(iv)Further, certain subsidiaries of the Partnership, including one or more aggregator vehicles for Direct Infrastructure Investments or Vintage Infrastructure Investments, may incur indebtedness which may be structured in a manner that causes (i) such vehicles to be jointly or jointly and severally liable on a cross-guaranteed and/or cross-collateralized basis for the repayment of such indebtedness and/or (ii) the assets of such vehicles to be pledged on a joint or joint and several cross-guaranteed and/or cross-collateralized basis to secure indebtedness obtained for the benefit of such vehicles.
Term
The Partnership intends to continue in existence indefinitely but is subject to earlier dissolution and termination as described in the Partnership Agreement.
Size
There shall be no minimum or maximum size of the Partnership.
Emerging Growth Company
We will be and we will remain an “emerging growth company” as defined in the JOBS Act until the earlier of (a) the last day of the fiscal year (i) following the fifth anniversary of the date of an initial public offering pursuant to an effective registration statement under the 1933 Act, (ii) in which we have total annual gross revenue of at least $1.235 billion, or (iii) in which we are deemed to be a large accelerated filer, which means the market value of our Units that is held by non-affiliates exceeds $700 million as of the date of our most recently completed second fiscal quarter, and (b) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period. For so long as we remain an “emerging growth company” we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley Act”). Once we are no longer an emerging growth company, so long as our Units are not traded on a securities exchange, we will continue to be deemed to be a “non-accelerated filer” under the Exchange Act, and as a non-accelerated filer, we will be exempt from compliance with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act. We cannot predict if investors will find our Units less attractive because we may rely on some or all of these exemptions.

In addition, Section 107 of the JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the 1933 Act for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We will take advantage of the extended transition period for complying with new or revised accounting standards, which may make it more difficult for investors and securities analysts to evaluate us since our financial statements may not be comparable to companies that comply with public company effective dates and may result in less investor confidence.
Distribution Reinvestment Plan
The Partnership does not expect to make distributions on a regular basis. In the event the Partnership makes any distributions, the Partnership has adopted an “opt out” distribution reinvestment plan (“DRIP”), pursuant to which the Partnership will reinvest all cash distributions declared by the General Partner on behalf of the Unitholders who do not elect to receive their distributions in cash as provided below. As a result, if the General Partner authorizes, and the Partnership declares, any cash distributions to Unitholders, then Unitholders who have not opted out of the DRIP will have their cash distributions automatically reinvested in Units of the same Series owned by the Unitholder (a “Reinvestment”) as described below, rather than receiving such cash distribution. Series A Unitholders will not be automatically enrolled, or permitted to elect to participate, in the DRIP in respect of such Series A Units, and the terms of the DRIP set forth herein will not apply to cash distributions made to the holders of Series A Units.
For the avoidance of doubt, the General Partner is not required to make distributions to Unitholders upon the disposition of an investment, but may declare cash distributions to Unitholders in its sole discretion. Distributions on fractional Units (whether made through the DRIP or paid in cash) will be credited to each participating Unitholder’s account to the nearest 1000th of a Unit or paid in cash, as applicable. Units received through the DRIP will not be subject to the Early Exit Fee. The number of Units issued pursuant to a Reinvestment will be based on the NAV of the relevant Series of Units as of the date of the Reinvestment. Units issued pursuant to the Partnership’s DRIP will have the same rights as the Units offered pursuant to this Registration Statement.
No action is required on the part of a registered Unitholder to have his, her or its cash distributions reinvested in the Units. Unitholders can elect to “opt out” of the DRIP in their Subscription Agreements (other than clients of certain participating brokers that do not permit automatic enrollment in the DRIP). Clients of certain participating brokers that do not permit automatic enrollment in the DRIP will automatically receive their distributions in cash unless they elect to have their cash distributions reinvested in Units of the same Series. If a Unitholder elects to opt out of the DRIP, it will receive any distributions the Partnership declares in cash.
If any Unitholder initially elects not to participate in the DRIP, they may at any point become a participant by completing and executing the appropriate authorization form as may be available from the Partnership. Participation in the DRIP will begin with the next distributions payable after acceptance of a participant’s subscription, enrollment or authorization. Units will be purchased under the DRIP as of the subscription date occurring on or immediately following the effective date of the applicable distribution (notwithstanding that payments in respect of distributions that are not reinvested pursuant to the DRIP may be made later).
If a Unitholder seeks to terminate its participation in the DRIP, notice of termination must be received by the Partnership ten (10) Business Days prior to the effective date of a distribution. Any transfer of Units by a participant to a non-participant will terminate participation in the DRIP with respect to the transferred Units. If a participant requests to have its Units redeemed in full, any Units issued to the participant under the DRIP subsequent to the Redemption Date (as defined below) will be considered part of the participant’s redemption submission. If all Units are redeemed, the participant’s participation in the DRIP will be terminated as of the Redemption Date, and any distributions to be paid to such Unitholder on or after such date will be paid in cash on the scheduled payment date of such distributions. For the avoidance of doubt, if a Unitholder’s redemption request is pro-rated in a quarterly redemption, the Unitholder will remain in the DRIP unless such Unitholder has “opted out” of the DRIP.
There will be no upfront selling commissions, placement fees, subscription fees or similar fees (“Subscription Fees”) charged to Unitholders for Units received pursuant to the DRIP, but the Units will incur any applicable Servicing Fee. The Partnership will pay the Transfer Agent fees under the DRIP. If Units are held by a broker or other financial intermediary, a Unitholder may change its election by notifying its broker or other financial intermediary of its election.
Redemption Plan
At the discretion of the General Partner and in accordance with the Partnership Agreement, the Partnership has implemented a Redemption Plan pursuant to which Unitholders may redeem Units in each quarter in an amount up to 5% of the aggregate NAV of the Partnership (measured using the NAV of the Partnership as of the immediately preceding Redemption Date (the “Redemption Cap”)) subject to certain conditions. Pursuant to the Redemption Plan, the General Partner may, in its sole discretion and in accordance with the Partnership Agreement, cause the Partnership to redeem Units in an amount that exceeds the 5% quarterly Redemption Cap in any calendar quarter. Series A Units and any Units received as compensation for the Management Fee may be redeemed by the Partnership at NAV per Unit at the Investment Manager’s request pursuant to a separate redemption arrangement and will not be subject to any redemption limitations (including the Redemption Cap), restrictions (including the Early Exit Fee) or notice requirements. In addition, Goldman Sachs shall be permitted (without notice to, or the consent of, the Unitholders) cause the redemption of its Units at any time, including in the event such action is necessary or appropriate to comply with, or diminish or otherwise modify the burden associated with, any laws, regulations or reporting requirements applicable to it (a “Regulatory Redemption”), and such Regulatory Redemption shall be without regard to any redemption limitations (including the Redemption Cap), restrictions (including the Early Exit Fee) or notice requirements.
Redemption requests must be submitted using the Partnership’s then-current redemption request form and received by the Partnership in good order (as determined by the General Partner in its discretion, as delegated to the Investment Manager) no later than 4:00 p.m. (Eastern Time) at least thirty (30) calendar days prior to the applicable Redemption Date (such date, the “Redemption Cut-Off Date”).
Redemption requests received after the Redemption Cut-Off Date will be deemed to have been submitted for the next Redemption Date. Except as otherwise provided herein or permitted by the General Partner (as delegated to the Investment Manager), redemption requests, once received with respect to a particular Redemption Date, will be irrevocable following the applicable Redemption Cut-Off Date.
Any Units being redeemed which have been held by Unitholders for less than two (2) years will be subject to an early exit fee of 5% of the NAV of such Units (the “Early Exit Fee”), which shall reduce the redemption proceeds payable to the applicable Unitholder, unless waived by the General Partner or the Investment Manager in their sole discretion. For purposes of determining the applicability of the Early Exit Fee, the redemption of a Unitholder’s Units shall be considered to be made on a “first-in, first-out” basis (i.e., first with respect to the Units initially issued to such Unitholder, then with respect to the Units next issued to such Unitholder, and so on). Any Early Exit Fee shall be applied for the benefit of the Partnership and the Unitholders as a whole (other than any Units redeemed as of the applicable Redemption Date).
If redemption requests with respect to any Redemption Date exceed the Redemption Cap with respect to the relevant Redemption Date, redemption requests from all Unitholders that have submitted valid redemption requests shall be reduced, pro rata based on the aggregate NAV of the Units in each Unitholder’s redemption request, to the extent necessary to not exceed the Redemption Cap. Except as otherwise provided herein, any redemption requests submitted in excess of the Redemption Cap must be re-submitted for the next Redemption Date.
The Partnership expects that settlements of Unit redemption which are accepted will generally be made within sixty (60) calendar days of the Redemption Date. In the event of a redemption request, the Investment Manager may generate liquidity to satisfy such redemption by any permissible activities of the Partnership which may include using, without limitation, (i) the Partnership’s liquidity reserve, (ii) the Partnership’s credit facility, (iii) subscriptions from Unitholders or (iv) income or monetization proceeds from investments; provided that the Partnership is under no obligation to take any of the above actions and is generally not expected to sell Investments (other than Liquidity Assets) to fund redemptions.
Subject to any Early Exit Fee, redemptions of Units will be effected based upon the NAV per Unit of the applicable Class or Series as of the relevant Redemption Date after giving effect to the allocation of Net Capital

Appreciation or Net Capital Depreciation, Carried Interest (including accruals thereof) and any distributions as of such Redemption Date but before giving effect to any subscriptions as of such Redemption Date. For the avoidance of doubt, (i) redemption proceeds will be calculated net of the amount of any distributions owed to the applicable Unitholder as of such Redemption Date in respect of the redeemed Units, but the Partnership will (unless otherwise determined by the General Partner in its sole discretion) make any such distributions separately to the applicable Unitholder in cash, regardless of whether such Unitholder has elected to participate in the DRIP (including in respect of distributions owed in respect of such redeemed Units) and (ii) any Carried Interest accrued in respect of Units being redeemed shall be allocated to the Recipients as of the applicable Redemption Date.
The General Partner (or any other person to whom such powers have been delegated by the General Partner) shall have the discretion to accept or reject redemption requests in full or in part in accordance with the terms of the Redemption Plan and the Memorandum, and to determine in the best interests of the Unitholders as a whole and subject to the following provisions, whether and to what extent to fulfil redemptions, and the timing of such fulfilment.
In normal circumstances, redemption requests will be processed as set out in this Registration Statement and aggregate redemptions will generally be limited to the Redemption Cap. The General Partner shall have the discretion to accept and service redemption requests in excess of the Redemption Cap. The General Partner, in consultation with the Investment Manager, may waive the Redemption Cap if and to the extent that sufficient projected liquidity is available for this purpose and the General Partner determines it to be in the best interests of Unitholders who have requested the redemption of their Units and Unitholders who have not requested the redemption of their Units; provided that the Redemption Cap and/or the Early Exit Fee may be waived in the case of redemption requests arising from the death, divorce, or qualified disability of the Unitholder or in the case of redemption requests arising from the rebalancing of a model portfolio sponsored by a financial intermediary, including, without limitation, Goldman Sachs and its affiliates. The General Partner, after consultation with the Investment Manager, is also permitted to make exceptions to, modify, suspend (entirely or partially) or terminate the Redemption Plan if in its reasonable judgment it deems such an action to be in the best interests of the Partnership and the Unitholders. In making such determinations, the General Partner will have regard to the overall projected liquidity position of the Partnership and whether such actions are in the best interests of the Partnership and of both Unitholders who have requested the redemption of their Units and Unitholders who have not requested the redemption of their Units. Redemption requests that are not accepted as a result of such suspension must be re-submitted for the next Redemption Date following the lifting of such suspension.
The General Partner may, after consultation with the Investment Manager, permit redemptions on shorter notice periods and at such other times, in other amounts and upon other terms, subject to any conditions that it may impose in its discretion and may waive certain redemption restrictions or requirements for one or more Unitholders (and not other Unitholders) or all Unitholders on a Redemption Date or otherwise, including without limitation, the Redemption Cap, Early Exit Fee and/or notice requirements.
Compulsory Redemptions
A Unitholder may be required to withdraw from the Partnership in whole or in part without consent or other action by the Unitholder or other person if the General Partner or the Investment Manager determine that such redemption would be in the interest of the Partnership, including without limitation, if the General Partner or the Investment Manager determine that the continued participation of a Unitholder is likely to:
(a)require registration of the Units under any securities laws applicable to the Partnership or the Units to be redeemed;
(b)cause the Partnership to fail to qualify for an exemption from regulation, or otherwise to be required to be registered as an investment company under the Investment Company Act;
(c)result in the assets of the Partnership being or continuing to be treated as “plan assets” subject to Title I or ERISA (as defined below) or Section 4975 of the Code (or comparable law or regulation);

(d)result in any other material adverse tax, regulatory or other consequences to any Unitholder or the Partnership or its affiliates including (without limitation) the Partnership’s failing to comply with any relevant Tax Reporting Regime or being subject to withholding tax under such Tax Reporting Regime;
(e)result in any violation of other applicable laws or regulations, including ERISA;
(f)result in any material adverse consequence to the Partnership’s investment activities;
(g)result in the Partnership being treated as an association or a publicly traded partnership taxable as a corporation for U.S. federal income tax purposes; or
(h)cause any indebtedness or other obligations incurred by the Partnership being deemed an extension of credit in the form of a personal loan to or for any Sarbanes-Oxley Insider or that would otherwise violate Sarbanes-Oxley.
In addition, the Partnership may mandatorily redeem (in whole or in part) the Units of any Unitholder for “cause” if the General Partner or the Investment Manager determine that (i) there is any material breach of such Unitholder’s representations, warranties or covenants; (ii) the Unitholder ceases to be treated as a U.S. Person (as defined in Section 7701(a)(30) of the Code for U.S. federal income tax purposes); (iii) the Unitholder or any beneficial owner of the Unitholder (x) engages in illegal conduct or gross misconduct which the General Partner or the Investment Manager determines could result in reputational harm to the Partnership, Goldman Sachs or its affiliates, (y) is convicted of, or pleads nolo contendere to, a felony or a serious misdemeanor or (z) illegally or fraudulently obtains the funds with which such Unitholder seeks to invest; (iv) there is any breach of such Unitholder’s obligation to keep information confidential in accordance with this Agreement; (v) the Unitholder ceases to be an Eligible Investor9; (vi) the Unitholder becomes, or is determined to be, a Tax-Exempt Owner; or (vii) any purported transfer of Units by a Unitholder is not in compliance with the Partnership Agreement, as determined by the Investment Manager. The General Partner and the Investment Manager will, to the extent practicable and consistent with legal, regulatory, tax and internal policy considerations, use commercially reasonable efforts to provide notice to any Unitholder of a mandatory redemption for cause.
Without limiting the foregoing, the Partnership may mandatorily redeem (in whole or in part) the Units held by, on behalf or for the account or benefit of, Unitholders who do not meet the requirements for Eligible Investors. The Partnership may also mandatorily redeem (in whole or in part) Units in order to effectuate any roll-up (i.e., where the Partnership consolidates Units of two or more Classes, sub-Classes, Series or sub-Series where separate tracking of such Units is no longer necessary or advisable).
The General Partner may require any Unitholder to provide it with any information that it may consider necessary for the purpose of determining whether or not the Partnership needs to redeem the Units. Further, Unitholders shall have the obligation to immediately inform the Partnership to the extent certain information, representations or warranties previously given or made to the Partnership relating to investor suitability is no longer accurate or true. In exercising the mandatory redemption rights, the Partnership will notify the Unitholder of the reasons which justify the mandatory redemption of Units, the aggregate NAV of Units to be redeemed and the indicative Valuation Day on which the mandatory redemption will occur. Mandatory redemption proceeds shall be determined and paid in generally the same manner as voluntary redemption proceeds. Unitholders whose Units are redeemed by the Partnership will not be entitled to a return of any amount of Subscription Fees that was charged in connection with the Unitholder’s purchase of such Units. To the extent the Partnership requires the mandatory redemption of any Units of any Unitholder, such redemption will generally not be subject to the Redemption Cap or
9 “Eligible Investor” means, unless otherwise determined by the General Partner, U.S. Persons (within the meaning of Regulation S under the 1933 Act and within the meaning of Section 7701(a)(30) of the Code for U.S. federal income tax purposes) that are not Tax-Exempt Owners and that are both “accredited investors” as defined in Regulation D under the 1933 Act, and (i) “qualified purchasers” as defined in Section 2(a)(51) of the Investment Company Act and the rules promulgated thereunder or (ii) “knowledgeable employees” as defined in Rule 3c-5 under the Investment Company Act. To the extent non-U.S. persons invest in the Partnership (including through any entity treated as a partnership for U.S. federal income tax purposes), such persons should expect to be subject to (i) material adverse U.S. tax consequences and (ii) U.S. federal net income tax (and, in the case of non-U.S. individuals, U.S. estate tax) filing and payment obligations, and may be required to reimburse the Partnership for any costs associated with such investor’s participation in the Partnership.

the Early Exit Fee, unless otherwise determined by the General Partner (in consultation with the Investment Manager) in its sole discretion.
Employees
We do not currently have any employees and do not expect to have any employees. Services necessary for our business are provided by individuals who are employees of the General Partner, the Investment Manager or their affiliates pursuant to the terms of the Investment Management Agreement and the Partnership Agreement. See “Item 1(c). Description of Business—Investment Management Agreement” and “—Partnership Agreement.”
The Offering
The Partnership conducts a continuous private offering of Units on a monthly basis to prospective investors who are both (i) accredited investors (as defined in Regulation D under the 1933 Act) and (ii) qualified purchasers (as defined in the Investment Company Act and rules thereunder) in reliance on exemptions from the registration requirements of the Securities Act, including under Regulation D and Regulation S. Accordingly, the Partnership is primarily intended for investors with such financial intermediary relationships. Investors should consult with their financial intermediary to discuss potential eligibility and suitability to invest in the Partnership.
Separate eligibility requirements, including under Regulation S under the Exchange Act, may apply to non-U.S. investors in one or more parallel funds. Each potential Unitholder must also satisfy any eligible Unitholder qualifications as set forth in the Subscription Agreement and any additional qualifications required by their financial intermediary.
Subscriptions for Units may be made on an ongoing basis but will only be accepted as of the Subscription Date, unless the General Partner determines otherwise in its sole discretion. Unit issuances related to monthly subscriptions are effective the first calendar day of each month and will be issued at the Partnership’s Transactional NAV as of the applicable Subscription Date. Subscription requests in respect of a given Subscription Date must be received on or prior to 4:00 p.m. (Eastern Time) on the day which falls at least fifteen (15) Business Days prior to the Subscription Date (unless otherwise determined by the General Partner or the Distributor). Units shall be issued at a price equal to the NAV per Unit of such Unit as of the last Business Day of the calendar month in which such Units are issued (after giving effect to any distributions, redemptions of Units (including any Early Exit Fee) and Carried Interest (including accruals thereof) as of such date). Because subscriptions for Units must generally be submitted at fifteen (15) Business Days prior to the last Business Day of the month, prospective investors will not know the NAV per Unit at which they will be subscribing at the time they subscribe.
To be accepted, a subscription request must be made with a completed and executed Subscription Agreement in good order, including (a) satisfying any additional requirements imposed by the Distributor or applicable Sub-Distributor, (b) satisfying the know your client (KYC), terrorist financing and anti-money laundering checks carried out by the Partnership or its agent or service providers and (c) payment of the full purchase price of the Units being subscribed prior to the Subscription Date, it being understood that a subscription request partially deferred to one or more later Subscription Dates will need to be paid in installments as instructed by the General Partner (or any other person to whom such powers have been delegated by the General Partner). If a subscription request is rejected for not complying with the preceding conditions (including the settlement of the full purchase price where applicable), the prospective Unitholder shall be notified of such rejection and will be required to submit a new subscription request for the next Subscription Date. Subscriptions received in relation to a given Subscription Date will be reported in the NAV of the Partnership in the calendar month following such Subscription Date.
The minimum initial subscription amount by each Unitholder in the Partnership will be $10,000 for Series I0 Units, Series R1 Units and Series N Units, although the General Partner may in its discretion accept lesser amounts. Certain placement agents or financial intermediaries may have higher minimums. Unitholders may subscribe to the Partnership directly or via nominee or omnibus accounts. The investments made by the nominee will not be aggregated in order to determine the investor’s eligibility for a specific Class and/or Series or its minimum initial subscription or holding.

The Partnership is currently offering (a) four (4) Common Class Series: Series I0 Units, Series R1 Units, Series 1869 Units and Series N Units; and (b) three (3) Select Class Series: Series A Units, Series C Units and Series NV Units. The Partnership also has the following Series of Units that are not currently being offered: Series RSD0 Units.
The key differences among the Series of Units of the Partnership include ongoing Servicing Fees, Management Fees and Carried Interest, as described herein.
Common Class Series
•Series I0 Units are restricted to institutional investors, as determined by Goldman Sachs in its sole discretion. Series I0 Units are subject to payment of Carried Interest and Management Fees but are not subject to a Servicing Fee.
•Series R1 Units are available to investors that subscribe through certain third-party distributors. Series R1 Units are subject to payment of Carried Interest, Management Fees and Servicing Fees. Series R1 Units are subject to a 0.85% Servicing Fee rate.
•Series RSD0 Units are restricted to Eligible Investors who meet certain criteria established by the Investment Manager, and notably (i) Unitholders that receive certain investment services from Goldman Sachs entities and (ii) Unitholders that receive certain investment services from the Distributor or a Sub-Distributor that has agreed to certain exclusive distribution rights for the Partnership. During the Series RSD Lock-Up Period, the RSD0 Units are subject to a 50% discount to the Management Fee rate and a 50% discount to the Carried Interest rate. Series RSD0 Units will not be subject to a Servicing Fee.
•Series 1869 Units will initially be available to certain eligible former partner managing directors of Goldman Sachs investing in the Partnership through the “1869 Program for Partner Alumni”; provided that the General Partner may, in its discretion, offer such Units to any other individuals, including those with which Goldman Sachs has a strategic relationship. Series 1869 Units are subject to a 50% discount to the Management Fee rate and a 50% discount to the Carried Interest rate. Series 1869 Units will not be subject to a Servicing Fee.
•Series N Units are restricted to institutional investors, as determined by Goldman Sachs in its sole discretion. Series N Units are not subject to payment of Carried Interest, Management Fees or Servicing Fees.
Select Class Series
•Series A Units will be issued to the Recipients, directly or indirectly, notably for the purpose of the Carried Interest, and will not participate in the performance of the Partnership other than in respect of the Carried Interest. Series A Units are not subject to payment of Carried Interest, Management Fees or Servicing Fees.
•Series C Units are available only to (i) Goldman Sachs, (ii) Goldman Sachs investment professionals and employees, (iii) Goldman Sachs entities formed to facilitate investment by Goldman Sachs and such Goldman Sachs investment professionals and employees and (iv) Value Accelerator Members (as defined below), Industry Advisors (as defined below) and Consulting Groups.10 Series C Units are not subject to payment of Carried Interest, Management Fees or Servicing Fees.
•Series NV Units are restricted to institutional investors, as determined by Goldman Sachs in its sole discretion. During the Series NV Lock-Up Period, the Series NV Units are subject to a 50% discount to the Management Fee rate and a 50% discount to the Carried Interest rate. Series NV Units will not be subject to a Servicing Fee.
10 The Investment Manager may, from time to time, form one or more councils or consulting groups (each, a “Consulting Group”), whose members, in the judgment of the Investment Manager, are expected to add value to the Partnership’s activities. Members of a Consulting Group may receive compensation for serving on the board of a Portfolio Asset, which may be paid by a Portfolio Asset and/or, in certain cases, by the Partnership or the Investment Manager. See “Item 1A. Risk Factors—Potential Conflicts of Interest—Industry Advisors” and “Item 1A. Risk Factors—Potential Conflicts of Interest—Consultants and Advisors” below.

Series G Units are no longer being offered, but were available to Goldman Sachs entities providing seed capital to the Partnership in accordance with and subject to applicable laws and regulations. Series G Units were not subject to payment of Carried Interest, Management Fees or Servicing Fees.
The General Partner may, at any time, create additional Classes or Series whose features may differ from the existing Classes and Series described above. The General Partner may determine to increase or decrease the availability of any Class or Series of Units with respect to certain investors in its sole discretion (and regardless of the type of investor and/or whether an investor satisfies the minimum investment or follow-on investment requirement). Before making an investment decision, a prospective investor should consult with their investment adviser regarding the account type and the Classes and Series of Units they may be eligible to purchase.
Notwithstanding the conditions set out above, the General Partner shall have full discretion to allocate the subscription of any Unitholder to G-INFRA to any Class or Series. Notwithstanding anything to the contrary herein, the General Partner may accept, delay acceptance or reject subscriptions in its sole discretion, including choosing to reject or delay acceptance of all subscriptions for a given month, which could result in subscriptions being accepted on a day other than the first calendar day of the month. Subscriptions may be accepted from time to time in the General Partner’s sole discretion.
Valuation – Net Asset Value Calculation and Valuation Day
The Partnership’s NAV shall be calculated as of the last Business Day of each calendar month (a “Valuation Day”) by the Administrators (as defined below) pursuant to the provisions of the Partnership Agreement. The NAV of the Partnership shall be equal to the aggregate of the NAV of each Class. The NAV of a Class is equal to the balance of the Class Account11 with respect to such Class (or if no Class Account has been established with respect to a Class, then the NAV of such Class is equal to the aggregate balance of all Series Accounts with respect to such Class) and the NAV of a Series is equal to the balance of the Series Account with respect to such Series; provided, in any case and for the avoidance of doubt, that any Series Account and Class Account with respect to the same Class shall not be double counted for purposes of determining NAV. The NAV per Unit of (i) a Class shall be equal to the NAV of such Class divided by the number of outstanding Units of such Class and (ii) a Series shall be equal to the NAV of such Series divided by the number of outstanding Units of such Series.
The Investment Manager agreed to advance all of the Organizational Expenses. The Partnership will pay or reimburse the Investment Manager for the Partnership’s Organizational Expenses within two (2) years following the Initial Closing, and such Organizational Expenses will be amortized over a sixty (60) month period following the Initial Closing for purposes of determining Transactional NAV. As a result of this amortization of Organizational Expenses and certain other requirements (including as they relate to the treatment of Servicing Fees, as described below), of U.S. generally accepted accounting principles (“GAAP”), the Partnership’s calculation of NAV for purposes of determining the Expense Threshold (as defined below), measuring the Investment Restrictions and calculating subscription Units, Management Fees, Servicing Fees, Transfer Agent Fees (as defined below), Administrator Fees (as defined below), Carried Interest, redemption proceeds and/or other similar asset-based fees (the “Transactional NAV”) is expected to differ from the calculation of NAV as reflected in the financial statements of the Partnership (the “GAAP NAV”).
When determining GAAP NAV, the Partnership is expected to record liabilities (i) for Servicing Fees that the Partnership currently owes the Distributor and/or Sub-Distributor under the terms of the Distribution Agreement and (ii) for an estimate of the Servicing Fees that the Partnership may pay to the Distributor and/or Sub-Distributor in future periods. However, in determining Transactional NAV, the Partnership is not expected to deduct the liability for estimated future Servicing Fees.
For the avoidance of doubt, (i) all calculations of NAV described herein shall be made according to such procedures as may be established from time to time by the Investment Manager, in its sole discretion, (ii) calculations of Transactional NAV, to the extent that they incorporate valuations of certain of the Partnership’s assets and liabilities, are not required to be prepared in accordance with U.S. GAAP and (iii) any valuation or other
11 The Partnership maintains a separate account on the books of the Partnership for each Class (a “Class Account”) and for each Series thereof (a “Series Account”).

adjustments made to the Partnership’s assets and liabilities in connection with the determination of GAAP NAV are not required to be reflected in the calculation of the Transactional NAV for the applicable period. In addition, the determination of NAV may be suspended for any period in accordance with the Partnership Agreement.
The Partnership holds, and in the future is expected to hold, interests in certain Investments indirectly through one or more intermediate entities (including blocker entities and/or other corporate holding vehicles). The Transactional NAV generally will not reflect contingent tax liabilities of such intermediate entities (e.g., potential taxes that would be due upon realization of a gain) if such liabilities are not reasonably expected to be triggered upon the realization of the underlying Investment through a sale of interests of such intermediate entities (a “blocker sale”); provided that the Investment Manager may determine in good faith to reflect such liabilities in determining the fair value of the underlying Investment in select situations.
The actual disposition of the applicable underlying Investment, however, may trigger tax liability in any event, which would reduce the after-tax proceeds realized in the transaction compared to a situation where the same purchase price was achieved but taxes were not owed by the Partnership or any intermediate entities. If the Partnership subsequently effectuates a sale at the asset price used to calculate the Transactional NAV, but in a transaction that does generate taxes at an intermediate entity, this would cause the Transactional NAV of the Partnership to decrease. As a result, the Investment Manager has an incentive to not effectuate such a transaction.
However, Other Investment Vehicles alongside which the Partnership may invest will likely have different incentives, including in connection with differing investment performance metrics, which may impact the approach to the structure of dispositions of an Investment and/or a blocker sale.
The Partnership intends to disseminate monthly NAV to Unitholders through a Form 8-K filing on EDGAR, which are available on the SEC’s website at https://www.sec.gov and on the Partnership’s website, when available.
See “Item 9. Market Price of and Dividends on the Registrant’s Common Equity and Related Unitholder Matters—Valuation Methodology” for more information on our Valuation Policy.
Reporting Obligations
We will file our annual reports containing audited financial statements, quarterly reports and such other periodic reports as we determine to be appropriate or as may be required by law. We are filing this Registration Statement with the SEC under the Exchange Act to provide current public information to the investment community in anticipation of being required to register under Section 12(g) of the Exchange Act in the future and to comply with applicable requirements thereunder.
The SEC maintains a website (www.sec.gov) that will contain, when available, our annual reports on Form 10-K, quarterly reports on Form 10-Q and our current reports on Form 8-K. We do not currently maintain a website, but if we establish a website in the future, it will contain additional information about our business but the contents of such website will not incorporated by reference in or otherwise a part of this Registration Statement.
From time to time, we may use our website as a distribution channel for material company information. Financial and other important information regarding the Partnership will be accessible and posted on our website. The information contained on, or accessible from, our website is not part of this Registration Statement by reference or otherwise.
Proxy Voting Policies and Procedures
The Investment Manager is registered with the SEC as an investment adviser under the Advisers Act.
The SEC has adopted Rule 206(4)-6 under the Advisers Act (the “Rule”), which requires registered investment advisers that exercise voting authority over client securities to implement proxy voting policies. Because the Investment Manager may be deemed to have authority to vote proxies relating the companies in which the Partnership invests, the Investment Manager has adopted a set of policies and procedures (together, the “Policy”) in compliance with the Rule. To the extent the Investment Manager exercises or is deemed to be exercising voting authority over the Partnership’s securities, the Policy is designed and implemented in a manner reasonably expected to ensure that voting with respect to proxy proposals, amendments, consents or resolutions (collectively, “proxies”) is exercised in a manner that serves the best interest of the Partnership, as determined by the Investment Manager in its discretion. Notwithstanding the foregoing, because proxy proposals and individual company facts and circumstances may vary, the Investment Manager may not always vote proxies in accordance with the Policy. In addition, many possible proxy matters are not covered in the Policy. Generally, the Investment Manager will vote proxies (i) in favor of management’s recommendation for the election of the board of directors and (ii) to approve the financial statements as presented by management.
Each proxy is voted on a case-by-case basis taking into consideration any relevant facts and circumstances at the time of the vote. In situations where the Investment Manager wishes to vote differently from what is recommended in the Policy, or where a potential material conflict of interest relating to the proxy vote exists, the Investment Manager will take such actions as are required by the Policy.
Unitholders may request a copy of the Policy and the voting records relating to proxies as provided by the Rule by contacting the Investment Manager.
Certain U.S. Tax Considerations
Classification of the Partnership
The Partnership will be treated as a partnership for U.S. federal income tax purposes, provided that either (i) it is not a “publicly traded partnership” or (ii) it is a publicly traded partnership, but qualifies for the “90% passive income” exclusion, described below. It is expected that the Partnership will be operated in such a manner that it will not be a publicly traded partnership or will qualify for the 90% passive income exclusion for each taxable year. A publicly traded partnership is any partnership the interests in which are traded on an established securities market or which are readily tradable on a secondary market (or the substantial equivalent thereof). Interests in the Partnership will not be traded on an established securities market. In general, interests in a partnership will be considered readily traded on a secondary market (or the substantial equivalent thereof) if prospective buyers or sellers have an opportunity to buy or sell interests in the partnership, including through redemptions, in a timeframe and with the regularity and continuity that is comparable to trading on a securities market.
The Partnership will qualify for the 90% passive income exclusion in a taxable year so long as at least 90% of its gross income for the year and for each prior year, from and after the first year in which it is publicly traded, consists of “qualifying income.” “Qualifying income” includes (i) gains from the sale of stock, securities and non-U.S. currencies, (ii) interest (other than interest derived in the conduct of a financial or insurance business), dividends and payments with respect to securities loans, (iii) gains from options, futures or forward contracts derived with respect to the business of investing in stock, securities and non-U.S. currencies, (iv) in the case of a partnership a principal activity of which is the buying and selling of commodities (other than as a dealer) and futures, forwards and options with respect to commodities, income and gains from such investments, and (v) certain other investment income as set forth in the Treasury Regulations under Section 7704 of the U.S. Internal Revenue Code of 1986, as amended.
If the U.S. Internal Revenue Service were to determine that for a given taxable year the Partnership did not qualify for the 90% passive income exclusion and that it was a publicly traded partnership, the taxable income of the Partnership from and after that taxable year would be subject to corporate U.S. federal income tax (as well as state and local taxes) when recognized by the Partnership. Moreover, distributions of such income, other than in connection with certain redemptions of Units, would be treated as dividend income when received by the Unitholders to the extent of the current or accumulated earnings and profits of the Partnership, and Unitholders would not be entitled to report profits or losses realized by the Partnership. In any event, significant amounts of the assets of the Partnership are expected to be held through entities taxable as corporations for U.S. federal income tax purposes and are expected to be subject to U.S. corporate federal (and applicable state and local) income tax.
The remainder of this discussion assumes that the Partnership will be treated as a partnership for U.S. federal income tax purposes.

Taxation of Unitholders
Each Unitholder of the Partnership will be required to report on its U.S. federal income tax return, and will be taxed upon, its allocable share of each item of the Partnership’s income, gain, loss, deduction and credit for each taxable year of the Partnership ending with or within the Unitholder’s taxable year. See “—Allocations of Income, Gain, Loss and Deduction” below. Each item generally will have the same character and source (either U.S. or non-U.S.) as though the Unitholder realized the item directly. Unitholders must report these items regardless of the extent to which, or whether, they receive cash distributions from the Partnership for such taxable year. In addition, because the NAV of a Unitholder’s Units reflects both realized and unrealized appreciation and depreciation of the net assets of the Partnership, a Unitholder’s share of the taxable income of the Partnership in any year may be more or less than the amount of appreciation or depreciation reflected in the NAV of such Unitholder’s Units for that year.
For the reasons described above and because, among other things, the Partnership is not generally obligated, and does not intend, to make distributions (other than with respect to any distributing Class or Series of Units) to the Unitholders other than in connection with Unit redemptions as described in “—Redemption Plan” , Unitholders may recognize substantial amounts of taxable income in each year, the taxes on which are expected to exceed any distributions from the Partnership. In particular, Unitholders that participate in the DRIP with respect to some or all of their Units will recognize substantial amounts of taxable income without corresponding distributions.
Each Unitholder will receive a Schedule K-1 to IRS Form 1065 (U.S. Return of Partnership Income), or any successor form, indicating such Unitholder’s share of the Partnership’s income, gain, loss, deduction and credit relevant for U.S. federal income tax purposes for each taxable year of the Partnership. However, the Partnership does not expect that it will receive all of the necessary information from the underlying investments on a timely basis and does not expect to be able to provide final IRS Schedules K-1 to the Unitholders for any given taxable year until as late as late August or early September of the following year. While the Partnership intends to provide Unitholders with estimated IRS Schedule K-1 information with respect to a given taxable year in early April of the following taxable year, any such information will be based on the best information available to the General Partner as of that time and may be incomplete and/or materially different from the tax information included on a Unitholder’s final IRS Schedule K-1. Unitholders should therefore expect to be required to obtain extensions of the filing date for their income tax returns at the U.S. federal, state, and local level and should be aware that they may not have complete and/or accurate estimated tax information from the Partnership to use in connection with the calculation of their estimated tax liabilities. As a result, each Unitholder will have a greater risk of additional tax liabilities above those estimated on its extension (and associated interest and penalties) relative to investments where more precise underlying information is received by April 15th.
The Partnership is generally not intended for a person who is a Tax-Exempt Owner and, as such, Tax-Exempt Owners will generally not be permitted to invest in the Partnership. In addition, no direct or indirect transfers of Units will generally be permitted if such transfer would cause a Tax-Exempt Owner to own Units, and investors will generally be required to complete a tax supplement to the subscription document confirming they are not a Tax-Exempt Owner and to agree with the Partnership that they will not permit or otherwise cause any such transfer to occur (including not permitting any such transfer of ownership of the investor). Further, any transfer that occurs in violation of this requirement shall be deemed, to the maximum extent permitted by law, as void ab initio and as if such transfer never occurred. Each investor in the Partnership will agree to promptly notify the Partnership if, notwithstanding the foregoing, it determines that, at any time, it is or becomes a Tax-Exempt Owner. In the event a Unitholder is or becomes a Tax-Exempt Owner, or attempts to transfer Units to a Tax-Exempt Owner, the Partnership may mandatorily redeem such Unitholder’s Units.
In the event it is determined that the Partnership has any Tax-Exempt Owner, the Partnership and/or other third parties could incur material tax liabilities and associated costs related to such ownership with respect to certain of the Partnership’s investments (including as a result of the inability to utilize or monetize certain tax credits of the Partnership, its investment vehicles and/or any underlying investment). The Partnership may be required to pay and/or to indemnify third parties for any such liabilities (including liabilities for taxes, penalties, interest, additions to tax, or any related costs or expenses or failure to withhold taxes) and associated costs (including any indemnification obligations the Partnership owes to third parties) in connection with a Tax-Exempt Owner owning Units (“Ineligible

Ownership Costs”), and each Unitholder will agree to indemnify the Partnership for (i) any such Ineligible Ownership Costs the Partnership may suffer as a result of a misrepresentation as to its tax status and ownership structure and (ii) any change in a Unitholder’s tax status, which may result in the Partnership incurring Ineligible Ownership Costs. Moreover, each Unitholder will be obligated to notify the Partnership prior to any changes to its tax status and ownership structure. Although the General Partner and the Partnership have remedies available to them to enable them to allocate the burden of any Ineligible Ownership Costs only to those investors who caused the Partnership to incur such Ineligible Ownership Costs, such remedies may be insufficient, in which case an investor who is not a Tax-Exempt Owner may bear a share of such Ineligible Ownership Costs.
In addition to the other remedies available to the General Partner in connection with a Tax-Exempt Owner’s ownership of an interest in the Partnership, in the event a Tax-Exempt Owner acquires an interest in the Partnership, the General Partner may (a) allocate such Tax-Exempt Owner’s proportionate interest to Unitholders who are not Tax-Exempt Owners, and (b) take such other actions that the General Partner determines appropriate or advisable, in its sole discretion, such that the Tax-Exempt Owner is not entitled to the economic benefits of any portion of the applicable interest. The General Partner may make allocations and/or distributions in a manner other than as described herein, including disproportionate allocations of gain or loss and/or disproportionate distributions to the extent required under applicable laws, rules and regulations, or otherwise deemed advisable or necessary by the General Partner in its discretion, including to give effect to the foregoing.
The Partnership is generally not intended for Non-U.S. Persons. Any Unitholder that is, or becomes, a Non-U.S. Person should expect to be directly subject to U.S. federal net income tax (and, in the case of non-U.S. individuals, U.S. estate tax) filing and payment obligations as a result of holding Units. In addition, the Partnership could incur material administrative costs and withholding tax liabilities in connection with ownership by a Non-U.S. Unitholder, and Non-U.S. Unitholders will be required to indemnify the Partnership from and against any such liability and/or cost. Any Unitholder that becomes or expects to become a Non-U.S. Person will be required to notify the General Partner in advance of such change in status, which may result in a mandatory redemption of such Unitholder’s Units by the Partnership. If its Units are not redeemed, such Unitholder may be required to provide updated subscription materials and/or execute a side letter regarding such Unitholder’s non-U.S. status and the risks associated therewith. Except as otherwise noted below, this discussion does not otherwise discuss the tax considerations applicable to investors that are Non-U.S. Persons or that are flow-through entities for U.S. federal income tax purposes and are owned (in whole or in part) by Non-U.S. Persons.
Prospective investors that are Non-U.S. Persons should consider an investment in G-INFRA Lux and prospective investors that are Tax-Exempt Owners should consider an investment in a Feeder Fund that may be offered in the future. Each prospective investor is urged to consult its tax advisor with respect to the specific tax and/or filing consequences associated with an investment in the relevant vehicles.
Tax Exempt Unitholders
Tax Exempt Owners are generally subject to U.S. federal income taxation on their unrelated business taxable income (“UBTI”). Subject to certain exceptions described below, UBTI is defined as the gross income derived by such a tax-exempt entity from an unrelated trade or business (including a trade or business conducted by a partnership of which the tax-exempt entity is a partner), less the deductions directly connected with that trade or business. UBTI generally does not include dividends, interest, certain types of rents from real property and gain or loss derived from the sale of property (other than gain or loss derived from the sale of inventory and property sold to customers in the ordinary course of a trade or business). UBTI includes operating income from certain asset categories owned directly or through entities treated as transparent for U.S. federal income tax purposes. In addition, fee income actually received or deemed to be received by the Partnership or the Unitholders (including any fee income that might be deemed to be received because, although paid to the Investment Manager, or its affiliates, such income results in a reduction in the Management Fee) may be treated as UBTI in certain circumstances. The Partnership intends to take the position that Unitholders do not share in fee income by virtue of such a reduction in Management Fee. The IRS may take a contrary view, however. If that view were ultimately sustained, U.S. tax-exempt Unitholders could be required to pay U.S. federal income tax on that income as UBTI.

If a tax-exempt entity’s acquisition of an interest in a partnership is debt-financed, or a partnership incurs “acquisition indebtedness” that is allocated to the acquisition of a partnership investment, then UBTI may include a percentage of gross income (less the same percentage of deductions) derived from such investment regardless of whether such income would otherwise be excluded as dividends, interest, rents, gain or loss from sale of eligible property, or similar income. The Partnership expects to incur debt either directly or through the investment funds in which the Partnership invests, which could generate UBTI for U.S. tax-exempt Unitholders (given that generally debt incurred by a partnership is attributed to its partners). In addition, the Partnership or the entities through which it invests may earn operating income that would be UBTI if earned by a U.S. tax-exempt Unitholder directly. Due to the anticipated operations of the Partnership, it is possible that the Partnership will incur income treated as UBTI. In addition, U.S. tax-exempt Unitholders may not be permitted to offset losses from one trade or business against the income or gain from another trade or business (even if those trades or businesses are both conducted by the Partnership). Each tax-exempt investor is urged to consult with its own tax counsel as to the U.S. federal income tax consequences as a result of incurring UBTI.
In order to mitigate the incurrence of UBTI for Tax-Exempt Owners, the General Partner may form one or more Feeder Funds.
Taxation of Non-U.S. Unitholders
In General
Investments made by the Partnership in the United States may constitute a U.S. trade or business. In general, in that event, Unitholders that are Non-U.S. Persons (“Non-U.S. Unitholders”) would themselves be considered engaged in a trade or business in the United States through a permanent establishment. Thus, Non-U.S. Unitholders that invest in the Partnership directly or through an entity that is transparent for U.S. federal income tax purposes should be aware that the Partnership’s income and gain from (as well as gain on the sale of Units in the Partnership that is attributable to) U.S. Investments may be treated as effectively connected with the conduct of a U.S. trade or business through a permanent establishment and thus be subject to U.S. federal income tax (and possibly state and local income tax), even though such investor has no other contact with the United States. In addition, it is likely that one or more investment funds that the Partnership holds interests in are engaged in a U.S. trade or business. Any U.S. trade or business income allocated to the Partnership by such investment funds will be allocated to the Unitholders.
Prospective Non-U.S. Unitholders should consider an investment in G-INFRA Lux.
Redemptions/Distributions to a Unitholder
In General
Subject to Section 751 of the Code (as discussed below), distributions to a Unitholder by the Partnership, including Unit redemptions (and distributions that are reinvested pursuant to the DRIP), other than in liquidation of the Unitholder’s interest in the Partnership, will generally not result in the recognition of gain or loss by such Unitholder, except that gain will generally be recognized to the extent that cash distributed (or treated as distributed pursuant to the DRIP) exceeds the Unitholder’s adjusted tax basis for its interest in the Partnership. Any such gain recognized will generally be treated as capital gain. In addition, for U.S. federal income tax purposes each Unitholder will have a single tax basis in all of their Units (including Units issued pursuant to the DRIP), resulting in any amount paid by a Unitholder to purchase additional Units (including any amount deemed reinvested pursuant to the DRIP) being blended with all amounts previously paid by such Unitholder to derive such Unitholder’s adjusted tax basis (and holding period) in their Units. Each Unitholder should be aware that he, she or it will be required to calculate and track their adjusted tax basis in their Units to determine the amount of gain or loss (if any) recognized with respect to redemptions of (or distributions on) such Unitholder’s Units. In addition, if the capital contribution of a new Unitholder is distributed to the Unitholders (other than such new Unitholder), for U.S. federal income tax purposes such distributions may be treated as a taxable sale of a portion of their interests by Unitholders receiving such distributions. In the event of a sale or other transfer of an interest at any time other than the end of the Partnership’s taxable year, the share of income and losses of the Partnership for the year of transfer attributable to the interest transferred will be allocated for U.S. federal income tax purposes between the transferor and the transferee on an interim closing-of-the-books basis, pro rata basis, or other reasonable method determined by the General Partner reflecting the respective periods during such year that each of the transferor and the transferee owned the interest.
On the complete liquidation of a Unitholder’s interest in the Partnership, a Unitholder that receives only cash will generally recognize gain or loss equal to the difference between the amount of cash received and such Unitholder’s adjusted tax basis for its interest in the Partnership. If a Unitholder receives cash and other property, or only other property, from the Partnership, it will generally not recognize loss but will generally recognize gain to the extent that the amount of cash received exceeds the adjusted tax basis of its interest in the Partnership. Any gain or loss recognized will generally be treated as capital gain or loss.
Under Section 751 of the Code, if a Unitholder’s Units are redeemed in whole or in part, a portion of the cash or other property received in the redemption will generally be considered received in exchange for the Unitholder’s allocable share (with respect to the redeemed Units) of the “unrealized receivables” (as defined under Section 751(c) of the Code) of the Partnership and the Unitholder will generally recognize ordinary income or loss equal to the Unitholder’s allocable share (with respect to the redeemed Units) of any appreciation or depreciation (measured by the difference in fair market value and tax basis) in respect of such unrealized receivables. For these purposes, accrued but untaxed market discount, if any, on debt securities held by the Partnership will be treated as an unrealized receivable.
Distributions of Property
A Unitholder’s receipt of a distribution of property (other than cash) from the Partnership generally would not be taxable. However, under Section 731 of the Code, a distribution consisting of marketable securities generally would be treated as a distribution of cash (rather than property) for purposes of determining gain (but not loss) unless the distributing Partnership is an “investment partnership” and the recipient Unitholder is an “eligible partner” within the meaning of Section 731(c) of the Code. The Partnership will determine at the appropriate time whether it qualifies as an “investment partnership.” The term “eligible partner” generally would include a Unitholder whose contributions to the Partnership consisted solely of cash.
Allocations of Income, Gain, Loss and Deduction
The Partnership will maintain a separate Class Account on the books of the Partnership for each Class and a separate Series Account for each Series thereof; provided that the Partnership may maintain a Series Account for each Series of a Class in lieu of maintaining a Class Account for such Class (including, for the avoidance of doubt, that the Partnership may maintain a Series Account for each Common Class Series in lieu of maintaining a Class Account for the Common Class) as determined by the General Partner (as delegated to the Investment Manager) in its sole discretion. The Partnership will also maintain a sub-account with respect to each Class and with respect to each Series held by each Unitholder; provided that, if a Class does not have a corresponding Class Account, the Partnership shall not be required to establish sub-accounts with respect to such Class (including, for the avoidance of doubt, that the Partnership shall not be required to establish sub-accounts with respect to the Common Class in the event the Partnership maintains a Series Account for each Common Class Series). Each account with respect to a Class or Series of Units will, as applicable, be (i) increased by the amount of any subscriptions made in respect of such Class or such Series, (ii) decreased to reflect any redemption of Units of such Class or such Series (including any Early Exit Fee in respect of such redemption), or any distributions in respect of Units of such Class or such Series (including any amounts deemed distributed), (iii) increased or decreased by such Class’s or such Series’ allocable share of the appreciation or depreciation of the net assets of the Partnership (as determined below) for each accounting period, (iv) increased by such Class’s or such Series’ allocable share of any Early Exit Fee (which shall be allocated in the same manner as appreciation or depreciation of the net assets of the Partnership but after first giving effect to any redemptions of Units as of the applicable date), (v) decreased (or increased in the case of Series A Units) for any Carried Interest in respect of such Class or such Series, and (vi) decreased by any Management Fee in respect of such Class or such Series. Each Unitholder’s (a) sub-account with respect to each Class (if any) shall equal the account of such Class multiplied by the percentage of Units in such Class owned by such Unitholder and (b) sub-account with respect to a Series shall equal the Series Account of such Series multiplied by the percentage of Units in such Series owned by such Unitholder (and, accordingly, each Unitholder’s share of the appreciation or depreciation of the net assets of the Partnership allocable to a given Class or Series, as applicable, shall be equal to such appreciation or depreciation multiplied by the percentage of Units in such Class or Series, as applicable, owned by such Unitholder).
For each accounting period, the appreciation or depreciation of the net assets of the Partnership will generally be allocated among each Class and Series of Units, other than the Series A Units, pro rata based upon the relative Class Accounts and Series Accounts, as applicable, as of the beginning of such accounting period, after adjustment for any subscriptions, distributions and redemptions as of the beginning of such accounting period. However, in making the Partnership’s allocations, the General Partner will be relying, in part, on certain tax information provided by underlying investment entities. The General Partner may not receive all of the allocation information it requires in order to properly allocate the Partnership’s items of taxable income, deduction, gain, loss or credit. Allocations for U.S. federal income tax purposes generally will be made among the Classes and/or Series in a manner consistent with the economic intent of the Limited Partnership Agreement and in accordance with the Unitholders’ interests in the Partnership. In furtherance of the foregoing, the General Partner in its sole discretion may allocate items of gross or net income and/or gross or net deduction to the extent it deems appropriate to achieve the desired allocations consistent with the foregoing or to the extent required by law, and may determine that an equitable method of allocation includes, without limitation, an allocation of most items of taxable income pro rata based on the relative differences between amounts allocated to the accounts maintained on the books of the Partnership and the aggregate amounts of tax items allocated to the relevant Class and/or Series of Units. The tax rules governing the appropriate methodology for making tax allocations in connection with the public and private assets expected to be directly or indirectly owned by the Partnership are not completely clear. There is no assurance that the IRS will agree with the allocation methodology employed by the Partnership and/or the underlying investment entities and/or the allocations resulting therefrom. The Partnership’s allocations may be challenged by the IRS, and if successfully challenged, the Partnership’s allocation of items of taxable income and gain or loss and deduction may be different from what was originally reported, and the amounts of income and gain or loss and deduction allocable to a class or series of Unitholders and/or any particular Unitholder may be increased. See “—Tax Elections; Returns; Audits” below.
Tax Considerations Relating to the Partnership’s Investments
The tax consequences associated with investing in the Partnership will vary significantly depending upon the manner in which the Partnership invests and the types of investments it makes. Investments may be held directly, or indirectly by one or more entities treated as partnerships, disregarded entities and/or corporations for U.S. tax purposes, and investments may be structured as common equity, preferred equity, debt, or other forms of investment. Investments may be made in portfolio companies organized as corporations or as partnerships, joint ventures, or other so-called “pass-through” entities, and certain types of investments, including in real estate, energy, infrastructure and other asset classes, may give rise to additional tax issues. Accordingly, tax consequences, including the timing and character of income earned by the Partnership, generally will vary depending on a variety of factors, including the structure of investments as debt or equity, the industries in which the Partnership invests, the types of investments that are made and their classification for U.S. federal income tax purposes, as well as the manner in which the Partnership holds investments.
The Partnership generally expects to make most of its investments indirectly in or through one or more holding entities that are treated as corporations for U.S. federal income (and applicable, state, local and non-U.S.) tax purposes which is expected to (i) facilitate the Partnership’s ability to provide simplified K-1 reporting to Unitholders in the Partnership than would be the case if the Partnership invested on a fully unblocked basis (though Unitholders should pay particular attention to the disclosure and filing obligations described in “—CFCs/PFICs” below), (ii) prevent Unitholders from being subject to direct state, local or non-U.S. income tax filing obligations and (iii) result in 90% or more of the Partnership’s income is treated as “qualifying income,” as discussed above. Accordingly, Unitholders may bear increased tax costs as a result of the use of such corporate investment vehicles (each of which may be subject to taxes) relative to other Goldman Sachs accounts or investors that participate in the same portfolio company through holding entities that are treated as transparent entities for U.S. federal income tax purposes (including, with respect to Non-U.S. Blockers, adverse tax consequences as described in “—CFCs/PFICs” below).

Direct Infrastructure Investments
Direct Infrastructure Investments in U.S. Portfolio Companies.
With respect to Direct Infrastructure Investments into operating entities treated as partnerships for U.S. federal income tax purposes that would otherwise generate income that is effectively connected with a U.S. trade or business (“Effectively Connected Income”), the Partnership generally expects that each such investment will be made through one or more U.S. entities that are treated as corporations for U.S. tax purposes (each such U.S. entity, a “U.S. Blocker,” and any non-U.S. entity treated as a corporation for U.S. tax purposes, a “Non-U.S. Blocker”). While the General Partner generally expects to structure such investments in this manner, there can be no assurances that each such investment will be structured through a U.S. Blocker in all circumstances. The Partnership, however, generally does not expect that investments in “United States real property holding corporations” (as defined in Section 897 of the Code) will be made through a U.S. Blocker or a Non-U.S. Blocker. The manner in which each investment is made will be determined by the General Partner in its sole discretion.
If an investment is made through a U.S. Blocker, corporate-level tax will be imposed on such U.S. Blocker (and such U.S. Blocker will further be subject to U.S. state and local taxes or other taxes) and distributions and allocations of income and loss will be made net of any such taxes. These taxes may, depending upon the nature and character of the underlying income, be material and should be expected to reduce the returns achieved by Unitholders in the Partnership.
With respect to certain investments, in order to effectuate efficient exits by the Partnership, it is anticipated that the Partnership, rather than causing U.S. Blockers to divest of assets, may enter into agreements to sell all outstanding interests in a U.S. Blocker. Any such stock sales for cash are expected to be taxable transactions for U.S. federal income tax purposes and result in capital gains to the Partnership. No assurances can be provided that the Partnership will be able to sell the stock of any such U.S. Blocker and notwithstanding the foregoing, should it be determined that a partial or total sale of the assets of a U.S. Blocker would be more advantageous from a tax, commercial or other perspective than a sale of outstanding interests in such U.S. Blocker, the Partnership may instead cause a U.S. Blocker to effectuate one or more such asset sales to a third party or another U.S. Blocker owned directly or indirectly by the Partnership, in each case on an arm’s length basis. Any such asset sales by a U.S. Blocker would be fully taxable to such U.S. Blocker subject to offset by available net operating losses and current year losses and deductions. Any distributions of cash from such U.S. Blockers that are treated as dividends for U.S. federal income tax purposes are generally expected to be treated as “qualified dividend income” for U.S. federal income tax purposes, and may be subject to lower tax rates by a non-corporate Unitholder. Taxes payable by a U.S. Blocker with respect to such asset sale may reduce the returns of Unitholders. The determination of whether to sell interests in a U.S. Blocker or assets held by a U.S. Blocker, and other decisions with respect to exit structuring, may take into account tax or other considerations applicable to the relevant Other Investment Vehicles; see “Item 1A. Risks Factor—Potential Conflicts of Interest—Management of the Partnership by the Investment Manager—Diverse Interests of Accounts Participating in an Investment or Transaction.”
The Carried Interest is generally expected to be calculated on a gross performance basis (i.e., without reduction for taxes paid or accrued by (i) a U.S. Blocker(s) or (ii) any other investment entity or vehicle). The manner in which the Carry Recipients’ right to receive Carried Interest is implemented and the tax allocations associated therewith (particularly in connection with distributions and allocations of Carried Interest at the level of a direct or indirect subsidiary vehicle of the Partnership that is treated as a partnership for U.S. federal income tax purposes) may impact the taxes imposed on blocker entities or other corporate holding vehicles, potentially reducing returns to Unitholders.
Direct Infrastructure Investments that are not expected to generate Effectively Connected Income, including investments in U.S. entities treated as corporations for U.S. federal income tax purposes, including investments in “United States real property holding corporations” (as defined in Section 897 of the Code), will generally be held directly and/or indirectly through one or more special purpose investing entities, each of which is treated as a flow-through entity for U.S. federal income tax purposes.

Direct Infrastructure Investments in Non-U.S. Portfolio Companies.
Direct Infrastructure Investments in Non-U.S. portfolio companies will generally be held directly and/or indirectly through one or more non-U.S. special purpose vehicles that may be treated as transparent or opaque for U.S. federal income tax purposes.
Vintage Infrastructure Investments
Limited Ability to Control Tax Consequences.
Due to the focus of the VIP Funds (and any similar funds alongside which the Partnership may invest) on secondary investments, certain of the Vintage Infrastructure Investment opportunities that are available to the Partnership may be less efficient, from a tax perspective, than the investment opportunities that would have been available if the Partnership had instead purchased securities directly from their issuer. For example, if there is an opportunity to purchase an interest in an underlying fund, at an attractive price, the Partnership may directly or indirectly purchase such interest even though it has been specially structured for non-U.S. investors and may be inefficient, from a tax perspective, for the Partnership and its Unitholders. Furthermore, the Partnership generally expects to hold investments through U.S. Blockers and/or Non-U.S. Blockers in order to effectively administer the Partnership’s activities and to streamline the Partnership’s tax reporting, which structure may result in increased taxes being borne indirectly by the Partnership.
Because the underlying funds’ activities and investments will not be controlled by the Partnership, the ability of the Partnership to influence the activities of such entities or the structuring of investments made by such entities may be limited or non-existent (including with respect to applicable tax elections). In addition, because the Partnership is generally expected to make each investment on a side-by-side basis with G-INFRA Lux and the VIP Funds (subject to certain legal, tax or regulatory considerations), it is possible that certain investments will not be structured in a manner that is tax efficient for the Partnership and its Unitholders and/or the Partnership may not participate in every Vintage Infrastructure Investment in which G-INFRA Lux participates. For these and other reasons, the Partnership may be limited in its ability to avoid adverse U.S. federal, state, local and/or non-U.S. tax consequences. Each prospective investor is urged to consult its tax advisor with respect to the specific tax and/or filing consequences applicable to such investor.
Certain Tax Considerations on XIG Structuring and Related Allocations
As described in “Item 1A. Risk Factors—Risks—Investment Risks—Investment Strategy and Strategies Target Allocations”, due to a variety of factors, including prevailing market conditions, deal pipeline, other timing considerations and legal, tax, regulatory or similar considerations, the Investment Manager may change and/or deviate from the Strategies Target Allocations. Additionally, as described in “Item 1(c). Description of Business —Allocation of Investment Opportunities—General Factors Applicable to Allocations”, the allocation of investments between the Partnership and G-INFRA Lux is subject to considerations such as tax sensitivity, available capital, portfolio construction and anticipated cash flows and other liquidity considerations. Accordingly, as a result of the XIG Restructuring described above, the Partnership may not participate in certain Vintage Infrastructure Investments in which G-INFRA Lux participates, or may participate in fewer Vintage Infrastructure Investments relative to G-INFRA Lux.
Vintage Infrastructure Investments Expected to Generate Material Amounts of Effectively Connected Income.
To the extent a Vintage Infrastructure Investment is expected (based on customary due diligence conducted by the Partnership (and/or one or more of the Other Investment Vehicles alongside which such Vintage Infrastructure Investment is made) prior to investment) to give rise to material amounts of income that is Effectively Connected Income (including pursuant to Section 897 of the Code), it is generally expected to be held by a U.S. Blocker in a manner similar to that described above with respect to Direct Infrastructure Investments (with similar NAV adjustment consequences). However, given the VIP Funds’ focus on secondaries and the Partnership’s limited ability to control the tax structuring of Vintage Infrastructure Investments, certain Vintage Infrastructure Investments that generate Effectively Connected Income (including pursuant to Section 897 of the Code) may be held, directly or indirectly, via a Non-U.S. Blocker, in which case such Non-U.S. Blocker would be subject to U.S.

federal income tax and (except with respect to Effectively Connected Income resulting from the disposition of a “United States real property holding corporation”) additional branch profits tax on any income that is treated as Effectively Connected Income, which could materially impact the returns achieved by the Partnership.
Vintage Infrastructure Investments Not Expected to Generate Material Amounts of Effectively Connected Income.
Subject to the discussion above under “—Limited Ability to Control Tax Consequences,” Vintage Infrastructure Investments that are not expected to generate material amounts of Effectively Connected Income (based on customary due diligence conducted by the Partnership (and/or one or more of the Other Investment Vehicles alongside which such Vintage Infrastructure Investment is made) prior to investment), will generally be held by the Partnership indirectly through one or more Non-U.S. Blockers with consequences similar to those discussed immediately above. Notwithstanding the foregoing, certain Investments that are not expected to generate material amounts of Effectively Connected Income, including investments in U.S. entities treated as corporations for U.S. federal income tax purposes, may be held by the Partnership itself via one or more entities treated as flow-throughs for U.S. federal income tax purposes, with consequences similar to those discussed above with respect to Direct Infrastructure Investments.
Liquidity Assets
The Partnership generally expects to hold its Liquidity Assets, which are generally expected to consist of broadly-syndicated loans and other liquid financial instruments, indirectly through a Non-U.S. Blocker that is generally expected to be treated as a CFC with respect to the Partnership (and any Unitholder that holds 10% or more of all Units) and a PFIC with respect to each Unitholder that holds less than 10% of all outstanding Units, and for which the Partnership generally expects to make a QEF election, as described in “—Specific Categories of Investments—CFCs/PFICs” below.
U.S. Trade or Business.
The Code and the Treasury Regulations provide a specific exemption from U.S. federal income tax on a net basis, by means of an exemption from being considered engaged in the conduct of a trade or business in the United States, to non-U.S. persons (such as the Non-U.S. Blocker that is expected to hold the Partnership’s Liquidity Assets) which restrict their activities in the United States to trading in stocks and securities (and any other activity closely related thereto) for their own account. This exemption applies whether such trading (or such related activity) is by such non-U.S. person or its employees or through a resident broker, commission agent, custodian or other agent. Trading in commodities (including for these purposes certain non-U.S. currencies) for a non-U.S. person’s own account is similarly exempt, provided that the commodities are of a type ordinarily traded on an organized commodity exchange and the trading is implemented in transactions customarily effected on such an exchange. It is not entirely clear how these exemptions apply to currencies which are not traded on an organized commodity exchange. These exemptions do not apply to non-U.S. persons that are dealers in stocks, securities, or commodities.
Pursuant to proposed Treasury Regulations, a non-U.S. person (other than a dealer in stocks, securities, commodities or derivatives) that effects transactions for its own account in derivatives (including derivatives on stocks, securities and commodities of a type described above, and interest rate and certain currency notional principal contracts) is not deemed thereby to be engaged in the conduct of a U.S. trade or business. Although the proposed Treasury Regulations are not final, the IRS has indicated in the preamble to the proposed Treasury Regulations that for periods prior to the effective date of the proposed Treasury Regulations, taxpayers may take any reasonable position with respect to the application of the proposed Treasury Regulations to derivatives (including presumably derivatives with respect to non-exchange traded currencies), and that a position consistent with the proposed Treasury Regulations will be considered a reasonable position.
With respect to its investments in Liquidity Assets, the Partnership (indirectly through the Non-U.S. Blocker) intends to rely on the exemptions for trading in stocks, securities, commodities and derivatives discussed above (including those provided by the preamble to the proposed Treasury Regulations with respect to derivatives) and intends to operate so as to not be subject to U.S. federal income tax on a net basis on income from its trading activities. Thus, the Partnership’s securities, commodities and derivatives trading activities are not expected to cause the Non-U.S. Blocker to be considered to be engaged in the conduct of a U.S. trade or business and, except in the limited circumstances discussed below, the Non-U.S. Blocker does not expect to be subject to U.S. federal income tax on a net basis on any of its trading profits. However, certain business activities, including lending, debt restructuring and related activities, or other financing transactions, may fall outside of the protection afforded to investing or trading. Accordingly, there can be no assurance that the IRS would not assert a contrary position, or that the Non-U.S. Blocker will not, in the future, separately determine that some or all of its income is or may be effectively connected with the conduct of a U.S. trade or business, in which event the Non-U.S. Blocker would report and pay taxes on that basis. In certain cases, for legal, tax or regulatory reasons, investments may be made directly or indirectly through investment vehicles that are taxed as corporations for U.S. federal income tax purposes, in which case additional taxes may be (indirectly) incurred by the Partnership and/or the Non-U.S. Blocker.
Specific Categories of Investments
Investment Tax Credits / Renewable Energy Discussion
U.S. federal and certain U.S. state and local taxing regimes may provide certain tax incentives (e.g., tax credits) for investments in renewable energy. The availability of and utilization of renewable energy tax incentives is a complex and evolving area of law. Given the current uncertainty in this regard, the possibility of utilizing structures that involve participation by tax equity investors with respect to tax credits is similarly uncertain and subject to change. The Partnership and/or each applicable investment vehicle (including U.S. Blockers) intends to utilize (to the extent possible) or monetize any tax credits (including by partnering with tax equity investors) which are or become available in the future (in whole or in part), to the extent the use of such tax credits is economically beneficial. Should such tax credits be or become available, the elimination or phase-out of, or reduction in, renewable energy credits or other favorable tax treatment of energy storage projects could have a material adverse effect on the tax position and returns of Unitholders. In the event that certain tax credits do not become available, it could affect the ultimate profitability of an investment in the Partnership. No assurances can be provided regarding the availability of, utilization of, or ability to monetize, tax credits now or in the future; the amount of any tax credit claimed by the Partnership or its investment vehicles (including a U.S. Blocker) may also be subject to challenge by applicable taxing authorities. Each prospective Unitholder is urged to consult its own tax advisors as to the impact of such tax credit considerations on its own tax position. Unitholders will be required to provide additional information to the Partnership in a tax supplement to the Subscription Agreement at the time of investing and upon any change in circumstances or upon request by the Partnership in order to assist the Partnership and its investment vehicles in maintaining eligibility for certain tax credits as described herein.
REIT Investments
Certain Direct Infrastructure Investments and Vintage Infrastructure Investments may be made by the Partnership indirectly through Real Estate Investment Trusts (“REITs”). For an entity to qualify as a REIT for U.S. federal income tax purposes, it must satisfy various complex and technical rules. No assurances can be provided that any such REIT will qualify or remain qualified as a REIT. If the REIT requirements are satisfied, and a REIT distributes all of its taxable income, the REIT is generally not subject to U.S. federal income tax. If such a REIT were to fail to qualify as a REIT in any taxable year, the REIT’s taxable income would be subject to corporate U.S. federal, state, and local income tax; any such tax liability could be substantial. In addition, the Partnership generally expects to require Unitholders to provide certain information in a tax supplement to the Subscription Agreement and upon request by the Partnership, and undertake certain covenants to the Partnership that are necessary for the Partnership and its investment vehicles to ensure compliance with various requirements in connection with investments in REITs.
CFCs/PFICs
A Non-U.S. Blocker may be treated as a controlled foreign corporation (a “CFC”) or a passive foreign investment company (a “PFIC”) (each as defined for U.S. federal income tax purposes), or the Partnership may invest in certain entities that may be treated as a CFC or PFIC. Unitholders should be aware that the Partnership may invest in a substantial number of entities treated as PFICs.

In general, a non-U.S. corporation constitutes a CFC for a taxable year if more than 50% of either the value or voting power of its stock is owned, actually or constructively pursuant to specified stock attribution rules, by U.S. persons who, actually or constructively, each own at least 10% of the corporation’s total value or voting power (a “U.S. Shareholder,” and for these purposes, a U.S. partnership is considered a single U.S. person). Complex attribution rules apply for purposes of determining who is treated as a U.S. Shareholder and whether an entity is a CFC. The foregoing ownership test is applied at the level of the Partnership or any domestic subsidiary entity treated as a partnership for U.S. federal income tax purposes; however, pursuant to recently finalized Treasury Regulations, for inclusion purposes, including for purposes of determining whether (and to what extent) its partners have Subpart F Income (as defined below) and NCTI (as defined below) inclusions, this test would be applied at the partner level (such that a Unitholder that holds, indirectly through the Partnership, less than 10% of the voting stock or value of a CFC would generally not be treated as a U.S. Shareholder or subject to income inclusions as described below). However, a U.S. Unitholder should consider that it could be classified as a U.S. Shareholder with respect to one or more CFCs as a result of a U.S. partnership’s investments in non-U.S. corporations in light of its particular circumstances and the applicability of these recently finalized Treasury Regulations.
A non-U.S. corporation may constitute a PFIC, regardless of the level of ownership by U.S. persons, if such corporation generates significant passive income or owns significant passive assets. However, if a PFIC is also a CFC, the PFIC rules discussed below generally will not apply to U.S. Unitholders who are taxed under the CFC rules.
If a Non-U.S. Blocker is a CFC, a Unitholder that is a U.S. Shareholder with respect to such CFC may be required to include in income each year, as ordinary income, its allocable share of certain passive income of such CFC (commonly referred to as “Subpart F income”), generally including rental income and gain from the sale of property that produces rental income, as well as other income, regardless of whether or not the CFC makes cash distributions. Any Subpart F income would be currently taxable to such Unitholders as ordinary income. To the extent income is currently taxable to Unitholders as Subpart F income, such Unitholders generally will not be required to include distributions of the previously-taxed Subpart F income as taxable income when received (although these rules are complex in their application). Any distributions in excess of previously-taxed Subpart F income would be treated as dividends to the extent of a CFC’s current and accumulated earnings and profits (as reduced by distributions of previously-taxed Subpart F income) and thereafter as a return of basis to the extent thereof and then as capital gain. Any such distributions treated as dividends will not constitute “qualifying dividend income” for purposes of the reduced rate of tax currently applicable to such income, and Unitholders should expect that any other dividends paid by a CFC also will not constitute “qualifying dividend income.” In addition, similar to the rules applicable to Subpart F income regime, U.S. Shareholders of CFCs must include in their income on a current basis their pro rata share of the “net CFC tested income,” also known as “NCTI.”
Unitholders should expect that as a result of an investment in the Partnership they will own (indirectly through the Partnership) stock of a PFIC with respect to which a QEF election (as described below) may not be made, and that accordingly any gain on the direct or indirect disposition of the stock of such PFIC, as well as income realized on certain “excess distributions” by the PFIC, would be treated as though realized ratably over the shorter of (i) the Unitholder’s holding period for its Unit, or (ii) the Partnership’s holding period for such PFIC stock. Such gain or income would be taxed as ordinary income and subject to tax at the highest marginal rate of tax in effect for the taxable year to which such gain or income is allocated. In addition, an interest charge would be imposed on the amount of tax deemed earned in prior years, which interest, in the case of an individual Unitholder, would not be deductible. Other adverse tax consequences may also apply.
If, however a Unitholder is considered to own stock in a PFIC and an election to treat such PFIC as a “qualified electing fund” (a “QEF”) is made (as further discussed below), in lieu of the foregoing treatment, such Unitholder would be required to include in income each year a portion of the ordinary earnings and net capital gains of the QEF, even if not distributed. Unitholders will not be entitled to any deduction for losses incurred by a PFIC, and such losses will not offset the ordinary earnings and net capital gains of the QEF in future years. The Unitholder’s share of net capital gains would retain its character as such and, thus, for non-corporate Unitholders, would be subject to tax at a reduced rate under current law.

A QEF election may only be made by a U.S. person, and in the case of indirect ownership through tiers of entities, may only be made by the first U.S. owner in the chain. Under current law, a “U.S. person” for these purposes includes a U.S. entity treated as a partnership (such as the Partnership and/or certain of its investment vehicles) for U.S. federal income tax purposes. Under recently proposed U.S. Treasury Regulations, however, a U.S. entity treated as a partnership for U.S. federal income tax purposes (such as the Partnership) would not be treated as a U.S. person for these purposes and instead each direct or indirect U.S. owner in such partnership (for this purpose, looking through U.S. partnerships and S Corporations), rather than the U.S. partnership itself, would be responsible for making its own QEF election(s). Whether and in what manner these proposed rules will be finalized remains uncertain, and the proposed regulations request comments on whether final regulations should include an alternative procedure for making QEF elections that would allow a U.S. partnership (or S corporation) to make QEF and other PFIC elections on behalf of its partners (or shareholders).
Moreover, to make a QEF election with respect to a PFIC, among other things, the PFIC would generally have to agree to provide an annual information statement setting forth the PFIC’s net income and net capital gains determined in accordance with U.S. tax principles. The Partnership generally expects, under current law, to use commercially reasonable efforts to make, or cause to be made, a QEF election for the first taxable year in which the Partnership owns an interest in a PFIC with respect to any of which the Partnership is aware at the time the relevant investment is made; however, there can be no assurance that any PFIC in which a U.S. Unitholder directly or indirectly invests will be able or willing to comply with the necessary requirements to permit the applicable U.S. person to make a QEF election. In addition, if the Partnership were to make a QEF election in a year following the year in which the Partnership acquired a beneficial ownership interest in a PFIC, an election may be made to recognize any gain accrued with respect to such PFIC from the date that the Partnership acquired such interest through the date on which the QEF election is made. In such event, U.S. investors would be subject to tax on any such income and could have additional tax reporting obligations on IRS Form 8621 with respect to each such PFIC for which an election is made (and Unitholders may be required to file a significant number of IRS Forms 8621 with respect to a given tax year), which may result in increased costs and compliance obligations with respect to a Unitholder’s ownership of Units. Prospective Unitholders are urged to consult their own tax advisors with respect to the tax payment, filing and reporting obligations relevant to an investment in any PFICs and any elections that may be available.
Investments in a CFC or PFIC could cause Unitholders to recognize additional income prior to the receipt of distributions, or in the case of a PFIC, require the U.S. Unitholder to pay an interest charge on the tax associated with distributions or sales of stock (or suffer other adverse consequences) pursuant to the PFIC rules discussed above. Unitholders could also be taxable in whole or in part at ordinary income rates rather than the currently more favorable capital gains rates (for individuals, trusts and estates) upon the direct or indirect sale of stock of a CFC or PFIC.
Investments in CFCs, PFICs, or other non-U.S. entities may give rise to additional tax reporting obligations for U.S. Unitholders.
Other Tax Considerations Applicable to Investments Generally
Deductibility of Partnership Investment Expenditures
While the Partnership is not intended as a “tax shelter,” it is possible that losses and expenses could exceed the Partnership’s income and gain in a given year. The ability of a Unitholder to deduct such a net loss from its taxable income from other sources may be subject to a number of limitations under the Code. For example, miscellaneous itemized deductions are disallowed (and there are limitations on such deductions in other years). At the end of each taxable year the General Partner will determine the extent to which the Partnership’s direct expenses are miscellaneous itemized deductions. There can be no assurance that the IRS will agree with such determinations. Organizational and operating expenses of the Partnership, as well as certain direct investment expenses of the Partnership, to the extent not attributable to a trade or business may, and any amounts treated as compensation paid to the General Partner will likely, be treated as non-deductible miscellaneous itemized deductions subject to the foregoing rules, or may be required to be capitalized.

Under Section 163(d) of the Code, “investment interest” expense of a non-corporate taxpayer (including, in the case of a partner, its allocable share of any such expense incurred by a partnership) is deductible only to the extent of such taxpayer’s “net investment income” (including, in the case of a partner, its allocable share of any net investment income of a partnership). For this purpose, net investment income does not include any long-term capital gain and dividends taxable at capital gain rates unless the Unitholder elects to pay tax on such amounts at ordinary income tax rates. Interest expense incurred by the Partnership should constitute “investment interest” and accordingly may be subject to the foregoing limitation.
The Code provides a limitation on the deduction of “business interest” (i.e., interest paid or accrued on indebtedness allocable to a trade or business, which does not include “investment interest” described above). In general, “business interest expense” (i.e., business interest in excess of a Unitholder’s business interest income for the taxable year) is not deductible to the extent such interest exceeds 30% of a certain taxpayer’s “adjusted taxable income” (as defined in Section 163(j) of the Code). With respect to pass-through entities (including the Partnership which, to the extent that such fund utilizes leverage, may particularly be impacted by such limitation), the deduction for business interest is determined at the level of the entity incurring the expense and the amount deductible by beneficial owner of such entity is generally calculated based on the entity’s adjusted taxable income. Business interest not allowed as a deduction by a pass-through entity is allocated to each applicable entity owner and may be deducted in any future year against excess taxable income attributed by the entity to the applicable Unitholder for such future year. Each Unitholder should consult its own tax advisors regarding the potential implications of these rules with respect to its investment in the Partnership. Other limitations include the limitation on “tax-exempt use loss” under Section 470 of the Code, and for certain investors, such as individuals, the “at risk” rules of Section 465 of the Code, and the limitations on passive activity losses of Section 469 of the Code. Because of some of those limitations, it is possible that, if the Partnership has losses and income from different types of activities, certain investors may not be able to use losses from the Partnership to reduce income therefrom.
Medicare Surtax
Unitholders that are individuals, estates or trusts will be subject to a 3.8% Medicare tax, in addition to regular tax on income and gains, on some or all of their “net investment income,” which generally will include such Unitholder’s share of the Partnership’s income and gain, in excess of certain thresholds, which vary depending on the taxpayer’s filing status. Each Unitholder that is an individual, estate or trust should consult with its own tax advisor regarding the applicability of this tax in respect of an investment in the Partnership.
Losses
A Unitholder may deduct its allocable share of the Partnership’s losses only to the extent of such Unitholder’s adjusted tax basis for its interest in the Partnership. Under current law, the deduction of capital losses for each taxable year is limited to the extent of capital gains in the case of a corporation and to the extent of capital gains plus $3,000 in the case of an individual. In addition, the Code also limits the deduction of “excess business losses,” thereby preventing certain individual taxpayers from offsetting certain amounts of otherwise allocable net deductions attributable to trades or businesses against other income not attributable to a trade or business. In addition, a Unitholder may not utilize current year losses attributable to a QEF election, as discussed above in “—Specific Categories of Investments—CFCs/PFICs” above. Each Unitholder should consult its own tax advisors regarding the potential implications of these rules with respect to its investment in the Partnership.
Deduction for Certain Qualified Business Income and Certain REIT Dividends
Non-corporate taxpayers may be allowed a deduction of 20% of certain domestic business income (excluding capital gains, dividend income and certain types of compensation) received from partnerships engaged in business other than specified service businesses (i.e., businesses in the fields of law, health, accounting, financial services, brokerage services, or businesses where the principal asset of the business is the reputation or skill of its employees or owners or businesses which involve the performance of services consisting of investing and investment management). A high-income taxpayer’s deduction is limited to the greater of (a) 50% of its pro-rata share of W-2 wages paid by the partnership, or (b) the sum of 25% of such W-2 wages plus 2.5% of the tax basis of certain depreciable property used in the trade or business. Ordinary dividends from REITs and certain allocations from publicly traded partnerships may also benefit from the 20% deduction, without the foregoing limitations. The income of G-INFRA is generally not expected to be eligible for the deduction.
Foreign Tax Credit Limitations
U.S. Unitholders may be entitled to a foreign tax credit with respect to creditable foreign taxes paid on the income and gains of the Partnership (or from such Unitholder’s share of income and gains of an investment fund in which the Partnership holds interests). Complex rules may, however, depending on each U.S. Unitholder’s circumstances, limit the availability or use of foreign tax credits. In particular, gain recognized on the sale of a non-U.S. investment will generally be treated as U.S. source gain with respect to a U.S. Unitholder for foreign tax credit purposes and therefore a U.S. Unitholder may not be able to claim a credit for any foreign taxes imposed upon such sale unless such credit can be applied against tax due on other income treated as derived from foreign sources. Further, U.S. Unitholders will generally not be entitled to an indirect foreign tax credit with respect to foreign taxes paid by an entity in which the Partnership invests that is treated as a corporation for U.S. federal income tax purposes. Capital gains realized by the Partnership may be considered to be from sources within the U.S., which may effectively limit the amount of foreign tax credit allowed to the U.S. Unitholder. Certain losses arising from the Partnership may be treated as foreign source losses, which could reduce the amount of foreign tax credits otherwise available.
Non-U.S. Currency Gain or Loss
The Partnership may engage in transactions involving non-U.S. currencies, including non-U.S. currency hedging transactions, and the Partnership and the Unitholders may experience foreign currency gain or loss with respect to the Partnership’s investments. In general, subject to certain exceptions, non-U.S. currency gain or loss is treated as ordinary income or loss. Unitholders should consult with their individual tax advisors with respect to the tax treatment of non-U.S. currency gain or loss.
Estate Taxes
Interests in a Feeder Fund that may be formed in the future that is owned or treated as owned at the date of death of a foreign individual may be included in such individual’s estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty provides otherwise. A Non-U.S. Person or entity considering investing in such a Feeder Fund should consult his or her or its own tax advisors with respect to the specific tax consequences to such person or entity of such an investment under U.S. federal, state and local income tax laws and with respect to the treatment of income and gain from such investment under the tax laws of any foreign jurisdictions in which such person or entity may be subject to tax.
Warehoused Investments
The manner in which certain of the GS Investments are acquired by the Partnership may result in the Partnership realizing taxable income and gain in respect of such GS Investments in excess of the Partnership’s economic gain. As a result, Unitholders at the time such income and/or gain is realized may be required to include their allocable share of such taxable income or gain in their taxable income, while receiving an offsetting loss in connection with the ultimate disposition of their Units (the utilization of which may be subject to limitations).
Tax Elections; Returns; Audits
While the Partnership does not expect to make a voluntary election pursuant to Section 754 of the Code to adjust the basis of its assets upon transfers and certain distributions, if a Unitholder transfers an interest in the Partnership and the Partnership has a substantial built-in loss on its assets or if a transferee partner would be allocated a substantial loss if all the Partnership’s assets were sold for their fair market value immediately after such transfer (even if there is no overall built-in loss in the partnership’s property), these basis adjustments are mandatory and, in such circumstances, a transferee of an interest in the Partnership may be subject to certain information delivery requirements. The Partnership may incur additional expenses as a result of making any basis adjustments.

Each Unitholder should be aware that an investment in the Partnership carries with it the risk of a tax audit or other contest with regard to the items of income, gain, loss, deduction and credit, and the allocation thereof, and other tax items or positions of the Partnership. Further, under the Limited Partnership Agreement, the Investment Manager (or another designee) will be designated the “partnership representative” within the meaning of Section 6223 of the Code or under any similar provision of applicable state, local, or non-U.S. tax law. In addition, the Partnership shall be entitled to appoint a “designated individual” to the extent required or allowed by any official guidance promulgated under or with respect to Subchapter C of Chapter 63 of the Code and any analogous or similar designation under any state, local, or non-U.S. tax laws (the partnership representative or designated individual, as applicable, the “Partnership Representative”). The General Partner and Partnership Representative are specifically designated and authorized to take whatever steps they, as applicable, deem necessary or desirable to perfect such designation on behalf of the Partnership, or any related or analogous designation, including filing any forms or documents with the IRS or other applicable taxing authority and taking such other action as may from time to time be required under the applicable U.S. Treasury Regulations. Moreover, the Unitholders may pursue administrative and judicial proceedings with respect to Partnership tax matters only with the consent of the Partnership Representative, which consent may be withheld in the Partnership Representative’s sole discretion. Subject to its delegation to the Investment Manager, as described below, the General Partner and the Partnership Representative will have discretion with respect to all tax matters concerning the Partnership, including making all tax elections required or permitted to be made by the Partnership under applicable law, and taking any positions and entering into any agreements with respect to taxes. Except when the specific consent of the Partnership Representative or the General Partner (or its designee) is granted, each Unitholder must, to the extent permitted by law, file all tax returns in a manner that is consistent with elections made by the Partnership and positions taken on the Partnership’s tax returns. Failure to satisfy this requirement may cause the noncompliant Unitholders to be subject to interest and penalties. The General Partner has agreed to delegate certain of its duties with respect to tax matters to the Investment Manager or other designee; however, the ultimate responsibility for each of these matters lies with the General Partner. All Unitholders generally will be bound by the outcome of final Partnership administrative adjustments by the Internal Revenue Service or other taxing authorities resulting from an audit, as well as by the outcome of judicial review of the adjustments. In the event of an unfavorable determination on a tax audit, Unitholders may be subject to additional taxation on a current or retroactive basis and may be allocated different amounts of taxable income, gain, loss, deductions, or credits than initially reported to such Unitholders. With respect to U.S. federal income tax audits, the tax treatment of the Partnership’s items of income, gain, loss, deduction and credit generally will be determined at the Partnership level in a single proceeding, which the Partnership Representative will control, rather than by individual audits of the Unitholder, and any audit adjustment that results in additional tax (including interest and penalties thereon) generally will be assessed and collected at the Partnership level in the current taxable year. However, it is possible that Unitholders will directly be subject to audit of Partnership items, or that a Partnership level audit will result in an audit of the Unitholders’ own returns, which may give rise to additional taxation on a current or retroactive basis. The legal and accounting costs incurred in connection with any audit of a Partnership’s tax returns will generally be borne by the Partnership, but Unitholders may also bear expenses in the context of an audit of, or adjustment to, their own tax returns. In particular, a Unitholder may economically bear a portion of the imputed underpayment (i) in excess of what such Unitholder would have borne if the adjustment had passed through to the Unitholder, or (ii) attributable to a taxable year in which the Unitholder may not have owned Units or in which the Unitholder’s ownership percentage was different than it is currently and from which it has since changed. Alternatively, the Partnership may elect to make an election which will require Unitholders that were Unitholders in the taxable year subject to audit to directly report such taxes (based on information provided by the Partnership) in the year in which such audit is resolved. In that case, such persons would be required to pay any additional tax attributable to their respective shares of such adjustments in the tax year in which the information is provided by the Partnership and would be subject to interest (at an increased rate) and any applicable penalties as a result of such investments. The Partnership Representative will determine whether to make such an election in its sole discretion based on all relevant considerations, including the costs of compliance, as well as potential differences in applicable tax rates and interest charges.
Each Unitholder will, upon request by the Partnership Representative, be required to provide to the Partnership any information or documentation, execute any forms or documents (including a power of attorney or settlement or closing agreement), and take any further action as is or may be requested by the Partnership Representative in connection with any tax matter (including in connection with a tax audit or proceeding) affecting the Partnership.

Any such information provided to the Partnership, or to an applicable taxing authority, may be made available (pursuant to the provisions of a treaty or agreement or otherwise) to U.S. or non-U.S. taxing authorities. If a Unitholder does not provide such information or documentation, or take such actions, the Unitholder may be subject to adverse tax consequences, and the Partnership may take certain adverse actions against such Unitholder, as provided in the Limited Partnership Agreement.
Tax Return Disclosure and Investor List Requirements
U.S. Treasury Regulations directed at tax shelter activity require persons filing U.S. federal income tax or information returns to disclose certain information on IRS Form 8886 (Reportable Transaction Disclosure Statement) if they participate in a “reportable transaction.” A transaction will be a “reportable transaction” if it is described in any of several categories of transactions, which include listed transactions, transactions that result in the incurrence of a loss or losses (including foreign currency losses) exceeding certain thresholds, or transactions that, in certain circumstances, are offered under conditions of confidentiality. The IRS has issued Revenue Procedures that may exempt many of the Partnership’s transactions from certain categories of reportable transactions. Nevertheless, there can be no assurance that the Partnership will not directly or indirectly participate in reportable transactions, and Unitholders may be required to file IRS Form 8886. Unitholders may have disclosure obligations with respect to their investment in the Partnership, particularly in respect of losses on certain non-U.S. currency transactions. In addition to U.S. federal disclosure obligations in respect of reportable transactions, Unitholders may also be subject to certain state disclosure obligations and/or disclosure obligations in respect of the Partnership’s direct or indirect investment in certain non-U.S. entities, including non-U.S. entities treated as passive foreign investment companies. The Partnership shall use reasonable efforts to provide any information needed by a Unitholder to satisfy the foregoing disclosure obligations. In addition, a Unitholder may have disclosure obligations with respect to its interest in the Partnership if a Unitholder engages in a reportable transaction with respect to its interest in the Partnership. Unitholders should consult with their own tax advisors concerning any possible disclosure obligations. Moreover, Unitholders should be aware that if the Partnership engages in any “reportable transactions,” the Partnership itself would be obligated to disclose these transactions to the IRS, and the Partnership’s advisors might be required to also disclose these transactions to the IRS and to provide a list of investors to the IRS if the IRS so requests. Significant penalties may be imposed for failure to comply with these disclosure requirements.
Certain Reporting Requirements
Taxpayers engaging in certain transactions, including certain loss transactions above a threshold, may be required to include tax shelter disclosure information with their annual U.S. federal income tax return. It is possible that the Partnership or a Feeder Fund (if formed) may engage in transactions that subject the Partnership or a Feeder Fund and potentially its Unitholders to such disclosure. A Unitholder disposing of an interest in the Partnership or a Feeder Fund at a taxable loss may also be subject to such disclosure.
U.S. individuals (and possibly certain entities) must file certain information with their annual U.S. federal income tax return regarding interests they hold in foreign entities or accounts worth more than $50,000 at the end of the year or more than $75,000 at any time during the year. If the General Partner were to offer a structure where U.S. Unitholders own their investment in G-INFRA through a non-U.S. entity, it is possible any such U.S. Unitholders would be subject to such information reporting. In addition, a separate obligation to file an annual Report of Foreign Bank and Financial Accounts (an “FBAR”) applies to any U.S. Person who has a financial interest in, or signature or other authority over, non-U.S. financial accounts worth more than $10,000 at any time during the year. The FBAR regulations continue to reserve on the application of the FBAR rules to ownership by a U.S. Person of an interest in a foreign private fund entity. Depending on the nature of future guidance, if the General Partner were to offer a structure where U.S. Unitholders own their investment in G-INFRA through a non-U.S. entity, it is possible any such U.S. Unitholders would also be subject to the FBAR filing requirements. Potential investors should discuss the application of the above rules with their own advisers in light of their individual circumstances.
A U.S. Person that transfers cash to the Partnership, in a transfer described in Section 351 of the Code, may be required to file IRS Form 926 if the Partnership is expected to be treated as a foreign corporation for U.S. federal income tax purposes.

Prospective U.S. Unitholders should consult their own tax advisors regarding the above reporting requirements.
State, Local and Non-U.S. Taxes
The Partnership generally expects to make most of its investments indirectly in or through one or more holding entities that are treated as corporations for U.S. federal income tax (and local) purposes such that Unitholders are not expected to be required to file tax returns or pay taxes directly in such U.S. state or local or non-U.S. jurisdictions, although no assurances can be provided. The Partnership may be required to withhold state, local and non-U.S. taxes on behalf of the Unitholders. Any amount withheld generally will be treated as a distribution to each particular Unitholder or, in the sole discretion of the General Partner, as a partial Unit redemption of each such Unitholder. Further, the Partnership may be subject to state, local and/or non-U.S. taxes. In addition, non-U.S. jurisdictions in which the Partnership may directly or indirectly invest may impose taxes on capital gains realized by the Partnership on certain securities issued by entities operating or formed in such jurisdictions or on certain real estate assets located in such jurisdictions, and may impose withholding taxes on interest or dividends paid or deemed paid by such entities. In addition, if the Partnership or an entity through which it invests hedges the foreign currency risk associated with its investments or hedges the investments themselves, Unitholders may be subject to special tax treatment, including special rules with respect to the timing and character of income from such transactions.
Each investor should be aware that, in addition to any taxes and filing obligations imposed by its jurisdiction of tax residence, it may be subject to indirect capital gains taxes and/or transfer taxes (and associated filing and/or reporting obligations) in connection with a transfer or redemption of its interest (in whole or in part) in certain jurisdictions where the Partnership and/or its investment vehicles operate or invest.
Prospective investors should consult their own tax advisors regarding the state and local and non-U.S. tax consequences of an investment in the Partnership.
FATCA
Fair and Accurate Credit Transactions Act (“FATCA”) requires all entities in a broadly defined class of Foreign Financial Institutions (“FFIs”) to comply with a complicated and expansive reporting regime or be subject to a 30% U.S. withholding tax on certain U.S. payments, and require non-U.S. entities which are not FFIs to either certify they have no substantial U.S. beneficial ownership or to report certain information with respect to certain U.S. beneficial ownership or be subject to a 30% U.S. withholding tax on certain U.S. payments. FATCA also contains complex provisions requiring participating FFIs to withhold on certain “foreign passthru payments” made to nonparticipating FFIs and to holders that fail to provide the required information. The definition of a “foreign passthru payment” is still reserved under current regulations; however, the term generally refers to payments that are from non-U.S. sources but that are “attributable to” certain U.S. payments. Withholding on these payments is not set to apply until two years after the publication of final regulations defining “foreign passthru payment” in the Federal Register. In general, non-U.S. investment funds, such as underlying entities in which the Partnership may invest, are expected to be considered FFIs. The reporting obligations imposed under FATCA require FFIs to enter into agreements with the IRS to obtain and disclose information about certain investors to the IRS, or, if subject to an IGA (as defined below), register with the IRS and comply with the reporting regime of the FATCA Intergovernmental Agreement (“IGA”) and any implementing legislation enacted hereunder. IGAs are generally intended to result in the automatic exchange of tax information through reporting by an FFI to the government or tax authorities of the country in which such FFI is domiciled, followed by the automatic exchange of the reported information with the IRS. In the event FFIs are unable to do comply with the preceding reporting requirements, certain payments made to FFIs may be subject to a U.S. withholding tax, which would reduce the cash available to investors in the Partnership. These reporting requirements may apply to investors who are FFIs, or to underlying funds in which the Partnership invests, and Goldman Sachs will have no control over whether any underlying fund complies with the reporting regime. Such withheld amounts that are allocable to a Unitholder may, in accordance with the Partnership Agreement, be deemed to have been distributed to such Unitholder to the extent the taxes reduce the amount otherwise distributable to such Unitholder. Prospective investors should consult their own tax advisors regarding all aspects of FATCA as it affects their particular circumstances.

Potential Changes in Tax Laws
Each prospective investor should be aware that tax laws and regulations are changing on an ongoing basis, and such laws and/or regulations may be changed with retroactive effect. Uncertainty, or changes, in the tax law may require the Partnership and/or any investment vehicles to accrue potential tax liabilities even in situations in which the Partnership and/or its Unitholders do not expect to be ultimately subject to such tax liabilities. Tax laws, including with respect to investment tax credits, renewable energy investments and other investments made by the Partnership, may be subject to further change or substantial regulatory guidance. In that regard, accounting standards and/or related tax reporting obligations may change, giving rise to additional accrual and/or other obligations.
Tax Considerations Applicable to Investments Generally
NAV Adjustments for Tax; Uncertain Tax Positions
As discussed in “Item 1A. Risk Factors—Risks—General Risks Relating to an Investment in the Partnership—Valuation Matters; Difficulty in Valuing Interests in Private Equity Funds and Privately-Held Portfolio Assets,” the Partnership intends to accrue for known or projected tax liabilities in respect of investments made by the Partnership itself via one or more entities treated as flow-throughs for U.S. federal income tax purposes, and/or by subsidiary blocker entities or other corporate holding vehicles and may accrue for certain other tax liabilities to which the Partnership and/or its investment vehicles anticipate being subject based on the best available information at the time of the accrual and taking into account applicable accounting standards and/or such other considerations as the General Partner determines to be relevant. Units will be priced, for purpose of both redemptions and new subscriptions, at a NAV that takes into account any such accruals.
Because accruals for tax liabilities will be based on information available at the time of the accrual, the amounts by which NAV is adjusted for any given period, and thus the NAV of the Partnership at the time of any subscription or redemption of Units, may not accurately reflect the Partnership’s direct or indirect tax liabilities, including on realized or unrealized gains and including in respect of (a) changes in commercial objectives and other expectations regarding the nature, tax treatment, and exit strategy of investments, and (b) future enactment of, or changes in, tax or legal law, provisions, regulations (including those with potentially retroactive effect) or the interpretation thereof. In addition, the NAV of the Partnership at such time may reflect a direct or indirect accrual for tax liabilities, including estimates of such tax liabilities, that may not ultimately be paid or that may be lesser or greater than what is ultimately required to be paid.
In the event that tax liabilities are subsequently accrued and/or tax liabilities that had not previously been accrued (or reflected in the valuation of investments) are paid and/or any direct or indirect Partnership investments result in tax liabilities that were not previously reflected (or that differ from liabilities that were previously reflected) in the valuation of Partnership investments (including previously realized investments), the amount of any such direct or indirect accrual or payment will generally be allocated among the Unitholders at the time of such accrual or payment, rather than when the income, appreciation or transaction to which such taxes relate was earned or occurred. Moreover, if it is subsequently determined that a direct or indirect accrual for tax liabilities should be reversed as a result of the accrual exceeding or being expected to exceed the liability for such taxes, the benefit from any such reversal will generally be allocated among the Unitholders at the time of such reversal, rather than when the income or transaction to which such taxes relate was earned or occurred or when the accrual for tax liabilities was made, and Unitholders that have previously redeemed Units will not receive additional compensation or otherwise share such benefit. The Partnership does not expect to notify Unitholders and former Unitholders of any of the foregoing reversals or payments.
Unitholders that invest in the Partnership at a time during which any direct or indirect liabilities for taxes are not accrued will invest in the Partnership at a higher NAV than if such liabilities had been accrued at the time of their subscription and, likewise, Unitholders that invest in the Partnership at a time during which any direct or indirect liabilities for taxes are accrued will invest in the Partnership at a lower NAV than if such liabilities had not been accrued at the time of their subscription. On the other hand, Unitholders that have Units redeemed at a time during which direct or indirect liabilities for taxes are not accrued will redeem from the Partnership at a higher NAV than if such liabilities had been accrued at the time of the applicable redemption and, likewise, Unitholders that have Units redeemed at a time during which direct or indirect liabilities for taxes are accrued will redeem from the Partnership at a lower NAV than if such liabilities had not been accrued at the time of the applicable redemption. In the event a payment of a tax liability exceeds the accrual taken in respect thereof or an additional accrual is taken in respect of a tax liability, in each case, at a time when the size of the Partnership (i.e., overall NAV) has significantly decreased as compared to the size of the Partnership at the time such tax liability was initially accrued for (or the time such liability arose, but was not initially accrued for), Unitholders that hold or have Units redeemed at the time of such payment or increased accrual will be disproportionately impacted by the Partnership’s accrual practices. Conversely, in the event the payment of a tax liability is less than the accrual taken in respect thereof or an accrual is otherwise subsequently reversed, in each case, at a time when the size of the Partnership (i.e., overall NAV) has significantly decreased as compared to the size of the Partnership at the time such tax liability was initially accrued for, Unitholders that hold or have Units redeemed at the time of such payment or reversal will disproportionately benefit from the Partnership’s accrual practices.
In the event the Partnership makes, directly or indirectly a payment in respect of, or establishes an accrual for, a tax liability (or portion thereof) attributable to an earlier period for which no accrual has previously been made, the Partnership may (but has no obligation to, and generally does not expect to), in the sole discretion of the General Partner, take measures to allocate the burden of the tax liability among Unitholders and/or former Unitholders such that the liability (or a portion thereof) is borne by the Unitholders and/or former Unitholders in proportion to their respective interests in the Partnership for the period in which the liability was incurred or attributable or in such other manner as the General Partner shall determine in its sole discretion is equitable and reasonable. Such measures may include, but are not limited to, one or more of the arrangements described in “Item 1(c). Description of Business—Redemption Plan”, including adjustments to, or restatements of, the NAV (including for prior periods), repurchasing a portion of a Unitholder’s Units or issuing additional Units to a Unitholder for no consideration, and seeking repayment of distributed or redeemed amounts from Unitholders or former Unitholders. If the General Partner determines to seek repayment of distributions or redemptions (or a portion thereof) from a Unitholder or former Unitholder, such Unitholder or former Unitholder will be required to pay the Partnership the amount of such distributions or repurchases (or the applicable portion thereof), and by subscribing for Units, each Unitholder agrees to do so.
In addition, notwithstanding anything herein to the contrary, while generally not expected, in the event that any potential tax liabilities are not accrued for or otherwise reflected in the NAV at which a redemption is effected, the Partnership reserves the right (but shall have no obligation) to (A) hold back a portion of an Unitholder’s redemption proceeds equal to their redeemed Units’ pro rata portion of an estimate of what such tax liabilities would be (without any discount based on the probability of such amount being paid) until such time as such potential tax liabilities are paid (in which case such held-back amounts shall be used to pay such tax liabilities and any excess distributed to the applicable Unitholder) or are determined to no longer be potential liabilities (in which case Goldman Sachs shall use commercially reasonable efforts to distribute such held-back amounts to the applicable Unitholder); and/or (B) require a redeemed Unitholder to return such portion of the Unitholder’s redemption proceeds to the Partnership in the event that such potential tax liabilities are realized. Any holdbacks described in (A) above may be held by the Partnership for a significant period of time. By subscribing for Units, each Unitholder agrees to return redemption proceeds as set forth in (B) above.
Unitholders should be aware that tax laws and regulations change on an ongoing basis, and that they may be changed with retroactive effect. Moreover, the interpretation and application of tax laws and regulations by certain tax authorities may not be clear, consistent or transparent. Accounting standards may also change, creating an obligation to accrue for a tax liability that was not previously required to be accrued for or in situations where it is not expected that the Partnership will directly or indirectly be ultimately subject to such tax liability and the Partnership will make any such accruals and adjustments, with the impact and effects described above.
It is possible that the Partnership will purchase tax insurance with respect to some uncertain tax positions as discussed above. To the extent tax insurance is purchased, the associated costs will be borne by the Unitholders of the Partnership at the time of such purchase, notwithstanding that the associated tax burden may be borne and, if applicable, any payments of insurance proceeds may be made in connection with later dispositions and will benefit the Unitholders at the time of such disposition. No assurances can be provided that tax insurance will be available with respect to any tax position or that tax insurance purchased with respect to a given tax position will sufficiently cover associated liabilities to which the Partnership and/or its investment vehicles are ultimately subject. In addition, tax insurance proceeds, if any, will generally not be paid to the Partnership until the relevant tax dispute is resolved and therefore may not be available until significantly after the imposition of a liability.
THE FOREGOING STATEMENTS UNDER “CERTAIN U.S. TAX CONSIDERATIONS” ARE NOT INTENDED AS A SUBSTITUTE FOR CAREFUL TAX PLANNING, PARTICULARLY SINCE CERTAIN OF THE INCOME TAX CONSEQUENCES OF AN INVESTMENT IN THE PARTNERSHIP MAY NOT BE THE SAME FOR ALL INVESTORS. ACCORDINGLY, EACH PROSPECTIVE INVESTOR IS URGED TO CONSULT ITS OWN TAX ADVISORS CONCERNING SUCH INVESTOR’S TAX SITUATION BEFORE INVESTING IN THE PARTNERSHIP.
Certain ERISA Considerations
The following is a summary of certain considerations associated with an investment in the Partnership by (i) “employee benefit plans” within the meaning of Section 3(3) of ERISA that are subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), (ii) “plans” described in Section 4975 of the Code that are subject to Section 4975 of the Code (including, without limitation, individual retirement accounts (“IRAs”) and “Keogh” plans), (iii) plans, accounts and other arrangements that are subject to the provisions of any other U.S. or non-U.S. federal, state, local or other laws or regulations that are similar to such provisions of ERISA or the Code (collectively, “Other Plan Laws”), and (iv) entities whose underlying assets are considered to include the assets of any of the foregoing described in clauses (i), (ii), (iii) and (iv) pursuant to ERISA or other applicable law (each of the foregoing described in clauses (i), (ii), (iii) and (iv) referred to herein as a “Plan”).
General Fiduciary Matters
ERISA and the Code impose certain duties on persons who are fiduciaries of a Plan which is a “benefit plan investor” (a “Benefit Plan Investor”) within the meaning of ERISA and the U.S. Department of Labor regulations, as modified by Section 3(42) of ERISA (the “Plan Asset Regulations”) and prohibit certain transactions involving the assets of a Benefit Plan Investor and its fiduciaries or other interested parties. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of a Benefit Plan Investor, or the management or disposition of the assets of a Benefit Plan Investor, or who renders investment advice for a fee or other compensation to a Benefit Plan Investor, is generally considered to be a fiduciary of the Benefit Plan Investor. The term Benefit Plan Investor is generally defined under ERISA to include (a) “employee benefit plans” within the meaning of Section 3(3) of ERISA which are subject to Title I of ERISA, (b) “plans” within the meaning of Section 4975 of the Code to which Section 4975 of the Code applies (including “Keogh” plans and IRAs), and (c) entities whose underlying assets are considered to include “plan assets” by reason of the investment in such entity by one or more employee benefit plans or plans described in clauses (a) and (b) above (e.g., an entity of which 25% or more of the total value of any class of equity interests is held by Benefit Plan Investors and which does not satisfy another exception under ERISA).
In considering an investment in the Partnership of a portion of the assets of any Plan, a fiduciary should determine, particularly in light of the risks and lack of liquidity inherent in an investment in the Partnership, whether the investment is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Code or any Other Plan Law relating to a fiduciary’s duties to the Plan including, without limitation, the prudence, diversification, delegation of control and prohibited transaction provisions of ERISA, the Code and any other applicable Other Plan Laws. Furthermore, absent an exemption, the fiduciaries of a Plan should not invest in the Partnership with the assets of any Plan if the General Partner, the Investment Manager or any of their respective affiliates is a fiduciary with respect to such assets of the Plan. Each prospective investor that is or is acting on behalf of any Plan must independently determine that the Units are an appropriate investment for the Plan, taking into account its obligations under ERISA, the Code and applicable Other Plan Laws, and the facts and circumstances of each investing Plan.
Prohibited Transaction Issues
Section 406 of ERISA and Section 4975 of the Code prohibit Benefit Plan Investors from engaging in specified transactions involving plan assets with persons or entities who are “parties in interest,” within the meaning of

ERISA, or “disqualified persons,” within the meaning of Section 4975 of the Code. The acquisition and/or ownership of Units by a Benefit Plan Investor with respect to which the Partnership is considered a party in interest or a disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless the investment is acquired and is held in accordance with an applicable statutory, class or individual prohibited transaction exemption. In this regard, the U.S. Department of Labor has issued prohibited transaction class exemptions (“PTCEs”) that may apply to the acquisition and holding of investments in the Partnership. These class exemptions include, without limitation, PTCE 84-14 respecting transactions determined by independent qualified professional asset managers, PTCE 90-1 respecting insurance company pooled separate accounts, PTCE 91-38 respecting bank collective investment funds, PTCE 95-60 respecting life insurance company general accounts and PTCE 96-23 respecting transactions determined by in-house asset managers. Each of the above-noted exemptions contains conditions and limitations on its application. Fiduciaries of Benefit Plan Investors considering acquiring Units in reliance on these or any other exemption should carefully review the exemption in consultation with its counsel to assure it is applicable. There can be no assurance that any or all of the conditions of any such exemptions will be satisfied.
Plan Assets
Under ERISA and the Plan Asset Regulations, when a Benefit Plan Investor acquires an equity interest in an entity that is neither a “publicly-offered security” (within the meaning of the Plan Asset Regulations) nor a security issued by an investment company registered under the Investment Company Act, the Benefit Plan Investor’s assets include both the equity interest in such entity and an undivided interest in each of the underlying assets of the entity unless it is established either that (i) less than 25% of the total value of each class of equity interests in the entity is held by Benefit Plan Investors (the “25% Test”) or (ii) the entity is an “operating company,” (each within the meaning of the Plan Asset Regulations). For purposes of the 25% Test, the assets of an entity will not be treated as “plan assets” if, immediately after the most recent acquisition of any equity interest in the entity, less than 25% of the total value of each class of equity interest in the entity is held by Benefit Plan Investors, excluding equity interests held by persons (other than Benefit Plan Investors) with discretionary authority or control over the assets of the entity or who provide investment advice for a fee (direct or indirect) with respect to such assets, and any affiliates thereof. Thus, absent satisfaction of another exception under ERISA, if 25% or more of the total value of any class of equity interests of the Partnership were held by Benefit Plan Investors, an undivided interest in each of the underlying assets of the Partnership would be deemed to be “plan assets” of any Benefit Plan Investor that invested in the Partnership.
Under the Plan Asset Regulations, a “publicly-offered security” is a security that is (a) “freely transferable,” (b) part of a class of securities that is “widely held,” and (c) (i) sold to the plan as part of an offering of securities to the public pursuant to an effective registration statement under the 1933 Act, and the class of securities of which such security is a part is registered under the Exchange Act within 120 days after the end of the fiscal year of the issuer during which the offering of such securities to the public has occurred, or (ii) is part of a class of securities that is registered under Section 12 of the Exchange Act.
The definition of an “operating company” in the Plan Asset Regulations includes, among other things, a “venture capital operating company” (a “VCOC”). Generally, in order to qualify as a VCOC, an entity must demonstrate on its “initial valuation date” (as defined in the Plan Asset Regulations) and annually thereafter that at least 50% of its assets, valued at cost (other than short-term investments pending long-term commitment or distribution to investors) are invested in operating companies (other than VCOCs) (i.e., operating entities that (i) are primarily engaged directly, or through a majority owned subsidiary or subsidiaries, in the production or sale of a product or service other than the investment of capital or (ii) qualify as “real estate operating companies” as defined in the Plan Asset Regulations) in which such entity has direct contractual management rights. In addition, to qualify as a VCOC an entity must, in the ordinary course of its business, actually exercise such management rights with respect to at least one of the operating companies in which it invests. The Plan Asset Regulations do not provide specific guidance regarding what rights will qualify as management rights, and the U.S. Department of Labor has consistently taken the position that such determination can only be made in light of the surrounding facts and circumstances of each particular case, substantially limiting the degree to which it can be determined with certainty whether particular rights will satisfy this requirement.

The Partnership will not be an investment company under the Investment Company Act. Accordingly, the General Partner will use commercially reasonable efforts to operate the Partnership such that the Partnership’s assets should not constitute “plan assets” within the meaning of the Plan Asset Regulations, and, in this regard, the General Partner intends to rely on the “publicly-offered securities” exception. However, to the extent any class of our Units does not meet the “publicly-offered securities” exception, the General Partner reserves the ability to rely on another available exception under the Plan Asset Regulations, including by limiting investment by, or prohibiting investment from, Benefit Plan Investors in our Units. In this respect (a) we may require any person proposing to acquire Units to furnish such information as may be necessary to determine whether such person is either (i) a Benefit Plan Investor or (ii) a person who has discretionary authority or control with respect to the assets of the Partnership or provides investment advice for a fee (direct or indirect) with respect to such assets, or an affiliate of such a person and (b) we will have the power to (i) exclude any investor or potential investor from purchasing Units and (ii) prohibit any redemption of Units, and all Units of the Partnership shall be subject to such terms and conditions.
Plan Asset Consequences
If the assets of the Partnership were deemed to be “plan assets” of one or more Benefit Plan Investors within the meaning of the Plan Asset Regulations, this would result, among other things, in (i) the application of the prudence and other fiduciary responsibility standards of ERISA to investments made by the Partnership, and (ii) the possibility that certain transactions in which the Partnership might seek to engage could constitute “prohibited transactions” under ERISA and Section 4975 of the Code. If a prohibited transaction occurs for which no exemption is available, the General Partner, the Investment Manager and/or any other fiduciary that has engaged in the prohibited transaction could be required to (i) restore to the Benefit Plan Investor any profit realized on the transaction and (ii) reimburse the Benefit Plan Investor for any losses suffered by the Benefit Plan Investor as a result of the investment. In addition, each disqualified person (within the meaning of Section 4975 of the Code) involved could be subject to an excise tax equal to 15% of the amount involved in the prohibited transaction for each year the transaction continues and, unless the transaction is corrected within statutorily required periods, to an additional tax of 100%. Fiduciaries of Benefit Plan Investors who decide to invest in the Partnership could, under certain circumstances, be liable for prohibited transactions or other violations as a result of their investment in the Partnership or as co-fiduciaries for actions taken by or on behalf of the Partnership or the General Partner. With respect to an IRA that invests in the Partnership, the occurrence of a non-exempt prohibited transaction involving the individual who established the IRA, or his or her beneficiaries, would cause the IRA to lose its tax-exempt status. Under the Partnership Agreement, the General Partner will have the power to take certain actions to avoid having the assets of the Partnership characterized as “plan assets,” including, without limitation, the right to cause a Unitholder that is a Benefit Plan Investor to withdraw from the Partnership. While the General Partner and the Partnership do not expect that the General Partner will need to exercise such power, neither the General Partner nor the Partnership can give any assurance that such power will not be exercised.
Other Plans
Certain Plans, such as governmental plans, non-electing church plans, and non-U.S. plans, may not be subject to ERISA or Section 4975 of the Code, but may be subject to provisions of Other Plan Laws which may restrict the type of investments such a Plan may make or otherwise have an impact on such a Plan’s ability to invest in Units. Accordingly, each Plan, including governmental and foreign plans, considering an investment in our Units should consult with their legal advisors regarding their proposed investment in our Units.
Representation
By acceptance of any Units, each Unitholder will be deemed to have represented and warranted that either (i) it is not, and it is not investing on behalf of, any Plan or (ii) the purchase and holding of our Units by such Unitholder will not constitute or result in a non-exempt prohibited transaction under ERISA or Section 4975 of the Code, or violation under any applicable Other Plan Laws.
Independent Fiduciaries with Financial Expertise
The Memorandum and the Partnership Agreement do not constitute an undertaking to provide impartial investment advice, and it is not our intention to act in a fiduciary capacity with respect to any Plan. The General

Partner, Investment Manager and their respective affiliates (the “Relevant Entities”) have a financial interest in investors’ investment in Units on account of the fees and other compensation they expect to receive (as the case may be) from the Partnership and their other relationships with the Partnership as contemplated hereunder. Any such fees and compensation do not constitute fees or compensation rendered for the provision of investment advice to any Plan. Each Plan will be deemed to represent and warrant that it is advised by a fiduciary that is (a) independent of the Relevant Entities; (b) capable of evaluating investment risks independently, both in general and with respect to particular transactions and investment strategies contemplated in the Memorandum; and (c) a fiduciary (under ERISA, Section 4975 of the Code or applicable Other Plan Law) with respect to the Plan’s investment in the Units who is responsible for exercising independent judgment in evaluating the Plan’s investment in the Units and any related transactions.
Reporting of Indirect Compensation
The foregoing discussion is general in nature and is not intended to be all-inclusive. Each Plan fiduciary should consult with its legal advisors concerning the considerations discussed above before making an investment in the Partnership. As indicated above, Other Plan Laws governing the investment and management of the assets of Plans such as governmental and non-U.S. plans may contain fiduciary responsibility and prohibited transaction requirements similar to those under ERISA and the Code. Accordingly, fiduciaries of such Plans, in consultation with their advisors, should consider the impact of their respective laws and regulations on an investment in G-INFRA and the considerations discussed above, if applicable.
Each Plan fiduciary should consult its legal advisor concerning the potential consequences under ERISA, the Code and any applicable Other Plan Law before making an investment in the Partnership.

Item 1A. RISK FACTORS
A purchase of the Partnership’s Units involves a high degree of risk and is suitable only for sophisticated individuals and institutions for whom a purchase of the Partnership’s Units does not represent a complete investment program and who fully understand and are capable of bearing the risks of owning the Partnership’s Units. There can be no assurance that the business objectives of the Partnership will be achieved, that any acquisitions targeted pursuant to the Partnership’s business objectives will be made by the Partnership or that a Unitholder will receive a return of its capital. In addition, there will be occasions when the Investment Manager and its affiliates will encounter potential conflicts of interest in connection with the Partnership, as described below under “Potential Conflicts of Interest” and under “Item 7. Certain Relationships and Related Transactions, and Director Independence.” The following discussion enumerates certain risk factors that should be carefully evaluated before making a purchase of the Partnership’s Units. This summary does not purport to be a complete discussion of all of the risks and other factors and considerations which relate to or might arise from investing in the Partnership or from the Partnership’s Investments.
RISKS
The risks of an investment in the Partnership arise both from the risks associated with the investment strategy for the Partnership and from the risks attendant to the Partnership’s ability to achieve its investment objectives. These risks include, but are not limited to, those discussed below. For the avoidance of doubt, (i) any risk factors related to the Partnership shall generally also be applicable to the Underlying Funds (and vice versa), (ii) any risk factors related to investments of the Partnership shall generally also be applicable to investments made by the Underlying Funds (and vice versa), and (iii) any risk factors related to the Investment Manager shall generally also be applicable to some or all of the Underlying Managers (and vice versa).
General Risks Relating to an Investment in the Partnership
Prior Results Not Indicative of Future Performance. The results of earlier principal investments made by Goldman Sachs, of investment funds formed by Goldman Sachs, or of investment vehicles or investment arms managed by Goldman Sachs, are not indicative of the results that the Partnership may achieve. The results of previous investment vehicles managed by principals or employees of the Investment Manager, or investments made by such investment vehicles, are not indicative of future performance, and there is no assurance that the Investment Manager will achieve similar returns for the Partnership.
In June 2019, Goldman Sachs (the “Firm”) announced the unification of several businesses across the Firm into one direct alternatives investing platform through AM Private. The businesses that have been combined are the Merchant Banking Division, the Global Special Situations Group, the Principal Strategic Investment Group and Goldman Sachs Asset Management’s Private Real Estate Group and the Realty Management Division. In addition, AM Private was combined with other asset management businesses of Goldman Sachs into a unified asset management division named “Goldman Sachs Asset Management” effective January 1, 2021 (together, the “Combined Businesses”). References herein to “AM Private” include the Combined Businesses unless the context indicates otherwise.
There can be no assurance that the Partnership will be successful, that it will achieve the success it may have achieved had each division of the Combined Business operated independently of each other, or that it can achieve the success of other investment funds with respect to which GS&Co or GSAM acts as portfolio manager. The Partnership’s results are independent of and will be different than the results earned by other investment funds managed by GS&Co or GSAM or other parts of Goldman Sachs, and Unitholders should not use the performance of any such other investment vehicles with a comparable investment strategy as a basis for an assessment of the Partnership’s performance prospects. As the Partnership will make long-term investments, the successful operation of the Partnership is dependent upon the long-term success of AM Private.
Limited Number of Investments. The Partnership will seek to be well diversified, subject to its focus on the infrastructure sector and the other provisions of the investment strategy. However, in the event of a material demand for redemptions, the Partnership may, although it will not be obligated to, sell liquid positions resulting in an over-weighting in a small number of illiquid investments. In such circumstances, the aggregate return of the Partnership may be substantially and adversely affected by the unfavorable performance of a single Investment or a small number of Investments. In addition, the Partnership does not have fixed guidelines for industry diversification, and Investments may be concentrated in only a few industries within the Partnership’s mandate.
Partial or Total Loss of the Partnership’s Capital. The Partnership is intended for long-term investors who can bear the risks associated with investing in illiquid assets. There is no assurance that the Partnership will achieve its investment or performance objectives, such as locating suitable investment opportunities, achieving its targeted rates of return, or fully investing the Partnership’s capital. The possibility of partial or total loss of the Partnership’s capital exists, and prospective investors should not invest unless they can readily withstand the consequences of a complete loss of their investment. In that regard, prospective Unitholders are hereby advised that any losses in the Partnership will be borne solely by the Unitholders and not by the General Partner, Goldman Sachs or its affiliates. Ownership interests in the Partnership are not insured by the U.S. Federal Deposit Insurance Corporation, and are not deposits, obligations of, or endorsed or guaranteed in any way, by any banking entity.
Risks of Global Investing Generally. The Investment Manager, on behalf of the Partnership, may cause the Partnership to invest capital outside the United States in securities of non-U.S. companies, including in Asia and Europe and in non-OECD countries. These investments involve additional risks compared with investing exclusively in the United States. Because Investments in non-U.S. companies may involve non-U.S. dollar currencies, the Partnership may be affected favorably or unfavorably by changes in currency exchange rates (including as a result of the devaluation of a foreign currency) and in exchange control regulations and may incur transaction costs in connection with conversions between various currencies. Further, destabilizations in the functioning of currencies across countries and regions may subject the Partnership to additional currency exchange risks. While the Investment Manager may engage in hedging transactions, subject to legal and regulatory considerations, on behalf of the Partnership to mitigate the risks of changes in currency exchange rates, the strategy of the Partnership may not be successful and may exacerbate the degree of currency exchange risk to which the Partnership is exposed.
Adverse Effect of Global Economic Conditions. The ongoing volatility and instability in the markets may be prolonged and severe, and as a result, it may adversely affect the Partnership and its investments. By way of example, a prolonged continuation of public health concerns (as described in “Item 1A. Risk Factors—General Risks Relating to an Investment in the Partnership—Public Health Risk” below), the impact of inflation, bank failures, the armed conflict between Israel and Hamas, the armed conflict between Russia and Ukraine, and the varying involvement of the United States and other countries, as well as political and civil unrest related to the foregoing, have had, and could continue to have, severe adverse effects on regional and global economic markets and magnify the risk of a material adverse impact on the performance of the Partnership. Periods of prolonged market stability may also adversely affect the investment opportunities available to the Partnership. The Partnership and the Investments (and any Underlying Managers) may be adversely affected by deterioration and uncertainty of the financial markets and economic conditions throughout the world, the severity and duration of which cannot be forecast. These market conditions can result in volatility and illiquidity in the global credit, debt and equity markets generally, which can magnify the risks described elsewhere in this Registration Statement. Global markets recently have experienced increased volatility, including as a result of the recent failures of certain U.S. banks. Conditions in the banking sector are evolving, and the scope of any potential impacts to the Partnership and its investments, both from market conditions and also potential legislative or regulatory responses, is uncertain. Continued market volatility and uncertainty and/or a downturn in market and economic / financial conditions, as a result of developments in the banking industry or otherwise (including as a result of delayed access to cash or credit facilities), could have an adverse impact on the Partnership and its investments. The Partnership may be adversely affected by unanticipated changes in the financial markets and economic conditions throughout the world, some of which may magnify the risks described in this Registration Statement and have other adverse effects. The deterioration of global market conditions and continued uncertainty regarding economic conditions generally will likely result in declines in the market values of potential investments, which could lead to weakened investment opportunities, failure to meet investment objectives, investment losses for the Partnership and/or increased illiquidity of Investments. Though certain economic conditions could have a favorable impact on the investment prospects of the Partnership, weak global rates of growth and/or poor economic conditions pose risks of systematic defaults by Portfolio Assets, market volatility (including the availability of, and interest rate movements with respect to, the

Partnership’s short- and long-term borrowings), inflationary or exchange-rate pressures, geopolitical disturbances, or negative market performance of equity securities, any of which could adversely affect the Partnership’s returns.
Further, many of the Investments in which the Partnership will directly or indirectly invest are dependent on the availability of credit and access to capital markets, which have proven to be particularly vulnerable to general economic conditions. The duration and ultimate effect of market conditions cannot be forecast, nor is it known whether or the degree to which such conditions may improve or worsen. While such conditions may increase investment opportunities for the Partnership and the Underlying Funds and could result in the Partnership acquiring investments on more favorable terms, such conditions may also result in declines in the market values of the Partnership’s existing or potential investments, the inability to secure financing to acquire or hold investments, the inability to realize Investments or otherwise prevent the Partnership (or Underlying Funds and other Portfolio Assets) from successfully meeting their investment objectives. Such volatility and illiquidity may require Investments to be disposed of at a loss. Furthermore, the credit markets tend to be volatile and the availability of, and commercially reasonable terms associated with, indebtedness may be difficult to ascertain. As a result, the Partnership (or Underlying Funds) may be unable to secure a credit facility. This may have an adverse effect on the Partnership’s (or an Underlying Fund’s) ability to acquire and dispose of investments as well as on the returns associated with its investments.
In addition, governments from time to time intervene, directly and by regulation, in certain markets. Such intervention often is intended directly to influence prices and may, together with other factors, cause all of such markets to move rapidly in the same direction. Any market disruptions described above may also result in further changes to regulatory requirements or other government intervention. Such regulations may be implemented on an “emergency” basis, which may suddenly prevent the Investment Manager and Underlying Managers from implementing certain investment strategies or from managing the risk of their outstanding positions.
Competitive Investing Environment. The business of investing in Infrastructure Investments is highly competitive and may involve a high degree of uncertainty. Competition for investment opportunities includes a growing number of other infrastructure funds, public and private companies, other private investors, and, in some cases, governments (including local governments and potentially national governments). The infrastructure investing landscape is rapidly evolving and additional investment funds with similar objectives have been formed or have announced their formation and additional investment funds may be formed in the future. Some of these competitors are establishing investment vehicles that target the same investments that the Partnership intends to make. Some of these competitors may have advantages not shared by the Partnership, including access to capital in greater amounts and that may be committed for longer periods of time, different return and/or risk thresholds than the Partnership, the ability to incur leverage to finance their investments at levels or on terms more favorable than those available to the Partnership and/or greater operational flexibility due to a relative lack of regulation.
Moreover, some competitors are regional-focused or have a more focused investment strategy that the Partnership and/or are establishing regional-focused investment vehicles or investment vehicles with a more focused investment strategy than the Partnership that target the same investments that the Partnership intends to make, and such competitors may have other advantages not shared by the Partnership, including sourcing opportunities within a particular sector, sub-sector and/or region and/or greater expertise on certain matters within a particular sector, sub-sector and/or region.
The Partnership might also be at a competitive disadvantage with respect to certain potential investments if the management of the target company views other businesses owned or operated by Goldman Sachs as a competitor to the business of such target company and as a result declines investment by the Partnership.
Strong competition for investments could result in fewer investment opportunities for the Partnership and/or less favorable terms than otherwise would be obtained in a less competitive investment environment. Identifying attractive investment opportunities is difficult and involves a high degree of uncertainty, and will likely require the Partnership to participate in a significant number of auctions. The Partnership may incur expenses in connection with identifying investment opportunities, participating in these auctions and investigating other potential investments that are ultimately not consummated or that are consummated by Other Investment Vehicles, including expenses relating to due diligence, extended auction processes, legal expenses and the fees of other third-party advisers which will be borne by the Partnership. The Investment Manager may identify an investment that presents an attractive investment opportunity but may not be able to complete such investment for the Partnership in a manner that meets the objectives of the Partnership. See “—Potential Conflicts of Interest—Management of the Partnership by the Investment Manager—Deal Expense Allocation” below. Similarly, these entities may be seeking to dispose of infrastructure assets at the same time as the Partnership, thereby creating competition for potential buyers.
Role of Corporate Equity Professionals. The success of the Partnership depends in part upon the skill and management expertise of the Investment Manager’s corporate equity professionals. While the Investment Manager expects such corporate equity professionals’ participation in the carried interest (and the vesting and potential forfeiture terms to which this participation is subject) to discourage them from leaving the Investment Manager, there is ever increasing competition among industry participants for hiring and retaining qualified investment professionals. There can be no assurance that any professional will continue to be associated with the Firm or the Investment Manager or involved in the Partnership throughout the life of the Partnership or that any new hires or replacements will perform well.
As a large global financial institution, the Firms’ hiring and retention practices may differ from smaller organizations, including with respect to employee incentives. For example, the allocation of any performance fees or participations in carried interest, including the amount shared with employees, may differ from typical practices of smaller organizations, and the G-INFRA leadership team might not have full discretion on hiring, promotion, compensation and other similar decisions with respect to the allocation working group or an investment committee of the Partnership, if any, and other AM Private and XIG personnel that provide services to the Investment Manager in respect of the Partnership.
Moreover, although the Firm views its resources and size as a strength, certain decisions may be centralized or determined via consensus among many stakeholders. The size of the allocation working group or an investment committee of the Partnership, if any, may also be larger as compared to the equivalent body of a smaller-sized manager. A smaller organization may be capable of operating with greater speed and/or flexibility as compared to the Firm, and therefore may have a competitive advantage in such respect.
Further, the time, dedication and scope of work of a professional varies considerably. The Investment Manager’s investment professionals work on a variety of projects and funds, which will result in less than all of their time and attention being allocated to the Partnership, and the ability of the members of the investment team to access other professionals and resources within the Firm for the benefit of the Partnership may be limited.
Finally, turnover of personnel and continuity of management may also present risks to the Firm, the Investment Manager and to the performance of the Partnership.
Fraud. A concern in originating and in purchasing the Investments is the possibility of material misrepresentation or omission on the part of the Portfolio Asset, Underlying Fund, Underlying Manager, seller and/or other counterparty, as applicable. The Partnership will rely upon the accuracy and completeness of representations made and information provided by such persons, but cannot guarantee such accuracy or completeness. Under certain circumstances, payments to the Partnership may be reclaimed if any such payment or distribution is later determined to have been made with an intent to defraud or prefer creditors.
Improper Market Actors. There can be no assurance that any form of regulation or any market constraints would prevent certain other market actors from engaging in fraud, market manipulation, market abuse, or improper influence in the future. In these situations, any such fraud, market manipulation, market abuse or improper influence by such market actors may have a material adverse effect on the Partnership and its Investments. Moreover, there can be no assurance that any redress would be available to, or would be practical for, the Partnership to pursue with respect to any such fraud, market manipulation, market abuse, or improper influence.
Risks Relating to Investment in Larger Portfolio Assets. The existence of the Infrastructure Partners Funds, the VIP Funds, G-INFRA Lux, the Multi-Strategy Annual Funds and certain Other Investment Vehicles that have the right or may be given the opportunity to invest alongside the Partnership gives the Investment Manager an incentive to source, and may result in the Partnership making, investments in Portfolio Assets which permit larger equity investments relative to Portfolio Assets that would have resulted in the absence of such Other Investment Vehicles. There can be no assurances that the returns to the Partnership from investments in such larger Portfolio Assets will equal or exceed the returns the Partnership would have achieved in the absence of such Other Investment Vehicles.
Climate Change. The Partnership may acquire investments that are located in areas which are subject to climate change. Any investments located in coastal regions may be affected by any future increases in sea levels or in the frequency or severity of hurricanes and tropical storms, whether such increases are caused by global climate changes or other factors. There may be significant physical effects of climate change that have the potential to have a material effect on the Partnership’s business and operations. Physical impacts of climate change may include: increased storm intensity and severity of weather (e.g., floods or hurricanes); sea level rise; and extreme temperatures. As a result of these physical impacts from climate-related events, the Partnership may be vulnerable to the following: risks of property damage to the Partnership’s investments; indirect financial and operational impacts from disruptions to the operations of the Partnership’s investments from severe weather; increased insurance premiums and deductibles or a decrease in the availability of coverage, for investments in areas subject to severe weather; decreased net migration to areas in which investments are located, resulting in lower than expected demand for the products and services of the investments; increased insurance claims and liabilities; increase in energy cost impacting operational returns; changes in the availability or quality of water or other natural resources on which the business depends; decreased consumer demand for consumer products or services resulting from physical changes associated with climate change (e.g., warmer temperature or decreasing shoreline could reduce demand for residential and commercial properties previously viewed as desirable); incorrect long-term valuation of an equity investment due to changing conditions not previously anticipated at the time of the investment; and economic distributions arising from the foregoing.
Sustainability Risks. The Partnership may be exposed to sustainability risks from time to time. A sustainability risk is an environmental, social or governance event or condition that could cause an actual or a potential material negative impact on the value of investments. The universe of sustainability events or conditions is very broad, and their relevance, materiality and impact on investments will depend on a number of factors such as asset location and/or sector. Depending on the circumstances, examples of sustainability risks can include but are not limited to physical environmental risks, climate change transition risks, supply chain disruptions, improper labor practices, lack of board diversity and corruption. If they materialize, sustainability risks can reduce the value of the Partnership and could have a material impact on the performance and returns of the Partnership.
The Investment Manager may integrate the review of sustainability risks into the investment process, as relevant, to the nature and risk of investment opportunities, by reference to factors such as location and/or sector.
As part of the due diligence process, and where appropriate, information may be requested on ESG matters such as environmental issues, health and safety and diversity policies (as relevant to the nature and risk of the specific investment opportunity). This information will be used to consider and assess the sustainability risk profile (among other relevant considerations) of the proposed investment.
On an ongoing basis, the Investment Manager may utilize proprietary processes, third-party tools and/or research to monitor sustainability risks that are relevant to investments within the Partnership.
Risk of Investing Alongside Funds with Certain ESG Commitments. If investment funds or managed accounts sponsored or managed by Goldman Sachs that have made ESG commitments with respect to their investment portfolio (e.g., SFDR Article 8/9 classified) (“Heightened ESG Funds”), such as one or more of certain of the Other Investment Vehicles, and investment funds or managed accounts that have made differing, lesser or no such ESG commitments (“Differently Classified Funds”), such as the Partnership, are co-investing in the same Investment, there is a risk that in trying to preserve the ESG-compliant status of one or more of the Heightened ESG Funds, the Investment Manager may take actions with respect to the Investment that it would not otherwise take, absent the ESG-compliant nature of such Heightened ESG Funds; conversely, the Investment Manager may not take, or may refrain from taking, actions it would otherwise take with respect to such Investment had such Heightened ESG Funds not invested in such Investment. In addition, due to their ESG-related consideration, Heightened ESG Funds may not participate in certain Investments alongside Differently Classified Funds, such as the Partnership. These actions or inactions by the Investment Manager may have a materially adverse effect on the overall condition of the

Investments and may materially adversely impact returns to the co-investing Differently Classified Funds, such as the Partnership.
Additionally, if Heightened ESG Funds, such as one or more of certain of the Other Investment Vehicles, and Differently Classified Funds, such as the Partnership, are co-investing in the same Investment, there may be incremental costs incurred at the investment level to comply with Regulation (the “EU”) 2019/2088 of the European Parliament and of the Council of 27 November 2019 on sustainability-related disclosures in the financial services sector, as amended (the “SFDR”) or other applicable ESG-related regulations or policies. Though the Investment Manager will endeavor to allocate the costs of such compliance to only the funds to which such compliance relates, there can be no guarantee that it will be successful in doing so, or that so doing would be practical. As a result, all co-investing funds and managed accounts in such Investment, including Differently Classified Funds, such as the Partnership, may incur some portion of certain deal expenses and portfolio monitoring expenses related to ESG compliance.
Public Health Risk. The Partnership could be materially adversely affected by the widespread outbreak of infectious disease or other public health crises. Public health crises, together with any containment or other remedial measures undertaken or imposed, could have a material and adverse effect on the Partnership and its investments, including by (i) disrupting or otherwise materially adversely affecting the human capital, business operations or financial resources of the Investment Manager, the Partnership, the Underlying Funds, the Portfolio Assets and/or other service providers to the Partnership or the Portfolio Assets and (ii) severely disrupting global, national and/or regional economies and financial markets and precipitating an economic downturn or recession that could materially adversely affect the value and performance of the Partnership and its investments. See “—Adverse Effect of Global Economic Conditions” above.
Public health crises and efforts to address them may result in any or all of the following: (i) the closure of the Investment Manager’s, an Underlying Manager’s or a Portfolio Asset’s offices or other businesses, including office buildings, factories, retail stores, distribution channels and other commercial venues, (ii) workforce, trade or travel disruptions or restrictions (including related cybersecurity incidents) negatively impacting the Investment Manager’s, an Underlying Manager’s or a Portfolio Asset’s operations, (iii) disruptions in regional or global trade markets and the logistics necessary to import, export and deliver products to Portfolio Assets and their customers, (iv) the lack of availability or price volatility of raw materials or component parts necessary to a Portfolio Asset’s business (e.g., supply-chain disruptions or delays), (v) depressed demand for a Portfolio Asset’s products or services because of reduced consumer confidence or because quarantines, restrictions on public gatherings or interactions and the forced closures of certain businesses significantly inhibit consumption and (vi) a reduction in the availability and/or adverse changes in the terms of capital or leverage. Any of the foregoing could have a material adverse impact on the Partnership, the Investments (including, in the case of debt investments, by adversely impacting the ability of borrowers to repay indebtedness and the value of any collateral in respect of such indebtedness) and the Partnership’s ability to source or complete new investments, dispose of existing investments, fulfill its obligations and raise capital.
In addition, public health crises and containment efforts may adversely affect the ability, or the willingness, of a party to perform its obligations under its contracts and lead to uncertainty over whether such failure to perform (or delay in performing) might be excused under so called “material adverse change,” force majeure and similar provisions in such contracts. As a result, (i) borrowers, counterparties and service providers to the Partnership or Portfolio Assets may fail to perform (or delay the performance of) their obligations to the Partnership or the Portfolio Assets, (ii) pending transactions (including acquisitions and sales of assets by the Partnership) may not close on time or at all, (iii) the Partnership, the Investment Manager or a Portfolio Asset may be forced to breach (or may determine not to perform its obligations under) certain agreements, and (iv) related litigation would likely ensue. Any of these occurrences would likely have a material adverse effect on the Partnership and its Investments. See “—Force Majeure” below.
The extent of the impact of any public health crises on the Partnership and its Investments will depend largely on future developments, including the severity, duration and spread of an outbreak throughout the world and the effect on the global economy and the markets in which the Partnership invests, all of which are highly uncertain and cannot be predicted.

Prospective investors should note that any information provided regarding valuations, targets and/or prior performance of the Partnership and its Investments and the Investment Manager’s and/or its affiliates’ assets under management does not reflect any estimated negative impact of the outbreak or the related economic ramifications.
Electronic Signatures. Electronic signatures have become a mainstream form of execution of contracts. Although electronic signatures may be a valid means of signing contracts under certain jurisdictions, the validity of the electronic signature (and therefore the validity or enforceability of the contract or its formation) may depend on the type of electronic signature used. Additionally, limited partners in certain jurisdictions may be requested to execute their subscription agreement and side letter exclusively in wet ink, and execution by other means might not be acceptable.
Technological Innovations. Recent technological innovations have disrupted numerous established industries and those with incumbent power in them. As technological innovation continues to advance rapidly, it could impact one or more of the Partnership’s strategies. Moreover, given the pace of innovation in recent years, the impact on a particular Investment may not have been foreseeable at the time the Partnership made the Investment. Furthermore, the Investment Manager could base investment decisions on views about the direction or degree of innovation that prove inaccurate and lead to losses.
Risks Associated with Artificial Intelligence and Machine Learning Technology. Artificial intelligence (“AI”), machine learning and similar tools and technologies (collectively “AI Technologies”) are evolving rapidly, as are the legal and regulatory frameworks within which AI operates. These technologies include autonomous agentic AI and generative AI as well as other tools and technology that collect, aggregate, analyze and/or generate data or other materials. While the full extent of current or future risks related to AI Technologies is not possible to predict, AI Technologies could cause significant market disruptions and subject the Investment Manager, the Partnership and Portfolio Assets to increased competition, legal and regulatory risks and compliance costs, any of which could have a material adverse effect on the business, financial condition and results of operations of Portfolio Assets and/or the Partnership.
Risks related to AI Technologies include both risks from the Investment Manager, the Partnership and Portfolio Assets using AI Technologies, as well as risks arising from service providers and other counterparties using AI Technologies. In the case of usage by service providers and counterparties, the Investment Manager, the Partnership and Portfolio Assets typically will not be in a position to control such use of AI Technologies. In this regard, investors should note that confidential information could be used by AI Technologies and result in such confidential information becoming partly accessible by other third-party AI Technologies and machine learning technology applications and users, including competitors of the Investment Manager and/or one or more Portfolio Assets. This includes any usage in contravention of applicable policies or any contractual or other obligations or restrictions. Any disclosure of confidential information can lead to legal and regulatory investigations and enforcement actions as well as the loss of the Investment Manager’s and/or one or more Portfolio Assets’ competitive advantage, reputational harm and other adverse impacts. Please also see “—Investment Risks—Cybersecurity” below.
AI Technologies are generally highly reliant on the collection and analysis of large amounts of data, and it is not possible or practicable to incorporate all relevant data into the model that AI Technologies utilizes to operate. In addition, the nature of AI Technologies generally makes it difficult to determine how inputted information is converted into outputs, and so the accuracy of information cannot be fully validated. As a result, any usage of AI is subject to the risk that the data used to train the models or used in the actual application of AI is flawed, insufficient or contains biased information. Any such issues have the potential to degrade the effectiveness of AI Technologies and undermine the decisions, predictions or analysis that AI Technologies produce. This can result in competitive harm, legal liability, regulatory action and/or brand or reputational harm. To the extent that the Investment Manager, the Partnership and/or Portfolio Assets are exposed to the risks of AI Technology use, any such inaccuracies or errors could have adverse impacts on the Investment Manager, the Partnership and Portfolio Assets.
Technological innovations, including AI Technologies, have disrupted and are expected to continue to disrupt markets and market practices, including traditional businesses, processes and approaches in multiple sectors and industries. Moreover, the frequency of such disruptions is expected to increase. For example, AI Technologies could lower barriers to entry, increase competition and/or displace existing business models, processes and/or approaches, which could have a material adverse effect on the Investment Manager, the Partnership and one or more Portfolio Assets. In particular, as AI Technologies continue to advance and become more widely adopted, they may increasingly compete with, or accelerate the obsolescence of, certain products, services, and business activities, including potentially those of one or more Portfolio Assets, which could adversely impact the Partnership.
The regulatory framework governing the development, use and provision of AI Technologies and services continues to evolve globally and could result in monetary penalties and other regulatory actions for users of AI Technology. For example, the EU AI Act, which came into force on August 1, 2024 (and will mostly apply from August 2, 2026, although certain provisions will take effect at an earlier or later time or are already in effect), established a comprehensive legal, risk-based governance framework for the development, placing on the market, putting into service, and use of AI Technologies in the European Union. Breaches of the EU AI Act can result in fines of up to EUR 35 million or 7% of an offender’s worldwide annual turnover for the preceding financial year, whichever is higher. The Investment Manager, the Partnership and Portfolio Assets may become subject to new U.S. federal and/or state or non-U.S. legal and other obligations in connection with the development and use of AI Technology. This could require significant changes to policies and practices, necessitating expenditure of significant time, expense, and other resources. In this regard, investors should note that U.S. federal, state and foreign government bodies and agencies have also enacted or are currently considering additional laws and regulations governing AI Technologies. In general, there is uncertainty on the U.S. state and federal approaches to AI Technologies. Furthermore, existing laws and regulations may be applied to the Investment Manager, the Partnership and Portfolio Assets and their businesses in new ways. This includes laws related to data privacy, cybersecurity, intellectual property and antitrust regimes.
Force Majeure. Portfolio Assets may be vulnerable to a force majeure event, including acts of God, pandemics, war and strike, which could result in the destruction, impairment or loss of profitability for the Portfolio Assets. In addition, the damage caused by the force majeure event may adversely affect a party’s ability to perform its obligations until it is able to remedy the damage. Insurance coverage of these risks may be limited, subject to large deductibles or completely unavailable, and the Investment Manager will determine in its discretion whether to seek insurance coverage of, or seek alternative ways to manage or mitigate, these risks. In addition, insurance coverage, particularly business interruption insurance, may be limited or unavailable to Portfolio Assets upon the occurrence of a force majeure event, which may adversely impact such Portfolio Assets.
Inflation. Inflation and rapid fluctuations in inflation rates have had in the past, may currently have, and may in the future have, negative effects on the economies and financial markets, particularly in emerging economies, but also in more developed economies, including in the United States and Europe, which are currently experiencing inflationary pressures, including rising fuel costs, increased costs of raw materials, and labor and supply chain shortages. These inflationary pressures may (i) adversely affect the business operations or financial resources of the Partnership, the Partnership’s Investments and/or other service providers to the Partnership or its Investments and (ii) precipitate an economic downturn or recession that could materially adversely affect the value and performance of the Partnership and its Investments. For example, global central banks, including the U.S. Federal Reserve Board (the “Federal Reserve”), have addressed the current inflationary environment by increasing policy interest rates. Governmental efforts to curb inflation often have negative effects on the level of economic activity. In an attempt to stabilize inflation, countries may impose wage and price controls or otherwise intervene in the economy. If a Portfolio Asset is unable to pass any increases in its costs along to its customers, it could adversely affect its results. In addition, any projected future decreases in a Portfolio Asset’s operating results due to inflation could adversely impact the fair value of that Investment. Any decreases in the fair value of an Investment could result in future unrealized losses and therefore reduce the Partnership’s net assets resulting from operations. There can be no assurance that inflation will not become a serious problem in the future and have an adverse impact on the Partnership’s returns.
Risks Related to the Discontinuance of IBORs, in particular LIBOR. The London Interbank Offered Rate (“LIBOR”) ceased being published permanently after June 30, 2023. The Partnership may make investments or undertake transactions in instruments that are valued using other interbank offered rates (“IBORs”) or enter into contracts (including credit agreements in connection with permitted borrowings) which determine payment obligations by reference to other IBOR rates, and such transactions may be adversely affected as a result of the discontinuance of LIBOR or other IBORs.

It is uncertain what rate or rates may become accepted alternatives to certain IBORs, or what effect any such changes may have on the financial markets for IBOR-linked financial instruments. The Partnership may make investments or undertake transactions in instruments that are valued using IBOR rates or enter into contracts (including credit agreements in connection with permitted borrowings) which determine payment obligations by reference IBORs. Until their discontinuance, the Partnership may continue to invest in instruments that reference IBORs.
Regulators and market participants have developed (and for some IBORs are working to develop) successor rates and transition mechanisms to amend existing instruments and contracts to replace an IBOR with a new rate. In the United States, the Federal Reserve, in conjunction with the Alternative Reference Rates Committee, a steering committee comprised of large U.S. financial institutions, has recommended replacing U.S. dollar LIBOR with a new index, the Secured Overnight Financing Rate (“SOFR”), calculated using short-term repurchase agreements backed by Treasury securities. Term SOFR rates have also been developed (“Term SOFR”). One such Term SOFR rate is derived from SOFR derivatives and is produced and published by CME Group Inc (the “CME Term SOFR”). The use of the CME Term SOFR reference rate as the primary rate for U.S. dollar amounts has been endorsed by the Alternative Reference Rates Committee convened by the Federal Reserve. An alternative reference rate derived from SOFR derivatives is also published by ICE Benchmark Administration Limited. Nonetheless, the termination of LIBOR and the other IBORs presents risks to the Partnership. It is not possible at this point to identify those risks exhaustively, but they include the risk that an acceptable transition mechanism may not be found for all IBORs or may not be suitable for the Partnership. Among other things, any transition process may involve increased volatility or illiquidity in markets for instruments that previously relied on LIBOR and/or currently rely on LIBOR and the other IBORs. The transition may also result in reductions in the value of certain instruments or the effectiveness of related transactions such as hedges, increased borrowing costs, uncertainty under applicable documentation, or difficult and costly consent processes for any required amendments to applicable documentation. Any such effects of the transition away from LIBOR and the other IBORs, as well as other unforeseen effects, may result in expenses, difficulties, complications or delays for impacted markets and instruments, and could have a material adverse impact on the Partnership and/or its Investments. In addition, any alternative reference rate and any pricing adjustments required in connection with the transition from LIBOR or another IBOR may impose costs on the Partnership or may not be suitable for the Partnership, resulting in costs incurred to make amendments, close out positions and/or enter into replacement trades. Finally, the automated systems used to administer certain investments in which the Partnership may invest or otherwise be exposed to may have been developed based on LIBOR or other IBORs, and there may be operational difficulties in light of the discontinuance of LIBOR and/or as and when other IBORs are phased out.
In addition, certain of Investments may use SOFR or Term SOFR, as their reference rates. Term SOFR, SOFR or any other replacement index may not perform similarly to LIBOR in times of market distress to the extent that SOFR (or such other replacement index) is closer to a risk-free rate. Additionally, changes in SOFR have, on occasion, been more volatile than changes in other benchmark or market rates, including in the case of daily SOFR to the extent that volatility of SOFR has reflected the underlying volatility of the overnight U.S. Treasury repo market. The Federal Reserve Bank of New York has at times conducted operations in the overnight U.S. Treasury repo market in order to help maintain the federal funds rate within a target range. There can be no assurance that the Federal Reserve Bank of New York will continue to conduct such operations in the future, and the duration and extent of any such operations is inherently uncertain. The effect of any such operations, or of the cessation of such operations to the extent they are commenced, is uncertain and could be materially adverse to the Partnership.
Valuation Matters; Difficulty in Valuing Interests in Private Equity Funds and Privately-Held Portfolio Assets. Most of the securities and other assets in which the Partnership invests will not have a readily ascertainable market value and will be valued by the Investment Manager in accordance with the Partnership’s Valuation Policy, and, except as otherwise set forth in “Item 9. Market Price of and Dividends on the Registrant’s Common Equity and Related Unitholder Matters—Valuation Methodology,” no independent appraisal will be obtained. Any reference in this Registration Statement to “NAV” shall, for the avoidance of doubt, refer to the Transactional NAV (as defined below) of the Partnership, unless indicated otherwise.
The methods used to calculate the Partnership’s NAV, including the components used in calculating NAV, are not prescribed by rules of the SEC or any other regulatory agency. Further, there are no accounting rules or standards that prescribe which components should be used in calculating NAV, and although the Partnership’s GAAP NAV is audited, the Partnership’s Transactional NAV is not audited. The components and methodology used in calculating NAV may differ from those used by other entities now or in the future. In addition, calculations of Transactional NAV, to the extent that they incorporate the valuations of and certain adjustments made to the Partnership’s assets and liabilities, are not prepared in accordance with GAAP. As noted above, for purposes of calculating Transactional NAV, the Partnership will amortize its Organizational Expenses over sixty (60) months following the Initial Closing for purposes of determining Transactional NAV. As a result of this amortization of Organizational Expenses and certain other requirements of GAAP (including as they relate to the treatment of Servicing Fees, as described below), the GAAP NAV is expected to differ from the Transactional NAV as described in “Item 1(c). Description of Business—Valuation – Net Asset Value Calculation and Valuation Day.” Where the calculation of Transactional NAV pursuant to the methodology outlined in this Registration Statement is inconsistent with GAAP, Transactional NAV will continue to be calculated in accordance with the methodology outlined in this Registration Statement and GAAP NAV will be calculated consistent with the requirements of GAAP, which will result in the Transactional NAV differing from the GAAP NAV. Any such differences will be disclosed as reconciliation items in the Partnership’s audited financial statements. The Partnership’s audited financial statements will generally be prepared in accordance with GAAP, without giving effect to any amortization of Organizational Expenses. The deviation between Transactional NAV and GAAP NAV due to the amortization of Organizational Expenses will cease after the end of the amortization period, unless otherwise determined by the General Partner. For the avoidance of doubt, the deviation between Transactional NAV and GAAP NAV may continue beyond the sixty (60) months following the Initial Closing for other reasons as described in this Registration Statement. NAV is not a measure used under GAAP and the valuations of and certain adjustments made to the Partnership’s assets and liabilities used in the determination of NAV will differ from GAAP. Unitholders should not consider NAV to be equivalent to Unitholders’ equity or any other GAAP measure.
The valuation methodologies used by the Investment Manager and the Underlying Managers will involve significant discretion and subjective judgments and approximations and may not be accurate. Valuations of Investments will be estimates of fair value. As fair value calculations involve significant professional judgment in the application of both observable and unobservable attributes, the calculated fair value of Investments may differ significantly from their actual realizable value or future fair value. The value of an Investment upon realization will depend on economic, market and other conditions beyond the control of the Investment Manager or (with respect to Vintage Infrastructure Investments) the relevant Underlying Managers. During periods of market uncertainty and volatility, accurate valuations may be even more difficult to obtain. This is particularly true during periods of low transaction volume because there are fewer market transactions that can be considered in the context of a valuation. While the Investment Manager believes its calculation methodologies are consistent with widely recognized valuation methodologies, there are other methodologies available to calculate NAV. As a result, other funds focused on similar investments may use different methodologies or assumptions to determine NAV.
As described in “Item 9. Market Price of and Dividends on the Registrant’s Common Equity and Related Unitholder Matters—Valuation Methodology,” valuations of Vintage Infrastructure Investments for purposes of calculating the Partnership’s NAV as of any Valuation Day will generally be based upon the most recent valuations provided by Underlying Managers as of such Valuation Day, adjusted pursuant to any approved methodology, as described therein. These valuations are expected to be several months old and may be estimates, and the Investment Manager generally will not adjust such valuations to account for more recent events (including material events affecting the values of underlying assets) other than pursuant to any approved methodology developed by a third-party valuation agent as described in “Item 9. Market Price of and Dividends on the Registrant’s Common Equity and Related Unitholder Matters—Valuation Methodology.” Such methodology, however, may involve comparison to a benchmark, including potentially an index prepared specifically for the Partnership by such third-party valuation agent, potentially subject to certain materiality thresholds, and the performance of a particular Underlying Fund will likely differ, in some cases materially, from the performance of any benchmark. Accordingly, the Partnership’s NAV as of any Valuation Day generally will not reflect the fair market value of the Partnership’s Investments as of such Valuation Day. There will be no retroactive adjustment in the valuation of the Partnership’s assets, the Partnership’s Transactional NAV or the Management Fee, the Servicing Fee or Carried Interest to the extent such valuations prove to not accurately reflect the realizable value of the Partnership’s assets based on information that becomes available following the applicable Valuation Day (including as a result of year-end audits).

Furthermore, except in cases where there is a readily ascertainable market price, Underlying Managers generally have significant discretion in setting the valuation of Vintage Infrastructure Investments. Further, an Underlying Manager may face a conflict of interest in valuing securities or assets that lack a readily ascertainable market value as the value of the assets held by an Underlying Fund may affect the timing of the payment of the carried interest. The Investment Manager generally intends to rely upon any valuations provided to them by the Underlying Managers (adjusted as described herein), but are not obligated to do so. The Investment Manager generally will have limited information in order to be able to confirm or review the accuracy of valuations provided by Underlying Managers. While generally not expected, in the event that a particular Vintage Infrastructure Investment is not valued by an Underlying Manager, the Investment Manager does not receive a valuation from an Underlying Manager on a timely basis, or determine, in their sole discretion, that a valuation provided from an Underlying Manager is materially inaccurate or incomplete, the Investment Manager may (but is not obligated to) determine the fair value of the Vintage Infrastructure Investments based on the best reasonably available information, which may be the information most recently provided by an Underlying Manager to the Investment Manager, and taking into account any factors deemed relevant by the Investment Manager at the time of such valuation. Such determination may be inaccurate, including because the information available to the Investment Manager was insufficient, inaccurate or out of date as well as because there generally will be no established market for these assets or for securities of privately-held assets and/or companies which the Partnership may directly, or indirectly through Underlying Funds, own. For the foregoing reasons, Unitholders should be aware that the valuations reported by the Partnership may not reflect then-current liquidation values or amounts that will ultimately be earned by the Partnership.
The Investment Manager may value an identical asset differently than another division or unit within Goldman Sachs values the asset, including because such other division or unit has information or uses valuation techniques and models that it does not share with the Investment Manager or because the other account holding the identical asset is subject to different valuation guidelines than those applicable to the Partnership. This is particularly likely to be the case in respect of difficult-to-value assets.
The calculation of the Partnership’s NAV will generally take into account the Partnership’s assets and liabilities, except that Transactional NAV will be calculated giving effect to the amortization of Organizational Expenses during the period of sixty (60) months following the Initial Closing, while GAAP NAV will not. Liabilities allocable to a specific Class, sub-Class, Series or sub-Series of Units are only included in the NAV calculation for that Class, sub-Class, Series or sub-Series. When determining GAAP NAV, the Partnership is expected to record liabilities (i) for Servicing Fees that the Partnership currently owes the Distributor and/or Sub-Distributor under the terms of the Distribution Agreement and (ii) for an estimate of the Servicing Fees that the Partnership may pay to the Distributor and/or Sub-Distributor in future periods. However, in determining Transactional NAV, the Partnership is not expected to deduct the liability for estimated future Servicing Fees.
The Investment Manager will face a conflict with respect to valuations generally because such valuations will determine the amount of the Management Fee, the Servicing Fee, the Transfer Agent Fee and the Carried Interest. In addition, it should be noted that independent valuation experts that are selected and compensated by the Investment Manager to provide assistance with valuations and/or adjustments thereto may be incentivized to provide valuations that are more favorable to the Partnership than they otherwise would be in order to retain ongoing and/or future engagements with the Partnership, the Investment Manager, Goldman Sachs and/or entities affiliated with Goldman Sachs.
As described herein, the Transactional NAV generally will not reflect contingent tax liabilities of intermediate entities if such liabilities are not reasonably expected to be triggered upon the realization of the underlying Investment through a sale of interests of such intermediate entities. However, the Transactional NAV may change, potentially materially, if the anticipated manner in which the underlying Investment will be realized changes and/or if the actual disposition of an underlying Investment differs from the anticipated disposition structure. No assurances can be provided that the Partnership will be able to effect a blocker sale of an underlying Investment, even if the General Partner (in consultation with the Investment Manager) initially had anticipated utilizing a blocker sale for disposing of the applicable Investment and the after-tax proceeds actually realized in respect of an underlying Investment may be reduced as compared to the value at which the underlying Investment was included in the Transactional NAV as a result.

Subscriptions, Fees and Payment of Redemption Proceeds Based on Unaudited Data. The calculation of the Partnership’s NAV and, consequently, the number of Units issued in respect of subscriptions, the Management Fee, the Servicing Fee, the Transfer Agent Fee, the Carried Interest, and payment of a Unitholder’s redemption proceeds will generally be based on estimated and unaudited data. Accordingly, non-retroactive updates may be made to the NAV of the Partnership following the year-end audit of the Partnership or otherwise based on audit or other subsequently received information. Additionally, errors may occur in calculating the NAV of the Partnership, which could impact the price at which the Partnership issues and redeems its Units, the amount of Management Fee, the Servicing Fee, the Transfer Agent Fee and the Carried Interest. However, except as described below with respect to material errors, no retroactive adjustments to NAV, subscriptions, Management Fees, Servicing Fees, Transfer Agent Fees, Carried Interest or redemptions shall be made based upon such subsequently received information. Thus, the Partnership will not adjust the number of Units issued in respect of subscriptions and will not seek reimbursement in the event of any overpayment of Management Fees, Servicing Fees, Transfer Agent Fees, Carried Interest or redemption proceeds and will not pay additional amounts in the event of an underpayment. As a result, Unitholders (including redeemed Unitholders) may be positively or negatively affected by a prospective change to the Partnership’s NAV based on audit or other subsequently received information. For example, to the extent that such changes to NAV decrease the NAV of the Partnership, the outstanding Units will be adversely affected by redemptions effected prior to such change. Conversely, any increases in the NAV of the Partnership resulting from such adjustments will be entirely for the benefit of the outstanding Units. Notwithstanding the above and to the extent permitted by applicable law, in the event of a material error in the determination of the NAV used to calculate subscription Units, Management Fees, Servicing Fees, Transfer Agent Fees, Carried Interest or redemption proceeds, the Investment Manager may, in its sole and absolute discretion (but is under no obligation to), take corrective actions in response to such material error, including adjusting the number of Units issued in respect of subscriptions and/or requiring reimbursement in the event of any overpayment and causing payment of additional amounts in the event of an underpayment.
Limited Liquidity of Units. An investment in the Partnership provides limited liquidity since the Units are subject to the restrictions on transfers and redemption described herein and in “Item 1(c). Description of Business—Redemption Plan.” In addition, (i) the RSD0 Units may not be redeemed during the two (2) years following the subsequent Subscription Date immediately following the Initial Closing, (ii) Units held for less than two (2) years will be subject to an early exit fee of 5% of the NAV of such Units and (iii) redemptions of Units may be limited or postponed under certain circumstances based on overall projected liquidity position of the Partnership and whether such actions are in the best interests of the Partnership and of the Unitholders as a whole, including Unitholders seeking to have their Units redeemed and the General Partner (in consultation with the Investment Manager) is also permitted to make exceptions to, modify, suspend or terminate the Redemption Plan if in its reasonable judgment it deems such an action to be in the best interests of the Partnership and the Unitholders. The risk of this occurring will be heightened because a substantial amount of the assets held in the portfolio of the Partnership will generally be illiquid and the Investment Manager is generally not expected to sell Investments (other than Liquidity Assets) to fund redemptions. There is no assurance that the Investment Manager will be successful in seeking to manage such liquidity risk. Further, available cash of the Partnership (including amounts drawn down from pursuant to any Partnership leverage and Subscription Amounts) will be used to pay the Management Fee, the Servicing Fee, the Transfer Agent Fee, the Carried Interest (and tax distributions in respect thereof) and other expenses and fees of the Partnership and therefore may not be available to fund redemptions, which could result in redemptions being suspended. Accordingly, there can be no assurance that redemption requests will be fulfilled as of any Redemption Date. There may also be a significant period of time between the date as of which Unitholders submit redemption requests and the date as of which they can expect to receive full payment for their redemption proceeds in respect of any redemption request. Unitholders whose redemption requests in respect of any particular Redemption Date are accepted will bear the risk that the Partnership’s NAV may fluctuate significantly between the date as of which the redemption requests were submitted and the relevant Valuation Day with respect to the Redemption Date. Accordingly, Unitholders may have to decide whether to submit redemption requests without the benefit of having current information. As a general matter, however, an investment in the Partnership should be considered to be illiquid.
Temporary Suspension of Calculation of Net Asset Value, Subscriptions and Redemptions. The General Partner, in consultation with the Investment Manager, may, but is not obligated to, suspend the Redemption Plan (a

“Redemption Plan Suspension”), the determination of net assets and NAV (a “NAV Determination Suspension”) and/or the Partnership’s offering of Units (a “Partnership Offering Suspension,” and together with the Redemption Plan Suspension and the NAV Determination Suspension, each, a “Suspension”) either entirely or partially if in its reasonable judgment it deems such action in the best interests of the Partnership and/or the Unitholders. Any such Suspension shall be notified to the concerned Unitholders. No Units will be issued during a Partnership Offering Suspension, no Units will be redeemed during a Redemption Plan Suspension, and no Units will be issued or redeemed during a NAV Determination Suspension, in each case except as the General Partner, in consultation with the Investment Manager, determines is in the best interests of the Partnership and/or the Unitholders in order to address an applicable legal, tax or regulatory consideration (or in the case of a partial suspension of the Redemption Plan).
Redemptions May Have a Material Adverse Effect on the Partnership and the Remaining Unitholders. In connection with the redemption of Units, the Partnership may use any amounts received from subscriptions to redeem any Units with respect to which a redemption request has been submitted and remains unsatisfied before using such amounts for any other purpose. As a result, the amount of such new subscriptions that will be available to be used by the Partnership to make additional Investments or to satisfy Operating Expenses, fees and the Carried Interest will be reduced and it is possible that, as a result of such reduction, no such subscriptions will be available to make additional Investments or to satisfy Operating Expenses, fees and the Carried Interest. Similarly, to the extent that the Investment Manager determines to treat Liquidity Assets as available to satisfy redemption requests, such amounts will also not be available to be used by the Partnership to make additional Investments or to satisfy Operating Expenses, fees and the Carried Interest. Therefore, the Partnership permitting redemptions of Units as contemplated under “Item 1(c). Description of Business—Redemption Plan”: (i) may result in the Partnership being unable to take advantage of potential investment opportunities, (ii) may result in the Partnership becoming less diversified and being less liquid and (iii) may result in the remaining Unitholders bearing a higher percentage of the Partnership’s Operating Expenses. In addition, any redemptions may have the effect of concentrating the ownership of the remaining Unitholders in existing and future Investments, which may have legal, tax or regulatory implications, and redemptions may otherwise give rise to adverse legal, tax or regulatory considerations for the remaining Unitholders. Moreover, as otherwise noted herein, to the extent the payment of a tax liability exceeds the accrual taken in respect thereof or an additional accrual is taken in respect of a tax liability, Unitholders that hold or seek to have their Units of the Partnership redeemed at the time of such payment or increased accrual will be disproportionately impacted by the Partnership’s accrual practices. Thus, the redemption of Units may have a material adverse effect on the Partnership and on the remaining Unitholders.
In addition, substantial requests for the Partnership to redeem Units in a concentrated period of time could require the Partnership to liquidate certain of its Investments (generally Liquidity Assets as the Partnership is not expected to sell other Investments to fund redemptions) more rapidly than otherwise desirable in order to raise cash to fund the redemptions and achieve a market position appropriately reflecting a smaller asset base. Substantial redemptions could have a material adverse effect on the Partnership’s investment mix and its ability to achieve or maintain the Strategies Target Allocation, and could also cause the Partnership to postpone or suspend future Unitholder redemptions. Unless a Unitholder’s redemption request is not fully satisfied as a result of the Redemption Cap, Unitholders generally will not receive notification of substantial redemption requests in respect of any particular Redemption Date from the Partnership and, therefore, may not have the opportunity to request the redemption of their Units or portions thereof prior to or at the same time as the Unitholders that have had their Units redeemed. At any time, and from time to time, a substantial portion of the Units may be held by one or a small number of Unitholders. Such concentration of ownership in the Partnership could increase the likelihood of substantial redemptions.
Effect of Permitting Redemptions Exceeding the Redemption Cap. In circumstances where the General Partner waives the Redemption Cap, the Partnership’s cash flow could be materially and adversely affected when compared to a scenario where the Redemption Cap is not waived, as Subscription Amounts received on the relevant Subscription Date and other Liquidity Assets may be used to redeem the Unitholders that have submitted redemption requests instead of increasing the Liquidity Assets of the Partnership or being used or reserved for other purposes. Accordingly, the Partnership may be unable to meet future redemption requests, take advantage of new investment opportunities, make follow-on investments or protect its existing portfolio due to a lack of available Liquidity Assets and the Partnership’s overall returns may therefore be adversely affected as a result.
Potential Impact of Redemption Requests on Investment Decisions. The Partnership’s investment opportunities may be limited as a result of its redemption terms (or anticipated liquidity needs). For example, the Investment Manager or its affiliates may advise other funds with investment objectives similar to the Partnership’s, including some or all of the Other Investment Vehicles, but which offer different liquidity terms or no liquidity. Investment opportunities that may not be appropriate for the Partnership may be appropriate for these other funds due to their ability to invest in underlying investments offering less frequent redemption options and/or requiring longer lock-up periods. The Partnership may seek to liquidate Investments to reallocate Partnership assets, raise funds for Unit redemptions, repay borrowings or for other purposes. In the event that there are substantial redemption requests from the Partnership within a limited period of time, and the Partnership satisfies these redemption requests, the Investment Manager may find it difficult to adjust its investment strategies to the suddenly-reduced amount of assets under management. Such substantial redemptions may also limit the ability of the other Unitholders to have their Units redeemed in a timely manner. Finally, a reduction in the size of the Partnership could make it more difficult to generate a positive return or to recoup losses due to, among other things, imbalances in the Partnership’s portfolio, reductions in the Partnership’s ability to take advantage of particular investment opportunities or decreases in the ratio of the Partnership’s income to its expenses.
In addition, as a result of differences between redemption terms (or anticipated liquidity needs) of the Partnership and of the Investments, the Investment Manager may be required to select Investments for liquidation on the basis of the ability to raise proceeds quickly rather than other investment considerations, which may result in the remaining portfolio of Investments being less diverse in terms of investment strategies, liquidity or other investment considerations than would otherwise be the case. Moreover, redemption or transfer restrictions imposed by the Investments may delay or preclude portfolio adjustments the Investment Manager would otherwise implement. Investments could depreciate in value during the time a redemption or transfer is delayed and the Partnership would be precluded from redeploying its capital to more advantageous investment opportunities. In addition, the redemption or transfer out of an Investment could also involve expense to the Partnership under the terms of the Investment.
Risk of Mandatory Redemptions. As set forth in “Item 1(c). Description of Business—Compulsory Redemptions,” the General Partner will cooperate with the Investment Manager to mandatorily redeem (in whole or in part) the Units of any Unitholder in certain circumstances, including for “cause,” in which case the mandatory redemption may occur without prior notice to such Unitholder.
Distribution Reinvestment Plan. As set forth in “Item 1(c). Description of Business—Distribution Reinvestment Plan,” pursuant to the terms of the DRIP, a copy of which has been filed as an exhibit to this Registration Statement, any cash distributions to Unitholders will automatically be reinvested under the DRIP unless Unitholders have elected in their Subscription Agreement to opt-out of the DRIP, or otherwise have elected to withdraw from the DRIP pursuant to the procedures set out in the DRIP of this Registration Statement and receive such distributions in cash. For the avoidance of doubt, unless otherwise determined by the General Partner in its sole discretion, cash distributions owed to a repurchasing Unitholder as of the applicable Redemption Date, in respect of redeemed Units, will not be reinvested under the DRIP and will instead be made in cash pursuant to the Partnership Agreement. The General Partner (as delegated to the Investment Manager) may, without the consent of the Unitholders, amend, modify, revise or restate the DRIP from time to time.
In addition to the discussion in “Item 1(c). Description of Business—Certain U.S. Tax Considerations,” “Item 1(c). Description of Business—Certain U.S. Tax Considerations—Taxation of Unitholders,” “Item 1(c). Description of Business—Certain U.S. Tax Considerations—Taxation of Non-U.S. Unitholders,” “Item 1(c). Description of Business—Certain ERISA Considerations” and “Item 1(c). Description of Business—Certain ERISA Considerations—Redemptions/Distributions to a Unitholder,” Unitholders should be aware that (i) subject to the limitations set forth in the DRIP, the General Partner, in consultation with the Investment Manager, may amend, modify, revise or restate the DRIP, (ii) the General Partner, in consultation with the Investment Manager, may suspend or terminate the DRIP for any reason at any time and (iii) upon each reinvestment, each Unitholder participating in the DRIP will automatically be deemed to have reaffirmed, restated and re-acknowledged the agreements, acknowledgments, representations, warranties and other obligations set forth in such Unitholder’s Subscription Agreement.
In-Kind Distributions Could be Made by the Partnership. The Partnership is permitted to distribute securities and other assets to the Unitholders, where the Investment Manager so determines (including in respect of redemptions). In the event that the Partnership makes such a distribution of securities, Unitholders will bear any risks of the distributed securities and may be required to pay brokerage commissions or other costs in order to dispose of such securities. Moreover, securities and other assets distributed by the Partnership may not be readily marketable or saleable and may have to be held by Unitholders (or any special purpose vehicle or liquidating trust created to hold such assets) for an indefinite period of time. The risk of loss and delay in liquidating such assets will be borne by the Unitholders (as applicable), with the result that Unitholders could receive less cash than was reflected in the fair value of such assets as determined by the Investment Manager. In addition, when investments are distributed to Unitholders in kind, such Unitholders could then become minority shareholders in, or lenders to, Portfolio Assets and might be unable to protect their interests effectively.
In addition, assets distributed in-kind may not be readily marketable or saleable and may have to be held by (or for the benefit of) Unitholders for an indefinite period of time, which will increase the likelihood that the value when ultimately disposed will vary from the Investment Manager’s determined value when distributed. If the assets are distributed to a liquidating trust or other special purpose vehicle, the risk of loss (and any expenses involved in the organization and maintenance of such vehicle) will be borne by the Unitholders pro rata in relationship to their beneficial interests in such vehicle, and such loss or costs will not affect the amount of Carried Interest.
Distributions Out of the Return of Capital or Principal Proceeds. The payment of distributions out of the return of capital or principal proceeds is likely to result in the erosion, over time, of the NAV of the relevant Class and/or Series, notwithstanding the performance of the Partnership. As a result, distributions may be achieved by foregoing the potential for future growth and this cycle may continue until all the NAV of the relevant Class and/or Series is depleted.
Risks Associated with Investments in Commodities. Certain governmental authorities are particularly focused on commodities and commodities-related investments and the regulation thereof. New regulations affecting commodities may limit the Partnership’s ability to make certain Investments, particularly energy-related investments. For the foregoing reasons, the nature and extent of government regulation can be a key driver of investment opportunities, value and returns in respect of commodity-related investments.
Energy investments may be subject to commodity price risk, including, without limitation, the price of electricity, fuel water and raw materials and the reliability of their supply. The operation and cash flows of Portfolio Assets may depend, in some cases to a significant extent, upon prevailing market prices for energy commodities (such as oil, gas, coal and power). Commodity prices have been, and are likely to continue to be, volatile and subject to wide fluctuations in response to any of the following factors, among others: (i) relatively minor changes in the supply of and demand for oil, gas, coal and electricity, (ii) market uncertainty, (iii) political conditions in international commodity producing regions, (iv) the extent of domestic production and importation of oil, gas or coal in certain relevant markets, (v) the level of consumer demand, (vi) the competitive position of oil, gas or coal as a source of energy as compared with other energy sources, (vii) the industry-wide refining or processing capacity for oil, gas or coal, (viii) the effect of regulations on the production, transportation, storage and sale of commodities, (ix) governmental regulation of commodity prices, and (x) the amount and character of excess electric generating capacity in a market area. Market prices of energy commodities as well as other inputs may fluctuate materially depending on a variety of factors beyond the control of the Investment Manager and the Partnership, including, without limitation, weather conditions, international supply and demand, force majeure events, changes in law, governmental regulations, prices and availability of alternative fuels and energy sources, international political conditions including those in the Middle East and Russia, actions of the Organization of the Petroleum Exporting Countries (and other oil- and natural gas-producing nations) and overall economic conditions.
In addition to the energy commodity price risks described above, agricultural commodities are subject to food and feed industry risks, which include, but are not limited to, food spoilage or food contamination, shifting consumer preferences, federal, state and local food processing regulations and customer product liability claims. The liability which could result from these risks may not always be covered or could exceed liability insurance related to product liability and food safety matters maintained by a Portfolio Asset. Portfolio Assets also may be subject to risks associated with the outbreak of disease in livestock and poultry, including, but not limited to, mad-cow disease and avian influenza. The outbreak of disease could not only adversely affect demand for livestock and poultry, but also demand for agricultural commodities used as ingredients in livestock and poultry feed. Portfolio Assets could be exposed to potential business disruption risks, including, but not limited to, interruptions in transportation services and other serious adverse impacts resulting from acts of terrorism or war, natural disasters and severe weather conditions, accidents, explosions and fires.
Subscriptions. The Partnership accepts subscriptions whereby each subscription is required to be fully funded as of the date Units are issued to the applicable Unitholder (as opposed to accepting commitments from Unitholders to fund capital over time). Because the Partnership may accept a large amount of capital as of any date the Partnership accepts subscriptions and due to liquidity constraints in the private asset market, the Partnership may not be able to invest all net subscription proceeds within any particular timeframe and there may be a significant period of time before the Investment Manager is able to invest all or substantially all of such capital. During any period in which the Partnership’s assets are not substantially invested in accordance with its principal investment strategies, this could have a negative impact on the performance of the Partnership, as the Partnership will not be pursuing its investment objective in respect of the portion of its assets held in cash or other Liquidity Assets.
Valuation; Subsequent Closings. The Administrators (as defined below) will calculate the NAV of the Partnership on each Valuation Day. No guarantee can be given that an investment in the Partnership could actually be realized in accordance with the relevant valuation. It is possible, for example, that any Unitholders who acquire Units at a later stage will subscribe for the Units at a price that will be above or below the value realizable in a sale of the Partnership’s assets. Except in cases of bad faith or obvious mistake, the valuations prepared by the Investment Manager are final and binding for all Unitholders. The Investment Manager will not be liable in the event that a price it regards as appropriate at its reasonable discretion turns out to be inappropriate at a later stage.
Special Considerations Applicable to the Continuous Offering of Units. The Partnership is expected to accept additional subscriptions for Units, from time to time, as determined by the General Partner. The General Partner may permit only certain Unitholders and/or prospective investors, including without limitation, Goldman Sachs and certain employees of Goldman Sachs (including members of the Partnership’s investment team) or Employee Funds (as defined below), to subscribe for Units on a particular date. Such subscriptions may occur at any time, as determined by the General Partner in its sole discretion, including without limitation at times when the Partnership is experiencing adverse performance, when the Partnership or the markets are experiencing volatility, or when the General Partner (in consultation with the Investment Manager) determines that it would be advisable for the Partnership to obtain additional cash for liquidity or other purposes. Goldman Sachs could potentially make an investment in the Partnership at a time when other Unitholders and/or prospective investors may not be permitted to invest. Additional subscriptions will dilute the indirect interests of existing Unitholders in the Partnership’s investment portfolio prior to such subscriptions, which could have an adverse impact on the existing Unitholders’ interests in the Partnership if future Partnership investments underperform the prior investments.
Operation of the Subscription Collection Accounts. Subscriptions monies received in respect of the Partnership in advance of the issue of Units will be held in the cash collection account in the name of the Partnership and will be an asset of the Partnership. Unitholders will be unsecured creditors of the Partnership with respect to the amount subscribed until such Units are issued, and will not benefit from any appreciation in the NAV of the Partnership or any other Unitholder rights until such time as Units are issued. In the event of an insolvency of the Partnership, there is no guarantee that the Partnership will have sufficient funds to pay unsecured creditors in full.
Goldman Sachs’ Investment; Employee Funds. Goldman Sachs will invest in and/or alongside the Partnership, as described below. With respect to any investment made alongside the Partnership, this may be made directly by Goldman Sachs or may be made through an Other Investment Vehicle. Furthermore, Goldman Sachs may not participate in all investments made by the Partnership and the structure of the Goldman Sachs’ investment, or the manner and timing in which Goldman Sachs’ investment is made and/or disposed of, may differ from the Investments made and/or disposed of by the Partnership, and any such structuring may be more beneficial for Goldman Sachs than the Unitholders of the Partnership. As such, there may be investments made by the Partnership independently, where there is no co-investment by Goldman Sachs or any Other Investment Vehicles. Goldman Sachs may (but is not obligated to) also subscribe for Units. If Goldman Sachs or Goldman Sachs-related investors do make a subscription for Units, they may, in their discretion, redeem or transfer such Units without notice to, or the consent of Unitholders at any time, including in the event such action is necessary or appropriate to comply with, or diminish or otherwise modify the burden associated with, any laws, regulations or reporting requirements applicable to it. Goldman Sachs’ decision to have any such Units redeemed by the Partnership will be made based on factors it deems relevant in its sole discretion without regard to its effect on the Partnership. Any redemption from Goldman Sachs necessary or appropriate to comply with, or diminish or otherwise modify the burden associated with, any laws, regulations or reporting requirements applicable to it and any redemption of Series A Units from the Recipients shall be without regard to any redemption limitations (including the Redemption Cap), restrictions (including the Early Exit Fee) or notice requirements otherwise described herein, including at a time when there are outstanding redemption requests from other Unitholders, so long as the redemption is being made with funds in excess of reserves that the Investment Manager determines is adequate for the needs of the Partnership. In addition, participating Units and, as applicable, equivalent units or interests in one or more of the Partnership’s subsidiary vehicles issued in respect of the Carried Interest may be subject to different restrictions on redemption (including, for example, not being subject to the Early Exit Fee or otherwise having preferential liquidity terms, or alternatively, being subject to a lock-up or vesting). Goldman Sachs employees may, subject to applicable law, including the Dodd-Frank Wall Street Reform and Consumer Protection Act and the implementing regulations promulgated thereunder (the “Dodd-Frank Act”), participate in one or more investments. Subject to applicable law, the Investment Manager will determine the allocation of investments that the Investment Manager deems appropriate for the Partnership and any Goldman Sachs employees that may co-invest with the Partnership in any such investments. Goldman Sachs’ investments in or alongside the Partnership may create an incentive for the Investment Manager to devote fewer resources to the investment activities of the Partnership than to the investment activities of the Other Investment Vehicles and/or other Goldman Sachs entities, or to allocate fewer investment opportunities to the Partnership as compared to such Other Investment Vehicles and/or other Goldman Sachs entities. Please see “Potential Conflicts of Interest—Other Activities of Goldman Sachs and Effect on Investment Decisions, Sale of Units and Allocation of Investment Opportunities and Expenses—Allocation of Investment Opportunities Among Accounts” below.
As a result of Goldman Sachs’ position as Investment Manager, it may possess information relating to the Partnership which it would not otherwise possess, and neither Goldman Sachs nor any Goldman Sachs employee will have any obligation to disclose such information to any other Unitholder. Such information may include, but is not limited to, knowledge about the performance or prospective performance of investments made by the Partnership, redemptions of Units made or proposed to be made by the Partnership, and/or, to the extent applicable, dispositions or proposed dispositions of investments in Underlying Funds. Goldman Sachs and its employees may subscribe for or redeem Units at times that they are in possession of such information.
Risks Relating to Investing Alongside Funds Denominated in Other Currencies. While the Partnership’s Classes and Series thereof will be denominated in U.S. dollars and the Partnership will maintain its books, Class Accounts and Series Accounts in U.S. dollars, G-INFRA Lux’s classes and/or series will generally be denominated in Euros and G-INFRA Lux will generally maintain its books and capital accounts in Euros. To the extent that expenses are allocated between the Partnership and G-INFRA Lux based on investable capital, the allocation of expenses between the Partnership and G-INFRA Lux will be affected by fluctuations in the U.S. dollar/Euro exchange rates and/or other applicable exchange rates.
The U.S. dollar/Euro exchange rates (and/or other applicable exchange rates) will be relevant for Partnership-related matters that are determined based on the Partnership’s investable capital relative to G-INFRA Lux’s investable capital, including investment allocations and expense allocations. For purposes of these calculations, although the Investment Manager expects to account for changes in the U.S. dollar/Euro exchange rates (and/or other applicable exchange rates) periodically, the Investment Manager will have discretion regarding the frequency, timing and methodology of determining any applicable exchange rate(s).
Additional Risks Due to Co-Participation in Leverage with an Employee Fund. Any Employee Fund may invest in one or more financing vehicles (each an “EF Financing Vehicle”) that may make and hold Investments exclusively for the Employee Fund. Any such EF Financing Vehicles may participate as qualified borrowers under the financing facilities arranged for the Partnership (but not, for the avoidance of doubt, the Employee Fund). The obligations of the EF Financing Vehicle borrowers under these facilities will be guaranteed by the Partnership, which will have the effect of reducing the borrowing capacity of the Partnership under the facility, limiting its ability to finance its own investments and, as more fully described below, increasing the liability of the Partnership. Any such guarantee, together with all loans and other obligations of the Partnership under the facility, will be the assets of the Partnership (subject to certain exceptions). However, due to regulatory restrictions, no credit support for the obligations of any borrower under the facility will be provided by an Employee Fund. In particular, the obligations of any EF Financing Vehicles will neither be guaranteed by the Employee Fund nor secured by the capital commitments of the employee limited partners in the Employee Fund. In addition, the general partner/manager of the EF Financing Vehicles will have no right to call capital from the Employee Fund for the purpose of repaying the indebtedness of an EF Financing Vehicle or for any other purpose. This inability to call capital, together with the absence of any guarantee or pledge of employee limited partner capital commitments by the Employee Fund, would have the result of effectively limiting a lender’s claim against an EF Financing Vehicle to the investments held by such EF Financing Vehicle. As a result, it should be expected that if an EF Financing Vehicle defaults on its obligations to the lenders, such lenders will require the Partnership to satisfy its obligations under the guarantee by repaying the outstanding indebtedness of the EF Financing Vehicles. Any claim for reimbursement that the Partnership may have against an EF Financing Vehicle as a resulting of paying on a guarantee will be limited to the investments and other assets of the applicable EF Financing Vehicle. The investors in the Partnership will have no recourse against an Employee Fund or any of its employee limited partners for any deficiency and there will be no right to force the general partner/manager of the EF Financing Vehicle to call for capital. Moreover, the general partner of the Employee Fund will have no duty (fiduciary or otherwise) to invest further capital or take any other steps to ensure claims against the EF Financing Vehicle are satisfied. Therefore, if an EF Financing Vehicle does not repay in full its obligations under the facility, it should be expected that the Unitholders in the Partnership (rather than the investors in the Employee Fund) will bear that deficiency, which could be a material amount.
Side Letters or Similar Agreements. The General Partner and/or the Investment Manager may, subject to applicable law, enter into confidential side letters or similar agreements with certain Unitholders, without the approval or vote of any other Unitholder, that amend, modify or supplement the economic (including with respect to Management Fees, Servicing Fees, Transfer Agent Fees and/or Carried Interest), legal or other terms of, the Partnership Agreement and/or the Subscription Agreement with respect to those Unitholders. For example, the General Partner may permit a Unitholder to waive all or a portion of its voting rights as a Unitholder in connection with such Unitholder’s compliance with applicable laws and regulations, including the Investment Company Act, which could have the effect of increasing other Unitholders’ proportional share of the aggregate voting rights afforded to Unitholders on a particular matter. The General Partner, on its own behalf or on behalf of the Partnership and/or the Investment Manager will consider many factors in deciding whether to grant Unitholders customized terms via a confidential side letter or similar agreement or other arrangement, including the possibility of public disclosure of side letters or similar agreements as described in “—Risks Related to Concentrated Focus on Infrastructure Industry—Registration Under Section 12(g) of the Securities Exchange Act of 1934” below, and it may grant preferential treatment to the following types of investors: (i) Unitholders that have made or have proposed to make relatively large commitments to the Partnership and (ii) Unitholders that are subject to specific legal, tax or regulatory status or other requirements or policies applicable to them. As a result of certain side letters, Unitholders holding the same Units may receive different information. See also “—Multi-Strategy Investment Vehicles” below.
In general, none of the General Partner, the Investment Manager and their affiliates will be required to notify any Unitholders of the existence of any additional or different terms applicable to any other Unitholders or group of Unitholders, nor will the General Partner, the Investment Manager and their affiliates be required to offer such additional and/or different terms to any or all of the other Unitholders. Such rights may be granted to any Unitholder as determined by the General Partner, the Investment Manager and their affiliates in their sole discretion, and other Unitholders will have no recourse against the Partnership, the General Partner, the Investment Manager and/or any of their affiliates as a result thereof. Furthermore, the Investment Manager may invite differing groups of Unitholders to different meetings regarding the Partnership, including due to geographic, relationship or other considerations and, unless otherwise agreed by the Investment Manager, no Unitholder should expect to be invited to all meetings the Investment Manager may hold for the purpose of discussing the Partnership and other matters that may be of significance to the Partnership and/or the Unitholders.

Multi-Strategy Investment Vehicles. The Investment Manager has entered into and intends to enter into special arrangements with investors that, as part of a multi-strategy or multi-asset class investment program established for one or more single investors and/or structured as a commingled investment vehicle for multiple investors or otherwise (including open-ended investment vehicles), commit capital to a range of the platform of products of the Investment Manager and/or its affiliates (including in connection with the strategy of the Partnership) (any such arrangement, a “Multi-Strategy Arrangement” and together with any Multi-Strategy Annual Funds, the “Multi-Strategy Investment Vehicles”) and such Multi-Strategy Investment Vehicles may qualify as Other Investment Vehicles and hence may invest alongside the Partnership on preferential terms or otherwise and be subject to all of the other conflicts and allocation issues to which Other Investment Vehicles are subject in general.
The Multi-Strategy Annual Funds described in “Item 1(c). Description of Business—Allocation of Investment Opportunities—Other Investment Vehicles” are a type of Multi-Strategy Investment Vehicle. In addition, Goldman Sachs may establish other Multi-Strategy Investment Vehicles in the future for large diverse groups of investors or for one or more institutional investors, as the case may be, and such Multi-Strategy Investment Vehicles may invest alongside the Partnership and certain Other Investment Vehicles sponsored or managed by AM Private on preferential terms or otherwise.
By way of example, the Investment Manager may in the future enter into and/or form one or more additional Multi-Strategy Investment Vehicles that are structured to invest on a pro rata basis (or otherwise) alongside the Partnership and certain Other Investment Vehicles sponsored or managed by AM Private. Any such Multi-Strategy Investment Vehicles may have terms or structures that are different from those of the Partnership, including (in addition to those described above) different investment periods (including, in the case of the Multi-Strategy Annual Funds, investment periods structured to provide exposure to investments made only in a particular year), termination and/or redemption rights and terms, and they may be levered or unlevered. Any such Multi-Strategy Investment Vehicle (i) may or may not participate in leverage of the Partnership, (ii) may not bear organizational or other fund-level expenses of the Partnership, (iii) will not be included in the determination of the aggregate investable capital of the Partnership and (iv) will not be considered a successor vehicle to the Partnership. In addition, the participation of any such Multi-Strategy Arrangements will reduce the portion of each investment that would otherwise have been allocated to the Partnership, including, for the avoidance of doubt, those investments that are required to be made available for consideration to the Partnership prior to being made available to any Other Investment Vehicle sponsored or managed by AM Private as described in “Item 1(c). Description of Business—Allocation of Investment Opportunities.” As a result of the differences described above, the returns to Unitholders are expected to differ from the returns to any Multi-Strategy Investment Vehicles.
Carried Interest. The Recipients will be entitled to Carried Interest if the performance of the Partnership exceeds certain thresholds. Such an arrangement may incentivize the Investment Manager to make investments that are riskier or more speculative than would be the case if such arrangement were not in effect. In addition, under the U.S. tax law, in order for any Carried Interest received by the Recipients to be taxed at rates applicable to long-term capital gains, the Partnership generally will have to hold a relevant investment (including an interest in an Underlying Fund where such interest is disposed of) for more than three (3) years before disposing of it. This required holding period, or other laws (including non-U.S. tax laws) applicable to carried interest, may create an incentive for the Investment Manager to make different decisions regarding the timing and manner of the realization of investments than would be made if long-term capital gains from the sale or disposition of capital assets did not require a three-year holding period (as it relates to receipt of the Carried Interest). In addition, the rules described in this paragraph may have an adverse effect on the Partnership’s return with respect to its investments in Underlying Funds, since it may make it more difficult for Underlying Funds to incentivize, attract and retain management professionals.
Further, as Carried Interest is calculated on a Series-by-Series (rather than Unitholder-by-Unitholder) basis, if new subscriptions are accepted by the Partnership at a time when (a) the High Water Mark in respect of a Series is positive (i.e., there is a loss carry forward) or (b) Carried Interest has accrued and been included in the NAV per Unit at which such subscriptions are effected and such accrual is subsequently reversed or reduced as a result of negative Partnership performance, existing Unitholders’ benefit with respect to such High Water Mark or such subsequent reversal or reduction will be diluted as a result of such subscriptions.

Moreover, for purposes of calculating Carried Interest thereafter (including the Hurdle Amount calculation which will reset), the date of the end of the six-month period following the Initial Closing will be treated as the end of a Carried Interest period. As a result, in certain scenarios (i.e., where the Partnership’s performance during the six-month holiday is positive but less than the applicable Hurdle Amount), Recipients will be entitled to Carried Interest at year-end to which they would not have been entitled in the absence of such fee holiday. As such, there can be no assurance that the six-month holiday on Carried Interest will benefit investors, although it is generally expected that it will do so.
Additionally, any cash of the Partnership which is distributed to the Recipients as an advance against future Carried Interest in amounts necessary for the Recipients to pay tax with respect to income allocated to them by the Partnership (or a subsidiary thereof) (a) will reduce the cash available to the Partnership for investments (amongst other things) and (b) will not be recovered to the extent that equivalent amounts of Carried Interest are not earned in the future since the Recipients will have no obligation to return such amounts to the Partnership. Further, any such distribution is expected to reduce the NAV of the applicable Classes and/or Series at the time of the distribution (other than for purposes of determining Total Returns), notwithstanding that Unitholders holding Units of such Classes and/or Series at the time of such distribution may not benefit (or may not benefit proportionally) from any future reduction of Carried Interest resulting from such advance distribution (e.g., as a result of intervening redemptions and/or subscriptions).
Cross-Class/Series Liability. The Partnership has the power to issue Units in Classes and/or Series thereof. However, the Partnership is a single legal entity and there is no limited recourse protection for any Class or Series. Furthermore, Goldman Sachs may, in its discretion, consolidate any two or more Classes and/or Series into a single Class and/or Series. Accordingly, all of the assets of the Partnership will be available to meet all of its liabilities regardless of the Class and/or Series to which such assets or liabilities are attributable.
Unitholder Due Diligence Information. Goldman Sachs will make available to each prospective investor the opportunity to ask questions of, and receive responses from, a representative of Goldman Sachs concerning the terms and conditions of this offering, and to obtain any additional information, if Goldman Sachs possesses such information or can acquire it without unreasonable effort or expense, necessary to verify the accuracy of the information set forth herein. Due to the fact that different potential investors may ask different questions and request different information, Goldman Sachs may provide certain information to one or more prospective investors that it does not provide to all of the prospective investors. None of the responses or additional information provided is or will be integrated into this Registration Statement, and no prospective investor may rely on any such responses or information in making its decision to subscribe for Units.
Limited Operating History. The Partnership has limited operating history. There can be no assurance that the Partnership will be successful, or that it can achieve the success of other investment funds with respect to which GS&Co or GSAM acts as portfolio manager. The Partnership’s results are independent of and will be different than the results earned by other investment funds managed by GS&Co or GSAM or other parts of Goldman Sachs, and Unitholders should not use the performance of any such other investment vehicles with a comparable investment strategy as a basis for an assessment of the Partnership’s performance prospects.
Goldman Sachs’ Error Correction Policies. From time to time, errors may be made by the Investment Manager or its affiliates in certain transactions, calculations or valuations on behalf of, or otherwise relating to, the Partnership. Pursuant to the Investment Manager’s policies, an error is generally compensable from the Investment Manager to the Partnership when it is a mistake (whether an action or inaction) in which the Investment Manager has, in the Investment Manager’s reasonable view, deviated from the applicable standard of care in managing the Partnership’s assets, subject to materiality and other policies. Unitholders will generally not be notified of the occurrence of an error, whether or not such error is determined to be compensable, or the resolution of any compensable error. Additional information about the Investment Manager’s error and error correction policies may be set forth in Part 2A of the Investment Manager’s Form ADV, which is available on the U.S. Securities and Exchange Commission (the “SEC”) website (www.adviserinfo.sec.gov). The Investment Manager may at any time, in its sole discretion and without notice to Unitholders, amend or supplement its error and error correction policies. Underlying Managers may also have error and error resolution policies regarding the implementation of investment management decisions, trading or processing in relation to the Underlying Managers’ clients, including the

Partnership. The Underlying Managers’ respective error and error resolution policies may vary materially from one another and each may differ materially from the Investment Manager’s policies described herein.
Special Purpose Acquisition Companies. In addition to managing the Other Investment Vehicles, Goldman Sachs may sponsor and/or manage special purpose acquisition companies (“SPACs”) that may compete with the Partnership and certain Other Investment Vehicles for investment opportunities, and Goldman Sachs will have a greater financial interest (including as a result of founder shares and/or private placement warrants) in SPACs than it does in the Partnership. Notwithstanding the foregoing, although no assurance can be made in this regard, the Investment Manager does not expect that this will raise material allocation issues between the Partnership and any AM Private-sponsored SPAC, due to the following considerations, among others: (i) the Investment Manager’s expectation that corporate equity investments evaluated by the Investment Manager on behalf of AM Private that the Investment Manager determines are suitable for the Partnership (taking into account the various factors described in “Item 1(c). Description of Business—Allocation of Investment Opportunities” and any other factors that Goldman Sachs determines from time to time in its discretion to be relevant) will be made available to the Partnership before being made available to any such SPACs; (ii) any such SPAC will ordinarily seek to acquire a company that is prepared to be transitioned to public ownership; and (iii) the expected risk-adjusted returns acceptable to Goldman Sachs with respect to SPACs may not meet the investment parameters of the Partnership’s investment objective. In that regard, investments will be allocated as described in “Item 1(c). Description of Business—Allocation of Investment Opportunities,” and investments that are made by or alongside any SPAC will generally not be shared with the Partnership or any Unitholders. Please see “—Potential Conflicts of Interest—Other Activities of Goldman Sachs and Effect on Investment Decisions, Sale of Units and Allocation of Investment Opportunities and Expenses—Conflicts Related to SPACs” below.
Risk Arising from Potential Controlled Group Liability. The Partnership, along with Other Investment Vehicles, may obtain a controlling interest (i.e., 80% or more) in certain Portfolio Assets. Based on recent federal court decisions, there is a risk that the Partnership, along with Other Investment Vehicles, would be treated as engaged in a “trade or business” for purposes of ERISA’s controlled group rules. In such an event, the Partnership could be jointly and severally liable for a Portfolio Asset’s liabilities with respect to the underfunding of any pension plans which such Portfolio Asset sponsors or to which it contributes. While the Investment Manager anticipates evaluating each potential portfolio company’s financial strength, including with respect to the funding of its pension plans, if a Portfolio Asset is determined to be liable for such obligations and proves unable to satisfy such liabilities, such liabilities could become the responsibility of the Partnership, causing it to incur potentially significant, unexpected liabilities for which reserves had not been established.
Risks Relating to Removal of Investment Manager of Certain Other Investment Vehicles. A majority in interest of the limited partners of certain Other Investment Vehicles that invest alongside the Partnership has the right to remove Goldman Sachs as investment manager of such Other Investment Vehicles for any reason. Upon any removal as investment manager, the Partnership would no longer be managed by the same investment manager as the Other Investment Vehicles alongside which it invests, and the such Other Investment Vehicles could be managed in a manner which could materially adversely affect the performance of Portfolio Assets in which such Other Investment Vehicles and the Partnership have invested.
Risks Relating to Compensation Payable to Goldman Sachs in Certain Other Investment Vehicles. Goldman Sachs is entitled to receive management fees and/or carried interest from Other Investment Vehicles. The carried interest borne by certain Other Investment Vehicles will be calculated separately from that of the Partnership, which may create an incentive for the Investment Manager to make certain investment or disposition decisions for such Other Investment Vehicles and/or the Partnership in a manner that maximizes the amount of aggregate carried interest payable to the Investment Manager and its affiliates, including not disposing of Investments when it would otherwise be to the financial advantage of the Partnership, which may result in adverse consequences for the Partnership.
Risks Relating to Removal of Investment Manager. A Majority in Interest has the right to remove Goldman Sachs as investment manager of the Partnership for any reason. A removal of the Investment Manager would likely have a disruptive effect on the Partnership, which may negatively affect the Partnership’s investments.

Furthermore, the Partnership, on the one hand, and one or more Other Investment Vehicles, on the other hand, may jointly participate in the same Investment through a subsidiary company for which Goldman Sachs acts as an investment manager or in another similar capacity. The Unitholders and the limited partnership of such Other Investment Vehicles may have the ability to remove Goldman Sachs from such subsidiary company pursuant to the terms of the governing documents of such subsidiary company. However, while a Majority in Interest may elect to remove Goldman Sachs as Investment Manager of the Partnership, such removal will not automatically cause the removal of Goldman Sachs as investment manager of a subsidiary company. As a result, Goldman Sachs may continue to manage an Investment even after it is removed as Investment Manager of the Partnership.
Similarly, where an Other Investment Vehicle holds a majority of the voting interests in a subsidiary company, it is possible that the limited partners of such Other Investment Vehicle will have the ability for any reason to remove Goldman Sachs from such subsidiary company. Accordingly, Goldman Sachs may be removed from a subsidiary company by an Other Investment Vehicle even if all of the Unitholders oppose such removal. Any removal of Goldman Sachs from a subsidiary company would likely have a disruptive effect on such subsidiary company and any Investments it holds, which may negatively affect the Partnership, including resulting in a possible event of default or acceleration under the facilities under which the Partnership obtain leverage. Prospective Unitholders should be aware that as a result of removal of Goldman Sachs from one or more subsidiary companies by an Other Investment Vehicle, Goldman Sachs may have limited or no ability to manage or realize the Investments held through such subsidiary company.
Risks Arising from an Independent General Partner. There are certain risks arising from the General Partner being independent of Goldman Sachs. For example, Goldman Sachs will not have the right to control or direct the actions of the General Partner, and the General Partner may take actions that could result in an adverse effect on the Partnership that otherwise may not have been made had the General Partner been owned and controlled by Goldman Sachs. While the investment management and certain other functions of the Partnership will be delegated to the Investment Manager, the General Partner will generally have the ultimate authority to make certain decisions on behalf of the Partnership.
General Partner. MaplesFS Limited, a company incorporated under the laws of the Cayman Islands, solely in its capacity as trustee of a Cayman Islands charitable trust established pursuant to the Declaration of Trust, is the sole member of the General Partner and holds 100% of the membership interests therein.
Members of the GP Board are entitled to reimbursement of their out-of-pocket expenses, including all travel, hotel and other expenses properly incurred by any of them in connection with the business of the Partnership.
The members of the GP Board are non-executive directors of the General Partner and are not required to devote their full time and attention to the business of the Partnership. They may be engaged in any other business and/or be concerned or interested in or act as directors, managers or officers of any other company or entity.
While the GP Board Directors are responsible for the overall management and control of the General Partner, they have delegated oversight and management of the Partnership to the Investment Manager, as further described herein and in the Investment Management Agreement (see “Item 1(c). Description of Business—Investment Management Agreement” above). The GP Board will review the operations of the General Partner at meetings held at least annually. For this purpose, the GP Board will receive periodic reports from the Investment Manager detailing the performance of the Partnership. The Investment Manager will provide such other information as may from time to time be reasonably required by the GP Board for the purpose of such meetings.
Neither the General Partner nor any of the GP Board members will be responsible for (i) the commercial structuring of the Partnership or its investment strategies, (ii) the purchase or sale of any Investment on behalf of the Partnership, (iii) the valuation of the assets of the Partnership, or (iv) the monitoring of compliance with investment restrictions of the Partnership, all of which the General Partner has delegated to the Investment Manager.
The role of the Partnership Board of Directors is expected to be limited to the oversight of the preparation of the Partnership’s Exchange Act reports, audit matters, conflicts of interest and any other matters delegated to it by the General Partner or the Investment Manager. Specifically, the Partnership Independent Directors are expected to review and approve or disapprove (A) any actual conflicts of interest in any transaction or relationship between the

Partnership, on the one hand, and the General Partner and/or the Investment Manager or its Affiliates, on the other hand, that the General Partner or the Investment Manager determines to present to the Partnership Board, and (B) any matter (x) for which approval is required under the Advisers Act, including Sections 205(a) and 206(3) thereof, (y) as provided for under the Partnership Agreement or (z) as deemed appropriate by the General Partner or the Investment Manager.
The General Partner or the Investment Manager may, but is not required to, obtain approval of the Partnership Board Independent Directors for (i) the suspension of (x) the calculation of the NAV of the Units, (y) the Partnership’s offering of Units or (z) the Redemption Plan, (ii) any material modification to (x) the Partnership’s valuation policies and (y) the Redemption Plan and (iii) such other matters as the General Partner or the Investment Manager determine are appropriate to present to the Partnership Board Independent Directors. For purposes of this Registration Statement, references to the General Partner in respect of the foregoing decisions shall, in each instance and as applicable, be construed as being subject to the General Partner’s ability to obtain the approval of the Partnership Board Independent Directors with respect to such decisions. If such Partnership Board approval is sought, the General Partner is expected to present to the Partnership Board the basis for any such proposed suspension or modification and notify the Partnership Board Independent Directors of any change in the independent valuation advisor. See “Item 1(c). Description of Business —Partnership Board of Directors” above for further discussion of the Partnership Board.
As described in “Item 12. Indemnification of Directors and Officers—Limitation on Liability of Directors and Officers; Indemnification and Advance of Expenses,” subject to certain exceptions, the General Partner and its officers, directors, partners, managing directors, stockholders, members, equity owners, employees and controlling persons and the Partnership’s officers, directors and managers will be entitled to indemnification from the Partnership for any loss or damage incurred by any of them on behalf of the Partnership, or in furtherance of the interests of the Partnership, or arising out of, or in connection with the Partnership, including the operations of the Partnership and the placement of Units. Notwithstanding the foregoing, nothing herein shall constitute a waiver or limitation of the Investment Manager’s or any of its affiliates’ potential liability, or of any rights that a Unitholder or the Partnership may have, under applicable securities laws or other laws which may not be waived, including any fiduciary duty arising under the Advisers Act.
The operating agreement of the General Partner further limits the liability of the GP Board and provides for indemnification of the GP Board by the General Partner. In addition, the Indemnification Agreement provides that no director of the GP Board shall be liable for any loss or damage caused by the acts or omissions of the Investment Manager or any of their delegates or sub-delegates unless any such loss or damage is actually occasioned by the willful misfeasance, gross negligence, bad faith, fraud, any material violation of any U.S. federal or state securities law on the part of such person, any knowing, intentional and material breach by a member of the GP Board of the Indemnification Agreement or any other intentional or criminal wrongdoing on the part of such person.
Investment Risks
Nature of Investments. The Investments will consist primarily of equity, equity-related and similar securities or other instruments (such as preferred equity, debt or other securities or instruments with equity-like returns or any equity component), in each case pursuant to the Partnership’s strategies, which are subject to liquidity, market value, credit and certain other risks. In addition, there can be no assurance that the Investment Manager will correctly evaluate the nature and magnitude of the various factors that could affect the value and return of the Investments. These risks could be exacerbated to the extent that the portfolio is concentrated in one or more particular types of Investments or industry sectors or regions. In addition, prices of the Investments may be volatile and will generally fluctuate as a result of a variety of factors that are inherently difficult to predict, including changes in general economic conditions, financial market conditions, domestic and international economic or political events, developments or trends in any particular industry, and the financial condition of Portfolio Assets.
Partnership Performance Dependent upon the GS Infrastructure Funds. The Partnership expects to invest across the Strategies, generally alongside the Infrastructure Partners Funds, and/or the VIP Funds (collectively, the “GS Infrastructure Funds”) (subject to flexibility for the Partnership to invest in other assets within the Strategies, as set out in this Registration Statement). A Unitholder’s investment in the Partnership will be affected by the investment policies and decisions of the GS Infrastructure Funds. The investment programs of the GS Infrastructure Funds are speculative and entail substantial risks, and the GS Infrastructure Funds will generally not consider the interests of the Partnership when making investment decisions. For a further discussion of this conflict, please see “—Potential Conflicts of Interest—Management of the Partnership by the Investment Manager—Diverse Interests of Accounts Participating in an Investment or Transaction” below. There can be no assurance that the investment objectives of the GS Infrastructure Funds, including without limitation their risk monitoring and diversification goals, will be achieved, and results may vary substantially over time. Even if the GS Infrastructure Funds are successful, the Partnership may be unsuccessful as a result of participating only in a limited subset of the investments of the GS Infrastructure Funds. Some of the GS Infrastructure Funds are generally expected to utilize leverage in their investment programs. The use of such leverage can substantially increase the adverse impact to which a GS Infrastructure Fund may be subject, which may in turn adversely impact the Partnership.
In addition, the significant difference between the term of the Partnership (which is an unlimited period) and the terms of the relevant GS Infrastructure Funds (which are generally expected to be shorter) may have an adverse impact on the Partnership and its Unitholders, including because of different investment horizons.
The ability of the Partnership to provide accurate reporting to its Unitholders may depend, fully or partially, on the reports provided by the GS Infrastructure Funds and/or any of their service providers. To the extent such reports are delayed or inaccurate, this could impact the possibility of the Partnership to provide timely and correct reporting to the Unitholders.
Unitholders Will Not Have any Interest in the GS Infrastructure Funds. The offering of the Units does not generally constitute a direct or indirect offering of interests in any GS Infrastructure Fund alongside which the Partnership may make Investments. Unitholders will generally not be limited partners of, or equity holders in, the GS Infrastructure Funds, will generally have no direct or indirect interest in the GS Infrastructure Funds and will generally have no voting rights in the GS Infrastructure Funds or with respect to the assets of any GS Infrastructure Fund or standing or recourse against any of the GS Infrastructure Funds or their assets. Moreover, none of the Unitholders will generally have the right to participate in the control, management or operations, or have any discretion over the management, of any of the GS Infrastructure Funds or their assets by reason of their investment in the Partnership.
Different Investments and Returns Relative to the GS Infrastructure Funds. The Partnership will not participate in every investment made by the GS Infrastructure Funds, and, in the case of some of the GS Infrastructure Funds, may not participate in any investments made by such GS Infrastructure Funds. Moreover, the structure and/or legal form of investments made, the tax treatment of such investments, as well as the amount of participation by the Partnership, on the one hand, or the GS Infrastructure Funds, on the other hand may differ. As a result, the investment returns of the Partnership will likely differ materially from those of the GS Infrastructure Funds.
In addition, as noted in “Item 1(c). Description of Business—Allocation of Investment Opportunities,” it is generally expected that the allocation of any such investment opportunity between the Partnership, G-INFRA Lux and any Future Infrastructure Partners Funds will be made on a pro rata basis (based on available capital) subject to the minimum size of the investment opportunity and/or legal, tax, regulatory or other similar considerations. However, Unitholders should be aware that the allocation methodology (as determined by Goldman Sachs on an equitable basis) may not be determined based on the pro rata availability of capital between the Partnership, G-INFRA Lux and the relevant Future Infrastructure Partners Fund, including due to the fact that a Future Infrastructure Partners Fund could have priority rights with respect to certain types of investment opportunities. In addition, to the extent it is not practicable for these funds to participate in the relevant investment due to, among other factors described in this Registration Statement, the limited size of the applicable investment opportunity and/or legal, tax, regulatory or other similar considerations, it is expected that certain of the Future Infrastructure Partners Funds will have priority with respect to any such investment opportunity. As noted elsewhere in this Registration Statement, in determining the Partnership’s allocation of any particular investment opportunity, the Investment Manager is entitled to take into account various factors. Without limiting the generality of the foregoing, with respect to any particular investment opportunity, for various reasons the Investment Manager may have an incentive to favor flagship funds and strategy-specific funds over the Partnership, including without limitation because single-strategy funds are generally not expected to have the same flexibility as the Partnership to develop their portfolio using other investment strategies. The foregoing may become more prevalent and material as the Partnership’s net asset value and capital available for deployment grows, particularly if such growth outpaces the growth of the relevant Other Investment Vehicles pursuing similar investment strategies. For the avoidance of doubt, neither the General Partner nor the Investment Manager is required to take this into account when determining whether or not to cause the Partnership to accept subscriptions. As a result of the foregoing, there is no guarantee that the Partnership will be able to deploy all of its investable capital (and the rate of deployment may be slower than would be the case (i) in the absence of Other Investment Vehicles having priority arrangements or (ii) if the Partnership were smaller). Please see “—Failure to Be Fully Invested” below. Furthermore, increases in the size of the Partnership could have an adverse effect on the Partnership’s ability to achieve or maintain the Strategies Target Allocation.
Unitholders Will Not Have any Direct Interest in an Underlying Fund or a Portfolio Asset. An investment in the Partnership is not the equivalent of an investment in any property, company, security or other entity or asset that is or will be, in whole or in part, directly or indirectly acquired by the Partnership (including through the ownership of an interest in an Underlying Fund) in connection with an Investment. Unitholders will not be limited partners of, or equity holders in, the Underlying Funds, and will have no voting rights in the Underlying Funds or rights to participate in the control, management or operations of any of the Underlying Funds or other Portfolio Assets. Unitholders will not have any standing or recourse against Underlying Funds or other Portfolio Assets and must rely on the Investment Manager for asserting any rights or claims on behalf of the Partnership against any Underlying Fund, its Underlying Manager and/or any Portfolio Asset.
Inability to Meet Investment Objective or Investment Strategy; Competitive Investment Environment. The success of the Partnership depends on the Investment Manager’s ability to identify and negotiate attractive investment opportunities, as well as to acquire, manage and realize those investments. Given the high demand among investors for certain investment opportunities (including demand from funds competitive with the Partnership), identifying, completing and realizing investments on favorable terms is highly competitive and involves a high degree of uncertainty. Identifying Investments (and, with respect to Vintage Infrastructure Investments, the right Underlying Managers) can therefore be difficult. There can be no assurance as to the number of investment opportunities that will be presented to the Partnership, and there can be no assurance that the opportunities presented will be equally tax efficient for the Partnership.
Even if such investment opportunities (and, with respect to Vintage Infrastructure Investments, the right Underlying Managers) are identified, there can be no assurance that the Partnership will acquire interests in such investments, and the Partnership may incur significant expenses in pursuing investments that ultimately are not acquired. For example, not only will the Partnership likely face competition for prospective investments from other private investment funds (infrastructure and non-infrastructure focused), but also from private and public companies, sovereigns, other private investors, family offices and others. In addition, the Investment Manager likely will not be able to obtain as favorable investment terms as it otherwise would in a less competitive investment environment. In addition, even upon a successful bid, legal or contractual transfer restrictions (including rights-of-first-refusal and, particularly with respect to Vintage Infrastructure Investments, restrictions related to publicly traded partnership and other tax-related transfer restrictions) or change of control and other similar provisions may prevent the Partnership from making an investment. For example, completing the acquisition of an interest in a private fund generally requires the consent of the general partner of that fund and there is no assurance that the Partnership will be able to obtain such consent (because the Partnership’s Investment Manager is an affiliate of Goldman Sachs or otherwise). The Partnership may incur significant expenses investigating potential investments that are ultimately not consummated, including expenses relating to due diligence, transportation, legal expenses and the fees of other third-party advisors.
There is thus no assurance that the Partnership will identify and acquire an appropriate volume of investments that satisfy the Partnership’s investment and performance objectives. As a result, the Partnership may not be able to fully invest its capital, which may materially adversely affect its performance. In addition, the acquisition of investments is also subject to substantial risks, including the failure to identify material problems during due diligence (for which the Partnership may not be indemnified post-closing) and the risk of over-paying for investments (or not making acquisitions on an accretive basis). There can be no assurance that any acquisitions will perform as expected or that the returns from such acquisitions will support the financing, if any, utilized to acquire or maintain them. The Underlying Funds and Underlying Managers face similar risks.
Illiquidity of the Partnership’s Investments. The Partnership’s investments generally will be long-term and highly illiquid. The Partnership’s ability to transfer and/or dispose of interests in Underlying Funds and other Portfolio Assets, and the ability of the Underlying Funds to transfer and/or dispose of their investments, is expected to be restricted: (i) under applicable securities, antitrust and competition laws; (ii) by the terms of consent and filing requirements of various governmental or regulatory bodies; (iii) by other applicable constraints imposed by financial services, investment adviser and antitrust regulators, agencies charged with oversight of financial institutions, investment advisers or similar enterprises; and (iv) by the terms of both the Underlying Funds and other Portfolio Assets in which the Partnership invests. As a result, the Partnership generally will not have control over when it will be able to dispose of any Investment or when it will have assets to distribute and the Partnership may not be able to dispose of interests in the Underlying Funds or other Portfolio Assets, or dispose of such interests on favorable terms, in either case, even at times when it deems it advisable to do so. The Partnership’s investment in illiquid Investments may restrict its ability to dispose of Investments in a timely fashion and for a fair price. Furthermore, it can be expected that the Partnership will be limited in its ability to sell existing Investments because Goldman Sachs may have material, non-public information regarding the Investments or as a result of other Goldman Sachs policies. This limited ability to sell Investments could materially adversely affect the investment results of the Partnership. Even if the Investments of the Partnership prove successful, they may not produce a realized return for a period of years. Illiquidity may also result from the absence of an established market for the Investments as well as legal and contractual restrictions on their resale by the Partnership. The Partnership may hold certain Investments for a substantially longer period of time than typical for other private equity funds or investment vehicles. Such a longer holding period could increase both the risk that the Partnership loses all or part of its investment and the likelihood that one or more of the other risk factors described herein occurs, relative to such other private investment funds or investment vehicles. These risks may be more pronounced in connection with the Partnership’s investment in Portfolio Assets located in the Asia-Pacific region. While the Partnership is generally not expected to dispose of Investments (other than Liquidity Assets) to fund redemptions, the illiquidity described above could impair the Partnership’s ability to make distributions to a Unitholder that has submitted a redemption request in a timely manner. See “—Limited Liquidity of Units” above and “—General Risks” below.
Restrictions on Foreign Investment in Certain Jurisdictions. Certain countries, states and territories have existing or proposed laws and regulations that limit, preclude or otherwise regulate foreign investment including, in certain circumstances, investment by persons from certain countries (“Foreign Investment Laws”). While the Foreign Investment Laws may be applicable solely to certain Unitholders, such restrictions may have broader implications for the Partnership as a whole and its Investments. The regulatory framework regarding certain Foreign Investment Laws is evolving rapidly and is expected to change, potentially without notice to market participants, which may severely restrict the Partnership’s ability to pursue its investment objectives or strategies in these regions. Foreign Investment Laws may also increase the costs to the Partnership associated with Investments. For example, if the Partnership is required to obtain additional approvals or licenses to move forward with a prospective investment, any delays in (or a refusal to grant) such approvals or licenses could increase costs associated with the prospective investment or cause delays in the Partnership’s ability to consummate the investment. In certain cases, the Partnership may be required to register its ownership of property and this registration may involve the disclosure of the name, domicile or other information regarding particular Unitholders.
If the Partnership buys a portfolio of assets that includes assets in a jurisdiction where there are Foreign Investment Laws, the Partnership may seek to exclude certain assets from the transaction (even if those assets are otherwise desirable and would have been acquired by the Partnership if such Foreign Investment Laws were not applicable). If it is not possible to exclude or isolate a particular asset from a portfolio, the Partnership may choose not to acquire the portfolio at all. If the Partnership makes an Investment, an Underlying Fund or other Portfolio Asset may be restricted in the future from acquiring additional assets or otherwise expanding in a jurisdiction that is subject to Foreign Investment Laws because of the composition of the Partnership’s investor base, which may adversely affect the performance of that Investment. As a result, investment opportunities available to the Partnership may be restricted because of Foreign Investment Laws applicable to only a small subset of Unitholders, or the Partnership may elect not to make investments in particular jurisdictions (including, for the avoidance of doubt, certain U.S. states) because of the jurisdiction of certain Unitholders.
Additionally, prior government approval for foreign investments may also be required under certain circumstances, including under corporate, securities, currency control, foreign investment and other similar laws, and may require financing and structuring alternatives that differ significantly from those customarily used in other countries. The process of obtaining these approvals may require a significant expenditure of time and resources and there is no guarantee that the Partnership will be able to secure or maintain the requisite government approvals, which could substantially harm the Partnership and its Investments in such regions. In certain countries, such laws and regulations have been subject to unpredicted and frequent changes, potentially exposing the Partnership to taxes, restrictions and other obligations that were not anticipated at the time of initial investment. See also “—Increased Regulatory Scrutiny” below.
Restrictions on Investments Under Applicable Law. Under applicable laws, the Partnership may be restricted from making certain investments or Goldman Sachs may be restricted from causing the Partnership to make certain investments. By way of example, in October 2024, the U.S. Department of the Treasury finalized rules prohibiting or requiring notification of U.S. outbound investments in certain Chinese-affiliated companies in the semiconductor and microelectronics, quantum information technology, and AI sectors. These restrictions also apply, subject to certain exceptions, to indirect investments through private funds. These and other restrictions under applicable law may restrict the investment opportunities available to the Partnership or increase the diligence, legal and compliance costs associated with the Partnership’s investments.
Risks Relating to Investments in Europe and Asia. The Partnership may invest in companies that are headquartered and/or have operations in Europe and/or Asia. Making such investments involves certain risks—such as risks relating to the exposure to the direct and indirect consequences of potential political, economic, social and diplomatic changes with respect to European or Asian countries—that may not exist for (or that may be less applicable to) other potential investment opportunities of the Partnership. For example, the economies of European and Asian countries generally are heavily dependent upon international trade and, accordingly, may be affected adversely by protective trade barriers and economic conditions in the countries with which they trade. As such, the Partnership’s performance may depend on the economic conditions and developments in such countries and if one or more such countries experience an economic dislocation, it may undermine the performance of the Partnership. Such risks, if realized, may adversely affect the value of the Partnership’s investments and returns, and adversely impact the Partnership’s investment program and strategy. See also “—Increased Regulatory Scrutiny” below.
Risks in Effecting Operating Improvements. In some cases, the success of the Partnership’s or an Underlying Fund’s investment strategy will depend, in part, on the ability of the Investment Manager, and, with respect to Vintage Infrastructure Investments, Underlying Managers or their affiliates to restructure and effect improvements in the operations of a Portfolio Asset or its underlying assets. The activity of identifying and implementing restructuring programs and operating improvements within Portfolio Assets entails a high degree of uncertainty. There can be no assurance that the Partnership or, with respect to Vintage Infrastructure Investments, an Underlying Fund will be able to successfully identify and implement such restructuring programs and improvements.
Social Media Risks. The increasing use of social media platforms presents new risks and challenges to Portfolio Assets in which the Partnership will invest. In recent years, there has been a marked increase in the use of social media platforms, including blogs, chat platforms, social media websites, and other forms of internet-based communications which allow individuals access to a broad audience of consumers and other interested persons. The rising popularity of social media and other consumer-oriented technologies has increased the speed and accessibility of information dissemination. Many social media platforms immediately publish the content their subscribers and participants post, often without filters or checks on the accuracy of the content posted. Information posted on such platforms at any time may be adverse to the interests of companies in which the Partnership invests. The dissemination of negative or inaccurate information about such Portfolio Assets via social media could harm their business, reputation, financial condition, and results of operations, which could adversely affect the Partnership and, due to reputational considerations, may influence the Investment Manager’s decision as to whether to remain invested in such Portfolio Assets.

Cybersecurity. The operations of the Firm, AM Private, XIG and the Partnership each rely on the secure processing, storage and transmission of confidential and other information in computer systems and networks. The Firm is regularly the target of attempted cyber-attacks, including denial-of-service attacks, and must continuously monitor and develop its systems to protect its technology infrastructure and data from misappropriation or corruption. In addition, due to the Firm’s interconnection with third-party vendors, central agents, exchanges, clearing houses and other financial institutions, the Firm, and thus indirectly the Partnership, could be adversely impacted if any of them is subject to a successful cyber-attack or other information security event. Although the Firm takes protective measures and endeavors to modify its computer systems, software and networks as circumstances warrant, it may be vulnerable to theft, unauthorized access or monitoring, misuse, loss, destruction or corruption of financial assets and confidential and highly restricted data, computer viruses or other malicious code and other events that could have a security impact and render Goldman Sachs, AM Private or XIG unable to transact business on behalf of the Partnership. If one or more of such events occur, this potentially could jeopardize the confidential and other information of AM Private, XIG and the Partnership, to the extent such information is processed and stored in, and transmitted through, the Firm’s computer systems and networks. Such events could also cause interruptions or malfunctions in the operations of AM Private, XIG and the Partnership as well as the operations of their Portfolio Assets, beneficial owners, clients and counterparties and the operations of third parties, such as service providers, which could impact their ability to transact with AM Private, XIG or the Partnership. Such events could result in significant losses to the Partnership or Portfolio Assets and reputational damage to the Firm, AM Private, XIG and the Partnership. The increased use of mobile and cloud technologies can heighten these and other operational risks. Goldman Sachs is expected to expend additional resources on an ongoing basis to modify its protective measures and to investigate and remediate vulnerabilities or other exposures. The cost of such ongoing cybersecurity prevention efforts, including maintaining insurance coverage, deploying additional personnel and protection technologies, training employees and engaging third-party experts and consultants, may be significant. Nevertheless, AM Private, XIG and the Partnership may be subject to litigation and financial losses that are either not insured against or not fully covered through any insurance. In the event of a cyber-attack, the cost of engaging in remediation efforts, addressing reputation harm and the loss of competitive advantage may be significant.
The Firm, AM Private, XIG and the Partnership routinely transmit and receive personal, confidential and proprietary information by email and other electronic means. The Firm has discussed and worked with, and where applicable, contracted with Portfolio Assets, clients, vendors, service providers, counterparties and other third parties to develop secure transmission capabilities and protect against cyber-attacks, but the Firm does not have, and may be unable to put in place, secure capabilities with all of its clients, vendors, service providers, counterparties and other third parties and the Firm may not be able to ensure that these third parties have appropriate controls in place to protect the confidentiality of the information. An interception, misuse or mishandling of personal, confidential or proprietary information being sent to or received from a client, vendor, service provider, counterparty or other third-party could result in legal liability (including for violation of privacy and other laws), regulatory action (including regulatory fines or penalties), compliance, legal and remediation costs, and reputational harm to AM Private, XIG or the Partnership.
Privacy, Data Protection and Information Security Regulation. The Partnership, Goldman Sachs, the Investment Manager, Underlying Managers, Portfolio Assets and/or their respective affiliates and service providers may be subject to current and future laws and regulations relating to privacy, data protection, cybersecurity, information security and data more broadly, including restrictions on the collection, use, sharing, transfer, retention or disclosure of personal data, confidential information and other sensitive data. Such requirements may include, among others, restrictions on transactions or arrangements that could provide persons in countries of concern access to certain categories of bulk U.S. sensitive personal data or U.S. government-related data. Compliance with these laws and regulations may require substantial time, financial resources, changes to systems, controls and procedures, and ongoing monitoring of Portfolio Assets and service providers. Any actual or alleged failure to comply, or any privacy, data protection or information security incident, could result in regulatory investigations, enforcement actions, fines, litigation, sanctions, remediation costs, business disruption or reputational damage, any of which could adversely affect the Partnership and its Investments.
Data and Information Sharing. In light of the extensive scope of Goldman Sachs’ activities (including the activities of AM Private and XIG), Goldman Sachs (including AM Private and XIG), the Partnership, the Other

Investment Vehicles, the General Partner, the Investment Manager and/or their respective affiliates and/or the Investments (collectively, the “Data Parties”) often possess data and information that they may utilize for various purposes and which they would not otherwise possess in the ordinary course of their businesses. For example, information relating to business operations, trends, budgets, customers or users, assets, funding and other metrics that the Data Parties possess or acquire through their management of client accounts and/or their own businesses and investment activities may be used by Goldman Sachs to identify and/or evaluate potential investments for the Partnership and to facilitate the management of Investments, including through operational improvements. Conversely, Goldman Sachs may use data and information that it has or acquires in connection with the Partnership’s activities for the benefit of its own businesses and investment activities as well as those of Other Investment Vehicles and their portfolio companies and other investments. From time to time, Goldman Sachs may commission third-party research, at the Partnership’s expense, in connection with the diligence of an investment opportunity or in connection with its management of an Investment, and such research is expected to subsequently be available to Other Investment Vehicles, their portfolio companies and other investments (and such persons will generally not be required to compensate the Partnership for the benefit they receive from such research). Such benefits could be material and Goldman Sachs will have no duty, contractual, fiduciary or otherwise, not to use such information in connection with the business and investment activities of itself, the Other Investment Vehicles and/or their portfolio companies and other investments.
Furthermore, except for contractual obligations to third parties to maintain confidentiality of certain information, regulatory limitations on the use of material nonpublic information, and the Data Parties’ information walls, Goldman Sachs is generally free to use data and information from the Partnership’s activities to assist in the pursuit of Goldman Sachs’ various other interests and activities, including to trade for the benefit of Goldman Sachs or another client. The Partnership and other sources of such data and information may not receive any financial or other benefit from having provided such data and information to Goldman Sachs. The potential ability to monetize such data and information may create incentives for Goldman Sachs to cause the Partnership to invest in entities and companies with a significant amount of data that it might not otherwise have invested in or on terms less favorable than it otherwise would have sought to obtain.
Data Obtained from Investments. Goldman Sachs will receive various kinds of data and information from the Partnership and the Investments, including data and information relating to business operations, trends, budgets, customers, ESG and other metrics, some of which are sometimes referred to as “big data.” Goldman Sachs may be better able to anticipate macroeconomic and other trends, and otherwise develop investment themes, as a result of its access to this data and information from the Partnership and the Investments, Other Investment Vehicles and their respective portfolio companies. Although Goldman Sachs believes that these activities will improve its investment management activities on behalf of the Partnership, information obtained from the Partnership and the Investments will also provide material benefits to Goldman Sachs and Other Investment Vehicles without compensation or other benefit accruing to the Partnership or its Unitholders. For example, information from an Investment may enable Goldman Sachs to better understand a particular industry and execute trading and investment strategies in reliance on that understanding for Goldman Sachs and Other Investment Vehicles that do not own an interest in the Investment, without compensation or benefit to the Partnership or the Investments. Furthermore, except for contractual obligations to third parties to maintain confidentiality of certain information, and regulatory limitations on the use of material non-public information, Goldman Sachs is generally free to use data and information from the Partnership’s activities to assist in the pursuit of Goldman Sachs’ various other activities, including selling products or services that are based on, or include information obtained from the Partnership and the Investments. Any confidentiality obligations in the Partnership Agreement do not limit Goldman Sachs’ ability to do so. The sharing and use of “big data” and other information presents potential conflicts of interest and the Unitholders acknowledge and agree that any benefits received by Goldman Sachs will not be subject to the management fee offset provisions or otherwise shared with the Partnership or Unitholders.
Contingent Liabilities on Dispositions; Risks Regarding Dispositions of Portfolio Assets and Underlying Funds. In connection with the disposition of an investment in a Portfolio Asset, the Partnership or an Underlying Fund may be required to make representations and warranties typical of those made in connection with the sale of such asset, which may include representations and warranties about the business and financial affairs of the Portfolio Asset. The Partnership or Underlying Fund may also be required to indemnify (or to otherwise participate in the indemnification of) the purchasers of an investment to the extent that any of these representations and warranties turn out to be inaccurate or misleading. These arrangements may result in contingent liabilities, which, if not satisfied out of the Partnership’s and/or an Underlying Fund’s assets, may ultimately be required to be funded by the Unitholders making contributions to the Partnership or returning previous distributions received from the Partnership.
Limited Diversification of Investments. The Investments are expected to be focused on infrastructure investments. In addition, the Partnership may make a limited number of Investments and may not be able to achieve sufficient diversification of its Investments within the infrastructure sector. Furthermore, even where there is perceived diversification by the Partnership, it is possible that Underlying Managers of the Underlying Funds have similar investment objectives, which may result in the Unitholders having increased exposure to Portfolio Assets with similar attributes or, in the case of a “club” deal, the same Portfolio Asset. Although the Investment Manager takes into account the various characteristics of Investments in attempting to build an appropriately diversified portfolio for the Partnership, except as set forth in “Item 1(c). Description of Business—Investment Objective,” “Item 1(c). Description of Business—Investment Strategies” and “Item 1(c). Description of Business—Investment Limitations,” there are no fixed guidelines. Accordingly, the Investments may be heavily weighted in terms of geography, vintage or any other characteristic. This diversification risk is further heightened by the Partnership’s focus on infrastructure and infrastructure-related investments. Please see generally “—Risks Related to Concentrated Focus on Infrastructure Industry” below. There is also no requirement that the Partnership diversify Investments among different types of Single Asset Private Equity Investments. Limited diversification exposes the Partnership to significant losses should one or a few of the Partnership’s Investments decline in value.
Participation of Other Investment Vehicles. Other Investment Vehicles will make Investments alongside the Partnership. These Other Investment Vehicles are expected to include, but not be limited to, the GS Infrastructure Funds, any Employee Funds, G-INFRA Lux and the Multi-Strategy Annual Funds. These Other Investment Vehicles will participate in a given Investment alongside the Partnership based on the allocation procedures and considerations described or referenced in “Item 1(c). Description of Business—Allocation of Investment Opportunities.” An Other Investment Vehicle may structure its investment in a particular Investment in a manner that differs from the investment structure used by the Partnership or the Other Investment Vehicle may not participate in certain investments made by the Partnership, in each case including, without limitation, for legal, tax, regulatory or other reasons. As a result, the returns to Unitholders are expected to differ from the returns to investors in the Other Investment Vehicles, potentially including with respect to investments in which they both participate. Where an Other Investment Vehicle participates (or is expected to participate after taking into account legal, tax, regulatory or other considerations) in an Investment alongside the Partnership, the Other Investment Vehicle will generally bear its allocable share of expenses related to such Investment, including Broken-Deal Expenses (as defined in “—Potential Conflicts of Interest—Conflicts that Apply Primarily to XIG—Allocation of Expenses Among the Partnership and Other Accounts with Respect to Vintage Infrastructure Investments” below). However, such Other Investment Vehicle will not bear any expenses related to Investments in which it does not participate or any Broken-Deal Expenses for potential Investments in which the Other Investment Vehicle was not expected to participate after taking into account legal, tax, regulatory or other considerations.
Risks Relating to Non-U.S. Dollar Denominated GS Infrastructure Funds. While the Partnership will accept subscriptions in U.S. dollars, Goldman Sachs may in the future establish an infrastructure investment vehicle which will have investment objectives substantially similar to those of the Partnership that accepts subscriptions in a currency other than U.S. dollars, including a Class or Series (or class or series of G-INFRA Lux) denominated in a different currency. The simultaneous management of the GS Infrastructure Funds that accept subscriptions in different currencies while investing alongside one another would present certain additional risks and conflicts of interest because of fluctuations in the applicable exchange rate. For example, investment allocations are expected to be affected by fluctuations in investable capital and to the extent any expenses are allocated based on investable capital, the expense allocations will change based on fluctuations in currencies. It is generally expected that the Investment Manager will have discretion regarding the frequency, timing and methodology of determining any applicable exchange rate for purposes of calculating investable capital.
Partnership Leverage. In seeking to achieve the Partnership’s targeted returns, the Partnership may, from time to time, employ leverage as described in “Item 1(c). Description of Business—Leverage.” The indebtedness or other similar obligations of the Partnership may be structured in a way that some or all of the assets of the Partnership are pledged as security, including but not limited to (i) the equity interests of the Partnership in some or all of its subsidiaries and (ii) certain deposit or securities accounts of the Partnership.
The Partnership expects to incur indebtedness for any proper purpose, including, without limitation, to fund Investments, cover Operating Expenses, Management Fees, Servicing Fees, Transfer Agent Fees, provide funds for distributions to Unitholders and Carried Interest to Recipients, and to fund redemptions of Units. The use of leverage is expected to have important consequences to the Unitholders, including, but not limited to, the following: (i) greater fluctuations in the net assets of the Partnership (as gains made with borrowed funds generally would cause the Partnership’s value to increase faster than without borrowed funds or than if the Partnership had incurred less leverage, whereas losses incurred with borrowed funds would cause the Partnership’s value to decrease faster and more significantly than without the use of borrowed funds); (ii) use of funds (including Subscription Amounts) for debt service and related fees, costs and expenses (rather than for additional investments, distributions, or other purposes), which funds may not be recovered through returns on investments and which may reduce the actual returns realized by the Unitholders when compared to situations where there was no borrowing or where borrowed funds were returned at an earlier date; (iii) a requirement to subordinate the Unitholders’ rights or claims against the Partnership to the rights or claims of lenders or other providers of leverage; (iv) the Investment Manager may be required to prematurely sell investments to make payment to providers of leverage or otherwise as may be required from time to time by the providers of leverage; (v) limitations on the activities of the Partnership, including flexibility of the Partnership to make distributions to its Unitholders or sell assets that secure or otherwise support the indebtedness; (vi) increased interest expense if interest rate levels were to increase significantly; (vii) during the term of any borrowing, the Partnership may be subject to increased costs attributable to changes in applicable laws or regulations, possibly including a gross-up for taxes that may be payable as a result of any such change in law, and any such increased costs may materially reduce the Partnership’s returns; (viii) impairment of the liquidity or losses arising from the premature sale of the Investments that secure or otherwise support such indebtedness; and (ix) potential adverse tax consequences.
In addition, certain subsidiaries of the Partnership, including one or more aggregator vehicles for Direct Infrastructure Investments or one or more aggregator vehicles for Vintage Infrastructure Investments, may incur indebtedness for any purpose, including, but not limited to, making investments and paying transaction expenses. Such indebtedness may be structured in a manner that causes (i) such vehicles to be jointly or jointly and severally liable on a cross-guaranteed and/or cross-collateralized basis for the repayment of such indebtedness and/or (ii) the assets of such vehicles (including their direct or indirect interests in Investments and/or related rights) to be pledged on a joint or joint and several cross-guaranteed and/or cross-collateralized basis to secure indebtedness obtained for the benefit of such vehicles subject to the provisions of this Registration Statement and the Partnership Agreement. For the avoidance of doubt, unless the Partnership is liable directly or as a guarantor with respect to indebtedness incurred by such subsidiaries, any such indebtedness shall not be considered to be indebtedness of the Partnership, nor shall it be subject to the Leverage Limit. See “—Potential Conflicts of Interest—Other Activities of Goldman Sachs and the Effect on Investment Decisions, Sale of Units and Allocation of Investment Opportunities and Expenses—Considerations Relating to Information Held by Goldman Sachs” below for more information.
Certain types of financing obtained by the Partnership (or any subsidiary thereof) may include mandatory prepayment provisions that allow the lenders to demand partial or full repayment of financing if certain events occur, such as a significant reduction in the value of the Investments pledged by the Partnership to secure or that otherwise support such financing. If the Partnership (or any subsidiary thereof) is unable to meet such a prepayment obligation, it may be required to liquidate investments at disadvantageous prices in order to raise the funds needed to repay asset-based debt, and if such failure to pay results in an event of default, may result in the loss of the collateral securing the financing facility.
In addition, the Partnership (or a subsidiary thereof) may need to refinance its outstanding debt from time to time, but may, because of market forces or other reasons, be unable to do so, or may be unable to do so on terms as favorable as the debt being refinanced. Additionally, the Management Fee, the Servicing Fee, the Transfer Agent Fee and Carried Interest will be calculated based on the NAV, which may include any amount funded by borrowings or other indebtedness. A decrease in the market value of the Investments would increase the effective amount of leverage and could result in the possibility of a violation of certain financial covenants pursuant to which the

Partnership must either repay all or a portion of such leverage, which could require the Partnership to suffer foreclosure or forced liquidation of any pledged assets.
In the event of a failure to pay or other default under any financing facility, the lenders would likely have certain remedies with respect to the Partnership’s (or such applicable subsidiary’s) pledged assets, including the right to sell investments in order to raise funds to repay amounts outstanding under such financing. In the event the lenders require the Partnership (or such subsidiary) to sell some or all of its investments or foreclose on those investments prematurely, the Partnership will likely suffer losses.
The Investment Manager and/or its affiliates will have an incentive to cause the Partnership to directly or indirectly engage in borrowing given that the use of leverage by the Partnership may make the returns of the Partnership higher than it otherwise would be, subject to the expense and attendant risks of using leverage elsewhere described herein and in this Registration Statement. Accordingly, the Investment Manager may be incentivized to fund the acquisition of investments with the proceeds of borrowings in order to increase the Management Fee, the Servicing Fee, the Transfer Agent Fee and the Carried Interest.
Availability and Providers of Leverage. While the Partnership expects to incur leverage, there can be no assurance that indebtedness will be accessible by the Partnership to the extent, at such times and/or on such terms (including with respect to duration, size and interest rates) as it desires. The Partnership’s ability to incur leverage may be impacted by legal, tax and/or regulatory restrictions applicable to G-INFRA Lux. For example, the Partnership may not be able to obtain or maintain a credit facility as a result of changes in applicable laws, rules or regulations, or otherwise, or due to general economic conditions, and the availability of leverage is expected to be affected by repercussions in the financial system resulting from public health concerns (as described in “Item 1A. Risk Factors—General Risks Relating to an Investment in the Partnership—Public Health Risk” above), the impact of inflation, bank failures, the Russian invasion of Ukraine and NATO and the international community’s response thereto, disruption and volatility in the energy industry and other geopolitical events affecting the financing markets generally. Moreover, market conditions or other factors may cause or permit the amount of leverage employed by the Partnership to fluctuate over its life. If the Partnership can obtain leverage, there can be no assurance that the Partnership will be able to obtain it on terms that are favorable for the Partnership, similar to terms available to competitors or similar to what may have been available prior to the current economic and geopolitical uncertainties. In addition, the terms of debt facilities may impose additional limitations on the operations of the Partnership and may not be as favorable to the Partnership as the terms of other indebtedness currently available in the market for funds focused on private equity strategies, including investments in buyout, growth, private equity secondaries, sustainability, life sciences and other equity strategies as well as certain liquid strategies, including credit investments and fixed income.
Additionally, during such period of time where a substantial proportion of the Partnership’s portfolio comprises warehoused investments, and throughout the Ramp-Up Period, there may be limited opportunities for the Partnership to obtain financing on attractive terms. This could result in (amongst other consequences) financing being more costly during such period, and may lead to an increase in the use of funds (including Subscription Amounts) for debt service and related fees, costs and expenses (rather than for additional investments, distributions, or other purposes), which funds may not be recovered through returns on investments and which may reduce the actual returns realized by the Unitholders when compared to situations where the Partnership was able to obtain financing on more attractive terms.
There can be no assurance that the conditions to drawing under any debt facilities will be satisfied by the Partnership at any time or that the one or more lenders will not fail to fund advances to the Partnership in connection with the Partnership’s debt facilities. Prospective investors should not expect that Goldman Sachs can or will lend money to the Partnership for any purpose. The failure or inability by the Investment Manager, on behalf of the Partnership, to borrow debt on favorable terms (or at all) could adversely affect the returns of the Partnership and impair its ability to achieve its investment objectives, fund redemptions, make distributions, pay expenses or otherwise operate successfully.
Risks Relating to the Partnership’s Use of Aggregators. The Partnership is expected to make substantially all of its investments through subsidiaries managed by Goldman Sachs that are jointly held by the Partnership and one or more Other Investment Vehicles. These Aggregators are used to facilitate separate tracking of investments, to reduce transaction costs and to promote certain administrative efficiencies. Using Aggregators, however, creates certain risks. For example, the Partnership is exposed to the risk that one or more investors in an Aggregator do not fund their obligations to an Aggregator due to a default by an underlying investor. This would result in the Partnership either bearing more than its share of the obligation to the Aggregator or the Aggregator defaulting on its obligations, which could materially reduce the value of the Partnership’s investment in the Aggregator.
In addition, in connection with a financing arrangement for another investment vehicle, the Partnership may agree to restrictions on the activity of an Aggregator, although it is not expected that any such restrictions would be material to the other investors in the Aggregator.
Finally, where an Aggregator is used, it will generally be necessary to make a single investment determination. See “—Potential Conflicts of Interest—Management of the Partnership by the Investment Manager—Diverse Interests of Accounts Participating in an Investment or Transaction” below.
Joint Borrowing; Pledging of Interests in Aggregators. The indebtedness or other obligations incurred by the Partnership may be structured in a way that the Partnership, as well as one or more of G-INFRA Lux, Other Investment Vehicles or any other obligors (collectively, the “Borrowers”) borrow on a joint and several (and/or on a cross-guaranteed) basis and a cross-collateralized basis for the repayment of indebtedness or payment or performance of such other obligations. In such circumstances, the failure of another Borrower having the liquidity to repay indebtedness or for other purposes may result in the Partnership’s payments exceeding its pro rata share of the indebtedness. Therefore, the Partnership may be adversely affected if G-INFRA Lux, any Other Investment Vehicle or any other obligor defaults on its obligations in respect of any such indebtedness or other obligations.
Similarly, in some circumstances the Partnership may provide credit support to an aggregator vehicle even if the other investors in the aggregator vehicle do not provide similar (or any) credit support and do not compensate the Partnership for providing credit support (including where there is no pledge by such other investors because of regulatory restrictions). Although in such situations it is expected that the Partnership and the other investors in the aggregator vehicle will each fund their pro rata share of any capital needs of the aggregator vehicle, to the extent that the other investors do not fund their pro rata interests of a capital call by an aggregator vehicle (including as a result of a default by an underlying investor), the Partnership may be adversely affected. Failure by any member of such an entity to meet its obligations could have adverse effects on the Partnership and the other members of any entity, including the acceleration of payment obligations under any leverage facility used by the vehicle.
In addition, G-INFRA Lux, Other Investment Vehicles or any other obligors invested in aggregator vehicles may pledge their equity interests in such aggregator vehicles to support a borrowing. As a condition of such pledge, there may be restrictions on activities of the aggregator vehicles, including covenants regarding distributions of investment proceeds and restrictions on dispositions of assets and incurring indebtedness at the level of such aggregator vehicles. These restrictions could adversely affect the Partnership by restricting the activities of the aggregator vehicle even if the Partnership does not participate in the applicable facility. If the Partnership is a borrower in such financings, it may also be subject to restrictions on its ability to dispose of the equity interests in the aggregator vehicles that it owns.
Dependence upon Investment Manager; Absence of Recourse to the General Partner and the Investment Manager. Unitholders have no right or power to participate in the management or control of the business of the Partnership, and all decisions to pursue investments in the Partnership will be done on a discretionary basis, and thus the Unitholders must depend solely upon the ability of the Investment Manager to make and manage Investments. In addition, Unitholders will not have an opportunity to evaluate the specific Investments made by the Partnership or their terms. Accordingly, the success and failure of the Partnership will depend to a significant extent on the viability and performance of the Investment Manager. From time to time, there may be personnel changes within the Investment Manager (including within the investment committee or allocation working group of the Partnership), AM Private or XIG that could have a material adverse effect on the Partnership.
In addition, the Partnership Agreement and the Investment Management Agreement will limit the circumstances under which the General Partner, the Investment Manager, and their respective affiliates can be held liable to the

Partnership. As a result, Unitholders may have a more limited right of action in certain cases than they would in the absence of such provisions.
Finally, as described above, in 2019 several businesses within the Firm unified into one direct alternative investing platform through AM Private. In addition, AM Private was combined with other asset management businesses of Goldman Sachs into Goldman Sachs Asset Management effective January 1, 2021. Accordingly, AM Private has inherited certain legacy obligations as a result of certain non-competition agreements or other similar undertakings made by the combined businesses prior to the unification thereof which may impact the ongoing operations of AM Private, including by restricting AM Private from taking certain actions.
Inability to Syndicate Assets on Expected Timing or Terms. The Partnership may invest in one or more Investments with the intention of selling a portion of its interest in those Investments to third-party investors or an Other Investment Vehicle. The Partnership, however, may not be able to dispose of such assets, or dispose of such assets on favorable terms, in either case, even at times when it deems it advisable to do so and may retain greater investments in the assets than initially expected.
The Partnership May Make Commitments in Excess of Its Net Asset Value. The Partnership may make Direct Infrastructure Investments and commitments to Underlying Funds in excess of the NAV of the Partnership. As a result, in certain circumstances, the Partnership may need to borrow funds or liquidate some or all of its investments prematurely at potentially significant discounts to market value if the Partnership does not generate sufficient cash flow from the Investments to meet these commitments.
Confidentiality Concerns. In the course of its investment process, the Partnership may be required to enter into confidentiality agreements with respect to current or potential Investments that would prohibit the Partnership and/or the Unitholders from publicly disclosing sensitive information relating to such Investments. These arrangements could result in liabilities for the Partnership, in particular if, pursuant to disclosure laws, a Unitholder publicly discloses information regarding its investments. The Partnership may choose, but is not required, to decline these investment opportunities in order to avoid the risk of exposing the Partnership to such liability. As a result, the Partnership’s investment flexibility may be constrained, which may affect the Investment Manager’s ability to broaden the Partnership’s investment portfolio, which in turn may adversely impact the aggregate returns realized by Unitholders as a result of the unfavorable performance of a small number of investments. For the avoidance of doubt, nothing included herein or any related document or agreement prevents an individual from communicating directly with a regulatory or law enforcement authority about any possible violation of law or regulation.
Restrictions on Investments. The Partnership may be limited in its ability or unable to invest in certain types of investments due to preferences or rights-of-first-refusal that have been or will be granted in favor of other affiliates of Goldman Sachs or vehicles in which they have invested. In addition, the Partnership may be unable to invest in certain types of investments as a result of non-competition agreements or other similar undertakings made by other affiliates of Goldman Sachs.
Risks Relating to Warehousing of Investments; Seed Capital. Beginning in December 2023, Goldman Sachs has warehoused, and expects to continue warehousing, one or more Direct Infrastructure Investments for the Partnership. In the future, Goldman Sachs may warehouse additional Direct Infrastructure Investments for the Partnership as set forth in “—Investment Warehousing; Seed Capital.”
In addition, as set forth in “—Investment Warehousing; Seed Capital,” the Partnership may enter into one or more arrangements with Third-Party Financing Providers whereby the Partnership agrees, subject to certain conditions, to purchase Third-Party Warehoused Investments. Subject to applicable law, all decisions to make any Third-Party Warehoused Investments will be in the discretion of the Investment Manager, and unless otherwise disclosed in this Registration Statement, a supplement or otherwise in writing, Unitholders will not have an opportunity to evaluate such investments or their terms. Depending on the arrangement with the Third-Party Financing Provider, the Partnership may be required to acquire the Third-Party Warehoused Investments even if they have declined in value. As a result, there can be no assurance that the value of the Third-Party Warehoused Investments will equal or exceed the purchase price the Partnership will be required to pay for such investments.

Subject to obtaining the Partnership’s consent where and as described below, at any time Goldman Sachs in its discretion may convey such GS Investments to the Partnership upon which the Partnership would be expected to pay an amount equal to the lesser of (A) the Base GS Investment Amount, plus simple interest at a rate of 5% per annum of such Base GS Investment Amount, annualized from the time such GS Investment was acquired by Goldman Sachs and (B) the fair value of such GS Investment.
For the avoidance of doubt, (i) with respect to any transfer of a GS Investment, the fair value of the GS Investment will be determined by the Investment Manager in accordance with the Valuation Policy and applicable law, with the assistance of one or several independent valuer(s), where Goldman Sachs deems it required or appropriate, and the initial acquisition cost will include related expenses (including transaction expenses and expenses of conveyance) and (ii) the pricing methodologies described above are subject to change from time to time and may be determined at the time of any transfer of a GS Investment (excluding, for the avoidance of doubt, any transfers effectuated in connection with the Initial Closing), in each case with the approval of a Specified Person. As discussed in further detail below, to the extent such a transfer constitutes a principal transaction (within the meaning of Section 206(3) of the Advisers Act), or the Partnership’s consent is otherwise required, the Partnership’s consent will be obtained through either: (x) in the case of transactions disclosed to prospective Unitholders prior to the Initial Closing, consent of Unitholders participating in such Closing, which consent will be deemed given by such Unitholders if their subscriptions are accepted or (y) disclosure of the terms of such transaction to, and receipt of consent from, a Specified Person.
All decisions to make any GS Investments will be in the discretion of the Investment Manager, and unless otherwise disclosed in Warehouse Disclosure, Unitholders will not have an opportunity to evaluate such investments or their terms prior to the making of any such investment. In addition, Goldman Sachs will determine, in its discretion, when to transfer such GS Investments to the Partnership, which will affect the amount that will be paid to Goldman Sachs upon such transfer. Given that the value of GS Investments may decline prior to their transfer to the Partnership, there can be no assurance that their value will not be less than their cost to the Partnership at the time of the transfer.
Certain Other Investment Vehicles may participate in GS Investments which the Partnership acquires from Goldman Sachs from time to time. Such Other Investment Vehicles may utilize different pricing methodologies in determining the purchase price of such investments. Accordingly, it is possible that the Partnership will acquire such GS Investments for a different purchase price than such Other Investment Vehicles, which may lead to Goldman Sachs having an incentive to favor selling GS Investments to the Other Investment Vehicles rather than the Partnership, or may lead to Goldman Sachs having an incentive to favor selling GS Investments to the Partnership rather than Other Investment Vehicles. There can be no assurances that such changes in pricing methodologies will result in the Partnership paying a lower purchase price than Other Investment Vehicles for the same GS Investment.
In addition, it is possible that, Goldman Sachs transfers to the Partnership some, but less than all, of one or more GS Investments, resulting in Goldman Sachs retaining a portion (which could be a majority) of interests in any such GS Investment or in the applicable deal-specific special purpose vehicle, and accordingly holding the majority of voting power with respect to such GS Investment (or of the applicable deal-specific special purpose vehicle). Goldman Sachs may have an incentive to vote such interests (including causing the applicable deal-specific special purpose vehicle to vote) in a manner which is most favorable to Goldman Sachs. There can be no assurances that the interests of Goldman Sachs, as a continuing owner of a portion of the applicable GS Investment, on the one hand, will align with the interests of the Partnership, as an owner of a portion of the applicable GS Investment, on the other hand.
Failure to Be Fully Invested. There can be no assurance as to whether, and if so, when, the Partnership will be fully invested. There is no assurance that suitable investment opportunities will be identified for the Partnership and the performance of the Partnership may be adversely affected if the Partnership is not provided an appropriate volume of investment opportunities. Furthermore, in addition to assets of the Partnership being allocated to Liquidity Assets, the Investment Manager will likely use portions of the Subscription Amounts of all Unitholders, to be invested for an indefinite period in short-term instruments before suitable investments are identified for the investment of such capital. Investment in money-market and other short-term instruments for such purposes may reduce the overall return of the Partnership’s investment portfolio.

Investment Strategy and Strategies Target Allocations. As noted elsewhere in this Registration Statement, the Partnership has established the Strategies Target Allocations with respect to Investments. These Strategies Target Allocations are intended to provide Unitholders with an understanding of the Partnership’s current investment strategy. However, due to a variety of factors, including prevailing market conditions, deal pipeline, other timing considerations and legal, tax, regulatory or similar considerations, these targets may not be met, may change or may be exceeded. This may be the case, for example, due to the uncertainty of appropriate investment opportunities in the future or to the pace of capital deployment of one or more of the GS Infrastructure Funds. Unitholders should understand that the Strategies Target Allocations are not strict policies that the Investment Manager will necessarily follow and that Investment Manager has complete flexibility to invest the Partnership’s assets as it sees fit under the prevailing circumstances. Unitholders will not have an opportunity to evaluate the Investment Manager’s decisions regarding the determination and application of (and any changes to) the Strategies Target Allocations, nor an opportunity to withdraw from the Partnership, prior to any such decision. The Investment Manager may also face conflicts of interest in establishing such Strategies Target Allocations. See “—Potential Conflicts of Interest—Other Activities of Goldman Sachs and Effect on Investment Decisions, Sale of Units and Allocation of Investment Opportunities and Expenses—Allocation of Investment Opportunities Among Accounts” below.
There can be no assurance that the Partnership will invest across all Strategies or within the limits set out under Strategies Target Allocations. The market conditions or other circumstances identified by the Investment Manager may require that the Partnership not invest in one or more Strategies as determined by the Investment Manager at its discretion. As further set out in this Registration Statement, the Investment Manager shall be permitted to deviate from the Strategies Target Allocations, amongst others, taking into account the market conditions and whenever deemed in the best interest of the Partnership.
Risks Relating to the Information Regarding the GS Infrastructure Funds. The information regarding the GS Infrastructure Funds contained herein is based exclusively on, and is qualified by, the information contained in the offering documents of the GS Infrastructure Funds. The Unitholders should consider such information as provided for information purposes only and should not expect such information to provide an accurate and comprehensive description of the terms and conditions applicable to the GS Infrastructure Funds.
Changes in Purpose, Investment Policies and Key Terms of the GS Infrastructure Funds. Although not expected, each GS Infrastructure Fund has the ability to modify or change its investment objectives and strategies under certain circumstances and subject to certain restrictions, and any such modification or change may result in the Partnership’s investments alongside the applicable GS Infrastructure Fund being different from the objectives currently expected by the Investment Manager and may adversely affect the Partnership.
In general, Goldman Sachs may, from time to time in its sole discretion, without prior notice to the Partnership or the Unitholders and without limitation, utilize additional investment strategies in connection with its management of the GS Infrastructure Funds and/or remove, substitute or modify any investment strategy it is then utilizing. Any such decision will be made by Goldman Sachs, in its sole discretion, based on one or more factors it may deem relevant from time to time, which among others may include the availability of opportunities that it deems attractive for the GS Infrastructure Funds. Unitholders will not have an opportunity to evaluate decisions regarding the determination of (and any changes to) the investment strategies utilized by the GS Infrastructure Funds, which may adversely affect the Partnership, nor an opportunity to withdraw from the Partnership, prior to any such decision. There can be no assurance that the strategies utilized by the GS Infrastructure Funds are adequate, that they will be adequately implemented by Goldman Sachs in its capacity as investment manager of the GS Infrastructure Funds, or that changes made to such strategies by Goldman Sachs in such capacity will not be disadvantageous to the Partnership.
In addition, Goldman Sachs may cause the documents of a GS Infrastructure Fund to be amended in a manner that adversely affects the Partnership, and Goldman Sachs and/or the limited partners of the applicable GS Infrastructure Fund may take other actions that have similar effects. For example, if Goldman Sachs sought and received approval to terminate the commitment period of a GS Infrastructure Fund, the Partnership would cease making investments alongside such GS Infrastructure Fund while continuing to hold certain investments that such GS Infrastructure Fund is attempting to dispose. Similarly, if the investors of a GS Infrastructure Fund sought to terminate such GS Infrastructure Fund, declare a “key person event” or remove Goldman Sachs as investment manager of such GS Infrastructure Fund, the Partnership’s investment program could be substantially impaired. Unitholders should have no expectation that they will influence how Goldman Sachs manages the GS Infrastructure Funds or how the investors of the GS Infrastructure Funds cast their votes on matters brought to their attention or otherwise make decisions, and there can be no assurance that actions taken by Goldman Sachs or other parties with respect to the GS Infrastructure Funds will not adversely affect the Partnership.
Failure by Investors of the GS Infrastructure Funds to Meet Capital Calls of the GS Infrastructure Funds. Failure by one or more investors in a GS Infrastructure Fund to meet a capital call of such GS Infrastructure Fund could have adverse consequences for the Partnership. The GS Infrastructure Funds generally have the right to require their investors to contribute additional capital to satisfy such a shortfall created by an overdue or unpaid capital contribution. However, if investors in a GS Infrastructure Fund default on their capital contribution obligations, such GS Infrastructure Fund may be unable to raise sufficient capital to consummate a proposed investment, which could limit the Partnership’s ability to make that investment and thereby prevent the Partnership from achieving the investment diversity it desires. Furthermore, the GS Infrastructure Funds may not have sufficient capital to contribute capital to existing portfolio companies necessary to ensure their ongoing financial stability, which could adversely affect the Partnership to the extent it is invested in such portfolio companies alongside the GS Infrastructure Funds. If one or more investors fail to meet capital calls from a GS Infrastructure Fund, such GS Infrastructure Fund could default in its obligations, which could result in a lower return, or potentially a loss, on the Partnership’s investments alongside such GS Infrastructure Fund, which would, in turn, be passed through to the Unitholders.
Investments by the Partnership in Other GS-Managed Commingled Funds. From time to time, in the Investment Manager’s discretion, the Partnership may invest in one or more Direct Infrastructure Investments or Vintage Infrastructure Investments by making an investment in one or more commingled, blind-pool investment funds managed by Goldman Sachs, including the GS Infrastructure Funds (the “Other GS-Managed Commingled Funds”); provided that, unless the investment is made as part of a Secondary Investment or joint venture in such fund, the Partnership will not bear management fees or carried interest in connection with such investments in excess of what it would have borne had the Partnership invested directly in the applicable Direct Infrastructure Investments or Vintage Infrastructure Investments. In addition to the direct expenses borne by the Partnership, the Partnership is also expected to bear its pro rata share of certain expenses incurred directly or indirectly by such Other GS-Managed Commingled Funds, which would result in more expenses indirectly being borne by the Unitholders than if such Unitholders invested directly in the applicable Direct Infrastructure Investments or Vintage Infrastructure Investments. For example, a Unitholder will bear a proportionate share of the fees and expenses of the Partnership (including organizational and offering expenses, operating costs, sales charges, brokerage expenses and administrative fees) and, indirectly, similar expenses of such Other GS-Managed Commingled Funds. Thus, a Unitholder will be subject to higher operating expenses than if such Unitholder invested with the Other GS-Managed Commingled Funds directly or in a fund which did not utilize a “fund of funds” structure. In addition, as a result of bearing multiple levels of expenses, such investors’ returns on the Partnership’s investments into the Other GS-Managed Commingled Funds may be lower than the returns to a direct investor in the Other GS-Managed Commingled Funds.
Risks Related to Concentrated Focus on Infrastructure Industry
The Partnership’s investment strategy is concentrated in the infrastructure industry. As a consequence, the performance of the Partnership will be tied to economic and market conditions affecting directly or indirectly the infrastructure industry. The Partnership’s investments not only will be concentrated in a single sector, but also may be concentrated in relatively few Underlying Funds and/or other Portfolio Assets. Investing in only one segment of the economy increases the risk that the Partnership will not achieve its investment objectives and that the Partnership will suffer losses. Investment in the Partnership is suitable only for those prospective purchasers who desire a concentrated portfolio of private investments in the infrastructure industry and are willing to assume the increased risks associated with such a focus. Some of the risks inherent in the infrastructure industry are described below.

General Risks
Highly Competitive Geographic Markets. The market for attractive investment opportunities (including infrastructure investments) within the geographic markets that the Partnership expects to invest in globally is highly competitive. There is an increasing number of investors seeking to invest in such opportunities in these and other jurisdictions, including other private equity investors, which may reduce the number of suitable investment opportunities available to the Partnership and adversely affect the terms upon which investments can be made. Also, the availability of investment opportunities generally will be subject to market conditions. There can be no assurance that the Partnership will identify and consummate suitable investment opportunities.
Investments Denominated in Currencies Other than U.S. Dollars. The Partnership’s investments are expected to include investments that are denominated in currencies other than U.S. dollars. The Partnership’s commitment obligation with respect to an Underlying Fund denominated in a currency other than U.S. dollars may increase as a result of adverse changes in currency rates. The Partnership may need to liquidate investments prematurely at potentially significant discounts to market value if the Partnership does not generate sufficient cash flow from its investments, new subscriptions or otherwise to offset the amount of the adverse change in currency rates. Conversely, if the Partnership reserves an amount of U.S. dollars for investment in Underlying Funds denominated in a currency other than U.S. dollars and the relative value of the U.S. dollar increases, the Partnership’s capital may not be fully invested.
The Partnership (directly or through Underlying Funds) is expected to hold investments denominated in a currency other than U.S. dollars. Such investments, even if successful in terms of the local currency, may lose value in U.S. dollar terms. Similarly, the Partnership may hold funds in a local currency in bank deposits. In addition, destabilizations in the functional currencies of foreign jurisdictions in which the Partnership invests may subject the Partnership to additional currency risks. While the Partnership or an Underlying Fund may seek to hedge currency risks, it is under no obligation to do so. The cost of any such hedge will be borne directly or indirectly by investors in the Partnership. Any hedge, due to counterparty risk or otherwise, may not be effective in offsetting any currency risk. When the Partnership hedges an investment’s currency exposure, all Unitholders in the Partnership will generally have exposure to the costs and profit/loss of such hedge, even Unitholders who invested into the Partnership through a Class and/or Series denominated in such currency.
The Partnership may also be adversely affected by exchange control regulations and may incur transaction costs in connection with conversions between various currencies.
Investments in Less Established Companies. Investments in Portfolio Assets that are newly formed, less mature than their competition, or that are engaged in business in a rapidly evolving industry involve a particularly high degree of business and financial risk. To the extent there is any public market for the securities held by the Partnership, such securities may be subject to more abrupt and erratic market price movements than those of larger, more established companies. These companies may: (a) be in an early stage of development and not have a proven operating history; (b) be operating at a loss or have significant variations in operating results; (c) be engaged in a rapidly changing business with products subject to a substantial risk of obsolescence; (d) require substantial additional capital to support their operations, to finance expansion or to maintain their competitive position; (e) rely on the services of a limited number of key individuals, the loss of any of whom could significantly adversely affect a Portfolio Asset’s performance; and (f) otherwise have a weak financial condition or be experiencing financial difficulties. In addition, Portfolio Assets may face intense competition, including competition from companies with greater financial resources, more extensive development, manufacturing, marketing and other capabilities, and a larger number of qualified management and technical personnel. Start-up enterprises in the technology and related industries may not have significant or any operating revenues and any such Investment should be considered highly speculative and may result in the loss of the Partnership’s entire Investment therein.
Ability to Enforce Legal Rights. Because the effectiveness of the judicial systems in certain countries in which the Partnership and Underlying Funds may invest varies, the Partnership, an Underlying Fund or a Portfolio Asset may have difficulty in successfully pursuing claims in the courts of such countries, as compared to Luxembourg, the United States or other developed countries. Furthermore, to the extent the Partnership, an Underlying Fund or a Portfolio Asset obtains a judgment but is required to seek its enforcement in the courts of one of the countries in which the Partnership or an Underlying Fund invests, there can be no assurance that such courts will enforce such judgment.
Private Fund Investor Customer Status. Units are held directly on the books and records of the Partnership and are not subject to coverage by the U.S. Securities Investor Protection Corporation (“SIPC”) (or any excess SIPC coverage Goldman Sachs & Co. LLC may arrange) for customer funds and securities held in Goldman Sachs brokerage accounts.
Regulatory Risks Related to Infrastructure Investments. Many infrastructure investments will be subject to substantial governmental regulation, and governments have considerable discretion in implementing regulations that could impact the business of infrastructure investments. In addition, the operations of infrastructure investments may rely on government permits, licenses, concessions, leases or contracts. Government entities generally have significant influence over such companies in respect of the various contractual and regulatory relationships they may have, and these government entities may exercise their authority in a manner that causes delays in the operation of the business of the infrastructure investments, obstacles to the pursuit of the infrastructure investments’ strategy or increased administrative expenses. Moreover, there are substantial differences among the regulatory practices and policies of various jurisdictions and any given regulatory agency may make major shifts in policy or practice from time to time. Such shifts in policy may impose additional requirements governing the licensing, construction and operation of infrastructure investments.
In addition, government entities may also have the independent discretion to implement or change laws, regulations or treaties affecting the operations of infrastructure investments. There can be no assurance that any future modification to applicable laws, regulations or treaties will not adversely impact the Partnership. Further, the ability to grow infrastructure investments will often require consents of numerous government regulators. These consents may be costly to seek, and the infrastructure investment or the Partnership may be unable to obtain them. The Partnership’s ability to achieve its investment objective could be adversely affected if it fails to obtain any required consents. Regulators may impose conditions on the operations and activities of an infrastructure investment as a requirement of granting their approval or to satisfy regulatory requirements. These conditions, which may be statutory or may be tailored to a particular infrastructure investment, may limit or provide a disincentive for the infrastructure investments to invest in competing industries or to acquire anticompetitive market power in a particular market. Furthermore, government permits, licenses, concessions, leases and contracts are generally very complex and may result in a dispute over interpretation or enforceability. Moreover, if an infrastructure investment fails to comply with any regulation or contractual obligation, the infrastructure investment or the Partnership could be subject to monetary penalties, loss of the right to operate affected businesses, or both.
Rate Regulation. Infrastructure investments may be subject to rate regulation by government agencies because of their unique position as the sole or predominant providers of services that are often essential to the community. As a result, certain infrastructure investments might be subject to unfavorable price regulation by government agencies. For example, infrastructure companies engaged in businesses with monopolistic or oligopolistic characteristics, such as electricity distribution, could face caps placed by regulators on allowable returns. Often these price determinations are final with limited or no right of appeal. In addition, there is no assurance that regulatory authorities will, in the future, grant rate increases or that such increases will be adequate to reverse prior rate reductions. Given the public interest aspect of the services that infrastructure investments provide, political oversight of the sector is likely to remain pervasive and unpredictable and, for political reasons, governments may attempt to take actions which may negatively affect the operations, revenue, profitability or contractual relationships of infrastructure investments, including through expropriation. For example, in response to public pressure and/or lobbying efforts by specific interest groups, government entities may put pressure on infrastructure investments to reduce charges, limit or abandon planned rate increases, and/or exempt certain classes of users from charges. Under these circumstances, if the affected infrastructure investments are unable to secure adequate compensation to restore the economic balance of the relevant concession agreement, the Partnership’s business, financial condition and results of operations could be materially and adversely affected.
Dependence on Public Rights of Way or Easements. Certain infrastructure investments may need to use public rights of way or may operate under easements. Under the terms of agreements governing the use of public rights of way or easements, government authorities may retain the right to restrict the use of such public rights of way or easements or to require Portfolio Assets to remove, modify, replace or relocate their facilities at the company’s expense. If a government authority exercises these rights, the Portfolio Asset could incur significant costs and its ability to provide service to its customers could be disrupted, which could adversely impact the performance of the relevant Investment.
Public Infrastructure Risks. The Partnership and/or the Underlying Funds, through their investments, may control public infrastructure that constitutes significant strategic value to public or governmental bodies. Such assets may have a national or regional profile and may have monopolistic characteristics. The very nature of these assets could create additional risks not common in other industry sectors. For example, given the essential nature of the services provided by certain public infrastructure, there is also a higher probability that if an owner of such assets fails to make such services available, users of such services may incur significant damage and may be unable to replace the supply or mitigate any such damage, thereby heightening the risks of third-party claims. Political and regulatory considerations and popular sentiments could also affect the ability of the Partnership or an Underlying Fund to buy or sell investments on favorable terms. At certain times, government entities may face significant public pressure against selling infrastructure investments to a private fund (such as the Partnership or an Underlying Fund) or strategic investor. General negative publicity may cause the Partnership or an Underlying Fund to choose not to purchase, or make it harder for the Partnership or an Underlying Fund to purchase, infrastructure investments. Also, if there is popular hostility towards private ownership of public infrastructure, it may be difficult for the Partnership or the Underlying Fund to find prospective purchasers for its infrastructure investments when it seeks to realize them.
Environmental Risks. Infrastructure assets may be subject to numerous statutes, rules and regulations relating to environmental protection. Certain statutes, rules and regulations might require that investments address prior environmental contamination, including soil and groundwater contamination, which results from the spillage of fuel, hazardous materials or other pollutants. Under various environmental statutes, rules and regulations, a current or previous owner or operator of real property may be liable for non-compliance with applicable environmental and health and safety requirements and for the costs of investigation, monitoring, removal or remediation of hazardous materials. These laws often impose liability, whether or not the owner or operator knew of or was responsible for the presence of hazardous materials. The presence of these hazardous materials on a property could also result in personal injury or property damage or similar claims by private parties. The Partnership and/or an Underlying Fund may be exposed to substantial risk of loss from environmental claims arising in respect of infrastructure investments, and the loss may exceed the value of such investment. Furthermore, changes in environmental laws or in the environmental condition of an infrastructure investment may create liabilities that did not exist at the time of acquisition of an investment and that could not have been foreseen. For example, new environmental regulations may create costly compliance procedures for infrastructure assets. Any liability of infrastructure investments resulting from non-compliance or other claims relating to environmental matters could have a material adverse effect on the value of the Partnership’s investments in such infrastructure investments.
Infrastructure investments can have a substantial environmental impact. As a result, community and environmental groups may protest about the development or operation of infrastructure assets, and these protests may induce government action to the detriment of the owner of the infrastructure asset. Ordinary operation or occurrence of an accident with respect to infrastructure assets could cause major environmental damage, which may result in significant financial distress to the particular asset. In addition, the costs of remediating, to the extent possible, the resulting environmental damage could be significant. Further, following the failure, the facility could incur significant costs attempting to improve its relationship with the surrounding communities and allaying the concerns of environmental groups.
Demand, Usage and Patronage Risk. The Partnership and Underlying Funds may acquire assets that are subject to demand, usage and patronage risk. To the extent that the Investment Manager or an Underlying Manager’s assumptions regarding the demand, usage and patronage of assets prove incorrect, the Partnership and/or Underlying Fund’s financial returns could be adversely affected.
The demand for an infrastructure investment may depend on the rates charged for use of the related assets. The users of infrastructure assets may react negatively to any adjustments to applicable rates. In addition, public pressure may cause relevant government authorities to challenge such rates. Factors such as general economic conditions in the country, negative consumer perceptions, the prevailing rate of inflation, consumer demand, general public sentiment, and adverse public opinion or lobbying efforts by specific interest groups could result in governmental pressure on infrastructure investments to reduce their rates and/or to forgo planned rate increases.
Some infrastructure investments may be subject to seasonal variations, including greater revenues and profitability during different seasons of the year. Moreover, infrastructure investments may face competition from other infrastructure assets in the vicinity of the assets they operate. If infrastructure investments are unable to compete successfully with such alternatives, the Partnership and/or an Underlying Fund’s business, financial condition and results of operation could be materially and adversely affected. In addition, infrastructure assets may have a narrow customer base. The failure of any of the customers or counterparties to pay their contractual obligations could result in the permanent loss of significant revenues to the Partnership or an Underlying Fund.
Governmental Concessions or Leases. Where the ability to operate an infrastructure investment is subject to a concession or lease from the government, the concession or lease may restrict the operation of the infrastructure investment, including the Partnership or an Underlying Fund’s ability to operate the infrastructure investment in a way that maximizes cash flows and profitability. Leases or concessions may also contain clauses more favorable to the government counterparty than would a typical commercial contract (for example, enabling the government to terminate a lease or concession in certain circumstances without paying adequate compensation).
Pricing Considerations Regarding Clean Energy Initiatives. Clean energy initiatives are generally long-term assets with long economic lives, often exceeding 20 years. Conversely, sales contracts, power purchase agreements, hedges, and feed-in tariffs underpinning the forward sale of electricity and/or environmental credits are, on average, for shorter durations (often between three or five and 20 years). Upon expiry of such sale contracts, power purchase agreements, hedges, or feed-in tariffs, a clean energy project will be required to sell electricity or environmental credits at the prevailing market prices and/or seek new sales contracts. In making its investment decisions on behalf of the Partnership, the Investment Manager will necessarily rely on market forecasts as to the forward price of electricity and environmental credits or equivalent instruments. There can be no assurance that such forecasts will be accurate and, if the revenues are ultimately lower than projected, the Partnership’s or an Underlying Fund’s expected investment returns will also be lower. In certain markets, electricity is also sold on spot markets, which fluctuate constantly.
Labor Relations. Certain Portfolio Assets may have a unionized workforce or employees who are covered by a collective bargaining agreement, which could subject any such Portfolio Asset’s activities and labor relations matters to complex laws and regulations relating thereto. The work force at certain Portfolio Assets may not be unionized at the time of investment, but might subsequently unionize, possibly in response to future legislation that makes it easier for employees to unionize.
If the management of a Portfolio Asset fails to maintain satisfactory relations with its employees or with an employee union, the Portfolio Asset may experience labor strikes, work stoppages or other labor disputes. Such events could have a material adverse effect on the revenues of the Portfolio Asset. Any such issues may also bring scrutiny and attention to the Partnership or an Underlying Fund, which could adversely affect the Partnership’s or such Underlying Fund’s ability to implement its investment objectives.
Negotiation of collective bargaining agreements could result in higher ongoing labor costs for a Portfolio Asset. These higher labor costs could have a material adverse effect on the profitability of such Portfolio Asset Investment and/or make it difficult for the Portfolio Asset to compete with other companies in its industry with lower labor costs.
Commodity Price Risk. Certain governmental authorities are particularly focused on commodities and commodities-related investments and the regulation thereof. New regulations affecting commodities may limit the Partnership’s or an Underlying Fund’s ability to make certain Investments, particularly energy-related investments. For the foregoing reasons, the nature and extent of government regulation can be a key driver of investment opportunities, value and returns in respect of commodity-related investments.
Infrastructure Investments may be subject to commodity price risk, including, without limitation, in connection with the price of electricity, fuel water and raw materials and the reliability of their supply. The operation and cash flows of infrastructure Investments may depend, in some cases to a significant extent, upon prevailing market prices for energy commodities (such as oil, gas, coal and power). Commodity prices have been, and are likely to continue to be, volatile and subject to wide fluctuations in response to any of the following factors, among others: (i) relatively minor changes in the supply of and demand for oil, gas, coal and electricity, (ii) market uncertainty, (iii) political conditions in international commodity producing regions, (iv) the extent of domestic production and importation of oil, gas or coal in certain relevant markets, (v) the level of consumer demand, (vi) the competitive position of oil, gas or coal as a source of energy as compared with other energy sources, (vii) the industry-wide refining or processing capacity for oil, gas or coal, (viii) the effect of regulations on the production, transportation, storage and sale of commodities, (ix) governmental regulation of commodity prices, and (x) the amount and character of excess electric generating capacity in a market area. Market prices of energy commodities as well as other inputs may fluctuate materially depending on a variety of factors beyond the control of the Investment Manager or the Partnership or the Underlying Managers and the Underlying Funds, including, without limitation, weather conditions, international supply and demand, force majeure events, changes in law, governmental regulations, prices and availability of alternative fuels and energy sources, international political conditions including those in the Middle East and Russia, actions of the Organization of Petroleum Exporting Countries (and other oil- and natural gas-producing nations) and overall economic conditions.
Risks Associated with Aircraft Leases. The Partnership and the Underlying Funds may participate in platform arrangements and other contractual arrangements relating to aircraft leasing. The airline industry is cyclical and highly competitive. Airlines and related companies (including airports) may be affected by political or economic instability, terrorist activities, changes in national policy, competitive pressures on certain air carriers, fuel prices and shortages, labor stoppages, insurance costs, recessions, world health issues and other political or economic events adversely affecting world or regional trading. The airline industry is highly sensitive to general economic trends, and any downturn in the global economy or in the relevant local economy could adversely affect results of operations and financial conditions. Any such negative impact on the airline industry may increase the risk of any airline defaulting on the terms of any aircraft lease investment made by the Partnership or the Underlying Funds and the ability of the Partnership or the Underlying Funds to source alternative airline operators to assume the obligations under such leases, which could adversely impact the performance of such investments.
Risks of Investments in Rail Cars. The Partnership and/or the Underlying Funds may acquire interests in the rail cars and related assets. The highly cyclical nature of the competitive rail car industry and restricted credit markets may result in lower revenues during economic downturns. The fluctuating cost of raw materials and components used to manufacture railcars, which are often only available from a limited number of suppliers, may also adversely affect the Partnership’s or an Underlying Fund’s rail car investments.
Investments in the Container Industry. The Partnership and/or an Underlying Fund may make investments in the container asset class. The profitability of such Investments is affected by the residual values (either for sale or re-leasing) of the containers held by the Investments upon expiration of their leases or at the time of their sale. These values, which can vary substantially, depend upon, among other factors: the age of the equipment; expenses associated with off-hire, storage, repair, repositioning and re-marketing of returned equipment; a substantial or extended decline in world trade; prevailing economic conditions; supply and demand for similar types of equipment; the current cost of comparable new equipment, which is partially dependent on raw material costs including steel; changes in lessees’ requirements; the availability of used equipment; rates of inflation; and the obsolescence of certain types of equipment in the Partnership’s or an Underlying Fund’s fleet. Most of these factors are outside of the Partnership’s or an Underlying Fund’s control. Operating leases are subject to greater residual risk than direct finance leases because the Partnership or an Underlying Fund owns the containers at the expiration of an operating lease term. If the residual value of the Partnership’s or an Underlying Fund’s assets during any period proves lower than anticipated, the Partnership’s or such Underlying Fund’s operating results may be adversely affected.
Demand for Digital Infrastructure. The Partnership and the Underlying Funds intend to invest in businesses that are dependent on the demand for digital infrastructure, including data centers, fiber networks and wireless assets and their related ecosystems, which may include digital billboards, indoor CBRS infrastructure, satellites and subsea cables, and may be adversely affected by slowdown in such demand. For digital infrastructure, demand may be impacted by various factors that are primarily outside the control of the Partnership or the Underlying Funds. Additionally, technological advances and improvements in data collection and storage, changes in the development and proliferation of new technologies (including improvements in the efficiency, architecture and design of wireless or cloud), data transmission and/or consumer demand, as well as changes in the prevailing global economy, may also reduce current and/or anticipated demand for digital infrastructure and may adversely affect the Partnership’s or an Underlying Fund’s ability to identify and consummate attractive digital infrastructure-related investments.
Other Risks Related to Infrastructure Investments. In addition, there are numerous other risks that apply in particular to infrastructure investments. Examples of such risks include risks relating to construction of infrastructure assets, risks relating to the operations and maintenance of infrastructure assets, vulnerability to force majeure events and catastrophic risks, risks related to exposure to climate change, risks particular to electric and gas industries, uncertainties regarding the renewable and/or clean energy market, risks of reduction in support for clean energy, risks related to the transportation industry, risks related to labor relations, labor relations, exposure to fluctuations in commodity prices, risks related to changes and developments in the water resources energy and digital infrastructure risks. In addition, particular investments by an Underlying Fund will also be subject to risks based upon the facts and circumstances corresponding to such investments. For example, one or more Underlying Funds may participate in platform arrangements and other contractual arrangements relating to aircraft leasing, rail cars and/or related assets. Both the airline industry and the rail car industry are cyclical and highly-competitive. Any investments relating to these industries may be adversely affected by developments in these industries. One or more Underlying Funds may also make investments in the container asset class, and the profitability of those investments will be affected by the residual values (either for sale or re-leasing) of the containers upon expiration of their leases or at the time of their sale. These values can vary substantially depending on a number of factors outside of an Underlying Fund’s control.
Geopolitical Risks
Ongoing Geopolitical Events. The conflict between Russia and Ukraine has negatively affected the global economy. Governments around the world have responded to Russia’s invasion by imposing economic sanctions and export controls on certain industry sectors, including price caps on Russian oil, and on Russian businesses and persons. Compliance with economic sanctions and restrictions imposed by governments has increased our costs and otherwise adversely affected our business and may continue to do so. Russia has responded with its own restrictions against investors and countries outside Russia and has proposed additional measures aimed at non-Russian owned businesses. Businesses in the U.S. and globally have experienced shortages in materials and increased costs for transportation, energy, and raw materials due in part to the negative effects of the conflict on the global economy.
The conflicts in the Middle East could also affect and harm our business and increase market uncertainty. The impact of these conflicts on our business and operations is uncertain and therefore cannot be predicted.
The escalation or continuation of these conflicts or other hostilities could result in, among other things, an increased risk of cyber attacks, an increased frequency and volume of failures to settle securities transactions, supply chain disruptions, higher inflation, lower consumer demand and increased volatility in commodity, currency and other financial markets. The extent and duration of the conflicts, sanctions and resulting market disruptions are impossible to predict, and the consequences for our business could be significant. If international political instability and geopolitical tensions continue or increase in any region in which we do business, our business and results of operations could be harmed.
In addition, continued or escalating tensions between the U.S. and China have resulted in and may result in additional changes to U.S. international trade and investment policies, which could disrupt international trade and investment, adversely affect financial markets, including market activity levels, and adversely impact our revenues. Continued or escalating tensions may also lead to the U.S., China or other countries taking other actions, which could include the implementation of sanctions, tariffs, export controls or foreign exchange measures, the large-scale sale of U.S. Treasury securities or restrictions on cross-border trade, investment or transfer of information or technology. Any such developments could adversely affect our or our clients’ businesses, as well as our financial condition, liquidity and results of operations, possibly materially. A conflict, or concerns about a potential conflict, involving China and Taiwan, the U.S. or other countries could negatively impact financial markets and our or our clients’ businesses. Trade restrictions by the U.S. or other countries in response to a conflict or potential conflict involving China, including financial and economic sanctions and export controls against certain organizations or individuals, or actions taken by China in response to trade restrictions, could negatively impact our or our clients’ ability to conduct business in certain countries or with certain counterparties and could negatively impact regional and global financial markets and economic conditions. Any of the foregoing could adversely affect the business, financial condition, liquidity and results of operations of Goldman Sachs, Underlying Managers, the Partnership and its Portfolio Assets, possibly materially.
Regional Geopolitical Risk. Regional tensions, conflicts, hostilities, terrorist attacks or threats of terrorist attacks and political unrest may create an unstable geopolitical climate that could have a material effect on general economic conditions, market conditions and market liquidity. The Partnership could therefore be adversely affected by social instability, changes in government administrations and policies, or economic, political, legal, or regulatory developments that are not within the General Partner’s control. In addition, the foregoing list of factors could impact imports from, or exports to, a given region with adverse impact on the economy as a whole, any industry, and/or the operations of any particular Portfolio Asset of the Partnership. Any serious dispute between the United States and another nation may escalate the tension in the region with negative implications for economic fundamentals and overall consumer confidence, which in turn may result in adverse financial losses to the Partnership.
Market Disruption Risk and Terrorism Risk. The military operations of the United States and its allies, the instability in various parts of the world and the increasing prevalence of terrorist attacks throughout the world could have significant adverse effects on the global economy. For example, the armed conflict between Israel and Hamas, as well as the armed conflict between Russia and Ukraine, and the varying involvement of the United States and other countries, as well as political and civil unrest related to the foregoing, have had, and could continue to have, severe adverse effects on regional and global economic markets. Terrorist attacks, in particular, may exacerbate some of the foregoing risk factors. A terrorist attack involving or otherwise impacting an Investment or relating to an Investment may result in a loss for the Investment far in excess of available insurance coverage. The Investment Manager cannot predict the likelihood of these types of events occurring in the future or how such events may affect Investments.
Economic Risks in respect of Non-U.S. Jurisdictions. Some of the Portfolio Assets are expected to be headquartered and/or have operations in Europe and/or Asia. The economies of European and Asian countries generally are heavily dependent upon international trade and, accordingly, may be affected adversely by protective trade barriers and economic conditions in the countries with which they trade. Governments in certain countries also participate to a significant degree in their economies through ownership interests and/or regulation, and social, political and economic instability and actions by certain governments significantly increase the risk of Portfolio Assets located within the affected countries. As such, the Partnership’s performance may depend on the economic conditions and developments in such countries and if one or more such countries experience an economic dislocation, it may undermine the performance of the Partnership.
Emerging Markets. The Partnership may invest (directly or through Underlying Funds) in companies or assets located in, or that conduct substantial business in, developing countries and emerging markets (including, but not limited to certain countries in Asia and the Asia-Pacific region). Making investments in such markets involves certain risks—such as risks relating to the exposure to the direct and indirect consequences of potential political, economic, social and diplomatic changes with respect to such countries—that may not exist for (or that may be less applicable to) investment opportunities in other countries or regions (including the United States and Europe, for example), which such risks, if realized, may adversely affect the value of the Portfolio Assets and returns, and adversely impact the Partnership’s investment strategy.
The securities markets of emerging countries are generally smaller, less developed, less liquid and more volatile than the securities markets of the United States, Europe and other developed countries. Disclosure and regulatory standards in emerging markets are in many respects less stringent than in developed markets. There also may be a lower level of monitoring and regulation of securities markets in emerging market countries and the activities of investors in such markets and enforcement of existing regulations has been extremely limited. Many emerging countries have experienced substantial, and in some periods extremely high, rates of inflation for many years. Inflation and rapid fluctuations in inflation rates have had and may continue to have very negative effects on the economies and securities markets of certain emerging countries. The economies of countries with emerging markets may also be predominantly based on only a few industries or dependent on revenues from trading in particular commodities and, accordingly, have been and may continue to be affected adversely by trade barriers and exchange and currency controls. In many cases, governments of emerging countries continue to exercise significant control over their economies, and government actions relative to the economy, as well as economic developments generally, may affect the capacity of issuers of emerging country debt instruments to make payments on their debt obligations, regardless of their financial condition. In addition, there is a heightened possibility of expropriation or confiscatory taxation, imposition of withholding taxes on interest payments, or other similar developments that could affect investments in those countries. Investments in emerging markets may be more susceptible to social or health issues and social and civil unrest, including terrorist attacks and other acts of violence or war.
Legal, Tax and Regulatory Risks in Emerging Markets. In general, certain countries lack fully developed legal systems and bodies of commercial law and practices normally found in countries with more developed market economies. In addition, certain industries in which the Partnership, Underlying Funds or other Portfolio Assets may invest are subject to significant government regulations, which may restrict the Investment Manager’s or Underlying Managers’ ability to effect operating improvements in Portfolio Assets in such industries. Laws affecting foreign investment, taxation and business continue to evolve, although at times in an uncertain and even arbitrary manner which may not coincide with practices in more developed jurisdictions. In addition, such laws and regulations can change quickly and unpredictably, and such changes could occur in a manner that may adversely affect the Partnership, the Underlying Funds or the Unitholders. Governments of certain countries have exercised and continue to exercise substantial influence over many aspects of the private sector. In some cases, the government owns or controls many companies, including some of the largest in the country. The availability of attractive investment opportunities in these countries for the Partnership or an Underlying Fund is expected to depend in part on governments in these countries continuing to liberalize their policies regarding foreign investment and to encourage further private sector initiatives.
Accordingly, government actions could have a significant effect on economic and market conditions in these countries, which could affect private sector companies and the return from investments. In addition, there is the possibility of nationalization, exchange control regulations, expropriation or confiscatory taxation, political changes, government regulation, restrictions on repatriation of capital, renunciation of foreign debt, political, economic or social instability, limitation on the removal of funds or other assets or the repatriation of profits, U.S. and non-U.S. withholding taxes, import duties or other protectionist measures, or other economic or diplomatic developments, which could adversely affect the economies of such countries or the value of the Partnership or an Underlying Fund’s investments in those countries. Such factors may make investments by the Partnership or Underlying Funds in certain countries inappropriate, resulting in investments by the Partnership or Underlying Funds being concentrated in a limited number of countries.
In addition, it may be difficult to enforce contractual or other legal rights in certain countries. For example, legal proceedings in certain jurisdictions may take longer to conclude than similar proceedings in other countries. Moreover, once a judgment is obtained, a variety of causes may make enforcement or collection of that judgment difficult. In addition, certain countries may have an increased potential for corrupt business practices.
Depending on where they are located, Portfolio Assets in developing countries or emerging markets may be subject to accounting, auditing and financial reporting requirements that differ, in some cases significantly, including with respect to completeness and quality of information, from those applicable to other regions, and, accordingly, the financial statements of a company in a developing country or an emerging market may not reflect its financial position or results of operations in the way that this information would be reflected had the financial statements been prepared, for example, in accordance with U.S. generally accepted accounting principles. Moreover, differences between the U.S. and any non-U.S. financial markets may result in price volatility and lack of liquidity. Additionally, for Portfolio Assets that keep accounting records in local currency, some countries’ inflation accounting rules require, for both tax and accounting purposes, that certain assets and liabilities be restated on the company’s balance sheet in order to express items in terms of constant purchasing power, while others do not permit this restatement. Financial information that is incomplete or of low quality may affect the Investment Manager’s investment decisions as well as the information that it is able to provide to Unitholders.
Risks of Legal, Tax and Regulatory Changes. Legal, tax and regulatory changes could occur that may adversely affect the Partnership and its investment results, or some or all of the Unitholders. Economic events in recent years have given rise to a political climate in many parts of the world that has resulted, and is expected to result further, in the Investment Manager (and the Underlying Managers) and vehicles such as the Partnership (and the Underlying Funds) continuing to be subject to increased regulatory scrutiny and/or becoming subject to entirely new legal, tax or regulatory regimes, including in the United States, in connection with the enactment of the Dodd-Frank Act as described in “Item 1(c). Description of Business—Certain U.S. Tax Considerations,” “Item 1(c). Description of Business—Certain U.S. Tax Considerations—Taxation of Unitholders,” “Item 1(c). Description of Business—Certain U.S. Tax Considerations—Taxation of Non-U.S. Unitholders,” “Item 1(c). Description of Business—Certain ERISA Considerations,” “—Current U.S. Regulatory Risks” and “—Certain Regulatory Considerations—U.S. Dodd-Frank Wall Street Reform and Consumer Protection Act” below and in the European Union (the “EU”), in connection with the enactment of any future European Union regulations relating to the financial services industry. In that regard, the Partnership may be adversely affected as a result of new or revised legislation, or regulations imposed by the SEC, the Internal Revenue Service (the “IRS”), the CFTC (as defined below), the Federal Reserve, other U.S. or non-U.S. governmental regulatory authorities or self-regulatory organizations that supervise the financial markets.
Recently adopted regulations under the Advisers Act also affect the private fund industry. In December 2020, the SEC adopted rule amendments governing, among other things, investment adviser marketing and the solicitation of investors in private funds (the “Marketing Rule”). Interpretative issues under the Marketing Rule may have an adverse impact on the Investment Manager and the Partnership. In addition, certain proposed regulations under the Advisers Act may also affect the private fund industry and may have an adverse impact on the Investment Manager and the Partnership if adopted as proposed.
The Partnership and/or some or all of its Unitholders also may be adversely affected by changes in the interpretation or enforcement of existing laws, treaties and rules by governmental authorities and self-regulatory organizations. It is not possible to determine the consequences of any proposed new or revised laws, regulations or initiatives, or whether any of them will become law. In addition, as an affiliate of Goldman Sachs, a regulated entity, the Partnership’s activities may be subject to any such new or revised laws, regulations or initiatives that may not be applicable to an investor unaffiliated with a regulated entity. Compliance with any new or revised laws or regulations (including compliance with reporting requirements of the Bureau of Economic and Business Affairs) could be difficult and expensive, and may have an adverse effect on the Partnership and its Unitholders (including increased taxes or other costs) and/or the manner in which the Partnership conducts business, including the types of investments the Partnership may make. New or revised laws or regulations may also subject the Partnership or some or all of its Unitholders to increased taxes or other costs.
Changes in Government Policy. Changes in U.S. or non-U.S. administrations, legislative priorities, regulatory leadership or enforcement priorities may lead to new legislative, regulatory or policy initiatives, the rollback or reinterpretation of prior initiatives or significant uncertainty with respect to the legal, tax and regulatory regimes in which the Partnership, Goldman Sachs, the Investment Manager, Underlying Managers and/or Portfolio Assets operate. Significant changes in, among other things, economic policy, trade policy, import and export regulation, the regulation of the asset management industry, tax law, immigration policy, data management, cybersecurity and privacy, climate policy, energy regulation, anti-corruption policy, labor policy, infrastructure policy, education policy or business regulation could increase costs, reduce income or margins, restrict investment opportunities, require changes to business practices, destabilize markets, reduce investor confidence or otherwise adversely affect the Partnership and its Investments.
Current U.S. Regulatory Risks. The currently contemplated course of operation of the Partnership may need to be altered in the future in one or more ways, to the extent the General Partner, in cooperation with and after consultation with, the Investment Manager, in its discretion determines is necessary or advisable to comply with the Volcker Rule, the BHCA (as defined below) or any other applicable statute or any interpretation thereof. In June 2017, the U.S. Treasury Department issued the first in a series of reports pursuant to a February 2017 executive order issued by President Trump that established core principles for financial regulation and directed the Treasury Department to review then-current regulation of the financial services industry to accomplish, among other things, making financial regulation more efficient, effective, and appropriately tailored. In the June 2017 report, the Treasury Department recommended a number of changes both to federal banking and financial services regulation and statutes, including a number of provisions of, and regulations under, the Dodd-Frank Act. In May 2018,

Congress passed and President Trump signed into law the Economic Growth, Regulatory Relief and Consumer Protection Act (“EGRRCPA”), which represented the first significant deregulatory piece of legislation amending the Dodd-Frank Act. Regulations implementing the EGRRCPA are still being finalized, but the legislation is likely to have an effect across a broad range of financial services laws, and represents a continuation of the deregulatory trend established in the Treasury Report. The Partnership Agreement provides that, without the consent of the Unitholders, the General Partner shall cooperate and consult with the Investment Manager to modify the operation of the Partnership or modify or amend the Partnership Agreement or re-domicile the Partnership to make any changes that the Investment Manager determines is necessary or advisable to comply with, and/or reduce, eliminate, or otherwise modify the impact on, or applicability to, Goldman Sachs or any of its affiliates, or any fund organized, offered, and/or managed by Goldman Sachs (including the Partnership), of any current or future laws (including as related to taxes), rules (including as related to rules implementing certain risk retention requirements of the Dodd-Frank Act and/or other applicable regulations and/or related to regulatory capital rules), regulations, legal requirements, guidelines (including as related to leveraged lending activities) or any regulatory restrictions or any interpretation thereof that might otherwise be applicable to Goldman Sachs or the Partnership. To the extent permitted under applicable law and applicable confidentiality restrictions, the Investment Manager will notify the Unitholders prior to so modifying or amending the Partnership Agreement. Such changes or other actions could have an adverse effect on opportunities available to the Partnership or the investment returns to Unitholders.
In addition, the Volcker Rule or other rules issued under the Dodd-Frank Act could require or cause Goldman Sachs and/or investment vehicles that it organizes, offers or manages to liquidate or forgo certain investments, or take other actions, which actions could disadvantage the Partnership, or adversely affect the value of the Investments in which the Partnership directly or indirectly participates. Certain of these actions may have a material or adverse effect on the Partnership.
Furthermore, prohibitions on certain activities in which Goldman Sachs may engage could require or cause Goldman Sachs and/or Covered Funds (as defined below) that it organizes, offers or manages (including the Partnership) to forgo certain investments or investment strategies, or take other actions in order to avoid any material conflicts of interest between Goldman Sachs and its clients, customers or counterparties as restricted by the Volcker Rule, which actions could disadvantage the Partnership, or adversely affect the value of the Investments. See “—Certain Regulatory Considerations—U.S. Dodd-Frank Wall Street Reform and Consumer Protection Act.” However, there remains significant uncertainty as to how this prohibition will ultimately impact Goldman Sachs and the Partnership.
In addition, the Partnership intends to rely on the Section 3(c)(7) exception from the definition of “investment company” under the Investment Company Act. If at some point it were determined that the Partnership was an unregistered investment company, or otherwise does not qualify for any exemption under the Investment Company Act, then the General Partner would take any action it deems necessary to remedy such situation, including dissolving and liquidating the Partnership.
Regulatory Oversight. Goldman Sachs (including AM Private and XIG), the Partnership, the Other Investment Vehicles and/or individuals within Goldman Sachs are in the ordinary course subject to periodic audits, examinations, claims, litigation, governmental and/or regulatory inquiries, investigations, requests for information, subpoenas, employment-related matters, disputes, and other regulatory or civil proceedings, which have the potential to result in findings, conclusions, settlements, charges or various forms of sanctions against Goldman Sachs, the Investment Manager or AM Private, including fines, suspensions of personnel, changes in policies, procedures or disclosure or other sanctions. Many of these regulators are also empowered to conduct investigations and administrative proceedings that can result in fines, suspensions of personnel, changes in policies, procedures or disclosure or other sanctions. Such actions, investigations, litigation and claims may increase the exposure of the Partnership, the Investment Manager and Goldman Sachs to potential liabilities and to legal, compliance and other related costs. In addition, such actions or proceedings may involve claims of strict liability or similar risks against the Partnership in certain jurisdictions or in connection with certain types of activities. Increased regulatory oversight may also impose additional compliance and administrative obligations on the Investment Manager, AM Private and Goldman Sachs, including, without limitation, responding to investigations and implementing new policies and procedures. Additional information regarding such matters may also be available in the current public SEC filings made by Goldman Sachs.

Registration Under Section 12(g) of the Securities Exchange Act of 1934. As a consequence of registering under the Exchange Act, the Partnership is subject to the requirements of Section 13(a) of the Exchange Act, including the rules and regulations promulgated thereunder (including, for the avoidance of doubt, Section 16 thereof), which requires it, among other things, to file annual reports on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K, and to comply with all other obligations of the Exchange Act applicable to issuers with a class of securities registered pursuant to Section 12(g) thereunder (including compliance with certain provisions of the Sarbanes-Oxley Act of 2002, the “Sarbanes-Oxley Act”). In connection with such reporting requirements under the Exchange Act, the Partnership will incur additional legal, accounting and other expenses, including costs associated with the periodic reporting requirements applicable to an Exchange Act registrant, which may place a strain on the Partnership’s systems and resources. As described above, the Exchange Act requires that its registrants file annual, quarterly and current reports with respect to their business and financial condition. The Sarbanes-Oxley Act requires that the Partnership maintain effective disclosure controls and procedures and internal control over financial reporting, which requires significant resources and management oversight.
The Partnership has implemented procedures, processes, policies and practices for the purpose of addressing the standards and requirements applicable to public companies. These activities may divert management’s attention from other business concerns, which could have a material adverse effect on the Partnership’s business, financial condition, results of operations and cash flows. The Partnership may also incur significant expenses in connection with Exchange Act registration, both as part of the initial registration process and on an ongoing basis thereafter, including expenses related to the preparation and filing of a registration statement under the Exchange Act, ongoing reporting requirements, directors’ and officers’ liability insurance, director fees, transfer agent fees, additional administrative expenses payable to the Investment Manager to compensate it for hiring additional accounting, legal and administrative personnel, increased auditing and legal fees and similar expenses associated with being subject to the relevant reporting and other requirements that accompany Exchange Act registration. Notwithstanding the foregoing, the Partnership may not be required to comply with certain reporting requirements under the Exchange Act, including those relating to an auditor’s attestation reports regarding the effectiveness of the Partnership’s system of internal controls over financial reporting, accounting standards and disclosure about compensation of executives, that apply to other public companies.
The Partnership will generally not be required to file proxy statements or information statements under Section 14 of the Exchange Act. Moreover, the Partnership expects that Unitholders will not be able to bring matters before meetings (if any) of the Unitholders or nominate directors, nor will they generally be able to submit proposals under Rule 14a-8 of the Exchange Act.
In addition, the Partnership may be required to publicly disclose information about the Investments, the Partnership’s investment vehicles, side letters or other agreements entered into with Unitholders and/or other matters that might not customarily be publicly disclosed by private funds that are not similarly registered under the Exchange Act, including confidential information regarding the Investments, such investment vehicles or such Unitholders. Conversely, the potential for such public disclosure may also impact the extent to which the Partnership is willing (or the terms on which it is willing) to enter into Investments, side letters or other arrangements that it might otherwise have entered into had it been certain of operating indefinitely as an unregistered private fund. Further, the possibility that certain amendments to the terms of the Memorandum and the Partnership Agreement (including potentially material changes to the terms of the Redemption Plan, the governance of the Partnership (including, without limitation, to the entity that acts as the General Partner) or any aspects of the Partnership’s overall structure) may be required upon or from time to time following Exchange Act registration, including in response to comments received from the SEC, cannot be precluded. As discussed in “Item 11. Description of Registrant’s Securities to be Registered—Delaware Law and Certain Provisions of the Partnership Agreement—Amendment to the Partnership Agreement,” the General Partner is permitted to amend the Memorandum and the Partnership Agreement without the consent of the Unitholders to make any changes that the General Partner, in consultation with the Investment Manager, determines are necessary or advisable in order to comply with current or future laws, legal requirements, guidelines or any regulatory restrictions, and also in connection with the Partnership’s registration under the Exchange Act.
Increased Regulatory Scrutiny. There are several U.S. rules and regulations concerning foreign investment in the United States that could impact the Partnership’s business. Foreign direct investment that implicates U.S.

national security may be subject to review by the Committee on Foreign Investment in the United States (“CFIUS”) under the Exon-Florio Amendment (the “Exon-Florio Amendment”). The Exon-Florio Amendment, as amended by the Foreign Investment and National Security Act of 2007 and the Foreign Investment Risk Review Modernization Act of 2018 (“FIRRMA”), authorizes CFIUS and the President to determine whether a particular transaction involving a foreign person and a U.S. business poses a risk to national security. CFIUS jurisdiction had historically focused on foreign control of a U.S. business. In the CFIUS context, “foreign control” can occur through minority investments where a foreign person acquires a board seat or any other ability to influence a U.S. business. Pursuant to FIRRMA, CFIUS jurisdiction has been expanded to cover certain non-control investments in U.S. businesses involved in critical technologies, critical infrastructure, or sensitive personal data, if a foreign person obtains (1) a board seat or observer rights, (2) access to material non-public technical information, or (3) involvement in substantive decision-making regarding the critical technologies, critical infrastructure, or sensitive personal data. These concepts are defined in detail in CFIUS regulations, which were proposed in September 2019 and took effect in February 2020. FIRRMA also expanded CFIUS jurisdiction to cover a foreign person’s purchase, lease, or concession of real estate that is part of a port or is in close proximity to specified military facilities. FIRRMA, as implemented through CFIUS regulations, also imposed a mandatory CFIUS filing when (1) a foreign person engages in a covered transaction with a U.S. business that deals in critical technologies that would require a license for export to the home country of the foreign person or certain persons in its ownership chain, or (2) a foreign government holds a substantial interest in an entity that in turn obtains a substantial interest in a U.S. business involved in critical technologies, critical infrastructure, or sensitive personal data. CFIUS has broad authority to demand mitigation to address any perceived national security concern or, in relatively rare circumstances, the President of the United States may block a deal in its entirety or if a transaction is reviewed after a deal is complete, the President has the power to demand divestment of a U.S. business. Certain investments by the Partnership may be considered foreign direct investment. In particular, if any transaction may raise risks with regard to CFIUS, the General Partner may take, or abstain from taking, certain actions as it deems required or advisable with respect to the transaction, including submitting certain filings to CFIUS for its approval and agreeing to certain mitigation measures, including limiting the information rights available to Unitholders or excluding certain Unitholders from certain investments. Such actions may make it difficult for the Partnership to act expeditiously or successfully on investment opportunities and may result in the Partnership investing on a non-pro rata basis.
The U.S. Department of the Treasury has implemented a new outbound investment regime, the Provisions Pertaining to U.S. Investments in Certain National Security Technologies and Products in Countries of Concern (the “Outbound Investment Rule”), which took effect on January 2, 2025. The Outbound Investment Rule requires the notification, and in some instances the prohibition, of certain investments by U.S. persons in Chinese (including Hong Kong and Macau) companies and certain affiliated entities that are engaged in specific activities related to semiconductors and microelectronics, quantum computing and artificial intelligence.
Certain potential investments by the Partnership may be considered prohibited transactions or notifiable transactions under the Outbound Investment Rule. In particular, if any potential transaction may be subject to the Outbound Investment Rule, the General Partner and/or the Investment Manager may take, or abstain from taking, certain actions as it deems required or advisable with respect to such transaction, including abstaining from engaging in any prohibited transactions or submitting certain notifications to the U.S. Department of the Treasury related to notifiable transactions. See also “—Restrictions on Foreign Investment in Certain Jurisdictions” above.
Relationship with a Regulated Entity. The Partnership may be subject to certain legal and regulatory restrictions because its Investment Manager is an affiliate of Goldman Sachs, including when considering investments in other regulated industries, such as insurance, energy or communications, because of the impact of these investments on Goldman Sachs. For example, there may be limits on the aggregate amount of investment by affiliated investors that may not be exceeded in certain regulated industries, including industries such as media and commodities, without the grant of a license or other regulatory or corporate consent or, if exceeded, may cause the Partnership, Goldman Sachs and/or its clients to suffer disadvantages or business restrictions.
Certain restrictions applicable to Goldman Sachs under the BHCA may apply to the Partnership as well, which may, among other things, restrict the Partnership’s ability to make certain Investments, including investments in (i) Portfolio Assets that are predominantly engaged in financial activities and (ii) other Portfolio Assets, if determined by the Investment Manager in its discretion, necessary or advisable for legal, regulatory or similar reasons, as described below. Thus, in certain circumstances, positions held by Goldman Sachs and its affiliates (including the Investment Manager) for client and investment accounts may need to be aggregated with positions held by the Partnership. In cases where BHCA regulations impose a cap on the amount of a position that may be held, Goldman Sachs may utilize available investment capacity to make investments for its accounts or for the accounts of other clients, which may require the Partnership to limit and/or liquidate certain Investments. As a result, Goldman Sachs may become subject to or impose additional restrictions on its business activities that could have an impact on the Partnerships’ activities.
The Employee Funds will be controlled by Goldman Sachs for bank regulatory purposes. If the Partnership was deemed to be controlled by Goldman Sachs for bank regulatory purposes, the bank regulatory requirements currently applicable to Goldman Sachs may, among other things, restrict the transactions and relationships between Goldman Sachs and/or the Investment Manager, the Employee Funds and their affiliates, on the one hand, and the General Partner and the Partnership, on the other hand, and may restrict investments and transactions by, and the operations of, the Partnership. Depending on the circumstances, the BHCA and the regulations applicable to Goldman Sachs may, among other things, restrict the Partnership’s ability to make certain investments, engage in certain activities and potentially compel divestiture of such investments and/or cessation of such activities, impose a maximum holding period on some or all of the Investments (e.g., limiting the duration of investments to a period of fifteen (15) years and in some cases, ten (10) years), restrict the Partnership’s ability to participate in the management and operations of the Portfolio Assets and limit the Partnership’s ability to hold physical commodities. Although the General Partner currently expects that the Partnership will be able to conduct its activities in a manner that is consistent with the BHCA (were the Partnership deemed to be controlled by Goldman Sachs for bank regulatory purposes), including any applicable exemptions, there can be no assurance that the bank regulatory requirements applicable to Goldman Sachs will not have a material or adverse effect on the Partnership and such requirements may cause the General Partner to modify, terminate or dissolve the Partnership or any Employee Fund earlier than previously contemplated. Furthermore, such bank regulatory requirements may change over time and, if then applicable to the Partnership, may require the Partnership to restructure its investments or Goldman Sachs to restructure the Employee Fund, which may have a material or adverse effect on the Partnership.
In addition, in connection with (i) any investments by the Partnership in any Portfolio Assets that are predominantly engaged in financial activities and (ii) investments in other Portfolio Assets, if determined by the Investment Manager in its discretion, necessary or advisable for legal, regulatory or similar reasons, the Investment Manager will determine, under circumstances it deems appropriate in its discretion in accordance with applicable law and regulation, whether the Employee Funds (and any other entities controlled by Goldman Sachs that are participating in the transaction) (a) will (subject to other legal, tax and regulatory considerations) comprise not more than 4.9% in the aggregate of the capital invested by the Partnership in any such Portfolio Asset or (b) will instead participate in such transaction by holding non-voting interests in the relevant Portfolio Asset. See “—Risks Related to Concentrated Focus on Infrastructure Industry—General Risks” above.
Goldman Sachs, in its discretion and without notice to the Unitholders, may require the General Partner to restructure the Partnership, and may restructure the composition of the investment committee or allocation working group (if any) and/or the powers granted to the Specified Persons, including the granting of additional powers to the Specified Persons, in order to comply with the BHCA or other legal requirements applicable to, or reduce or eliminate the impact or applicability of any bank regulatory or other restrictions on, Goldman Sachs, any of its affiliates, the Partnership, other investment vehicles or other funds, vehicles or accounts managed by the Investment Manager or its affiliates. Goldman Sachs may seek to accomplish this by such means as Goldman Sachs determines in its discretion, and the General Partner will cooperate and consult with Goldman Sachs. In connection with any such change, Goldman Sachs may, in its discretion, cause one or more Recipients to assign their right to receive all or a portion of the Carried Interest or require the General Partner to admit another entity to the Partnership for the purpose of receiving all or a portion of the Carried Interest.
Sanctions, FCPA and Anti-Corruption. Economic and trade sanction laws and regulations in the United States and other jurisdictions may prohibit Goldman Sachs, Goldman Sachs professionals, the Investment Manager and the Partnership from transacting, directly or indirectly, with certain countries, territories, entities and individuals. In the United States, the Treasury Department’s Office of Foreign Assets Control (“OFAC”) and the U.S. Department of State’s Office of Economic Sanctions Policy and Implementation (“ESPI”) administer and enforce laws, Executive

Orders, regulations and related authorities establishing U.S. economic and trade sanctions. Such economic and trade sanctions (and other similar restrictions) prohibit, among other things, transactions with, and the provision of services to, directly or indirectly, certain countries, territories, entities and individuals (each a “Sanctioned Party,” and collectively, “Sanctioned Parties”). These Sanctioned Parties include certain foreign countries and individuals and entities listed on OFAC’s list of Specially Designated Nationals and Blocked Persons (as such list may be amended from time to time), which includes certain designated narcotics traffickers, certain entities and persons engaged in activities related to the proliferation of weapons of mass destruction and other parties subject to OFAC economic and trade sanctions programs. In addition, certain programs administered by OFAC and ESPI prohibit dealing with certain individuals or entities, including individuals or entities in certain countries or of certain nationalities, regardless of whether such individuals or entities appear on the lists maintained by OFAC and ESPI. Accordingly, each Unitholder will be required to represent that such Unitholder and its beneficial owners, controllers and authorized persons are not named on, or deal with third parties named on, OFAC’s list of Specially Designated Nationals and Blocked Persons (as such list may be amended from time to time) or a list of prohibited entities and individuals maintained under the EU and UK Regulations, and are not operationally based or domiciled in a country or territory in relation to which current sanctions have been issued by the United States, United Nations, EU or UK (collectively, “Sanctions Lists”). In the event that a Unitholder is a Sanctioned Party or on a Sanctions List or becomes a Sanctioned Party after making a commitment to the Partnership, such Sanctioned Party may default or cause reputational, contractual or other adverse consequences for itself or to the Partnership or its Investments. The Partnership may be required to cease any further dealings with such Unitholder’s interest in the Partnership, until such sanctions are lifted or a license is sought and obtained under applicable law to continue dealings. A Sanctioned Party may also be prohibited from bearing certain expenses, taxes or other obligations related to the Partnership, and as a result, other Unitholders may bear an increased amount of these expenses or other obligations to cover amounts attributable to such Sanctioned Party. As a result, the Partnership may prohibit additional capital contributions, restrict distributions or take any other reasonably necessary or advisable action with respect to the Units of Unitholders, and the Unitholders shall have no claim, and shall not pursue any claim, against the Partnership and/or the General Partner or any other person in connection therewith. It is also possible that these types of economic and trade sanctions laws and regulations may significantly restrict or completely prohibit the Partnership’s intended investment activities. For example, the imposition of such sanctions may restrict the Partnership’s ability to make new Investments (or manage or service existing Investments) in the affected regions. In the event these sanctions or other restrictions are lifted, there is no guarantee that the Sanctioned Party (or the Partnership) will be able to recover from any adverse consequences caused by or in connection with the imposition of such sanctions or restrictions. In the event that an Investment becomes subject to sanctions or other restrictions or is located in a country that becomes subject to sanctions or other restrictions, the Partnership may be (i) restricted from disposing of such Investment, (ii) required to dispose of such Investment on a very short time frame, which disposition is likely to be at a lower price than the Partnership would have received had it liquidated the Investment at a different time or under different circumstances, (iii) forfeit its entire interest in such Investment, (iv) lose its investment team that manages or develops such Investment, or (v) take other rapid, significant, adverse actions with respect to such Investment. In certain cases, the Partnership may decide to take these types of actions without notice to Unitholders and based on the reputation or regulatory requirements of Goldman Sachs, even if the Unitholders would prefer to continue holding the Investment. There is no guarantee that, if the sanctions are lifted or a license is obtained, the Partnership will be able to recover its interest in the Investment or obtain any value from the Investment.
In addition, Goldman Sachs, Goldman Sachs professionals, the Investment Manager and the Partnership are committed to complying with the U.S. Foreign Corrupt Practices Act (“FCPA”) and other anti-corruption laws and regulations, as well as U.S. anti-boycott regulations, to which they are subject. As a result, the Partnership may be adversely affected because of its unwillingness to participate in transactions that may violate such laws or regulations. Such laws and regulations may make it difficult or impossible in certain circumstances for the Partnership to act expeditiously or successfully on investment opportunities and for Portfolio Assets to obtain or retain business.
Marketing / Forward Looking Information. There is no guarantee of the accuracy or completeness of the marketing information provided to the Unitholders, though obtained from sources the Firm believes to be reliable.

Forward looking information is for illustrative purposes only, and the actual performance of the Partnership may be materially different.
Risk of Credit Event Related to Goldman Sachs. Although the Partnership and General Partner are separate legal entities from Goldman Sachs, in the event that Goldman Sachs were to become insolvent and/or subject to liquidation, or if there were a change of control of Goldman Sachs, the Partnership could nonetheless be adversely affected. In that regard, a bankruptcy or change of control of Goldman Sachs or the Investment Manager could cause the Investment Manager to have difficulty retaining personnel or otherwise adversely affect the Partnership and its ability to achieve its investment objectives.
Investment and Repatriation Restrictions. Foreign investment in securities of companies in certain of the countries in which the Partnership and the Underlying Funds may invest is restricted or controlled to varying degrees. Certain countries have laws and regulations that currently limit or preclude direct foreign investment in the securities of their companies. Even where permitted, direct investments in certain companies may require significant government approvals under corporate, securities, foreign investment and other similar laws and may require financing and structuring alternatives that differ significantly from those customarily used in countries in other regions. These restrictions or controls may at times limit or preclude foreign investment above certain ownership levels or in certain sectors of the country’s economy and increase the costs and expenses of the Partnership. While regulation of foreign investment has liberalized in recent years in some countries, there can be no assurance that more restrictive regulations will not be adopted in the future. Some countries require governmental approval for the repatriation of investment income, capital or the proceeds of sales by foreign investors and foreign currency. The Partnership or the Underlying Funds could be adversely affected by delays in, or a refusal to grant, any required governmental approval for repatriation of capital interests and dividends paid on securities held by the Partnership, and income on such securities or gains from the disposition of such securities may be subject to withholding taxes imposed by certain countries or other jurisdictions.
Investments in Companies that Provide Inclusive Financial Services Solutions. The Partnership may invest in companies which provide inclusive and accessible financial services solutions to underbanked and unbanked customers and underrepresented global markets. Such Portfolio Assets may, for example, (i) provide financial technology solutions (e.g., mobile banking applications), (ii) arrange alternative credit solutions for customers who may not qualify for or have access to traditional borrowing and (iii) include insurance companies servicing such markets and customers. While the Investment Manager believes investments in companies with a financially inclusive objective have the potential to deliver attractive returns and a positive social and/or inclusive growth impact, such investments may contain additional risks. For example, providers of alternative credit solutions may extend unsecured credit to customers who lack assets adequate to provide collateral. Further, such financial service providers may operate in emerging global economies which have less active markets and underdeveloped infrastructure.
Dependence on Government Funding, Tax Credits and Other Subsidies. The success of certain Investments may depend on government funding, tax credits or other public or private sector subsidies. There is a risk that Investments could fail to qualify or re-qualify for anticipated funding opportunities or tax credits, which may result in the Investment being unable to repay a loan or meet operational expenses. If an Investment does not generate enough income to cover expenses and mandatory debt service, the Partnership may be required in certain instances to contribute additional capital to the Investment to protect its investment. In addition, government programs and funding opportunities could expire or be repealed due to budget cuts or other unforeseen legislative mandates. As a result of the foregoing, the Partnership may experience lower financial returns.
Clean Energy Sector. Although not expected to be a majority of the Partnership’s investments the return on, and the consequent value of, an investment in a clean energy infrastructure initiative may fluctuate in response to general weather and environmental conditions (e.g., solar irradiation, wind patterns, etc.), which are by nature unpredictable and deviations are likely to occur over time. There may be unexpected equipment failure and unscheduled maintenance and other issues that may result in lower energy production, and a consequent reduction in revenues. In addition, inclement weather could increase the need for maintenance and repair of the investments of the Portfolio Assets. These costs and delays could have a material adverse effect on the Portfolio Assets and the Partnership’s performance.

Community Risks. Certification, entitlement and community “license to operate” risks cannot be eliminated, and these may have an adverse effect on Portfolio Assets and the Partnership’s performance. A Portfolio Asset may be subject to potential delays and operating difficulties associated with the entitlement of and licenses to operate its projects, both formal and informal (e.g., community opposition to potential odors, noise or increased traffic can interfere with projects even if licensing and other formal entitlements are not apparently at risk). A community challenge to the technicalities of a permit transfer status (such as a nuisance claim) could ultimately result in the facility shutting down. There can be no assurance that the practices of the Partnership and/or Portfolio Assets intended to mitigate these risks (e.g., relationships with partners having proven track records and assurance of most entitlements and licenses to operate before accepting projects) will be sufficient to prevent such issues from arising, or that insurance against such potential risks will be available or adequate to cover any resulting adverse impacts.
Changing Regulations. The Partnership may invest in Portfolio Assets that are subject to changing and increasingly stringent environmental, health and safety laws, regulations and permit requirements. New and more stringent environmental, health and safety laws, regulations and permit requirements or stricter interpretations of current laws or regulations could impose substantial additional costs on Portfolio Assets. Regulatory actions regarding the availability and use of certain agricultural products could have an adverse effect on a Portfolio Asset. In addition, if a regulatory agency were to determine that a Portfolio Asset is not in compliance with a regulation in that agency’s jurisdiction, this could result in substantial penalties and a ban on the sale of part or all of such Portfolio Asset’s products in that jurisdiction.
Seasonal Fluctuations. Agricultural products produced or distributed by a Portfolio Asset may experience seasonal fluctuations in production and sales, which could result in fluctuating operational results and high dependency on the production and sale within certain seasonal periods. This may result in fluctuating operating results for certain Portfolio Assets, which in turn could impact the Partnership’s performance from quarter to quarter. The Portfolio Assets may be impacted by commodity prices, which are a function of supply and demand. The growth cycle of agricultural commodities in many instances dictates when such commodities must be marketed to achieve maximum profitability. Excessive supplies tend to cause severe price competition and lower prices throughout the industry affected. Conversely, shortages, as a result of factors such as adverse growing conditions, may drive prices higher. Even if market prices are unfavorable, some agricultural products may have to be brought to market promptly. A decrease in the selling price received for a Portfolio Asset’s products due to the factors described above could have an adverse effect on the Partnership’s performance.
Food Safety and Certification Risks. Agricultural products in which a Portfolio Asset is involved may be sold for human consumption, and as such are subject to stringent safety requirements at every stage of production. If quality control procedures fail, such that unsafe or questionable produce enters the market, it could cause losses from liability to harmed persons, or losses from market perception of lack of reliability that could affect the reputation of the brands and product lines of a Portfolio Asset, and such impacts may not necessarily be limited to the original agricultural product. In addition, food safety issues on similar agricultural products from unrelated producers can lead to market reluctance to acquire the agricultural products from any producer, suppressing demand and lowering prices. Such impacts, if they occur, could have an adverse effect on the Partnership’s performance.
Existence of Endangered or Threatened Species. Federal, state, local and non-U.S. laws and regulations intended to protect threatened or endangered species could restrict certain activities by Portfolio Assets. The size of any area subject to restriction would vary depending on the protected species at issue, the time of year and other factors, and there can be no assurance that such federal, state and local laws will not become more restrictive over time. If property utilized by a Portfolio Asset is deemed to be part of or bordering habitats for such endangered or threatened species that could be disturbed by such Portfolio Asset’s activities, it could impair the ability of the land to be used for the purposes intended by such Portfolio Asset, which in turn could have an adverse impact on the value of such Portfolio Asset and the Partnership’s performance.
Risks Related to Certain Types of Investments.
The Partnership anticipates that the Partnership and, to the extent applicable, the Underlying Funds in which it will invest, will hold different types of Investments, some of which, and their attendant risks, are described below.

Primary Investments. While not expected to comprise a substantial portion of the Partnership’s investment strategy, the Partnership may make primary commitments to Underlying Funds. Primary investments generally are expected to have a slower capital drawdown rate (relative to secondary investments and co-investments), have a longer duration and may suffer from the so-called private equity “J-curve” effect from having to bear start-up costs and management fees prior to making a significant number of investments. In addition, primary commitments to Underlying Funds may involve greater risks than secondary investments, since such investments cannot be evaluated on the basis of completed investments.
In addition, the Partnership may make some primary investments in order to facilitate other types of investments in the future, including in order to be allocated co-investments or to facilitate secondary investments involving the same Underlying Fund or Underlying Manager. There can be no assurance, however, that such co-investment or secondary investment opportunities will arise and even if they do arise, they may not be allocated to the Partnership, including in situations where they are offered at a time when all or most of the Partnership’s available capital has been designated for expenses, reserves, follow-on investments and other contingencies.
Public Securities. The Partnership (or an Underlying Fund) may invest in or hold interests in public securities. For example, the Partnership may invest in public securities that hold interests in private infrastructure funds. The value of any public securities can vary (and suffer high volatility) in response to many factors, including both factors specific to a company and general market or other macroeconomic conditions (including such conditions that would have a lesser effect on investments in private companies). Moreover, non-U.S. securities markets, particularly in developing countries, may be substantially less liquid and have greater volatility than U.S. securities markets. In addition, it can be expected that the Partnership will be limited in its ability to make investments, and to sell existing investments, in public securities because Goldman Sachs may have material, non-public information regarding the issuers of those securities or as a result of other Goldman Sachs policies. Accordingly, there can be no assurance that the Partnership will make investments in public securities or, if it does, as to the amount it may accumulate. The inability to purchase or sell securities in these circumstances could materially and adversely affect the investment results of the Partnership.
Preferred Equity. The Partnership may invest in preferred equity investments. Preferred equity securities are subordinated to bonds and other debt securities in an issuer’s capital structure in terms of priority for corporate income and liquidation payments and, therefore, will be subject to greater credit risk than those debt securities. In addition, while preferred equity transactions can take many forms, typically these transactions do not require the payment of cash interest, contain limited covenants and have no fixed maturity date, all of which would be typical for secured loans. While preferred equity securities are likely to provide seniority in the capital structure and may provide for more regular payments and current income to the Partnership as compared to standard equity investments, the returns on preferred equity securities, unlike equity investments in Underlying Funds, may have limited upside relative to equity investment in Underlying Funds. Preferred equity securities may also be subject to optional or mandatory redemption provisions. In the event of redemption, the Partnership may not be able to reinvest the proceeds at comparable rates of return. See “Item 1(c). Description of Business—Allocation of Investment Opportunities—XIG Funds—Other Investment Vehicles Will be Given Priority Over the Partnership with Respect to Certain Investments.”
Debt Securities. The Partnership’s Investments will, directly or indirectly, include debt securities. Portfolios with debt securities are subject to both credit and interest rate risks. “Credit risk” refers to the likelihood that an issuer will default on the payment of principal and/or interest of a debt instrument, which risk is primarily dependent on the financial strength and solvency of the issuer. In addition, lack or inadequacy of collateral or credit enhancement for a debt instrument may increase the issuer’s credit risk. Credit risk may change over the life of an instrument. Securities that are rated by rating agencies are often reviewed and may be subject to downgrade, which generally results in a decline in the market value of such security.
“Interest rate risk” refers to risks associated with market changes in interest rates. Interest rate changes may affect the value of a debt instrument indirectly (especially in the case of fixed rate securities) and directly (especially in the case of instruments whose rates are adjustable). Interest rate sensitivity is generally more pronounced and less predictable in instruments with uncertain payment or prepayment schedules. To the extent there is credit market volatility, this volatility may accentuate credit and interest rate risks and expose the Partnership to a greater risk of loss.
Leveraged Portfolio Assets. Certain Portfolio Assets, particularly Portfolio Assets that are acquired by Underlying Funds that are “LBO” funds, may incur or bear significant amounts of leverage. The amount of a leveraged company’s borrowings and the interest rates on those borrowings, which may fluctuate from time to time, as well as the fees and other costs of borrowing may have a marked effect on a leveraged company’s performance. These companies may be subject to restrictive financial and operating covenants, which may, due to the amount of leverage borne by the companies, restrict the ability to make distributions to equity holders and the amounts of such distributions. Leverage may also impair these companies’ ability to finance their future operations and capital needs. As a result, these companies’ flexibility to respond to changing business and economic conditions and to business opportunities may be limited. A Portfolio Asset with a leveraged capital structure will be subject to increased exposure to adverse economic factors such as a significant rise in interest rates, a severe downturn in the economy, or deterioration in the condition of that Portfolio Asset or its industry. In the event that a Portfolio Asset is unable to generate sufficient cash flow to meet principal and interest payments on its indebtedness, the value of any equity investment by the Partnership or an Underlying Fund in a Portfolio Asset could be significantly reduced or even eliminated. Further, the inability to refinance the Portfolio Asset’s debt, because of market conditions or otherwise, can adversely affect the Portfolio Asset and the ability to realize the Partnership’s direct or indirect interest in such Portfolio Asset.
Regulated Portfolio Assets. Certain Portfolio Assets are subject to regulations by applicable governmental organizations, quasi-government agencies, self-regulatory organizations and/or professional organizations. For example, some Underlying Funds may invest in professional sports franchises. Professional sports leagues have their own sets of governance rules, which may impose operational or other restrictions on the Investment Manager, the Partnership and the Partnership’s Investments. In addition, Portfolio Assets may include investments in the digital media and internet sectors. The digital media and internet sectors are subject to risks of adverse government regulation. In addition, in connection with the requests of regulatory bodies or otherwise, Underlying Managers may request additional information regarding the investors in the Partnership and their beneficial owners that is not in the possession of the Partnership or the Investment Manager. In such a situation, Unitholders may be requested to provide such information to the Partnership or the Investment Manager. If one or more Unitholders do not provide the requested information, or the Partnership is otherwise unable to provide the requested information to the Underlying Managers, the Partnership may not be able to participate in the applicable Investment or the Partnership’s investment in the Underlying Fund may be adversely affected, including through the Partnership being excluded from one or more investments or the Partnership’s investment in the applicable Underlying Fund being redeemed, potentially at a discount to its fair market value.
Investments in Junior Securities. The Partnership may invest in companies that have already received one or more rounds of financing. The securities in which the Partnership will invest in these instances may be among the most junior in a Portfolio Asset’s capital structure and thus subject the Partnership to a greater risk of losing all or part of its invested capital. There will often be no collateral to protect the Partnership’s investment in such securities once made.
Investments in Intellectual Property. Certain Portfolio Assets may be portfolios of intellectual property assets or dependent upon certain intellectual property, including patents, trademarks and service marks. These Portfolio Assets may include media and entertainment companies. As such, the value of the Partnership’s investment in a particular Portfolio Asset may be dependent upon the value of such Portfolio Asset’s intellectual property. Portfolio Assets may incur substantial costs to protect intellectual property, including litigation to enforce intellectual property rights and defend against intellectual property violation claims from other companies. If a Portfolio Asset is unable to protect the value of its intellectual property or is found to violate other companies’ intellectual property rights, or incurs substantial legal costs, the value of such Portfolio Asset could be materially impaired, and the Partnership could incur losses.
Additional Capital Requirements of Portfolio Assets. Certain of the Portfolio Assets may require additional financing to satisfy their working capital requirements or acquisition strategies. Each round of financing (whether from the Partnership or other investors) is typically intended to provide a Portfolio Asset with enough capital to reach the next major corporate milestone, and the amount of such additional funding will depend upon the maturity and objectives of the Portfolio Asset. If the funds provided are not sufficient, a Portfolio Asset may have to raise additional capital at a price unfavorable to the existing investors, including the Partnership. The Partnership also may make additional debt and equity investments or exercise warrants, options or convertible securities it acquired in the initial investment in the Portfolio Asset in order to preserve the Partnership’s proportionate ownership when a subsequent financing is planned, or to protect the Partnership’s investment when the Portfolio Asset’s performance does not meet expectations. The availability of capital is generally a function of capital market conditions that are beyond the control of the Partnership or any Portfolio Asset. There can be no assurance that the Investment Manager or the Portfolio Asset will be able to predict accurately the future capital requirements necessary for success or that additional funds will be available from any source.
Investments in Technology Companies. The Partnership may invest in technology companies. Technology companies are challenged by various factors, including rapidly changing market conditions and/or participants, short product cycles, new competing products, services and/or improvements in existing products, rapid obsolescence of products and government regulation. The Portfolio Assets will compete in this volatile environment. There is no assurance that products or services sold by the Portfolio Assets will not be rendered obsolete or adversely affected by competing products and services or that the Portfolio Assets will not be adversely affected by other challenges. Moreover, competition can result in significant downward pressure on pricing. The Portfolio Assets may include internet companies that provide goods or services that compete either directly or indirectly (e.g., through the “sharing” economy) with existing non-internet-based providers which, in some cases, are subject to regulations that the internet companies are not. In some instances in the industry, laws or regulations have been adopted in jurisdictions where internet-based companies operate that impose regulations on the companies that may pose material challenges to the company’s business model. Instability, fluctuation, or an overall decline which affects technology companies may not be balanced by other non-technology infrastructure investments. In the event that the technology sector as a whole declines, returns to Unitholders will likely decrease.
Source code is often critical to companies in technology companies. If an unauthorized disclosure of a significant portion of source code occurs, a Portfolio Asset could potentially lose future trade secret protection for that source code. This could make it easier for third parties to compete with such Portfolio Asset products by copying functionality, which could adversely affect revenue and operating margins. Unauthorized disclosure of source code could also increase security risks (e.g., viruses, worms and other malicious software programs that may attack Portfolio Asset products and services). Costs for remediating the unauthorized disclosure of source code and other cyber security branches, may include, among other things, increased protection costs, reputational damage, loss of market share and liability for stolen assets or information and repairing system damage that may have been caused. Remediation costs may also include incentives offered to Portfolio Asset customers or other business partners in an effort to maintain the business relationships after a security breach.
Risks of Achieving an Attractive Risk-Reward Profile in Portfolio Asset Investments. The Partnership expects to invest in investments that the Investment Manager views as having an attractive risk-reward profile. If a Portfolio Asset expected to be stable deteriorates and becomes involved in a reorganization or liquidation proceeding, the Partnership may lose its entire investment or may be required to accept cash or other assets with a value less than its original investment. In addition, distressed investments may require active participation by the Investment Manager and its representatives. This may expose the Partnership to greater litigation risks than may be present with other types of investing, or may restrict the Partnership’s ability to dispose of its Investment. The Partnership may also be required to hold such assets for a substantial period of time before realizing their anticipated value and/or to sell assets which were believed to be undervalued when acquired at a substantial loss if such assets were not in fact undervalued. Under such circumstances, the returns generated from the Partnership’s Investments may not compensate Unitholders adequately for the risks assumed.
Operating and Financial Risks of Portfolio Assets. The Partnership’s investments in Portfolio Assets are expected to involve a high degree of business and financial risk. Some of the Portfolio Assets will be highly leveraged. These companies may be subject to restrictive financial and operating covenants that may impair the ability of these companies to finance their future operations and capital needs. As a result, these companies may have limited flexibility to respond to changing business and economic conditions and to business opportunities. Leverage is expected to have important consequences to the Portfolio Assets and the Partnership. A leveraged company’s income and equity will tend to increase or decrease at a greater rate than if borrowed money were not used. In addition, a Portfolio Asset with a leveraged capital structure may be subject to increased exposure to adverse economic factors such as a significant rise in interest rates, a severe downturn in the economy or deterioration in the condition of that Portfolio Asset or its industry. In the event that a Portfolio Asset is unable to generate sufficient cash flow to meet principal and interest payments on its indebtedness, the value of the Partnership’s investment in a Portfolio Asset could be significantly reduced or even eliminated. As described in “—Investment Risks—Cybersecurity” above, Portfolio Assets may be vulnerable to cyber-attacks. Such vulnerabilities or other exposures may be difficult or impossible to detect, which may adversely impact the value of the Partnership’s investment in the Portfolio Asset.
Moreover, Portfolio Assets may face intense competition, including competition from companies with greater financial resources, more extensive development, manufacturing, marketing and other capabilities, and/or a larger number of qualified managerial and technical personnel. As a result, Portfolio Assets which the Investment Manager expects to be stable may operate at a loss or have significant variations in operating results, may require substantial additional capital to support their operations or to maintain their competitive position or be experiencing financial distress.
Reliance on Portfolio Asset Management. Although the Investment Manager may seek to be represented on the board of directors of its Portfolio Assets, there is no assurance that this representation, if sought, will be obtained. Furthermore, the General Partner will have the right to review and/or approve the right to approve nominees for boards of directors of Portfolio Assets predominantly engaged in financial activities, and nominees for boards of directors of other Portfolio Assets, if determined by the Investment Manager in its discretion, necessary or advisable for legal or regulatory considerations, and such approval may not be granted. In addition, even in cases where the Investment Manager or the Partnership may have certain rights to (i) be represented on the board of directors of Portfolio Assets, and/or (ii) participate in certain significant business decisions and/or other management rights, the Investment Manager and the Partnership generally are not permitted under applicable law to, and will not, have active roles in the day-to-day management of those companies. Accordingly, the success or failure of the Portfolio Assets, including their compliance with applicable law, will depend to a significant extent on their management team.
Risks Relating to Portfolio Asset Reputation. If a Portfolio Asset fails to maintain the strength and value of the Portfolio Asset’s historic brand, its value is likely to decrease. A Portfolio Asset’s success often depends on the value and strength of its brand. In such cases, the name of such Portfolio Asset is integral to its business as well as to the implementation of its strategies for expanding its business. Maintaining, promoting, and positioning such brand can depend largely on the success of marketing efforts and its ability to provide consistent, high-quality merchandise, services and/or customer experience. A Portfolio Asset’s brand could be adversely affected if it fails to achieve these objectives or if its public image or reputation were to be tarnished by negative publicity. Any of these events could result in decreases in value of a Portfolio Asset.
Controlled Portfolio Assets. The Partnership and/or Underlying Funds (alone or together with other investors) may be deemed to have a control position with respect to some Portfolio Assets, which could expose the Partnership (whether directly or indirectly through the applicable Underlying Funds) to liabilities not normally associated with minority equity investments, such as additional risks of liability for environmental damage, product defects, failure to supervise management teams, labor violations, violation of governmental regulations and other types of liability in which the limited liability generally characteristic of business operations may be ignored.
Derivatives and Hedging Instruments. The Partnership, the Underlying Funds and the Portfolio Assets may invest in, or enter into transactions involving, derivative instruments or other Hedging Instruments (as defined below). In particular, the Investment Manager may (but is not required to) use Hedging Instruments when acquiring (or, in contemplation of acquiring) a portfolio of investments that includes publicly traded securities in order to fully or partially negate any fluctuations in value of such securities. The Investment Manager may also use derivatives or Hedging Instruments to hedge currency risks (as described in “—Risks Related to Concentrated Focus on Infrastructure Industry—General Risks—Investments Denominated in Currencies Other than U.S. Dollars” above), hedge interest rate risk, hedge general market risk or as a means of acquiring or holding an Investment on either an unlevered or levered basis (but not for speculative purposes). In general, while use of a Hedging Instrument is intended to mitigate losses, such instruments may also limit the opportunity for gain with respect to the underlying investment or position.
Hedging strategies could involve a variety of derivative transactions, including transactions in futures, forward, swap and option contracts or other financial instruments with similar characteristics, including forward foreign currency exchange contracts, currency and interest rate swaps, exchanges, caps and options (collectively “Hedging Instruments”). The use of derivatives involves risks different from, or possibly greater than, the risks associated with investing directly in securities or more traditional investments, including counterparty risk, additional costs and risks associated with leverage that may be embodied in the derivative instrument. The risks posed by these transactions include interest rate risk, market risk, the risk that the complexity of these instruments will make evaluation, monitoring and pricing difficult, the risk that counterparties will default on their obligations, liquidity risk and leverage risk. Changes in liquidity may result in significant, rapid and unpredictable changes in the prices for derivatives. Thus, while the Partnership, the Investments and the Portfolio Assets may benefit from the use of Hedging Instruments, unanticipated changes in interest rates, securities prices or currency exchange rates may result in a poorer overall performance for the Partnership, the Investments and the Portfolio Assets than if they had not used those Hedging Instruments.
Moreover, it may not be possible to hedge against an anticipated risk associated with a currency exchange rate, interest rate, public security price or general market fluctuation (because such instruments cannot be acquired or otherwise), or the cost of entering into a hedging transaction may be prohibitive or at a price that materially negates the protection being sought. The success of hedging transactions will be subject to the ability to predict correctly movements in and the direction of currency exchange rates, interest rates and public security prices. Further, it may not be possible (or the Investment Manager may not want) to establish a perfect correlation between the Hedging Instrument and the underlying investment or position. For example, the Investment Manager may establish a hedge that is shorter in duration than the anticipated holding period of the underlying investment. This imperfect correlation may prevent the Partnership, an Underlying Fund or a Portfolio Asset from achieving the intended hedge or expose it to risk of loss. In addition, it is not possible to hedge fully or perfectly against currency fluctuations affecting the value of securities denominated in currencies other than U.S. dollars because the values of those securities are likely to fluctuate as a result of independent factors not related to currency fluctuations. Hedging Instruments may not be available for certain currencies or it may not be possible to replicate the duration of the underlying principal investment on a cost effective basis. The ability to trade in or exercise options may be restricted in the event that trading in the underlying securities becomes restricted. In addition, these types of hedge transactions also limit the opportunity for gain if the value of the portfolio position should increase.
The successful use of these hedging strategies depends upon the availability of a liquid market and appropriate Hedging Instruments, and there can be no assurance that the Partnership, the Underlying Funds and applicable Portfolio Assets will be able to close out a position when deemed advisable by the Investment Manager or Underlying Manager, as the case may be. No assurance can be given that a liquid market will exist for any particular futures contract at any particular time. Hedging transactions also involve additional costs and expenses, which may adversely affect the overall performance of the Partnership, the Underlying Funds and such Portfolio Assets. There can be no assurance that the Partnership, the Underlying Funds or such Portfolio Assets will engage in hedging transactions at any given time or from time to time, or that these transactions, if available, will be effective.
Investments in Exchange-Traded Funds. From time to time, the Partnership may invest in shares which are traded on a stock exchange. An investor holding shares of an exchange-traded fund generally will not have the right to require the fund to redeem its shares. Instead, if an investor wishes to realize all or a portion of its investment in the exchange-traded fund, it must sell its shares through the applicable exchange at a price set by the market, and the market value of the shares may trade at a significant discount to NAV for extended periods of time or at all times. In addition, there can be no assurance that an active, sustained trading market in the shares of an exchange-traded fund will develop and, if no such market is developed, the price and liquidity of such shares may be adversely affected.
Expedited Transactions. Investment analyses and decisions on behalf of the Partnership may frequently be required to be undertaken on an expedited basis to take advantage of investment opportunities. In such cases, the information that the Investment Manager is able to obtain at the time of making an investment decision may be limited, and the Investment Manager may not have access to detailed information regarding the investment opportunity, compared to a situation where the Investment Manager had more time to evaluate the investment opportunity. Therefore, no assurance can be given that the Investment Manager will have knowledge of all circumstances that may adversely affect an investment.
Investments in PIPEs. The Partnership may invest in privately sourced and structured convertible and equity-linked securities of public companies (“PIPEs”). PIPEs offer the opportunity for significant gains, but also involve a high degree of risk, including the complete loss of capital. Among these risks are the general risks associated with investing in Portfolio Assets operating at a loss or with substantial variations in operating results from period to period and investing in Portfolio Assets with the need for substantial additional capital to support expansion or to achieve or maintain a competitive position. Such Portfolio Assets may face intense competition, including competition from Portfolio Assets with greater financial resources, more extensive development, manufacturing, marketing and service capabilities, and a greater number of qualified managerial and technical personnel. Securities of any such Portfolio Asset will likely be thinly traded and undercapitalized and will therefore be more sensitive to adverse business or financial developments. In the event that any such Portfolio Asset is unable to generate sufficient cash flow or raise additional equity capital to meet its projected cash needs, the value of the Partnership’s investment in such portfolio investment could be significantly reduced or even lost entirely.
Other Investment Risks. The Partnership may invest in derivatives, securities, currencies and other financial instruments and assets (including convertible instruments, physical assets (including real property), PIPEs and reinsurance contracts and arrangements) and engage in lending activities using strategies and investment techniques with significant risk characteristics, including risks arising from the volatility of commodity, equity, fixed income, currency, debt and other financial markets, risks arising from the potential illiquidity of derivative and other instruments and assets, the risk of loss from counterparty defaults or failures of brokers or clearing organizations and the risks of borrowing, including for purposes of making investments, and risks associated with making investments outside the United States. Moreover, the practices of engaging in derivatives transactions, utilizing leverage, selling short and other investment techniques which the Partnership may employ in its investment programs can substantially increase the adverse impact to which the Investments and, in turn, the Partnership, may be subject. All Investments made by the Partnership risk the loss of capital.
FIG and Other Regulated Investments; Separate Investment Vehicles. In connection with any investments by the Partnership in (i) any Portfolio Assets that are predominantly engaged in financial activities and (ii) other Portfolio Assets, if determined by the Investment Manager in its discretion, necessary or advisable for legal, regulatory or similar reasons (all such investments described in (i) or (ii) of the foregoing, a “FIG and Other Regulated Investment”), the Investment Manager will determine, under circumstances it deems appropriate in its discretion in accordance with applicable law and regulation, whether any entities controlled by Goldman Sachs that are participating in the transaction (a) will (subject to other legal, tax and regulatory considerations) comprise not more than 4.9% of any such FIG and Other Regulated Investment or (b) will instead participate in such transaction by holding non-voting interests in the relevant FIG and Other Regulated Investment. In the event that any Goldman Sachs controlled entity in any FIG and Other Regulated Investment is, in the Investment Manager’s discretion, limited in accordance with the foregoing clause (a), the Investment Manager expects that the reduction will be applied on a pro rata basis between the Goldman Sachs controlled entities. As a result of such reduction (if any), the Unitholders will have a greater share in any such Portfolio Assets than any applicable Goldman Sachs controlled entities and would be expected to experience different (and potentially less favorable) performance.
Reliance on Underlying Managers. Where the Partnership invests in an Underlying Fund, the returns of the Partnership will depend in large part on the performance of Underlying Managers and their key personnel, which performance includes services with respect to the making, holding and disposing of investments, as well as appropriately managing the affairs of themselves and the Underlying Funds (e.g., maintaining appropriate internal controls, risk management policies and complying with applicable laws). There can be no assurance that the Underlying Funds and their portfolio assets will achieve their respective investment or performance objectives, which could have a material adverse effect on the Partnership. Further, in all cases, the Partnership will rely on each Underlying Manager to manage its activities in a manner consistent with its stated disclosures and applicable laws and regulations and in a manner that will permit such Underlying Manager to maintain a quality reputation. For example, the Partnership will generally rely on Underlying Managers for the proper allocation of expenses to the

Underlying Funds in which the Partnership participates. In addition, one or more key personnel of an Underlying Manager may become incapacitated or in some other way cease to participate in the Underlying Fund.
The Investment Manager will not have an active role in the day-to-day management of the Portfolio Assets or Underlying Funds. It is possible (but not expected) that a representative of the Investment Manager may serve on the advisory boards of certain Underlying Funds, but even in such instances, the Partnership does not expect to have the opportunity to evaluate or to approve specific investments to be made by an Underlying Fund, and the Partnership is under no obligation to seek to control or influence any Underlying Manager or any Investment. In any event, the historical performance of an Underlying Manager is not indicative of its future performance, which can vary considerably.
Limited Track Records of Certain Underlying Managers. The Partnership may invest in Underlying Funds run by managers who have established their own funds after working with various investment groups including, for example, Goldman Sachs. For example, Vintage Infrastructure Investments may also involve Underlying Managers with limited assets under management and Other Non-Traditional Secondaries may involve facilitating a transaction whereby certain personnel from an existing manager are “spun out” into a new management company that manages an identified set of assets. In such cases, there is likely to be little, if any, historical performance data available to the Investment Manager for the new manager. In addition, the data on past performance of the manager’s personnel’s prior funds or investments (whether in a principal capacity or an advisory role) available to the Investment Manager may not be an indication of the future performance of the manager’s new fund or investments. There can be no assurance that these Underlying Funds will achieve their respective investment or performance objectives. The failure of one or more of the Underlying Funds to meet their investment or performance objectives could have a material adverse effect upon the Partnership.
Due Diligence of Underlying Managers; Bad Acts by Underlying Managers. Some investment decisions on behalf of the Partnership will be made based in part on the Investment Manager’s evaluation of Underlying Managers. In this regard, while the Investment Manager may perform a detailed assessment on some Underlying Managers on a variety of key investment, operational and legal areas, such an analysis is not conducted on all Underlying Managers. And, even if an analysis is conducted as to a particular Underlying Manager, there can be no assurance that such assessment will identify all potential risks of problems or issues with the Underlying Manager or verify the compliance of the Underlying Manager with its stated disclosures and policies and procedures. In addition, the due diligence information on which the Investment Manager relies may be difficult to obtain, limited in scope or inaccurate. Most Underlying Managers are subject to fewer regulations than Goldman Sachs, and the Investment Manager generally has little or no oversight over or input in the activities of such Underlying Managers. There is a risk that an Underlying Manager may knowingly, negligently or otherwise withhold or misrepresent information regarding the Underlying Manager’s performance, including the presence or effects of any fraudulent or similar activities, including violations of applicable law (“Bad Acts”). Such Bad Acts may also include an Underlying Manager’s failure to properly address conflicts of interest, violations of its own contractual obligations or interference with other persons’ contractual obligations, acts inconsistent with applicable laws and regulations or actions that cause such Underlying Manager or Management Company disrepute.
If an Underlying Manager acts inconsistently with applicable laws and regulations or takes actions that cause such Underlying Manager disrepute, such actions generally will adversely affect the Partnership as an investor in the Underlying Fund and may damage the Underlying Fund’s reputation. If an Underlying Manager engages in Bad Acts (such as gross negligence or willful misconduct), such Bad Acts may not be detected by the Partnership or the Investment Manager and may lead to long term losses and expenses for the Partnership as an investor. The Investment Manager’s proper performance of its monitoring functions would generally not give the Investment Manager the opportunity to discover such situations prior to the time the Underlying Manager discloses (or there is public disclosure of) the presence or effects of any Bad Acts. Accordingly, the Investment Manager can offer no assurances that the Underlying Managers will not engage in Bad Acts and cannot guarantee that it will have the opportunity or ability to protect the Partnership from suffering a loss because of the Underlying Managers’ Bad Acts.
Further, if an Underlying Manager is accused of a bad act, the Partnership (as an investor in such Underlying Manager’s Underlying Fund) may be required to indemnify the Underlying Manager for expenses or losses associated with such accusations. The Partnership might be required to directly or indirectly bear the expenses associated with an investigation or litigation of an Underlying Manager, Underlying Fund or other Portfolio Asset, including legal fees. Any such investigation or litigation may damage the Partnership’s reputation.
In addition, in certain circumstances, the Partnership may be held liable for Bad Acts of Underlying Managers. By way of example, in connection with Investments in Continuation Vehicles, the Partnership is expected to invest in manager-led transactions which create potential conflicts of interest for Underlying Managers. To the extent that there is a lawsuit relating to the terms of such a transaction in which the Partnership participates, the Partnership may be named as a party.
Monitoring of Portfolio Investments. Although the Investment Manager is expected to generally monitor the performance of the Investments of the Partnership as a whole, with regard to the Partnership’s Vintage Infrastructure Investments, the Investment Manager must ultimately rely on the accuracy of the information provided to the Investment Manager by each applicable Underlying Manager (or its agents), and in certain instances, available public or reported information relating to the portfolio investment. Any failure of the Underlying Manager (or its agents) to provide accurate information with respect to a portfolio investment could cause the Partnership to not be in compliance with the Partnership’s investment guidelines or subject the Partnership to losses. Moreover, many Underlying Managers rely on the financial information made available by the issuers to which such portfolio investments relate. The Investment Manager relies on the Underlying Managers to evaluate information disseminated by the issuers in which the portfolio investments invest and is dependent upon the integrity of both the management of these issuers and the financial reporting process in general. The Partnership may incur material losses as a result of a Vintage Infrastructure Investment holding securities of an issuer that has engaged in corporate mismanagement, fraud and accounting or other irregularities. As a result of the foregoing, the Investment Manager’s ability to provide reports to the Unitholders, including reports regarding the performance of the Partnership and Vintage Infrastructure Investments, is dependent upon receiving the necessary information from Underlying Managers.
Limited Ability to Negotiate Terms or Structure. When investing in Underlying Funds, the Partnership’s performance will be affected by the structure of the acquisition and the terms of the Underlying Funds, including regarding tax, legal, regulatory and/or other considerations. In some situations, it is expected that the Partnership generally will have limited control. As a result, a Partnership may acquire an interest in an Underlying Fund that contains terms that are disadvantageous to the Partnership for legal, tax or regulatory reasons.
In particular, when the Partnership acquires interests in Underlying Funds in a secondary transaction (rather than “primary” investments acquired from the Underlying Funds themselves) it is expected that the Partnership will not have the opportunity to negotiate the terms or structures of the interests in the Underlying Funds or other special rights or privileges. Such situations are common in connection with Traditional Secondaries, where the Partnership will have the opportunity to acquire a portfolio of interests in Underlying Funds from a seller on an “all or nothing” basis and, in some cases, certain components of Investments are less attractive than others, or the Investment Manager is less familiar with certain Underlying Managers than others. For example, the Partnership will in some cases buy a secondary interest in a U.S. Underlying Fund that was established to facilitate investment by U.S. persons, despite that the Partnership would have purchased an interest in the corresponding non-U.S. Underlying Fund had the Partnership been a primary investor in such Underlying Fund. Furthermore, the Partnership’s ability to negotiate side letters or similar agreements in connection with secondary investments is typically limited.
Each Underlying Fund will also have its own risks and conflicts. For example, an Investment may include Portfolio Assets that are subject to regulations by applicable governmental organizations, quasi-government agencies, self-regulatory organizations and/or professional organizations, or Portfolio Assets that have portfolios of intellectual property assets or that are dependent upon certain intellectual property.
In addition, the Partnership may invest with other investors through the use of joint ventures and similar arrangements. These arrangements may involve the Partnership taking on greater risk with an expected greater rate of return or reducing its risk with a corresponding reduction in the rate of return.

The Investment Manager may believe an investment opportunity is a generally appropriate investment for the Partnership even though the opportunity may have legal, tax or regulatory terms that are not for the benefit of the Partnership.
Underlying Funds Typically Indemnify Advisory Committee Members. It is typical for members of an advisory committee, and the nominating investor, to be indemnified out of the assets of the partnership to which the advisory committee relates. To the extent that any Underlying Fund provides such an indemnity in respect of its advisory committee and that indemnity is called upon, payments made in respect of the indemnity will be sourced from assets of the Underlying Fund. If such assets are insufficient to meet the indemnity payments, an Underlying Fund may call capital from its investors, including the Partnership, to satisfy such shortfall. If any shortfall remains after seeking indemnification from the Underlying Fund, the advisory committee representative may seek indemnification from the Partnership.
Ability of Underlying Funds and Underlying Managers to Enter New Lines of Business. Underlying Funds and/or Underlying Managers may enter into new lines of business not anticipated by the Partnership at the time the Partnership invests in such Underlying Funds. The Partnership will likely not have the ability to prevent Underlying Funds from taking such action and may not have the ability to reduce or withdraw its investments in such Underlying Funds following such decisions to enter into new lines of business. As a result, such decisions by the Underlying Funds may negatively impact the performance of the Partnership.
Limited Ability to Control Underlying Exposures. Although the Partnership is expected to participate solely in Investments that the Investment Manager deems to be private equity and growth-oriented, Investments may include exposure to substantial non-private equity and non-growth-related Portfolio Assets. In particular, where the Partnership acquires a pool of interests in Underlying Funds as part of a Traditional Secondaries investment, the pool of assets will typically be sold on an “all or nothing basis” and may involve Underlying Funds that do not focus on private equity and growth investments. In connection with an Investment, the Partnership will primarily classify Underlying Funds in a Traditional Secondaries investment as private equity or growth (or not) based on the information available to the Investment Manager, but there can be no assurance that such classifications will reflect the Portfolio Assets of the Underlying Funds.
Underlying Funds Invest Independently. The Underlying Funds generally invest wholly independently of one another and may at times hold economically offsetting positions. To the extent that the Underlying Funds do, in fact, hold such positions, the Underlying Funds in which the Partnership invests, considered as a whole, may not achieve any gain or loss despite incurring fees and expenses in connection with such positions. Furthermore, the Partnership is expected to be subject to a performance-based fee or allocation from each Underlying Manager to which assets are allocated, irrespective of the performance of other Underlying Managers and the Partnership generally. Accordingly, an Underlying Manager with positive performance may receive performance-based compensation from the Partnership, and thus indirectly from the Unitholders, even if the Partnership’s overall performance is negative.
Changes in Expected Investment Objectives of Underlying Funds May Be Adverse to the Partnership. The Underlying Funds may have the ability to change their investment objectives and strategies and economic and other fund terms after the Partnership has made its commitment to such Underlying Fund (or acquired an investment therein), and such change in the investment objectives and strategies may be adversely different from the objectives currently expected by the Investment Manager. The Partnership may not have the ability to reduce its commitment to such investment or withdraw from such Underlying Funds.
Multiple Levels of Fees and Expenses. By investing with Underlying Managers indirectly through the Partnership, Unitholders will bear any asset-based fees and performance-based fees or allocations at the Partnership level, in addition to any asset-based fees and performance-based fees or allocations at the Underlying Fund level. Moreover, an investor in the Partnership will bear a proportionate share of the fees and expenses of the Partnership (including organizational and offering expenses, operating costs, sales charges, brokerage expenses and administrative fees) and, indirectly, similar expenses of the Underlying Managers and the Underlying Funds. Thus, an investor in the Partnership will be subject to higher operating expenses than if the investor invested with the Underlying Managers directly or in a fund which did not utilize a “fund of funds” structure. See “Item 1(c). Description of Business—Compensation of the Investment Manager and Its Affiliates.” The Partnership may, in the

Investment Manager’s sole discretion, allocate assets to Underlying Managers that receive fixed fees, asset-based fees, performance-based fees and/or allocations or other compensation at rates that materially exceed the percentages used to calculate the Management Fee and Carried Interest or that structure their compensation in materially different ways.
Multiple Levels of Leverage; the Partnership May Guarantee the Obligations of Portfolio Assets and/or Underlying Funds. By investing with Underlying Managers indirectly through the Partnership, Unitholders will bear the risks and benefits of leverage both at the level of the Partnership and at the level of Underlying Funds. The risks to an Underlying Fund or other Portfolio Asset and the investors therein in connection with such entity’s use of leverage are similar to the risks to the Partnership and the Unitholders in connection with the Partnership’s use of leverage. See “—Partnership Leverage” above. Moreover, the presence of leverage at the level of both the Partnership and the Underlying Funds generally will increase the risks associated with leverage. In using leverage, to the extent permitted by applicable law, including the Dodd-Frank Act, the Portfolio Assets and Underlying Funds may borrow money from Goldman Sachs or may enter into other transactions with Goldman Sachs, which may give rise to certain conflicts of interest (including those set forth in “—Potential Conflicts of Interest” below).
In addition, the Partnership may guarantee or pledge some or all of its assets in support of and/or provide other credit support (including equity commitments, whether or not such equity commitments are for the specific purpose of repayment of obligations of another entity or otherwise) for the indebtedness or other obligations of Portfolio Assets, Underlying Funds and/or third parties. Subject to applicable law, it is possible that the Partnership will provide such credit support up to the entire amount of indebtedness incurred by such an entity even though the Partnership owns only part of such entity and the other owners may not provide any credit support in support of such indebtedness and may not be compensating the Partnership for providing such credit support. As a result, if any such Portfolio Asset or Underlying Fund or affiliate defaults on its obligations, the Partnership will be required to satisfy such obligation directly or indirectly. In such cases, the Partnership may or may not be able to recover from such third party, as applicable, any losses suffered by the Partnership, in which case, the Partnership may bear a disproportionate share of the obligation.
Giveback Obligations; No Recourse to Seller. The terms of the Partnership’s investments in certain Investments will require the Partnership to return distributions received from those investments upon the occurrence of certain circumstances. For example, in connection with the disposition of an investment in a Portfolio Asset, an Underlying Fund may be required to make representations and warranties about the business and financial affairs of the Portfolio Asset and indemnify the purchasers to the extent that any of these representations and warranties turn out to be inaccurate or misleading. The Partnership may be required to return certain distributions to the Underlying Fund to fund such indemnification or other obligations, potentially including distributions made prior to the Partnership’s investment in such Underlying Fund (particularly in the case of Traditional Secondaries). Further, where the Partnership acquires an existing interest in an Underlying Fund in a Traditional Secondaries investment, the investor who sold that interest (and who received the distributions being recalled) may not be responsible for reimbursing the Partnership for any such amounts the Partnership is required to return to an Underlying Fund. In addition, the Partnership may be responsible for its share of any “giveback” related to the Partnership’s investment in an Underlying Manager. In order to meet such giveback obligations, the Partnership may hold back amounts that may otherwise be reinvested, used to fund redemptions or otherwise distributed to Unitholders. Amounts held back to fund giveback obligations will reduce the amount of funds available for such purposes.
Carried Interest and Underlying Managers. The Underlying Managers typically will receive incentive compensation (such as carried interest) with respect to Investments. Such a compensation arrangement may incentivize Underlying Managers to make investments that are riskier or more speculative than would be the case if such arrangement were not in effect. Furthermore, if an Underlying Manager is in a position where it is unlikely that it will receive carried interest compensation from an Underlying Fund (e.g., if there has been a write-off of a large investment), such Underlying Manager may take undue risk with the Underlying Fund’s remaining capital, or perhaps lose interest and focus on another fund or endeavor with more upside potential. In addition, there may often be times when certain Underlying Managers receive carried interest in respect of their investments for a period of time, even though the value of the investments held by the Underlying Funds in which the Partnership invested has depreciated during such period on an overall basis. Also, it is possible that Underlying Managers may seek to “reset” their carried interest compensation if their portfolios have incurred significant losses which the Underlying

Managers believe are difficult to overcome. In this situation, the Underlying Fund investors, including the Partnership, may be asked to consent to an amendment allowing the Underlying Managers to receive their carried interest compensation based on performance from a specified date or valuation, rather than overall performance. If such an amendment is adopted, regardless of whether the Partnership consents or not to such amendment, the proceeds from an investment in the Underlying Fund realized by the Partnership may be adversely affected. Additionally, it is possible that an Underlying Fund will calculate its carried interest entitlement with respect to each investment made by the Underlying Fund on a disaggregated basis. In particular, with respect to certain Non-Traditional Secondaries, carried interest entitlement, if any, with respect to co-investments are typically disaggregated from the performance of any other co-investment sponsored by the same Underlying Manager or the investment in such Underlying Manager’s Underlying Fund. Any such economic arrangement may negatively impact the investment returns of the Partnership as compared to an Underlying Fund that calculates its entitlement to carried interest on a “fund as a whole” basis or a series of commingled investments where co-investments sponsored by the same Underlying Manager are aggregated for purposes of determining carried interest entitlements.
In addition, in order for any carried interest received by the Underlying Managers to be taxed at rates applicable to long-term capital gains under U.S. tax law, the Underlying Funds generally will have to hold a relevant investment for more than three (3) years before disposing of it (as opposed to one (1) year for investors otherwise participating, directly or indirectly, in such Underlying Funds in respect of capital investments). This required holding period, or other laws (including non-U.S. tax laws) applicable to carried interest, may create an incentive for the Underlying Managers to make different decisions regarding the timing and manner of the realization of investments than would be made if long-term capital gains from the sale or disposition of capital assets did not require a three-year holding period (as it relates to receipt of carried interest). In addition, the rules described in this paragraph may have an adverse effect on the Partnership’s return with respect to its investments in the Underlying Funds, since it may make it more difficult for the Underlying Funds to incentivize, attract and retain management professionals.
Failure by Other Investors to Meet Capital Calls of Underlying Funds. The Partnership, directly or indirectly, generally will be one of many investors in Underlying Funds, many of which will have capital contribution obligations over an extended period of time. Failure by one or more other investors to meet a capital call of an Underlying Fund could have adverse consequences for the Partnership. The Underlying Manager may be permitted to require the Partnership and other investors in the Underlying Fund to contribute additional capital to satisfy the shortfall. If the Underlying Manager is unable to raise sufficient capital to consummate the proposed investment, the Underlying Manager may not be able to diversify its portfolio, which could adversely affect the results of such Underlying Fund and could also result in such Underlying Fund’s investments being concentrated in relatively few companies, assets and/or regions. Furthermore, the Underlying Fund may not have sufficient capital to contribute capital to existing Portfolio Assets necessary to ensure their ongoing financial stability. If multiple investors fail to meet capital calls from a particular Underlying Fund, the Underlying Fund could default in its obligations, which could result in the termination of the Underlying Fund, causing a lower return, or potentially a loss, on the Partnership’s investments.
Risks Incident to Making Secondary Investments
There are particular concerns associated with an investment in a fund that makes Secondary Investments, including the following:
Valuation Matters With Respect to Secondary Interests; Difficulty in Valuing Interests in Private Equity Funds and Privately-Held Portfolio Assets. Secondary interests are generally valued based on the value of the underlying assets of the applicable Underlying Fund, which will ordinarily be based on (or heavily influenced by) valuations provided by the applicable Underlying Manager. Underlying Managers may be incentivized to overstate the value of such securities. For example, higher valuations may overstate the current investment returns for an Underlying Fund, which may influence potential investors to invest with the Underlying Manager. In any event, valuation of underlying assets is difficult, since there generally is no established market for securities of the privately-held companies typically held by an Underlying Fund, and access to information to make a more fully informed valuation may be limited and/or it may be impracticable or cost-prohibitive to attempt any such valuation.

Difficulty in Allocating Purchase Price Among Investments. Traditional Secondaries involving acquiring a pool of secondary interests in Underlying Funds. Typically, the Partnership’s acquisition price has been negotiated on a pool-wide basis. As described in “Item 1(c). Description of Business—Allocation of Investment Opportunities,” certain Other Investment Vehicles may not participate alongside in every Investment. Accordingly, the Investment Manager may be required to determine the value of individual Underlying Funds that were acquired and priced on a pool-wide basis. These valuations are expected to differ (in some cases materially) from the net asset values reported by the Underlying Funds (reflecting the Investment Manager’s own independent analyses), even though the Partnership’s audited financial statements will generally use such net asset values pursuant to the policies described in “Item 9. Market Price of and Dividends on the Registrant’s Common Equity and Related Unitholder Matters—Valuation Methodology.” While the Investment Manager will use its normal valuation methodologies for making such determination, there can be no assurance that the result will accurately reflect the fair value of an individual Vintage Infrastructure Investment. Similarly, to the extent that an Underlying Fund or other Portfolio Asset is sold as part of a pool of assets, similar risks are associated with any allocation of the applicable purchase price. See also “—Potential Conflicts of Interest—Management of the Partnership by the Investment Manager—Diverse Interests of Accounts Participating in an Investment or Transaction” below.
U.S. Mandatory Basis Adjustments May Make It More Difficult and Expensive for the Partnership to Acquire Secondary Investments. Mandatory basis adjustment rules under U.S. tax laws could require an Underlying Fund formed as a partnership to adjust its tax basis in its assets with respect to a new partner (like the Partnership) that acquires an interest in such Underlying Fund. The mandatory basis adjustment, if required, could substantially increase the cost of, and the complexity of accounting for, transfers of interests in partnerships. In addition, in order to avoid this cost and complexity, Underlying Managers may restrict or prohibit transfers of interests in the Underlying Funds, which may result in materially fewer investment opportunities. Alternatively, certain eligible Underlying Funds may elect to be treated as “electing investment partnerships,” which could eliminate the need for mandatory basis adjustments, but which could, in some cases, disallow certain tax losses allocated to the Partnership.
Tax Risks
An investment in the Partnership involves complex tax considerations (i) in the United States where the Partnership is located, (ii) in countries where the Partnership makes or holds investments and (iii) in countries where specific Unitholders are liable to tax, including by virtue of their residence or other investments or activities, and possibly with regard to other countries. As described in “Item 1(c). Description of Business—Allocation of Investment Opportunities,” the Partnership will generally be investing alongside the GS Infrastructure Funds. When selecting and structuring investments appropriate for the Partnership, the Investment Manager will consider the investment and tax objectives of the investors in Other Investment Vehicles and the Partnership as a whole; certain of such objectives and considerations relevant to Other Investment Vehicles and the investors therein may not be relevant to the Partnership and its Unitholders. In particular, Unitholders should be aware that significant amounts of the assets of the Partnership are expected to be held through one or more entities taxable as corporations for U.S. federal income tax purposes (“Corporations”) and some Corporations are expected to be subject to U.S. corporate federal (and applicable state and local) income tax. As a result, not all investments and structures may be as efficient from a tax perspective for the Partnership as they would have been if the Partnership had been the sole investing entity. In addition, the Partnership may hold any such investment through a structure that differs from, and which may not be as efficient from a tax perspective as, that employed by one or more Other Investment Vehicles targeted to U.S. investors. As a result, returns in respect of certain investors may not be as tax efficient for a Unitholder as they would have been if such Unitholder had instead participated in such investment through one or more Other Investment Vehicles. For a further discussion of this conflict, please see “—Potential Conflicts of Interest—Management of the Partnership by the Investment Manager—Diverse Interests of Accounts Participating in an Investment or Transaction” below.
Publicly Traded Partnership
The Partnership intends to operate in a manner to enable it to be taxable as a partnership for U.S. federal income tax purposes, and may rely on the “qualifying income” exception to treatment as a “publicly traded partnership” taxable as a corporation for U.S. federal income tax purposes. The tax rules governing partnerships, publicly traded partnerships, and the “qualifying income exception” are complex and subject to change. Given the highly complex nature of the rules governing partnerships and the 1940 Act, the ongoing importance of factual determinations, the lack of direct guidance with respect to the application of tax laws to the activities the Partnership is undertaking and the possibility of future changes in its circumstances, it is possible that we will not so qualify for any particular year. If the Partnership were treated as a corporation for U.S. federal income tax purposes, material adverse U.S. federal income tax consequences could result for Unitholders and the Partnership.
Phantom Income. A Unitholder that is subject to U.S. tax or subject to tax in other jurisdictions may be required to take into account its allocated share of all items of partnership income, gain, loss, deduction and credit, whether or not distributed. Because of the nature of the Partnership’s investment activities, the Partnership expects to generate taxable income in excess of cash distributions to the Unitholders, including as a result of annual taxable income inclusions from “passive foreign investment companies” in which the Partnership is expected to invest and elect to treat as a “qualified electing fund” under the Code. Unitholders should expect that they will not receive cash distributions to cover such tax liabilities as they arise. Accordingly, the Unitholders should ensure that they have sufficient cash flow from other sources to pay all tax liabilities resulting from the Unitholder’s ownership of Units in the Partnership.
UBTI and ECI; Tax Treatment of Feeder Funds and Corporations
A significant amount of the assets of any Feeder Fund, if formed, would be expected to be held through one or more Corporations, or a Feeder Fund may itself be a Corporation, and significant incremental tax may be incurred from the use of such Corporations. A Feeder Fund treated as a Corporation or any non-U.S. Corporation that a Feeder Fund treated as a partnership for U.S. federal income tax purposes invests will generally be subject to the U.S. federal income tax on effectively connected income (including gains from the sale of United States real property interest) and U.S. federal withholding tax on any U.S. source dividends at a 30% rate (unless reduced by an applicable treaty). Further, although Goldman Sachs believes that any Corporation, if formed, should be respected as a corporation for U.S. federal income tax purposes, it is possible the IRS could seek to disregard a Corporation for UBTI or ECI purposes, which could result in the debt-financed property or other UBTI rules being applied to tax-exempt Unitholders directly or the ECI rules being applied to non-U.S. Unitholders directly.
To the extent that a Feeder Fund that is a Corporation or any Corporation through which a Feeder Fund invests were disregarded by the IRS, an investment by a tax-exempt Unitholder may result in such Unitholder recognizing gross income derived from an unrelated trade or business (including a trade or business conducted by a partnership of which the tax-exempt entity is a partner) (“UBTI”). Thus, tax-exempt Unitholders should be aware that they may be subject to U.S. federal income tax (and possibly state and local income tax) with respect to their share of such income and gain from the Partnership that is treated as UBTI. In addition, an investment in the Partnership by a non-U.S. Unitholder may result in such Unitholder recognizing and being required to report income that is effectively connected with the conduct of a U.S. trade or business (“ECI”). Non-U.S. Unitholders must generally file U.S. federal income tax returns and pay U.S. federal income tax with respect to ECI of the Partnership allocable to them. Regardless of whether the Partnership’s activities constitute a trade or business, under provisions added to the Code by the Foreign Investment in Real Property Tax Act of 1980, gain derived by the Partnership from the disposition of U.S. real property interests (including interests in certain entities owning U.S. real property interests) is generally treated as ECI. Thus, non-U.S. Unitholders that invest in the Partnership should be aware that a portion of the Partnership’s income and gain from U.S. Investments may be treated as ECI and thus may cause the non-U.S. Unitholders to be subject to U.S. federal income tax (and possibly state and local income tax), as well as U.S. federal income tax return filing obligations, with respect to their share of such income and gain.
NAV Accruals and Uncertain Tax Positions
As a partnership for U.S. federal income tax purposes, the Partnership generally will not be directly subject to net basis income tax. Instead, each Unitholder will be required to report on its U.S. federal income tax return, and will be taxed upon, its allocable share of each item of the Partnership’s income, gain, loss, deduction and credit for each taxable year of the Partnership ending with or within the Unitholder’s taxable year, regardless of whether the Unitholders receive cash distributions from the Partnership for such taxable year.

However, the Partnership generally expects to make investments through one or more Corporations, each of which may be subject to tax on its income. Accordingly, in each applicable period, the Partnership intends to accrue for known or projected tax liabilities in respect of investments made by the Partnership itself or via one or more investment vehicles, and may accrue for certain other tax liabilities to which the Partnership and/or its investment vehicles anticipate being subject based on the best available information at the time of the accrual and taking into account applicable accounting standards and/or such other considerations as the Investment Manager determines to be relevant. Units will be priced, for purpose of both redemptions and new subscriptions, at a NAV that takes into account any such accruals.
Because accruals for tax liabilities will be based on information available at the time of the accrual, the amounts by which NAV is adjusted for any given period, and thus the NAV of the Partnership at the time of any subscription or redemption of Units, may not accurately reflect the Partnership’s direct or indirect tax liabilities, including on realized or unrealized gains and including in respect of (a) changes in commercial objectives and other expectations regarding the nature, tax treatment, and exit strategy of investments, and (b) future enactment of, or changes in, tax or legal laws, provisions, regulations (including those with potential retroactive effect) or the interpretation thereof. In addition, the NAV of the Partnership at such time may reflect a direct or indirect accrual for tax liabilities, including estimates of such tax liabilities, that may not ultimately be paid or that may be greater or lesser than what is ultimately required to be paid. Please refer also to “Item 1(c). Description of Business—Redemption Plan” and “—Risks—General Risks Relating to an Investment in the Partnership—Valuation Matters; Difficulty in Valuing Interests in Private Equity Funds and Privately-Held Portfolio Assets” above for additional discussion.
Givebacks and Holdbacks. In the event the Partnership makes, directly or indirectly, a payment in respect of, or establishes an accrual for, a tax liability (or portion thereof) attributable to an earlier period for which no accrual has previously been made, the Partnership may (but has no obligation to, and generally does not expect to), in the sole discretion of the Investment Manager, take measures to allocate the burden of the tax liability among Unitholders and/or former Unitholders such that the liability (or a portion thereof) is borne by the Unitholders and/or former Unitholders in proportion to their respective interests in the Partnership for the period in which the liability was incurred or attributable or in such other manner as the Investment Manager shall determine in its sole discretion is equitable and reasonable. Such measures may include, but are not limited to, one or more of the arrangements described in “Item 1(c). Description of Business—Redemption Plan,” including adjustments to, or restatements of, the NAV (including for prior periods), repurchasing a portion of a Unitholder’s Units or issuing additional Units to a Unitholder for no consideration, and seeking repayment of distributed amounts from Unitholders or former Unitholders. If the Investment Manager determines to seek repayment of distributions (or a portion thereof) from a Unitholder or former Unitholder, such Unitholder or former Unitholder will be required to pay the Partnership the amount of such distributions (or the applicable portion thereof).
In addition, notwithstanding anything herein to the contrary, while generally not expected, in the event that any potential tax liabilities are not accrued for or otherwise reflected in the NAV at which a redemption is effected, the Partnership reserves the right (but shall have no obligation) to (A) take measures to allocate the burden of the tax liability among Unitholders and/or former Unitholders such that the liability (or a portion thereof) is borne by the Unitholders and/or former Unitholders in proportion to their respective interests in the Partnership for the period in which the liability was incurred or attributable; (B) hold back a portion of a Unitholder’s redemption proceeds equal to their redeemed Units’ pro rata portion of an estimate of what such tax liabilities would be (without any discount based on the probability of such amount being paid) until such time as such potential tax liabilities are paid (in which case such held-back amounts shall be used to pay such tax liabilities and any excess distributed to the applicable Unitholder) or are determined to no longer be potential liabilities (in which case the Partnership shall use commercially reasonable efforts to distribute such held-back amounts to the applicable Unitholder); and/or (C) require a Unitholder whose Units were redeemed to return such portion of the Unitholder’s redemption proceeds to the Partnership in the event that such potential tax liabilities are realized. Any holdbacks described in (B) above may be held by the Partnership for a significant period of time. By subscribing for Units, each Unitholder agrees to return redemption proceeds as set forth in (C) above.
The Investment Manager may be limited in its ability ensure that payments are obtained from or made to the applicable Unitholders and/or former Unitholders in the manner described above.

It is possible that the Partnership and/or its investment vehicles will purchase tax insurance with respect to some uncertain tax positions. No assurances can be provided that tax insurance will be available with respect to any tax position or that tax insurance purchased with respect to a given tax position will sufficiently cover associated liabilities to which the Partnership and/or its investment vehicles are ultimately subject. In addition, tax insurance proceeds, if any, will generally not be paid to the Partnership until the relevant tax dispute is resolved and therefore may not be available until significantly after the imposition of a liability.
International Taxation Risks (Withholding Taxes or Other Local Taxation). Depending on a variety of factors that may be outside the Investment Manager’s control and/or driven by non-tax considerations (including investor composition, investment selection and structuring, Other Investment Vehicles’ tax or other sensitivities, regulatory requirements, and commercial considerations, including those relating to deal execution, timing, and exit structures), the Partnership, its investment vehicles and/or its Unitholders may be directly or indirectly subject to additional taxation as well as to withholding tax and other local source tax in jurisdictions where the Partnership and/or its investment vehicles operate or invest. These taxes may not be creditable or deductible by the Unitholders, the Partnership and/or its investment vehicles, and it is possible that the Partnership and/or its investment vehicles may not be entitled to claim withholding tax exemptions or reductions in the relevant investment jurisdictions under domestic legislation or applicable double taxation treaties. If the returns of the Partnership and/or its investment vehicles are decreased as a result of taxes, including taxes with respect to periods prior to a Unitholder’s ownership of the Units, the value of the Units held by Unitholders may suffer significant losses. In addition, although not expected (including as a result of the investment vehicles through which the Partnership expects to invest), Unitholders may be directly subject to non-U.S. taxes and tax filing obligations in certain jurisdictions where the Partnership and/or its investment vehicles operate or invest.
Each investor should be aware that, in addition to any taxes and filing obligations imposed by its jurisdiction of tax residence, it may be subject to indirect capital gains taxes and/or transfer taxes (and associated filing and/or reporting obligations) in connection with a transfer or redemption of its interest (in whole or in part) in certain jurisdictions where the Partnership and/or its investment vehicles operate or invest. See “—Certain PRC Tax Considerations Applicable to a Redemption of Units of the Partnership for non-PRC Investors” below.
Certain PRC Tax Considerations Applicable to a Redemption of Units of the Partnership for non-PRC Investors
The following summary addresses PRC taxation in connection with a redemption of interests and is of a general nature, for information purposes only. This summary does not constitute legal or tax advice and does not purport to deal with the tax consequences applicable to all categories of investors or all PRC considerations applicable to investments. Prospective investors should consult their own professional advisers as to the implications of their subscribing for, purchasing, holding, repurchasing or disposing of Units. The information below is based on the law and practice in force in the PRC at the date of this Registration Statement and there can be no guarantee that the summary provided below will continue to be applicable after the date of this Registration Statement (including on a retroactive basis). Furthermore, no assurance can be given that relevant tax authorities will not take a contrary position to the tax treatments described below.
For the purpose of disclosure in this “—Certain PRC Tax Considerations Applicable to a Redemption of Units of the Partnership for non-PRC Investors” only, “PRC” does not include the Hong Kong or Macau Special Administrative Regions or Taiwan.
When PRC taxable assets are indirectly transferred as a result of a transfer of equity interests in an overseas holding company (such as the Partnership) that directly or indirectly owns such PRC taxable assets, the overseas holding company, or the PRC entity that directly owns PRC taxable assets, may report such indirect transfer to the relevant tax authority. As a result, although currently unclear, gains derived from a redemption of Units may be subject to PRC income tax, and the transferee or other person who is obligated to pay for the transfer (which in connection with a redemption of Units would be the Partnership) may be obligated to withhold the applicable PRC income tax, subject to treaty relief. If the transferee fails to withhold the taxes and the transferor fails to pay the taxes, the tax authorities may pursue the transferor on related taxes and interest, impose penalties on the transferee (which penalties may be significant relative to the amount of taxes owed); and also the transferee may lose cost basis of the Units acquired. When the Partnership redeems Units from non-PRC investors, the Partnership as the transferee may reserve the right to reduce the redemption proceeds by up to 10%.
Changes in Legislation, Regulation or Interpretation. Each prospective investor should be aware that tax laws and regulations are changing on an ongoing basis, and such laws and regulations may be changed with retroactive effect and may directly or indirectly subject the Partnership, its investment vehicles, and/or the Unitholders to increased tax liabilities and/or have other adverse effects, including requiring Unitholders to provide certain additional information to the Partnership. The tax situation may be impacted by future changes of tax or legal law, provisions, regulations (including those with potentially retroactive changes) or their interpretation in the jurisdictions of the Unitholders, the Partnership, or its investments or any other relevant jurisdiction. Any such future change may adversely impact the tax liabilities of the Partnership, its investment vehicles, and/or the Unitholders and may also adversely affect the Investments of the Partnership which may, as a consequence, have a negative effect on the Partnership’s, its investment vehicles, and/or the Unitholders’ returns.
Impacts of Taxation on the Carried Interest. The Carried Interest may be calculated on a gross performance basis (i.e., without reduction for taxes paid or accrued by certain intermediate holding vehicles). The manner in which the Recipients’ right to receive Carried Interest is implemented and the tax allocations associated therewith (particularly in connection with distributions and allocations of Carried Interest at the level of a direct or indirect subsidiary vehicle of the Partnership that is treated as a partnership for U.S. federal income tax purposes) may impact the taxes imposed on blocker entities or other corporate holding vehicles, potentially reducing returns to Unitholders.
Other Tax Risks Applicable to an Investment in the Partnership. An investment in the Partnership may involve numerous tax risks, including, among others, the risks that (i) the Partnership or its subsidiaries may be subject to material taxation, which will reduce returns to Unitholders, in the jurisdictions where it invests, holds assets, or operates, including to the extent the Partnership or its non-U.S. subsidiaries are deemed to be directly or indirectly engaged in a trade or business in the United States or another jurisdiction or are subject to applicable withholding taxes, payable or otherwise borne by the Partnership or U.S. or non-U.S. subsidiaries of the Partnership, (ii) certain of the Partnership’s investments may be less efficient, from a tax perspective, than the investment opportunities that would have been available if the Partnership had purchased securities at the outset of an underlying fund and/or the Partnership and the applicable Other Investment Vehicles had invested separately, (iii) the manner in which certain of the GS Investments are acquired by the Partnership may result in the Partnership realizing taxable income and gain in respect of such GS Investment in excess of the Partnership’s economic gain which may result in Unitholders at the time such income and/or gain is realized being required to include their allocable share of such taxable income or gain in their taxable income and receiving an offsetting loss in connection with the ultimate disposition of their Units, the utilization of which may be subject to limitations, (iv) a Unitholder will not receive timely information from the Partnership to comply with such Unitholder’s tax filing obligations and will be required to file for any available extensions for the completion of such the tax returns (and, in the case of a direct or indirect investor that is a non-U.S. person, such information may not be adequate to comply with such investors local tax filing obligations), (v) a Unitholder will be subject to other adverse consequences in its jurisdiction of tax residence, including the incurrence of income tax liabilities that, in any given year, may exceed actual cash distributions, (vi) certain types of investments held by the Partnership (including those involving U.S. real estate, REITs, preferred equity transactions and/or investment tax credits) may give rise to special tax considerations and potentially adverse consequences, (vii) a Unitholder’s ability to transfer its interests in the Partnership may be limited by the General Partner based on certain tax considerations (including considerations related to investment tax credits), and (viii) under various potentially applicable reporting regimes (including FATCA, CRS, DAC 6, and regimes implemented pursuant to the OECD’s mandatory disclosure regime), a Unitholder, the Partnership, and/or non-U.S. Portfolio Companies will be subject to tax reporting obligations, withholding taxes on certain payments and/or penalties.
POTENTIAL CONFLICTS OF INTEREST
By acquiring Units, each Unitholder acknowledges and represents that it has carefully reviewed this “Potential Conflicts of Interest” section and understands and consents to the existence of potential conflicts of interest between Goldman Sachs and/or other Goldman Sachs related entities (including the GS Infrastructure Funds and any Other

Investment Vehicles), on the one hand, and the Partnership and/or the Unitholders, on the other, including, without limitation, those described in this “Potential Conflicts of Interest” section and to the operation of the Partnership subject to these conflicts. This includes, to the extent applicable, conflicts related to the Underlying Managers (which, for purposes of this “Potential Conflicts of Interest” section, means the Underlying Managers, collectively with their respective affiliates, directors, partners, trustees, managers, members, officers and employees), the Portfolio Assets and any funds managed by the Underlying Managers in which the Partnership invests (the Partnership’s Underlying Funds, for purposes of this “Potential Conflicts of Interest” section, the “Underlying Funds”) and to the operations of the Partnership and the Investments and, to the extent applicable, the Underlying Managers, the Portfolio Assets and the Underlying Funds in the face of such conflicts. Any reference to Underlying Funds or Underlying Managers shall be understood to only refer to Vintage Infrastructure Investments managed by GSAM.
General Categories of Conflicts Associated with the Partnership
Goldman Sachs (which, for purposes of this “Item 1A. Risk Factors—Potential Conflicts of Interest” section, means, collectively, The Goldman Sachs Group, Inc., Goldman Sachs & Co. LLC, the Investment Manager, and their respective affiliates, directors, partners, trustees, managers, members, officers and employees) is a worldwide, full-service corporate advisory, broker-dealer, asset management and financial services organization and a major participant in global financial markets. As such, Goldman Sachs provides a wide range of financial services to a substantial and diversified client base that includes corporations, financial institutions, governments and individuals. Goldman Sachs acts as broker-dealer, investment adviser, investment manager, corporate advisor, underwriter, research provider, administrator, financier, adviser, alternative investment fund manager, market maker, proprietary trader, prime broker, derivatives dealer, clearing agent, lender, counterparty, agent, principal, distributor, investor or in other commercial capacities for accounts or companies or affiliated or unaffiliated investment funds (including pooled investment vehicles and private funds). In those and other capacities, Goldman Sachs advises and deals with clients and third parties in all markets and transactions and purchases, sells, holds and recommends a broad array of investments, including securities, derivatives, loans, commodities, currencies, credit default swaps, indices, baskets and other financial instruments and products, for its own account and for the accounts of clients and of its personnel. In addition, Goldman Sachs has direct and indirect interests in the global fixed-income, currency, commodity, equities, bank loan and other markets, in addition to the investment management of the Partnership. In certain cases, Goldman Sachs causes Accounts (as defined below), including the Partnership, to invest in products and strategies sponsored, managed or advised by Goldman Sachs or in which Goldman Sachs has an interest, either directly or indirectly, or otherwise restricts Accounts from making such investments, as further described below. In this regard, there are instances where Goldman Sachs’ activities and dealings with other clients and third parties could affect the Partnership in ways that disadvantage the Partnership and/or benefit Goldman Sachs or other Accounts. Additionally, as described below, the Investment Manager faces conflicts of interest arising out of Goldman Sachs’ relationships and business dealings in connection with decisions to take or refrain from taking certain actions on behalf of the Partnership when doing so would be adverse to Goldman Sachs’ relationships or other business dealings with such parties. In addition, Goldman Sachs’ activities on behalf of certain other entities that are not investment advisory clients of Goldman Sachs create conflicts of interest between such entities, on the one hand, and Accounts (including the Partnership), on the other hand, that are the same as or similar to the conflicts that arise between the Partnership and other Accounts, as described herein. In managing conflicts of interest that arise as a result of the foregoing, the Investment Manager generally will be subject to fiduciary requirements. The following are descriptions of certain conflicts of interest and potential conflicts of interest that are associated with the financial or other interests that the Investment Manager and Goldman Sachs have in advising or dealing with clients (including the Partnership) or third parties acting on their own behalf. “Accounts” means Goldman Sachs’ own accounts, accounts in which personnel of Goldman Sachs have an interest, accounts of Goldman Sachs’ clients (including separately managed accounts (or separate accounts)), the Partnership, and Other Investment Vehicles.
The conflicts herein do not purport to be a complete list or explanation of the conflicts associated with the financial or other interests the Investment Manager or Goldman Sachs may have now or in the future. Additional information about potential conflicts of interest regarding the Investment Manager and Goldman Sachs is set forth in the Investment Manager’s Form ADV, which prospective investors should review prior to purchasing Units. A copy of Part 1 and Part 2A of the Investment Manager’s Form ADV is available on the SEC’s website

(www.adviserinfo.sec.gov). A copy of Part 2B of the Investment Manager’s Form ADV will be provided to Unitholders or prospective investors upon request.
Other Activities of Goldman Sachs and Effect on Investment Decisions, Sale of Units and Allocation of Investment Opportunities and Expenses
Client and Other Relationships; Reputation of Goldman Sachs. Goldman Sachs has and seeks to have long-term relationships with many significant participants in the financial markets. Goldman Sachs also has and seeks to have longstanding relationships with, and regularly provides financing, investment banking services and other services to, a significant number of corporations and private equity sponsors, leveraged buyout and hedge fund purchasers, potential portfolio companies and their respective senior managers, shareholders and partners, some of which may directly or indirectly compete with the Partnership for investment opportunities. Goldman Sachs considers these relationships in its management of the Partnership. In this regard, there may be certain investment opportunities or certain investment strategies that Goldman Sachs (i) does not undertake on behalf of the Partnership in view of these relationships, or (ii) refers to clients (in whole or in part) instead of retaining for the Partnership. Similarly, the Investment Manager may take the existence and development of such relationships into consideration in the management of the Partnership’s portfolio. Without limiting the generality of the foregoing, there may be, for example, certain strategies involving the acquisition, management or realization of particular investments that the Partnership will not employ in light of these relationships, as well as investment opportunities or strategies that the Partnership will not pursue in light of their potential impact on other areas of Goldman Sachs or on Portfolio Assets or be unable to pursue as a result of non-competition agreements or other similar undertakings made by Goldman Sachs. Additionally, Goldman Sachs may be directly involved, on behalf of itself or its clients (including investment funds), in positions in particular companies or investments that conflict with the Partnership’s Investments. Goldman Sachs’ advice and actions, with respect to any of its clients or proprietary accounts, may differ from the advice given, or may involve a different timing or nature of action taken, than with respect to the Partnership. Because of different objectives or other factors, a particular investment may be bought or sold by the Partnership, Goldman Sachs or its investment funds, clients, or the employees of Goldman Sachs at a time when one of these persons or entities is selling or purchasing such investment. Also, a conflict of interest may arise between Goldman Sachs and the Partnership (or its Portfolio Assets) in taking or not taking certain actions, including with respect to investments, as a result of such relationships. Further, because of the importance of Goldman Sachs’ reputation, the General Partner and/or the Investment Manager may or may not take certain actions in order to protect or preserve such reputation.
Goldman Sachs will consider its client relationships and the need to preserve its reputation in its management of the Partnership and, as a result, (i) there may be certain investment opportunities or strategies that Goldman Sachs will not undertake on behalf of the Partnership or will refer to clients instead of retaining for the Partnership, (ii) there may be certain rights or activities that Goldman Sachs will not undertake on behalf of the Partnership (including in respect of director representation and recusal), and/or (iii) there may be certain Investments that, in certain limited circumstances, are sold, disposed of or restructured earlier or later than otherwise expected.
Combined Businesses. In 2019, several businesses within the Firm unified into one direct alternatives investing platform through AM Private. In addition, AM Private was combined with other asset management businesses of Goldman Sachs into GSAM effective January 1, 2021. Accordingly, AM Private has inherited legacy obligations as a result of certain non-competition agreements or other similar undertakings made by the Combined Businesses prior to the unification thereof which may impact the ongoing operations of AM Private, including by restricting AM Private from taking certain actions.
Goldman Sachs’ Financial and Other Interests May Incentivize Goldman Sachs to Promote the Sale of Units. Goldman Sachs and its personnel have interests in promoting sales of Units, and the compensation from such sales in certain cases is greater than the compensation relating to sales of interests in other Accounts. Therefore, Goldman Sachs and its personnel will have a financial interest in promoting sales of Units over interests in certain other Accounts. For example, Goldman Sachs and its sales personnel generally will directly or indirectly receive a portion of the fees and commissions charged to the Partnership in connection with the sale of Units. Such fees and commissions may be higher than for similar products or services. Potential investors should be aware that there are financial and other interests that incentivize Goldman Sachs to promote the Partnership and any successor funds.

Goldman Sachs receives performance-based compensation in respect of its investment management activities on behalf of the Partnership. As a result, the Investment Manager may make investments for the Partnership that present a greater potential for return but also a greater risk of loss, or that are more speculative than would be the case in the absence of performance-based compensation. In addition, GSAM, GS&Co and their advisory affiliates (collectively, “GS Asset Management”) may simultaneously manage Accounts for which Goldman Sachs receives greater fees or other compensation (including performance-based fees or allocations) than it receives in respect of the Partnership. The simultaneous management of Accounts that pay greater fees or other compensation and the Partnership creates a conflict of interest as GS Asset Management has an incentive to favor Accounts with the potential to receive greater fees. To address these types of conflicts, the Investment Manager has adopted policies and procedures under which it will allocate investment opportunities in a manner that it believes is consistent with its obligations and fiduciary duties as investment adviser. See “—Allocation of Investment Opportunities Among Accounts” and “—Conflicts that Apply Primarily to XIG—Allocation of Vintage Infrastructure Investment Opportunities Among Accounts” below. Notwithstanding the allocation policies, the availability, amount, timing, structuring or terms of an investment by the Partnership may differ from, and performance may be lower than, the investments and performance of other Accounts.
Sales Incentives and Related Conflicts Arising from Goldman Sachs’ Financial and Other Relationships with Intermediaries. Goldman Sachs and its personnel, including employees of the Investment Manager, receive benefits and earn fees and compensation for services provided to Accounts (including the Partnership) and in connection with the distribution of the Partnership. In the case of placement fees, such fees and compensation are generally paid directly or indirectly out of the fees payable to the Investment Manager (or its affiliates) in connection with the management of such Accounts (including the Partnership). Moreover, Goldman Sachs and its personnel, including employees of the Investment Manager, have relationships (both involving and not involving the Partnership, and including placement, brokerage, advisory and board relationships) with distributors, consultants and others who recommend, or engage in transactions with or for, the Partnership. Such distributors, consultants and other parties may receive compensation from Goldman Sachs or the Partnership in connection with such relationships. As a result of these relationships, distributors, consultants and other parties have conflicts that create incentives for them to promote the Partnership.
Goldman Sachs and the Partnership may make payments to authorized dealers and other financial intermediaries and to salespersons from time to time to promote the Partnership. These payments may be made out of Goldman Sachs’ assets, or amounts payable to Goldman Sachs. These payments create an incentive for such persons to highlight, feature or recommend the Partnership.
Conflicts Related to SPACs. As described in “—General Risks Relating to an Investment in the Partnership—Special Purpose Acquisition Companies” above, Goldman Sachs may sponsor and/or manage SPACs that may compete with the Partnership and certain Other Investment Vehicles for investment opportunities. SPACs are generally expected to provide better financial terms and incentives to Goldman Sachs with respect to any particular investment opportunity than those provided by the Partnership, which could give the Investment Manager an incentive to determine that an investment opportunity is not suitable for the Partnership, and such opportunities may instead be allocated (in whole or in part) to the SPACs. Although not expected, conflicts of interest may also arise in allocating time, personnel and/or resources among the investment activities of the Partnership, on the one hand, and the SPACs, on the other hand. See also “—Goldman Sachs May Act in a Capacity Other Than Investment Manager to the Partnership—Allocation of Personnel, Services and/or Resources” below.
Co-Investment Opportunities. In connection with certain Investments, the Investment Manager may determine in its discretion that while it may be in the best interests of the Partnership to acquire the full amount of the Investment available to the Partnership (as opposed to not making the Investment), it is further in the best interests of the Partnership, due to diversification, portfolio management, or other considerations, for the Partnership to hold less exposure to the Investment than such full amount. In such circumstances, as described in “Item 1(c). Description of Business—Allocation of Investment Opportunities,” the Investment Manager may, in its discretion, determine to provide co-investors including, without limitation, particular (but not necessarily all) Unitholders, Other Investment Vehicles, investors in Other Investment Vehicles, third parties and/or such other parties, in each case, as selected by the Investment Manager in its discretion, the opportunity to invest alongside the Partnership in the Investment and/or to purchase a portion of the Investment from the Partnership (“Co-Investment Opportunities”). In addition, Multi-

Strategy Investment Vehicles (including the Multi-Strategy Annual Funds and/or the Private Markets ELTIF) are expected to participate in investments alongside the Partnership and the Other Investment Vehicles, and certain AM Private-managed co-invest entities comprised of particular (but not necessarily all) Unitholders of the Partnership and/or third-party investors, may also participate in Investments alongside the Partnership and/or may purchase a portion of an Investment from the Partnership from time to time. The allocation of any such Co-Investment Opportunities may or may not be in proportion to the commitments of such investors and may involve different investment opportunities as well as different terms and fee structures in respect of the same investment opportunities. As such, the Partnership may receive a smaller allocation in the particular Investment than it otherwise might have received if Goldman Sachs had not provided the Multi-Strategy Investment Vehicles, such other AM Private-managed vehicles or any third party with the Co-Investment Opportunity. Moreover, it is possible that certain terms and fee structures offered to co-investors may be more (or less) favorable to Goldman Sachs than those offered to Unitholders, which may incentivize the Investment Manager to make more (or less) of such Co-Investment Opportunities available. See “—Management of the Partnership by the Investment Manager—Deal Expense Allocation” below.
Additionally, as described in “Item 1(c). Description of Business—Allocation of Investment Opportunities,” it is expected that certain investment opportunities that may be appropriate for the Partnership will first be made available for consideration as a potential investment by Other Investment Vehicles, prior to, if at all, being made available to the Partnership. There may be situations in which there is insufficient excess available beyond such allocations from which to provide such opportunities to the Partnership. The Investment Manager has broad discretion in determining to whom and in what relative amounts to allocate Co-Investment Opportunities. Factors the Investment Manager may take into account, in its discretion, include (but are not limited to) the magnitude and nature of a potential recipient’s relationship with Goldman Sachs, if any, whether such potential recipient is able to assist or provide a benefit to the Partnership and/or Goldman Sachs in connection with the potential transaction or otherwise, whether the potential recipient is expected to provide expertise or other advantages in connection with a particular Investment, as well as such other factors as the Investment Manager determines in its discretion to be relevant and which may change from time to time. Furthermore, the Investment Manager may allocate Co-Investment Opportunities as the Investment Manager determines in its discretion, and the Investment Manager may give preference to investors in Other Investment Vehicles, or investors that have made commitments over a certain threshold, or investors who have committed to Multi-Strategy Investment Vehicles or otherwise, as opposed to other investors, and the recipients of co-investment opportunities may include no Unitholders, or one or more Unitholders and not others (including others that may be similarly situated to those receiving allocations of Co-Investment Opportunities), clients or potential clients of Goldman Sachs, Goldman Sachs, employees of Goldman Sachs, or funds or accounts established for any such persons or Other Investment Vehicles, and on such terms as the Investment Manager determines in its discretion.
In addition to allocating Co-Investment Opportunities on a case-by-case basis as they arise as described above, the Investment Manager may determine to provide priority rights with respect to future Co-Investment Opportunities generally to certain Unitholders (but not to other Unitholders, including similarly situated Unitholders) or other persons, including those described above, pursuant to commitments, arrangements or agreements between the Investment Manager and Unitholders or other persons, or through the formation of one or more funds or other vehicles in which such Unitholders or other persons would invest.
The Investment Manager reserves the right to charge no management fee or carried interest to co-investors (including certain Unitholders of the Partnership and/or co-investors that serve as placement agents to, or source investment opportunities for, the Partnership) with respect to Co-Investment Opportunities or a management fee and/or carried interest that is less than the Management Fees or Carried Interest applicable to the Partnership. As a result of these differences, the returns to the investors of the Partnership may differ from the returns to other investors, including investors in any Other Investment Vehicle. In particular, such investors’ net returns with respect to Co-Investment Opportunities may differ from Unitholders’ net returns with respect to the Partnership, particularly for those investors in Co-Investment Opportunities whose investment will not be subject to any (or will be subject to reduced) management fees, carried interest or similar compensation payable to the Investment Manager or its affiliates.

In addition, Goldman Sachs may, including through other areas of Goldman Sachs, either directly or through other investment vehicles, participate in Investments that would be appropriate for the Partnership outside of the Partnership, as there are other areas of Goldman Sachs that do so.
Investments in Other GS-Managed Commingled Funds. The Partnership may invest in one or more Direct Infrastructure Investments or Vintage Infrastructure Investments by making an investment in one or more Other GS-Managed Commingled Funds, including the GS Infrastructure Funds. The Partnership will be directly or indirectly subject to the terms of the Other GS-Managed Commingled Fund in which it invests, and such terms will govern the Partnership’s investment in an Other GS-Managed Commingled Fund without any application of the terms and conditions of the Partnership Agreement (even if such terms are inconsistent). For example, the term (if any), liquidity and withdrawal rights, investment period (if any) and termination or removal rights (if any) of such Other GS-Managed Commingled Fund might differ from those of the Partnership. In particular, the Partnership is permitted to invest in an Other GS-Managed Commingled Fund that is structured as a closed-end fund with limited or no transfer or withdrawal rights, which could result in a liquidity mismatch that could impair the Partnership’s ability to, among other things, satisfy redemption requests under the Redemption Plan or re-invest in more attractive investment opportunities that may arise. Moreover, Other GS-Managed Commingled Funds into which the Partnership invests may be permitted, in turn, to invest in Other GS-Managed Commingled Funds. Such activity could subject the Partnership to additional risks. For example, while the Partnership is not expected to bear an additional layer of management fees or incentive compensation (in each case, payable to Goldman Sachs) as a result of making an Other Secondaries Investment into such Other GS-Managed Commingled Funds, the Partnership is expected to bear its pro rata share of the organizational and operating expenses of such Other GS-Managed Commingled Funds, which could adversely affect the Partnership’s returns. The Partnership is generally expected to be a passive investor in an Other GS-Managed Commingled Fund and in such capacity is not expected to have the opportunity to evaluate the specific investments made by such Other GS-Managed Commingled Fund before they are made. In determining whether to cause the Partnership to pursue an investment strategy through an investment in an Other GS-Managed Commingled Fund rather than directly, the Investment Manager will have a conflict of interest to the extent that the Partnership’s investment in such Other GS-Managed Commingled Fund would benefit such Other GS-Managed Commingled Fund (which may benefit from a larger or more stable investor base, having an anchor investor, attracting additional investors because of the Partnership’s investment and other considerations), the other investors in such Other GS-Managed Commingled Fund or Goldman Sachs.
Allocation of Investment Opportunities Among Accounts. Subject to the requirements indicated in “Item 1(c). Description of Business—Allocation of Investment Opportunities,” the allocation of investment opportunities to the Partnership will be in the discretion of the Investment Manager, subject to available capital. The Investment Manager may determine in its sole discretion that certain Investments are not appropriate for, and should not be allocated to, the Partnership, or the Partnership should not take its full potential allocation of the Investments as determined in accordance with the foregoing, based on such factors that are deemed relevant by the Investment Manager in its sole discretion, including for legal, tax, regulatory, structuring or other relevant considerations. There can be no assurance that any investment opportunities will be made available to the Partnership for investment, and investment opportunities appropriate for the Partnership may be allocated, in whole or in part, to Goldman Sachs, third parties or other Accounts (including other Accounts that may have the right or be given the opportunity to invest alongside the Partnership in any investment made by the Partnership).
The Investment Manager may establish sharing percentages between the Partnership and other Accounts from time to time with respect to certain investments or types of investments. Such sharing percentages are expected to change over time as a result of changes to the Strategies Target Allocations and the quantum of available capital available for investment by the Partnership and such other Accounts, which is variable. The Investment Manager will have substantial discretion in applying any such sharing percentages, and the Investment Manager may have a conflict of interest in making such determinations (including because such other Accounts may pay a higher management fee and/or incentive compensation to Goldman Sachs) and such targeted sharing percentages might result in the Partnership not being fully invested. The Investment Manager will have the right to change any such targeted sharing percentages at any time and from time to time.
The Investment Manager will determine the sharing percentages between the Partnership and other Accounts based, in part, on the Strategies Target Allocations which have been established by the Partnership with respect to the Investments. As noted in “—Risks—Investment Risks—Investment Strategy and Strategies Target Allocations” above, the Strategies Target Allocations are not strict policies that the Investment Manager will necessarily follow and the Investment Manager has complete flexibility to invest the Partnership’s assets as it sees fit under the prevailing circumstances. Unitholders will not have an opportunity to evaluate the Investment Manager’s decisions regarding the determination and application of (and any changes to) the Strategies Target Allocations, nor an opportunity to withdraw from the Partnership, prior to any such decision. In certain circumstances, the Investment Manager has a conflict of interest in making such determinations as the Investment Manager would have an incentive to increase or decrease the amount of capital that the Partnership invests in a particular strategy. For example, allocating additional capital from the Partnership to a strategy may benefit Goldman Sachs by providing a larger and/or more stable pool of capital available for pursuing this strategy. This may allow for more investments of a particular type and/or larger investments. This may benefit Goldman Sachs by providing the capital necessary to develop a track record with respect to a category of investments and/or benefit Other Investment Vehicles (and thus Goldman Sachs indirectly) by allowing those Other Investment Vehicles to invest in more and/or larger investments of the relevant type. This conflict is exacerbated if the strategy is a new strategy on which Other Investment Vehicles have not previously focused. Alternatively, Goldman Sachs may have an incentive to reduce the amount of capital invested in strategies where the relevant Other Investment Vehicles have significant amounts of capital and/or investment opportunities are limited.
In addition, based on various considerations (including, but not limited to, available capital, the concentration of investments, geography and industry-specific factors, prevailing market conditions, any minimum or maximum deal size thresholds set by the Investment Manager and investment restrictions), the Investment Manager may cause the Partnership to invest alongside other Accounts in a ratio not indicated by any applicable targeted sharing percentage. The Investment Manager may have an incentive to cause the Partnership’s share of an investment to exceed the applicable targeted sharing percentage where the Investment Manager had or expects to have trouble syndicating a portion of the applicable investment opportunity to other co-investors. Conversely, the Investment Manager may have an incentive to cause the Partnership’s share of an investment to be less than any applicable targeted sharing percentage where the Investment Manager wants to increase participation by Other Investment Vehicles, other co-investors or Goldman Sachs. Additionally, for the avoidance of doubt, certain investment opportunities may be allocated fully to the Partnership, with no participation by Goldman Sachs or any Other Investment Vehicles.
With respect to Vintage Infrastructure Investments, the Investment Manager will periodically update or calculate the Partnership’s investable capital with respect to Vintage Infrastructure Investments for a fixed period of time, and GSAM will use such information to determine allocations of investments as described in “Item 1(c). Description of Business—Allocation of Investment Opportunities” and in “—Conflicts that Apply Primarily to XIG—Allocation of Vintage Infrastructure Investment Opportunities Among Accounts” below. Limited capacity in Vintage Infrastructure Investments may arise in multiple types of situations. For example, Underlying Managers limit the number of investors in (or the size of) their Underlying Funds or the amount of assets in accounts that they manage. In addition, the amount of interests in an Underlying Fund available for purchase in a Traditional Secondaries investment will typically be limited. It is possible that such limited availability will exist with respect to certain Investments or with respect to certain classes of interests issued by an Underlying Fund that have better terms than other classes or where GS Asset Management has negotiated different investment terms (including lower fees or more frequent liquidity than other investors) with an Underlying Manager for itself and its clients but the Underlying Manager limits the size of the investment by Goldman Sachs and its clients that will be subject to such terms.
Other Accounts may make investments even if such actions would reduce the size of the Partnership’s investment or prevent the Partnership from investing. Investments by other Accounts may also reduce or prevent an investment by an Underlying Fund. In addition, other Accounts may provide greater fees or other compensation (including performance-based fees, equity or other interests) to Goldman Sachs (including the Investment Manager) and potentially to Goldman Sachs personnel (including personnel of the Investment Manager). Such conflicts may also exist in connection with transfers of interests in such investments from one Account to another Account. If GS Asset Management wishes to transfer an existing investment that would be subject to different terms or fee arrangements, depending upon the Accounts to which it is transferred, GS Asset Management faces potential conflicts in connection with the allocation of such investment among Accounts. Other Accounts may make investments even if such actions would reduce the size of the Partnership’s or an Underlying Fund’s investment or prevent the Partnership or an Underlying Fund from investing.
Except as otherwise set forth herein and the Memorandum, no part of Goldman Sachs will be under any obligation or fiduciary or other duty to make any investments available to the Partnership. Further, subject to applicable law, nothing contained herein or in the Memorandum precludes, restricts or limits in any way the activities of Goldman Sachs or its affiliates, including: (i) from investing in Investments or other principal investments for its own account, or for the account of other Accounts or third parties; (ii) from engaging in transactions in connection with a decision by Goldman Sachs to enter into a new strategic business or businesses, including principal investments in financial services companies; (iii) from receiving fees or other compensation of any kind from any activity, including activities in which the interests of the Partnership may be different from or adverse to the interests of other investment funds or vehicles managed by the Investment Manager or its affiliates or other business units within Goldman Sachs or third parties; and (iv) from forming, investing in and managing other Accounts.
Potential Conflicts Relating to Follow-On Investments. From time to time, the Investment Manager will provide opportunities to Accounts (including potentially the Partnership) to make investments in assets in which certain Accounts have already invested. Such follow-on investments can create conflicts of interest, such as the determination of the terms of the new investment and the allocation of such opportunities among Accounts (including the Partnership). Follow-on investment opportunities may be available to the Partnership notwithstanding that the Partnership has no existing investment in the issuer, resulting in the assets of the Partnership potentially providing value to, or otherwise supporting the investments of, other Accounts. Accounts (including the Partnership) may also participate in re-leveraging, recapitalization and similar transactions involving companies in which other Accounts have invested or will invest. Conflicts of interest in these and other transactions may arise between Accounts (including the Partnership) with existing investments in a company and Accounts making subsequent investments in the company, which have opposing interests regarding pricing and other terms. The subsequent investments may dilute or otherwise adversely affect the interests of the previously-invested Accounts (including the Partnership).
Conflicts of Interest Related to Fees and Liquidity Management. As described in “Item 1(c). Description of Business—Redemption Plan,” the General Partner, after consultation with the Investment Manager, is permitted to make exceptions to, modify, suspend (entirely or partially) or terminate the Redemption Plan if in its reasonable judgment it deems such an action to be in the best interests of the Partnership and the Unitholders, including to avoid the assets of the Partnership being or continuing to be treated as “plan assets” subject to Title I of ERISA or Section 4975 of the Code (or comparable law or regulation) or for other reasons described in sections 5.03 and 5.04 of the Partnership Agreement. In making such determinations, the General Partner will have regard to the overall projected liquidity position of the Partnership and whether such actions are in the best interests of the Partnership and of both Unitholders who have requested the redemption of their Units and Unitholders who have not requested the redemption of their Units. Because Unitholders remain subject to the Management Fee, the Servicing Fee, the Transfer Agent Fee, the Carried Interest and other applicable fees during any such modification, suspension or termination of the Redemption Plan, Unitholders who had submitted redemption requests during such period will continue to bear such fees (without reduction). Accordingly, the General Partner and the Investment Manager are subject to conflicts of interest when determining whether to make exceptions to, modify, suspend or terminate the Redemption Plan as such decisions impact the Partnership’s liquidity and can ensure the continued accrual of fees payable to the Investment Manager.
Considerations Relating to Information Held by Goldman Sachs. Goldman Sachs has established certain information barriers and other policies designed to address the sharing of information between different businesses within Goldman Sachs. As a result of information barriers, GSAM generally will not have access, or will have limited access, to certain information and personnel, including senior personnel, in AM Private and in other areas of Goldman Sachs and generally will not manage its portion of the Partnership with the benefit of information held by such other areas. AM Private is within the same information barrier as the IBB12 unit in the Global Banking and Markets Business. Goldman Sachs, due to its access to and knowledge of funds, markets and securities based on its
12 “IBB” stands for “Investment Banking Business” which is the name of a business division within Goldman Sachs.

prime brokerage and other businesses, will from time to time make decisions based on information or take (or refrain from taking) actions with respect to interests in investments of the kind held (directly or indirectly) by the Partnership or Underlying Funds in a manner that is adverse to the Partnership or Underlying Funds, and will not have any obligation or other duty to share information with GSAM.
In limited circumstances, including for purposes of managing business and reputational risk, and subject to policies and procedures, personnel on one side of an information barrier may have access to information and personnel on the other side of the information barrier through “wall crossings.” GSAM faces conflicts of interest in determining whether to engage in such wall crossings. In addition, Goldman Sachs or GS Asset Management may determine to move certain personnel, businesses or business units from one side of an information barrier to the other side of the information barrier. In connection therewith, Goldman Sachs personnel, businesses, and business units that are moved will no longer have access to the personnel, businesses and business units on the side of the information barrier from which they are moved.
Information obtained in connection with wall crossings and changes to information barriers may limit or restrict the ability of GSAM to engage in or otherwise effect transactions on behalf of the Partnership (including purchasing or selling securities that GSAM may otherwise have purchased or sold for the Partnership). In managing conflicts of interest that arise as a result of the foregoing, GSAM generally will be subject to fiduciary requirements.
Information barriers also exist between certain businesses within GSAM. The conflicts described herein with respect to information barriers and otherwise with respect to Goldman Sachs and GSAM also apply to Goldman Sachs Asset & Wealth Management (of which GS Asset Management is a part), as well as to the businesses within Goldman Sachs Asset & Wealth Management (including GS Asset Management).
In addition, there may also be circumstances in which, as a result of information held by certain portfolio management teams of GSAM or other business units that perform investment advisory services on behalf of the asset management business of Goldman Sachs Asset & Wealth Management, GSAM limits an activity or transaction for the Partnership, including if the Partnership is managed by a portfolio management team other than the team holding such information. See “—Potential Limitations and Restrictions on Investment Opportunities and Activities of Goldman Sachs and the Partnership” below.
In addition, regardless of the existence of information barriers, Goldman Sachs will not have any obligation or other duty to make available for the benefit of the Partnership any information regarding Goldman Sachs’ trading activities, strategies or views, or the activities, strategies or views used for other Accounts. Furthermore, to the extent that Goldman Sachs and its personnel have developed fundamental analysis and proprietary technical models or other information, Goldman Sachs will not be under any obligation or other duty to share such information with the Partnership. The Partnership may make investment decisions that differ from those it would have made if Goldman Sachs had provided such information and be disadvantaged as a result thereof.
Different areas of GSAM and Goldman Sachs take views, and make decisions or recommendations, that are different than those of other areas of GSAM and Goldman Sachs. Different portfolio management teams and different portfolio managers within GSAM may make decisions based on information or take (or refrain from taking) actions with respect to Accounts they advise in a manner different than or adverse to the Partnership. There may also be circumstances where XIG and AM Private have different levels of access to confidential information relating to valuations that are unable to be shared due to an information barrier. Further, XIG generally will rely upon valuations of Vintage Infrastructure Investments provided to them by the Underlying Managers while AM Private generally will engage Independent Valuation Advisors to provide independent valuations of Direct Infrastructure Investments in accordance with the processes set forth in “Item 9. Market Price of and Dividends on the Registrant’s Common Equity and Related Unitholder Matters—Valuation Methodology.” Accordingly, valuations undertaken by XIG and AM Private may differ even where both have the same or similar exposures to an underlying investment or an industry due to XIG or AM Private receiving confidential information that is not received by the other. In addition, with respect to credit facilities entered into by (i) the Partnership and/or (ii) one or more aggregator vehicles for Direct Infrastructure Investments and one or more aggregator vehicles for Vintage Infrastructure Investments, the information barriers between the different areas of GSAM and Goldman Sachs (as described above) will, despite the cross-collateralization between one or more aggregator vehicles for Direct

Infrastructure Investments and one or more aggregator vehicles for Vintage Infrastructure Investments, remain in place and may cause potential challenges in monitoring covenant compliance and administering loan obligations which may result in different strategies and/or outcomes as between the Partnership and the applicable aggregator vehicles for Vintage Infrastructure Investments and Direct Infrastructure Investments on one hand or between such aggregator vehicles on the other hand. The respective portfolio management teams, portfolio managers and other persons responsible for managing and operating such credit facilities on behalf of XIG and/or AM Private may not share information with the Partnership’s portfolio management team or other portfolio managers (and vice versa), including as a result of certain information barriers and other policies, and will not have any obligation or other duty to do so.
Goldman Sachs operates a business known as Prime Services, which provides prime brokerage, administrative and other services to clients that from time to time involve Underlying Funds or markets and securities in which Underlying Managers invest. Prime Services and other parts of Goldman Sachs have broad access to information regarding the current status of certain markets, investments and funds and detailed information about fund operators that is not available to GSAM. In addition, Goldman Sachs from time to time acts as a lender or prime broker to one or more Underlying Funds, in which case Goldman Sachs will have information concerning the investments and transactions of such Underlying Funds that is not available to GSAM. As a result of these and other activities, parts of Goldman Sachs will possess information in respect of markets, investments, Underlying Managers that are affiliated or unaffiliated with Goldman Sachs and Underlying Funds, which, if known to GSAM, might cause GSAM to seek to dispose of, retain or increase interests in investments held by Accounts or acquire certain positions on behalf of Accounts, or take other actions. Goldman Sachs will be under no obligation or other duty to make any such information available to GSAM or personnel involved in decision-making for Accounts (including the Partnership).
Management of the Partnership by the Investment Manager
Valuation of the Investments. The Investment Manager may appoint a delegate, including another Goldman Sachs entity, to perform certain valuation services related to Direct Infrastructure Investments. Such entity performs valuation services in accordance with the Investment Manager’s valuation policies. The valuer may value an identical asset differently than another division or unit within Goldman Sachs values the asset, including because such other division or unit has information or uses valuation techniques and models that it does not share with, or that are different than those of the Investment Manager or the valuer. This is particularly the case in respect of difficult-to-value assets. The valuer may also value an identical asset differently in different accounts (including because different accounts are subject to different valuation guidelines pursuant to their respective governing agreements (e.g., in connection with certain regulatory restrictions applicable to different accounts)), different third-party vendors are hired to perform valuation functions for the accounts, the accounts are managed or advised by different portfolio management teams within Goldman Sachs or the Investment Manager that employ different valuation policies or procedures, or otherwise. The valuer will face a conflict with respect to valuations of investments generally because of their effect on the carried interest and/or other fees or compensation payable to Goldman Sachs.
In the case of any Vintage Infrastructure Investments by the Partnership, the Investment Manager will ordinarily value the Partnership’s investments in Underlying Funds (including Single Asset Secondaries Investments, multi-asset continuation vehicles and External PE Co-Investments) based upon valuations of underlying investments provided by the Underlying Managers (i.e., the Investment Manager is a “price taker”), and such Underlying Managers will have interests and incentives that differ from those of the Partnership, including relating to the calculation of the Underlying Managers’ fees. Such valuations will not be adjusted to reflect the purchase prices paid in connection with Traditional Secondaries, which typically involve purchasing interests in Underlying Funds at a discount to their stated net asset values. Furthermore, valuations as of each Valuation Day will be based upon the valuations and estimates received by Underlying Managers prior to that Valuation Day. As a result, valuations of such Underlying Funds will typically only be received on a two-quarter delay. Accordingly, the most recent valuations by an Underlying Manager will generally state the valuation as of several months prior. As such, the Investment Manager is expected to engage one or more independent valuation experts to develop a methodology for adjusting valuations based on subsequent market developments. This is expected to involve projecting a current valuation from an older valuation by using price changes in an index as a benchmark. Prospective investors should note that the appropriate benchmark will not always be evident and that the performance of a particular Underlying Fund or asset will likely differ, in some cases materially, from the performance of any benchmark. As a result, such approximations of value as of a date should be expected to differ from the valuations that will eventually be received from Underlying Managers.
To the extent the Investment Manager performs valuation services related to securities and assets held in the Partnership, the Investment Manager performs such valuation services in accordance with its valuation policies. The Investment Manager may value an identical asset differently than another division or unit within Goldman Sachs values the asset, including because such other division or unit has information or uses valuation techniques and models that it does not share with, or that are different than those of, the Investment Manager. This is particularly the case in respect of difficult-to-value assets. The Investment Manager may also value an identical asset differently in different Accounts, including because different Accounts are subject to different valuation guidelines pursuant to their respective governing agreements (e.g., in connection with certain regulatory restrictions applicable to different Accounts). In addition, there may be significant differences in the treatment of the same asset by GS Asset Management, other divisions or units of Goldman Sachs, and/or among Accounts (e.g., with respect to an asset that is a loan, there can be differences when it is determined that such loan is deemed to be on non-accrual status or in default).
Differences in valuation should be expected where different third-party vendors are hired to perform valuation functions for the Accounts, the Accounts are managed or advised by different portfolio management teams within GS Asset Management that employ different valuation policies or procedures or otherwise. Further, it should be noted that independent valuation experts that are selected and compensated by the Investment Manager to provide assistance with valuations and/or adjustments thereto may be incentivized to provide valuations and/or adjustments thereto that are more favorable to the Partnership than they otherwise would be in order to retain ongoing and/or future engagements with the Partnership, the Investment Manager, Goldman Sachs and/or entities affiliated with Goldman Sachs.
Goldman Sachs will face significant conflicts of interest with respect to valuations generally, including without limitation, to the extent that Goldman Sachs has discretion in connection with the development, implementation and/or application of valuation methodologies developed by third-party valuation agents, because Goldman Sachs will receive Management Fees, Servicing Fees, Transfer Agent Fees and Carried Interest based on the valuations assigned to such investments. Without limiting the generality of the foregoing, Goldman Sachs will have an incentive to cause assets to be given a higher valuation, which will result in additional Management Fees, Servicing Fees and Transfer Agent Fees payable to Goldman Sachs and more Carried Interest allocable to Goldman Sachs. In addition, as the denominator of the Partnership’s investment restrictions discussed in the Memorandum is the Partnership’s net asset value, higher valuations of the Partnership’s assets would provide Goldman Sachs with the flexibility to cause the Partnership to make larger investments than it would otherwise be permitted to make.
Investments through Intermediate Entities. As set forth herein, the Partnership holds, and in the future is expected to hold, interests in certain Investments indirectly through one or more intermediate entities (including blocker entities and/or other corporate holding vehicles). The Investment Manager has determined in its sole discretion that contingent tax liabilities of such intermediate entities (e.g., potential taxes that would be due upon realization of a gain) will not be reflected in the Transactional NAV if such liabilities are not reasonably expected to be triggered upon the realization of the underlying Investment through a blocker sale (although the Investment Manager may determine in good faith to reflect such liabilities in determining the fair value of the underlying Investment in select situations). The Investment Manager has a conflict in determining whether to use this approach with respect to transactions because it will increase Transactional NAV and therefore will impact fees payable to Goldman Sachs (including, for the avoidance of doubt, the Management Fees payable to the Investment Manager). The actual disposition of the applicable underlying Investment, however, may not be in accordance with such expectations and may trigger tax liability in any event, which would reduce the after-tax proceeds realized in the transaction compared to a situation where the same purchase price was achieved but taxes were not owed by the Partnership or any intermediate entities.
Principal, Agency Cross, and Other Transactions. To the extent permitted by applicable law, including the Volcker Rule and the Advisers Act, Goldman Sachs may, from time to time, act as principal for its own account in connection with the Partnership’s Investments and other transactions, including selling Investments or other securities as principal to the Partnership. Goldman Sachs may retain any profits that it may make in such transactions.
In addition, in connection with selling investments by way of a public offering, Goldman Sachs may, subject to the Volcker Rule, act as the managing underwriter or a member of the underwriting syndicate on a firm commitment basis and purchase securities from the Partnership and receive customary fees for providing these services. In lieu of a public offering, the Partnership may request Goldman Sachs to effect a “block trade” where it purchases a large block of securities from the Partnership as a principal at a set price thereby enabling a large block of securities to be sold and possibly avoiding an unfavorable price movement which may occur as a result of the sales order.
Furthermore, Goldman Sachs may, on behalf of the Partnership, effect transactions where Goldman Sachs is also acting as broker on the other side of the same transaction, known as agency cross transactions. Goldman Sachs may receive commissions from, and has a potentially conflicting division of loyalties and responsibilities regarding, the Partnership and the other parties to those transactions.
In certain circumstances, Goldman Sachs may purchase or sell securities on behalf of the Partnership as a “riskless principal.” For instance, Goldman Sachs may purchase securities from a third party with the knowledge that the Investment Manager, on behalf of the Partnership, is interested in purchasing those securities and immediately sell the securities it bought to the Partnership. In addition, in certain instances, the Partnership may request Goldman Sachs to purchase a security as a principal and issue a participation or similar interest to the Partnership in order to comply with local regulatory requirements.
The Investment Manager will review each such transaction and take such other steps as it may deem necessary to ensure that the terms of transactions are fair and reasonable. For instance, the Investment Manager generally will consider, among other things, pricing, the ability to implement Partnership objectives and the ease and speed of execution.
Moreover, the Partnership may execute the purchase and sale of Investments through Goldman Sachs as agent and may pay commissions to Goldman Sachs. Goldman Sachs may retain any commissions, remuneration, or other profits which may be made in these transactions.
Purchases and sales of securities for the account of the Partnership may be bunched or aggregated with orders for other accounts of Goldman Sachs, including other investment funds. Because of the prevailing trading activity, it is frequently not possible to receive the same price or execution on the entire volume of securities sold. When this occurs, the various prices may be averaged which may be disadvantageous to the Partnership, although the Investment Manager will take steps as it may deem necessary to ensure, to the extent practicable, that the Partnership receives the best available price in connection with the transactions.
By executing the Subscription Agreement, and acquiring an interest in the Partnership, each Unitholder understands and agrees to the extent such transactions are disclosed to such Unitholder herein and in the Memorandum, a supplement or otherwise in writing (including in a Warehouse Disclosure), prior to such Unitholder acquiring an interest in the Partnership, in each case, on the terms so disclosed, that Goldman Sachs can act as a principal (including in connection with a “riskless principal” trade or “block trade”) or underwriter, as broker for the Partnership, or as broker on the other side of a transaction with the Partnership or bunches or aggregates transactions with others. Additionally, by executing the Subscription Agreement, and acquiring an interest in the Partnership, each Unitholder understands and agrees to any cross transactions in which Goldman Sachs acts as broker for the Partnership and the party on the other side of the transaction.
Each Unitholder, by previously submitting and not withdrawing a Subscription Agreement and to the extent permitted by applicable law, will be deemed to have agreed to appoint any Specified Person to consider and approve or disapprove matters which may require approval of the Partnership or with respect to which the Investment Manager determines to seek approval on behalf of the Partnership and the Unitholders (including, to the extent required by or appropriate in light of applicable law, principal transactions).

Goldman Sachs’ and the Investment Manager’s Activities on Behalf of Other Accounts. Goldman Sachs (including the Investment Manager), the clients it advises, and its personnel have interests in and advise Accounts that have investment objectives or portfolios similar to, related to or opposed to those of the Partnership, the Underlying Funds and the Underlying Managers. Goldman Sachs may receive greater fees or other compensation (including performance-based fees) from such other Accounts than it does from the Partnership, in which case Goldman Sachs is incentivized to favor such other Accounts. In addition, Goldman Sachs (including the Investment Manager), the clients it advises, and its personnel may engage (or consider engaging) in commercial arrangements or transactions with other Accounts, and/or compete for commercial arrangements or transactions in the same types of companies, assets, securities and other instruments, as the Partnership and Underlying Managers. Such arrangements, transactions or investments may adversely affect the Partnership by, for example, limiting the Partnership’s ability to engage in such activity or affecting the pricing or terms of such arrangements, transactions or investments. Moreover, the Partnership, on the one hand, and Goldman Sachs or other Accounts, on the other hand, may vote differently on or take or refrain from taking different actions with respect to the same security, which are disadvantageous to the Partnership. Additionally, as described below, the Investment Manager faces conflicts of interest arising out of Goldman Sachs’ relationships and business dealings in connection with decisions to take or refrain from taking certain actions on behalf of the Partnership when doing so would be adverse to Goldman Sachs’ relationships or other business dealings with such parties.
In addition, Goldman Sachs and Accounts may invest with Underlying Managers, the Partnership may invest with Underlying Managers in which Goldman Sachs and Accounts have invested, and the Partnership and Goldman Sachs and Accounts may invest together with such Underlying Managers. Numerous conflicts may arise under such circumstances. For example, the Partnership may obtain fees or investment terms with an Underlying Manager that benefit Goldman Sachs, its personnel and other Accounts, which may result in the Partnership receiving terms that are not as favorable to the Partnership as those it could have obtained for itself had it not obtained benefits for Goldman Sachs, its personnel and other Accounts. In addition, certain Accounts have Profits Interests (as defined below) in Underlying Managers. See “—Conflicts that Apply Primarily to XIG—Conflicts Relating to Profits Interests” below.
Transactions by, advice to and activities of Accounts (including with respect to investment decisions, voting and the enforcement of rights) may involve the same or related companies, securities or other assets or instruments as those in which the Partnership, the Underlying Funds and the Underlying Managers invest, and it should be expected that one or more Accounts engage in a strategy while the Partnership, the Underlying Funds or an Underlying Manager is undertaking the same or a differing strategy, any of which could directly or indirectly disadvantage the Partnership (including its or an Underlying Fund’s ability to engage in a transaction or other activities).
In addition, Goldman Sachs may be engaged to provide advice to an Account that is considering entering into a transaction with the Partnership, and Goldman Sachs may advise the Account not to pursue the transaction with the Partnership, or otherwise in connection with a potential transaction provide advice to the Account that would be adverse to the Partnership. Additionally, if the Partnership (or an Underlying Manager) buys a security and an Account establishes a short position in that same security or in similar securities, such short position may result in the impairment of the price of the security held by the Partnership or an Underlying Manager to which the Partnership allocates assets or may be designed to profit from a decline in the price of the security. The Partnership or an Underlying Fund could similarly be adversely impacted if it establishes a short position, following which an Account takes a long position in the same security or in similar securities. Furthermore, Goldman Sachs (including GS Asset Management) may make filings in connection with a shareholder class action lawsuit or similar matter involving a particular security on behalf of an Account, but not on behalf of a different Account (including the Partnership) that holds or held the same security, or that is invested in or has extended credit to different parts of the capital structure of the same issuer. Alternatively, Goldman Sachs may make such filings on behalf of the Partnership but not on behalf of other Accounts. See “—Goldman Sachs May Act in a Capacity Other Than Investment Manager to the Partnership—Investments in and Advice Regarding Different Parts of a Portfolio Asset’s Capital Structure” below for a discussion of certain additional conflicts associated with Goldman Sachs (including the Investment Manager) or Accounts, on the one hand, and the Partnership, on the other hand, investing in or extending credit to different parts of the capital structure of a single issuer.

The Partnership is expected to transact, directly or indirectly, with a variety of counterparties. Some of these counterparties will also engage in transactions with other Accounts managed by Goldman Sachs. For example, the Partnership may, directly or indirectly, purchase assets from a counterparty at the same time the counterparty (or an affiliate thereof) is also negotiating to purchase different assets from another Account. This creates potential conflicts of interest, particularly with respect to the terms and purchase prices of the sales. For example, Goldman Sachs may receive fees or other compensation in connection with the sale of assets by another Account to a counterparty, which creates an incentive to negotiate a higher purchase price for those assets in exchange for agreeing that the Partnership will pay a higher price in a separate transaction where the Partnership is a purchaser.
The Partnership and other Accounts managed by Goldman Sachs (including the Investment Manager) may have different rights in respect of an investment with the same Underlying Manager or Portfolio Asset, or invest in different classes of the same Underlying Fund or other issuer that have different rights, including with respect to liquidity. For example, one or more Accounts (including Accounts sponsored, managed or advised by GS Asset Management) may be permitted to redeem from or otherwise liquidate their investments in an Underlying Fund at times that the Partnership cannot. The determination to exercise such rights by Goldman Sachs (including GS Asset Management) on behalf of such other Accounts may have an adverse effect on the Partnership.
An investor may be offered access to advisory services through several different Goldman Sachs businesses (including through GS Asset Management). Different advisory businesses within Goldman Sachs manage Accounts according to different strategies and apply different criteria to the same or similar strategies and have differing investment views in respect of an issuer or an investment. Similarly, within the Investment Manager, certain investment teams or portfolio managers can have differing or opposite investment views in respect of an issuer or a security, and as a result some or all of the positions the Partnership’s investment team or portfolio managers take in respect of the Partnership may be inconsistent with, or adversely affected by, the interests and activities of the Accounts advised by other investment teams or portfolio managers of the Investment Manager. Research, analyses or viewpoints will be available to clients or potential clients at different times. Goldman Sachs will not have any obligation or other duty to make available to the Partnership any research or analysis at any particular time or prior to its public dissemination. The Investment Manager is responsible for making investment decisions on behalf of the Partnership, and such investment decisions can differ from investment decisions or recommendations by Goldman Sachs on behalf of other Accounts.
The timing of transactions entered into or recommended by Goldman Sachs, on behalf of itself or its clients, including Accounts, may negatively impact Accounts (including the Partnership) or benefit certain other Accounts. For example, if Goldman Sachs, on behalf of one or more Accounts, implements an investment decision or strategy ahead of, or contemporaneously with, or behind similar investment decisions or strategies made for the Partnership (whether or not the investment decisions emanate from the same research analysis or other information), it could result, due to market impact or other factors, in liquidity constraints or in the Partnership receiving less favorable investment results or incurring increased costs. Similarly, if Goldman Sachs implements an investment decision or strategy that results in a direct or indirect purchase (or sale) of a security for one Account (including the Partnership) that may increase the value of such security already held by another Account (or decrease the value of such security that such other Account intends to purchase), thereby benefitting such other Account.
Additionally, all Goldman Sachs personnel, including personnel of the Investment Manager, are subject to firm-wide policies and procedures regarding confidential and proprietary information, information barriers, private investments, outside business activities and personal trading. GS Asset Management requires pre-clearance of personal securities transactions, both public and private, by GS Asset Management personnel and GS Asset Management can deny any such transaction in its discretion. In order to address potential conflicts of interest with the Accounts and other legal and regulatory restrictions (such as when GS Asset Management has confidential information about a portfolio company), Goldman Sachs maintains a list of securities in which GS Asset Management personnel cannot trade. Additionally, GS Asset Management generally does not allow its personnel to purchase securities of single-name public issuers.
Counterparty Transactions with Goldman Sachs; Investment in Money-Market Funds or Exchange Traded Funds. To the extent permitted by applicable law, including the Volcker Rule, the Partnership and Portfolio Assets may participate as a counterparty with or as a counterparty to Goldman Sachs or an investment vehicle formed by

Goldman Sachs in connection with currency and interest rate hedging, permitted derivative transactions and other transactions. The Investment Manager, on behalf of the Partnership, may establish a prime brokerage relationship with Goldman Sachs to execute such transactions with respect to Investments made by the Partnership in the fixed income, currency or other markets. Goldman Sachs may retain any compensation which may be made in these transactions. The Investment Manager will review each of the foregoing transactions and take such steps as it may deem necessary to ensure that the terms of such transactions are fair and reasonable and consent to such transactions upon the Investment Manager’s approval. By executing the Subscription Agreement, a Unitholder consents to all counterparty transactions with Goldman Sachs.
To the extent permitted by applicable law, the Partnership may invest unemployed funds in any short-term or other liquid investments (including investments managed by Goldman Sachs) which may charge an interest spread or other expenses. In connection with any of these investments, no portion of any expenses otherwise payable by the Partnership will be offset against Management Fees payable in accordance with any of these investments. In these circumstances, as well as in all other circumstances in which Goldman Sachs receives any interest, expenses, fees or other compensation in any form relating to the provision of services, no accounting or repayment to the Partnership will be required.
Investments in Goldman Sachs Money-Market Funds. To the extent permitted by applicable law, the Partnership may invest in money-market funds sponsored, managed or advised by Goldman Sachs using the available cash of the Partnership. Management Fees paid to the Investment Manager by the Partnership will not be reduced by any fees payable by the Partnership to Goldman Sachs as manager of such money-market funds (i.e., there will be “double fees” involved in making any such investment, which would not arise in connection with the direct allocation of assets by investors in the Partnership to such money-market funds), other than in certain specified cases, including as may be required by applicable law. In such circumstances, as well as in all other circumstances in which Goldman Sachs receives any fees or other compensation in any form relating to the provision of services, no accounting or repayment to the Partnership will be required.
Multi-Strategy Arrangements. GS Asset Management and/or its affiliates from time to time enter into special arrangements with investors that, as part of a multi-strategy or multi-asset class investment program, commit capital to a range of the platform of products of GS Asset Management and its affiliates (including in connection with the strategy of the Partnership). These investment programs in some cases include preferential terms, including blended fees and performance compensation rates which, when applied to the entire investment program, may be lower than those generally applicable to investors in the Partnership, notwithstanding that the Subscription Amounts to the Partnership by such investors may be smaller than other Unitholders’ Subscription Amounts. The special arrangements with such investors may also include co-investment rights on terms that are more favorable than those applicable to the other Unitholders.
Timing and Manner of Realization of Investments; Continuation Vehicles. In certain cases, the Investment Manager may seek to restructure one or more Investments by establishing a continuation vehicle to purchase such Investments, potentially alongside other affiliates of Goldman Sachs. If a continuation vehicle is established, Unitholders may or may not be given the opportunity to continue participating in such Investments through the continuation vehicle (subject to terms that may or may not be similar to those with respect to such Investment through an investment in the Partnership) or to exit such Investments as part of the transaction. In certain cases, Unitholders may not be given the option to participate in such continuation vehicle even though investors in the other Accounts alongside which the Partnership is investing are able to participate in such continuation vehicle. Depending on the structure of the transaction and the elections made by the Unitholders, the interests of Unitholders (and/or the other Unitholders of the Partnership, other Accounts and other affiliates of Goldman Sachs) that choose to participate in or alongside the continuation vehicle could diverge from the interests of Unitholders that choose to realize their interests in such Investments or that are not given the option to participate in such transaction, and the groups will ultimately hold the same Investments for different amounts of time and realize different returns on the same Investments. The establishment of a continuation vehicle presents conflicts of interest for Goldman Sachs with respect to the Partnership. The Investment Manager or another affiliate of Goldman Sachs will be acting on behalf of, and making the investment decisions for, both the Partnership and the applicable continuation vehicle. Further, because Goldman Sachs is expected to have the opportunity to earn additional management fees and/or receive carried interest, among other benefits, in respect of a continuation vehicle, and because each purchaser’s commitment to acquire interests in the continuation vehicle would be expected to be conditioned upon the completion of the transaction associated with the establishment of the continuation vehicle, Goldman Sachs would have conflicts of interest in determining transaction terms and participants. With respect to any actual and material conflicts of interest related to a continuation vehicle, the Investment Manager (and/or an affiliate of Goldman Sachs) will take the actions it determines in its discretion to be appropriate to mitigate such conflicts.
Diverse Interests of Unitholders. It should be expected that the various types of investors in and beneficiaries of the Partnership, including to the extent applicable the Investment Manager and its affiliates, will have conflicting investment, tax and other interests with respect to their interest in the Partnership. When considering a potential investment for the Partnership, the Investment Manager will generally consider the interests of the Partnership, not the interests of any particular investor or beneficiary or any group thereof. The Investment Manager makes decisions, including with respect to tax matters, from time to time that will be more beneficial to one type of investor or beneficiary than another, or to the Investment Manager and its affiliates than to investors or beneficiaries unaffiliated with the Investment Manager. For example, in selecting and structuring investments appropriate for the Partnership and in structuring those investments, the Investment Manager generally will consider the investment objectives of the Partnership and the Unitholders as a whole, rather than the investment, tax or other objectives of particular investors. In addition, conflicts may arise in connection with the tax or other reporting positions of the Partnership and/or the Underlying Funds that may be more favorable to certain investors in the Underlying Fund than to the Partnership and the Unitholders or more favorable to some Unitholders than to other Unitholders or to Goldman Sachs. Goldman Sachs faces certain tax risks based on positions taken by the Partnership and its investment vehicles, including as a withholding agent. Goldman Sachs reserves the right on behalf of itself and its affiliates to take actions adverse to the Partnership and its investment vehicles or other Accounts in these circumstances, including withholding amounts to cover actual or potential tax liabilities.
Diverse Interests of Accounts Participating in an Investment or Transaction. In various circumstances, different Accounts make investments as part of a single transaction. This is expected to be the case in transactions with respect to the Partnership, on one hand, and one or more of G-INFRA Lux, the Employee Funds, the GS Infrastructure Funds and certain other Accounts (which may participate on an ad hoc basis), on the other hand. Where the Partnership, on the one hand, and any GS Infrastructure Fund or any other Account, on the other hand, participates (or intends to participate) in the same investment, the Investment Manager may determine to make different investment management decisions (i.e., sale, disposition, additional investment and other decisions) with respect to each fund due to differences in their investment mandates, commitment periods, terms or other considerations. As a result, investment decisions by the Investment Manager with respect to each fund’s investment in a common investment, including the timing of sales, may be made independently, which may result in different rates of return and profit and loss on the investment and adverse consequences for the Partnership. Alternatively, as a result of the funds’ co-investment in a common investment, it may be difficult, impractical or costly for the Investment Manager to dispose of an investment on behalf of one fund but not on behalf of the other fund. As a result, the Investment Manager may be incentivized to accelerate or delay the sale, disposition or restructuring of an investment, which may have an adverse effect on the returns to the Partnership. Further, the Partnership may hold a minority interest in an Investment in which a GS Infrastructure Fund or another Account owns a majority interest, and the Partnership could be adversely affected in the context of restructuring, rebalancing and/or recapitalization transactions with respect to such Portfolio Asset, including in connection with differing tax objectives and sensitivities as between the Partnership, on the one hand, and the applicable GS Infrastructure Fund or other Account, on the other hand. Goldman Sachs reserves the right on behalf of itself and its affiliates to take actions adverse to the Partnership and its investment vehicles or other Accounts in these circumstances.
The Partnership, G-INFRA Lux, the Employee Funds, the GS Infrastructure Funds and the other Accounts will have conflicting investment, tax and other interests with respect to the investments made directly or indirectly by such vehicles alongside the Partnership. Conflicts of interest may arise in connection with the structure of the investments or decisions made by the Investment Manager that may be more beneficial for another Account and its investors, on the one hand, than for the Partnership and the Unitholders, on the other hand (or vice versa), including tax or other reporting positions. For example, the manner in which investments are structured, financed and/or harvested may produce tax results that are favorable to an investing entity targeted to U.S. investors, but not to the Partnership (or vice versa). By way of further example, all else being equal, it might be optimal for the Partnership to invest in Underlying Funds with one tax profile and certain Other Investment Vehicles to invest in Underlying Funds with a different tax profile. This result may be obtainable in some circumstances, but will not be obtainable in all circumstances. For instance, some Underlying Funds may offer only one vehicle (rather than multiple vehicles with different tax profiles), may not fit neatly into the desired tax profile or may have limited capacity in the vehicle with the desired tax profile (including due to limitations arising under ERISA and other regulation) and excess capacity in a vehicle with a less desirable tax profile. Furthermore, in Traditional Secondaries (or similar transactions), a purchaser is typically offered a specific interest or portfolio with tax and other characteristics that were structured and selected without the Partnership in mind. As a result, the ability to select a structure and tax profile is typically limited or non-existent. In addition, the Partnership may hold any such investment through a structure that differs from, and which may not be as efficient from a tax perspective as, that employed by one or more other Accounts targeted to U.S. investors. As a result, returns in respect of certain investors may not be as tax efficient for a Unitholder as they would have been if such Unitholder had instead participated in such investment through one or more other Accounts. In any of the cases described above, the Partnership may nonetheless make the relevant investment when, all factors considered, the Investment Manager believes it to be an appropriate investment for the Partnership, or the Partnership may make an investment not made by another Account (including G-INFRA Lux) (or vice versa).
In addition, the Partnership or another Account (including G-INFRA Lux and one or more GS Infrastructure Funds) that uses a greater amount of leverage may find itself in circumstances where the investors in such fund or account would benefit if the Investment Manager took a different approach with respect to an Investment than an approach that may be in the best interests of the Partnership. For example, the Partnership or an Other Investment Vehicle (including G-INFRA Lux or a GS Infrastructure Fund) that employs greater leverage may be required to generate liquidity sooner in order to satisfy lender obligations than another Account that has not incurred as much leverage. In addition, the presence of the additional leverage may alter the amount of Carried Interest that would be received by Goldman Sachs as between the Partnership and the applicable other Account (including G-INFRA Lux and the GS Infrastructure Funds) in certain situations, thus potentially creating additional conflicts. Similarly, the Partnership might benefit if the Partnership liquidated an Investment in order to satisfy redemption requests from Unitholders.
Similar conflicts of interest may be created by differences in the circumstances between the Partnership and other Accounts arising out of currency fluctuations. For example, an investment vehicle denominated in U.S. dollars like the Partnership may, as compared to an Other Investment Vehicle denominated in a non-U.S. dollar currency, be required to generate liquidity sooner to satisfy an obligation as a result of changes in exchange rates (or vice versa). Changes in currency exchange rates since an initial investment in an Investment may also make follow-on investments more attractive to the Partnership or other Accounts denominated in non-U.S. dollars as compared to other Accounts denominated in another currency (or vice versa). Currency fluctuations may also alter (i) the amount of Carried Interest that would be received by Goldman Sachs as between the Partnership denominated in non-U.S. dollars and other Accounts denominated in U.S. dollars in certain situations, (ii) the amount of subscriptions made by investors to the Partnership and (iii) available cash, thus potentially creating additional conflicts. The Investment Manager intends to make decisions on behalf of the Partnership and applicable other Accounts based on its determination of what is in the best interests of such funds or accounts as a whole, rather than the interests of the investors of any such fund or account or a single fund or account separately.
Further conflicts arise when the Partnership invests alongside other Accounts. See “—Other Activities of Goldman Sachs and Effect on Investment Decisions, Sale of Units and Allocation of Investment Opportunities and Expenses,” “—Other Activities of Goldman Sachs and Effect on Investment Decisions, Sale of Units and Allocation of Investment Opportunities and Expenses—Allocation of Investment Opportunities Among Accounts,” and “—Other Activities of Goldman Sachs and Effect on Investment Decisions, Sale of Units and Allocation of Investment Opportunities and Expenses—Considerations Relating to Information Held by Goldman Sachs,” above and “—Conflicts that Apply Primarily to XIG” and “—Conflicts that Apply Primarily to XIG—Allocation of XIG Investment Opportunities Among Accounts” below. Certain Accounts investing alongside the Partnership may also have different interests, including investment horizons.
In circumstances where the Partnership and other Accounts are participating in a single transaction, the Investment Manager, on behalf of the Partnership and the other Accounts, generally will negotiate the terms of an investment on a collective basis and such terms and/or applicable tax structures may not be as favorable, from the perspective of the Partnership, than if the Partnership had been the sole participating Account. Terms required by another Account (for example, due to regulatory requirements) when it invests may negatively impact the ability of the Partnership to consummate the investment or may adversely alter its terms. Similarly, another Account may seek to dispose of an investment at a time when it would be desirable for the Partnership to continue to hold such investment (or vice versa). Depending on the structure of the applicable Investment, disposing of a portion of the investment may not be practicable or may have adverse effects on the rights of Accounts continuing to hold the Investment. When making an investment decision with respect to an Investment in which the Partnership invests alongside other Accounts, the Investment Manager may primarily take into account the specific effect such investment decision will have on the other Accounts and the Partnership as a whole, and not based on the best interests of any particular Account or the Partnership, while taking into account the legal, regulatory, tax or other considerations applicable to an investor in the Partnership and/or other Accounts, as applicable. The Investment Manager, in its capacity as investment manager (or similar capacity) of other Accounts, may take actions, or refrain from taking actions, that benefit other Accounts but that adversely affect the Partnership. For example, the Investment Manager may determine to sell, reduce its exposure to, exercise rights with respect to, or continue holding an Investment if it is in the best interest of the other Accounts and the Partnership as a whole, even if such a sale, reduction in ownership, exercise of rights or continued holding of the Investment would materially adversely affect the Partnership.
Similarly, the Partnership may dispose of one or more assets through a block sale that includes assets held by other Accounts or as part of a series of transactions where assets from multiple Accounts are sold to the same purchaser. This creates potential conflicts, particularly with regard to the determination of the purchase prices of the applicable assets. For example, Goldman Sachs may receive greater fees or other compensation (including performance-based fees) in connection with the sale of assets in other Accounts that participate in a block sale as compared to the compensation that Goldman Sachs receives in connection with the sale of assets by the Partnership. Similarly, there can be no assurance that the compensation received by the Partnership as a result of participating in a block sale would be greater than the compensation that the Partnership would receive if its assets were sold as part of standalone transactions. Any such transaction will be effected in accordance with the Investment Manager’s fiduciary obligations.
The Partnership may invest in Underlying Funds and other Portfolio Assets in which, among other things, another Account (including an Other Investment Vehicle) (i) has an investment, (ii) is contemplating an investment, or (iii) has decided not to invest or where another Account has an interest in another investment vehicle managed by the Underlying Manager or in such Underlying Manager itself. In addition, other Accounts may invest in Underlying Funds or other Portfolio Assets in which, among other things, the Partnership (x) has an investment, (y) is contemplating an investment, or (z) has decided not to invest or where the Partnership has an interest in another investment vehicle managed by the Underlying Manager or in such Underlying Manager itself. If any other Account co-invests with an Underlying Fund, the other Account’s investment may be structured differently from the Partnership’s investment and may be subject to different terms and, accordingly, the Partnership’s and the Account’s interests may diverge. These types of co-investments may also result in conflicts regarding decisions relating to that investment, including with respect to timing or strategic objectives. In addition, although the Investment Manager expects G-INFRA Lux and the Partnership to generally participate in investment opportunities on a side-by-side basis, an investment opportunity may be allocated among G-INFRA Lux and the Partnership on a non-pro rata basis subject to investable capital and the diversification requirements of G-INFRA Lux and the Partnership, as well as other factors described in this Registration Statement (including in “—Other Activities of Goldman Sachs and Effect on Investment Decisions, Sale of Units and Allocation of Investment Opportunities and Expenses—Allocation of Investment Opportunities Among Accounts” above and “—Conflicts that Apply Primarily to XIG—Allocation of Vintage Infrastructure Investment Opportunities Among Accounts” below), which the Investment Manager may in its discretion consider when determining such allocation.
Strategic Arrangements. The Investment Manager enters into strategic relationships with existing investors in Accounts or third parties that afford such investors the opportunity to invest with the Investment Manager and its affiliates across multiple Accounts and on favorable terms. Such strategic relationships, although intended to be complementary to certain Accounts, may require Accounts to share investment opportunities or otherwise limit the amount of an investment opportunity the Accounts can otherwise take and adversely impact potential co-investment opportunities. Moreover, such relationships can be expected to present certain risks and conflicts of interest, and include terms that are more favorable than the terms given to investors, such as the opportunity to invest in Accounts (including the Partnership) or specific investments on a reduced fee or no-fee basis, training opportunities, representation on an investor advisory committee, certain information rights, representation in consulting groups, or an offer to participate in a co-investment opportunity.
Deal Expense Allocation. The Partnership is expected to bear any deal expenses and other costs and expenses related to any opportunity potentially evaluated for the Partnership or in which the Partnership may have participated (whether or not the associated investment opportunity is consummated by the Partnership and/or one or more other Accounts), including fees and expenses related to the organization of any co-invest entities, whether for the benefit of other Unitholders or other third parties, and the marketing or placement of interests therein. Examples of deal expenses for a particular non-consummated transaction may include (i) fees and expenses of legal, financial, accounting, consulting or other advisers in connection with conducting due diligence or otherwise pursuing such transaction, (ii) fees and expenses in connection with arranging financing for such transaction and (iii) other expenses (including travel, meals and entertainment costs) incurred in connection with activities related to such transaction. The Investment Manager will allocate such expenses based on certain allocation guidelines that will take into account relevant considerations, including any arrangements and agreements in place with any other Accounts and whether transactions are ultimately consummated by other Accounts.
Transactions with Unitholders. Goldman Sachs from time to time engages in transactions with prospective and actual investors in an Account that result in business benefits to such investors. Such transactions may be entered into prior to or coincident with an investor’s admission to an Account or during the term of the investor’s investment. The different types of such transactions may be varied and include benefits relating to the Partnership or its Investments. Please see “—Conflicts that Apply Primarily to XIG—Allocation of Expenses Among the Partnership and Other Accounts” below.
By way of example, the Partnership may purchase interests in Underlying Funds from investors in the Partnership or other Accounts (including potentially Goldman Sachs employees, officers and directors). In such cases, the Underlying Funds acquired may include investment vehicles established by Goldman Sachs, either as part of the sale of a larger portfolio of Underlying Funds to the Partnership or as part of a sale limited to interests in Other Investment Vehicles. In any case where the Partnership transacts with investors in the Partnership or other Accounts, Goldman Sachs will have an incentive to provide favorable terms to the investors in other Accounts in order to maintain or enhance Goldman Sachs’ relationship with such investors. Notwithstanding the foregoing, Goldman Sachs will only cause the Partnership to engage in such a transaction where the Investment Manager determines that the transaction is in the best interests of the Partnership.
The Partnership may also purchase interests in Other Investment Vehicles on a qualified matching service administered by Goldman Sachs (“GS QMS”), as described below in “—Purchases of Interests Through GS QMS.”
Reimbursement Arrangements. The Partnership may enter into commitment letters and other obligations in respect of prospective investments of the Partnership and one or more other Accounts. The Partnership and other Accounts may enter into back-to-back indemnification, contribution, participation, reimbursement or similar agreements (“Reimbursement Arrangements”) to ensure that any potential losses in connection with any such transactions are allocated among the Partnership and other Accounts in a fair manner based on their respective ownership interests (or anticipated ownership interests) in the underlying asset, but no assurance can be provided that the Partnership and such other Accounts will enter into such back-to-back protections. Despite such agreements, it is possible that the Partnership may be exposed to losses related to such transaction in excess of its pro rata portion of the prospective investment if one or more relevant other Accounts is not able to satisfy its obligations in respect of such transaction or in respect of the relevant Reimbursement Arrangements.
Purchases of Interests Through GS QMS. The Partnership may acquire interests in Other Investment Vehicles through an acquisition on a GS QMS (i.e., a qualified matching service administered by Goldman Sachs). In this regard, previously formed investment vehicles managed by GSAM have purchased (and Unitholders should expect that the Partnership will purchase) interests in Other Investment Vehicles through a GS QMS. The Investment

Manager will have a conflict of interest in entering into any such transaction. When the Partnership transacts on a GS QMS, it will do so on the same terms as other purchasers and such purchases will involve fees payable to Goldman Sachs, which compensation will be retained by Goldman Sachs and not shared with the Partnership. Please see “—Principal, Agency Cross, and Other Transactions” above. In addition, these transactions will likely increase the desirability of such Other Investment Vehicles and provide the investors selling their interests with additional liquidity. Those investors may in turn invest in additional Other Investment Vehicles or Accounts managed by Goldman Sachs (which will result in additional amounts payable to Goldman Sachs as well). Further, Goldman Sachs will continue to be entitled to fees and/or incentive fees in connection with any Other Investment Vehicles acquired on a GS QMS, and the Partnership will bear their portion of such fees and/or incentive fees in accordance with the governing documents of such Other Investment Vehicles. Notwithstanding the foregoing, Goldman Sachs will only cause the Partnership to engage in such a transaction where the Investment Manager determines that the transaction is in the best interests of the Partnership.
Goldman Sachs May In-Source or Outsource. Subject to applicable law, Goldman Sachs, including the Investment Manager, may from time to time and without notice to investors in-source or outsource certain processes or functions in connection with a variety of services that it provides to the Partnership in its administrative or other capacities. Such in-sourcing or outsourcing may give rise to additional conflicts of interest.
Use of Service Providers. The Investment Manager, on behalf of the Partnership and Portfolio Assets, expects to engage service providers (including attorneys and consultants), some of which may also provide services to Goldman Sachs and other clients managed by other parts of Goldman Sachs and their Portfolio Assets. In addition, certain service providers to Goldman Sachs, AM Private, the Partnership or their Portfolio Assets may also be Portfolio Assets or other affiliates of Goldman Sachs, AM Private or the Partnership (for example, a Portfolio Asset of the Partnership may retain a Portfolio Asset of an Other Investment Vehicle). To the extent it is involved in such selection, the General Partner intends to select these service providers based on a number of factors, including expertise and experience, knowledge of related or similar products, quality of service, reputation in the marketplace, and price. These service providers may have business, financial, or other relationships with Goldman Sachs or its employees, including being a Portfolio Asset of, or otherwise affiliated with, Goldman Sachs, AM Private or Other Investment Vehicles, which may influence the General Partner’s selection of these service providers for the Partnership or its Portfolio Assets. In such circumstances, there may be a conflict of interest between Goldman Sachs and the Partnership (or their Portfolio Assets) or between the Partnership and/or Other Investment Vehicles (or their Portfolio Assets) if the Partnership (or its Portfolio Assets) determines not to engage or continue to engage these service providers. AM Private may, in its sole discretion, determine to provide, or engage an affiliate of AM Private to provide, certain services to the Partnership and its Portfolio Assets, instead of engaging one or more third parties to provide such services. Subject to the terms of the Partnership Agreement, AM Private or its affiliates will receive compensation in connection with the provision of such services. As a result, AM Private faces a conflict of interest when selecting service providers for the Partnership and its Portfolio Assets. In addition, AM Private may, in its sole discretion, determine to engage a third-party service provider to provide services to the Partnership that were previously provided by AM Private in connection with its investment management services to the Partnership. In such circumstances, the Partnership will bear the fees charged by such service providers in addition to the advisory fees payable to AM Private. Notwithstanding the foregoing, the selection of service providers will be conducted in accordance with the General Partner’s fiduciary obligations to the Partnership. The service providers selected by the General Partner might charge different rates to different recipients based on the specific services and/or the complexity of the services provided, the personnel providing the services, or other factors. As a result, the rates paid with respect to these service providers by the Partnership and the Portfolio Assets, on the one hand, may be more or less favorable than the rates paid by Goldman Sachs, including AM Private and/or XIG, on the other hand. In addition, the rates paid by AM Private or the Partnership or its Portfolio Assets, on the one hand, may be more or less favorable than the rates paid by other parts of Goldman Sachs or clients managed by other parts of Goldman Sachs or their Portfolio Assets, on the other hand.
Goldman Sachs and/or its affiliates will provide certain accounting services to the Partnership and will charge fees and expenses (as described in “Item 1(c). Description of Business—Compensation of the Investment Manager and Its Affiliates” above) for the provision of such services. The Partnership will be responsible for these fees and expenses, and amounts paid to Goldman Sachs by the Partnership with respect to these services are in addition to the

Management Fees. The amounts described above have not been negotiated on an arm’s length basis and may be more or less than the amount a third party might charge for similar work.
Furthermore, Goldman Sachs, its employees and/or other Accounts may hold investments in companies that provide services to Portfolio Assets, and, subject to applicable laws, it may refer or introduce those companies’ services to the other Accounts’ Portfolio Assets.
Distributions of Assets Other Than Cash. With respect to redemptions of Units, the Partnership may, in certain circumstances, have discretion to decide whether to permit or limit redemptions and whether to make distributions in connection with redemptions in the form of securities or other assets, and in such case, the composition of such distributions. In making such decisions, the Investment Manager may have a potentially conflicting division of loyalties and responsibilities to redeeming investors and remaining investors.
Strategic Co-Underwriters. Due to the existence of certain Accounts managed by GS Asset Management, the Investment Manager might not seek other third-party strategic co-underwriters, even where it may be appropriate or beneficial to the Partnership to do so, which may have an adverse effect on the performance of the Partnership’s investments relative to the performance that would have resulted with a co-underwriter other than such GS Asset Management Accounts.
Third-Party Administrators. The Investment Manager expects to engage a third-party administrator on behalf of the Partnership and/or its subsidiaries to perform fund administration and accounting services that are currently performed by Goldman Sachs and/or entities affiliated with Goldman Sachs. Goldman Sachs expects any such third-party engagement would be in lieu of, not in addition to, such services being performed by Goldman Sachs or its affiliates. If the Investment Manager determines to engage one or more third-party administrators on behalf of the Partnership for these services, the costs to the Partnership may exceed the amounts that would have otherwise been paid to Goldman Sachs and/or any entities affiliated with Goldman Sachs if such services had been performed by Goldman Sachs or its affiliates. The Partnership will bear any costs, expenses and fees of any third-party administrator appointed by the Partnership.
Third-Party Distributors. The Distributor will receive compensation in the form of Servicing Fees payable in respect of one or more Series as set out in “Item 1(c). Description of the Business—The Offering.” The Distributor (and/or any Sub-Distributor, as agreed between the Distributor and Sub-Distributor and/or between the Sub-Distributor and the Partnership) shall be entitled to a Servicing Fee at the applicable per annum rate of the Transactional NAV of the relevant Series, calculated, accrued and paid in the same manner and frequency as the Management Fee. The Servicing Fee in respect of any relevant Series is in addition to, and will not reduce, the Management Fee. As described in further detail in “Item 1(c). Description of Business—Compensation of the Investment Manager and Its Affiliates—Carried Interest,” for purposes of calculating the Carried Interest, the Total Returns of each Series shall be calculated gross of any Servicing Fees applicable to such Series. At the discretion of the Distributor, all or a portion of its compensation may be allocated to such Sub-Distributors, and Goldman Sachs may pay fees and/or similar compensation to additional distributors. In addition, the Distributor or any Sub-Distributor may also separately charge a Unitholder an upfront fee outside of the Partnership. The payment of such compensation to Sub-Distributors and other distributors creates a conflict of interest for such persons because they have an economic incentive to recommend an investment in the Partnership rather than similar funds or investment products for which they are not compensated. The Partnership shall bear all expenses relating to the offering of the Units of and the appointment of the Distributor and any Sub-Distributors, including reimbursement for the out-of-pocket expenses incurred by the Distributor or any Sub-Distributors in marketing the Units and any additional amounts they may incur or may have incurred in connection with the marketing of the Units. Further, Sub-Distributors and other distributors may currently or in the future have a variety of business relationships with the Partnership, Goldman Sachs, or other pooled investment vehicles sponsored or managed by Goldman Sachs, and the existence or potential of such relationships may also incentivize the applicable Sub-Distributor or other distributor to recommend an investment in the Partnership in order to preserve, enhance or promote such relationships.
Transfer Agent. Goldman Sachs & Co. LLC will provide certain transfer agency services to the Partnership on a non-exclusive basis (in such capacity, the “Transfer Agent”), including, but not limited to, services relating to tracking of subscriptions, redemptions and transfers, in each case, at the Partnership-level. In connection with the provision of such services, the Transfer Agent will charge a fee equal to 0.05% per annum of the Transactional NAV of the Partnership or such other amount as may be agreed between the Partnership and the Transfer Agent (as approved by a Specified Person) (together with any fees of and out-of-pocket expenses incurred by the Transfer Agent (including any fees and expenses of third-party agent(s) engaged by the Transfer Agent to assist in providing Transfer Agent services for the Partnership), the “Transfer Agent Fee”). The payment of the Transfer Agent Fee to the Transfer Agent creates conflicts of interest as described in “—Risks—General Risks Relating to an Investment in the Partnership—Valuation Matters; Difficulty in Valuing Interests in Private Equity Funds and Privately-Held Portfolio Assets” above. In addition, the Partnership will indemnify and hold harmless the Transfer Agent and its affiliates in connection with the performance of such services. To the extent that the Transfer Agent engages any third-party agents to assist in providing the transfer agent services described above, any fees and out-of-pocket expenses incurred by the Transfer Agent in connection therewith will be borne by the Partnership as Operating Expenses.
Goldman Sachs May Act in a Capacity Other Than Investment Manager to the Partnership
Related Financing of Counterparties to Acquire Investments or Assets from, or Sell Investments or Assets to, the Partnership and Portfolio Assets. In certain transactions, Other Investment Vehicles or other Accounts may commit to and/or provide financing to third parties that bid for and/or purchase investments or assets from the Partnership and its Portfolio Assets. Generally, there are no limitations in the Partnership Agreement or otherwise with respect to such arrangements (including with respect to terms, price, quantity, frequency, percentage interest therein or otherwise). In addition, the Partnership and its Portfolio Assets may from time to time purchase assets or portfolio companies from third parties that obtain, or currently have outstanding, debt financing from other Accounts. Although Goldman Sachs believes that the participation by other Accounts in such debt financings could be beneficial to the Partnership by supporting third parties in their efforts to bid on the sale of investments or assets by, and to sell investments or assets to, the Partnership and its Portfolio Assets, Goldman Sachs will have an incentive to cause the Partnership or relevant Portfolio Asset to select to sell an investment or asset to, or purchase an investment or asset from, a third party that obtains debt financing from such other Account to the potential detriment of the Partnership. For example, although price is often the deciding factor in selecting from whom to acquire, or to whom to sell, an investment or asset, other factors at times influence the buyer or the seller, as the case may be. The Investment Manager could thereafter cause the Partnership or a Portfolio Asset to sell an investment or asset to, or buy an investment or asset from, a third party that has received financing from another Account, even when such third party has not offered the most attractive price for the investment or asset. Unitholders rely on the Investment Manager to select in its sole discretion the best overall buyer in sales of, and the best overall seller in the acquisition of, investments or assets, despite any conflict related to the parties financing the buyer or the seller, as applicable.
Conflicting Fiduciary Duties to Debt Funds. Other Goldman Sachs clients include funds and accounts that make investments in senior secured loans, distressed debt, subordinated debt, high-yield securities, commercial mortgage-backed securities and other debt instruments. As discussed above, these Other Investment Vehicles or investors therein may be offered the opportunity to provide financing with respect to investments made by the Partnership and its Portfolio Assets. The Investment Manager owes a fiduciary duty to these Other Investment Vehicles and investors therein as well as to the Partnership and will encounter conflicts in the exercise of these duties. For example, if an Other Investment Vehicle purchases high-yield securities or other debt instruments of a Portfolio Asset of the Partnership, or otherwise occupies a senior (or other different) position in the capital structure of an investment relative to the Partnership, the Investment Manager will encounter conflicts in providing advice to the Partnership and to these Other Investment Vehicles with regard to appropriate terms of such high-yield securities or other instruments, the enforcement of covenants, the terms of recapitalizations and the resolution of workouts or bankruptcies, among other matters. For example, in a bankruptcy proceeding, in circumstances where the Partnership holds an equity investment in a Portfolio Asset, the holders of such Portfolio Asset’s debt instruments (which may include one or more Other Investment Vehicles) may take actions for their benefit (particularly in circumstances where such Portfolio Asset faces financial difficulties or distress) that subordinate or adversely impact the value of the Partnership’s investment in such Portfolio Asset. In addition, the Partnership could hold an investment that is senior in the capital structure, such as a debt instrument, to the interest in such portfolio company held by an Other Investment Vehicle. Finally, certain Goldman Sachs managed account clients may make direct loans to the Partnership or Other Investment Vehicles from time to time. In such cases, the Investment Manager will encounter conflicts in exercising its fiduciary duties to such managed account clients and the Partnership or Other Investment Vehicles.
Goldman Sachs is permitted to take certain actions, or refrain from taking certain actions, in light of such conflicts. See “—Investments in and Advice Regarding Different Parts of a Portfolio Asset’s Capital Structure” below.
Fees Payable to AM Private / XIG. Private fund sponsors often charge portfolio companies directors’ fees, managers’ fees, consulting fees, sponsor fees / transaction fees, commitment fees, break-up fees and monitoring fees (including accelerated monitoring fees), which may be substantial. Goldman Sachs may charge the Partnership or any Portfolio Asset transaction fees, if any, in connection with the operation of the Partnership. In addition, Goldman Sachs employees may receive fees and options paid or granted to directors on the boards of directors of Portfolio Assets.
100% of a Series’ allocable portion (other than the allocable portion attributable to Series that are not charged Management Fees) of any Offset Fees will be credited against future Management Fees payable in respect of such Series to the Investment Manager in accordance with the Partnership Agreement, including Offset Fees paid to Goldman Sachs employees (including, for the avoidance of doubt, AM Private employees and/or XIG employees, as applicable, but excluding consultants, whether Value Accelerator Members, members of the Consulting Groups, Industry Advisors or other third parties) who serve on boards of directors of Direct Infrastructure Investment portfolio companies and/or Vintage Infrastructure Investment advisory boards or investment committees (as applicable).13
Each Series’ pro rata share of the offsets described above will be calculated based on the NAV of such Series relative to the NAV of the Partnership at the time the applicable fees are, and the offsets attributable to Series that are not charged Management Fees will not be shared with Series that are charged Management Fees and, for the avoidance of doubt, will be for the benefit of Goldman Sachs.
Services Provided to Goldman Sachs by Certain Portfolio Assets in the Healthcare Space. To the extent certain Portfolio Assets in the healthcare space provide services to Goldman Sachs, certain regulations, including specifically those relating to Section 406 of ERISA, may impose limitations on related party transactions and may apply to the relationship between Goldman Sachs and such Portfolio Assets. As a result of these regulations and in an effort to comply with them, such Portfolio Assets may provide services to Goldman Sachs on a cost basis, rather than a cost-plus basis, which may be more favorable to Goldman Sachs than to other clients of such Portfolio Assets and may have a negative impact on the revenues of such Portfolio Assets.
Promotion of the Partnership. Goldman Sachs’ sales personnel have interests in promoting sales of the Units. Their compensation relating to sales of the Units may be greater than that of other products that they might offer on behalf of Goldman Sachs, and accordingly, Goldman Sachs’ sales personnel may have an incentive to sell the Units. Such remuneration will not be paid by the Partnership.
LBO Buyer and Other LBO Financing Activities. In the past, Goldman Sachs has represented, or been affiliated with, LBO purchasers, including management, shareholders, institutions, professional LBO investors, and certain other funds managed by Goldman Sachs affiliates, in acquiring businesses through or otherwise participating in the financing of LBOs. It is possible that the Partnership would participate in such transactions, either separately or in concert with Goldman Sachs or its affiliates. It is possible, however, that in the future Goldman Sachs’ buyer and financing assignments with respect to LBOs may include representation of investors who would not permit either Goldman Sachs or affiliates thereof, including the Partnership, to invest in the acquired company. In such a case, the Partnership would not be allowed to participate as an investor.
13 In certain cases, monitoring fees may be accelerated in connection with the sale or initial public offering of the underlying Portfolio Asset. In such a case, AM Private and/or XIG, as applicable, may receive a payment equal to all or some portion of future annual monitoring fees, and 100% of a Series’ allocable portion (other than the allocable portion of Series that are not charged Management Fees) of accelerated monitoring fees will be credited against future Management Fees payable in respect of such Series to the Investment Manager.

Specified Persons. The Partnership may (but is not required to) establish an Advisory Committee consisting of representatives of Unitholders. If established, the Advisory Committee will have the authority, at the request of the Investment Manager, to approve or disapprove certain matters that require consent under the Advisers Act or other applicable law and to review and/or approve other matters, including potential conflicts of interest (including certain investment allocations and principal transactions), presented to the Advisory Committee by the Investment Manager.
In addition to the foregoing, the Partnership may engage one or more Independent Persons to act in any capacity in which the Advisory Committee would be authorized to act in accordance with the terms of the Partnership Agreement; provided that (i) any such engagement will be on terms identified at the time of such engagement by the Partnership in its sole discretion, (ii) any expenses incurred in connection with the engagement of such Independent Person shall be borne by the Partnership and accordingly the Unitholders and (iii) the Partnership expects to indemnify each Independent Person in their capacity as such, as set forth in the Partnership Agreement and the Memorandum.
A Specified Person, at the request of the General Partner and/or the Investment Manager, may consent or not consent to any transaction, or any fee paid to Goldman Sachs or any of its Affiliates14 in respect of a transaction, in which the Partnership proposes to be an investor and which, as a result of the participation by Goldman Sachs or any of its Affiliates, requires consent under the Advisers Act, or as to which the General Partner and/or the Investment Manager otherwise determines to seek consent. A Specified Person may also be requested to (a) review and/or approve other matters, including possible conflicts of interest (including certain investment allocations) which the Investment Manager determines to present to such Specified Person; and (b) at the discretion of the Investment Manager, with respect to a limited subset of Investments, review and/or approve the nominees for boards of directors and undertake certain other major decisions with respect to actions proposed to be taken by certain Portfolio Assets. If the Investment Manager consults with a Specified Person with respect to any such transaction, and if such Specified Person gives its consent to the relevant transaction (and the Investment Manager acts pursuant to such grant of consent), then none of the Investment Manager or any of its Affiliates shall have any liability to the Partnership or any Unitholder for actions in respect of such matter taken in good faith by them, including actions in the pursuit of their own interests.
A consent by any Specified Person to any matter which requires the consent of a Majority in Interest and/or the Partnership (including under the Advisers Act, other applicable law and/or the Partnership Agreement, or any other matter to which any Specified Person has given its consent) will constitute, to the maximum extent permitted by applicable law, the consent of the Partnership and/or a Majority in Interest, as applicable, and vice versa. The General Partner’s Board of Directors and the Partnership Board’s Independent Directors have been designated as a “Specified Person” authorized to consent to any transaction that would constitute a principal transaction under Section 206(3) of the Advisers Act. By executing the Subscription Agreement and acquiring an interest in the Partnership, each subscriber further understands and agrees that (i) a subscription can be rescinded at any time prior to the date upon which such subscription becomes binding, and (ii) any Warehouse Disclosure may specify a deadline by which any such rescission must be elected, which such deadline may require that in order for such rescission election to be given effect such subscriber must elect rescission promptly following the date of such Warehouse Disclosure.
Investment Alongside G-INFRA Lux. The Partnership and G-INFRA Lux will generally co-invest and dispose of investments on a side-by-side basis and on the same terms and conditions in investment opportunities that meet their investment objective and tax criteria and which the Investment Manager elects to make available to the Partnership and G-INFRA Lux subject to certain factors which the Investment Manager may determine in its sole discretion. As a result, the investment portfolio, risk profile and investment returns of the Partnership, on the one hand, and G-INFRA Lux, on the other hand, may differ.
The Partnership and G-INFRA Lux, and their respective investors, may have conflicting tax and other interests with respect to the investments made by the Partnership and G-INFRA Lux. Moreover, the interests of the Partnership, on the one hand, and G-INFRA Lux, on the other hand, may vary with respect to particular investments. Conflicts of interest may arise in connection with decisions made by the Investment Manager, including with respect
14 As used in this paragraph, “Affiliate” means, with respect to any person, any person that, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such person.

to the nature or structuring of investments. The structure of investments, or the manner in which investments are made, may differ among the Partnership and G-INFRA Lux, and any such structuring may be more beneficial for one or more of G-INFRA Lux and some or all of its investors, on the one hand, than for the Partnership and some or all of its investors, on the other hand. For instance, the manner in which a particular investment is structured may produce tax results that are favorable to G-INFRA Lux but not to the Partnership (or vice versa).
For the avoidance of doubt, G-INFRA Lux is not considered a parallel fund to the Partnership and the investment objectives of G-INFRA Lux and the Partnership may deviate over time. In addition, the participation of G-INFRA Lux will reduce the portion of each investment that would otherwise have been allocated to the Partnership. As a result of the differences described above, the returns to Unitholders are expected to differ from the returns to G-INFRA Lux.
Investments in and Advice Regarding Different Parts of a Portfolio Asset’s Capital Structure. In some cases, Goldman Sachs (including the Investment Manager) or Accounts (including Goldman Sachs for its own account), on the one hand, and the Partnership or an Underlying Fund, on the other hand, will invest in or extend credit to the same issuer, but in different parts of the issuer’s capital structure. As a result, Goldman Sachs (including the Investment Manager) or Accounts may take actions that adversely affect the Partnership or one or more Underlying Funds. In addition, in some cases, Goldman Sachs (including the Investment Manager) advises Accounts with respect to a portion of the capital structure of an issuer at the same time that the Partnership or an Underlying Fund has an investment in different classes of securities of such issuer that are subordinate or senior to the securities with respect to which Goldman Sachs (including the Investment Manager) is providing advice. Goldman Sachs (including the Investment Manager) is able to pursue rights, provide advice or engage in other activities, or refrain from pursuing rights, providing advice or engaging in other activities, on behalf of itself or Accounts with respect to an issuer in which the Partnership or an Underlying Fund has invested, and such actions (or inaction) may have an adverse effect on the Partnership.
For example, in the event that Goldman Sachs (including the Investment Manager) or another Account holds loans, securities or other positions in the capital structure of an issuer that rank senior in preference to the holdings of the Partnership or an Underlying Fund in the same issuer, and the issuer experiences financial or operational challenges, Goldman Sachs (including the Investment Manager), acting on behalf of itself or the Account, may seek a liquidation, reorganization or restructuring of the issuer that has an adverse effect on or otherwise conflicts with the interests of the Partnership’s or an Underlying Fund’s holdings in the issuer. In determining its course of action, Goldman Sachs will not consider the interests of the Partnership. For example, Goldman Sachs may determine to seek a liquidation, reorganization or restructuring that causes the Partnership’s or an Underlying Fund’s holdings in the issuer to be extinguished or substantially diluted, while Goldman Sachs (including the Investment Manager) or another Account recovers some or all of the amounts due to them. In addition, in connection with any lending arrangements involving the issuer in which Goldman Sachs (including the Investment Manager) or another Account participates, Goldman Sachs (including the Investment Manager) or the Account may seek to exercise its rights under the applicable loan agreement or other document in a manner detrimental to the Partnership. Alternatively, in situations in which the Partnership holds a more senior position in the capital structure of an issuer experiencing financial or other difficulties as compared to positions held by other Accounts (including those of Goldman Sachs and the Investment Manager), the Investment Manager may determine not to pursue actions and remedies available to the Partnership or enforce particular terms that might be unfavorable to the Accounts holding the less senior position.
In addition, in the event that Goldman Sachs (including the Investment Manager) or the other Accounts hold voting securities of an issuer in which the Partnership or an Underlying Fund holds loans, bonds or other credit-related assets or securities, Goldman Sachs (including the Investment Manager) or the other Accounts may vote on certain matters in a manner that has an adverse effect on the positions held by the Partnership or an Underlying Fund. Conversely, the Partnership or an Underlying Fund may hold voting securities of an issuer in which Goldman Sachs (including the Investment Manager) or other Accounts hold credit-related assets or securities, and the Investment Manager may determine on behalf of the Partnership not to vote in a manner adverse to Goldman Sachs (including the Investment Manager) or the other Accounts (including by abstaining from the relevant vote or voting in line with other similarly situated investors). Finally, Goldman Sachs has certain relationships and other business dealings with issuers, other holders of credit-related assets or securities of such issuers, or other transaction participants that cause Goldman Sachs to pursue an action or engage in a transaction that has an adverse effect on the positions held by the Partnership.
These potential issues are examples of conflicts that Goldman Sachs (including the Investment Manager) will face in situations in which the Partnership or Underlying Funds, on the one hand, and Goldman Sachs (including the Investment Manager) or other Accounts, on the other hand, invest in or extend credit to different parts of the capital structure of a single issuer. Goldman Sachs (including the Investment Manager) addresses these issues based on the circumstances of particular situations. For example, Goldman Sachs (including the Investment Manager) relies on information barriers between different Goldman Sachs (including the Investment Manager) business units or portfolio management teams. The Investment Manager may have the right (but not the obligation), in its sole discretion, to utilize certain persons to provide advice or consent with respect to one or more transactions or actions. Goldman Sachs (including GSAM) in some circumstances relies on the actions of similarly situated holders of loans or securities rather than, or in connection with, taking such actions itself on behalf of the Partnership.
As a result of the various conflicts and related issues described above and the fact that conflicts will not necessarily be resolved in favor of the interests of the Partnership, the Partnership could sustain losses during periods in which Goldman Sachs (including GSAM) and other Accounts (including Accounts sponsored, managed or advised by Goldman Sachs) achieve profits generally or with respect to particular holdings in the same issuer, or could achieve lower profits or higher losses than would have been the case had the conflicts described above not existed. It should be expected that the negative effects described above will be more pronounced in connection with transactions in, or the Partnership, Underlying Funds or Underlying Managers (if applicable) utilizing, small capitalization, emerging market, distressed or less liquid strategies.
Goldman Sachs Lending Program. Goldman Sachs-affiliated banks have an active lending program offered to private wealth management clients of Goldman Sachs who are invested in vehicles managed by Goldman Sachs (such program, the “Lending Program,” and each Goldman Sachs-affiliated bank lending funds under the Lending Program, the “GS Lender”). Participation in such program is expected to be offered to private wealth management clients of Goldman Sachs who are investors in the Partnership. Each loan provided by the GS Lender under the Lending Program is, without the General Partner’s consent, secured by a pledge of, or mortgage over, a client’s interest(s) in the applicable vehicle(s), which provides the GS Lender with the right to foreclose on such interest(s) in the event that such client defaults on its borrowing obligations under the Lending Program. Any such foreclosure with respect to a Unitholder in the Partnership that has pledged its interest in the Partnership would be treated as a transfer of interest under any subscription line (or other) financing agreement entered into by the Partnership. As a result, the GS Lender would likely be excluded from the borrowing base of such subscription line financing unless or until the subscription line lender’s consent is granted for such GS Lender’s inclusion in the borrowing base, which could potentially result in a borrowing base deficiency at the time of any such foreclosure and have an adverse effect on the Partnership. Therefore, the Lending Program presents a conflict of interest between Goldman Sachs and the Partnership. Loans provided to any Unitholder in the Partnership under the Lending Program and any related foreclosures are expected to be made without notice to, or approval by, the Unitholders.
Potential Purchase of a Unitholder’s Units by Affiliates. Subject to applicable law, Goldman Sachs and/or its employees may from time to time, such as during a modification, suspension or termination of the Redemption Plan, agree with one or more Unitholders to purchase any such Unitholder’s Units on such terms as may be agreed by Goldman Sachs and/or its employees and such Unitholder, and Goldman Sachs and/or its employees will be under no obligation to offer to acquire any other Unitholder’s Units on such terms or on any other terms. Such purchases may occur at any time during the life of the Partnership, and may be at a discount to cost or to fair market value.
Business Dealings with Former Employees and Other Related Persons. Goldman Sachs may, in its discretion, recommend the Partnership and/or certain of its Portfolio Assets to have ongoing business dealings, arrangements or agreements with persons who are (i) former employees of Goldman Sachs, (ii) affiliates or other portfolio companies of Goldman Sachs and/or Other Investment Vehicles, (iii) Goldman Sachs’ employees’ family members and/or relatives and/or certain of their portfolio companies or (iv) persons otherwise associated with an investor in an Other Investment Vehicle or a portfolio company or a service provider of Goldman Sachs or an Other Investment Vehicle. The Partnership and/or the Portfolio Assets may bear, directly or indirectly, the costs of such dealings, arrangements or agreements. These recommendations, and recommendations relating to continuing any such dealings, arrangements or agreements, may pose conflicts of interest and be based on differing incentives due to Goldman Sachs’ relationships with such parties.
Investment Advisory Clients. Goldman Sachs acts as advisor to clients, including other investment partnerships, in asset management, investment management and other capacities. Goldman Sachs’ asset management and investment management activities will generally be carried out without reference to the Partnership’s investments. Goldman Sachs may give advice, and take action, with respect to any of its clients or proprietary accounts that may differ from the advice given, or may involve a different timing or nature of action taken, than with respect to the Partnership. Because of different objectives or other factors, a particular investment may be bought or sold by the Partnership, Goldman Sachs, clients or other investment partnerships at a time when one of such persons is selling or purchasing such investment.
Goldman Sachs Acting in Multiple Commercial Capacities. Goldman Sachs may be entitled to compensation in connection with the provision of services to the Partnership, Underlying Managers, Underlying Funds or other Portfolio Assets, and the Partnership will not be entitled to any such compensation. Goldman Sachs will have an interest in obtaining fees and other compensation in connection with such services that are favorable to Goldman Sachs and, in connection with providing such services, takes commercial steps in its own interest or advises the parties to which it is providing services, or takes other actions, any of which may have an adverse effect on the Partnership, an Underlying Manager or an Underlying Fund. Such actions may benefit Goldman Sachs. For example, Goldman Sachs may require repayment of all or part of a loan from a company in which an Account (including the Partnership) or an Underlying Fund holds an interest, which could cause the company to default or be required to liquidate its assets more rapidly, which could adversely affect the value of the company and the value of the Account invested therein. Goldman Sachs may also advise such a company to make changes to its capital structure, the result of which would be a reduction in the value or priority of a security in which the Partnership, an Underlying Fund or a Portfolio Asset has a direct or indirect interest. Actions taken or advised to be taken by Goldman Sachs in connection with other types of transactions may also result in adverse consequences for the Partnership. Goldman Sachs faces conflicts of interest in providing and selecting services for the Partnership and providing services for Underlying Funds or other Portfolio Assets because Goldman Sachs provides many services and has many commercial relationships with companies and affiliated and unaffiliated Underlying Funds (or their applicable personnel). Providing services to the Partnership and Underlying Funds in which the Partnership invests (or personnel of the applicable Underlying Managers and Portfolio Assets) enhances Goldman Sachs’ relationships with various parties, facilitates additional business development and enables Goldman Sachs to obtain additional business and/or generate additional revenue. Providing such services may also result in Goldman Sachs receiving substantial fees, compensation and/or remuneration. The Partnership will not be entitled to compensation related to any such benefit to businesses of Goldman Sachs. In addition, such relationships may adversely impact the Partnership, including, for example, by restricting potential investment opportunities, as described below, incentivizing the Investment Manager to take or refrain from taking certain actions on behalf of the Partnership when doing so would be adverse to such business relationships, and/or influencing the Investment Manager’s selection of certain investment products and/or strategies over others. In addition, while it has no obligation to do so, Goldman Sachs may act as a broker for Unitholders who are interested in selling their interests in the Partnership.
In addition, Goldman Sachs may hold an interest in one or more entities that provide services to the Partnership, Underlying Funds, Underlying Managers and/or Portfolio Assets, and Goldman Sachs may, subject to applicable law, refer other entities in which it holds an interest to provide such services as well. The services provided by such entities may benefit Goldman Sachs, but the Partnership and the Underlying Funds will not receive compensation in connection therewith. In such circumstances, Goldman Sachs faces conflicts of interest similar to those described in the preceding paragraphs.
Certain of Goldman Sachs’ activities on behalf of its clients may also restrict investment opportunities that are otherwise available to the Partnership. For example, Goldman Sachs is often engaged by companies as a financial advisor, or to provide financing or other services, in connection with commercial transactions that may be potential investment opportunities for the Partnership. There may be circumstances in which the Partnership is precluded from participating in such transactions as a result of Goldman Sachs’ engagement by such companies. For example, Goldman Sachs periodically is engaged to represent Underlying Managers or Underlying Funds in connection with other non-traditional secondaries. The Partnership may be restricted from participating in other non-traditional secondaries where Goldman Sachs is the financial advisor. Alternatively, the Partnership’s participation might require that the applicable Underlying Manager get a second fairness opinion, at added expense to the Underlying Manager, which will disincentivize the Underlying Manager to select the Partnership as a counterparty.
In addition, in connection with an equity offering of securities of an Investment for which Goldman Sachs is acting as an underwriter, the Partnership may, in certain instances, be subject to regulatory restrictions (in addition to contractual restrictions) on its ability to sell equity securities of the Investment for a period after completion of the offering. Goldman Sachs reserves the right to act for these companies in such circumstances, notwithstanding the potential adverse effect on the Partnership. Goldman Sachs also represents creditor or debtor companies in proceedings under Chapter 11 of the U.S. Bankruptcy Code (and equivalent non-U.S. bankruptcy laws) or prior to these filings. From time to time, Goldman Sachs serves on creditor or equity committees. It should be expected that these actions, for which Goldman Sachs may be compensated, will limit or preclude the flexibility that the Partnership would otherwise have to buy or sell securities issued by those companies, as well as certain other assets. See “—Other Activities of Goldman Sachs and Effect on Investment Decisions, Sale of Units and Allocation of Investment Opportunities and Expenses—Considerations Relating to Information Held by Goldman Sachs” above and “—Potential Limitations and Restrictions on Investment Opportunities and Activities of Goldman Sachs and the Partnership” below.
Goldman Sachs is frequently engaged as a financial advisor or financing provider to corporations and other entities and their management teams in connection with the sale of those companies or some or all of their assets, and Goldman Sachs’ compensation in connection with these engagements may be substantial. Goldman Sachs’ compensation for those engagements is usually based upon sales proceeds and is contingent, in substantial part, upon a sale. As a result, because sellers generally require Goldman Sachs to act exclusively on their behalf, Accounts (including the Partnership) will be precluded in many instances from attempting to acquire securities of, or providing financing to, the business being sold or otherwise participating as a buyer in the transaction. Goldman Sachs’ decision to take on seller engagements is based upon a number of factors, including the likelihood in any particular situation that the successful buyer will be a financial purchaser rather than a strategic purchaser, the likelihood that any Accounts will be involved in the financing of that transaction and the compensation Goldman Sachs might receive by representing the seller. On occasion, Goldman Sachs may be given a choice by a seller of acting as its agent, as a potential purchaser of securities or assets, or as a buyer’s source of financing through Accounts. Goldman Sachs reserves the right to act as the seller’s agent in those circumstances, even where this choice may preclude Accounts (including the Partnership) from acquiring the relevant securities or assets.
Goldman Sachs also represents potential buyers of businesses, including private equity sponsors, and Goldman Sachs’ compensation in connection with these representations may be substantial. In these cases, Goldman Sachs’ compensation is usually a flat fee that is contingent, in substantial part, upon a purchase. Accordingly, Goldman Sachs may have an incentive to direct an acquisition opportunity to one of these parties rather than to Accounts (including the Partnership) or to form a consortium with one or more of these parties to bid for the acquisition opportunity, thereby eliminating or reducing the investment opportunity available to Accounts (including the Partnership). Furthermore, Goldman Sachs may seek to provide acquisition financing to one or more other bidders in these auctions, including in situations where the Partnership (or an Underlying Fund) is bidding for the asset. Moreover, Goldman Sachs may provide financing to an Account in situations where it is also offering financing to one or more other bidders. When Goldman Sachs represents a buyer seeking to acquire a particular business, or provides financing to a buyer in connection with an acquisition, Accounts (including the Partnership) may be precluded from participating in the financing of the acquisition of that business. Goldman Sachs’ buyer and financing assignments may include representation of clients who would not permit either Goldman Sachs or affiliates thereof, potentially including Accounts (including the Partnership), to invest in the acquired company. In this case, none of the Partnership, the Investment Manager or any affiliate of Goldman Sachs would be allowed to participate as an investor. In some cases, a buyer represented by Goldman Sachs may invite the Investment Manager and certain Accounts to participate in the investment. Alternatively, the Investment Manager and certain Accounts may be invited to provide financing for this type of purchase. Each of these situations is likely to present difficult competing considerations involving conflicts of interest. In addition, Goldman Sachs may accept buyer advisory assignments in respect of a company in which Accounts have an investment. Accounts may be precluded from selling their investment during the assignment. Goldman Sachs evaluates potential buyer assignments in light of factors similar to those that will be considered in engaging in seller assignments.
Goldman Sachs makes loans to, and enters into margin, asset-based or other credit facilities or similar transactions with, clients, companies or individuals that are secured by publicly or privately held securities or other assets, including potentially a client’s Units. Some of these borrowers are public or private companies, or founders, officers or shareholders in companies in which the Partnership (directly or indirectly) invests, and such loans may be secured by securities of such companies, which may be the same as, pari passu with, or more senior or junior to, interests held (directly or indirectly) by the Partnership. In connection with its rights as lender, Goldman Sachs acts to protect its own commercial interest and may take actions that adversely affect the borrower, including by liquidating or causing the liquidation of securities on behalf of a borrower or foreclosing and liquidating such securities in Goldman Sachs’ own name. Such actions may adversely affect the Partnership (e.g., if a large position in a security is liquidated, among the other potential adverse consequences, the value of such security will decline rapidly and the Partnership or an Underlying Fund in which it invests will be unable to liquidate its positions in such security at an advantageous price or at all). These transactions and related foreclosures may be significant and may be made without notice to the Unitholders. The Partnership may in turn decline in value. For a discussion of certain additional conflicts associated with Goldman Sachs or Accounts, on the one hand, and a particular Account, on the other hand, investing in or extending credit to different parts of the capital structure of a single issuer, see “—Investments in and Advice Regarding Different Parts of a Portfolio Asset’s Capital Structure” above.
Goldman Sachs (including the Investment Manager) may create, write, sell, issue, invest in or act as placement agent or distributor of derivative instruments related to the Partnership or with respect to underlying securities or assets of the Partnership, including interests in Underlying Funds or the Portfolio Assets, or which are otherwise based on or seek to replicate or hedge the performance of the Partnership, the Underlying Funds or the Portfolio Assets. Such derivative transactions, and any associated hedging activity, may differ from and be adverse to the interests of the Partnership, the Underlying Funds or the Portfolio Assets. For example, derivative transactions could represent leveraged investments in an Underlying Fund. Goldman Sachs may take actions in commercial capacities in connection with such derivative transactions. Activities in respect of derivative transactions, and any associated hedging activity, may occur as a result of Goldman Sachs’ adjustment in assessment of an Underlying Fund, Portfolio Asset or an Underlying Manager based on various considerations, and Goldman Sachs will not be under any obligation or other duty to provide notice to the Partnership in respect of any such adjustment in assessment.
Subject to applicable law, Goldman Sachs (including the Investment Manager) and Accounts (including Employee Funds) may (or will, in the case of the GS Infrastructure Funds) invest in or alongside the Partnership. These investments may be on terms more favorable than those of other Unitholders and constitute a substantial percentage of the investing Accounts, resulting, in the case of investments alongside the Partnership, in the Partnership being allocated a smaller share of the investment than would be the case absent the side-by-side investment. In addition, the participation of GS Asset Management employees in certain Employee Funds may create an incentive to influence the allocation of an attractive investment opportunity to the Employee Funds, and certain Goldman Sachs personnel may have a larger investment in certain Employee Funds relative to other Employee Funds, which may present differing incentives including with respect to allocations of investment opportunities. Unless provided otherwise by agreement to the contrary, Goldman Sachs or Accounts may at any time sell, redeem or liquidate Units or interests in entities that invest alongside the Partnership or be released from their obligations to fund capital commitments without offering Unitholders the same or a similar opportunity, in each case without notice to Unitholders or regard to the effect on the Partnership’s portfolio, and any adverse effects on the Partnership. Substantial redemptions in a concentrated period of time could require the liquidation of certain investments more rapidly than otherwise desirable in order to raise cash to fund the redemptions or for the Partnership, G-INFRA Lux and Other Investment Vehicles to meet their obligations, adversely affecting the Partnership and the Unitholders. For example, due to the requirements of the Volcker Rule and other requirements of the BHCA, Goldman Sachs and certain Goldman Sachs personnel have been, and continue to be, required to dispose of investments in certain pooled investment vehicles, including through redemptions, sales to third parties or affiliates, or otherwise, including at times that other investors in the Partnership may not have the opportunity to dispose of their fund investments. Such redemptions may be substantial and may have the adverse effects described below. See “—Potential Limitations and Restrictions on Investment Opportunities and Activities of Goldman Sachs and the Partnership” below.
Allocation of Personnel, Services and/or Resources. Conflicts of interest will arise in allocating time, personnel and/or resources of the Investment Manager among the investment activities of multiple Accounts. The Investment Manager and other Goldman Sachs personnel who play key roles in managing the Partnership will spend a portion of their time on matters other than or only tangentially related to the Partnership, or may leave the Investment Manager for another investment group of Goldman Sachs (or may leave Goldman Sachs entirely). For example, time may be spent on other Goldman Sachs investment activities, including without limitation, investments made on behalf of Goldman Sachs and certain other entities (including SPACs) that are not investment advisory clients of the Investment Manager. As a result, the other obligations of these individuals could conflict with their responsibilities to the Partnership. Further, the Investment Manager may devote less time, services or resources to sourcing for investments of insufficient size to be expected to be shared with the other Accounts, even where such investment opportunities may be in the best interest of the Partnership.
Preferential Treatment. The Investment Manager may receive preferential treatment (for example, discounted fee rates) from legal and other advisers in relation to the Partnership’s account work. Where it is reasonable to do so, the Investment Manager will seek for such preferential treatment to be extended to work conducted on the account of the Partnership or its Investments. However, this may not be possible, and work conducted on the account of the Partnership or its Investments may be conducted on less beneficial terms.
Transfer of Investments. In the course of investing in an Investment, from time to time the Investment Manager expects to cause the Partnership to make (or commit to make) an investment in such Investment with the intent to sell a portion of such Investment for an amount equal to the cost of such Investment (or on such other basis as determined by Goldman Sachs in its discretion) to Other Investment Vehicles, including other co-investors, at or after the closing of the Investment. Any such Investments (including any portion that the Partnership intends to offer to Other Investment Vehicles, including co-investors) may be funded by the Partnership using proceeds from the Partnership’s credit facility, in which case, the Partnership (and not any such co-investors) would bear the interest charge and expenses of such borrowings. In this situation, the Partnership will bear the risk that the Investment Manager may not be successful in selling such a co-investment opportunity to potential co-investors, and that, as a result, the Partnership will bear the entire portion of any deal expenses and other costs and expenses related to such Investment, hold a greater concentration and have greater exposure in such Investment than was intended. The Investment Manager expects to attempt to address such risks by requiring such Investments to be in the best interests of the Partnership, regardless of whether any sell-down ultimately occurs, and the Investment Manager will not be deemed to be in breach of any duty or to have violated any other obligation to the Partnership or any of its Unitholders by engaging in such Investment and sell-down activities.
In connection with any transfer, Goldman Sachs will determine when to transfer any such Investments to such Other Investment Vehicles, including co-investors, which may affect the amount that will be paid to the Partnership upon the conveyance of such Investment to such co-investors. By executing a Subscription Agreement, each Unitholder consents to the transactions associated with any such transfer of Investments.
Auctions; “Club” or Consortium Investments. In some cases, significantly-sized assets are sold in broad auctions, and purchases of these assets are sometimes made by consortia of private equity sponsors and other investors. If the Partnership participates in a consortium, it likely will not control the underlying Investment. In addition, as described above, Goldman Sachs has longstanding relationships with many private equity sponsors, hedge funds, pensions, sovereign wealth funds, family offices, corporations and other investors, all or some of whom are likely to bid in auctions of these assets. The Partnership may be precluded from participating in an auction if Goldman Sachs is representing the seller or is representing or providing financing to a private equity fund or other investor that is pursuing the investment opportunity. In some cases, an investment fund or consortium represented by Goldman Sachs may invite the Partnership to participate with the private equity fund or other investor or to join its consortium in bidding for the asset. Furthermore, Goldman Sachs may seek to provide acquisition financing to one or more other bidders in these auctions, including in situations where the Partnership is bidding for the asset. Moreover, Goldman Sachs may or may not provide financing to the Partnership in situations where it is also offering financing to one or more other bidders. Conflicts of interest are present in these situations.

Value Accelerator Members. An affiliate of GS Asset Management has formed the Goldman Sachs Value Accelerator, whose members include a network of advisors, consultants and operating experts (“Value Accelerator Members”), organized to help support the investment activities of the Partnership and Portfolio Assets. Value Accelerator Members are expected to provide their services to the Partnership, and, in the judgment of GS Asset Management, are expected to add value with respect to the Partnership’s activities, including Portfolio Assets thereof. Compensation paid to the Value Accelerator Members for their services related to the Partnership or Portfolio Assets will generally be borne by the Partnership and will not be offset against the Management Fees paid by the Partnership. Value Accelerator Members may also receive compensation and/or indemnification for serving on the board of a Portfolio Asset, which may be paid or provided by a Portfolio Asset and/or, in certain cases, by the Partnership or Goldman Sachs. Certain Industry Advisors or members of an advisory board established for the Partnership may also serve as Value Accelerator Members and vice versa and may be compensated accordingly. In addition, the Partnership will bear its pro rata share of the costs, expenses and fees in connection with the activities, meetings, conferences, symposia or other gatherings of Value Accelerator Members. Value Accelerator Members are expected to be admitted as Unitholders in the Partnership or as investors in Portfolio Assets (whether or not their services are provided to the Partnership or Other Investment Vehicles), in each case, on terms that are more favorable than the terms given to other investors in the Partnership, including that, in the discretion of GS Asset Management, certain Value Accelerator Members will hold Series C Units and/or bear no (or reduced) Carried Interest or Management Fee on all or a portion of the Investments with respect to which they are admitted as investors.
Industry Advisors. The Partnership may engage unaffiliated persons with industry, managerial or other expertise as advisors (“Industry Advisors”) in connection with GS Asset Management’s investment activities and any co-investment vehicles. The Industry Advisors are expected to assist GS Asset Management in identifying and evaluating prospective Portfolio Assets and, in certain cases, providing assistance to the Partnership and any co-investment vehicles with respect to the oversight of Portfolio Assets in which investments are made. Compensation paid to Industry Advisors for their services related to the Partnership, any co-investment vehicles, or its Portfolio Assets will generally be borne by the Partnership and will not be offset against the Management Fee. Industry Advisors may receive compensation and/or indemnification for serving on the board of a Portfolio Asset in addition to the compensation noted above, which may be paid or provided by a Portfolio Asset and/or, in certain cases, by the Partnership or GS Asset Management. Certain members of the Consulting Groups and/or Value Accelerator Members may also serve as Industry Advisors and vice versa and may be compensated accordingly. In addition, the Partnership will bear its pro rata share of the costs, expenses and fees in connection with the activities, meetings, conferences, symposia or other gatherings of Industry Advisors. Industry Advisors may be admitted as Unitholders in the Partnership or as investors in Portfolio Assets (including through a co-investment vehicle), in each case, on terms that are more favorable than the terms given to the other investors in the Partnership, including that, in the discretion of GS Asset Management, certain Industry Advisors will hold Series C Units and/or bear no or reduced Carried Interest or Management Fees on all or a portion of the Investments with respect to which they are co-investors. Industry Advisors may receive indemnification from Portfolio Assets.
Consultants and Advisors. Individual consultants or advisors (including without limitation Value Accelerator Members and Industry Advisors, and some of whom may be former employees of Goldman Sachs) may be engaged by the Investment Manager on behalf of the Partnership and/or Portfolio Assets to provide consulting or advisory services to the Investment Manager, the Partnership and/or Portfolio Assets. These consultants or advisors may not work exclusively for the Investment Manager, the Partnership and/or the Portfolio Assets. Compensation paid to these consultants or advisors for consulting / advisory services related to the Partnership or its Portfolio Assets will generally be borne pro rata by the Partnership, will not be offset against the Management Fee paid by the Partnership and may include an annual fee and/or a discretionary performance-related bonus. In addition, the Partnership will bear its pro rata share of the costs, expenses and fees in connection with the activities, meetings, conferences, symposia or other gatherings of Consulting Groups. In addition to consultant / advisory fees, the consultant / advisor may also receive the opportunity to hold Series C Units. The scope of services provided under the consulting / advisory agreements may include serving on the board of Portfolio Assets. Consultants / advisors may receive compensation and/or indemnification for serving on the board of a Portfolio Asset in addition to the compensation noted above, which may be paid or provided by a Portfolio Asset or, in certain cases, by the Partnership or the Investment Manager.

For the avoidance of doubt, other Unitholders that do not hold Series C Units are not investing in the Partnership on terms that are the same or similar as those applicable to Value Accelerator Members, Industry Advisors and/or members of the Consulting Groups and will not be able to elect such terms and should have no expectation that their interests are aligned with Unitholders that are Value Accelerator Members, Industry Advisors and/or members of the Consulting Groups.
Insurance Broker Commissions. The members of the General Partner and the Investment Manager may purchase insurance coverage in connection with the services they perform for the Partnership. It is possible that the purchase of such insurance coverage may be transacted with the assistance of a third party or insurance broker, which may be owned directly or indirectly and/or be a member of Goldman Sachs. Such third party or insurance broker may receive a commission or compensation in connection with such transaction.
Corporate Advisory, Underwriting and Other Services. Goldman Sachs may seek to perform corporate advisory and other services (including underwriting, restructuring, merger advisory, other financial advisory, lending or otherwise raising leverage, loan administration, placement agency, financing, selling agency, foreign currency hedging, brokerage and asset management services) for, and expects to receive what it believes to be customary compensation from, the Partnership, any subsidiaries thereof and/or the Portfolio Assets in which the Partnership makes investments; however, this compensation may not be negotiated and, from time to time, may be more or less than what a comparable third party might charge. Such compensation in connection with providing these services may be substantial. Except as specifically described herein, in the Memorandum or in the Partnership Agreement, the Partnership will not receive any portion of the foregoing fees, or other fees received by Goldman Sachs for its services (and the Management Fees payable by or on behalf of the Partnership and the Unitholders will not be reduced thereby), whether or not the investment by the Partnership was a factor in selecting Goldman Sachs to provide services.
When Goldman Sachs acts as a broker, dealer, agent or lender or in other commercial capacities for the Partnership, any subsidiaries thereof or Portfolio Assets, it is anticipated that the commissions, mark-ups, mark-downs, financial advisory fees, underwriting and placement fees, sales fees, financing and commitment fees, brokerage fees, other fees, compensation or profits, rates, terms and conditions charged by Goldman Sachs will be in its view commercially reasonable; however, they may not be negotiated and, from time to time, may be more or less than what a comparable third party might charge. Goldman Sachs, including its sales personnel, will have an interest in obtaining fees and other amounts which are favorable to Goldman Sachs and its sales personnel. In these circumstances, no disclosure to the Partnership will be required. Goldman Sachs will be entitled to retain all such fees and other amounts, and no fees or other compensation payable by the Partnership will be reduced thereby unless specifically described herein, in the Memorandum or in the Partnership Agreement.
In addition, Goldman Sachs may be directly involved, on behalf of itself or its clients, in advising particular companies, investors and private equity sponsors with respect to transactions that conflict with the Partnership’s investments. In providing these or other services to, or engaging in transactions with, the Portfolio Assets or other market participants, or in acting for its own account, Goldman Sachs may take actions that have direct or indirect effects on the Partnership, which may be adverse to the Unitholders.
Conflicts that Apply Primarily to XIG
Certain conflicts of interest specific to XIG are described below. These conflicts of interest either (i) are not applicable to AM Private or (ii) apply in a different manner to AM Private, in which case such conflicts with respect to AM Private are described in the remainder of this “Item 1A. Risk Factors—Potential Conflicts of Interest” section.
In this regard, Unitholders should note that, in the case of the Vintage Infrastructure Investments managed by GSAM, the Partnership’s investment team is part of XIG, a group within Goldman Sachs that manages various investment vehicles and other Accounts. These Accounts utilize a variety of strategies, some of which overlap with each other. These strategies currently include investing in (i) primary investments, (ii) co-investments, (iii) secondary investments consistent with the Vintage Infrastructure Investments in which the Partnership may invest, (iv) minority stakes in third-party management companies and related investment activities and (v) seed investments, which involve, among other investment activities, investments that are made in private funds offered by new Underlying Managers (or Underlying Managers seeking to grow an existing business) and may, but do not always, involve acquiring economic rights similar to those acquired in connection with investments in mature third-party management companies. XIG also provides portfolio advisory and monitoring services to certain clients. The foregoing descriptions are provided for illustrative purposes to provide a sense of the diverse array of strategies employed by XIG; XIG-managed Accounts also currently pursue other strategies and each strategy above also involves various components, only some of which are described above. Additional strategies may also be implemented in the future. In some cases, different Accounts managed by XIG invest in a single Underlying Fund in multiple ways (e.g., a primary investment by one Account in a fund and then a secondary investment by another Account in the same fund or a related vehicle). In addition, with respect to certain investments, one Account managed by XIG may have the right to participate in fees and performance compensation that a third-party manager receives from an Underlying Fund and another Account managed by XIG may make an investment in an Underlying Fund managed by that Underlying Manager. Additional conflicts of interest applicable to XIG are set forth in Item 11, “Code of Ethics, Participation or Interest in Client Transactions and Personal Trading” in GSAM’s Form ADV.
While there are separate investment teams with respect to each XIG strategy, XIG is one business group within Goldman Sachs Asset & Wealth Management. All of the investment personnel within XIG report, directly or indirectly, to the head of XIG. Furthermore, although information barriers may be implemented in certain circumstances between XIG teams, typically the teams are not subject to information barriers, and in any event the head of XIG generally is not subject to information barriers. The organizational structure of XIG, together with the fact that the XIG business has overlapping mandates as well as the general lack of information barriers, gives rise to conflicts of interest among the various Accounts managed by XIG.
Conflicts Relating to Secondary Transactions. Secondary investments include, among other investment activities, purchasing existing private fund interests from selling investors and transactions in which liquidity is provided to existing investors in a private fund through bespoke structures such as continuation fund investments, preferred equity transactions, investments in connection with an Underlying Fund restructuring, or “stapled” transactions whereby interests are acquired from an existing Underlying Fund at the same time that a new commitment to an Underlying Fund managed by the same Underlying Manager is made.
In some cases, the Partnership will invest in secondary investments involving Underlying Funds in which other Accounts have invested. For example, the Partnership could be the lead investor or otherwise participate on the acquiring side of a secondary transaction while one or more other Accounts are invested in an Underlying Fund that is the target of or the seller in the transaction. In other cases, the Partnership will be invested in an Underlying Fund and another Account will invest in a secondary investment involving that Underlying Fund.
In addition, prospective investors should expect that other Accounts will invest in one or more secondary investments arranged by an Underlying Manager involving an Underlying Fund in which the Partnership has an investment. For example, the Partnership will invest in Underlying Funds through Traditional Secondaries and strategic primary investments. Other Accounts will likely invest in Other Non-Traditional Secondaries investments relating to some of these Underlying Funds.
An investment by one Account (the “New Investment Account”) in a secondary investment involving an Underlying Fund in which another Account has invested (the “Existing Investment Account”) generally will present certain conflicts of interest between such Accounts because the actions of one Account may adversely affect the other Account. For example, terms that benefit the New Investment Account (such as a lower valuation of the Existing Investment Account’s indirect holdings, and therefore a lower purchase price) may disadvantage the Existing Investment Account (and vice versa). Depending on the terms of a secondary investment, the Existing Investment Account may also be able to vote on the proposed transaction, decide whether to participate in the transaction, elect whether or not to reinvest or otherwise continue such Existing Investment Account’s investment into a continuation vehicle and/or make other determinations. Those determinations in some transactions affect the New Investment Account by impacting whether or on what terms a transaction is consummated. For example, if the Existing Investment Account elects to reinvest or otherwise continue its investment, there would typically be less capacity available to the New Investment Account. This conflict is exacerbated where the Existing Investment Account has a significant investment in the Underlying Fund, and therefore greater voting power over the proposed transaction.

In cases where such a conflict arises, Goldman Sachs generally will seek to make decisions on behalf of the Partnership based only on the interests of the Partnership, regardless of whether the Partnership is the New Investment Account or the Existing Investment Account. Similarly, Goldman Sachs will generally make decisions on behalf of another Account based only on the interests of the other Account, regardless of whether the Partnership is impacted. For example, when representing a New Investment Account in a bid, negotiation or other matter in connection with a secondary investment where the Partnership is an Existing Investment Account, Goldman Sachs generally will consider only the interests of the New Investment Account and not the interests of the Partnership or any other Existing Investment Accounts. In addition, when making decisions on behalf of another Account that is the Existing Investment Account when the Partnership is the New Investment Account (or vice versa), Goldman Sachs generally will not consider the interests of the Partnership.
The foregoing conflict is exacerbated in transactions where the Existing Investment Account and the New Investment Account have the same investment committee (or the membership of the investment committees overlap). For example, this occurs when the Partnership has acquired an investment in an Underlying Fund through a secondary investment and a different Account with the same investment committee considers an investment in a continuation vehicle that will acquire assets of that Underlying Fund.
Conflicts Relating to Profits Interests. Certain Accounts have entered into, or are third-party beneficiaries of, agreements with certain unaffiliated Underlying Managers, their Underlying Funds or their affiliates pursuant to which the Accounts hold interests in the equity, revenues or profits of, or with respect to, unaffiliated Underlying Managers (“Profits Interests”). Profits Interests take different forms and are documented in different ways. In certain cases, a Profits Interest entitles an Account to receive a share of the fees, profits or revenue received by an unaffiliated Underlying Manager or its affiliates. In some other cases, the holder of a Profits Interest receives the benefit of reduced management fees and/or incentive compensation in an Underlying Fund based in part on the aggregate management fees and incentive compensation earned by the unaffiliated Underlying Manager from other investors. A Profits Interest generally is received in consideration of either an investment in the unaffiliated Underlying Manager or an affiliate thereof or a “seed” investment in an Underlying Fund managed by the applicable unaffiliated Underlying Manager.
In each case, the holder of a Profits Interest benefits from fees, allocations or other compensation earned by the unaffiliated Underlying Managers or their affiliates with respect to their Underlying Funds. This generally includes any fees, allocations or other compensation borne by the Partnership to the extent the Partnership invests in one or more of such Underlying Funds. These fees, allocations and other compensation may be significant. Conversely, to the extent that the Partnership holds Profits Interests in an unaffiliated Underlying Manager, the Partnership will receive less of a benefit if another Account negotiates a discount on any fees, allocations or other compensation paid to such unaffiliated Underlying Manager or its affiliates and/or its Underlying Funds.
Accounts have in the past invested, and are expected in the future to invest, in Underlying Funds where certain other Accounts have Profits Interests, which gives rise to certain conflicts of interest as described below. This may include the Partnership acquiring Profits Interests in certain circumstances.
Conflicts Associated with the Decision for the Partnership to Invest in an Underlying Fund Where Another Account has a Profits Interest
Where an Account has a Profits Interest, the Account will generally receive greater compensation as the assets managed by the unaffiliated Underlying Manager increase. For example, an investment by the Partnership in an Underlying Fund where a different Account has a Profits Interest generally will result in additional fees and other compensation payable to the unaffiliated Underlying Manager of that Underlying Fund. This typically results in Goldman Sachs, through its incentive compensation in the other Account, also receiving additional compensation. Prospective investors should note that Other Investment Vehicles managed by GSAM have in the past invested in Underlying Funds where a different XIG Account held a Profits Interest in the applicable Underlying Manager and prospective investors should expect that the Partnership will make some such investments as well.
For the reasons described in the prior paragraph, Goldman Sachs has an incentive to cause the Partnership to invest in Underlying Funds where an Account has a Profits Interest in the relevant unaffiliated Underlying Manager.

This incentive is more acute if the Partnership, together with one or more other Accounts, are making a significant investment in the Underlying Funds or an Account has a particularly significant Profits Interest in the unaffiliated Underlying Manager. This conflict is also exacerbated in cases where Goldman Sachs receives greater fees and other compensation in respect of the Account which holds the Profits Interest, as compared to the Partnership.
In most cases where the foregoing conflict applies, the Partnership will not have the same investment committee as the Account that holds the Profits Interest with respect to the Underlying Fund. In select cases, however, Accounts that principally focus on secondary investments have acquired (or may in the future acquire) Profits Interests, typically as a result of an investment alongside an Account whose principal focus is acquiring Profits Interests. As a result, in some cases the Partnership will be considering an investment in an Underlying Fund and the Partnership will have the same investment committee (with respect to Vintage Infrastructure Investments) as another Account with a Profits Interest in that Underlying Fund, further exacerbating this conflict.
Conflicts Relating to Exercise of Voting and/or Consent Where an Account Holds a Profits Interest
An Account holding a Profits Interest generally has limited consent rights (or other governance-related rights) in respect of an unaffiliated Underlying Manager’s business. In some cases, the exercise of such a right (or failure to exercise such a right) may impact Underlying Funds managed by such unaffiliated Underlying Manager. In turn, the Partnership may be adversely affected if the Partnership is invested in such an Underlying Fund.
Alternatively, where the Partnership is asked to vote on or consent to a matter with respect to an Underlying Fund in which it is invested, Goldman Sachs will have a conflict of interest if a different Account holds a Profits Interest in the applicable unaffiliated Underlying Manager. For example, the Partnership could have the right to vote on (or grant a consent regarding) amending the governing documents of an Underlying Fund, extending a fundraising or investment period, changing the economic terms of an Underlying Fund (including “resetting” economics), approving a conflict of interest or approving replacement key persons under a key-person provision. In each case, Goldman Sachs has an incentive to cause the Partnership to approve the vote or consent being sought by the Underlying Fund because such approval generally would provide a benefit to the Account holding the Profits Interest.
Conflicts relating to these votes and consents are exacerbated by differences in the fees and other compensation Goldman Sachs receives from the different Accounts or where the Account with the interest in the Underlying Fund has the same investment committee as the Account with the Profits Interest. For further information on these exacerbating factors see “—Conflicts Associated with the Decision for the Partnership to Invest in an Underlying Fund Where Another Account has a Profits Interest” above.
Conflicts Relating to Acquiring a Profits Interest
In select instances, the Partnership may acquire a Profits Interest. Where the Partnership holds a Profits Interest, it will have a conflict of interest with other Accounts which actually invest or consider investing in the Underlying Funds to which the Profits Interest relates. These conflicts are similar to the conflicts described above regarding situations in which the Partnership invests in an Underlying Fund and another Account has a Profits Interest with respect to that Underlying Fund. For example, a Profits Interest held by the Partnership will typically increase in value as the relevant unaffiliated Underlying Manager’s assets under management increase. Accordingly, the value of the Profits Interest would increase if other Accounts invest with the unaffiliated Underlying Manager. See “—Conflicts Associated with the Decision for the Partnership to Invest in an Underlying Fund Where Another Account has a Profits Interest” above.
In addition, due to regulatory considerations (including ERISA) and/or to mitigate certain conflicts of interest, the Partnership’s Profits Interest in an unaffiliated Underlying Manager may exclude management fees and performance-based compensation associated with investments by other Accounts in the Underlying Funds of the unaffiliated Underlying Managers. Furthermore, in order to mitigate certain conflicts, for a certain period of time following the acquisition of a Profits Interest in an unaffiliated Underlying Manager by the Partnership, other Accounts may be restricted from investing in Underlying Funds managed by the unaffiliated Underlying Manager. Such restriction may adversely affect the unaffiliated Underlying Manager, including by limiting its assets under management, and, in turn, may have an adverse effect on the returns of the Partnership. Prospective investors should note that this will generally not apply in situations where the Partnership is investing in an Underlying Fund and a different Account holds a Profits Interest with respect to that Underlying Fund (i.e., other Accounts generally will not waive any right to share in the fees and compensation borne by the Partnership). In addition, even if it did apply and the other Accounts did not share in the relevant fees and performance compensation, the total amount of fees and other compensation borne by the Partnership in connection with that investment would be unchanged (rather, a greater share of such fees and compensation would be retained by the third-party Underlying Manager).
Accounts holding a Profits Interest may also have consent or other governance rights regarding an unaffiliated Underlying Manager. If another Account is invested in an Underlying Fund of the unaffiliated Underlying Manager, then the other Account may be adversely affected by the Partnership’s exercise of (or failure to exercise) any such consent or other governance right. See “—Conflicts Relating to Exercise of Voting and/or Consent where an Account Holds a Profits Interest” above.
Further, one or more Accounts (but not the Partnership) that are invested in an Underlying Fund may be asked to vote on or consent to a matter in respect of an Underlying Fund while the Partnership holds a Profits Interest in the relevant unaffiliated Underlying Manager (but not an interest in the Underlying Fund). Approval of such a matter may benefit the Partnership. See “—Conflicts Relating to Exercise of Voting and/or Consent where an Account Holds a Profits Interest” above. Notwithstanding that potential benefit, in such circumstances, it is the policy of Goldman Sachs to consider only the interests of the Accounts participating in the vote and not the interests of the Partnership.
In each of the foregoing cases, the conflicts discussed above are further exacerbated because an Account with a Profits Interest in an Underlying Fund may have the same investment committee as another Account considering or holding an interest in an Underlying Fund.
Conflicts in Connection with Determining Whether to Serve on Advisory Committees and Service on Advisory Committees; XIG may Serve as Advisory Committee Representative on Behalf of Certain Accounts but not the Partnership. With respect to Traditional Secondaries, because the Partnership generally will become an investor in Underlying Funds through a secondary purchase, the Partnership typically will not be in a position to obtain representation on the Underlying Fund’s investor advisory committee. And with respect to co-investments, representation on such a committee is generally not available. Even where such opportunities exist, however, GSAM generally will not seek to have representatives on committees of investors in Underlying Funds which are given the authority to make certain determinations on behalf of the Underlying Funds or the investors therein, including in many cases with respect to certain required consents and/or conflicts (such committees, “Underlying Fund LPACs”). Furthermore, even if a representative of the Partnership serves on an Underlying Fund LPAC, Goldman Sachs maintains policies and procedures which require any such representative to recuse himself or herself from certain matters and in certain circumstances, including certain matters where Goldman Sachs has an interest. Alternatively, Goldman Sachs may determine to cause the representative of the Partnership to resign a seat on an Underlying Fund LPAC for legal, tax or regulatory reasons or to mitigate potential conflicts of interest.
Among other items, an Underlying Fund LPAC may be vested with the authority to grant consent to an Underlying Fund entering into transactions with its general partner, investment manager or their respective associates or other funds managed or advised by such persons. The terms and conditions of such transactions (or any other matter presented to an Underlying Fund LPAC) may be adverse to the interests of investors in the Underlying Fund, including the Partnership. If the Partnership does not have a representative on an Underlying Fund LPAC or such representative recuses herself or himself, then the Partnership will not be able to exercise any vote on the matter.
Goldman Sachs personnel may also serve on an Underlying Fund LPAC (i) on behalf of a particular Account but not other Accounts which are also invested in the relevant Underlying Fund or (ii) in connection with GSAM’s portfolio advisory and monitoring business, pursuant to which XIG is required to, or otherwise may, serve as the representative of certain clients on advisory committees for which such clients have the right to appoint a member (including with respect to an Underlying Fund in which other Accounts invest). Goldman Sachs personnel may also serve on an Underlying Fund LPAC where the decisions of the Underlying Fund LPAC are binding upon a co-investment vehicle in which the Partnership invests. If XIG personnel serve on an Underlying Fund LPAC in the manner described in the previous sentences, the personnel serving on such Underlying Fund LPAC generally will only consider the interests of the Account or portfolio advisory or monitoring client the personnel are representing and not the interests of other Accounts (including the Partnership). Accordingly, the XIG personnel’s actions in respect of the Underlying Fund LPAC may adversely affect other Accounts (including potentially the Partnership).
Conflicts Associated with Voting Rights and Advisory Committee Representation in Connection with Matters Involving Goldman Sachs Advisory Services and Goldman Sachs Proprietary Investments. As discussed in “—General Categories of Conflicts Associated with the Partnership” above, Goldman Sachs is a worldwide, full-service corporate advisory, broker-dealer, asset management and financial services organization and a major participant in global financial markets.
In connection with an investment in an Underlying Fund, the Partnership (or a representative of the Partnership on an Underlying Fund LPAC) may have the opportunity to vote on or consent to a matter where other Goldman Sachs business lines are also involved in the matter. This includes situations where Goldman Sachs is providing corporate advisory services to an Underlying Manager or other third party and situations where Goldman Sachs may be investing (or has already invested) in parties to a transaction.
In addition, Goldman Sachs may determine that the Partnership will not vote on a matter involving advice provided by Goldman Sachs or Goldman Sachs investing as a proprietary investor. Similarly, a representative of the Partnership on an Underlying Fund LPAC may recuse himself or herself from any consideration of the relevant matter. In the case of the Partnership abstaining from a vote or a representative on an Underlying Fund LPAC recusing himself or herself, this will result in the Partnership not being able to exercise any vote on the matter, including if the matter would be adverse to the Partnership.
Allocation of Vintage Infrastructure Investment Opportunities Among Accounts. GSAM will determine the amount to be invested by the Partnership in each Vintage Infrastructure Investment as GSAM deems appropriate for the Partnership in accordance with the Partnership’s investment objectives. GSAM manages or advises multiple Accounts that have investment objectives that are the same or similar to those of the Partnership with respect to Vintage Infrastructure Investments and that seek to make or sell investments in the same potential Vintage Infrastructure Investments or make or sell investments in the same securities or other instruments, sectors or strategies as the Partnership (or Underlying Managers). Additional such Accounts are expected to be established in the future. The other Accounts described in this paragraph include Accounts in which Goldman Sachs and its personnel have an interest.
This creates potential conflicts, particularly in circumstances where the availability or liquidity of such investment opportunities is limited or where Underlying Managers limit the number of investors in (or the size of) their Underlying Funds or the amount of assets in accounts that they manage. For example, the amount of interests in an Underlying Fund available for purchase in a Traditional Secondaries investment or co-investment will typically be limited. In addition, limited availability may exist with certain Underlying Managers or with respect to certain classes of interests issued by an Underlying Fund that have better terms than other classes or where GSAM has negotiated different investment terms (including lower fees or more frequent liquidity than other investors) with an Underlying Manager for itself and its clients but the Underlying Manager limits the size of the investment by Goldman Sachs and its clients that will be subject to such terms. Other Accounts may make investments even if such actions would reduce the size of the Partnership’s or an Underlying Fund’s investment or prevent the Partnership or an Underlying Fund from investing. Such conflicts may also exist in connection with transfers of interests in such investments from one Account to another Account. If GSAM wishes to transfer an existing investment, depending upon the Accounts to which it is transferred, GSAM faces potential conflicts in connection with the allocation of such investment among Accounts. In addition, other Accounts may provide greater fees or other compensation (including performance-based fees, equity or other interests) to Goldman Sachs (including the Investment Manager) and potentially to Goldman Sachs personnel (including personnel of the Investment Manager).
GSAM has developed allocation policies and procedures that provide that GSAM’s personnel making portfolio decisions for Accounts that GSAM sponsors, manages or advises will make investment decisions for, and allocate investment opportunities among, such Accounts consistent with GSAM’s fiduciary obligations. These policies and procedures may result in the pro rata allocation (on a basis determined by GSAM) of limited opportunities across eligible Accounts, but in other cases such allocation may not be pro rata. Furthermore, certain investment opportunities sourced by GSAM, or other Goldman Sachs businesses or divisions outside of GSAM, may be allocated to Goldman Sachs for its own account or investment vehicles organized to facilitate investment by its current or former directors, partners, trustees, managers, members, officers, employees, and their families and related entities, including employee benefit plans in which they participate and current consultants, and not to client Accounts (including the Partnership). See Item 11, “Code of Ethics, Participation or Interest in Client Transactions and Personal Trading, Participation or Interest in Client Transactions—Certain Effects of the Activities of Goldman Sachs and Advisory Accounts” of GSAM’s Form ADV. Goldman Sachs may determine in its sole discretion that certain Vintage Infrastructure Investments are not appropriate for, and should not be allocated to, the Partnership, or the Partnership should not take its full potential allocation of the Vintage Infrastructure Investments as determined in accordance with the procedures described herein, based on such factors that are deemed relevant by Goldman Sachs in its sole discretion, including for legal, tax, regulatory, structuring or other relevant considerations. There can be no assurance that any Vintage Infrastructure Investment opportunities will be made available to the Partnership for investment, and investment opportunities appropriate for the Partnership may be allocated, in whole or in part, to Goldman Sachs, third parties or Other Investment Vehicles (including Other Investment Vehicles that may have the right or be given the opportunity to invest alongside the Partnership in any investment made by the Partnership).
In making allocations among the Partnership, on the one hand, and other Accounts (including Other Investment Vehicles and funds or investment vehicles managed by GSAM), on the other hand, the investment objectives of the Partnership may not be the dispositive factor; rather, in allocating any investment opportunities, Goldman Sachs may take into account numerous factors. These factors may include: (i) the date of inception of the Partnership or the applicable Account; (ii) the Accounts’ (including the Partnership’s) investment horizons and objectives (including with respect to portfolio construction and targeted returns); (iii) different levels of investment for different strategies of the Partnership and such other Accounts; (iv) risk profile of the investment; (v) Account-specific investment guidelines, restrictions and instructions of the Partnership and such other Accounts; (vi) whether Accounts give Goldman Sachs discretion or require client approval for investments; (vii) the current and expected future capacity of the Partnership and such other Accounts and of the particular Underlying Managers and/or Underlying Funds and the limitations set by the applicable Underlying Manager and/or Underlying Fund or other relevant parties; (viii) limits on Goldman Sachs’ discretion, including Account directed brokerage accounts; (ix) tax sensitivity of the Partnership and such other Accounts; (x) suitability requirements; (xi) availability of cash for investment and liquidity needs; (xii) relative sizes and expected future sizes of the Partnership and such other Accounts; (xiii) availability (or lack thereof) of other appropriate or substantially similar investment opportunities to the Partnership and such other Accounts; (xiv) whether the Partnership and such other Accounts have invested in a prior investment opportunity; (xv) legal and regulatory restrictions affecting certain Accounts or affecting holdings across Accounts (including under ERISA); (xvi) whether the timing of the Partnership’s or such other Account’s execution of the transaction has an adverse effect on the Partnership or other Accounts or Goldman Sachs potentially participating in the investment opportunity; (xvii) whether an opportunity exists to invest in different layers in the capital structure of a company; (xviii) reputational matters; (xix) differences in benchmark factors and hedging strategies among the Partnership and such other Accounts; (xx) GS Asset Management’s perception of a potential co-investment party’s interest; (xxi) the source of the investment opportunity; and (xxii) any other factor that Goldman Sachs determines from time to time in its discretion to be relevant. Suitability considerations can include: relative attractiveness of an investment opportunity to the Partnership and such other Accounts; concentration of positions in one of the Partnership and such other Accounts; appropriateness of a security for the benchmark of the Partnership and such other Accounts; the Accounts’ risk tolerance, risk parameters and strategy allocations; use of the opportunity as a replacement for a security GSAM believes to be attractive for an Account but that for some reason cannot be held in the Account (including for legal or regulatory reasons); the need to hedge a short position in a pair trade; and/or the need to give a subset of accounts exposure to an industry. The method of allocating investment opportunities may change over time.
Under GSAM’s current allocation policy, however, subject to the factors discussed above and the terms of the Other Investment Vehicles, where an investment opportunity is suitable for the Partnership, on the one hand, as well as one or more Other Investment Vehicles (including the VIP Funds), on the other hand, but none of the foregoing accounts has a right to be allocated the opportunity ahead of the other accounts, the investment opportunity would generally be allocated among such accounts as described in “Item 1(c). Description of Business—Allocation of Investment Opportunities.”
Prospective investors should note that certain Accounts have the right to participate in potential co-investment opportunities (or to allocate the opportunity to other persons) prior to XIG making the opportunities available to the Partnership. In particular, it is expected that co-investment opportunities for the Partnership will be derived principally from relationships that XIG has with Underlying Managers, including relationships where other Accounts are investors in an investment entity sponsored or managed by the Underlying Manager, though co-investment opportunities for the Partnership may also be derived in any other manner, including from portfolio managers or investment entities with which XIG does not have existing relationships or investments. In certain instances, these other Accounts will have the right to participate in the co-investment opportunity (or to allocate the opportunity to other persons) prior to XIG making the opportunity available to the Partnership. In addition, other Accounts may be marketed on the premise of receiving priority for certain co-investment opportunities, including because such other Account generated the co-investment opportunity, such Account is focused on a particular strategy (e.g., real property or energy) or such Account had a prior primary commitment or a secondary investment in such co-investment opportunity or an investment in the general partner or manager of the investment entity underlying such co-investment opportunity.
Prospective investors should also note that, pursuant to GSAM’s investment allocation policy, certain Other Investment Vehicles and their co-investors that have an investment strategy focused on either particular types of investments or on investments in a particular sector or industry will generally be given priority with respect to investment opportunities of the relevant type or in the relevant sector or industry. This includes Other Investment Vehicles that are formed in the future as well as in some cases investment opportunities offered to certain investors to make co-investments alongside such other investment programs. Once the Investment Manager, on behalf of such Other Investment Vehicles, has determined the amount that those Other Investment Vehicles will invest in a transaction, any excess capacity is allocated in the Investment Manager’s discretion. The recipients of such excess capacity will vary and in respect of a transaction could include the VIP Funds and the Partnership, but also could be limited to other accounts or persons with whom Goldman Sachs has a relationship (including offering the opportunity as a co-investment to investors that do not have any contractual right to invest). As a result of the foregoing, the Partnership may not have access to certain types of investments or may have more limited access than would otherwise be the case. In this regard, prospective investors should note that GSAM, as described in “Item 1(c). Description of Business—Allocation of Investment Opportunities—Other Investment Vehicles Will be Given Priority Over the Partnership With Respect to Certain Investments,” has established certain private funds managed by GSAM that focus primarily on making secondary investments in funds and providing other liquidity solutions relating to private funds which focus on particular sectors of the private funds market or on particular types of secondary investments other than infrastructure investments (such funds and their successors, the “Other Sector Specific Vintage Funds”). The Other Sector Specific Vintage Funds with priority over the VIP Funds and the Partnership include (i) funds that focus on real estate-related secondary investments and (ii) funds that focus on credit-related secondary investments and portfolio finance investments (to the extent such portfolio finance investments are not primarily related to infrastructure, as determined by Goldman Sachs). Additional Other Sector Specific Vintage Funds may be formed in the future and given priority over the VIP Funds and the Partnership with respect to a particular sector, industry or type of investment. Such Other Sector Specific Vintage Funds will generally be given priority with respect to investments of the relevant type and any excess capacity in such opportunities is expected to be initially allocated to Vintage Funds other than the Partnership. Accordingly, the VIP Funds and the Partnership are not expected to participate in investments alongside the Other Sector Specific Vintage Funds except to the extent there is excess capacity in one or more such investments. GSAM will determine whether an investment falls within the strategy of an Other Sector Specific Vintage Fund, in its discretion, generally by evaluating the transaction as a whole. By way of further example, the Investment Manager manages Other Investment Vehicles that have investment strategies focused on making co-investments and making investments in management companies of alternative asset managers. To the extent that such types of investment opportunities are presented, the Investment Manager will generally allocate such opportunities to the applicable Other Investment Vehicle(s) focused on such opportunities (or their successor funds and potentially related accounts as co-investment opportunities, including co-investors that do not have any contractual rights to co-invest) before allocating them to other accounts, including the VIP Funds and the Partnership.

In addition, the VIP Funds will have priority over the Partnership with respect to allocations of Non-Traditional Secondaries, and opportunities to invest in Non-Traditional Secondaries will only be allocated to the Partnership on an overage basis where there is excess capacity in such investments after the investment has been allocated to the VIP Funds. Furthermore, certain Accounts also make investments in transactions where there is excess capacity in Non-Traditional Secondaries and the allocations between the Partnership and such Accounts of any excess capacity in Non-Traditional Secondaries will be determined by GSAM in its discretion based on a variety of factors and will generally not be allocated pro rata with respect to such overage. Instead, it is expected that such Accounts will participate in certain investments which are not allocated to the Partnership (and vice versa, to the extent the Partnership makes any such investments).
Furthermore, GSAM manages Accounts that have investment strategies focused on making investments in management companies of alternative asset managers or on making co-investments that create measurable, positive environmental and/or social impact. To the extent that such types of investment opportunities are presented, GSAM will generally allocate such opportunities to the applicable other Accounts focused on such opportunities (or their successor funds and potentially related Accounts, including co-investors that do not have any contractual rights to co-invest) before allocating any remaining portion of the opportunity to other Accounts, including the Partnership.
Conflicts of interest may arise in categorizing individual investment opportunities. In such cases, the GSAM will make the determination in its discretion, based on its understanding of the relevant mandates. For example, a single-company continuation fund could be categorized as a Continuation Vehicle investment or a co-investment (which would be an Other Non-Traditional Secondary). Where such opportunity relates to an Underlying Manager making an investment in Portfolio Assets in which it previously did not invest, the investment will be considered a co-investment. On the other hand, if the Underlying Manager is transferring an investment from one vehicle to another, both of which are managed by the Underlying Manager, the investment would be considered a Continuation Vehicle investment.
Investments by such Accounts may reduce or eliminate the availability of investment opportunities to, or otherwise adversely affect, the Partnership. In addition, in some cases GSAM makes investment recommendations to Accounts that make investment decisions independently of GSAM. In circumstances in which there is limited availability of an investment opportunity, if such Accounts invest in the investment opportunity at the same time as, or prior to, the Partnership, the availability of the investment opportunity for the Partnership will be reduced irrespective of GSAM’s policies regarding allocations of investments.
In certain cases, persons or entities who do not have an Account with GSAM receive allocations of opportunities from GSAM, and are included in GSAM’s allocation procedures as if they had an Account with GSAM, even though there is no investment advisory relationship between GSAM and such persons or entities. Such cases include, but are not limited to, certain entities to which GSAM provides various services, including management and other services in relation to their business strategies and operations, certain entities in which Accounts (including potentially the Partnership) have a direct or indirect interest, certain entities with which Accounts (including potentially the Partnership) have a business or other relationship, SPACs and/or certain entities to which GSAM or GSAM’s personnel provide investment-related or other services (which may include serving on governing or advisory boards). Such persons or entities may have investment objectives or business strategies that are the same as or similar to the investment objectives or investment program of the Partnership, and may seek to make or sell investments in the same securities or other instruments, sectors or strategies as the Partnership. Although a particular investment opportunity may be appropriate for both such a person or entity and the Partnership (including if the Partnership has an interest in or relationship with such person or entity), such opportunity may be allocated in whole or in part to the person or entity that does not have an Account in accordance with GSAM’s allocation policies and procedures. In addition, due to regulatory or other considerations, the receipt by the person or entity of an investment opportunity may restrict or limit the ability of the Partnership to receive an allocation of the same opportunity if the Partnership has an interest in or relationship with such person or entity.
GSAM, from time to time, develops and implements new investment strategies or seeks to participate in new investment strategies and investment opportunities. These strategies and opportunities are not employed in all Accounts or employed pro rata among Accounts where they are used, even if the strategy or opportunity is consistent with the objectives of such Accounts. Further, an investment strategy employed for the Partnership that is similar to, or the same as, that of another Account may be implemented differently, sometimes to a material extent. For example, the Partnership may acquire different Investments, or acquire the same Investments but in different proportions, than another Account with the same or similar investment strategy. The implementation of the Partnership’s investment strategy depends on a variety of factors, including the Underlying Managers involved in managing the investment strategy for the Account and the factors described above and in Item 6 (“PERFORMANCE-BASED FEES AND SIDE-BY-SIDE MANAGEMENT—Side-by-Side Management of Advisory Accounts; Allocation of Opportunities”) of GSAM’s Form ADV.
In addition, as referenced above, certain Underlying Managers and/or Underlying Funds may accommodate only a limited amount of capital or may otherwise refuse to manage some or all of the assets that GSAM may wish to allocate to them or the size of a secondary investment may be limited. Potential investments may also be capacity-constrained for other reasons. In allocating capacity-constrained investment opportunities among the Partnership and other Accounts, GSAM may reserve certain portions of such investment opportunities for prospective Accounts or existing Accounts that have not yet made a determination to make the investment, which may lead to certain existing Accounts, including the Partnership, that have determined to make the investment not receiving an allocation, or receiving a lower than desired allocation, with respect to an investment opportunity even when GSAM has capacity to allocate such opportunity to such existing Accounts.
In some cases where the Partnership and other Accounts (including G-INFRA Lux) have a similar investment program and investment strategy, certain potential Underlying Managers and/or Underlying Funds may prefer to receive the capital of the other Accounts over the capital of the Partnership (or vice versa). In such cases, the potential Underlying Managers and/or Underlying Funds may offer investment opportunities and/or more favorable terms to the preferred Account. Moreover, an Account (potentially including the Partnership) whose capital is preferred by an Underlying Manager and/or Underlying Fund may receive less favorable terms when investing as part of a fund complex than if it invested alone. Certain investors in an Underlying Fund may also receive certain preferential rights from the Underlying Manager which the Partnership may not receive.
During periods of unusual market conditions, GSAM may deviate from its normal investment allocation practices. During such periods, GSAM will seek to exercise a disciplined process for determining allocations (including to Accounts in which Goldman Sachs and its personnel have an interest).
Goldman Sachs (including GS Asset Management) and the Partnership may receive notice of, or offers to participate in, investment opportunities (including from Underlying Managers, Underlying Funds, their affiliates or other third parties) for various reasons. GSAM in its sole discretion, but in accordance with the investment objectives of the Partnership, will determine whether the Partnership will participate in any such investment opportunities and Unitholders should not expect that the Partnership will participate in any such investment opportunities even if such opportunity or related deal flow was received by GSAM due to the Partnership’s prior investment or commitment to an Underlying Fund or other investment, unless the opportunities are received pursuant to contractual requirements, such as pre-emptive rights or rights offerings, under the terms of the Partnership’s investment. Even in the case of an opportunity received by the Partnership pursuant to contractual requirements, GSAM may decide in its discretion that the Partnership will not participate in such opportunity for portfolio construction reasons, due to the terms of the Partnership or because GSAM determines that participation would not be appropriate for the Partnership for other reasons, in which case Goldman Sachs may allocate such opportunity to another Account. Opportunities not allocated (or not fully allocated) to the Partnership or other Accounts managed by GS Asset Management may be undertaken by Goldman Sachs (including GSAM), including for other Accounts, or made available to other Accounts or third parties, and the Partnership will not receive any compensation related to such opportunities.
Some Accounts (including the Partnership) may, from time to time, be offered investment opportunities that are made available through Goldman Sachs’ businesses outside of GS Asset Management. In this regard, a conflict of interest exists to the extent that Goldman Sachs controls or otherwise influences the terms and pricing of such investments and/or retains other benefits in connection therewith. However, Goldman Sachs’ businesses outside of GSAM are under no obligation or other duty to provide investment opportunities to the Partnership, and generally are not expected to do so. Further, opportunities sourced within particular portfolio management teams within GS Asset Management may not be allocated to Accounts (including the Partnership) managed by such teams or by other teams. In addition, certain portfolio management teams transact with Goldman Sachs on behalf of Accounts, whereas other portfolio management teams, including potentially the Partnership’s portfolio management team, do not. As a result, certain Accounts receive allocations of certain investment opportunities, including initial public offerings, new issues and other profitable investments, that are not available to the Partnership.
Additional information about GSAM’s allocation policies is set forth in Item 6 (“PERFORMANCE-BASED FEES AND SIDE-BY-SIDE MANAGEMENT—Side-by-Side Management of Advisory Accounts; Allocation of Opportunities”) of GSAM’s Form ADV.
As a result of the various considerations above, there will be cases in which certain Accounts (including Accounts in which Goldman Sachs and personnel of Goldman Sachs have an interest) receive an allocation of an investment opportunity (including an investment opportunity sourced by or available from GSAM or affiliates of GSAM) at times that the Partnership does not or when the Partnership receives an allocation of such opportunities but on different terms than other Accounts (which may be less favorable). In addition, due to regulatory or other considerations, the receipt of an investment opportunity by certain Accounts may restrict or limit the ability of the Partnership to receive an allocation of the same opportunity. See “—Potential Limitations and Restrictions on Investment Opportunities and Activities of Goldman Sachs and the Partnership” below. The application of these considerations may cause differences in the performance of different Accounts that employ strategies that are the same or similar to those of the Partnership.
Other Relationships with Underlying Managers. The Investment Manager will face potential conflicts in making investment decisions (including whether the Partnership should make an initial investment with or maintain or increase existing investments with, or withdraw investments from (or otherwise dispose of investments with), Underlying Managers or their Underlying Funds) in respect of or alongside Underlying Managers if Goldman Sachs has relationships with such Underlying Managers. For example, it is expected that Goldman Sachs will provide a variety of products and services to Underlying Managers, Underlying Funds and Investments and therefore Goldman Sachs may receive various forms of compensation, fees, commissions, payments, rebates, remuneration, services or other benefits (including benefits relating to investment and business relationships of Goldman Sachs) from Underlying Managers to which the Partnership allocates assets.
The Investment Manager is incentivized to allocate assets to and, in some cases, refrain from withdrawing assets from, Underlying Managers that are themselves (or whose principals or employees are) Account clients or in respect of which Goldman Sachs receives fees or other compensation. This is particularly the case where certain Accounts hold Profits Interests with respect to one or more Underlying Funds. See “—Conflicts that Apply Primarily to XIG—Conflicts Relating to Profits Interests” above. The Investment Manager is also incentivized to invest with (or in some cases not withdraw assets from or otherwise dispose of investments with) Underlying Managers for whom Goldman Sachs acts as prime broker or to whom Goldman Sachs provides financing, brokerage, corporate advisory, hedging, administrative or other services and research because of such relationships, including because payments to Goldman Sachs in respect of such activities and services will generally increase as the size of the assets that the Underlying Manager manages increases. Although the Investment Manager’s investment decision process includes the review of qualitative and quantitative criteria, subjective decisions made by the Investment Manager may result in different investment decisions in respect of an Underlying Manager or potential investment than would otherwise have been the case. The Investment Manager makes investment decisions in respect of Investments consistent with its fiduciary duties and the investment processes.
Allocation of Expenses Among the Partnership and Other Accounts. The following provides information related to the expense allocation polices with respect to GSAM.
Multiple Accounts (including the Partnership and Other Investment Vehicles) may participate in a particular investment or incur expenses applicable in connection with the operation or management of the Accounts, or otherwise may be subject to costs or expenses that are allocable to more than one Account (which may include research expenses, legal expenses (e.g., expenses relating to due diligence and deal documentation), technology expenses, valuation agent expenses, expenses relating to participation in bondholder groups, restructurings, class actions and other litigation, and insurance premiums). Subject to applicable law, GSAM may allocate investment-related and other expenses on a pro rata or different basis. For example, certain expenses, including certain expenses of GSAM such as research (to the extent permitted by applicable law or regulation) and litigation expenses, are allocated among the Partnership and other Accounts based on an allocation methodology determined by GSAM, which may or may not be on a pro rata basis. The Partnership is responsible for its allocable share of such expenses.
In addition, fees and expenses associated with co-opportunities to invest alongside the Partnership in Vintage Infrastructure Investments offered to other persons (including fees and expenses related to the organization of any vehicles formed to facilitate the making of co-investment opportunities and the marketing or placement of interests therein, as well as the ongoing operating expenses of any such vehicles) will be borne by the participants in the transaction (including the Partnership) based upon the amounts invested in the transaction.
Certain Accounts are, by their terms or by determination of GSAM, on a case-by-case basis, not responsible for their share of certain expenses, and, in addition, GSAM agreed with certain Accounts to cap the amount of expenses (or the amount of certain types of expenses) borne by such Accounts, which results in such Accounts not bearing the full share of expenses they would otherwise have borne as described above. GSAM may bear any such expenses on behalf of certain Accounts and not for others, as it determines in its sole discretion.
Accounts will generally incur expenses with respect to the consideration and pursuit of transactions that are not ultimately consummated (“Broken-Deal Expenses”). Examples of Broken-Deal Expenses include (i) research costs, (ii) fees and expenses of legal, financial, accounting, consulting or other advisers (including GSAM or its affiliates) in connection with conducting due diligence or otherwise pursuing a particular non-consummated transaction, (iii) fees and expenses in connection with arranging financing for a particular non-consummated transaction, (iv) travel, entertainment, overtime meal and transportation costs, (v) deposits or down payments that are forfeited in connection with, or amounts paid as a penalty for, a particular non-consummated transaction and (vi) other expenses incurred in connection with activities related to a particular non-consummated transaction.
GSAM has adopted policies and procedures relating to the allocation of Broken-Deal Expenses among Accounts (including the Partnership) and other potential investors. Pursuant to such policies and procedures, Broken-Deal Expenses generally will be allocated among Accounts in the manner that GSAM determines to be fair and equitable, which may be pro rata or on a different basis, including that an Account may bear more than its pro rata share of such Broken-Deal Expenses. Notwithstanding the foregoing, and unless otherwise indicated herein or in the Partnership’s other documentation, in the case of commingled funds and other Accounts (including the Partnership) that, in connection with their pursuit of a transaction, offer the opportunity to participate in the transaction to certain non-discretionary Accounts or other potential investors including funds organized for the purpose of investing in the specific transaction (collectively, “Non-Discretionary Co-investors”), if such transaction is not ultimately consummated, the commingled funds and other Accounts (including the Partnership) will generally bear, to the extent permitted by applicable law, all of the Broken-Deal Expenses, including those that might otherwise have been allocated to the Non-Discretionary Co-investors. However, in the event that the Non-Discretionary Co-investors agreed to bear their share of the Broken-Deal Expenses, or co-investors had a contractual right or other understanding to be offered the right to co-invest in the transaction, they will be allocated their share of the Broken-Deal Expenses determined in the same manner as Accounts generally unless otherwise indicated in the applicable governing agreements, offering memoranda or other documentation, provided that such Non-Discretionary Co-investors that have the right to, and do, decline to participate in the transaction will not be allocated any portion of the Broken-Deal Expenses incurred following any such decline (such amount to be determined by GSAM in its reasonable discretion). In addition, GSAM may bear the allocable share of Broken-Deal Expenses for particular Accounts or Non-Discretionary Co-investors and not the Partnership, as it determines in its sole discretion.
Activities on Behalf of Other Accounts. In addition to the Partnership’s investment in an Underlying Fund, Goldman Sachs may have multiple advisory, transactional and financial and other interests in securities, instruments, companies and other assets that may be managed by an Underlying Manager, or may act as counterparty to an Underlying Fund, a Portfolio Asset or an Underlying Manager. Similarly, Goldman Sachs may provide a variety of products and services to Underlying Funds, Underlying Managers or their affiliates, and in such cases, Goldman Sachs receives compensation, which may be in various forms, and may receive other benefits from one or more Underlying Funds, Underlying Managers or their affiliates. The amount of such compensation or other benefits to Goldman Sachs, or the value of Goldman Sachs’ and Accounts’ other interests in such Underlying Funds,

Underlying Managers, Investments and the Portfolio Assets may be greater depending upon the investment decisions made by the Investment Manager in respect of an Investment than it would have been had other investment decisions been made that might also have been appropriate for the Partnership. Certain Accounts may hold material equity, profits or other interests in Underlying Funds, Underlying Managers or their affiliates. In addition, personnel of certain Underlying Managers may be clients or former employees of Goldman Sachs and may provide Goldman Sachs with notice of, or offers to participate in, investment opportunities.
Goldman Sachs provides certain Accounts with access to due diligence reports and other information with respect to one or more third-party investment funds or investment managers, including Underlying Funds and Underlying Managers (“Diligence Reports”). To the extent that Goldman Sachs provides Accounts with access to Diligence Reports, Goldman Sachs will face actual and perceived potential conflicts in preparing Diligence Reports in respect of Underlying Funds and Underlying Managers in respect of which Goldman Sachs has direct or indirect interests or relationships. Any negative information contained in Diligence Reports in respect of Underlying Funds or Underlying Managers in or with which Goldman Sachs has interests or relationships could adversely impact the Underlying Funds as well as any such interests and relationships, and any positive information contained in the Diligence Reports in respect of such Underlying Funds and Underlying Managers could benefit such interests and relationships. As a result, Goldman Sachs is incentivized to delay or fail to provide certain adverse information concerning an Underlying Fund or Underlying Manager, or to promote certain Underlying Funds or Underlying Managers in Diligence Reports.
GSAM Code of Ethics. GSAM has adopted a Code of Ethics (the “Code of Ethics”) under Rule 204A-1 of the Advisers Act designed to provide that personnel of GSAM, and certain additional Goldman Sachs personnel who support GSAM, comply with applicable federal securities laws and place the interests of clients first in conducting personal securities transactions. The Code of Ethics imposes certain restrictions on securities transactions in the personal accounts of covered persons to help avoid conflicts of interest. Subject to the limitations of the Code of Ethics, covered persons buy and sell securities or other investments for their personal accounts, including potentially investments in the Partnership, and also potentially take positions that are the same as, different from, or made at different times than, positions taken (directly or indirectly) by the Partnership.
Proxy Voting. In the case of a Vintage Infrastructure Investment, when GSAM invests the Partnership’s assets, GSAM generally has no ability to take any action with respect to the securities held in the portfolios of the Underlying Funds. However, the Investment Manager may be responsible for voting with respect to the interests in Investments held by the Partnership. GSAM has implemented processes designed to prevent conflicts of interest from influencing proxy voting decisions that it makes on behalf of advisory clients, including the Partnership, and to help ensure that such decisions are made in accordance with its fiduciary obligations to its clients. A summary description of these processes as well as details of the actions taken thereunder is available upon request to the Investment Manager. Notwithstanding such proxy voting processes, certain proxy voting decisions made by GSAM with respect to securities held by the Partnership or an Underlying Fund may benefit the interests of Goldman Sachs and/or Accounts other than the Partnership. Under certain circumstances, GSAM may elect to cause the Partnership to waive voting rights including in order to allow other Accounts to avoid becoming subject to certain regulatory restrictions.
Underlying Managers Have Conflicts. Underlying Managers have interests and relationships that create conflicts of interest related to their management of the Underlying Funds and investments in Portfolio Assets. Such conflicts of interest are in many cases the same or similar to those relating to the Investment Manager in connection with their management of the Partnership. For example, as discussed in “—Management of the Partnership by the Investment Manager—Use of Service Providers” above, Goldman Sachs and the Partnership are subject to certain conflicts of interest when engaging servicing providers. In addition to the conflicts described herein, in respect of Vintage Infrastructure Investments, Goldman Sachs (including the Investment Manager), its personnel and/or Accounts may hold investments in companies that provide services to Underlying Managers, Underlying Funds and other Portfolio Assets generally, and, subject to applicable law, GS Asset Management may refer or introduce such companies’ services to Underlying Managers, Underlying Funds and other Portfolio Assets. Accordingly, the conflicts described herein with respect to service providers will also apply when Goldman Sachs seeks to provide services to Underlying Managers, Underlying Funds and other Portfolio Assets.

In addition, Underlying Managers may be subject to different and additional conflicts of interest. For example, Underlying Managers may have potential conflicts of interest related to the investment of client assets in securities and other instruments that may not apply to the Investment Manager, or may apply to the Investment Manager in a different or more limited manner. Such conflicts may relate to the Underlying Managers’ investment allocation practices, their policies regarding co-investments and investments in different parts of an issuer’s capital structure and the investment of client assets in companies in which they have an interest. See “—Risks—Risks Related to Concentrated Focus on Infrastructure Industry—Risks Related to Certain Types of Investments—Reliance on Underlying Managers” above.
Unitholder Due Diligence Information
The Investment Manager will make available, prior to the closing of this offering, to each prospective investor the opportunity to ask questions of, and receive responses from, a representative of the Investment Manager concerning the terms and conditions of this offering and to obtain any additional information, if the Investment Manager possesses such information or can acquire it without unreasonable effort or expense, necessary to verify the accuracy of the information set forth herein. Due to the fact that different potential investors may ask different questions and request different information, the Investment Manager may provide certain additional or different information to one or more prospective investors that they do not provide to all of the prospective investors. Any prospective investor who wishes to obtain such additional information may seek to do so by contacting the Investment Manager, although there may be certain additional information that the Investment Manager may determine not to make available to all prospective investors for legal, regulatory or other reasons as determined by the Investment Manager in its discretion. None of the responses or additional information provided is or will be integrated into this Registration Statement, and no prospective investor may rely on any such responses or information in making its decision to subscribe for Units.
Potential Limitations and Restrictions on Investment Opportunities and Activities of Goldman Sachs and the Partnership
The Investment Manager will restrict their investment decisions and activities on behalf of the Partnership in various circumstances, including as a result of applicable regulatory requirements, information held by GS Asset Management or Goldman Sachs, Goldman Sachs’ roles in connection with other clients and in the capital markets (including in connection with advice they give to such clients or commercial arrangements or transactions that are undertaken by such clients or by Goldman Sachs), Goldman Sachs’ internal policies and/or potential reputational risk in connection with Accounts (including the Partnership). In certain cases, the Investment Manager will not engage in transactions or other activities for, enforce certain rights in favor of or recommend transactions or activities to, the Partnership due to Goldman Sachs’ activities outside the Partnership and regulatory requirements, policies and reputational risk assessments.
For example, in certain circumstances, the Investment Manager will restrict, limit or reduce the amount of the Partnership’s investment, or restrict the type of governance or voting rights it acquires or exercises, where the Partnership (potentially together with Goldman Sachs and other Accounts) exceeds a certain ownership interest, or possesses certain degrees of voting or control or has other interests. For example, such limitations may exist if a position or transaction could require a filing or license or other regulatory or corporate consent, which could, among other things, result in additional costs and disclosure obligations for, or impose regulatory restrictions on, Goldman Sachs, including the Investment Manager, or on other Accounts, or where exceeding a threshold is prohibited or results in regulatory or other restrictions. In certain cases, restrictions and limitations will be applied to avoid approaching such threshold. Circumstances in which such restrictions or limitations arise include: (i) a prohibition against owning more than a certain percentage of an issuer’s securities; (ii) a “poison pill” that has a dilutive impact on the holdings of Accounts should a threshold be exceeded; (iii) provisions that cause Goldman Sachs to be considered an “interested stockholder” of an issuer; (iv) provisions that may cause Goldman Sachs to be considered an “affiliate” or “control person” of the issuer; and (v) the imposition by an issuer (through charter amendment, contract or otherwise) or governmental, regulatory or self-regulatory organization (through law, rule, regulation, interpretation or other guidance) of other restrictions or limitations. In addition, due to regulatory restrictions (including ERISA), certain Accounts are prohibited from trading with or through Goldman Sachs, from engaging Goldman Sachs as a service provider or from purchasing investments issued or managed by Goldman Sachs.

When faced with the foregoing limitations, Goldman Sachs will generally avoid exceeding the threshold because exceeding the threshold could have an adverse impact on the ability of GS Asset Management or Goldman Sachs to conduct business activities. The Investment Manager may also reduce the Partnership’s interest in, or restrict the Partnership from participating in, an investment opportunity that has limited availability or where Goldman Sachs has determined to cap its aggregate investment in consideration of certain regulatory or other requirements so that other Accounts that pursue similar investment strategies are able to acquire an interest in the investment opportunity. In some cases, the Investment Manager will determine not to engage in certain transactions or activities beneficial to the Partnership because engaging in such transactions or activities in compliance with applicable law would result in significant cost to, or administrative burden on, the Investment Manager or create the potential risk of trade or other errors. In circumstances in which the Partnership and one or more registered investment funds make side-by-side investments, Goldman Sachs, acting on behalf of the Partnership, may be limited in the terms of the transactions that it may negotiate under applicable law. In some cases, this has the effect of limiting the ability of the Partnership to participate in certain transactions or resulting in terms to the Partnership that are less favorable than would have otherwise been the case. In addition, Goldman Sachs may determine that the Partnership is precluded from transferring an interest in an Investment or an Underlying Fund to another Account.
The ability of the Partnership to buy or sell certain securities may be restricted by applicable securities laws or regulatory requirements applicable to Goldman Sachs (and/or its internal policies designed to comply with these and similar requirements). Goldman Sachs may possess material, non-public information about a Portfolio Asset or other Investment or potential Investment that would limit the ability of the Partnership to buy and sell securities related to that Portfolio Asset or other Investment or potential Investment. This may adversely affect the Partnership’s ability to make certain investments and/or to sell certain investments. In addition, as part of its trading strategy, the Investment Manager and/or any of its affiliates may adopt plans, including under SEC Rule 10b5-1 to effect purchases or sales of public company securities over an extended period of time. These plans would allow trading under parameters the Investment Manager and/or its affiliates determine regardless of information that is held in the future. These plans may limit the Investment Manager’s ability to enter into certain purchase or sale transactions on behalf of the Partnership that it would have otherwise entered into in the absence of such plans.
Additionally, Goldman Sachs and its representatives may have access to certain information and/or may develop fundamental analysis, proprietary models or other investment strategies for use in connection with other clients or activities, which are not available to those Goldman Sachs personnel advising or otherwise providing services to the Partnership or to Portfolio Assets or to potential Portfolio Assets. Goldman Sachs is under no obligation to and may not disseminate, and in some cases may be prohibited from disseminating, information between areas within Goldman Sachs, including to the Partnership.
The Investment Manager generally is not permitted to use material non-public information in effecting purchases and sales in transactions for the Partnership that involve direct or indirect interests in public securities. The Investment Manager may limit an activity or transaction (such as the commitment to, or secondary purchase of an interest in, an Underlying Fund) which might otherwise be engaged in by the Partnership, including as a result of information held by Goldman Sachs (including the Investment Manager or its personnel). For example, different areas of Goldman Sachs come into possession of material non-public information regarding issuers of securities held by an Underlying Fund in which the Partnership invests. In the absence of information barriers between the Investment Manager and such other part of Goldman Sachs, or under certain other circumstances, the Investment Manager will be prohibited, including by internal policies, from transacting in securities of Underlying Funds or other Portfolio Assets during the period such material non-public information is held by such other part of Goldman Sachs, which period may be substantial. As a result, the Partnership would not be permitted to redeem from or transfer its interest in an Underlying Fund or other Investment in whole or in part at a time it otherwise would have, including in order to rebalance the Partnership’s portfolio in accordance with the Investment Manager’s investment objectives or in the event of a material adverse change to the Underlying Fund or other Investment, such as the departure of key personnel of the Underlying Fund’s Underlying Manager. Other investors in the Investment will, subject to the terms of the Investment, be able to redeem from or sell their interests in the Investment during such times that the Partnership cannot. As a result of the foregoing, the Partnership may be materially adversely affected.
In addition, the Investment Manager may, in its sole discretion, determine to limit the information it receives in respect of an investment opportunity to avoid receiving material non-public information. As a result, other investors may be in possession of information in respect of investments, which, if known to the Investment Manager, might cause the Investment Manager to not make such investment, to seek to dispose of, retain or increase interests in such investments, or take other actions. Any decision by the Investment Manager to limit access to such information may be disadvantageous to the Partnership.
Furthermore, GS Asset Management operates a program reasonably designed to ensure compliance generally with economic and trade sanctions-related obligations applicable directly to its activities (although such obligations are not necessarily the same obligations that the Partnership may be subject to). Such economic and trade sanctions may prohibit, among other things, transactions with and the provision of services to, directly or indirectly, certain countries, territories, entities and individuals. It should be expected that these economic and trade sanctions, if applicable, and the application by GS Asset Management of its compliance program in respect thereof, will restrict or limit the Partnership’s investment activities, and may require the Partnership to sell its position in a particular investment at an inopportune time and/or when GS Asset Management would otherwise not have done so. In addition, if applicable, such economic and trade sanctions may result in one or more Unitholders being excluded from Investments.
The Investment Manager may determine to limit or not engage at all in transactions and activities on behalf of the Partnership for reputational, legal or other reasons. Examples of when such determinations may be made include, but are not limited to, where Goldman Sachs is providing (or may provide) advice or services to a Portfolio Asset, Underlying Fund, Underlying Manager or other entity involved in such activity or transaction, where Goldman Sachs or an Account is or may be engaged in the same or a related activity or transaction to that being considered on behalf of the Partnership, where Goldman Sachs or an Account has an interest in a Portfolio Asset, Underlying Fund, Underlying Manager or other entity involved in such activity or transaction, where there are political, public relations, or other reputational considerations relating to counterparties or other participants in such activity or transaction or where such activity or transaction or the exercise of such rights on behalf of or in respect of the Partnership could affect, in tangible or intangible ways, Goldman Sachs, GS Asset Management, an Account or their activities. In addition, Goldman Sachs may require that Underlying Funds or Underlying Managers agree not to engage in certain activities, which may reduce the opportunities available to the Partnership or make the terms of an Investment less attractive.
In order to engage in certain transactions on behalf of the Partnership, the Investment Manager will also be subject to (or cause the Partnership to become subject to) the rules, terms and/or conditions of any venues through which it trades securities, derivatives or other instruments. This includes where the Investment Manager and/or the Partnership are required to comply with the rules of certain exchanges, execution platforms, trading facilities, clearing houses and other venues, or are required to consent to the jurisdiction of any such venues. The rules, terms and/or conditions of any such venue may result in the Investment Manager and/or the Partnership being subject to, among other things, margin requirements, additional fees and other charges, disciplinary procedures, reporting and recordkeeping, position limits and other restrictions on trading, settlement risks and other related conditions on trading set out by such venues.
From time to time, an Underlying Fund, an Underlying Manager, the Partnership, the Investment Manager or their respective affiliates and/or their respective service providers or agents are required, or may determine that it is advisable, to disclose certain information about the Partnership, including investments held by the Partnership, and the names and percentage interest of beneficial owners thereof (and the underlying beneficial owners of such beneficial owners), to third parties, including Underlying Managers, local governmental authorities, regulatory organizations, taxing authorities, self-regulatory organizations, markets, exchanges, clearing facilities, custodians, brokers and trading counterparties of, or service providers to, an Underlying Fund, an Underlying Manager, the Investment Manager or the Partnership. The Investment Manager generally expects to comply with requests to disclose such information as it so determines, including through electronic delivery platforms; however, the Investment Manager may determine to cause the sale of certain assets for the Partnership rather than make certain required disclosures, and such sale may be at a time that is inopportune from a pricing or other standpoint. In addition, the Investment Manager may provide third parties with aggregated data regarding the activities of, or certain performance or other metrics associated with, the Partnership, and the Investment Manager may receive compensation from such third parties for providing them such information.

Under the Volcker Rule, the size of Goldman Sachs’ and Goldman Sachs personnel’s ownership interest in certain types of funds is limited, and certain personnel will be prohibited from retaining interests in such funds. As a result, Goldman Sachs and Goldman Sachs personnel have been, and continue to be, required to dispose of all or a portion of their investments in the Partnership through redemptions, sales to third parties or affiliates, or otherwise, including at times that other investors in the Partnership may not have the opportunity to dispose of their fund investments. Any such disposition of Units by Goldman Sachs and personnel of Goldman Sachs could reduce the alignment of interest of Goldman Sachs with other investors in the Partnership and otherwise adversely affect the Partnership.
Goldman Sachs may become subject to additional restrictions on its business activities that could have an impact on the Partnership’s activities. In addition, the Investment Manager may restrict its investment decisions and activities on behalf of the Partnership and not other Accounts, including Accounts sponsored, managed or advised by GS Asset Management.
See also “—Goldman Sachs Acting in Multiple Commercial Capacities” above.
Goldman Sachs’ Investment. As described in “—Risks—General Risks Relating to an Investment in the Partnership—Goldman Sachs’ Investment; Employee Funds” above, Goldman Sachs will invest in and/or alongside the Partnership and the structure of the Goldman Sachs’ investment, or the manner and timing in which Goldman Sachs’ investment is made and/or disposed of, may differ from the Investments made and/or disposed of by the Partnership, and any such structuring may be more beneficial for Goldman Sachs than the Unitholders in the Partnership. Goldman Sachs may also establish one or more employee funds for certain qualified Goldman Sachs employees and their related entities (such funds, “Employee Funds”) to invest in or alongside the Partnership or Other Investment Vehicles.
Unitholders should not have any expectation that they are investing in the Partnership on terms that are the same as or similar to those applicable to Goldman Sachs employees who invest in the Partnership or an Employee Fund, or that their interests are aligned. For example, the investors in an Employee Fund (as well as employee investors in the Partnership) generally will not be subject to a Management Fee and will not bear Carried Interest, and will be subject to applicable vesting and related terms. Furthermore, investors in an Employee Fund generally receive distributions and information regarding Investments at different times than Unitholders, and in some cases receive equity compensation from underlying Portfolio Assets.
In addition, if Goldman Sachs or Goldman Sachs-related investors do make a subscription for Units, they may, in their discretion, redeem or transfer such Units without notice to, or the consent of Unitholders at any time, including in the event such action is necessary or appropriate to comply with, or diminish or otherwise modify the burden associated with, any laws, regulations or reporting requirements applicable to it. Substantial requests for redemption by Goldman Sachs in a concentrated period of time could require the Partnership to liquidate certain of its Investments more rapidly than otherwise desirable in order to raise cash to fund the redemptions, adversely affecting the Partnership and the Unitholders. For example, due to the requirements of the Volcker Rule and other requirements of the BHCA, Goldman Sachs and certain Goldman Sachs personnel have been, and continue to be, required to dispose of investments in certain pooled investment vehicles, including through redemptions, which have been and may continue to be substantial and have the adverse effects described above.
Furthermore, Goldman Sachs employees may participate in one or more Investments through a co-investment program or otherwise, which also may create conflicts of interest. Subject to applicable law, the Investment Manager will determine the allocation of investments that the Investment Manager deems appropriate for the Partnership and any Goldman Sachs employees that may co-invest with the Partnership in any such investments.
As a result, investment risks and returns will likely vary materially between the Partnership and any such Employee Fund and between a Unitholder and any Goldman Sachs employees. Unitholders should not have any expectation that they are investing in the Partnership on terms that are the same as or similar to those applicable to employee investors, or that their interests are aligned.
The determination of whether to form an Employee Fund will be made by Goldman Sachs in its sole discretion without regard to the interests of the Partnership.

Brokerage Transactions. In limited circumstances, GSAM or an affiliate of GSAM will be required to open a brokerage account with a broker or other trading counterparties, clearing members or service providers (including an affiliate of GSAM) to hold Partnership assets received from an Underlying Fund in connection with an in-kind distribution. In these cases, GSAM may seek to sell these assets through one or more brokers (including affiliates of GSAM) on a best execution basis. Underlying Managers will also have the authority to select brokers where appropriate for executing transactions and holding securities. Underlying Managers generally are expected to seek best execution considering price, commissions and commission equivalents, other transaction costs, quality of brokerage services, financing arrangements, creditworthiness and financial stability, financial responsibility and strength and clearance and settlement capability. Subject to Goldman Sachs’ and the Underlying Managers’ best execution obligations, and to the extent permitted by applicable law and their internal policies, Goldman Sachs and the Underlying Managers may select entities within Goldman Sachs to act as broker or dealer with respect to the accounts of their clients, including the Partnership and the Underlying Funds.
The Investment Manager generally does not, but may in the future, receive brokerage and research services from brokers and dealers that provide services to the Partnership. These brokers and dealers may execute transactions directly for Accounts, or may execute them indirectly for Underlying Managers. These brokerage and research services may be bundled with the trade execution, clearing or settlement services provided by a particular broker-dealer and, subject to applicable law, the Investment Manager or an Underlying Manager may pay for such brokerage and research services with client commissions. There may be instances or situations in which such practices are subject to restrictions under applicable law. For example, the European Union’s Markets in Financial Instruments Directive II restricts European Union domiciled investment advisers from receiving research and other materials that do not qualify as “acceptable minor non-monetary benefits” from broker-dealers unless the research or materials are paid for by the investment advisers from their own resources or from research payment accounts funded by and with the agreement of their clients. To date, however, the Investment Manager has not received any such brokerage and research services.
Interpretation of the Partnership Agreement. The Partnership Agreement and related documents are detailed agreements that establish complex arrangements among the Unitholders, the Partnership, the General Partner, the Investment Manager and other entities and individuals. Questions will arise from time to time under these agreements regarding the parties’ rights and obligations in certain situations, some of which will not have been contemplated at the time of the agreements’ drafting and execution. In these instances, the operative provisions of the agreements, if any, may be broad, general, ambiguous or conflicting, and permit more than one reasonable interpretation. At times there will not be a provision directly applicable to the situation. While the relevant agreements will be construed in good faith and in a manner consistent with applicable legal obligations, the interpretations adopted will not necessarily be, and need not be, the interpretations that are the most favorable to the Partnership or the Unitholders.
In making determinations pursuant to the Partnership Agreement, the General Partner and the Investment Manager do not generally expect to seek consent from, or otherwise consult, the Unitholders before an interpretation is adopted, even where the interpretation is that most favorable to the General Partner, the Investment Manager, their affiliates, the Partnership or one or more Other Investment Vehicles. In making decisions, determinations or similar judgments involving the interests of the Partnership and such Other Investment Vehicles (including, without limitation, with respect to the making, management and disposition of assets), the General Partner and the Investment Manager expect and intend to consider the interests of the Partnership and the Unitholders and Other Investment Vehicles that may co-invest alongside the Partnership, and expect to prioritize such interests over those of the Partnership. While the General Partner and the Investment Manager will endeavor to construe the relevant agreements in good faith and in a manner consistent with their legal obligations, the decisions, determinations or similar judgments such persons adopt may not be, and need not be, the decisions, determinations or similar judgments that are the most favorable to the Partnership or the Unitholders, including relative to one or more Other Investment Vehicles or their investors.
The Partnership May Not Be Permitted to Rely on Goldman Sachs in Establishing Business Relationships or Otherwise. The Partnership will be required to establish business relationships with its counterparties based on the Partnership’s own credit standing. Unitholders should not expect that Goldman Sachs, or the Investment Manager, can or will allow its creditworthiness to be used in connection with the Partnership’s establishment of its business relationships. Furthermore, under the Dodd-Frank Act, Goldman Sachs is not permitted to provide liquidity to the Partnership to make up any shortfall in the event that any Unitholder fails to contribute funds to the Partnership as required under the Partnership Agreement and/or if a Unitholder is excused from participating in an Investment.
Handling of Mail. Mail addressed to the Partnership and received at its registered office will be forwarded unopened to the forwarding address supplied by the Partnership. None of the Partnership, the General Partner or any of their directors, officers, advisors or service providers (including the organization which provides registered office services in the United States) will bear any responsibility for any delay however caused in mail reaching the forwarding address. In particular, the directors of the General Partner will only receive, open or deal directly with mail which is addressed to them personally (as opposed to mail which is addressed just to the Partnership).
OTHER PRESENT AND FUTURE ACTIVITIES OF GOLDMAN SACHS MAY GIVE RISE TO ADDITIONAL CONFLICTS OF INTEREST. THE FOREGOING RISK FACTORS AND POTENTIAL CONFLICTS OF INTEREST DO NOT PURPORT TO BE A COMPLETE EXPLANATION OF THE RISKS AND CONFLICTS INVOLVED IN THIS OFFERING.
CERTAIN REGULATORY CONSIDERATIONS
U.S. Securities Act of 1933
The Units will not be registered under the Securities Act. It is anticipated that the offering and sale of Units will be exempt from registration pursuant to Regulation D promulgated under the Securities Act. Each purchaser of Units will be required to make representations related to its status as an Eligible Investor and that it is acquiring its Units for investment and not for resale or distribution. Although the Partnership expects to rely on Rule 506(b) of Regulation D promulgated under the Securities Act, in the event the Partnership were to rely on Rule 506(c) of Regulation D promulgated under the Securities Act, investors may be required to furnish additional information or documentation evidencing their eligibility to invest in the Partnership. In addition, Units may not be assigned or transferred (directly or indirectly) without the prior written consent of the General Partner or any person to whom such powers have been delegated by the General Partner.
U.S. Investment Company Act of 1940
Each beneficial owner of Units must be a “qualified purchaser” as defined in Section 2(a)(51) of the Investment Company Act and the rules thereunder, and consequently the Partnership will be exempt from registration under the Investment Company Act. The Investment Company Act provides certain protections to investors and imposes certain restrictions on registered investment companies, which are expected to be inapplicable to the Partnership.
U.S. Investment Advisers Act of 1940
Goldman Sachs Asset Management, L.P., the Investment Manager of the Partnership, is registered as an investment adviser under the Advisers Act. To the extent available under applicable law, the Investment Manager treats the Partnership as its client for all purposes under the Advisers Act, the U.S. Commodity Exchange Act, as amended (the “Commodity Exchange Act”), and other applicable laws and regulations. This means that, among other things, required disclosures by the Investment Manager (e.g., those in its Form ADV) are made to the General Partner on behalf of the Partnership, not to the Unitholders. As a registered investment adviser under the Advisers Act, the Investment Manager is required to file Part 1A and Part 2A of the Form ADV with the SEC and deliver Part 2A to clients. Form ADV contains information about assets under management, types of fee arrangements, types of investments, risk factors and potential conflicts of interest, and other relevant information regarding the Investment Manager. A copy of Part 1A and Part 2A of the Investment Manager’s Form ADV is available on the SEC website (www.adviserinfo.sec.gov). Registered investment advisers are also required to prepare Part 2B of the Form ADV and deliver such form to its clients where applicable. Part 2B does not need to be filed with the SEC.
The Partnership may hold its cash and securities in an account in the name of the Partnership with one or more custodians as selected from time to time, including affiliates of the Investment Manager.

In the ordinary course, Goldman Sachs (including AM Private and XIG), and individuals within Goldman Sachs, are subject to periodic audits, examinations, inquiries, investigations, requests for information, subpoenas, regulatory or civil proceedings, which have the potential to result in findings, conclusions, settlements, recommendations, charges or various forms of sanction. These include matters involving various divisions of the SEC, including without limitation the Division of Examinations and the Division of Enforcement and/or other regulatory and self-regulatory agencies or law enforcement authorities, or private parties. Notwithstanding the foregoing, Goldman Sachs believes that no issues have arisen in these matters that would materially adversely affect its ability to serve as an investment adviser. Additional information about Goldman Sachs and its advisory affiliates, including officers, directors, and employees who are covered by the disclosure obligations in Form ADV, is also contained in the Goldman Sachs & Co. LLC Form ADV (Parts 1A and 2A). For information relating to The Goldman Sachs Group, Inc., please visit www.gs.com and refer to the public filings of The Goldman Sachs Group, Inc.
U.S. Securities Exchange Act of 1934 and U.S. Sarbanes-Oxley Act of 2002
The Partnership will be subject to regulations not applicable to private companies, such as the Exchange Act and provisions of the Sarbanes-Oxley Act. Efforts to comply with such regulations will involve significant expenditures, and non-compliance with such regulations may adversely affect the Partnership.
The Partnership has filed this Registration Statement with the SEC voluntarily to establish the Partnership as a reporting company under the Exchange Act. Upon the effectiveness of this Registration Statement, the Partnership will be required to comply with all periodic reporting, proxy solicitation and other applicable requirements under the Exchange Act. The Partnership will make available to its Unitholders annual reports containing audited financial statements, quarterly reports, and such other periodic reports as the Partnership determines to be appropriate or as may be required by law. Unitholders and the public may access the Partnership’s public filings at www.sec.gov or obtain information by calling the SEC at (202) 551-8090.
The Partnership will be subject to the Sarbanes-Oxley Act, and the related rules and regulations promulgated by the SEC. Management may be required to report on the Partnership’s internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act by the time the Partnership files its second annual report on Form 10-K. The Partnership is required to review on an annual basis its internal control over financial reporting, and on quarterly and annual basis to evaluate and disclose changes in its internal control over financial reporting. As a new company, developing and maintaining an effective system of internal controls may require significant expenditures, which may negatively impact the Partnership’s financial performance and its ability to make distributions. This process also will result in a diversion of the management’s time and attention. The Partnership cannot be certain of when its evaluation, testing and remediation actions will be completed or the impact of the same on its operations. In addition, the Partnership may be unable to ensure that the process is effective or that its internal controls over financial reporting are or will be effective in a timely manner. In the event that the Partnership is unable to develop or maintain an effective system of internal controls and maintain or achieve compliance with the Sarbanes-Oxley Act and related rules, the Fund may be adversely affected. See “—Risks Related to Concentrated Focus on Infrastructure Industry—Geopolitical Risks—Registration Under Section 12(g) of the Securities Exchange Act of 1934” above for further discussion.
U.S. Bank Holding Company Act
Goldman Sachs is regulated as a bank holding company (a “BHC”) under the U.S. Bank Holding Company Act of 1956, as amended (the “BHCA”) and related regulations, which together generally restrict BHCs from engaging in business activities other than the business of banking and certain closely related activities unless an exemption applies, and grants the Federal Reserve authority to restrict their ability to conduct activities. Goldman Sachs has elected to become a financial holding company (an “FHC”) under the BHCA and, as such, may engage in a broader range of financial and related activities, as long as Goldman Sachs continues to meet certain eligibility requirements. As an FHC, Goldman Sachs, and any company “controlled” by Goldman Sachs for purposes of the BHCA, remain subject to certain of the activities and investment restrictions of the BHCA and related regulations.

Although the General Partner currently expects that the Partnership will be able to conduct its activities in a manner that is consistent with the BHCA (where the Partnership is deemed to be controlled by Goldman Sachs for bank regulatory purposes), including any applicable exemptions, there can be no assurance that the bank regulatory requirements applicable to Goldman Sachs will not have a material or adverse effect on the Partnership and such requirements may cause the General Partner to modify, terminate or dissolve the Partnership earlier than previously contemplated. Furthermore, such bank regulatory requirements may change over time and, if then applicable to the Partnership, may require the Partnership to restructure its investments, which may have a material or adverse effect on the Partnership. See “—Risks Related to Concentrated Focus on Infrastructure Industry—Geopolitical Risks—Risks of Legal, Tax and Regulatory Changes” above.
If the Partnership were deemed to be controlled by Goldman Sachs for bank regulatory purposes, the BHCA and other applicable banking laws, rules, regulations and guidelines, and their interpretation and administration by the appropriate regulatory agencies, may, among other things, restrict the transactions and relationships between the Investment Manager, the General Partner, Goldman Sachs and their affiliates, on the one hand, and the Partnership (and the entities that may be deemed to be controlled by the Partnership, including its subsidiaries and potentially including Underlying Funds), on the other hand, and may restrict investments and transactions by, and the operations of, the Partnership. For example, the BHCA and the regulations applicable to Goldman Sachs and the Partnership may, among other things, restrict the Partnership’s ability to make certain investments, impose a maximum holding period on some or all of the portfolio investments (e.g., limiting the duration of investments to a period of fifteen (15) years and in some cases, ten (10) years), restrict the Partnership’s ability to participate in the management and operations of the portfolio companies and limit the Partnership’s ability to hold physical commodities. In addition, certain BHCA regulations may require aggregation of the positions and/or physical commodities owned, held or controlled by related entities. Thus, in certain circumstances, positions and/or physical commodities held by Goldman Sachs and its affiliates (including the Investment Manager) for client and investment accounts may need to be aggregated with positions and/or physical commodities held by the Partnership. In this case, where BHCA regulations impose a cap on the amount of a position and/or physical commodity that may be held, Goldman Sachs may utilize available investment capacity to make investments for its accounts or for the accounts of other clients, which may require the Partnership to limit and/or liquidate certain investments.
Moreover, if the Partnership were deemed to be controlled by Goldman Sachs for bank regulatory purposes, the Partnership might be required to make some of its proposed investments or engage in some of its proposed activities only in reliance on Goldman Sachs’ authority as an FHC. If Goldman Sachs were to no longer meet the requirements to be an FHC, the Partnership could be limited in its ability to make new investments or engage in certain activities and could potentially have to divest such investments and/or terminate such activities if Goldman Sachs remained ineligible for FHC status for a prolonged period.
Goldman Sachs, in its discretion and without notice to the Unitholders, may require the General Partner to restructure the Partnership, and may restructure the composition of the investment committee and/or the powers granted to the GP Board of Directors or the Partnership Board of Directors, including the granting of additional powers to the General Partner, the GP Board of Directors or the Partnership Board of Directors, in order to comply with the BHCA or other legal requirements applicable to, or reduce or eliminate the impact or applicability of any bank regulatory or other restrictions on, Goldman Sachs, any of its affiliates, the Partnership, other investment vehicles or other funds, vehicles or accounts managed by the Investment Manager or its affiliates. Goldman Sachs may seek to accomplish this by such means as Goldman Sachs determines in its discretion, and the General Partner will cooperate and consult with Goldman Sachs. In connection with any such change, Goldman Sachs may, in its discretion, cause one or more Recipients to assign their right to receive all or a portion of the Carried Interest or require the General Partner to admit another entity to the Partnership for the purpose of receiving all or a portion of the Carried Interest. See also “—Potential Restructuring of the Partnership, the Investment Manager and the General Partner” below.
The General Partner was established by an entity that is not affiliated with Goldman Sachs and will be managed by a board comprised of individuals, all of whom will be independent of Goldman Sachs. Therefore, as a result of this and other factors, the Partnership is not expected to be “controlled” by Goldman Sachs for purposes of the BHCA. Moreover, (i) any investments in portfolio companies that are predominantly engaged in financial activities and (ii) investments in other portfolio companies, if determined by the Investment Manager in its discretion, necessary or advisable for legal, regulatory or similar reasons, also are not expected to be directly or indirectly “controlled” by Goldman Sachs for purposes of the BHCA. If the Partnership is not controlled by Goldman Sachs for BHCA purposes, the BHCA’s restrictions on Goldman Sachs’ activities and investments generally should not apply to the Partnership and any portfolio company controlled by the Partnership. Therefore, the activities and investment restrictions of the BHCA and related regulations currently applicable to Goldman Sachs should not apply to the Partnership or (i) any investments in portfolio companies that are predominantly engaged in financial activities and (ii) investments in other portfolio companies, if determined by the Investment Manager in its discretion, necessary or advisable for legal, regulatory or similar reasons.
Employee Funds and any alternative vehicles in which an Employee Fund owns more than 5% of the interests and for which Goldman Sachs serves as alternative investment fund manager and/or investment manager, will be controlled by Goldman Sachs for purposes of the BHCA. As a result, the activities and investment restrictions of the BHCA and related regulations currently applicable to Goldman Sachs may, among other things, restrict the Partnership’s ability to make certain investments based on a portfolio company’s activities, impose a maximum holding period on the Partnership’s Investments in such portfolio companies and restrict Goldman Sachs’ and the Partnership’s ability to participate in the management and operations of the portfolio companies. See “—Risks—Risks Related to Concentrated Focus on Infrastructure Industry—Geopolitical Risks—Current U.S. Regulatory Risks” and “—Risks—Risks Related to Concentrated Focus on Infrastructure Industry—Geopolitical Risks—Potential Affiliation with a Regulated Entity” above.
U.S. Commodity Exchange Act
Pursuant to an exemption from registration with the U.S. Commodity Futures Trading Commission (the “CFTC”) in connection with pools whose participants are limited to certain categories of qualified eligible persons, a memorandum for this pool is not required to be, and has not been, filed with the CFTC. The CFTC does not pass upon the merits of participating in a pool or upon the adequacy or accuracy of an offering memorandum. Consequently, the CFTC has not reviewed or approved this offering or any memorandum for this pool.
The Investment Manager is registered with the CFTC pursuant to the Commodity Exchange Act, as a commodity trading advisor (“CTA”) and is a member of the National Futures Association (the “NFA”); however, pursuant to CFTC Rule 4.7, the Investment Manager is exempt from certain reporting and recordkeeping requirements that would otherwise apply to a registered CTA with respect to the Partnership. Although the Investment Manager is registered with the CFTC as a commodity pool operator with respect to other pools that it operates, the Investment Manager expects to operate the Partnership as if it were exempt from registration pursuant to Rule 4.13(a)(3) under the Commodity Exchange Act which requires filing a notice of exemption with the NFA. CFTC Rule 4.13(a)(3) generally requires that (i) the Units are exempt from registration under the Securities Act and are marketed and advertised in the United States solely, if at all, in compliance with Regulation D or Rule 144A under the Securities Act; (ii) at the time of the relevant investment, with respect to the Partnership’s positions in CFTC-regulated instruments: (A) aggregate initial margin and related amounts required to establish such positions will not exceed 5% of the liquidation value of the Partnership’s portfolio, after taking into account unrealized profits and unrealized losses on any such positions, or (B) the aggregate net notional value of such positions, determined at the time the most recent position was established, does not exceed 100% of the liquidation value of the Partnership’s portfolio, after taking into account unrealized profits and unrealized losses on any such positions; (iii) the Units may be purchased only by “accredited investors” as defined in Rule 501(a) of Regulation D promulgated under the Securities Act or “qualified eligible persons” as defined in CFTC Rule 4.7; and (iv) the Units are not marketed as or in a vehicle for trading in the commodity futures or commodity options markets. Further, the Investment Manager is not required to deliver to Unitholders certified annual reports and a disclosure document that are otherwise required to be delivered pursuant to the Commodity Exchange Act. Such materials would contain certain disclosures required thereby that may not be included herein or in the reports to be provided to Unitholders by the Partnership.
Alternatively, the Investment Manager may operate the Partnership as an “exempt pool” in accordance with CFTC Rule 4.7, which would exempt it from having to deliver a CFTC compliant disclosure document, subject to certain terms and conditions, and would partially exempt it from certain reporting and recordkeeping requirements. Complying with CFTC Rule 4.7 could, however, subject the Partnership to certain additional costs, expenses and administrative burdens. Additionally, in the future, the Investment Manager may assign or transfer its rights and obligations as a CTA and/or a commodity pool operator (“CPO”) with respect to the Partnership to an affiliated entity that is exempt from registration as a CTA and/or CPO, respectively, and that is not a member of the NFA.
Delaware Uniform Commercial Code
Each interest in the Partnership is a security governed by Article 8 of the Delaware Uniform Commercial Code (“DEUCC”) and the Uniform Commercial Code of any other relevant jurisdiction and the Partnership Agreement establishes the terms of the interests in the Partnership. The issuer’s jurisdiction (within the meaning of Section 8-110 of the DEUCC) of the Partnership shall be the State of Delaware.
U.S. Dodd-Frank Wall Street Reform and Consumer Protection Act
Section 619 of the Dodd-Frank Act and the implementing regulations promulgated thereunder (collectively known as the “Volcker Rule”) severely limit the extent to which “banking entities,” such as Goldman Sachs (including the Investment Manager), absent an applicable exclusion or exemption, can acquire or retain equity, partnership or other ownership interests in, or sponsor, among certain other types of investment funds, a hedge or private equity fund that relies solely on Section 3(c)(1) or 3(c)(7) of the Investment Company Act (a “Covered Fund”). The Volcker Rule applies to Goldman Sachs’ investments in and relationships with the Partnership.
The Volcker Rule also prohibits any banking entity, including Goldman Sachs, from engaging in certain activities that would (i) subject to certain mitigants, involve or result in a material conflict of interest between the banking entity and its clients, customers or counterparties, (ii) result, directly or indirectly, in a material exposure by the banking entity to high-risk assets or high-risk trading strategies, or (iii) pose a threat to the safety and soundness of Goldman Sachs or the financial stability of the United States. As a result, the Partnership may also be prohibited from engaging in such activities.
Under the asset management exemption to the Volcker Rule, Goldman Sachs may sponsor and advise a Covered Fund, provided all requirements and limitations of the asset management exemption are met. The Partnership is expected to be a Covered Fund and thus, Goldman Sachs is prohibited from owning more than 3% of the outstanding “ownership interests” (as defined in the Volcker Rule) of the Partnership.15 Goldman Sachs may not guarantee, assume or insure the obligations or performance of the Partnership or provide liquidity to the Partnership to make up any shortfall, including due to a Unitholder’s failure to make a capital contribution when due and/or a Unitholder being excused from participating in an Investment. In addition, Goldman Sachs is not permitted to make a loan or extension of credit to the Partnership to purchase assets from the Partnership or to enter into certain other transactions that cause Goldman Sachs to have credit exposure to the Partnership. Certain other transactions between Goldman Sachs and the Partnership must be on terms and under circumstances, including credit standards, that are substantially the same, or at least as favorable to Goldman Sachs, as those prevailing at the time for comparable transactions with or involving other nonaffiliated companies, which, among other things, may limit the ability of Goldman Sachs, including the Investment Manager, to furnish services to the Partnership.
The Volcker Rule’s final rules, and certain other regulatory guidance, including frequently asked questions published on the Federal Reserve’s website, provide further information regarding how the above conditions may be interpreted or implemented. There can be no guarantee as to whether or how such rules or guidance could change in the future or the impact any such changes would have on Goldman Sachs, the Investment Manager or the Partnership.
Potential Restructuring of the Partnership, the Investment Manager and the General Partner
Goldman Sachs may in the future, in its sole discretion and without notice to Unitholders, restructure the Partnership or the Investment Manager or the Investment Manager’s investment committees and working groups (or propose to the General Partner restructuring of the Partnership or its management structure) or the composition of, and/or the powers granted to, the Investment Manager or the Investment Manager’s investment committees and working groups, in order to reduce or eliminate the impact or applicability of any current or future laws (including as
15    As described in Item 1, except as noted in the following proviso, Goldman Sachs may subscribe for Units, including Series C Units; provided that this shall be subject to the limitation on Goldman Sachs’ ownership of Units as described herein, including in “Item 1(c). Description of Business—The Offering.”

related to taxes), rules (including as related to regulatory capital rules and any future interpretations that are issued), regulations, legal requirements, guidelines or any regulatory or other restrictions or any interpretation thereof that are or otherwise might be applicable to Goldman Sachs, the Partnership or other funds and accounts managed by the Investment Manager and its affiliates, including the BHCA and the Volcker Rule, which may include granting additional powers (or narrowing of powers or authority previously granted) to the Investment Manager or the Investment Manager’s investment committees and working groups. Goldman Sachs may seek to so reduce the impact or applicability of any current or future laws (including as related to taxes), rules (including as related to regulatory capital rules and any future interpretations that are issued), regulations, legal requirements, guidelines or any regulatory or other restrictions or any interpretation thereof by (1) removing or redomiciling the Investment Manager, causing another entity to replace GSAM as the Partnership’s Investment Manager, transferring ownership of the Investment Manager, appointing a separate investment manager (including Goldman Sachs & Co. LLC or any affiliate) to manage the Partnership’s investments, or any combination of the foregoing, (2) reducing the amount of Goldman Sachs’ investment in the Partnership (if any) or (3) such other means as it determines in its sole discretion. Subject to applicable law, any such transferee or replacement investment manager may be unaffiliated with Goldman Sachs. In connection with any such change, the Investment Manager may in its sole discretion assign its right to receive all or a portion of the Management Fee and may cause the Partnership to pay all or a portion of the Management Fee to any investment manager.

Item 2. FINANCIAL INFORMATION
Management’s Discussion and Analysis of Financial Condition and Results of Operations
The following discussion should be read in conjunction with the consolidated financial statements and notes thereto which are listed in “Item 13. Financial Statements and Supplementary Data” and attached to this Registration Statement.
All dollar amounts in “Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations” are in thousands, unless otherwise noted.
Overview
We were organized on December 10, 2024 as a limited partnership under the laws of the State of Delaware. We are a private fund exempt from registration under Section 3(c)(7) of the Investment Company Act. We are considered an investment company under US GAAP and we follow the accounting and reporting guidance applicable to investment companies in the Financial Accounting Standards Board Accounting Standards Codification Topic 946.
Performance Summary
The following table lists the performance across the following Units:

	March 31, 2026		December 31, 2025
Unit Series	Year to Date Total Return(1)	Inception to Date Total Return(1)	Inception to Date Total Return(1)
Series 1869 Units	1.33%	3.07%	1.72%
Series I0 Units	1.22%	9.81%	8.50%
Series RSD0 Units	1.32%	10.15%	8.70%
__________________
(1)Total Return is calculated by dividing the change in the per Unit value of each component for the period by the Net Assets per Unit at the beginning of the period. An individual Unitholder's return may vary from these returns based on the timing of capital transactions. Total return is calculated for each Series of Units as the change in the net asset value for such Series of Units during the period plus any distributions per Unit declared in the period, and assumes any distributions are reinvested in accordance with the Partnership’s distribution reinvestment plan. Past performance is no guarantee of future results. The ratios are calculated for the period commencing from when each of the Series of Units were issued during the year and are not annualized. The Partnership believes total return is a useful measure of overall investment performance of its Units.
First Quarter 2026 Highlights
Capital Activity
•Raised $79.1 million from the sale of our Units through our Private Offering.
Investments
•Purchased $15.9 million of Investments consisting of follow-on contributions and two Direct Infrastructure Investments and partially sold $4.0 million of one Direct Infrastructure Investment.
•Purchased $21.2 million of Liquidity Assets.
2025 Highlights
Capital Activity
•Raised $99.8 million from the sale of our Units through our Private Offering.

•Redeemed $51.9 million of Series G Units in connection with the Seed Capital.
Investments
•Purchased $95.7 million of Investments consisting of ten Direct Infrastructure Investments and five infrastructure related secondaries investments (“Secondary Investments”).
Financing Activities
•Entered into a Senior Credit Agreement (the “Credit Agreement”) which provides the Partnership with revolving loans up to a maximum commitment of $25.0 million.
Investment Portfolio
•As of March 31, 2026 and December 31, 2025, the Partnership’s portfolio consisted of Direct Infrastructure Investments, Secondary Investments and Liquidity Assets, with an aggregate fair value of $139.8 million and $104.8 million, respectively.

Key Components of Our Results of Operations
Results of Operations
The Partnership began its investment operations and initially accepted subscriptions by unaffiliated investors on April 1, 2025, as such the tables below have no comparative period. The following table presents our consolidated results of operations.

Three Months Ended
March 31, 2026
Investment income:
Interest income	$729
Total investment income	729
Expenses:
Professional fees	1,616
Management fees - related party	389
Carried interest - related party	53
Interest expense	100
Deferred offering cost amortization	381
Other expenses	6
Total expenses	2,545
Expense reimbursement from Investment Manager	(1,238)
Net expenses	1,307
Net investment income (loss)	(578)

Net realized and unrealized gains (losses) on investment transactions:
Net realized gain (loss) from:
Investments	(206)
Derivative contracts	(1,641)
Foreign currency transactions	53
Total net realized gain(loss)	(1,794)
Net change in unrealized appreciation (depreciation) on:
Investments	1,539
Derivative contracts	2,587
Foreign currency translation	(13)
Total net change in unrealized appreciation (depreciation) before income taxes	4,113
Provision for income taxes	(147)
Total net change in unrealized appreciation (depreciation) after income taxes	3,966
Net realized and unrealized gains (losses)	2,172
Net increase (decrease) in net assets resulting from operations	$1,594
Investment Income
Our investment income consists of interest and dividends generated from our investments in Direct Infrastructure Investments, Secondary Investments, investments in Liquidity Assets and money market investments. Investment income for the three months ended March 31, 2026 was $0.7 million, all of which was interest income.

Net Expenses
Our expenses for the three months ended March 31, 2026 totaled $1.3 million, primarily consisting of professional fees, related party fees, amortization of offering costs, and interest expense, net of the expense reimbursement from the Investment Manager. Our professional fee expenses for the three months ended March 31, 2026 consisted of fund administration, auditing, legal and other professional fees. Our related party fees for the three months ended March 31, 2026 consisted of management fees and carried interest.
Costs associated with the Private Offering that were incurred prior to the Initial Closing were paid for by the Investment Manager and became a liability of the Partnership on April 1, 2025 when the Partnership held its first offering and commenced operations. Offering costs were capitalized as an asset and were amortized into expense over a 12-month period, and such expense is reported in deferred offering cost amortization.
Interest expense consisted of deferred financing cost amortization and the fee incurred on the undrawn commitment.
The Investment Manager has agreed to bear, without reimbursement, or reimburse us for, our Eligible Operating Expenses exceeding 0.60% per annum of the Transactional NAV on each month-end of each annual period between the Initial Closing and December 31, 2026. For the period ended March 31, 2026, the Investment Manager agreed to reimburse $1.2 million under the arrangement.
Net realized and unrealized gains (losses) on investment transactions
Net realized gain and loss and net unrealized appreciation and depreciation from our investments, foreign currency transactions and derivative contracts are reported separately on the Consolidated Statements of Operations. We measure realized gain or loss as the difference between the net proceeds from the sale, repayment, or disposal of an asset and the adjusted cost basis of the asset, without regard to unrealized appreciation or depreciation previously recognized. Net change in unrealized appreciation or depreciation will reflect the change in investments values during the reporting period, including any reversal of previously recorded unrealized appreciation or depreciation, when appreciation or depreciation is realized.
For the three months ended March 31, 2026, we recorded a $1.8 million of realized loss, which consisted of $0.2 million of realized loss related to investments, $1.6 million realized loss related to derivative contracts and $53 thousand realized gain on foreign currency transaction related to the change in value based upon changes in foreign currency exchange rates.
For the three months ended March 31, 2026, we recorded a net change in unrealized appreciation of $4.0 million, which included $1.5 million of unrealized appreciation on investments related to the change in value of our Investments; $2.6 million of unrealized appreciation on derivative contracts; $13 thousand of unrealized depreciation on foreign currency translation related to the change in value based upon changes in foreign currency exchange rates, net of $0.1 million provision for income taxes.
Net increase (decrease) in net assets resulting from operations
For the three months ended March 31, 2026, our net increase in net assets resulting from operations was $1.6 million, which reflected Investment income of $0.7 million, net expenses of $1.3 million (primarily related to professional fee, related party fee, net of expense reimbursement from the Investment Manager) and net realized and unrealized gains from investments of $2.2 million (primarily consisted of $1.8 million of net realized losses; net change in unrealized appreciation of $4.1 million offset by $0.1 million of provision for income taxes).

For the period April 1, 2025 (commencement of operations) through December 31, 2025
Investment income:
Interest income	$1,303
Total investment income	1,303
Expenses:
Organization costs	2,772
Deferred offering cost amortization	1,142
Management fees - related party	240
Professional fees	3,831
Carried interest - related party	142
Redemption value adjustment on mandatorily redeemable units	2,558
Interest expense	403
Other expenses	114
Total expenses	11,202
Expense reimbursement from Investment Manager	(3,161)
Net expenses	8,041
Net investment income (loss)	(6,738)

Net realized and unrealized gains (losses) on investment transactions:
Net realized gain (loss) from:
Investments and derivative contracts	(232)
Foreign currency transactions	668
Total net realized gain (loss)	436
Net change in unrealized appreciation (depreciation) on:
Investments	11,148
Derivative contracts	(3,357)
Foreign currency translation	9
Total net change in unrealized appreciation (depreciation) before income taxes	7,800
Provision for income taxes	(623)
Total net change in unrealized appreciation (depreciation) after income taxes	7,177
Net realized and unrealized gains (losses)	7,613
Net increase (decrease) in net assets resulting from operations	$875
Investment Income
Our investment income consists of interest and dividends generated from our investments in Direct Infrastructure Investments, Secondary Investments, investments in Liquidity Assets and money market investments. Interest income totaled $1.3 million and primarily consisted of income from Direct Infrastructure Investments and money market investments.

Net Expenses
Our expenses for the period April 1, 2025 (commencement of operations) through December 31, 2025 totaled $8.0 million, primarily consisting of organizational costs, professional fees, related party fees, amortization of offering costs, redemption value adjustment on mandatorily redeemable units and interest expense, net of the expense reimbursement from the Investment Manager.
Our professional fee expenses for the period April 1, 2025 (commencement of operations) through December 31, 2025 consisted of fund administration, auditing, legal and other professional fees.
Our related party fees for the period April 1, 2025 (commencement of operations) through December 31, 2025 consisted of management fees and carried interest.
Organization and Offering costs that were incurred prior to the Initial Closing were paid for by the Investment Manager and became a liability of the Partnership on April 1, 2025 when the Partnership held its first offering and commenced operations. Organization costs were recorded as expense and Offering costs were capitalized as an asset and were amortized into expense over a 12-month period, and such expense is reported in deferred offering cost amortization.
Interest expense consisted of interest incurred, the amortization of the deferred financing costs and the fee incurred on the undrawn commitment.
For the period April 1, 2025 (commencement of operations) through December 31, 2025, we incurred costs related to our mandatorily redeemable Series G Units of $2.5 million as a result of the increase in the Series G Units’ Transactional NAV.
The Investment Manager has agreed to bear, without reimbursement, our Eligible Operating Expenses (as defined in the Partnership Agreement) exceeding 0.60% per annum of the Transactional NAV on each month-end of each annual period between the Initial Closing and December 31, 2026. For the period April 1, 2025 (commencement of operations) through December 31, 2025, the Investment Manager agreed to reimburse us $3.2 million under the arrangement.
Net realized and unrealized gains (losses) on investment transactions
Net realized gain and loss and net unrealized appreciation and depreciation from our investments, foreign currency transactions and derivative contracts are reported separately on the Consolidated Statements of Operations. We measure realized gain or loss as the difference between the net proceeds from the sale, repayment, or disposal of an asset and the adjusted cost basis of the asset, without regard to unrealized appreciation or depreciation previously recognized. Net change in unrealized appreciation or depreciation will reflect the change in investment values during the reporting period, including any reversal of previously recorded unrealized appreciation or depreciation, when appreciation or depreciation is realized.
For the period April 1, 2025 (commencement of operations) through December 31, 2025, we recorded a $0.4 million of realized gain, which consisted of $0.2 million of realized loss related to investments and $0.6 million realized gain on foreign currency transactions related to the change in value based upon changes in foreign currency exchange rates.
For the period April 1, 2025 (commencement of operations) through December 31, 2025, we recorded a net change in unrealized appreciation of $7.2 million. This net change in unrealized appreciation for the period April 1, 2025 (commencement of operations) through December 31, 2025, includes $11.1 million of unrealized appreciation on investments related to the change in value of the Investments; $3.3 million of unrealized depreciation on derivative contracts; $9 thousand of unrealized depreciation on foreign currency translation related to the change in value based upon changes in foreign currency exchange rates, net of $0.6 million provision for income taxes.

Financial Condition, Liquidity and Capital Resources
The Partnership generates cash primarily from the net proceeds of its Private Offering, cash flows from Investments and operations and financing arrangements.
For the period from April 1, 2025 (commencement of operations) through March 31, 2026, proceeds from Units issued were approximately $228.1 million. During the period from April 1, 2025 (commencement of operations) through December 31, 2025, the Partnership borrowed and repaid $3.0 million under its line of credit. As of March 31, 2026 and December 31, 2025, we had $25.0 million of available borrowings under our Credit Agreement.
Liquidity is a measure of our ability to meet potential cash requirements, including ongoing commitments to pay distributions, fund investments, repay borrowings, repurchase shares and fund other general business needs. Our sources of funds for liquidity consist of the net proceeds from our continuous private offering, net cash provided by operating activities, proceeds and available borrowings from repurchase agreements, loan repayments, and future issuances of equity and/or debt securities.
We currently believe that we have sufficient liquidity and capital resources available for the acquisition of additional investments, and to repurchase shares of our Units under our share repurchase plan. Cash needs for purchasing investments are funded by our continuous private offering, and all other cash needs are generally met from operations.
Our Investment Manager has agreed to several support measures. Our Investment Manager agreed to advance all organization and offering costs other than upfront selling commissions, placement fees and distribution fees on our behalf through the Initial Closing. We will reimburse the Investment Manager for such agreed upon advanced costs within two years following the Initial Closing. As of March 31, 2026, the Investment Manager has advanced organization and offering expenses on our behalf of approximately $4.3 million. Our Investment Manager agreed to waive its management fee during the first six months following the Initial Closing. Additionally, per the Partnership Agreement, our Investment Manager has agreed to bear, without reimbursement, or reimburse us for, Eligible Operating Expenses exceeding 0.60% per annum of the Transactional NAV of the Partnership on each month-end of each annual period between the Initial Closing and December 31, 2026.
As of March 31, 2026 and December 31, 2025, we had $61.9 million and $4.8 million cash and cash equivalents and no outstanding debt. The primary use of the Partnership’s cash is to purchase Investments, funding the cost of its operations, funding redemptions under its Redemption Plan, and funding cash distributions, if any, to the holders of the Units.
The following table presents changes in cash and cash equivalents and restricted cash ($ in thousands):

	For the Three Months Ended	For the period April 1, 2025 (commencement of operations) through
	March 31, 2026	December 31, 2025
Cash flows from operating activities	$(21,992)	$(92,199)
Cash flows from financing activities	58,185	134,076
Net change in cash, cash equivalents and restricted cash	$36,193	$41,877
Our operating activities used net cash of $22.0 million for the three months ended March 31, 2026, primarily driven by the usage of $26.2 million of cash for the purchase of investments. Our operating activities used net cash of $92.2 million for the period from April 1, 2025 (commencement of operations) through December 31, 2025, primarily due to the usage of $95.2 million of cash for the purchase of investments.
Our financing activities provided net cash of $58.2 million for the three months ended March 31, 2026, primarily driven by $42.1 million of proceeds from the issuance of Units pursuant to our continuous private offering.

Our financing activities provided net cash of $134.1 million for the period from April 1, 2025 (commencement of operations) through December 31, 2025, primarily driven by $99.8 million of proceeds from the issuance of Units pursuant to our continuous private offering
Transactional Net Asset Value
The Partnership calculates Transactional NAV based on the month-end value of the Partnership’s investments, the addition of the value of any other assets (such as cash on hand, without duplication), and the deduction of any liabilities, including the allocation/accrual of the Management Fee and Carried Interest and the deduction of expenses attributable to certain Classes, such as applicable Servicing Fees, in all cases as described in “Item 9. Market Price of and Dividends on the Registrant’s Common Equity and Related Unitholder Matters — Calculation of NAV.” Transactional NAV per Unit differs from the Partnership’s NAV per Unit for financial reporting purposes under US GAAP.
The following table provides details of the major components of our Transactional NAV as of March 31, 2026 and December 31, 2025 ($ in thousands):

Components of Transactional NAV	March 31, 2026	December 31, 2025
Investments, at fair value	$139,780	$104,769
Cash and cash equivalents	61,919	4,841
Restricted cash	16,151	37,036
Other assets	7,189	7,426
Subscriptions received in advance	(16,151)	(37,036)
Other liabilities	(15,518)	(6,869)
Due to affiliates	(8,092)	(5,845)
Transactional NAV	$185,278	$104,322
The following table provides a breakdown of our Transactional NAV per unit by series as of ($ in thousands, except unit and per unit data):

	March 31, 2026			December 31, 2025
Units	Transactional NAV	Number of Units	Transactional NAV per Unit	Transactional NAV	Number of Units	Transactional NAV per Unit
Series A	$20	20,000	$1.00	$20	20,000	$1.00
Series 1869	16,366	158,778	$103.07	16,010	157,304	$101.77
Series I0	101,969	928,557	$109.81	71,967	663,147	$108.52
Series RSD0	66,912	607,447	$110.15	16,314	150,000	$108.76
Series C	11	10,000	$1.11	11	10,000	$1.09
	$185,278	1,724,782		$104,322	1,000,451
The following table reconciles GAAP Net Asset Value to Transactional Net Asset Value ($ in thousands):

	March 31, 2026	December 31, 2025
GAAP Net Asset Value	$181,174	$100,505
Adjustments:
Organization and offering costs(1)	3,436	3,269
Deferred tax liabilities of certain taxable subsidiaries(2)	668	548
Transactional Net Asset Value	$185,278	$104,322

__________________
(1) For Transactional NAV, organization and offering expenses advanced on our behalf by the Investment Manager are recognized as a reduction to Transactional NAV ratably over 60 months.
(2) Represents an adjustment to exclude tax liabilities of certain taxable subsidiaries through which we hold Investments that are contingent upon the expected manner of the divestment of the associated underlying Investment and are not reasonably expected to be recognized by us.
Critical Accounting Estimates
The preparation of the financial statements in accordance with GAAP involves significant judgments and assumptions and requires estimates about matters that are inherently uncertain. These judgments will affect our reported amounts of assets and liabilities and our disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of income and expenses during the reporting periods. With different estimates or assumptions, materially different amounts could be reported in our consolidated financial statements. The following is a summary of our significant accounting policies that we believe are the most affected by our judgments, estimates and assumptions.
The most critical accounting estimate relates to the valuation of our investments that do not have a readily ascertainable market value. As of March 31, 2026, our Level 3 investments (those valued using significant unobservable inputs) had an aggregate fair value of $96.2 million, representing approximately 69% of total investments at fair value. The valuation of these investments may be determined using the comparable multiple analysis (utilizing EBITDA multiples with a weighted average of 15.3x), recent transactions, or discounted cashflows (utilizing a discount rate with a weighted average of 14.6% and EBITDA exit multiples with a weighted average of 13.1x). Due to the inherent uncertainties of valuation, these estimated fair values may differ significantly from the values that would have been realized had a readily available market for these investments existed, and these differences could be material.
The most significant accounting estimate relates to the valuation of our investments that do not have a readily ascertainable market value. As of December 31, 2025, our Level 3 investments (those valued using significant unobservable inputs) had an aggregate fair value of $82.3 million, representing approximately 79% of total investments at fair value. The valuation of these investments may be determined using the comparable multiple analysis (utilizing EBITDA multiples with a weighted average of 19.7x), recent transactions, or discounted cashflows (utilizing a discount rate with a weighted average of 14.7% and EBITDA exit multiples with a weighted average of 12.6x). Due to the inherent uncertainties of valuation, these estimated fair values may differ significantly from the values that would have been realized had a readily available market for these investments existed, and these differences could be material.
Recent Accounting Developments
Information regarding recent accounting developments and their impact, if any, can be found in Note 2. “Summary of Significant Accounting Policies” in the Note 2. “Summary of Significant Accounting Policies” in the “Notes to Condensed Consolidated Financial Statements” of the Aggregator in “Item 13. Financial Statements and Exhibits” in this Form 10.
Quantitative and Qualitative Disclosures About Market Risk
The Partnership’s exposure to market risks primarily relates to movements in the fair value of its Investments. The fair value of the Investments may fluctuate in response to changes in the values of the Investments, foreign currency exchange rates and interest rates. The quantitative information provided in this section was prepared using estimates and assumptions that management believes are appropriate. The actual impact of a hypothetical adverse movement in these risks could be materially different from the amounts shown below. All dollar amounts in “Item 2. Financial Information — Quantitative and Qualitative Disclosures about Market Risk ” are in thousands, unless otherwise noted.

Changes in Fair Value
All of the Partnership’s Investments as of March 31, 2026 are reported at fair value. Net changes in the fair value of the Investments impact the net increase or decrease in net assets resulting from operations in the Consolidated Statement of Operations. Based on Investments held as of March 31, 2026, the Partnership estimates that an immediate 10% change in the fair value of Investments generally would result in a commensurate change in the amount of net increase or decrease in net assets resulting from operations, regardless of whether the Investments was valued using observable market prices or management estimates with significant unobservable pricing inputs.
Based on the fair value of the Investments as of March 31, 2026, the Partnership estimates that an immediate, hypothetical 10% decline in the fair value of the Investments would result in a decline in net increase in net assets resulting from operations of $14.0 million, if not offset by other factors.
Exchange Rate Risk
The Partnership holds Investments denominated in currencies other than the U.S. dollar. Those Investments expose the Partnership to the risk that the value of the Investments will be affected by changes in exchange rates between the currency in which the Investments are denominated and the currency in which the Investments are made. The Partnership’s policy is to reduce these risks by employing hedging techniques, including using foreign currency options and foreign exchange forward contracts to reduce exposure to future changes in exchange rates.
The Partnership’s primary exposure to exchange rate risk relates to movements in the value of exchange rates between the U.S. dollar and other currencies in which the Investments are denominated (including euros), before the impact of foreign exchange hedging strategies. The quantitative information that follows represents the impact that a reduction to each of the income streams shown below would have on net increase or decrease in net assets resulting from operations.
The Partnership estimates that an immediate, hypothetical 10% decline in the exchange rates between the U.S. dollar and all of the major foreign currencies in which the Investments were denominated as of March 31, 2026 (i.e., an increase in the value of the U.S. dollar against these foreign currencies) would result in a decline in net increase in net assets resulting from operations of $6.0 million, before the impact of foreign exchange hedging strategies, if not offset by other factors.
Interest Rate Risk
Changes in credit markets and in particular, interest rates, can impact investment valuations and may have offsetting results depending on the valuation methodology used.
Additionally, with respect to the Partnership’s business operations, general increases in interest rates over time may cause the interest expense associated with the Partnership’s borrowings to increase and the value of its fixed income investments to decline, while general decreases in interest rates over time may have the opposite effect, decreasing borrowing-related interest expense and increasing the value of its fixed income investments. As of March 31, 2026, the Partnership had no indebtedness.
See “Item IA. Risk Factors—Risks Related to Concentrated Focus on Global Private Equity and Growth—Risks Related to Certain Types of Investments—Derivatives and Hedging Instruments” in this Registration Statement for a discussion of the Partnership’s hedging activities.
Related Parties
See “Item 7. Certain Relationships and Related Transactions, and Director Independence” for a description of certain transactions and relationships with related parties.

Item 3. PROPERTIES
Our corporate headquarters are located at 200 West Street, New York, NY 10282 and are provided by the Investment Manager. We believe that our office facilities are suitable and adequate for our business as it is contemplated to be conducted.
Item 4. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
As of [ ], 2026, the following table sets out certain ownership information with respect to our Units for each of our Directors and Executive Officers and all directors and executive officers as a group.

Name and Address(1)	Type of Ownership	Units Owned	Percentage
	—	—	—%
	—	—	—%
	—	—	—%
	—	—	—%
	—	—	—%
	—	—	—%
	—	—	—%
All Directors and Executive Officers as a Group ([ ] persons)	—	—	—%
__________________
*Less than 1%
(1)The address for each of our Directors and Executive Officers is c/o 200 West Street, New York, NY 10282.
Item 5. DIRECTORS AND EXECUTIVE OFFICERS
Overall responsibility for the Partnership’s oversight rests with the General Partner, which is managed by the GP Board. The Partnership’s Board will hold certain oversight rights limited to the oversight of financial reporting, audit matters, conflicts of interest and any other matters delegated to it by the General Partner.
The GP Board is comprised of all Independent Directors. The Partnership’s Board is expected to be comprised of five Directors, three of whom will be Partnership Independent Directors. The General Partner may appoint additional Directors to either Board from time to time.

Partnership Board and Executive Officers
Information regarding the Partnership Board and executive officers of the Partnership are set forth below:

Name	Year of Birth	Position	Position Held Since
Non-Independent Director [Nominees]

Independent Director [Nominees]

Executive Officers
Tavis Cannell	1978	Chief Executive Officer	July 2026
Mallika Sinha	1978	Chief Financial Officer	July 2026

Each Partnership Board Director is expected to serve a term of three years, which is renewable by the General Partner in its sole discretion. It is expected that the General Partner shall have the right to change or replace any Partnership Board Independent Director for Cause and any Partnership Board Director that is not a Partnership Board Independent Director with or without Cause (as described in the Partnership Agreement). The address for each of our Directors is c/o 200 West Street, New York, NY 10282.
Each officer holds office at the pleasure of the General Partner and/or the Partnership, as applicable, until his or her successor is duly appointed and qualified.
Biographical Information
Partnership Board Directors
It is expected that the Partnership Directors will be divided into two groups—Independent Directors and non-Independent Directors. The status of a Partnership Board Independent Director under the Partnership Agreement is expected to be determined consistent with the independence tests set out in Rule 303A.02 of the New York Stock Exchange Listed Company Manual or other policy determined by the General Partner.
Non-Independent Directors
[__]
Independent Directors
[__]
Executive Officers
Tavis Cannell. Mr. Cannell is global head and co-chief investment officer of Infrastructure Investing within Goldman Sachs Alternatives. He serves as co-chair of the Infrastructure Investment Committee. Prior to his current role, Mr. Cannell was co-head of the EMEA Real Estate investing business. He joined Goldman Sachs in 2005 as an executive director. Mr. Cannell was named managing director in 2010 and partner in 2014. Prior to joining the firm, Mr. Cannell worked at Morgan Stanley in London and Paris, and at AFEX Group, a remote site logistics company based in Nairobi. Mr. Cannell serves on the boards of several portfolio companies, and on the board of the Global Infrastructure Investor Association. Mr. Cannell earned a BSc in Economics from The Wharton School of the

University of Pennsylvania and an MBA from Columbia University and London Business School. Mr. Cannell has supported G-INFRA since its launch and is being appointed as Chief Executive Officer as of July 2026.
Mallika Sinha. Ms. Sinha is a Managing Director and has served as the Global Co-Head of Portfolio Strategy of Private Alternatives at Goldman Sachs Asset Management since January 2026. From April 2025 to January 2026, Ms. Sinha was the Global Head of Portfolio Management of Alternative Evergreens at Goldman Sachs Asset Management. Prior to that role, Ms. Sinha served as the Global Chief Financial Officer and Chief Operating Officer of Goldman Sachs Asset Management Real Estate. She has served as Chief Financial Officer and Treasurer for GS REIT since March 2023 and as Chief Financial Officer and Treasurer of GS REFT since June 2024 and March 2024, respectively. She joined Goldman Sachs in 2022. Prior to joining Goldman Sachs, Ms. Sinha was Chief Financial Officer at Watermark Lodging Trust from 2020 through 2022. Prior to that Ms. Sinha served as Managing Director at W.P. Carey (NYSE: WPC) and Chief Financial Officer of CPA:17-Global Incorporated (until its merger with W.P. Carey in 2018), CPA:18-Global Incorporated, Carey Watermark Investors Incorporated (“CWI 1”) and Carey Watermark Investors 2 Incorporated (“CIW 2”) from 2017 to 2020. Prior to joining W.P. Carey, Ms. Sinha worked in the Transaction Services practice at PricewaterhouseCoopers. Ms. Sinha is a Chartered Accountant from India and received her Bachelor of Commerce degree from the University of Mumbai. Ms. Sinha has supported G-INFRA since its launch and is being appointed as Chief Financial Officer as of July 2026.
Leadership Structure and Oversight Responsibilities
Overall responsibility for the Partnership’s oversight rests with the General Partner, which is managed by the GP Board. The Partnership Board is expected to hold certain oversight rights limited to the oversight of the preparation of the Partnership’s Exchange Act reports, audit matters, conflicts of interest and any other matters delegated to it by the General Partner. We have entered into the Investment Management Agreement pursuant to which the Investment Manager, an affiliate of Goldman Sachs, will manage the Partnership on a day-to-day basis. The GP Board is comprised of all Independent Directors. The Partnership’s Board is expected to be comprised of five Directors, three of whom will be Independent Directors. The General Partner may appoint additional Directors to either Board from time to time. As described below, the Partnership is expected to have an Audit Committee, which is comprised solely of Partnership Board Independent Directors. The Audit Committee is expected to be responsible for, among other matters, approving the Partnership’s auditor and reviewing the Partnership’s financial statements.
Committees
The Partnership will have an Audit Committee and may form additional committees in the future.
Audit Committee
The Audit Committee is expected to be comprised of Partnership Independent Directors. The Audit Committee is expected to have a Chairperson and an “audit committee financial expert” as that term is defined under Item 407 of Regulation S-K, as promulgated under the Exchange Act. The General Partner may appoint additional directors to either Board and the Audit Committee from time to time.
In accordance with its written charter, it is expected that the Audit Committee will assist the Partnership Board in fulfilling its responsibility to (i) oversee the quality and integrity of the Partnership’s financial reporting; (ii) the audits of the financial statements of the Partnership by the independent registered public accounting firm employed by the Partnership (the “Independent Auditors”), and (iii) the Partnership’s compliance with legal and regulatory requirements. The Audit Committee is expected to be responsible for overseeing:
•the quality and integrity of the Partnership’s financial statements and internal control over financial reporting;
•the Partnership’s compliance with legal and regulatory requirements applicable to financial statements and accounting and financial reporting;
•the Partnership’s risk profile related to operations and financial reporting;

•approval, prior to appointment, or ratification, of the engagement of the Independent Auditors, and in connection therewith, the qualifications, performance and independence of the Independent Auditors; and
•the performance of the Partnership’s internal audit function, if applicable.
Item 6. EXECUTIVE COMPENSATION
Compensation of Executive Officers
We do not currently have any employees and do not expect to have any employees. Services necessary for our business are provided by individuals who are employees of the Investment Manager or their affiliates, pursuant to the terms of the Investment Management Agreement and the Partnership Agreement, as applicable. Our day-to-day investment operations are managed by the applicable portfolio management and/or other teams of Goldman Sachs. Most of the services necessary for the sourcing and administration of our investment portfolio are provided by investment professionals employed by the Investment Manager or its affiliates.
None of our executive officers will receive direct compensation from us. We will reimburse certain expenses incurred by the General Partner, the Investment Manager and/or their affiliates for certain Organizational Expenses and Operating Expenses incurred on our behalf.
Certain executive officers and Non-Independent Directors, through their financial interests in Goldman Sachs, are entitled to a portion of the profits earned by Goldman Sachs, which includes any fees payable to the Investment Manager or its affiliates under the terms of the Investment Management Agreement and the Partnership Agreement, as applicable, less expenses incurred by the General Partner and/or the Investment Manager in performing their services under the Investment Management Agreement and the Partnership Agreement, as applicable. See “Item 1(c). Description of Business—Investment Management Agreement” and “Item 7. Certain Relationships and Related Transactions, and Director Independence.”
Compensation of Directors
No compensation is expected to be paid to our directors who are not Partnership Board Independent Directors. We expect pay each Partnership Board Independent Director: (a) $[__] in cash and $[__] in Series [__] Units and (b) an additional fee of $[__] per year for [__]. We are also expected to be authorized to pay the reasonable out-of-pocket expenses of each Partnership Board Independent Director incurred by such director in connection with the fulfillment of his or her duties as a Partnership Board Independent Director.
Item 7. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE
Transactions with Related Persons, Promoters and Certain Control Persons
Investment Management Agreement; Partnership Agreement
We have entered into the Investment Management Agreement with the Investment Manager pursuant to which we will pay the Management Fee and reimburse certain Organizational Expenses and Operating Expenses. We have also entered into the Partnership Agreement, pursuant to which Recipients will be entitled to receive Carried Interest. In addition, pursuant to the Investment Management Agreement and the Partnership Agreement, we will reimburse the Investment Manager, General Partner and their respective affiliates, as applicable, for certain expenses as they occur.
Certain Business Relationships
We are subject to conflicts of interest arising out of our relationship with Goldman Sachs, including the Investment Manager, and their respective affiliates. There is no guarantee that the policies and procedures adopted by us, the terms of our Partnership Agreement, the terms and conditions of the Investment Management Agreement or the policies and procedures adopted by the General Partner, the Investment Manager, Goldman Sachs or their respective affiliates will enable us to identify, adequately address or mitigate these conflicts of interest, or that the

Investment Manager will resolve all conflicts of interest in a manner that is favorable to the Partnership. Notwithstanding the foregoing, we believe our directors, officers, and the Goldman Sachs personnel involved in our management will devote a sufficient amount of time to our business to fulfill their responsibilities to us.
Prospective investors should be aware that there will be occasions when the Investment Manager, Goldman Sachs or their respective affiliates encounter potential conflicts of interest in connection with the Partnership’s activities. If any matter arises that the General Partner or the Investment Manager determines in its good faith judgment constitutes an actual or potential conflict of interest, the Investment Manager may take such actions as may be necessary or appropriate to prevent, resolve, reduce or mitigate the conflict. These actions may include, by way of example and without limitation, disposing of the security giving rise to the conflict of interest, appointing an independent fiduciary, managing the conflict in accordance with the Investment Manager’s internal policies and procedures or consulting the Partnership Board Independent Directors or the GP Board. There can be no assurance that the Investment Manager will resolve all conflicts of interest in a manner that is favorable to the Partnership. By acquiring the Units, each Unitholder will be deemed to have acknowledged the existence of any such actual or potential conflicts of interest. In addition, prospective investors should note that the Partnership Agreement contains provisions that, to the fullest extent permitted by applicable law, (i) reduce or eliminate the duties, including fiduciary and other duties, to the Partnership and the Unitholder to which the General Partner would otherwise be subject, (ii) waive or consent to conduct on the part of the General Partner or the Investment Manager that might not otherwise be permitted pursuant to such duties, and (iii) that limit the remedies of Unitholders with respect to breaches of such duties.
The Partnership is subject to conflicts of interest arising out of its relationship with Goldman Sachs, including the Investment Manager, and its affiliates. See “Item 1A. Risk Factors—Potential Conflicts of Interest” for more information.
Statement of Policy Regarding Transactions with Related Persons
The Partnership Board of Directors recognizes the fact that transactions with related persons may present risks of conflicts or the appearance of conflicts of interest. The Partnership Board of Directors will adopt a written policy on transactions with related persons (the “Related Person Transaction Policy”). Under the Related Person Transaction Policy, the Partnership Independent Directors must review and approve any “related person transaction”, including any amendments or modifications to any “related person transaction”. A “related person transaction” is defined as any transaction that (A) (i) would be required to be disclosed pursuant to Item 404(a) of Regulation S-K in which the Partnership is a participant, (ii) the amount involved exceeds $120,000 in any calendar year and (iii) in which any “related person” (as defined in paragraph (a) of Item 404 of Regulation S-K) had or will have a direct or indirect material interest (other than solely as a result of being a director or a less than 10% beneficial owner of another entity); and (B) requires Partnership Independent Director approval pursuant to the Partnership Agreement and governance guidelines. A “transaction” includes, but is not limited to, any transaction, arrangement or relationship or any series of similar transactions, arrangements or relationships (including any indebtedness or guarantee of indebtedness). Subject to limited exceptions, no related person transaction will be executed without the approval or ratification of a committee of the Partnership Board of Directors composed solely of Partnership Independent Directors who are disinterested or by the disinterested members of the Partnership Board of Directors. The Audit Committee may fulfill the obligations under this policy.
In reviewing a related person transaction or proposed related person transaction, the Partnership Independent Directors shall consider, among other factors it deems appropriate, (1) whether the related person transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances, (2) the nature and extent of the related person’s interest in the transaction, (3) whether the related person transaction is material to the Partnership, (4) the business purpose of the related person transaction, and (5) if applicable, whether the related person transaction would compromise a director or director nominee’s status as an independent, as relevant.

Promoters and Certain Control Persons
The Investment Manager or the General Partner may be deemed a promoter of the Partnership. We have entered into the Investment Management Agreement with the Investment Manager and the Partnership Agreement with the General Partner. The Investment Manager, for its investment management services to us, will be entitled to receive Management Fees in addition to the reimbursement of certain expenses. The Recipients, including affiliates of Goldman Sachs, will also be entitled to receive Carried Interest, as described herein. In addition, under the Investment Management Agreement and the Partnership Agreement, to the extent permitted by applicable law, we have agreed to indemnify the Investment Manager and the General Partner and certain of their affiliates.
Director Independence
See “Item 5. Directors and Executive Officers” for information on the Partnership Independent Directors.
Item 8. LEGAL PROCEEDINGS
Neither we, the General Partner nor the Investment Manager are currently subject to any material legal proceedings, nor, to our knowledge, are any material legal proceedings threatened against us, the General Partner or the Investment Manager. From time to time, we, the General Partner or the Investment Manager may be a party to certain legal proceedings in the ordinary course of business, including proceedings relating to the enforcement of our rights under contracts with our portfolio companies. We may also be subject to regulatory proceedings. While the outcome of these legal or regulatory proceedings cannot be predicted with certainty, we do not expect that these proceedings will have a material effect upon our financial condition or results of operations.
Item 9. MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT’S COMMON EQUITY AND RELATED UNITHOLDER MATTERS
Market Information
Our outstanding Units will be offered and sold in transactions exempt from registration under the 1933 Act under Section 4(a)(2) and Regulation D. See “Item 10. Recent Sales of Unregistered Securities” for more information. Our Units are not listed or traded on any recognized securities exchange.
Because our Units are being acquired by investors in one or more transactions “not involving a public offering,” they are “restricted securities” and may be required to be held indefinitely. Our Units may not be sold or transferred (i) except as permitted under the Partnership Agreement and (ii) unless the Units are registered under applicable securities laws or specifically exempted from registration. Accordingly, an investor must be willing to bear the economic risk of investment in the Units unless and until we accept their redemption or transfer. No sale, transfer, assignment, pledge or other disposition, whether voluntary or involuntary, of the Units may be made except by registration of the transfer on our books. Each transferee will be required to execute an instrument agreeing to be bound by these restrictions and the other restrictions imposed on the Units and to execute such other instruments or certifications as are reasonably required by us.
Holders
Please see “Item 4. Security Ownership of Certain Beneficial Owners and Management” for disclosure regarding the holders of our Units.
Distributions
See “Item 1(c). Description of Business—Distribution Reinvestment Plan” and “Item 11. Description of Registrant’s Securities to be Registered—Distributions” for a description of our distribution policies.
Calculation of NAV
See “Item 1(c). Description of Business—Valuation – Net Asset Value Calculation and Valuation Day” for a description of our NAV calculation.

Valuation Methodology
Pursuant to the Investment Manager’s valuation policy in respect of the Partnership (the “Valuation Policy”), market quotations are generally used to assess the value of investments for which market quotations are readily available. The Investment Manager shall obtain these market quotations from independent pricing services or at the bid prices obtained from at least two brokers or dealers, if available, otherwise from a principal market maker or a primary market dealer.
In the absence of quoted market prices, broker or dealer quotations or alternative price sources, investments are measured at fair value as determined by the Investment Manager in accordance with the Valuation Policy. Due to the inherent uncertainties of valuation, certain estimated fair values may differ significantly from the values that would have been realized had a ready market for these investments existed, and these differences could be material.
As the Partnership generally invests in illiquid investments, it is expected that market quotations will not be readily available, or may be available but not reflective of the fair value of an investment, for the majority of investments in the portfolio.
The NAV of the Partnership with respect to each category described below is expected to be calculated generally taking into account accruals for taxes and other liabilities.
Direct Infrastructure Investments Valuation Methodology
For Direct Infrastructure Investments, the value will generally be determined on a monthly basis, as of each Valuation Day, as follows:
•The monthly valuation process begins with each Direct Infrastructure Investment being initially valued by the investment professionals of the Investment Manager responsible for such Direct Infrastructure Investment. The determination of value for Direct Infrastructure Investments may be based on various methodologies, including, but not limited to, comparable multiple analysis, yield to maturity / discounted cash flows and recent or pending transactions, as well as various inputs, including, but not limited to, (i) changes in the operating cash flows and financial performance of the investment, (ii) comparison of similar publicly traded securities, (iii) trends within the applicable market indices, sectors and/or regions, (iv) changes in the underlying business models, expected exit timing and strategy of the investment, (v) overall changes in the interest rate environment and the markets that may affect the price at which similar investments may be made in the future and (vi) any specific rights or terms associated with the investment.
•The Investment Manager (and/or another Goldman Sachs entity) also engages independent valuation advisors (“Independent Valuation Advisors”) to provide independent valuations of the Direct Infrastructure Investments. The Independent Valuation Advisors independently value such investments using quantitative and qualitative information provided by the investment professionals of the Investment Manager and the Direct Infrastructure Investments as well as any market quotations obtained from independent pricing services, brokers, dealers or market dealers. The Independent Valuation Advisors also provide analyses to support their valuation methodology and calculations. A portion of the portfolio is reviewed on a quarterly basis, and all Direct Infrastructure Investments are reviewed at least annually by an Independent Valuation Advisor. While Independent Valuation Advisor valuations are generally not obtained with respect to intra-quarter Valuation Days, the Investment Manager may (although is under no obligation to) request that the Independent Valuation Advisors value particular Direct Infrastructure Investments as of an intra-quarter Valuation Day on an ad hoc basis.
•The Independent Valuation Advisors’ preliminary valuations are reviewed by the Investment Manager and the Private Investments Valuation Working Group (“PIVWG”) consisting of GS personnel across Risk, Finance and Controller functional teams. The Independent Valuation Advisors’ valuation ranges are compared to the Investment Manager’s valuations to ensure the Investment Manager’s valuations are reasonable. However, for the avoidance of doubt, such comparisons take place only with respect to the Valuation Days for which the Independent Valuation Advisors have provided valuations (i.e., generally not intra-quarter) and only with respect to the portion of the portfolio reviewed by the Independent Valuation

Advisors as of the applicable Valuation Day. PIVWG summarizes the valuations to a committee comprised of representatives from Goldman Sachs Asset Management who are not involved with the investment decision-making process.
•That committee ratifies proposed fair valuations and makes recommendations to the Investment Manager, who discuss the valuations and determine the fair value of the investments in good faith based on the foregoing inputs.
Vintage Infrastructure Investments Valuation Methodology
The Investment Manager, in its reasonable discretion, will value Vintage Infrastructure Investments in accordance with the Valuation Policy, based upon available relevant information. The Investment Manager generally intends to rely upon the most recent valuations provided to it by the Underlying Managers adjusted for subsequent contributions to or distributions from the relevant Underlying Fund or other Vintage Infrastructure Investment and as described in the following paragraph, but is not obligated to do so. This includes valuations where an Underlying Manager values publicly traded securities at a discount to their trading prices.
Underlying Managers typically provide valuations to their investors on a delay. Although this varies based on the Underlying Fund or other asset, delays of two (2) quarters or more are not uncommon, especially pending receipt of audited financial information. Accordingly, the most recent valuations by an Underlying Manager will generally state the valuation as of several months prior. In order to address this timing discrepancy, the Investment Manager is expected to engage one or more independent valuation experts to develop a methodology for adjusting valuations based on subsequent developments in specified circumstances. For example, such methodology may involve comparison to a benchmark, including potentially an index prepared specifically for the Partnership by such independent valuation expert, potentially subject to certain materiality thresholds. If a benchmark is used, prospective Unitholders should note that the appropriate benchmark will not always be evident and that the performance of a particular Underlying Fund or asset will likely differ, in some cases materially, from the performance of any benchmark. As a result, such approximations of value as of a date should be expected to differ from the valuations that will eventually be received from Underlying Managers.
In calculating the Partnership’s NAV as of any Valuation Day, the Investment Manager shall consider only valuations and other information received on or prior to such Valuation Day. Any valuations or information received following a Valuation Day shall be used for calculating the Partnership’s NAV for the subsequent Valuation Day. In some cases, Underlying Managers provide initial estimates of valuations that are subject to change. Where these estimates are the most recent valuations, the Investment Manager will rely on them in the same manner in which it relies on other valuations.
To the extent the Investment Manager relies upon a valuation by an Underlying Manager, and the Vintage Infrastructure Investment (as the case may be) does not fully and completely accrue for any taxes or other liabilities expected to be borne by entities under its control, such taxes or other liabilities may not be reflected in the audited financial statements provided to the Unitholders. In addition, the Investment Manager may or may not value the Vintage Infrastructure Investments consistently with how the same or similar investments are valued by Goldman Sachs. With respect to assets with respect to which market quotations are not readily available or, in the judgment of the Investment Manager, do not accurately reflect the value of the asset, the Investment Manager may determine the value of such assets in its discretion or may hire a third party to appraise such assets. The Investment Manager will also have discretion to assess the Vintage Infrastructure Investments, to assign values it believes are reasonable and to adjust valuations of the Vintage Infrastructure Investments based on hedging activities undertaken by the Partnership. The Investment Manager will also have the discretion to use other valuation methods it determines, in its discretion, are fair and reasonable. The Investment Manager expects however to generally rely on the valuations by the Underlying Managers (subject to the adjustments described above). Since there is no established market for interests in the Partnership or Vintage Infrastructure Investments, the valuation of interests in the Partnership and Vintage Infrastructure Investments is difficult and not without uncertainty and may not necessarily reflect the valuation of their respective underlying assets.

Liquidity Assets Valuation Methodology
Liquidity Assets for which market quotations are readily available are generally valued at their current market value.
The Investment Manager is authorized to apply other appropriate valuation principles in order to reflect better the probable realization value if the aforesaid valuation methods appear inappropriate due to extenuating circumstances or events. Any adjustments to valuations will incorporate estimates of the market impact of specific events as they occur, based on assumptions and judgments that may or may not prove to be correct, and may also be based on the limited information readily available at that time.
Timing of Valuations
The Partnership’s Investments will be valued on a monthly basis for purposes of updating the Partnership’s monthly NAV. The monthly NAV per Unit for each Series will generally be available around twenty (20) Business Days after the relevant Valuation Date. Prospective Unitholders will therefore not know the NAV per Unit of their investment until after the investment has been accepted. Prospective Unitholders are required to subscribe for a USD amount and the number of Units that such Unitholder receives will subsequently be determined based on the NAV per Unit as of the time such investment was accepted by the Partnership (e.g., a Unitholder admitted effective as of November 1st of a calendar year, whose investment is based on the Partnership’s NAV as of October 31st of such year, will learn of such NAV and the corresponding number of Units represented by their subscription around November 20th of that year). The General Partner may in its discretion, but is not obligated to, consider material market data and other information (as of the applicable month-end for which NAV is being calculated) that becomes available after the end of the applicable month in valuing the Partnership’s assets and liabilities and calculating its NAV as of such month-end.
Suspension of NAV
In addition, the General Partner may, but is not required to, obtain approval of the Partnership Independent Directors to suspend the determination of NAV and/or the Partnership’s offering and/or redemptions where (i) the circumstances so require and (ii) the suspension is reasonably deemed to be in the best interests of Unitholders. The Partnership will notify Unitholders of any such suspension (including through a Current Report on Form 8-K when applicable).
Item 10. RECENT SALES OF UNREGISTERED SECURITIES
On April 1, 2025, the Partnership held its first closing and sold Units of the Partnership as part of its Private Offering. The Partnership has held subsequent closings in each month since the Initial Closing Date. The offer and sale of the Units was made as part of the Partnership’s continuous private offering and were exempt from the registration provisions of the 1933 Act, pursuant to Section 4(a)(2) thereof, including Regulation D and Regulation S thereunder. Pursuant to the Private Offering, aggregate proceeds from Units issued from inception through March 31, 2026 were approximately $228.1 million, and 50,974,782 Units were issued from inception through March 31, 2026.

The following tables summarize the Units issued and sold pursuant to the Private Offering since the Partnership’s inception, the offer and sales of which were not registered under the 1933 Act:
April 2025

Series	Number of Units Sold	Aggregate Consideration
Series 1869	—	$—
Series A	—	$—
Series C	10,000.000	$10,000
Series G	49,250,000.000	$49,250,000
Series I0	99,420.000	$9,942,000
Series RSD0	150,000.000	$15,000,000
May 2025

Series	Number of Units Sold	Aggregate Consideration
Series 1869	—	$—
Series A	—	$—
Series C	—	$—
Series G	—	$—
Series I0	72,085.122	$7,215,000
Series RSD0	—	$—
June 2025

Series	Number of Units Sold	Aggregate Consideration
Series 1869	—	$—
Series A	—	$—
Series C	—	$—
Series G	—	$—
Series I0	73,512.495	$7,413,000
Series RSD0	—	$—
July 2025

Series	Number of Units Sold	Aggregate Consideration
Series 1869	—	$—
Series A	—	$—
Series C	—	$—
Series G	—	$—
Series I0	46,657.046	$4,850,000
Series RSD0	—	$—

August 2025

Series	Number of Units Sold	Aggregate Consideration
Series 1869	—	$—
Series A	—	$—
Series C	—	$—
Series G	—	$—
Series I0	44,543.723	$4,671,300
Series RSD0	—	$—
September 2025

Series	Number of Units Sold	Aggregate Consideration
Series 1869	—	$—
Series A	—	$—
Series C	—	$—
Series G	—	$—
Series I0	68,689.643	$7,255,000
Series RSD0	—	$—
October 2025

Series	Number of Units Sold	Aggregate Consideration
Series 1869	32,500.000	$3,250,000
Series A	—	$—
Series C	—	$—
Series G	—	$—
Series I0	112,767.845	$12,051,500
Series RSD0	—	$—
November 2025

Series	Number of Units Sold	Aggregate Consideration
Series 1869	99,133.207	$9,950,000
Series A	—	$—
Series C	—	$—
Series G	—	$—
Series I0	81,564.719	$8,747,000
Series RSD0	—	$—

December 2025

Series	Number of Units Sold	Aggregate Consideration
Series 1869	25,670.422	$2,575,000
Series A	20,000.000	$20,000
Series C	—	$—
Series G	—	$—
Series I0	63,906.499	$6,845,025
Series RSD0	—	$—
January 2026

Series	Number of Units Sold	Aggregate Consideration
Series 1869	1,473.912	$150,000
Series A	—	$—
Series C	—	$—
Series G	—	$—
Series I0	88,002.212	$9,550,000
Series RSD0	229,863.921	$25,000,000
February 2026

Series	Number of Units Sold	Aggregate Consideration
Series 1869	—	$—
Series A	—	$—
Series C	—	$—
Series G	—	$—
Series I0	83,463.360	$9,093,333
Series RSD0	—	$—
March 2026

Series	Number of Units Sold	Aggregate Consideration
Series 1869	—	$—
Series A	—	$—
Series C	—	$—
Series G	—	$—
Series I0	93,944.501	$10,281,286
Series RSD0	227,583.068	$25,000,000

Item 11. DESCRIPTION OF REGISTRANT’S SECURITIES TO BE REGISTERED
Description of our Units
General
There is currently no market for our Units, and we do not expect that a market for our Units will develop in the future. We do not intend for the Units registered under this Registration Statement to be listed on any national securities exchange. There are no outstanding options or warrants to purchase our Units. Under the terms of the Partnership Agreement, Unitholders shall be entitled to the same limited liability extended to shareholders of private Delaware for profit corporations formed under the Delaware General Corporation Law, 8 Del. C. § 100, et. seq. Our Partnership Agreement provides that no Unitholder shall be liable for any debt, claim, demand, judgment or obligation of any kind of, against or with respect to us by reason of being a Unitholder, nor shall any Unitholder be subject to any personal liability whatsoever, in tort, contract or otherwise, to any person in connection with the Partnership’s assets or the affairs of the Partnership by reason of being a Unitholder.
Series of Units
It is expected that Unitholders of the Common Class Series Units will be offered the opportunity to vote on the appointment of the GP Board in connection with the Partnership’s registration hereunder and will be entitled to vote in the ratification and re-election of the GP Board and the Partnership Board following the Partnership’s registration, as more fully described in “Item 1(c)—Partnership Board of Directors” above. Unitholders are not able to bring matters before meetings of Unitholders or nominate directors at such meeting, nor are they generally able to submit Unitholder proposals under Rule 14a-8 of the Exchange Act.
The key differences among the Series I0 Units, Series R1 Units, Series RSD0 Units, Series A Units, Series C Units, Series 1869 Units, Series N Units and Series NV Units relate to the different Management Fees and Carried Interest as further described under “Item 1(c). Description of Business—Compensation of the Investment Manager and Its Affiliates” and to the different Servicing Fees charged for each Series as further described below.
The Distributor or other certain financial intermediaries may separately charge a Unitholder an upfront fee outside of the Partnership. No upfront fees will be paid with respect to any other Units, or any Units issued pursuant to the Partnership’s DRIP. For the avoidance of doubt, upfront fees shall be paid by the applicable Unitholder outside of its investment in the Partnership and will not impact the Partnership’s NAV.
Distributions
The Partnership may declare distributions from time to time. However, the Partnership does not expect to make distributions and instead intends to utilize the “opt out” DRIP adopted by the Partnership for Unitholders, pursuant to which, in the event of declared cash distributions, each Unitholder that has not “opted out” of the DRIP will have their distributions automatically reinvested in additional Units rather than receive cash distributions. The Partnership cannot guarantee that it will make any distributions, and any distributions will be made at the discretion of the Partnership’s General Partner.
Unitholders of record as of the record date will be eligible for any declared distributions. The per Unit amount of distributions on each Series of Units may differ if different Series -specific fees and expenses are deducted from the gross distributions for each Series. See “Item 1(c). Description of Business—Distribution Reinvestment Plan.”
Transfers
Unitholders may transfer part or all their Units in accordance with the Partnership Agreement. Such transfer will be recorded on the books and records of the Partnership and be effective as of the first calendar day of the quarter immediately following the end of the notice period. The General Partner may refuse such requested transfer for certain reasons, including, but not limited to, if such transfer may jeopardize either the Partnership’s or a Feeder Fund’s status as a partnership which is not a publicly traded partnership under the Code.

Any transferee must provide the Partnership or Feeder Fund, as applicable, with a duly completed subscription document, any required AML/KYC documents and any additional information or documentation as requested by the General Partner or its delegate in connection with the transfer and by the transferee’s broker or financial intermediary, as applicable.
Each transferor agrees that it will pay all reasonable costs and expenses incurred by the Partnership and the General Partner in connection with such transfer, including, without limitation, attorneys’ and accountants’ fees incurred by the Partnership and any transfer, stamp, documentary or other similar taxes in connection with a transfer of Units by such transferor, including in connection with any in-house legal, administrative, accounting, finance, tax, compliance or other similar services provided by the Partnership, General Partner, the Investment Manager or their respective affiliates related to such transfer. Such expenses shall be due and payable on the day the transferee is admitted to the Partnership as a substitute Unitholder.
Unit Exchanges; Class and Series Conversions
For administrative convenience and in its sole discretion, the General Partner may elect to convert a Class or Series of Units into the equivalent aggregate NAV amount of another Class or Series of Units, as applicable, measured as of the most recent Valuation Day. For the avoidance of doubt, any such conversion will not increase the fees borne by the holders of such converted Units, or otherwise materially adversely impact the rights of such holders.
Delaware Law and Certain Provisions of the Partnership Agreement
The Partnership was formed on December 10, 2024 as a Delaware limited partnership. The Partnership will remain in existence until dissolved in accordance with our Partnership Agreement or pursuant to Delaware law. The Partnership Agreement provides that the Partnership will be dissolved upon (a) the determination made by the General Partner (in consultation with the Investment Manager), (b) the vote by holders in interest of a majority of the Units then entitled to vote, (c) the termination, bankruptcy, insolvency, dissolution or withdrawal by the General Partner, other than by assignment of the General Partner’s interest pursuant to the Partnership Agreement, (d) at any time there are no partners of the Partnership, unless the Partnership is continued without dissolution in accordance with the Delaware Act or (e) upon the entry of a decree of judicial dissolution of the Partnership under Section 17-802 of the Delaware Act.
Purpose
Under our Partnership Agreement, the Partnership is organized for the object and purpose of engaging in any lawful act or activity for which limited partnerships may be formed under the Delaware Act, described elsewhere in this Registration Statement and the Partnership Agreement.
Amendment to the Partnership Agreement
The Partnership Agreement may generally be changed or amended by the General Partner and the Investment Manager, in each case, with the consent of the holders in interest of a majority of the Units then entitled to vote. Without the consent of the Unitholders, however, the General Partner in cooperation and consultation with the Investment Manager may re-domicile the Partnership and/or modify or amend the Partnership Agreement in certain circumstances, for example, to address adverse changes in the tax law or interpretations thereof applicable to the Partnership, as further described in the Partnership Agreement.
Actions Related to Merger, Conversion, Reorganization or Dissolution
No conversion of Units between the different Classes or Series shall be permitted except as permitted by the General Partner (as delegated to the Investment Manager); provided that the General Partner in its sole discretion may consolidate two or more Classes and/or Series by effectuating an exchange of Units of a Class or Series into another existing Class or Series or a newly created Class or Series. In addition, the General Partner (as delegated to the Investment Manager) may convert Units of one Class, sub-Class, Series or sub-Series into Units of another Class, sub-Class, Series or sub-Series in certain circumstances as further described in the Partnership Agreement.

Jurisdiction
Any action or proceeding against the parties relating in any way to the Partnership Agreement shall be brought in and subject to the jurisdiction of a court in the State of Delaware, a court of the State of New York located in the City of New York or the United States District Court for the Southern District of New York.
Jury Trial Waiver
Unitholders will waive their respective rights to trial by jury in any action or proceeding arising out of the Partnership Agreement or the subject matter thereof or in any way connected with the dealings of the Partnership, any partner thereof or any of its affiliates in connection with any representation, warranty, covenant or agreement contained in the Partnership Agreement or any transaction contemplated by the Partnership Agreement, to the maximum extent permitted by law. Unitholders cannot waive the Partnership’s compliance with the U.S. federal securities laws and the rules and regulations promulgated thereunder.
Item 12. INDEMNIFICATION OF DIRECTORS AND OFFICERS
Limitation on Liability of Directors and Officers; Indemnification and Advance of Expenses
As further explained in the Partnership Agreement and to the fullest extent permitted by law, the Partnership will indemnify and hold harmless any of (x) Goldman Sachs, the Investment Manager, directors and officers of the Partnership, members of the Consulting Groups, Value Accelerator Members and/or Industry Advisors and any of their respective officers, directors, partners, managing directors, stockholders, members, equity owners, employees or controlling persons and (y) the General Partner, the Service Companies, their respective officers, directors, managers, partners, managing directors, stockholders, members, other equity holders, employees and controlling persons and the Partnership’s officers, directors and managers (each, a “Partnership Indemnified Party”) for any loss or damage incurred by any of them on behalf of the Partnership, or in furtherance of the interests of the Partnership, or arising out of, or in connection with the Partnership, including the operations of the Partnership and the placement of the Units, except for losses arising solely from the Partnership Indemnified Party’s own willful misfeasance, gross negligence, bad faith, fraud, violation of any U.S. federal or state securities law, any willful and material breach by such Partnership Indemnified Party of the Partnership Agreement, the Investment Management Agreement, any breach by such person of any fiduciary duty owed by such person to the Partnership under the Advisers Act, or any other intentional or criminal wrongdoing on the part of such Partnership Indemnified Party.
The Partnership’s indemnification obligations will be satisfied from the Partnership’s assets. Upon prior written approval by the General Partner, the Partnership will advance expenses that are reasonably incurred by an Partnership Indemnified Party in the defense or settlement of any claim that is subject to indemnification.

Item 13. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA
Set forth below is an index to our financial statements attached to this Registration Statement.
Item 14. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE
There are not and have not been any disagreements between the Partnership and its accountant on any matter of accounting principles, practices, or financial statement disclosure.

Item 15. FINANCIAL STATEMENTS AND EXHIBITS
(a)List separately all financial statements filed
The financial statement attached to this Registration Statement is listed under “Item 13. Financial Statements and Supplementary Data.”
(b)Exhibits

3.1	Certificate of Limited Partnership

3.2	Limited Partnership Agreement

3.3	Amended and Restated Limited Partnership Agreement+

3.4	Second Amended and Restated Limited Partnership Agreement*

3.5	Senior Credit Agreement*

10.1	Investment Management Agreement*

21.1	List of Subsidiaries*
__________________
+    Schedules have been omitted pursuant to Item 601(a)(5) of Regulation S-K.
*To be filed by amendment.

G-Infra LP
Consolidated Statement of Assets and Liabilities (Unaudited)
(in thousands, except Unit data)

	March 31, 2026	December 31, 2025
Assets
Investments, at fair value (cost $127,093 as of March 31, 2026 and $93,621 as of December 31, 2025)	$139,780	$104,769
Cash and cash equivalents	61,919	4,841
Restricted cash	16,151	37,036
Derivative contracts, at fair value	578	40
Interest receivable	649	443
Due from Investment Manager	2,401	3,161
Deferred offering costs, net	—	381
Current tax assets	12	15
Deferred financing costs, net	24	97
Other assets	89	20
Total assets	$221,603	$150,803

Liabilities and net assets
Derivative contracts, at fair value	$1,348	$3,397
Payable for investments purchased	11,164	—
Subscriptions received in advance	16,151	37,036
Due to affiliates	8,092	5,845
Deferred tax liabilities, net	765	620
Accrued expenses and other liabilities	2,909	3,400
Total liabilities	40,429	50,298
Commitments and contingencies (Note 5)
Net assets:
Class A Units, 20,000 Units authorized, issued and outstanding as of March 31, 2026 and December 31, 2025	20	20
Class 1869 Units, 158,778 and 157,304 Units authorized, issued and outstanding as of March 31, 2026 and December 31, 2025	16,224	15,900
Class I0 Units, 928,557 and 663,147 Units authorized, issued and outstanding as of March 31, 2026 and December 31, 2025	99,992	70,163
Class RSD0 Units, 607,447 and 150,000 Units authorized, issued and outstanding as of March 31, 2026 and December 31, 2025	64,928	14,412
Class C Units, 10,000 Units authorized, issued and outstanding as of March 31, 2026 and December 31, 2025	10	10
Total net assets	181,174	100,505
Total liabilities and net assets	$221,603	$150,803
The accompanying notes are an integral part of these consolidated financial statements.

G-Infra LP
Consolidated Statement of Operations (Unaudited)
(in thousands)

Three Months Ended March 31, 2026
Investment income:
Interest income	$729
Total investment income	729

Expenses:
Professional fees	1,616
Management fees - related party	389
Carried interest - related party	53
Interest expense	100
Deferred offering cost amortization	381
Other expenses	6
Total expenses	2,545
Expense reimbursement from Investment Manager	(1,238)
Net expenses	1,307
Net investment income (loss)	(578)

Net realized and unrealized gains (losses) on investment transactions:
Net realized gain (loss) from:
Investments	(206)
Derivative contracts	(1,641)
Foreign currency transactions	53
Total net realized gain (loss)	(1,794)
Net change in unrealized appreciation (depreciation) on:
Investments	1,539
Derivative contracts	2,587
Foreign currency translation	(13)
Total net change in unrealized appreciation (depreciation) before income taxes	4,113
Provision for income taxes	(147)
Total net change in unrealized appreciation (depreciation) after income taxes	3,966
Net realized and unrealized gains (losses)	2,172

Net increase (decrease) in net assets resulting from operations	$1,594
The accompanying notes are an integral part of these consolidated financial statements.

G-Infra LP
Consolidated Statement of Changes in Net Assets (Unaudited)
(in thousands)

	Class A Units	Class 1869 Units	Class I0 Units	Class RSD0 Units	Class C Units	Total
Balance at December 31, 2025	$20	$15,900	$70,163	$14,412	$10	$100,505
Proceeds from Units issued	—	150	28,925	50,000	—	79,075
Redemptions	—	—	—	—	—	—
Net increase (decrease) in net assets resulting from capital activity	—	150	28,925	50,000	—	79,075
Net investment income (loss)	—	(54)	(365)	(159)	—	(578)
Net realized gain (loss)	—	(209)	(1,074)	(511)	—	(1,794)
Net change in unrealized appreciation (depreciation)	—	437	2,343	1,186	—	3,966
Net increase (decrease) in net assets resulting from operations	—	174	904	516	—	1,594
Balance at March 31, 2026	$20	$16,224	$99,992	$64,928	$10	$181,174
The accompanying notes are an integral part of these consolidated financial statements.

G-Infra LP
Consolidated Statement of Cash Flows (Unaudited)
(in thousands)

Three Months Ended March 31, 2026
Cash flows from operating activities:
Net increase in net assets resulting from operations	$1,594
Adjustments to reconcile net increase in net assets resulting from operations to net cash used for operating activities:
Purchases of investments	(26,152)
Payment in-kind interest capitalized	(311)
Proceeds from investments	3,858
Realized (gain) loss on investment	206
Amortization of deferred offering costs	381
Amortization of deferred financing costs	73
Amortization (accretion) of premium/discount on Investments	2
Net change in unrealized appreciation (depreciation) on:
Investments	(1,539)
Derivative contracts	(2,587)
Foreign currency translation	13
Change in operating assets and liabilities:
Due from Investment Manager	760
Dividend and interest receivable	(206)
Current tax assets	3
Due to affiliates	2,247
Deferred tax liabilities, net	145
Accrued expenses and other liabilities	(479)
Net cash used for operating activities	(21,992)

Cash flows from financing activities:
Proceeds from Units issued	42,060
Redemptions of mezzanine Units – related party	(26)
Proceeds from subscriptions received in advance	16,151
Net cash provided by financing activities	58,185

Net increase in cash and cash equivalents and restricted cash	36,193
Cash and cash equivalents and restricted cash, beginning of period	41,877
Effects of foreign currency exchange rate changes on cash	—
Cash and cash equivalents and restricted cash, end of period	$78,070

Reconciliation of cash and cash equivalents and restricted cash:
Cash and cash equivalents, beginning of period	$4,841
Restricted cash, beginning of period	37,036
Cash and cash equivalents and restricted cash, beginning of period	$41,877

Cash and cash equivalents, end of period	$61,919
Restricted cash, end of period	16,151
Cash and cash equivalents and restricted cash, end of period	$78,070

Non-cash activities:
Deferred financing costs payable	$349
The accompanying notes are an integral part of these consolidated financial statements.

G-Infra LP
Condensed Consolidated Schedule of Investments (Unaudited)
(in thousands, except share data)

	As of March 31, 2026
Name of Investment	Geography	Fair Value	% of Net Assets
Investments
Direct Infrastructure Investments(1)
Communicaton Services
Ghasel TopCo S.à r.l.
Common Equity (5,843,200 Shares)	Europe	6,898	3.8%
€2,585 Notes due 11/07/2033	Europe	2,979	1.6%
		9,877	5.4%
Hawkeye TopCo Holdings, LLC (ImOn Communications)
Common Equity (72,061 Shares)	North America	12,239	6.7%
Total Communication Services		22,116	12.1%

Energy
Other Direct Infrastructure Investments(2)	Europe	8,953	4.9%
Total Energy		8,953	4.9%

Healthcare
Other Direct Infrastructure Investments(2)	Europe	7,745	4.3%
Total Healthcare		7,745	4.3%

Industrials
WSIP IV Palace Holdco 1 S.à r.l. (Adapteo Group)
Common Equity (27,535,399 Shares)	Europe	7,999	4.4%
€2,828 Notes due 01/25/2041	Europe	3,258	1.8%
		11,257	6.2%
WSIP IV Falcon JV 1 S.à r.l. (Froy)
Common Equity (6,871,143 Shares)	Europe	12,069	6.7%
NOK 22,416 Notes due 08/07/2033	Europe	2,302	1.3%
		14,371	8.0%
Other Direct Infrastructure Investments(2)	North America	6,745	3.7%
Total Industrials		32,373	17.9%

Materials
Other Direct Infrastructure Investments(2)	Europe	3,385	1.9%
Total Materials		3,385	1.9%

Real Estate
Global Compute Infrastructure Holdings, SCSp
Common Equity (569 Shares)	Europe	11,903	6.6%
Total Real Estate		11,903	6.6%

The accompanying notes are an integral part of these consolidated financial statements.

G-Infra LP
Condensed Consolidated Schedule of Investments (Unaudited)
(in thousands, except share data)

	As of March 31, 2026
Name of Investment	Geography	Fair Value	% of Net Assets
Utilities
Other Direct Infrastructure Investments(2)	North America	9,594	5.3%
Total Utilities		9,594	5.3%
Total Direct Infrastructure Investments (Cost: North America $24,961, Europe $54,892, Asia $3,103)		96,069	53.0%

Secondary Investments
Alternative Investments - Limited Partnership Units
Other Secondary Investments(2)	Europe	6,852	3.8%
Other Secondary Investments(2)	North America	16,028	8.8%
Total Secondary Investments (Cost: North America $16,192, Europe $6,963)		22,880	12.6%

Liquidity Assets
Bank Loans
Other Liquidity Assets(2)	North America	20,076	11.1%
Other Liquidity Assets(2)	Europe	755	0.4%
Total Liquidity Assets (Cost: North America $20,219, Europe $763)		$20,831	11.5%

Total Investments (Cost: $127,093)		$139,780	77.1%

Cash Equivalents
Goldman Sachs Financial Square Government Fund(3)	North America	$39,786	22.0%
Total Cash Equivalents (Cost: $39,786)		39,786	22.0%

Derivative Contracts
Foreign Currency Forward Contracts	N/A	(770)	(0.4)%
Total Derivative Contracts (Cost: $0)		(770)	(0.4)%

Total Investments, Derivative Contracts and Cash Equivalents (Cost: $166,879)		$178,796	98.7%
__________________
(1)As of March 31, 2026, the Partnership made certain sector reclassifications (which had no impact on the value of investments, net assets, or the results of operations). The sector classifications as of December 31, 2025 are unchanged from how they were previously reported.
(2)There were no single investments included in this category that exceeded 5% of net assets of the Partnership.
(3)Included in Cash and cash equivalents in the Consolidated Statement of Assets and Liabilities.
The accompanying notes are an integral part of these consolidated financial statements.

G-Infra LP
Condensed Consolidated Schedule of Investments (Unaudited)
(in thousands, except share data)

	As of December 31, 2025
Name of Investment	Geography	Fair Value	% of Net Assets
Investments
Direct Infrastructure Investments
Circular Economy & Other
WSIP IV Palace Holdco 1 S.à r.l. (Adapteo Group)
Common Equity (27,535,399 Shares)	Europe	$7,839	7.8%
€2,828 Notes due 01/25/2041	Europe	3,321	3.3%
Total Circular Economy & Other		11,160	11.1%

Digital Infrastructure
Global Compute Infrastructure Holdings, SCSp
Common Equity (568 Shares)	Europe	11,742	11.7%
Hawkeye TopCo Holdings, LLC (ImOn Communications)
Common Equity (72,061 Shares)	North America	12,010	11.9%
Total Digital Infrastructure		23,752	23.6%

Energy
Breathe Platform Aggregator S.à r.l. (Verdalia Bioenergy)
Common Equity (19,320,649,250 Shares)	Europe	4,852	4.8%
€115 Notes due 01/31/2029	Europe	136	0.1%
€263 Notes due 02/19/2029	Europe	309	0.3%
€792 Notes due 07/11/2029	Europe	930	0.9%
€2,081 Notes due 10/07/2029	Europe	2,444	2.4%
		8,671	8.5%
BrightNight Power, LLC
Common Equity (1,344 Shares)	North America	237	0.3%
Preferred Equity (1,344 Shares)	North America	6,714	6.7%
		6,951	7.0%
Other Direct Infrastructure Investments(1)	North America	3,186	3.1%
Total Energy		18,808	18.6%

Healthcare
Aragon Holdco GMBH (Amedes Group)
€6,301 Notes due 11/11/2033	Europe	7,399	7.4%
Other Investments in Direct Infrastructure(1)	Europe	589	0.6%
Total Healthcare		7,988	8.0%

Industrials
IBC Capital I Limited (GoodPack Pte Ltd.)
$6,684 Notes due 11/30/2028	Asia	6,806	6.8%
Other Investments in Direct Infrastructure(1)	Asia	302	0.3%
Total Industrials		7,108	7.1%
The accompanying notes are an integral part of these consolidated financial statements.

G-Infra LP
Condensed Consolidated Schedule of Investments (Unaudited)
(in thousands, except share data)

	As of December 31, 2025
Name of Investment	Geography	Fair Value	% of Net Assets
Transport & Logistics
WSIP IV Falcon JV 1 S.à r.l. (Froy)
Common Equity (6,871,143 Shares)	Europe	11,301	11.2%
NOK 22,416 Notes due 08/07/2033	Europe	2,223	2.2%
Total Transport & Logistics		13,524	13.4%

Total Direct Infrastructure Investments (Cost: North America $19,551, Europe $44,798, Asia $7,013)		$82,340	81.8%

Secondary Investments
Alternative Investments - Limited Partnership Units
Tailwater Infrastructure CV I LP (held through G-Infra Aggregator Holdings D LP)	North America	$7,866	7.8%
Ricarica SCSP (held through G-Infra Aggregator Holdings E LP)	Europe	6,992	7.0%
Other Investments in Secondary Infrastructure Investments(1)	North America	7,571	7.5%
Total Secondary Investments (Cost: North America $15,296, Europe $6,963)		22,429	22.3%

Total Investments (Cost: $93,621)		$104,769	104.1%

Cash Equivalents
Goldman Sachs Financial Square Government Fund(2)	North America	$1,164	1.2%
Total Cash Equivalents (Cost: $1,164)		1,164	1.2%

Derivative Contracts
Foreign Currency Forward Contracts	N/A	(3,357)	(3.3)%
Total Derivative Contracts (Cost: $0)		(3,357)	(3.3)%

Total Investments, Derivative Contracts and Cash Equivalents (Cost: $94,785)		$102,576	102.0%
__________________
(1)There were no single investments included in this category that exceeded 5% of net assets of the Partnership.
(2)Included in Cash and cash equivalents in the Consolidated Statement of Assets and Liabilities.
The accompanying notes are an integral part of these consolidated financial statements.

G-Infra LP
Notes to Consolidated Financial Statements (Unaudited)
1. ORGANIZATION AND BUSINESS PURPOSE
G-Infra LP (the “Partnership”), a Delaware limited partnership, was formed on December 10, 2024 with initial capital commitments from an affiliate of Goldman Sachs & Co. LLC ("Original Limited Partner") which was not funded. The Original Limited Partner was relieved from its commitment to the Partnership upon First Closing. There were no other transactions undertaken by the Partnership until it commenced operations. The Partnership commenced operations on April 1, 2025 when it held its first close (“First Closing”) for third-party investors and sold units of limited partnership interests (the "Units") in the Partnership as part of the Private Offering (defined below). The Partnership is a perpetual life fund with monthly, fully funded subscriptions and periodic redemptions and will continue in existence unless dissolved in specified circumstances including no-fault dissolution. The Partnership is a private fund exempt from registration under Section 3(c)(7) of the Investment Company Act of 1940, as amended (the “1940 Act”). The Partnership is conducting a continuous private offering (the “Private Offering”) of its Units in reliance on exemptions from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), to investors that are both (i) accredited investors (as defined in Regulation D under the Securities Act) and (ii) qualified purchasers (as defined in the 1940 Act and rules thereunder).
G-Infra GP Advisors LLC (the “General Partner”) is the general partner of the Partnership. Goldman Sachs & Co. LLC was the investment manager to the Partnership until November 30, 2025, and was then succeeded by Goldman Sachs Asset Management, L.P. (“GSAM”) (each, as the context requires, the “Investment Manager”) on December 1, 2025. The business and affairs of the Partnership are generally managed under the direction of the General Partner, as delegated to the Investment Manager. Under the investment management agreement, the General Partner has delegated to the Investment Manager the authority to make certain decisions and undertake certain actions, in each case, on behalf of the Partnership, including the authority to make investment, disposition and certain other management decisions.
The Partnership was formed for the principal purpose of seeking to generate long-term capital appreciation (or otherwise realize long-term compounded returns) through the creation of a diversified global portfolio of infrastructure investments.
The Partnership’s investment activities focus on directly originated equity, equity-related, debt and similar securities or instruments (each, a “Direct Infrastructure Investment” and collectively, “Direct Infrastructure Investments”), which are managed by Goldman Sachs Asset Management Private ("AM Private") across its infrastructure sectors. The Partnership also pursues certain other infrastructure-oriented secondary market opportunities (“Secondary Investments”), which are managed by Goldman Sachs Management External Investing Group ("XIG") and which seek to provide liquidity, capital or partnering solutions to investors and managers in the private markets and pursue other infrastructure oriented investment opportunities including those alongside certain current and future Goldman Sachs private investment funds focused on secondary investment strategies. For liquidity management, the Partnership holds cash and short term liquid instruments, such as bank loans, money-market instruments, securities and other liquid instruments (the "Liquidity Assets"). Collectively, these Direct Infrastructure Investments, Secondary Investments and Liquidity Assets constitute the Partnership’s “Investments”.
2. SIGNIFICANT ACCOUNTING POLICIES
Basis of Presentation
The Investment Manager has determined that the Partnership is an investment company in conformity with accounting principles generally accepted in the United States of America (“GAAP”). Therefore, the Partnership follows the accounting and reporting guidance applicable to investment companies in the Financial Accounting Standards Board Accounting Standards Codification (“ASC”) Topic 946, Financial Services — Investment Companies (“ASC 946”).
The accompanying unaudited consolidated financial statements have been prepared in accordance with GAAP for interim financial reporting pursuant to Regulation S-X. These consolidated financial statements reflect normal and recurring adjustments that in the opinion of management are necessary for the fair statement of results for the periods presented. Certain financial information that is included in annual consolidated financial statement disclosures, prepared in accordance with GAAP, is not required for interim reporting purposes and has been

G-Infra LP
Notes to Consolidated Financial Statements (Unaudited)
condensed herein. These consolidated financial statements should be read in conjunction with the Partnership’s audited consolidated financial statements and notes related thereto for the period from April 1, 2025 (commencement of operations) through December 31, 2025. The results for the three months ended March 31, 2026 are not necessarily indicative of the results to be expected for the full fiscal year, any other interim period or any future year or period.
As the Partnership commenced operations on April 1, 2025, no comparative Consolidated Statement of Operations, Consolidated Statement of Changes in Net Assets and Consolidated Statement of Cash Flows are presented.
The preparation of the consolidated financial statements in conformity with GAAP requires the Investment Manager to make estimates and assumptions that may affect the reported amounts. Actual amounts could differ from those estimates. The Partnership’s functional currency is U.S. dollars (“USD”) and these consolidated financial statements have been prepared in that currency.
Certain reclassifications have been made to previously reported investment sectors to conform to the current presentation. See the Condensed Consolidated Schedule of Investments for further information.
Basis of Consolidation
As provided under ASC 946, the Partnership consolidates its investment in an entity when it is an investment company in which the Partnership has a controlling financial interest or a controlled operating company whose business consists of providing services to the Partnership. Accordingly, the Partnership consolidates the financial position and results of operations of its wholly-owned or substantially wholly-owned investment companies (i.e. investment company subsidiaries). All significant intercompany transactions and balances have been eliminated in consolidation.
Fair Value Measurements
ASC 820, Fair Value Measurement, establishes a fair value hierarchy and specifies that a valuation technique used to measure fair value shall maximize the use of observable inputs and minimize the use of unobservable inputs. Accordingly, the fair value hierarchy gives the highest priority to quoted prices (unadjusted) in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3). The three levels of the fair value hierarchy are described below:
•Level 1—Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities;
•Level 2—Quoted prices in markets that are not considered to be active or financial instruments for which all significant inputs are observable (including, but not limited to, quoted prices for similar securities), either directly or indirectly;
•Level 3—Prices or valuations that require significant unobservable inputs (including assumptions in determining fair value measurement). The valuation of Level 3 investments represents management’s best estimate of the amounts that we would anticipate realizing on the sale of these investments in an orderly transaction at such date.
Investments are classified within the level of the lowest significant input considered in determining fair value.
The Partnership uses net asset value (“NAV” or “Net Asset Value”), as a practical expedient, as its measure of fair value for investments in Secondary Investments when (i) the investment does not have a readily determinable fair value and (ii) the NAV of the investment is calculated in a manner consistent with the measurement principles of investment company accounting, including measurement of the underlying investments at fair value. An investment in Secondary Investments using NAV as its measure of fair value is excluded from the fair value hierarchy.

G-Infra LP
Notes to Consolidated Financial Statements (Unaudited)
Investments at Fair Value
The Partnership measures its investments at fair value. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability (i.e. the exit price) in an orderly transaction between market participants at the measurement date. The fair valuation technique depends on the investment characteristics and the availability of observable inputs.
Valuations are determined in accordance with the Investment Manager’s valuation policy and subject to verification procedures. Periodically, a “Valuation Committee” of the Investment Manager convenes to approve and oversee the application of valuation policies, and review various valuation risk metrics for the investments managed by the Investment Manager, including investments for which market quotations are not readily available.
Publicly traded investments in active markets are reported at the market closing price, less a discount, as appropriate, as determined by the Investment Manager to reflect restrictions on disposition where such restrictions are an attribute of the investment.
Market quotations are generally used to assess the value of investments when such market quotations are readily available. The Investment Manager shall obtain these market quotations from independent pricing services or at the bid prices obtained from at least two brokers or dealers, if available, otherwise from a principal market maker or a primary market dealer.
In the absence of quoted market prices, fair value is determined by the Investment Manager considering industry-accepted valuation methodologies, including but not limited to, the income approach and the market approach. Due to the inherent uncertainties of valuation, these estimated fair values may differ significantly from the values that would have been realized had a readily available market for these investments existed.
Under the income approach the Investment Manager determines fair value by making assumptions over a projection period regarding unobservable inputs such as revenues, operating income, capital expenditures, income taxes, working capital needs and the terminal value and exit multiple, among other things, of the investee company and discounting those projected cash flows at a discount rate that it deems appropriate for the investee company.
Under the market approach, the Investment Manager may determine fair value by reference to a recent transaction involving the investment or by reference to observable valuation measures for companies or assets that are determined by the Investment Manager to be comparable. Such valuation measures could include, among other things, observable valuation multiples of comparable companies (e.g. earnings before interest, depreciation and amortization (“EBITDA”) multiples or revenue multiples) and/or transaction prices involving significant equity interests in comparable companies.
Investments may also be valued at their acquisition price for a period of time after an acquisition as the best measure of fair value in the absence of any conditions or circumstances that would indicate otherwise. In the event of an announced sale of investments with a definitive agreement in place, investments may also be valued using a discount-to-sale approach as the primary method with emphasis given to certain considerations including, but not limited to regulatory approval, financing, completion of due diligence and break-up fees. Minority investments in companies where the Partnership has limited information rights may also be valued using a recent round of financing as the primary method considering the nature of the transaction, the rights and privileges of the investments subject to the transaction and any changes in the investment that have occurred since the transaction.
Investments in debt securities that are not listed on an exchange but for which external pricing sources such as dealer quotes or independent pricing services, may be available are valued by the Investment Manager after considering, among other factors, such external pricing sources, recent trading activity or market transactions of similar securities adjusted for security-specific factors such as relative capital structure priority and interest and yield risks.
Derivative instruments are valued based on contractual cash flows and observable inputs generally comprising of yield curves and foreign currency rates.

G-Infra LP
Notes to Consolidated Financial Statements (Unaudited)
Investments in Secondary Investments are generally valued using the reported NAV of the investee funds as a practical expedient for fair value. When acquiring investments, the Investment Manager undertakes due diligence procedures that include an assessment of the valuation policies of the investments. The Investment Manager generally relies on valuations provided by the general partners of its Investments, if appropriate. If the Investment Manager determines, based on its due diligence and investment monitoring procedures, that NAV does not represent fair value or if the investee fund is not an investment company, the Investment Manager will estimate the fair value in a manner that is consistent with its valuation policies.
Cash and Cash Equivalents
Cash and cash equivalents includes deposits held at a bank or a custodian bank and short-term, highly liquid investments with original maturities of three months or less. As of March 31, 2026 and December 31, 2025, cash equivalents consisted of an investment in an affiliated money market fund. See Note 8 - "Related Party Transactions" for further information about this investment. The Partnership’s cash deposits at banks may, at times, exceed the federally insured deposit levels. As of March 31, 2026 and December 31, 2025, substantially all of the Partnership’s cash deposits were with a single, high credit-quality bank.
Restricted Cash
Restricted cash consists of cash received for subscriptions prior to the date in which the subscriptions are effective, which is held in a bank account controlled by the Partnership's transfer agent, but in the name of the Partnership.
Income Taxes
The Partnership is not directly subject to any U.S. federal and state income taxes, and each Unitholder is individually responsible for reporting its share of the Partnership’s income or loss.
The Partnership operates, in part, through subsidiaries that may be treated as corporations for U.S. and non-U.S. tax purposes and are therefore subject to current and deferred income taxes at the subsidiary level. The Partnership and its taxable subsidiaries file U.S. federal income tax returns and various state and local filings in jurisdictions in which they have nexus.
It is expected that the Partnership will be operated in such a manner that it will either not be a publicly traded partnership or it will qualify for the passive income exclusion for each taxable year. If the U.S. Internal Revenue Service were to determine that for a given taxable year the Partnership did not qualify for the passive income exclusion and that it was a publicly traded partnership, the taxable income of the Partnership (from that taxable year and after) would be subject to corporate U.S. federal, state, and local income tax when recognized by the Partnership.
Deferred Taxes
Income taxes are accounted for under the asset and liability method in accordance with GAAP. For certain consolidated subsidiaries deferred taxes are recognized for future tax consequences attributable to temporary differences between the carrying value of assets and liabilities. These temporary differences result in taxable or deductible amounts in future years and are measured using the tax rates and laws that will be in effect when such differences are expected to reverse. Valuation allowances are established to reduce deferred tax assets to the amount that more likely than not will be realized based on the weight of all available evidence, both positive and negative.
Uncertain Tax Positions
Income tax filing positions are analyzed in all required U.S. and foreign tax jurisdictions for open tax years. Uncertain tax positions are recognized when it is more likely than not that the position will be sustained by the taxing authorities, based on the technical merits of the position. A position that meets this standard is measured at the largest amount of benefit that will more likely than not be realized on settlement. A liability is established for differences between positions taken in a tax return and amounts recognized in the consolidated financial statements.

G-Infra LP
Notes to Consolidated Financial Statements (Unaudited)
Revenue Recognition
The Partnership recognizes interest income from Investments when earned pursuant to the terms of the respective Investment. The Partnership recognizes dividend income from its Investments when declared. When the Partnership receives proceeds from Investments, the Partnership determines the character of such proceeds and then records any interest income, dividend income, realized gain or loss, or return of capital accordingly. Recognition of premiums and discounts on debt investments that are acquired are deferred and recorded over the term of the Investment as an adjustment to interest income.
Certain investments may have the option for payment-in-kind (“PIK”) interest. PIK interest represents accrued interest that is capitalized and added to the outstanding principal balance of the underlying investment rather than being paid in cash and generally becomes due at maturity. PIK interest is recorded as interest income in the statement of Consolidated Statement of Operations. Capitalized PIK interest is included in the cost basis of investments.
Net Realized and Unrealized Gain (Loss) on Investments
Unrealized gains and losses from the Investments are included in net change in unrealized appreciation (depreciation) on investments in the Consolidated Statement of Operations.
Realized gains or losses reflect the difference between the net proceeds from the sale, repayment, or disposal of an asset and the adjusted cost basis of the asset. Net change in unrealized appreciation or depreciation reflects the change in investment values during the reporting period, including any reversal of previously recorded unrealized appreciation or depreciation when gains or losses are realized.
Derivative Instruments
The Partnership uses derivative financial instruments in order to limit portfolio currency risk. By entering into forward foreign exchange currency contracts, the Partnership agrees to exchange different currencies at a specified exchange rate at an agreed-upon future date. Forward contracts are not designated as hedges for accounting purposes.
Derivative contracts are stated at fair value and recognized as assets and liabilities in the Consolidated Statement of Assets and Liabilities. Gains and losses resulting from the change in fair value are reflected in net change in unrealized appreciation (depreciation) on derivative contracts in the Consolidated Statement of Operations. Realized gains or losses recorded on termination or from periodic cash flow payments are reflected in net realized gains (losses) from derivative contracts in the Consolidated Statement of Operations. The Partnership has elected to not offset derivative assets and liabilities in its Consolidated Statement of Assets and Liabilities, including cash, that may be received or paid as part of collateral arrangements, even when an enforceable master netting agreement is in place that provides the Partnership, in the event of counterparty default, the right to liquidate collateral and the right to offset a counterparty’s rights and obligations.
Translation of Foreign Assets and Liabilities
Transactions in foreign currencies are translated into USD at the prevailing exchange rates on the respective dates of the transactions. Assets and liabilities denominated in foreign currencies are translated into USD at the rates of exchange as of the date of the Consolidated Statement of Assets and Liabilities.
Any realized and unrealized foreign currency exchange gains and losses from non-U.S. dollar denominated assets or liabilities, including investments, arising from changes in foreign currency exchange rates are included in net realized gain (loss) from foreign currency transactions and net change in unrealized appreciation (depreciation) on foreign currency translation, respectively, in the Consolidated Statement of Operations.

G-Infra LP
Notes to Consolidated Financial Statements (Unaudited)
Organization and Offering Costs
Organization costs were recorded by the Partnership as an expense and are reported in organization costs in the Consolidated Statement of Operations. Offering costs were capitalized as an asset and were amortized into expense over a 12-month period, and such expense is reported in deferred offering cost amortization in the Consolidated Statement of Operations. The costs incurred prior to the First Closing were paid for by the Investment Manager and became a liability of the Partnership on April 1, 2025 when the Partnership held its first offering and commenced operations. See Note 8 - "Related Party Transactions" for more information about amounts owed by the Partnership to the Investment Manager for organization and offering costs.
Mandatorily Redeemable Units and Mezzanine Units
The Partnership issued Class G Units in 2025 in connection with the Seed Capital, as defined in Note 8 - "Related Party Transactions", all of which had been redeemed by the Partnership by December 31, 2025.
The Partnership is a covered fund, as defined in Section 619 of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Regulation VV as adopted by the Board of Governors of the Federal Reserve, each as amended (the “Volcker Rule”); thus, Goldman Sachs is prohibited from owning more than 3% of the outstanding “ownership interests” of the Partnership (as defined in the Volcker Rule). The Volcker Rule includes a “one year investment rule” for the initial seeding period under which Goldman Sachs was required to divest one year after the first closing in the Partnership, to remain compliant with the Volcker Rule. Under GAAP, the portion of the Seed Capital greater than 3% of the Partnership’s outstanding ownership interests was considered mandatorily redeemable and was classified as a liability. These mandatorily redeemable units were subsequently measured at redemption value, based on the Partnership's transactional net asset value ("Transactional NAV"), at the reporting date, with the change in the value from the previous period recognized as redemption value adjustment on mandatorily redeemable units in the Consolidated Statement of Operations.
The portion of the Seed Capital that was equal to 3% of the outstanding ownership interests of the Partnership was classified as mezzanine units.
These mezzanine units were subsequently measured at redemption value, based on the Transactional NAV, with the change in the value from the previous period charged to other unitholders.
See Note 8 - "Related Party Transactions" for more information about the Class G Units.
Segment Reporting
The Partnership operates through a single reportable segment. The chief operating decision maker (the “CODM”) is comprised of the Partnership’s CEO, CFO and COO. The CODM assesses the performance of, allocates resources and makes operating decisions for the Partnership primarily based on the Partnership’s Net increase (decrease) in Net Assets resulting from operations. Reportable segment assets are reflected in the Consolidated Statement of Assets and Liabilities as Total Assets and reportable segment significant expenses reviewed by the CODM are listed in the Consolidated Statement of Operations.
Recent Accounting Pronouncements
In November 2024, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2024-03 “Income Statement: Reporting Comprehensive Income-Expense Disaggregation Disclosures (Subtopic 220-40)” to improve the disclosures about an entity’s expenses. This ASU requires a disaggregation of certain expense categories included within the expense captions on the face of the income statement. This ASU is effective for the Partnership beginning in the fourth quarter of 2027, with early adoption permitted. It can be applied either prospectively or retrospectively. The Partnership is currently evaluating the potential impact, but does not expect the adoption of this ASU to have a material impact on the consolidated financial statements.

G-Infra LP
Notes to Consolidated Financial Statements (Unaudited)
3. INVESTMENTS AND FAIR VALUE MEASUREMENTS
The following table presents the Partnership’s financial instruments measured at fair value on a recurring basis as of March 31, 2026 and December 31, 2025 ($ in thousands):

	Level 1	Level 2	Level 3	NAV	Total
March 31, 2026
Assets
Cash Equivalents
Affiliated Money Market Fund	$39,786	$—	$—	$—	$39,786
Total Cash Equivalents	$39,786	$—	$—	$—	$39,786
Investments
Direct Infrastructure Investments	$—	$—	$96,069	$—	$96,069
Secondary Investments	—	—	—	22,880	22,880
Liquidity Assets	—	20,657	174	—	20,831
Total Investments	$—	$20,657	$96,243	$22,880	$139,780
Derivative contracts, at fair value	$—	$578	$—	$—	578
Total Assets	$39,786	$21,235	$96,243	$22,880	$180,144

Liabilities
Derivative contracts, at fair value	$—	$(1,348)	$—	$—	$(1,348)
Total Liabilities	$—	$(1,348)	$—	$—	$(1,348)

December 31, 2025
Assets
Cash Equivalents
Affiliated Money Market Fund	$1,164	$—	$—	$—	$1,164
Total Cash Equivalents	$1,164	$—	$—	$—	$1,164
Investments
Direct Infrastructure Investments	$—	$—	$82,340	$—	$82,340
Secondary Investments	—	—	—	22,429	22,429
Total Investments	$—	$—	$82,340	$22,429	$104,769
Derivative contracts, at fair value	$—	$40	$—	$—	40
Total Assets	$1,164	$40	$82,340	$22,429	$105,973

Liabilities
Derivative contracts, at fair value	$—	$(3,397)	$—	$—	$(3,397)
Total Liabilities	$—	$(3,397)	$—	$—	$(3,397)

G-Infra LP
Notes to Consolidated Financial Statements (Unaudited)
The following table presents a summary of the changes in fair value measurements of the Partnership’s assets measured at fair value on a recurring basis using Level 3 inputs ($ in thousands):

Fair Value Measurements Using Level 3 Inputs
Balance as of December 31, 2025	$82,340
Purchase of investments	15,791
Sales and proceeds from investments	(4,022)
Change in unrealized appreciation (depreciation)	2,134
Balance as of March 31, 2026	$96,243
Change in unrealized appreciation (depreciation) related to financial assets still held at the reporting date	$2,134
Transfers between levels of the fair value hierarchy are recorded as if the transfer took place at the beginning of the reporting period. There were no changes in valuation technique and no transfers between levels of the fair value hierarchy during the reporting period.
The following tables present information about the valuation techniques and significant unobservable inputs used for the fair value measurements of the Partnership's Level 3 Investments as of March 31, 2026 and December 31, 2025 ($ in thousands):

Level 3 Investments	Fair Value	Valuation Techniques	Significant Unobservable Inputs	Weighted-Average	Ranges	Impact to Valuation from an Increase in Input
March 31, 2026
Direct infrastructure investments	$27,499	Comparable multiple	EBITDA multiple	15.3x	11.5x - 19.4x	Increase
	64,158	Discounted cash flows	Discount rate	14.6%	14.0% - 20.0%	Decrease
		Discounted cash flows	EBITDA Exit multiple	13.1x	9.0x - 17.9x	Increase
	4,412	Recent transactions	N/A
Liquidity Assets	174	Third party pricing	N/A
Total investments	$96,243

December 31, 2025
Direct infrastructure investments	$11,741	Comparable multiple	EBITDA multiple	19.7x	19.7x	Increase
	62,539	Discounted cash flows	Discount rate	14.7%	14.0% - 23.0%	Decrease
			EBITDA Exit multiple	12.6x	10.0x - 15.0x	Increase
	8,060	Recent transactions	N/A
Total investments	$82,340

G-Infra LP
Notes to Consolidated Financial Statements (Unaudited)
4. DERIVATIVE INSTRUMENTS
The Partnership’s derivative contracts consist of foreign currency forward contracts. The tables below present the Partnership’s aggregate derivative contracts, as well as their classification in the Consolidated Statement of Assets and Liabilities ($ and notional amounts in thousands):

Derivatives Not Designated As Hedging Instruments
		Aggregate	Derivative Assets	Derivative Liabilities
	Currency Forwards	Notional Amounts	Fair Value	Fair Value
March 31, 2026
Derivative contracts, at fair value	EUR	44,034	$556	$(842)
	NOK	118,679	—	(340)
	PLN	42,281	22	(166)
Total			$578	$(1,348)
December 31, 2025
Derivative contracts, at fair value	EUR	42,007	$40	$(1,733)
	NOK	118,679	—	(1,119)
	PLN	41,308	—	(545)
Total			$40	$(3,397)
The table below presents the effects of the Partnership’s derivatives contracts in the Consolidated Statement of Operations ($ in thousands):

Three Months Ended March 31, 2026
Net realized gain (loss) on derivative contracts	$(1,641)
Net change in unrealized appreciation (depreciation) on derivative contracts	2,587
Total net realized and unrealized gains (losses) on derivative contracts	$946
The Partnership has agreements with each of its derivative counterparties that contain a provision where if the Partnership either defaults or is capable of being declared in default on any of its indebtedness, then the Partnership could also be declared in default on its derivative obligations.
As of March 31, 2026 and December 31, 2025, the Partnership had not posted any collateral related to these agreements and was not in breach of any agreement provisions. If the Partnership had breached any of these provisions, it could have been required to settle its obligations under these agreements at their aggregate termination value.
5. COMMITMENTS AND CONTINGENCIES
Commitments
The Partnership may enter into investment commitments through executed agreements or commitment letters. In many circumstances, for executed commitment letters, borrower acceptance and final terms are subject to transaction-related contingencies.
During the three months ended March 31, 2026 the Partnership funded $0.9 million for capital commitments to Secondary Investments. As of March 31, 2026, the Partnership had $11.5 million of unfunded commitments related to Secondary Investments.

G-Infra LP
Notes to Consolidated Financial Statements (Unaudited)
Contingencies
The Partnership may, from time to time, be party to various legal matters arising in the ordinary course of business, including claims and litigation proceedings. As of March 31, 2026 and December 31, 2025, the Partnership was not subject to any material litigation nor was the Partnership aware of any material litigation threatened against it.
Indemnifications
In the normal course of business, the Partnership enters into contracts whereby the Partnership agrees to indemnify various parties, including with respect to representations made by the Partnership. Any exposure of the Partnership under these arrangements could involve future claims that may be made against the Partnership. Currently, no such claims exist or are expected to arise and, accordingly, the Partnership has not accrued any liability in connection with such indemnifications.
6. LINE OF CREDIT AGREEMENT
On April 11, 2025, the Partnership entered into a Senior Credit Agreement (the “Credit Agreement”) which provides the Partnership with revolving loans up to a maximum commitment of $25.0 million. As of March 31, 2026 and December 31, 2025, the Partnership had no outstanding balance under the Credit Agreement.
The initial stated maturity date for the Credit Agreement was March 6, 2026 ("Maturity Date"). The Partnership has the option to request extensions of the stated maturity date for periods of up to three months, provided that the total maturity period does not extend past April 11, 2027. In June 2026, the Partnership exercised the second extension option, extending the maturity date from June 30, 2026 to September 30, 2026.
Loans under the Credit Agreement accrue interest at a rate per annum equal to the term Secured Overnight Financing Rate ("SOFR") plus a spread that ranges from 2.00% to 2.50% per annum, or certain alternative rates made available to the Partnership under the terms of the Credit Agreement if the SOFR rate is unavailable.
To secure the payment and performance of the outstanding obligations, along with accrued and unpaid interest, the Partnership has entered into a first priority security interest and lien on its investment proceeds and distributions with the Administrative Agent for the benefit of the Lenders.
Under the terms of the Credit Agreement, the Partnership is subject to customary affirmative and negative covenants. As of March 31, 2026, the Partnership was in compliance with these covenants.
7. NET ASSETS
Offering of Units
Pursuant to the Amended and Restated Agreement of Limited Partnership of the Partnership, dated April 1, 2025, (the "Partnership Agreement”), the Partnership may issue an unlimited number of classes ("Classes") of “Units”. The Partnership is authorized to offer Class A Units, Class C Units, Class G Units, Class 1869 Units, Class R1 Units, Class I0 Units and Class RSD0 Units. The key differences among the Classes of Units include ongoing servicing fees, Management Fees and Carried Interest (as such terms are defined below).
In connection with the First Closing, the initial subscription price for Units was $100.00 per Unit (except for Class A, Class C and Class G, which were each offered for $1.00 per Unit). On an ongoing basis, subscriptions for Units may generally be made but will only be accepted as of the last business day of each calendar month (a “Subscription Date”), unless the General Partner determines otherwise. Unit issuances related to monthly subscriptions are effective the first calendar day of each month and will be issued at the Partnership's Transactional NAV as of the applicable Subscription Date. The Transactional NAV for purposes of subscriptions, redemption proceeds and other purposes is generally calculated in accordance with the methodology set forth in the Investment Manager’s valuation policy in respect of the Partnership.

G-Infra LP
Notes to Consolidated Financial Statements (Unaudited)
During the monthly offering period, Unitholders may collectively subscribe for Class RSD0 Units up to a maximum aggregate subscription amount of $75.0 million; provided that subscriptions for the Class RSD0 Units in excess of this maximum may be accepted in the discretion of the General Partner.
The following table presents the Partnership’s activity in Units for the three months ended March 31, 2026:

	Class A Units	Class 1869 Units	Class I0 Units	Class RSD0 Units	Class C Units	Total
Balance at December 31, 2025	20,000	157,304	663,147	150,000	10,000	1,000,451
Subscription	—	1,474	265,410	457,447	—	724,331
Transfers In/(Out)	—	—	—	—	—	—
Redemptions	—	—	—	—	—	—
Balance at March 31, 2026	20,000	158,778	928,557	607,447	10,000	1,724,782
Distributions
For the three months ended March 31, 2026, the Partnership made no distributions to its Unitholders.
Distribution Reinvestment Plan
The Partnership has a voluntary distribution reinvestment plan (“DRIP”), where cash distributions are reinvested in Units of the same Class. In general, all cash distributions to Unitholders are subject to the terms of the Partnership’s DRIP. Such cash distributions will automatically be reinvested under the DRIP unless Unitholders have elected to opt-out of the DRIP and receive cash.
Unit redemption plan (“Redemptions”)
The Partnership offers a Unit Redemption Plan, allowing Unitholders to request redemption of their Units. Redemptions are generally processed on the last business day of each calendar quarter, or on other dates as determined by the General Partner.
Aggregate redemptions are subject to a redemption cap, limiting them to 5% per calendar quarter of the Partnership’s Transactional NAV (the "Redemption Cap") as of the immediately preceding redemption date. If redemption requests exceed this cap, they will be reduced pro rata among all Unitholders who submitted valid requests. The General Partner, in consultation with the Investment Manager, has the ability to accept or reject redemption requests, waive the Redemption Cap, or modify, suspend, or terminate the redemption plan in its discretion.
Early Exit Fee
An early exit fee of 5% of the Transactional NAV (the "Early Exit Fee") of the Units being redeemed will be applied to any Units being so redeemed that have been held for less than two years, except as provided in the Partnership Agreement. This fee reduces the redemption proceeds paid to the Unitholder. The Early Exit Fee is retained by the Partnership for the benefit of all remaining Unitholders. RSD0 Units shall not be redeemed during a period of two years after the date such Units were issued (the "RSD Lock-Up Period").
8. RELATED PARTY TRANSACTIONS
Investment Management Agreement
The Partnership entered into an investment management agreement (the “Investment Management Agreement”) with the Investment Manager, pursuant to which the Investment Manager is responsible for sourcing, evaluating and monitoring the Partnership’s investment opportunities and making decisions related to the origination, acquisition,

G-Infra LP
Notes to Consolidated Financial Statements (Unaudited)
management, financing and disposition of the Partnership’s investments, in accordance with the Partnership’s investment objectives, guidelines, policies and limitations, subject to oversight by the General Partner.
Management Fee
In accordance with the Partnership Agreement, the Investment Manager receives from the Partnership a management fee (the “Management Fee”) as compensation for its management and administrative services, except that no Management Fee was charged during the first six months following the First Closing. No Management Fee is charged to Class A, Class C and Class G Units. A Management fee of 1.25% of the Transactional NAV per annum is charged to Class I0 Units, Class R1 Units, Class RSD0 Units and 0.625% of the Transactional NAV per annum to Class 1869 Units.
During the RSD Lock-Up Period, the RSD0 Units shall be subject to a 50% discount to the Management Fee rate. The monthly Management Fee for a Class shall be equal to one-twelfth (1/12) of the applicable per annum Management Fee rate for such Class as of the beginning of the first business day of each month.
For the three months ended March 31, 2026, the Investment Manager earned $0.4 million in Management Fees and such amount is included in due to affiliates in the Consolidated Statement of Assets and Liabilities. As of March 31, 2026 and December 31, 2025, no Management Fees have been paid.
Organization and Offering Costs
The Investment Manager advanced all of the organization and offering costs incurred through the First Closing. The Partnership will reimburse the Investment Manager for the Partnership’s organization and offering costs within two years following the First Closing. As of March 31, 2026 and December 31, 2025, the Investment Manager advanced $4.3 million under this arrangement and such amount is included in due to affiliates in the Consolidated Statement of Assets and Liabilities.
Partnership's Fees and Expenses
The Investment Manager has paid certain professional fees and financing costs on the Partnership’s behalf. As of March 31, 2026 and December 31, 2025, the Partnership had $2.9 million and $0.9 million payable to the Investment Manager related to such costs. For the three months ended March 31, 2026, the Partnership had not paid the Investment Manager for such costs.
Carried Interest
Goldman Sachs and its affiliates (“Carry Recipients”) will be entitled to receive carried interest (“Carried Interest”) from the Partnership equal to 12.5% of the Total Return with respect to Class I0, Class R1, and Class RSD0 and 6.25% of Total Return with respect to Class 1869 Units, subject in all cases to a 5% annual Hurdle Amount and a High Water Mark (each as defined in the Partnership Agreement), as further discussed below. During the RSD Lock-Up Period, Class RSD0 Units shall be subject to a 50% discount to the Carried Interest rate.
The Carry Recipients will be entitled to receive the Carried Interest from the Partnership annually in respect of each Class subject thereto, which shall be accrued monthly and allocated to the Carry Recipients in respect of their Class A Units as of the last Business Day of each calendar year or upon any redemption of Units (with respect to such redeemed Units). No Carried Interest was charged or accrued during the first six months following the First Closing and the last day of such six-month period is treated as the end of a Carried Interest period for purposes of calculating future Carried Interest.
Notwithstanding anything herein to the contrary, the Carried Interest shall be calculated and allocated separately in respect of each relevant Class as follows:
•No Carried Interest based on Total Returns in any period in which the Total Returns for such period do not exceed the sum of (i) the Hurdle Amount for that period and (ii) the High Water Mark (any such excess, “Excess Profits”).

G-Infra LP
Notes to Consolidated Financial Statements (Unaudited)
•100% of the Excess Profits until the total amount allocated to the Carry Recipients equals 12.5% (or 6.25% with respect to Class 1869 Units and with respect to Class RSD0 Units during the RSD Lock-Up Period) of the sum of (i) the Hurdle Amount for that period and (ii) any amount allocated to the Carry Recipients pursuant to this paragraph.
•To the extent there are remaining Excess Profits, 12.5% (or 6.25% as applicable to each Class of Units) of such remaining Excess Profits shall be allocated to the Carry Recipients.
When Carried Interest becomes payable, the Partnership may settle the amount by issuing new Class A Units, increasing the value of existing Class A Units, or using a combination of both. The total value of Class A Units issued or adjusted will equal the amount of Carried Interest allocated. Class A Units are used solely to deliver Carried Interest and do not otherwise participate in the Partnership’s investment performance.
For the three months ended March 31, 2026, the Partnership recognized $0.1 million of carried interest in the Consolidated Statement of Operations. As of March 31, 2026 and December 31, 2025, the carried interest accrual of $0.2 million and $0.1 million was recorded in due to affiliates in the Consolidated Statement of Assets and Liabilities.
Seed Capital by Goldman Sachs
In April 2025, the Partnership issued an aggregate amount of $49.3 million in Class G Units to affiliates of Goldman Sachs, per unit, for an aggregate price of $49.3 million (the "Seed Capital").
The redemption rights for these Units are distinct from those of other Unitholders. Specifically, the redemption of Class G Units are not subject to any of the standard redemption limitations or restrictions, such as the Redemption Cap or the Early Exit Fee. Prior to December 31, 2025, all Class G Units were redeemed by the Partnership at a redemption value of $52.0 million, and no Seed Capital was outstanding as of March 31, 2026 or December 31, 2025.
Units held by affiliates
The Class A Units and Class G Units are held by affiliates of the Investment Manager. G-Infra Offshore Feeder I LP and G-Infra Offshore Feeder II LP (collectively, “Feeder Funds”) also invest into the Partnership. The Class C Units are available only to (i) Goldman Sachs, (ii) Goldman Sachs investment professionals and employees, (iii) Goldman Sachs entities formed to facilitate investment by Goldman Sachs and such Goldman Sachs investment professionals and employees and (iv) Value Accelerator Members (as defined in the Partnership Agreement), Industry Advisors (as defined in the Partnership Agreement) and Consulting Groups (as defined in the Partnership Agreement). The Class G Units are available to Goldman Sachs entities providing seed capital to the Partnership in accordance with and subject to applicable laws and regulations.
As of March 31, 2026 and December 31, 2025, all of the Class C Units were held by the General Partner.
G-Infra Lux
The Partnership invests alongside G-Infra (Lux), a sub-fund of Goldman Sachs Alternatives SICAV (“G-Infra Lux”), an investment vehicle domiciled in Luxembourg which is available for investment predominantly by certain non-U.S. Persons. While the Partnership and G-Infra Lux have substantially similar investment objectives and strategies and are expected to have highly overlapping investment portfolios, they are operated as distinct investment structures.
Due from Investment Manager
The Investment Manager has agreed to bear, without reimbursement, Eligible Operating Expenses (as defined in the Partnership Agreement) exceeding 0.60% per annum of the Transactional NAV of the Partnership on each month-end of each annual period between the First Closing and December 31, 2026. As of March 31, 2026 and December 31, 2025, the Investment Manager owed the Partnership $2.4 million and $3.2 million under this

G-Infra LP
Notes to Consolidated Financial Statements (Unaudited)
arrangement and such amounts are included in due from Investment Manager in the Consolidated Statement of Assets and Liabilities.
Transfer Agent Fee
In accordance with the Partnership Agreement, Goldman Sachs & Co, LLC provides certain transfer agency services to the Partnership on a non-exclusive basis (in such capacity, the “Transfer Agent”), including, but not limited to, services relating to tracking of subscriptions, redemptions and transfers, in each case, at the Partnership level. In connection with the provision of such services, the Transfer Agent charges a fee equal to 0.05% per annum of the Transactional NAV of the Partnership or such other amount as may be agreed between the Partnership and the Transfer Agent (the “Transfer Agent Fee”).
For the three months ended March 31, 2026, the Partnership recorded $19.5 thousand of expense in Transfer Agent Fees, and such amount is included in professional fees in the Consolidated Statement of Operations. As of March 31, 2026 and December 31, 2025, the Partnership had $52.6 thousand and $33.1 thousand payable related to Transfer Agent Fees, and such amounts were included in due to affiliates in the Consolidated Statement of Assets and Liabilities. As of March 31, 2026, the Partnership had not paid any Transfer Agent Fees.
Distribution Fee on Class R1 Units
A distribution fee on Class R1 Units will be paid at a rate of 0.85% to Goldman Sachs, acting as distributor for the Partnership in connection with the offering of such units in the Partnership (the “Distributor”) and/or one or more affiliates and unaffiliated third parties as sub-distributors (“Sub-Distributors”). The Distribution Fee is calculated, accrued and paid in the same manner and frequency as the Management Fee. For the three months ended March 31, 2026, no Distribution Fees were incurred or paid.
Acquisitions from Goldman Sachs
Goldman Sachs has warehoused, and may from time to time continue to warehouse, investments comprised of Direct Infrastructure Investments and Secondary Investments (together the “Warehoused Investments”) for acquisition by the Partnership. Subject to approval by the General Partner, the Partnership pays in connection with each such conveyance an amount equal to (x) the lower of (i) the original acquisition cost of such investment, plus an interest at a rate of 5% per annum of such Warehoused Investment, annualized from the time such Warehoused Investment was acquired by Goldman Sachs and (ii) fair value of such Warehoused Investment.
For the three months ended March 31, 2026, the Partnership acquired Warehoused Investments from Goldman Sachs for an aggregate transfer price of $15.2 million.
Investments in Affiliated Investee Funds
As of March 31, 2026 and December 31, 2025, the Partnership held $39.8 million and $1.2 million in Goldman Sachs Financial Square Government Fund, a money market fund managed by an affiliate of Goldman Sachs. For the three months ended March 31, 2026, interest income earned was $0.1 million, and is included in interest income in the Consolidated Statements of Operations.
Allocation of Partnership Profits and Losses
For each monthly accounting period, the appreciation or depreciation of the net assets of the Partnership shall be allocated among each Class, other than the Class A Units (held by Carry Recipients), pro rata in accordance with the relative Class balance (determined prior to any year-to-date accrued Carried Interest) of each such Class as of the beginning of such accounting period, after giving effect to any subscriptions as of the beginning of such accounting period (but, for the avoidance of doubt, without reduction for any Management Fees or Distribution Fees paid or accrued during such accounting period).
For each annual (or other) period in which the Carry Recipients are entitled to receive Carried Interest from the Partnership in respect of a Class, the appreciation of the net assets of the Partnership initially or previously allocated

G-Infra LP
Notes to Consolidated Financial Statements (Unaudited)
to such Class shall be re-allocated, as of the last day of such period, from the Class balance of such Class and associated Sub-Accounts of the Unitholders of such Class to the Class balance of the Class A Units.
9. INCOME TAXES
It is expected that the Partnership will be operated in such a manner that it will be treated as a partnership for U.S. federal income tax purposes, and not as a publicly traded partnership treated as a corporation. As such, the Partnership is not directly subject to any U.S. federal and state income taxes, and each Unitholder is individually responsible for reporting its share of the Partnership’s income or loss.
The Partnership holds certain investments via taxable subsidiaries that may be treated as corporations for U.S. and non-U.S. tax purposes and therefore subject to current and deferred income taxes at the subsidiary level.
The Partnership holds certain investments through non-U.S. corporate subsidiaries which may generate U.S. source fixed or determinable annual or periodic gains, profits and income (“FDAP income”). U.S. source income that is not effectively connected with a U.S. trade or business received by non-U.S. corporate subsidiaries of the Partnership may be subject to a 30% withholding tax on its share of all U.S. source FDAP income unless certain statutory exceptions are met or a lower treaty rate applies (which may not be available or apply). The tax is expected to be withheld at the source by the U.S. payer, and taxes withheld can be used as a payment against the U.S. federal income tax liability of the non-U.S. corporate subsidiaries.
For the three months ended March 31, 2026 the effective tax rate was 8.5%. The primary items giving rise to the difference between the 0.0% federal statutory rate applicable to partnerships and the effective tax rate is due to U.S. federal, state and local taxes on income from the Company’s subsidiaries that are treated as corporations for U.S. federal, state or local purposes.
Uncertain Tax Positions
As of March 31, 2026 and December 31, 2025, the liability for uncertain tax positions is zero and the Partnership believes that no liability for unrecognized tax benefits is required in relation to the potential for additional assessments.
Tax Contingencies
The Partnership and its taxable corporate subsidiaries file their tax returns as prescribed by the tax laws of the jurisdictions in which they operate. In the normal course of business, the Partnership and its taxable corporate subsidiaries are subject to examination by various taxing authorities.

G-Infra LP
Notes to Consolidated Financial Statements (Unaudited)
10. FINANCIAL HIGHLIGHTS
The following financial highlights for the three months ended March 31, 2026 are calculated for the following Class of Units. Calculation of these highlights on an individual Unitholder basis may yield results that vary from those stated herein due to the timing of capital transactions and differing fee arrangements.

	Three Months Ended March 31, 2026
	Class 1869(5) Units	Class I0(6) Units	Class RSD0(6) Units
Per Unit Data
Net Asset Value, beginning of period	$101.08	$105.81	$96.08
Consideration from the issuance of shares	0.01	0.80	9.01
Net (decrease) increase in net assets resulting from capital activity	0.01	0.80	9.01
Net investment income (loss)(1)	(0.34)	(0.44)	(0.35)
Net realized and change in unrealized gain (loss) on investments(2)	1.43	1.52	2.15
Net increase (decrease) in net assets resulting from investment operations	1.09	1.08	1.80
Net Asset Value, end of period	$102.18	$107.69	$106.89
Units outstanding, end of period	158,778	928,557	607,447

Total Return Based on Net Asset Value(3),(4)	1.09%	1.78%	11.25%

Ratios to Weighted-Average Net Assets (Non-Annualized)
Expenses before Expense reimbursement from Investment Manager	1.51%	1.68%	1.53%
Expense reimbursement from Investment Manager	(0.80)%	(0.80)%	(0.80)%
Carried Interest	0.09%	—%	0.08%
Total expenses	0.80%	0.88%	0.81%
Net investment loss	(0.33)%	(0.41)%	(0.33)%
__________________
(1)Net investment income (loss) per Unit has been calculated based on average Units outstanding during the period.
(2)The amount shown is the balancing amount derived from the other figures in the schedule. The amount shown for a unit outstanding throughout the period may not agree with the change in the aggregate gains and losses for the period because of the timing of issuance of the Partnership’s units in relation to fluctuations in the market values for the investment portfolio.
(3)Total Return is calculated by dividing the change in the per Unit value of each component for the period by the Net Assets per Unit at the beginning of the period. An individual Unitholder’s return may vary from these returns based on the timing of capital transactions.
(4)Total return is calculated for each Class of Units as the change in the net asset value for such Class of Units during the period plus any distributions per Unit declared in the period, and assumes any distributions are reinvested in accordance with the Partnership’s distribution reinvestment plan. Past performance is no guarantee of future results. The ratios are calculated for the period commencing from when each of the Class of Units were issued during the period and are not annualized.
(5)Initial Units were issued on October 1, 2025.
(6)Initial Units were issued on April 1, 2025.
11. SUBSEQUENT EVENTS
Subsequent events were evaluated through July 31, 2026, the date the consolidated financial statements were available to be issued. In June 2026, the Investment Manager determined to waive the carried interest applicable to the Partnership for the six months ended June 30, 2026. Except as disclosed herein and in Note 6 - "Line of Credit Agreement", the Partnership has determined that there were no subsequent events requiring adjustment to, or disclosure in, the consolidated financial statements.

Report of Independent Registered Public Accounting Firm
To the Board of Directors and Unitholders of G-Infra LP
Opinion on the Financial Statements
We have audited the accompanying consolidated statement of assets and liabilities, including the condensed consolidated schedule of investments, of G-Infra LP and its subsidiaries (the “Partnership”), as of December 31, 2025, and the related consolidated statements of operations, of changes in net assets, and of cash flows for the period April 1, 2025 (commencement of operations) through December 31, 2025, including the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Partnership as of December 31, 2025, and the results of its operations, changes in its net assets and its cash flows for the period April 1, 2025 (commencement of operations) through December 31, 2025 in conformity with accounting principles generally accepted in the United States of America.
Basis for Opinion
These consolidated financial statements are the responsibility of the Partnership’s management. Our responsibility is to express an opinion on the Partnership’s consolidated financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Partnership in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audit of these consolidated financial statements in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud.
Our audit included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audit provides a reasonable basis for our opinion.
/s/ PricewaterhouseCoopers LLP
Boston, Massachusetts
April 29, 2026
We have served as the Partnership's auditor since 2025.

G-Infra LP
Consolidated Statement of Assets and Liabilities
(in thousands, except Unit data)

December 31, 2025
Assets
Investments, at fair value (cost $93,621)	$104,769
Cash and cash equivalents	4,841
Restricted cash	37,036
Derivative contracts, at fair value	40
Interest receivable	443
Due from Investment Manager	3,161
Deferred offering costs, net	381
Current tax assets	15
Deferred financing costs, net	97
Other assets	20
Total assets	$150,803

Liabilities and net assets
Derivative contracts, at fair value	$3,397
Subscriptions received in advance	37,036
Due to affiliates	5,845
Deferred tax liabilities, net	620
Accrued expenses and other liabilities	3,400
Total liabilities	50,298

Commitments and contingencies (Note 5)

Net assets:
Class A Units, 20,000 Units authorized, issued and outstanding	20
Class 1869 Units, 157,304 Units authorized, issued and outstanding	15,900
Class I0 Units, 663,147 Units authorized, issued and outstanding	70,163
Class RSD0 Units, 150,000 Units authorized, issued and outstanding	14,412
Class C Units, 10,000 Units authorized, issued and outstanding	10
Total net assets	100,505
Total liabilities and net assets	$150,803
The accompanying notes are an integral part of these consolidated financial statements.

G-Infra LP
Consolidated Statement of Operations
(in thousands)

For the period April 1, 2025 (commencement of operations) through December 31, 2025
Investment income:
Interest income	$1,303
Total investment income	1,303

Expenses:
Organization costs	2,772
Deferred offering cost amortization	1,142
Management fees - related party	240
Professional fees	3,831
Carried interest - related party	142
Redemption value adjustment on mandatorily redeemable units	2,558
Interest expense	403
Other expenses	114
Total expenses	11,202
Expense reimbursement from Investment Manager	(3,161)
Net expenses	8,041
Net investment income (loss)	(6,738)

Net realized and unrealized gains (losses) on investment transactions:
Net realized gain (loss) from:
Investments and derivative contracts	(232)
Foreign currency transactions	668
Total net realized gain (loss)	436
Net change in unrealized appreciation (depreciation) on:
Investments	11,148
Derivative contracts	(3,357)
Foreign currency translation	9
Total net change in unrealized appreciation (depreciation) before income taxes	7,800
Provision for income taxes	(623)
Total net change in unrealized appreciation (depreciation) after income taxes	7,177
Net realized and unrealized gains (losses)	7,613

Net increase (decrease) in net assets resulting from operations	$875
The accompanying notes are an integral part of these consolidated financial statements.

G-Infra LP
Consolidated Statement of Changes in Net Assets
(in thousands)

	Class A Units	Class 1869 Units	Class I0 Units	Class RSD0 Units	Class C Units	Total
Balance at April 1, 2025 (commencement of operations)	$—	$—	$—	$—	$—	$—
Proceeds from Units issued	20	15,775	68,990	15,000	10	99,795
Redemptions	—	—	—	—	—	—
Net increase (decrease) in net assets resulting from capital activity	20	15,775	68,990	15,000	10	99,795
Net investment income (loss)	—	(117)	(3,673)	(2,947)	(1)	(6,738)
Net realized gain (loss)	—	(21)	242	215	—	436
Net change in unrealized appreciation (depreciation)	—	263	4,711	2,202	1	7,177
Net increase (decrease) in net assets resulting from operations	—	125	1,280	(530)	—	875
Remeasurement of mezzanine units	—	—	(107)	(58)	—	(165)
Balance at December 31, 2025	$20	$15,900	$70,163	$14,412	$10	$100,505
The accompanying notes are an integral part of these consolidated financial statements.

G-Infra LP
Consolidated Statement of Cash Flows
(in thousands)

For the period April 1, 2025 (commencement of operations) through December 31, 2025
Cash flows from operating activities:
Net increase in net assets resulting from operations	$875
Adjustments to reconcile net increase in net assets resulting from operations to net cash used for operating activities:
Purchases of investments	(95,205)
Payment in-kind interest capitalized	(736)
Proceeds from sale of investments	2,088
Realized loss on investment and derivative contracts	232
Amortization of deferred offering costs	1,142
Amortization of deferred financing costs	290
Redemption value adjustment on mandatorily redeemable units	2,558
Net change in unrealized appreciation (depreciation) on:
Investments	(11,148)
Derivative contracts	3,357
Foreign currency translation	(9)
Change in operating assets and liabilities:
Due from Investment Manager	(3,161)
Dividend and interest receivable	(443)
Current tax assets	(15)
Due to affiliates	3,973
Deferred tax liabilities	620
Accrued expenses and other liabilities	3,383
Net cash used for operating activities	(92,199)

Cash flows from financing activities:
Deferred financing costs paid	(38)
Proceeds from Units issued	99,775
Proceeds from issuance of mezzanine Units – related party	2,226
Proceeds from issuance of mandatorily redeemable Units – related party	47,024
Redemptions of mezzanine Units – related party	(2,455)
Redemptions of mandatorily redeemable Units – related party	(49,492)
Proceeds from subscriptions received in advance	37,036
Proceeds from line of credit agreement	3,000
Repayment of line of credit agreement	(3,000)
Net cash provided by financing activities	134,076

Net increase in cash and cash equivalents and restricted cash	41,877
Cash and cash equivalents and restricted cash, beginning of period	—
Cash and cash equivalents and restricted cash, end of period	$41,877

The accompanying notes are an integral part of these consolidated financial statements.

G-Infra LP
Consolidated Statement of Cash Flows
(in thousands)

Reconciliation of cash and cash equivalents and restricted cash:
Cash and cash equivalents, beginning of period	$—
Restricted cash, beginning of period	—
Cash and cash equivalents and restricted cash, beginning of period	$—

Cash and cash equivalents, end of period	$4,841
Restricted cash, end of period	37,036
Cash and cash equivalents and restricted cash, end of period	$41,877
Supplemental disclosure of cash-flow information:
Cash paid during the period for income taxes	$17
Cash paid during the period for interest	$31

Non-cash activities:
Deferred financing costs payable	$349
Redemptions payable	$26
Receivable from Unitholders	$20
Remeasurement of redeemable units	$165
The accompanying notes are an integral part of these consolidated financial statements.

G-Infra LP
Condensed Consolidated Schedule of Investments
(in thousands, except share data)

	As of December 31, 2025
Name of Investment	Geography	Fair Value	% of Net Assets
Investments
Direct Infrastructure Investments
Circular Economy & Other
WSIP IV Palace Holdco 1 S.à r.l. (Adapteo Group)
Common Equity (27,535,399 Shares)	Europe	$7,839	7.8%
€2,828 Notes due 01/25/2041	Europe	3,321	3.3%
Total Circular Economy & Other		11,160	11.1%

Digital Infrastructure
Global Compute Infrastructure Holdings, SCSp
Common Equity (568 Shares)	Europe	11,742	11.7%
Hawkeye TopCo Holdings, LLC (ImOn Communications)
Common Equity (72,061 Shares)	North America	12,010	11.9%
Total Digital Infrastructure		23,752	23.6%

Energy
Breathe Platform Aggregator S.à r.l. (Verdalia Bioenergy)
Common Equity (19,320,649,250 Shares)	Europe	4,852	4.8%
€115 Notes due 01/31/2029	Europe	136	0.1%
€263 Notes due 02/19/2029	Europe	309	0.3%
€792 Notes due 07/11/2029	Europe	930	0.9%
€2,081 Notes due 10/07/2029	Europe	2,444	2.4%
		8,671	8.5%
BrightNight Power, LLC
Common Equity (1,344 Shares)	North America	237	0.3%
Preferred Equity (1,344 Shares)	North America	6,714	6.7%
		6,951	7.0%
Other Investments in Direct Infrastructure(1)	North America	3,186	3.1%
Total Energy		18,808	18.6%

Health Care
Aragon Holdco GMBH (Amedes Group)
€6,301 Notes due 11/11/2033	Europe	7,399	7.4%
Other Investments in Direct Infrastructure(1)	Europe	589	0.6%
Total Health Care		7,988	8.0%

Industrials
IBC Capital I Limited (GoodPack Pte Ltd.)
$6,684 Notes due 11/30/2028	Asia	6,806	6.8%
Other Investments in Direct Infrastructure(1)	Asia	302	0.3%
Total Industrials		7,108	7.1%
The accompanying notes are an integral part of these consolidated financial statements.

G-Infra LP
Condensed Consolidated Schedule of Investments
(in thousands, except share data)

Name of Investment	Geography	Fair Value	% of Net Assets
Transport & Logistics
WSIP IV Falcon JV 1 S.à r.l. (Froy)
Common Equity (6,871,143 Shares)	Europe	11,301	11.2%
NOK 22,416 Notes due 08/07/2033	Europe	2,223	2.2%
Total Transport & Logistics		13,524	13.4%

Total Direct Infrastructure Investments (Cost: North America $19,551, Europe $44,798, Asia $7,013)		$82,340	81.8%

Secondary Investments
Alternative Investments - Limited Partnership Units
Tailwater Infrastructure CV I LP (held through G-Infra Aggregator Holdings D LP)	North America	$7,866	7.8%
Ricarica SCSP (held through G-Infra Aggregator Holdings E LP)	Europe	6,992	7.0%
Other Investments in Secondary Infrastructure Investments(1)	North America	7,571	7.5%
Total Secondary Investments (Cost: North America $15,296, Europe $6,963)		22,429	22.3%

Total Investments (Cost: $93,621)		$104,769	104.1%

Cash Equivalents
Goldman Sachs Financial Square Government Fund(2)	North America	$1,164	1.2%
Total Cash Equivalents (Cost $1,164)		1,164	1.2%

Derivative Contracts
Foreign Currency Forward Contracts	N/A	(3,357)	(3.3)%
Total Derivative Contracts (Cost: $0)		(3,357)	(3.3)%

Total Investments, Derivative Contracts and Cash Equivalents (Cost: $94,785)		$102,576	102.0%
__________________
(1)There were no single investments included in this category that exceeded 5% of net assets of the Partnership.
(2)Included in Cash and cash equivalents in the Consolidated Statement of Assets and Liabilities.
The accompanying notes are an integral part of these consolidated financial statements.

G-Infra LP
Notes to Consolidated Financial Statements
1. ORGANIZATION AND BUSINESS PURPOSE
G-Infra LP (the “Partnership”), a Delaware limited partnership, was formed on December 10, 2024 with initial capital commitments from an affiliate of Goldman Sachs & Co. LLC ("Original Limited Partner") which was not funded. There were no other transactions undertaken by the Partnership until it commenced operations. The Partnership commenced operations on April 1, 2025 when it held its first close (“First Closing”) for third-party investors and sold units of limited partnership interests (the "Units") in the Partnership as part of the Private Offering (defined below). The Original Limited Partner was relieved from its commitment to the Partnership upon First Closing. The Partnership is a perpetual life fund with monthly, fully funded subscriptions and periodic redemptions and will continue in existence unless dissolved in specified circumstances including no-fault dissolution. The Partnership is a private fund exempt from registration under Section 3(c)(7) of the Investment Company Act of 1940, as amended (the “1940 Act”). The Partnership is conducting a continuous private offering (the “Private Offering”) of its Units in reliance on exemptions from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), to investors that are both (i) accredited investors (as defined in Regulation D under the Securities Act) and (ii) qualified purchasers (as defined in the 1940 Act and rules thereunder).
G-Infra GP Advisors LLC (the “General Partner”) is the general partner of the Partnership. Goldman Sachs & Co. LLC was the investment manager to the Partnership until November 30, 2025, and was then succeeded by Goldman Sachs Asset Management, L.P. (“GSAM”) (each, as the context requires, the “Investment Manager”) on December 1, 2025. The business and affairs of the Partnership are generally managed under the direction of the General Partner, as delegated to the Investment Manager. Under the investment management agreement, the General Partner has delegated to the Investment Manager the authority to make certain decisions and undertake certain actions, in each case, on behalf of the Partnership, including the authority to make investment, disposition and certain other management decisions.
The Partnership was formed for the principal purpose of seeking to generate long-term capital appreciation (or otherwise realize long-term compounded returns) through the creation of a diversified global portfolio of infrastructure investments, including exposure to direct infrastructure investments and infrastructure secondaries.
The Partnership’s investment activities focus on directly originated equity, equity-related and similar securities or instruments (each, a “Direct Infrastructure Investment” and collectively, “Direct Infrastructure Investments”), which are managed by Goldman Sachs Asset Management Private ("AM Private") across its infrastructure sub-sectors including transportation and logistics infrastructure, energy transition infrastructure, digital infrastructure and circular economy and other infrastructure. The Partnership also pursues certain other infrastructure-oriented secondary market opportunities (“Secondary Investments”), which are managed by Goldman Sachs Management External Investing Group ("XIG") and which seek to provide liquidity, capital or partnering solutions to investors and managers in the private markets and pursue other infrastructure oriented investment opportunities including those alongside certain current and future Goldman Sachs private investment funds focused on secondary investment strategies. Collectively, these Direct Infrastructure Investments and Secondary Investments constitute the Partnership’s “Investments”.
2. SIGNIFICANT ACCOUNTING POLICIES
Basis of Presentation
The Investment Manager has determined that the Partnership is an investment company in conformity with accounting principles generally accepted in the United States of America (“GAAP”). Therefore, the Partnership follows the accounting and reporting guidance applicable to investment companies in the Financial Accounting Standards Board Accounting Standards Codification (“ASC”) Topic 946, Financial Services — Investment Companies (“ASC 946”). As this is the Partnership’s initial period of operations, no comparative Condensed Consolidated Schedule of Investments is presented.
The preparation of the consolidated financial statements in conformity with GAAP requires the Investment Manager to make estimates and assumptions that may affect the reported amounts. Actual amounts could differ from those estimates. The Partnership’s functional currency is U.S. dollars (“USD”) and these consolidated financial statements have been prepared in that currency.

G-Infra LP
Notes to Consolidated Financial Statements
Basis of Consolidation
As provided under ASC 946, the Partnership consolidates its investment in an entity when it is an investment company in which the Partnership has a controlling financial interest or a controlled operating company whose business consists of providing services to the Partnership. Accordingly, the Partnership consolidates the financial position and results of operations of its wholly-owned or substantially wholly-owned investment companies (i.e. investment company subsidiaries). All significant intercompany transactions and balances have been eliminated in consolidation.
Fair Value Measurements
ASC 820, Fair Value Measurement, establishes a fair value hierarchy and specifies that a valuation technique used to measure fair value shall maximize the use of observable inputs and minimize the use of unobservable inputs. Accordingly, the fair value hierarchy gives the highest priority to quoted prices (unadjusted) in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3). The three levels of the fair value hierarchy are described below:
•Level 1—Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities;
•Level 2—Quoted prices in markets that are not considered to be active or financial instruments for which all significant inputs are observable (including, but not limited to, quoted prices for similar securities), either directly or indirectly;
•Level 3—Prices or valuations that require significant unobservable inputs (including assumptions in determining fair value measurement). The valuation of Level 3 investments represents management’s best estimate of the amounts that we would anticipate realizing on the sale of these investments in an orderly transaction at such date.
Investments are classified within the level of the lowest significant input considered in determining fair value.
The Partnership uses net asset value (“NAV” or “Net Asset Value”), as a practical expedient, as its measure of fair value for investments in Secondary Investments when (i) the investment does not have a readily determinable fair value and (ii) the NAV of the investment is calculated in a manner consistent with the measurement principles of investment company accounting, including measurement of the underlying investments at fair value. An investment in Secondary Investments using NAV as its measure of fair value is excluded from the fair value hierarchy.
Investments at Fair Value
The Partnership measures its investments at fair value. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability (i.e. the exit price) in an orderly transaction between market participants at the measurement date. The fair valuation technique depends on the investment characteristics and the availability of observable inputs.
Valuations are determined in accordance with the Investment Manager’s valuation policy and subject to verification procedures. Periodically, a “Valuation Committee” of the Investment Manager convenes to approve and oversee the application of valuation policies, and review various valuation risk metrics for the investments managed by the Investment Manager, including investments for which market quotations are not readily available.
Publicly traded investments in active markets are reported at the market closing price, less a discount, as appropriate, as determined by the Investment Manager to reflect restrictions on disposition where such restrictions are an attribute of the investment.
Market quotations are generally used to assess the value of investments when such market quotations are readily available. The Investment Manager shall obtain these market quotations from independent pricing services or at the

G-Infra LP
Notes to Consolidated Financial Statements
bid prices obtained from at least two brokers or dealers, if available, otherwise from a principal market maker or a primary market dealer.
In the absence of quoted market prices, fair value is determined by the Investment Manager considering industry-accepted valuation methodologies, including but not limited to, the income approach and the market approach. Due to the inherent uncertainties of valuation, these estimated fair values may differ significantly from the values that would have been realized had a readily available market for these investments existed.
Under the income approach the Investment Manager determines fair value by making assumptions over a projection period regarding unobservable inputs such as revenues, operating income, capital expenditures, income taxes, working capital needs and the terminal value and exit multiple, among other things, of the investee company and discounting those projected cash flows at a discount rate that it deems appropriate for the investee company.
Under the market approach, the Investment Manager may determine fair value by reference to a recent transaction involving the investment or by reference to observable valuation measures for companies or assets that are determined by the Investment Manager to be comparable. Such valuation measures could include, among other things, observable valuation multiples of comparable companies (e.g. earnings before interest, depreciation and amortization (“EBITDA”) multiples or revenue multiples) and/or transaction prices involving significant equity interests in comparable companies.
Investments may also be valued at their acquisition price for a period of time after an acquisition as the best measure of fair value in the absence of any conditions or circumstances that would indicate otherwise. In the event of an announced sale of investments with a definitive agreement in place, investments may also be valued using a discount-to-sale approach as the primary method with emphasis given to certain considerations including, but not limited to regulatory approval, financing, completion of due diligence and break-up fees. Minority investments in companies where the Partnership has limited information rights may also be valued using a recent round of financing as the primary method considering the nature of the transaction, the rights and privileges of the investments subject to the transaction and any changes in the investment that have occurred since the transaction.
Investments in debt securities that are not listed on an exchange but for which external pricing sources such as dealer quotes or independent pricing services, may be available are valued by the Investment Manager after considering, among other factors, such external pricing sources, recent trading activity or market transactions of similar securities adjusted for security-specific factors such as relative capital structure priority and interest and yield risks.
Derivative instruments are valued based on contractual cash flows and observable inputs generally comprising of yield curves and foreign currency rates.
Investments in Secondary Investments are generally valued using the reported NAV of the investee funds as a practical expedient for fair value. When acquiring investments, the Investment Manager undertakes due diligence procedures that include an assessment of the valuation policies of the investments. The Investment Manager generally relies on valuations provided by the general partners of its Investments, if appropriate. If the Investment Manager determines, based on its due diligence and investment monitoring procedures, that NAV does not represent fair value or if the investee fund is not an investment company, the Investment Manager will estimate the fair value in a manner that is consistent with its valuation policies.
Cash and Cash Equivalents
Cash and cash equivalents includes deposits held at a bank or a custodian bank and short-term, highly liquid investments with original maturities of three months or less. At December 31, 2025, cash equivalents consisted of an investment in an affiliated money market fund. See Note 8 “Related Party Transactions” for further information about this investment. The Partnership’s cash deposited at banks may, at times, exceed the federally insured deposit levels. At December 31, 2025, substantially all of the Partnership’s cash deposits were with a single, high credit-quality bank.

G-Infra LP
Notes to Consolidated Financial Statements
Restricted Cash
Restricted cash consists of cash received for subscriptions prior to the date in which the subscriptions are effective, which is held in a bank account controlled by the Partnership's transfer agent, but in the name of the Partnership.
Income Taxes
The Partnership is not directly subject to any U.S. federal and state income taxes, and each Unitholder is individually responsible for reporting its share of the Partnership’s income or loss.
The Partnership operates, in part, through subsidiaries that may be treated as corporations for U.S. and non-U.S. tax purposes and are therefore subject to current and deferred income taxes at the subsidiary level. The Partnership and its taxable subsidiaries file U.S. federal income tax returns and various state and local filings in jurisdictions in which they have nexus.
It is expected that the Partnership will be operated in such a manner that it will either not be a publicly traded partnership or it will qualify for the passive income exclusion for each taxable year. If the U.S. Internal Revenue Service were to determine that for a given taxable year the Partnership did not qualify for the passive income exclusion and that it was a publicly traded partnership, the taxable income of the Partnership (from that taxable year and after) would be subject to corporate U.S. federal, state, and local income tax when recognized by the Partnership.
Deferred Taxes
Income taxes are accounted for under the asset and liability method in accordance with GAAP. For certain consolidated subsidiaries deferred taxes are recognized for future tax consequences attributable to temporary differences between the carrying value of assets and liabilities in the financial statements and their respective income tax basis. These temporary differences result in taxable or deductible amounts in future years and are measured using the tax rates and laws that will be in effect when such differences are expected to reverse. Valuation allowances are established to reduce deferred tax assets to the amount that more likely than not will be realized based on the weight of all available evidence, both positive and negative.
Uncertain Tax Positions
Income tax filing positions are analyzed in all required U.S. and foreign tax jurisdictions for open tax years. Uncertain tax positions are recognized when it is more likely than not that the position will be sustained by the taxing authorities, based on the technical merits of the position. A position that meets this standard is measured at the largest amount of benefit that will more likely than not be realized on settlement. A liability is established for differences between positions taken in a tax return and amounts recognized in the consolidated financial statements.
Revenue Recognition
The Partnership recognizes interest income from investments when earned pursuant to the terms of the respective investment. The Partnership recognizes dividend income from its investments when declared. When the Partnership receives proceeds from investments, the Partnership determines the character of such proceeds and then records any interest income, dividend income, realized gain or loss, or return of capital accordingly.
Recognition of premiums and discounts on debt investments that are acquired are deferred and recorded over the term of the investment as an adjustment to interest income.
Net Realized and Unrealized Gain (Loss) on Investments
Unrealized gains and losses from the Investments are included in net change in unrealized appreciation (depreciation) on investments, in the Consolidated Statement of Operations.

G-Infra LP
Notes to Consolidated Financial Statements
Realized gains or losses reflect the difference between the net proceeds from the sale, repayment, or disposal of an asset and the adjusted cost basis of the asset. Net change in unrealized appreciation or depreciation reflects the change in investment values during the reporting period, including any reversal of previously recorded unrealized appreciation or depreciation when gains or losses are realized.
Derivative Instruments
The Partnership uses derivative financial instruments in order to limit portfolio currency risk. By entering into forward foreign exchange currency contracts, the Partnership agrees to exchange different currencies at a specified exchange rate at an agreed-upon future date. Forward contracts are not designated as hedges for accounting purposes.
Derivative contracts are stated at fair value and recognized as assets and liabilities in the Consolidated Statement of Assets and Liabilities. Gains and losses resulting from the change in fair value are reflected in the Consolidated Statement of Operations as a component of net change in unrealized gain (loss) on derivative contracts. Realized gains or losses recorded on termination or from periodic cash flow payments are reflected in the Consolidated Statement of Operations as a component of net realized gains (losses) on investments and derivative contracts. The Partnership has elected to not offset derivative assets and liabilities in its Consolidated Statement of Assets and Liabilities, including cash, that may be received or paid as part of collateral arrangements, even when an enforceable master netting agreement is in place that provides the Partnership, in the event of counterparty default, the right to liquidate collateral and the right to offset a counterparty’s rights and obligations.
Translation of Foreign Assets and Liabilities
Transactions in foreign currencies are translated into USD at the prevailing exchange rates on the respective dates of the transactions. Assets and liabilities denominated in foreign currencies are translated into USD at the rates of exchange as of the date of the Consolidated Statement of Assets and Liabilities.
Any realized and unrealized foreign currency exchange gains and losses from non-U.S. dollar denominated assets or liabilities, including investments, arising from changes in foreign currency exchange rates are included in net realized gain (loss) from foreign currency transactions and net change in unrealized appreciation (depreciation) from foreign currency translation, respectively, in the Consolidated Statement of Operations.
Organization and Offering Costs
Organization costs were recorded by the Partnership as an expense and are reported in organization costs in the Consolidated Statement of Operations. Offering costs have been capitalized as an asset and are being amortized into expense over a 12-month period, and such expense is reported in deferred offering cost amortization in the Consolidated Statement of Operations. The costs incurred prior to the First Closing were paid for by the Investment Manager and became a liability of the Partnership on April 1, 2025 when the Partnership held its first offering and commenced operations. See Note 8 “Related Party Transactions” for more information about amounts owed by the Partnership to the Investment Manager for organization and offering costs.

G-Infra LP
Notes to Consolidated Financial Statements
Mandatorily Redeemable Units and Mezzanine Units
The Partnership issued Class G Units in connection with the Seed Capital, as defined in Note 8. "Related Party Transactions", all of which had been redeemed by the Partnership as of December 31, 2025.
The Partnership is a covered fund, as defined in Section 619 of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Regulation VV as adopted by the Board of Governors of the Federal Reserve, each as amended (the “Volcker Rule”); thus, Goldman Sachs is prohibited from owning more than 3% of the outstanding “ownership interests” of the Partnership (as defined in the Volcker Rule). The Volcker Rule includes a “one year investment rule” for the initial seeding period under which Goldman Sachs was required to divest one year after the first closing in the Partnership, to remain compliant with the Volcker Rule. Under GAAP, the portion of the Seed Capital greater than 3% of the Partnership’s outstanding ownership interests was considered mandatorily redeemable and was classified as a liability. These mandatorily redeemable units were subsequently measured at redemption value, based on the Partnership's transactional net asset value ("Transactional NAV"), at the reporting date, with the change in the value from the previous period recognized as redemption value adjustment on mandatorily redeemable units in the Consolidated Statement of Operations.
The portion of the Seed Capital that was equal to 3% of the outstanding ownership interests of the Partnership was classified as mezzanine units.
These mezzanine units were subsequently measured at redemption value, based on the Transactional NAV, with the change in the value from the previous period charged to other unitholders as presented in the Consolidated Statement of Changes in Net Assets.
See Note 8 "Related Party Transactions" and Note 9. "Mandatorily Redeemable Units and Mezzanine Units” for more information about the Class G Units.
Segment Reporting
The Partnership operates through a single reportable segment. The chief operating decision maker (the “CODM”) is comprised of the Partnership’s CEO, CFO and COO. The CODM assesses the performance of, allocates resources and makes operating decisions for the Partnership primarily based on the Partnership’s Net increase (decrease) in Net Assets resulting from operations. Reportable segment assets are reflected in the Consolidated Statement of Assets and Liabilities as Total Assets and reportable segment significant expenses reviewed by the CODM are listed in the Consolidated Statement of Operations.
Recent Accounting Pronouncements
In November 2024, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2024-03 “Income Statement: Reporting Comprehensive Income-Expense Disaggregation Disclosures (Subtopic 220-40)” to improve the disclosures about an entity’s expenses. This ASU requires a disaggregation of certain expense categories included within the expense captions on the face of the income statement. This ASU is effective for the fiscal year ending December 31, 2027 and interim quarters beginning in 2028, with early adoption permitted. It can be applied either prospectively or retrospectively. The Partnership is currently evaluating the potential impact, but does not expect the adoption of this ASU to have a material impact on the consolidated financial statements.

G-Infra LP
Notes to Consolidated Financial Statements
3. INVESTMENTS AND FAIR VALUE MEASUREMENTS
The following table presents the Partnership’s financial instruments measured at fair value on a recurring basis as of December 31, 2025 ($ in thousands):

	Level 1	Level 2	Level 3	NAV	Total
Assets
Cash Equivalents
Affiliated Money Market Fund	$1,164	$—	$—	$—	$1,164
Total Cash Equivalents	$1,164	$—	$—	$—	$1,164
Investments
Direct Infrastructure Investments	$—	$—	$82,340	$—	$82,340
Secondary Investments	—	—	—	22,429	22,429
Total Investments	$—	$—	$82,340	$22,429	$104,769
Derivative contracts, at fair value	$—	$40	$—	$—	40
Total Assets	$1,164	$40	$82,340	$22,429	$105,973

Liabilities
Derivative contracts, at fair value	$—	$(3,397)	$—	$—	$(3,397)
Total Liabilities	$—	$(3,397)	$—	$—	$(3,397)
The following table presents the Partnership’s assets measured at fair value on a recurring basis using Level 3 inputs as of December 31, 2025 ($ in thousands):

Fair Value Measurements Using Level 3 Inputs
Balance at April 1, 2025 (commencement of operations)	$—
Purchase of investments	73,449
Sales and proceeds from investments	(2,088)
Change in unrealized appreciation (depreciation)	10,979
Balance as of December 31, 2025	$82,340
Change in unrealized appreciation (depreciation) related to financial assets still held at the reporting date	$10,979
Transfers between levels of the fair value hierarchy are recorded as if the transfer took place at the beginning of the reporting period. There were no changes in valuation technique and no transfers between levels of the fair value hierarchy during the reporting period.

G-Infra LP
Notes to Consolidated Financial Statements
The following table presents information about the valuation techniques and unobservable Level 3 fair value measurements of the Partnership’s Investments as of December 31, 2025 ($ in thousands):

Level 3 Investments	Fair Value	Valuation Techniques	Significant Unobservable Inputs	Weighted-Average	Ranges	Impact to Valuation from an Increase in Input
Direct infrastructure investments	$11,741	Comparable multiple	EBITDA multiple	19.7x	19.7x	Increase
	62,539	Discounted cash flows	Discount rate	14.7%	14.0% - 23.0%	Decrease
			EBITDA Exit multiple	12.6x	10.0x - 15.0x	Increase
	8,060	Recent transactions	N/A
Total investments	$82,340
The following table presents the Partnership’s exposure in underlying investments held directly or indirectly through the Secondary Investments, which constitute greater than 5% of the Partnership’s total Net Assets as of December 31, 2025 (based on best available information as of the reporting date):

			Underlying Affiliated Investee Funds
Investment Name	Investment Strategy	% of Total Net Assets	Investment Type	Investment Name	Industry Focus	% of Total Net Assets	Proportionate Fair Value
Tailwater Infrastructure CV I LP	Infrastructure	7.8%	Equity Securities	TWC-PMII Investco, LLC	Energy	7.7%	$7,786
Ricarica SCSP	Infrastructure	7.0%	Equity Securities	iPlanet S.p.A	Digital Infrastructure	N/A(1)	N/A(1)
(1) Information about the investee fund's portfolio is not available.
4. DERIVATIVES INSTRUMENTS
As of December 31, 2025, the Partnership’s derivative contracts consist of foreign currency forward contracts. The table below presents the Partnership’s aggregate derivative contracts, as well as their classification in the Consolidated Statement of Assets and Liabilities ($ in thousands):

Derivatives Not Designated As Hedging Instruments
		Aggregate	Derivative Assets	Derivative Liabilities
	Currency Forwards	Notional Amounts	Fair Value	Fair Value
Derivative contracts, at fair value	EUR	42,007	$40	$(1,733)
	NOK	118,679	—	(1,119)
	PLN	41,308	—	(545)
Total			$40	$(3,397)

G-Infra LP
Notes to Consolidated Financial Statements
The table below presents the effects of the Partnership’s derivatives contracts in the Consolidated Statement of Operations ($ in thousands):

For the period April 1, 2025 (commencement of operations) through December 31, 2025
Net realized gain (loss) on derivative contracts	$—
Net change in unrealized appreciation (depreciation) on derivative contracts	(3,357)
Total net realized and unrealized gains (losses) on derivative contracts	(3,357)
The Partnership has agreements with each of its derivative counterparties that contain a provision where if the Partnership either defaults or is capable of being declared in default on any of its indebtedness, then the Partnership could also be declared in default on its derivative obligations.
As of December 31, 2025, the Partnership has not posted any collateral related to these agreements and was not in breach of any agreement provisions. If the Partnership had breached any of these provisions, it could have been required to settle its obligations under these agreements at their aggregate termination value.
5. COMMITMENTS AND CONTINGENCIES
Commitments
The Partnership may enter into investment commitments through executed agreements or commitment letters. In many circumstances, for executed commitment letters, borrower acceptance and final terms are subject to transaction-related contingencies.
As of December 31, 2025, the Partnership’s total commitments to Direct Infrastructure Investments were $34.4 million out of which $12.2 million remained unfunded.
Contingencies
The Partnership may, from time to time, be party to various legal matters arising in the ordinary course of business, including claims and litigation proceedings. As of December 31, 2025, the Partnership was not subject to any material litigation nor was the Partnership aware of any material litigation threatened against it.
Indemnifications
In the normal course of business, the Partnership enters into contracts whereby the Partnership agrees to indemnify various parties, including with respect to representations made by the Partnership. Any exposure of the Partnership under these arrangements could involve future claims that may be made against the Partnership. Currently, no such claims exist or are expected to arise and, accordingly, the Partnership has not accrued any liability in connection with such indemnifications.
6. LINE OF CREDIT AGREEMENT
On April 11, 2025, the Partnership entered into a Senior Credit Agreement (the “Credit Agreement”) which provides the Partnership with revolving loans up to a maximum commitment of $25.0 million. As of December 31, 2025, the Partnership had no outstanding balance under the Credit Agreement.
The initial stated maturity date for the agreement is March 6, 2026 ("Maturity Date"). The Partnership has the option to request extensions of the stated maturity date for periods of up to three months, provided that the total maturity period does not extend past April 11, 2027. In March 2026, the Partnership exercised the first extension option, extending the maturity date from March 2026 to June 2026.

G-Infra LP
Notes to Consolidated Financial Statements
Loans under the Credit Agreement accrue interest at a rate per annum equal to the term Secured Overnight Financing Rate ("SOFR") plus a spread of that ranges from 2.00% to 2.50% per annum, or certain alternative rates made available to the Partnership under the terms of the Credit Agreement if the SOFR rate is unavailable.
To secure the payment and performance of the outstanding obligations, along with accrued and unpaid interest, the Partnership has entered into a first priority security interest and lien on its investment proceeds and distributions with the Administrative Agent for the benefit of the Lenders.
Under the terms of the Credit Agreement, the Partnership is subject to customary affirmative and negative covenants. As of December 31, 2025, the Partnership was in compliance with these covenants.
The Partnership incurred costs of $0.4 million in relation to setting up the Credit Agreement (the “Facility Fee”). As of December 31, 2025, the unamortized deferring financing costs for the Credit Agreement was $0.1 million.
7. NET ASSETS
Offering of Units
Pursuant to the Amended and Restated Agreement of Limited Partnership of the Partnership, dated April 1, 2025, (the "Partnership Agreement”), the Partnership may issue an unlimited number of classes ("Classes") of “Units”. The Partnership is authorized to offer Class A Units, Class C Units, Class G Units, Class 1869 Units, Class R1 Units, Class I0 Units and Class RSD0 Units. The key differences among the Classes of Units include ongoing servicing fees, Management Fees and Carried Interest (as such terms are defined below).
In connection with the First Closing, the initial subscription price for Units was $100.00 per Unit (except for Class A, Class C and Class G, which were each offered for $1.00 per Unit). On an ongoing basis, subscriptions for Units may generally be made but will only be accepted as of the last business day of each calendar month (a “Subscription Date”), unless the General Partner determines otherwise, and will be issued at the Partnership's Transactional NAV as of the applicable Subscription Date. The Transactional NAV for purposes of subscriptions, redemption proceeds and other purposes is generally calculated in accordance with the methodology set forth in the Investment Manager’s valuation policy in respect of the Partnership.
During the monthly offering period, Unitholders may collectively subscribe for Class RSD0 Units up to a maximum aggregate subscription amount of $75.0 million; provided that subscriptions for the Class RSD0 Units in excess of this maximum may be accepted in the discretion of the General Partner.
The following table presents the Partnership’s activity in Units for the period ended December 31, 2025:

	Class A Units	Class 1869 Units	Class I0 Units	Class RSD0 Units	Class C Units	Total
Balance at April 1, 2025 (commencement of operations)	—	—	—	—	—	—
Subscription	20,000	157,304	663,147	150,000	10,000	1,000,451
Transfers In/(Out)	—	—	—	—	—	—
Redemptions	—	—	—	—	—	—
Balance at December 31, 2025	20,000	157,304	663,147	150,000	10,000	1,000,451
Distributions
For the period April 1, 2025 (commencement of operations) through December 31, 2025, the Partnership made no distributions to its Unitholders.

G-Infra LP
Notes to Consolidated Financial Statements
Distribution Reinvestment Plan
The Partnership has a voluntary distribution reinvestment plan (“DRIP”), where cash distributions are reinvested in Units of the same Class. In general, all cash distributions to Unitholders are subject to the terms of the Partnership’s DRIP. Such cash distributions will automatically be reinvested under the DRIP unless Unitholders have elected to opt-out of the DRIP and receive cash.
Unit redemption plan (“Redemptions”)
The Partnership offers a Unit Redemption Plan, allowing Unitholders to request redemption of their Units. Redemptions are generally processed on the last business day of each calendar quarter, or on other dates as determined by the General Partner.
Aggregate redemptions are subject to a redemption cap, limiting them to 5% per calendar quarter of the Partnership’s Transactional NAV (the "Redemption Cap") as of the immediately preceding redemption date. If redemption requests exceed this cap, they will be reduced pro rata among all Unitholders who submitted valid requests. The General Partner, in consultation with the Investment Manager, has the ability to accept or reject redemption requests, waive the Redemption Cap, or modify, suspend, or terminate the redemption plan in its discretion.
Early Exit Fee
An early exit fee of 5% of the Transactional NAV (the "Early Exit Fee") of the Units being redeemed will be applied to any Units being so redeemed that have been held for less than two years, except as provided in the Partnership Agreement. This fee reduces the redemption proceeds payable to the Unitholder. The Early Exit Fee is retained by the Partnership for the benefit of all remaining Unitholders. RSD0 Units shall not be redeemed during a period of two years after the date such Units were issued (the "RSD Lock-Up Period").
8. RELATED PARTY TRANSACTIONS
Investment Management Agreement
The Partnership entered into an investment management agreement (the “Investment Management Agreement”) with the Investment Manager, pursuant to which the Investment Manager is responsible for sourcing, evaluating and monitoring the Partnership’s investment opportunities and making decisions related to the origination, acquisition, management, financing and disposition of the Partnership’s investments, in accordance with the Partnership’s investment objectives, guidelines, policies and limitations, subject to oversight by the General Partner.
Management Fee
In accordance with the Partnership Agreement, the Investment Manager receives from the Partnership a management fee (the “Management Fee”) as compensation for its management and administrative services, except that no Management Fee was charged during the first six months following the First Closing. No Management Fee is charged to Class A, Class C and Class G Units. A Management fee of 1.25% of the Transactional NAV per annum is charged to Class I0 Units, Class R1 Units, Class RSD0 Units and 0.625% of the Transactional NAV per annum to Class 1869 Units.
During the RSD Lock-Up Period, the RSD0 Units shall be subject to a 50% discount to the Management Fee rate. The monthly Management Fee for a Class shall be equal to one-twelfth (1/12) of the applicable per annum Management Fee rate for such Class as of the beginning of the first business day of each month.
For the period April 1, 2025 (commencement of operations) through December 31, 2025, the Investment Manager earned $0.2 million in Management Fees and such amount is included as part of due to affiliates in the Consolidated Statement of Assets and Liabilities. As of December 31, 2025, no Management Fees have been paid.

G-Infra LP
Notes to Consolidated Financial Statements
Organization and Offering Costs
The Investment Manager has agreed to advance all of the organization and offering costs incurred through the First Closing. The Partnership will reimburse the Investment Manager for the Partnership’s organization and offering costs within two years following the First Closing. For the period ended December 31, 2025, the Investment Manager has advanced $4.3 million under this arrangement and such amount is included as part of due to affiliates in the Consolidated Statement of Assets and Liabilities.
Partnership's fees and expenses
The Investment Manager has paid certain professional fees and financing costs on the Partnership’s behalf. As of December 31, 2025, the Partnership had $0.9 million payable to the Investment Manager related to such costs.
For the period April 1, 2025 (commencement of operations) through December 31, 2025, the Partnership had not paid the Investment Manager for such costs.
Carried Interest
Goldman Sachs and its affiliates (“Carry Recipients”) will be entitled to receive carried interest (“Carried Interest”) from the Partnership equal to 12.5% of the Total Return with respect to Class I0, Class R1, and Class RSD0 and 6.25% of Total Return with respect to Class 1869 Units, subject in all cases to a 5% annual Hurdle Amount and a High Water Mark (each as defined in the Partnership Agreement), as further discussed below. During the RSD Lock-Up Period, Class RSD0 Units shall be subject to a 50% discount to the Carried Interest rate.
The Carry Recipients will be entitled to receive the Carried Interest from the Partnership annually in respect of each Class subject thereto, which shall be accrued monthly and allocated to the Carry Recipients in respect of their Class A Units as of the last Business Day of each calendar year or upon any redemption of Units (with respect to such redeemed Units). No Carried Interest was charged or accrued during the first six months following the First Closing and the last day of such six-month period is treated as the end of a Carried Interest period for purposes of calculating future Carried Interest.
Notwithstanding anything herein to the contrary, the Carried Interest shall be calculated and allocated separately in respect of each relevant Class as follows:
•No Carried Interest based on Total Returns in any period in which the Total Returns for such period do not exceed the sum of (i) the Hurdle Amount for that period and (ii) the High Water Mark (any such excess, “Excess Profits”).
•100% of the Excess Profits until the total amount allocated to the Carry Recipients equals 12.5% (or 6.25% with respect to Class 1869 Units and with respect to Class RSD0 Units during the RSD Lock-Up Period) of the sum of (i) the Hurdle Amount for that period and (ii) any amount allocated to the Carry Recipients pursuant to this paragraph.
•To the extent there are remaining Excess Profits, 12.5% (or 6.25% as applicable to each Class of Units) of such remaining Excess Profits shall be allocated to the Carry Recipients.
When Carried Interest becomes payable, the Partnership may settle the amount by issuing new Class A Units, increasing the value of existing Class A Units, or using a combination of both. The total value of Class A Units issued or adjusted will equal the amount of Carried Interest allocated. Class A Units are used solely to deliver Carried Interest and do not otherwise participate in the Partnership’s investment performance.
During the period April 1, 2025 (commencement of operations) through December 31, 2025 the Partnership recognized $0.1 million of Carried Interest in the Consolidated Statement of Operations. As of December 31, 2025, the Carried interest accrual of $0.1 million was recorded as a component of due to affiliates in the Consolidated Statement of Assets and Liabilities.

G-Infra LP
Notes to Consolidated Financial Statements
Seed Capital by Goldman Sachs
In April 2025, the Partnership issued an aggregate amount of 49.3 million in Class G Units to affiliates of Goldman Sachs, per unit, for an aggregate price of $49.3 million (the "Seed Capital").
The redemption rights for these Units are distinct from those of other Unitholders. Specifically, the redemption of Class G Units are not subject to any of the standard redemption limitations or restrictions, such as the Redemption Cap or the Early Exit Fee. All Class G Units have been redeemed by the Partnership by December 31, 2025, and hence no Seed Capital was outstanding at such date.
Units held by affiliates
The Class A Units and Class G Units are held by affiliates of the Investment Manager. G-Infra Offshore Feeder I LP and G-Infra Offshore Feeder II LP (collectively, “Feeder Funds”), also invest into the Partnership. The Class C Units are available only to (i) Goldman Sachs, (ii) Goldman Sachs investment professionals and employees, (iii) Goldman Sachs entities formed to facilitate investment by Goldman Sachs and such Goldman Sachs investment professionals and employees and (iv) Value Accelerator Members (as defined in the Partnership Agreement), Industry Advisors (as defined in the Partnership Agreement) and Consulting Groups (as defined in the Partnership Agreement). The Class G Units are available to Goldman Sachs entities providing seed capital to the Partnership in accordance with and subject to applicable laws and regulations.
As of December 31, 2025, all of the Class C Units were held by the General Partner.
G-Infra Lux
The Partnership invests alongside G-Infra (Lux), a sub-fund of Goldman Sachs Alternatives SICAV (“G-Infra Lux”), an investment vehicle domiciled in Luxembourg which is available for investment predominantly by certain non-U.S. Persons. While the Partnership and G-Infra Lux have substantially similar investment objectives and strategies and are expected to have highly overlapping investment portfolios, they are operated as distinct investment structures.
Due from Investment Manager
The Investment Manager has agreed to bear, without reimbursement, Eligible Operating Expenses (as defined in the Partnership Agreement) exceeding 0.60% per annum of the Transactional NAV of the Partnership on each month-end of each annual period between the First Closing and December 31, 2026. For the period April 1, 2025 (commencement of operations) through December 31, 2025, the Investment Manager owes the Partnership $3.2 million under this arrangement and such amount is included under due from Investment Manager in the Consolidated Statement of Assets and Liabilities.
Transfer Agent Fee
In accordance with the Partnership Agreement, Goldman Sachs & Co, LLC provides certain transfer agency services to the Partnership on a non-exclusive basis (in such capacity, the “Transfer Agent”), including, but not limited to, services relating to tracking of subscriptions, redemptions and transfers, in each case, at the Partnership level. In connection with the provision of such services, the Transfer Agent charges a fee equal to 0.05% per annum of the Transactional NAV of the Partnership or such other amount as may be agreed between the Partnership and the Transfer Agent (the “Transfer Agent Fee”).
For the period April 1, 2025 (commencement of operations) through December 31, 2025, the Partnership recorded $33.1 thousand of expense in Transfer Agent Fees and such amount is included as part of due to affiliates in the Consolidated Statement of Assets and Liabilities. As of December 31, 2025, no Transfer Agent Fee was paid to the Transfer Agent.

G-Infra LP
Notes to Consolidated Financial Statements
Distribution Fee on Class R1 Units
A distribution fee on Class R1 Units will be paid at a rate of 0.85% to Goldman Sachs, acting as distributor for the Partnership in connection with the offering of such units in the Partnership (the “Distributor”) and/or one or more affiliates and unaffiliated third parties as sub-distributors (“Sub-Distributors”). The Distribution Fee is calculated, accrued and paid in the same manner and frequency as the Management Fee. For the period April 1, 2025 (commencement of operations) through December 31, 2025, no Distribution Fees were paid or accrued to the Distributor and/or Sub-Distributor.
Acquisitions from Goldman Sachs
Goldman Sachs has warehoused, and may from time to time continue to warehouse, investments comprised of Direct Infrastructure Investments and Secondary Investments (together the “Warehoused Investments”) for acquisition by the Partnership. Subject to approval by the General Partner, the Partnership pays in connection with each such conveyance an amount equal to (x) the lower of (i) the original acquisition cost of such investment, plus an interest at a rate of 5% per annum of such Warehoused Investment, annualized from the time such Warehoused Investment was acquired by Goldman Sachs and (ii) fair value of such Warehoused Investment.
For the period ended December 31, 2025, the Partnership acquired Warehoused Investments from Goldman Sachs for an aggregate transfer price of $84.6 million.
Investments in Affiliated Investee Funds
As of December 31, 2025, the Partnership held $1.2 million in Goldman Sachs Financial Square Government Fund, a money market fund managed by an affiliate of Goldman Sachs. For the period April 1, 2025 (commencement of operations) through December 31, 2025, interest income earned was $0.2 million, and is included in interest income in the Consolidated Statements of Operations.
Allocation of Partnership Profits and Losses
For each monthly accounting period, the appreciation or depreciation of the net assets of the Partnership shall be allocated among each Class, other than the Class A Units (held by Carry Recipients), pro rata in accordance with the relative Class balance (determined prior to any year-to-date accrued Carried Interest) of each such Class as of the beginning of such accounting period, after giving effect to any subscriptions as of the beginning of such accounting period (but, for the avoidance of doubt, without reduction for any Management Fees or Distribution Fees paid or accrued during such accounting period).
For each annual (or other) period in which the Carry Recipients are entitled to receive Carried Interest from the Partnership in respect of a Class, the appreciation of the net assets of the Partnership initially or previously allocated to such Class shall be re-allocated, as of the last day of such period, from the Class balance of such Class and associated Sub-Accounts of the Unitholders of such Class to the Class balance of the Class A Units.

G-Infra LP
Notes to Consolidated Financial Statements
9. MANDATORILY REDEEMABLE UNITS AND MEZZANINE UNITS
Mandatorily Redeemable Units and Mezzanine Units consisted of the Class G Units related to the Seed Capital (as described in Note 8 - Related Party Transactions - Seed Capital by Goldman Sachs). The following tables present the Partnership’s outstanding mandatorily redeemable and mezzanine units during the period April 1, 2025 (commencement of operations) through December 31, 2025 ($ in thousands, except Unit amounts):

	Mandatorily Redeemable Units Outstanding	Mezzanine Units Outstanding
Units outstanding as of April 1, 2025	—	—
Issuance of Units	47,023,940	2,226,060
Redemptions	(46,962,488)	(2,287,512)
Transfers in (out)	(61,452)	61,452
Units outstanding as of December 31, 2025	—	—

	Mandatorily Redeemable Units Outstanding	Mezzanine Units Outstanding
Balance as of April 1, 2025	$—	$—
Proceeds from issuance of Units	47,024	2,226
Redemptions	(49,518)	(2,455)
Transfers in (out)	(64)	64
Change in Redemption Value	2,558	165
Balance as of December 31, 2025	$—	$—
10. INCOME TAXES
It is expected that the Partnership will be operated in such a manner that it will be treated as a partnership for U.S. federal income tax purposes, and not as a publicly traded partnership treated as a corporation. As such, the Partnership is not directly subject to any U.S. federal and state income taxes, and each Unitholder is individually responsible for reporting its share of the Partnership’s income or loss.
The Partnership holds certain investments via taxable subsidiaries that may be treated as corporations for U.S. and non-U.S. tax purposes and therefore subject to current and deferred income taxes at the subsidiary level.
The Partnership holds certain investments through non-U.S. corporate subsidiaries which may generate U.S. source fixed or determinable annual or periodic gains, profits and income (“FDAP income”). U.S. source income that is not effectively connected with a U.S. trade or business received by non-U.S. corporate subsidiaries of the Partnership may be subject to a 30% withholding tax on its share of all U.S. source FDAP income unless certain statutory exceptions are met or a lower treaty rate applies (which may not be available or apply). The tax is expected to be withheld at the source by the U.S. payer, and taxes withheld can be used as a payment against the U.S. federal income tax liability of the non-U.S. corporate subsidiaries.

G-Infra LP
Notes to Consolidated Financial Statements
The following table presents the components of net increase in net assets resulting from operations before provision for taxes ($ in thousands):

December 31, 2025
United States	$(5,842)
Foreign	7,340
Total	$1,498
The following table presents the components of current and deferred income tax expense (or benefit) related to investments held by taxable subsidiaries ($ in thousands):

December 31, 2025
Current
Federal	$2
State and Local	1
Foreign	—
Total current income taxes	3
Deferred
Federal	484
State and Local	136
Foreign	—
Total deferred income taxes	620
Total Provision for Income Taxes	$623
The following table reconciles the U.S. Federal Statutory Tax Rate to the effective income tax rate:

	As of December 31, 2025
	Amount	Percent
US Partnership Federal Statutory Tax rate	$—	—%
State and Local Income Taxes (net of federal)(1)	108	7.1%
Foreign Tax Effects	—	—%
Luxembourg:
Foreign rate differential	(201)	(13.0)%
Valuation allowance	201	13.0%
Effect of changes in tax laws or rates enacted in the current period	—	—%
Effect of cross-border tax laws	—	—%
Tax Credit	—	—%
Changes in federal valuation allowances	52	3.4%
Nontaxable or nondeductible items	—	—%
Changes in unrecognized tax benefits	—	—%
Other:
Income taxed at federal corporate tax rate (2), (3)	463	31.1%
Effective Tax Rate (ETR)	$623	41.6%
____________________________
(1)More than 50% of state and local income taxes are derived from Iowa and Nebraska.
(2)Relates to income in corporate intermediate entities, which is subject to US Corporate tax at 21% statutory rate.

G-Infra LP
Notes to Consolidated Financial Statements
(3)Initial year organization expenses and the GAAP expense relating to the mandatorily redeemable units at the partnership level are not deductible at the corporate intermediary level, resulting in an increase in overall effective tax rate.
The following table presents the significant components of deferred tax assets and liabilities ($ in thousands):

December 31, 2025
Deferred tax assets:
Net operating loss	$806
Interest disallowance carryforward	37
less: Valuation Allowance	(283)
Total deferred tax assets	$560
Deferred tax liabilities:
Unrealized appreciation on investments	$1,180
Total deferred tax liabilities	1,180
Deferred tax liabilities, net	$620
In assessing the realizability of deferred tax assets, all positive and negative evidence is considered when determining whether it is more-likely-than-not that some portion or all of the deferred tax assets will not be realized. The amount and character of future taxable income, including deferred tax reversals and available carryback and carryforward periods, are considered.
As of December 31, 2025, the Partnership’s taxable subsidiaries had U.S. federal and state net operating losses of $2.4 million and interest limitation carryforwards of $0.1 million. As of December 31, 2025, a valuation allowance of $0.1 million was recorded on the deferred tax assets as management believes those deferred tax assets will not more likely than not be realized. The Partnership’s non U.S. taxable subsidiaries had deferred tax assets resulting from net operating losses in Luxembourg of $0.2 million. Luxembourg has a NOL carryforward period of 17 years. However, a valuation allowance of $0.2 million was recorded on the deferred tax assets, as management believes those deferred tax assets will not more likely than not be realized.
For the year ended December 31, 2025, cash was paid for federal taxes was $17.0 thousand and there was no state or foreign tax payments made.
Uncertain Tax Positions
As of December 31, 2025, the liability for uncertain tax positions is zero and the Partnership believes that no liability for unrecognized tax benefits is required in relation to the potential for additional assessments.
One Big Beautiful Bill Act
On July 4, 2025, the One Big Beautiful Bill Act (“OBBBA”) was signed into law in the U.S., introducing a broad range of tax reform provisions affecting businesses, including extending and modifying certain key provisions of the Tax Cuts & Jobs Act of 2017.
The OBBBA did not change the U.S. federal corporate income tax rate. The Partnership evaluated the provisions of the law and determined there was no remeasurement of the deferred tax assets and liabilities and that the OBBBA had no material impact to the Partnership’s consolidated financial statements as of and for the year ended December 31, 2025.
Tax Contingencies
The Partnership and its taxable corporate subsidiaries file their tax returns as prescribed by the tax laws of the jurisdictions in which they operate. In the normal course of business, the Partnership and its taxable corporate subsidiaries are subject to examination by various taxing authorities. As 2025 is the initial tax year, the Partnership and its taxable corporate subsidiaries will be subject to examinations upon filing their 2025 tax returns.

G-Infra LP
Notes to Consolidated Financial Statements
11. FINANCIAL HIGHLIGHTS
The following financial highlights for the period April 1, 2025 (commencement of operations) through December 31, 2025 are calculated for the following Class of Units. Calculation of these highlights on an individual Unitholder basis may yield results that vary from those stated herein due to the timing of capital transactions and differing fee arrangements.

	For the period April 1, 2025 (commencement of operations) through December 31, 2025
	Class 1869(5) Units	Class I0(6) Units	Class RSD0(6) Units
Per Unit Data
Net Asset Value, beginning of period	$100.00	$100.00	$100.00
Consideration from the issuance of shares	0.16	6.95	—
Net (decrease) increase in net assets resulting from capital activity	100.16	106.95	100.00
Net investment income (loss)(1)	(1.09)	(9.93)	(19.65)
Net realized and change in unrealized gain (loss) on investments(2)	2.01	8.79	15.73
Net increase (decrease) in net assets resulting from investment operations	0.92	(1.14)	(3.92)
Net Asset Value, end of period	$101.08	$105.81	$96.08
Units outstanding, end of period	157,304	663,147	150,000

Total Return Based on Net Asset Value(3),(4)	1.08%	5.81%	(3.92)%

Ratios to Weighted-Average Net Assets (Non-Annualized)
Expenses before Expense reimbursement from Investment Manager	2.02%	16.19%	33.52%
Expense reimbursement from Investment Manager	(0.55)%	(4.58)%	(9.74)%
Carried Interest	0.11%	0.30%	0.11%
Total expenses	1.58%	11.91%	23.89%
Net Investment Loss	(1.09)%	(9.66)%	(21.07)%
____________________________
(1)Net investment income (loss) per Unit has been calculated based on average Units outstanding during the period.
(2)The amount shown is the balancing amount derived from the other figures in the schedule. The amount shown for a unit outstanding throughout the period may not agree with the change in the aggregate gains and losses for the period because of the timing of issuance of the Partnership’s units in relation to fluctuations in the market values for the investment portfolio.
(3)Total Return is calculated by dividing the change in the per Unit value of each component for the period by the Net Assets per Unit at the beginning of the period. An individual Unitholder’s return may vary from these returns based on the timing of capital transactions.
(4)Total return is calculated for each Class of Units as the change in the net asset value for such Class of Units during the period plus any distributions per Unit declared in the period, and assumes any distributions are reinvested in accordance with the Partnership’s distribution reinvestment plan. Past performance is no guarantee of future results. The ratios are calculated for the period commencing from when each of the Class of Units were issued during the period and are not annualized.
(5)Initial Units were issued on October 1, 2025.
(6)Initial Units were issued on April 1, 2025.
12. SUBSEQUENT EVENTS
Subsequent events were evaluated through April 29, 2026, the date the consolidated financial statements were available to be issued, and except as noted in Footnote 6 - Line of Credit Agreement, the Partnership has determined that there were no subsequent events requiring adjustment to, or disclosure in, the consolidated financial statements.

SIGNATURES
Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

G-INFRA LP

By: G-Infra GP Advisors LLC, its general partner

By: Goldman Sachs Asset Management, L.P., its investment manager

By:	/s/ Mallika Sinha
Name: Mallika Sinha
Title: Managing Director
Date: July 31, 2026